   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1994
                                                      REGISTRATION NO. 33-53107
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                            AMENDMENT NO. 3 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                  UAL CORPORATION AND UNITED AIR LINES, INC.
          (EXACT NAME OF EACH REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------
    DELAWARE--UAL                  4512--UAL             36-2675207--UAL
   DELAWARE--UNITED              4512--UNITED           36-2675206--UNITED

   (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
   JURISDICTION OF        CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
   INCORPORATION OR
    ORGANIZATION)

                           1200 EAST ALGONQUIN ROAD
                      ELK GROVE TOWNSHIP, ILLINOIS 60007
                                (708) 952-4000

      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
              CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                                                     Copies to:
      LAWRENCE M. NAGIN, ESQ.                 PETER ALLAN ATKINS, ESQ.
          UAL CORPORATION                     THOMAS H. KENNEDY, ESQ.
           P.O. BOX 66100                      ERIC L. COCHRAN, ESQ.
      CHICAGO, ILLINOIS 60666             SKADDEN, ARPS, SLATE, MEAGHER &
           (708) 952-4000                               FLOM
   (NAME, ADDRESS, INCLUDING ZIP                  919 THIRD AVENUE
    CODE, AND TELEPHONE NUMBER,               NEW YORK, NEW YORK 10022
 INCLUDING AREA CODE, OF AGENT FOR
              SERVICE)
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the effective time of the recapitalization (the "Recapitalization") of UAL Corporation described in the Proxy Statement/Joint Prospectus forming a part of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------
                                               PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF        AMOUNT          MAXIMUM        MAXIMUM
    SECURITIES TO BE            TO BE          OFFERING      AGGREGATE        AMOUNT OF
       REGISTERED            REGISTERED     PRICE PER UNIT OFFERING PRICE REGISTRATION FEE
- -------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share of UAL.   14,463,093 shares      (1)            (1)       $700,462.52(1)(2)
- -------------------------------------------------------------------------------------------
Series B Preferred Stock
 of UAL................     35,985 shares        (1)            (1)              (1)
- -------------------------------------------------------------------------------------------
Depositary Preferred
 Shares representing the
 Series B Preferred
 Stock.................   35,984,175 shares      (1)            (1)              (1)
- -------------------------------------------------------------------------------------------
Series D Redeemable
 Preferred Stock of
 UAL...................     28,927 shares        (1)            (1)              (1)
- -------------------------------------------------------------------------------------------
Series A Senior
 Debentures due 2004 of
 United................     $449,802,200        (1)(2)         (1)(2)          (1)(2)
- -------------------------------------------------------------------------------------------
Series B Senior
 Debentures due 2014 of
 United................     $449,802,200        (1)(2)         (1)(2)          (1)(2)
- -------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------

(1) This Registration Statement covers the shares of Common Stock, par value $0.01 per share, of UAL (the "New Shares") and the shares of Series D Redeemable Preferred Stock of UAL to be issued in exchange for, and upon conversion of the shares of the Common Stock, par value $5 per share, of UAL (the "Old Shares") in connection with the Recapitalization. Immediately upon issuance, the Series D Redeemable Preferred Stock will be redeemed for (i) $25.80 in cash, and (ii) either (a) Series A Debentures due 2004 of United, Series B Debentures due 2014 of United (collectively, the "Debentures") and Depositary Preferred Shares representing shares of Series B Preferred Stock of UAL, (b) the cash proceeds from the sale of such securities or (c) a mixture of cash proceeds and securities. For the purposes of calculating the registration fee pursuant to Rule 457(f)(1),
    (i) the number of Old Shares to be exchanged and converted is 28,926,185 and (ii) $746,295,573 of cash ($25.80 per Old Share), which will be paid by UAL in connection with the Recapitalization, has been subtracted (pursuant to Rule 457(f)(3)) from the aggregate market value of Old Shares to be exchanged and converted in the Recapitalization. The aggregate market value of the Old Shares has been computed by taking the average of the high and low prices for the Old Shares on the New York Stock Exchange, Inc. on April 6, 1994 ($127.125).
(2) As noted below, the Debentures were registered as Debt Securities of United pursuant to the Registration Statement on Form S-3 (No. 33-57192) filed on January 21, 1993. Of the aggregate fee calculated pursuant to Rule 457(f), $310,208.41 is attributable to the Debentures, and the amount of the registration fee has been reduced by such amount. The net registration fee was paid upon the original filing.

                                ---------------

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

  AS PROVIDED UNDER RULE 429, THE DEBENTURES TO BE OFFERED HEREUNDER WERE REGISTERED AS DEBT SECURITIES OF UNITED PURSUANT TO THE REGISTRATION STATEMENT ON FORM S-3 (NO. 33-57192) FILED ON JANUARY 21, 1993.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                UAL CORPORATION
                             UNITED AIR LINES, INC.

                             CROSS-REFERENCE SHEET

                  PURSUANT TO ITEM 501(B) OF REGULATION S-K
         SHOWING THE LOCATION IN THE PROXY STATEMENT/JOINT PROSPECTUS
              OF THE INFORMATION REQUIRED TO BE INCLUDED THEREIN
                       IN RESPONSE TO PART I OF FORM S-4

                                               LOCATION OR HEADING IN
    S-4 ITEM NUMBER AND CAPTION           PROXY STATEMENT/JOINT PROSPECTUS
    ---------------------------           --------------------------------
 1. Forepart of Registration
    Statement and Outside Front
    Cover Page of Prospectus.......  FACING PAGE; CROSS-REFERENCE SHEET; OUTSIDE
                                     FRONT COVER PAGE

 2. Inside Front and Outside Back
    Cover Pages of Prospectus......  AVAILABLE INFORMATION; TABLE OF CONTENTS

 3. Risk Factors, Ratio of Earnings
    to Fixed Charges, and Other
    Information....................  SUMMARY OF PROXY STATEMENT/JOINT
                                     PROSPECTUS; --The Plan of
                                     Recapitalization--Certain Risk Factors;--
                                     Selected Consolidated Historical and Pro
                                     Forma Operating Information; SPECIAL
                                     FACTORS--Certain Risk Factors; SELECTED
                                     CONSOLIDATED FINANCIAL AND OPERATING
                                     INFORMATION; UNAUDITED PRO FORMA FINANCIAL
                                     INFORMATION

 4. Terms of the Transaction.......  SUMMARY OF THE PROXY STATEMENT/JOINT
                                     PROSPECTUS--The Plan of Recapitalization;
                                     --The Plan of Recapitalization--Background
                                     of the Recapitalization; --The Plan of
                                     Recapitalization--Opinions of the Financial
                                     Advisors to the Board; --Certain Federal
                                     Income Tax Consequences; BACKGROUND OF THE
                                     PLAN OF RECAPITALIZATION; SPECIAL FACTORS--
                                     Opinions of the Financial Advisors to the
                                     Board;--Purpose and Structure of the
                                     Recapitalization;--Certain Effects of the
                                     Recapitalization; CERTAIN FEDERAL INCOME
                                     TAX CONSEQUENCES; THE PLAN OF
                                     RECAPITALIZATION--Terms and Conditions;--
                                     Establishment of ESOPs; DESCRIPTION OF
                                     SECURITIES
 5. Pro Forma Financial
    Information....................  SUMMARY OF PROXY STATEMENT/JOINT
                                     PROSPECTUS--Selected Consolidated and Pro
                                     Forma Operating Information; UNAUDITED PRO
                                     FORMA FINANCIAL INFORMATION

 6. Material Contacts with the
    Company Being Acquired.........  SUMMARY OF PROXY STATEMENT/JOINT
                                     PROSPECTUS--The Plan of Recapitalization--
                                     Background of the Recapitalization;
                                     BACKGROUND OF THE RECAPITALIZATION

                                                LOCATION OR HEADING IN
    S-4 ITEM NUMBER AND CAPTION            PROXY STATEMENT/JOINT PROSPECTUS
    ---------------------------            --------------------------------
 7. Additional Information Required
    for Reoffering by Persons and
    Parties Deemed to be
    Underwriters....................  NOT APPLICABLE
 8. Interests of Named Experts and
    Counsel.........................  SPECIAL FACTORS--Opinions of the Financial
                                      Advisors to the Board; EXPERTS; LEGAL
                                      OPINION
  9. Disclosure of Commission
    Position on Indemnification for
    Securities Act Liability........  NOT APPLICABLE
10. Information With Respect to S-3
    Registrants.....................  NOT APPLICABLE
11. Incorporation of Certain
    Information by Reference........  NOT APPLICABLE
12. Information With Respect to S-2
    or S-3 Registrants..............  NOT APPLICABLE
13. Incorporation of Certain
    Information by Reference........  NOT APPLICABLE
14. Information With Respect to
    Registrants Other Than S-3 or S-
    2 Registrants...................  SUMMARY OF PROXY STATEMENT/JOINT
                                      PROSPECTUS; MARKET PRICES OF THE OLD
                                      SHARES; DIVIDENDS; SELECTED CONSOLIDATED
                                      FINANCIAL AND OPERATING INFORMATION;
                                      EXHIBIT 13.1; EXHIBIT 13.2
15. Information With Respect to S-3
    Companies.......................  NOT APPLICABLE
16. Information With Respect to S-2
    or S-3 Companies................  NOT APPLICABLE
17. Information With Respect to
    Companies Other Than S-2 or S-3
    Companies.......................  NOT APPLICABLE
18. Information if Proxies, Consents
    or Authorizations Are to be
    Solicited.......................  SUMMARY OF PROXY STATEMENT/JOINT
                                      PROSPECTUS--Date, Time and Place of
                                      Meeting; --Vote Required; --The Plan of
                                      Recapitalization--Interests of Certain
                                      Persons in the Recapitalization; --No
                                      Appraisal Rights; INTRODUCTION; --Voting
                                      Rights and Proxy Information; --No
                                      Appraisal Rights; SPECIAL FACTORS--
                                      Interests of Certain Persons in the
                                      Recapitalization; --Management
                                      Arrangements; THE PLAN OF
                                      RECAPITALIZATION--Revised Governance
                                      Structure; ELECTION OF DIRECTORS;
                                      BENEFICIAL OWNERSHIP OF SECURITIES;
                                      EXECUTIVE COMPENSATION
19. Information if Proxies, Consents
    or Authorizations are not to be
    Solicited, or in an Exchange
    Offer...........................  NOT APPLICABLE

                                   LOGO

                                                              June 10, 1994

Dear Stockholder:

  At a Meeting of Stockholders of UAL Corporation scheduled to be held in the Imperial Ballroom at the Fairmont Hotel, 200 North Columbus Drive, Chicago, Illinois on July 12, 1994, common stockholders will be asked to approve a recapitalization transaction that substantially alters the cost structure of UAL's principal subsidiary, United Airlines, a change that is intended to immediately strengthen the carrier's competitive position in worldwide aviation markets while improving its long-term financial viability well into the future.

  As part of the transaction, employees will make an investment, which is estimated by the Company to have a net present value of approximately $4.9 billion, in the form of wage and benefit reductions, work-rule changes and related savings. In return, through the establishment of Employee Stock Ownership Plans, participating employees will hold, initially, approximately 55 percent of the equity in the Company with current stockholders, initially, retaining approximately 45 percent of the equity in the Company, subject to adjustment in certain circumstances. In addition, current common stockholders will receive additional consideration in the form of cash, or a combination of cash, debentures and preferred stock as described below.

  We believe that the transaction directly addresses the major problem facing United and virtually all mature air carriers in the United States: a high cost structure that impedes effective competition with newer, low-cost carriers that have increased significantly their U.S. domestic market share over the past five years and that are continuing to make significant inroads into United's traditional markets.

  The employee investment is expected to reduce costs substantially throughout United's worldwide route system. The investment specifically addresses the critical challenge facing United in U.S. domestic markets by facilitating the creation of a new operation--an "airline-within-an-airline"--that is intended to compete more effectively with low-cost carriers in short-haul markets where they are most predominant.

  In addition--and importantly in a service business such as an airline--this transaction should enhance the commitment of employees by providing a tangible link between the Company's operating performance and the resulting rewards that can be realized by employee-owners of the Company.

  The transaction will take the form of a recapitalization. At the same time, United will be making a public offering of its debt securities and the Company will be making a public offering of depositary shares representing Company preferred stock. If all of the offerings are consummated, current common stockholders will receive an amount of cash equal to the sum of (i) $25.80,
(ii) the proceeds (without deducting the underwriting discount or other costs) from the sale by United of $31.10 face amount of its debt securities and (iii) the proceeds (without deducting the underwriting discount or other costs) from the sale by the Company of depositary shares representing interests in $31.10 liquidation preference of preferred stock. If none of the offerings is consummated, current common stockholders will receive (i) $25.80 in cash, (ii) $31.10 face amount of United's debt securities and (iii) depositary shares representing interests in $31.10 liquidation preference of the Company's preferred stock. If some but not all of the offerings are consummated, current common stockholders will receive $25.80 in cash and a combination of the cash proceeds from the offerings and securities that will vary depending upon which securities are sold in the applicable offering. Current common stockholders also will retain a significant ongoing equity interest in the Company that will be the same regardless of whether any or all of the offerings are consummated. Under various circumstances, however, the value of the consideration to be received by common stockholders could be less than the stated face amount of the debt securities or the liquidation preference of the preferred stock interests.

                                      LOGO

  The attached Proxy Statement/Joint Prospectus details the proposed transaction, including the establishment of a revised corporate governance structure that will be implemented through, among other things, amendments to the Company's Restated Certificate of Incorporation and Bylaws.

  The Board of Directors has approved the recapitalization plan and has determined that the proposed recapitalization is fair to the holders of the Company's common stock. The Board of Directors recommends that holders of common stock vote FOR approval of the recapitalization plan and the related matters identified as Items 2 through 8 on the enclosed proxy card.

  You are urged to read the information concerning the proposed recapitalization contained in the attached Proxy Statement/Joint Prospectus, including pages 15 through 27 that outline the benefits that the Company expects to achieve as a result of the employee investment, including the opinions of the Company's financial advisors, CS First Boston Corporation and Lazard Freres & Co. The Proxy Statement/Joint Prospectus also describes a number of other matters to be voted upon by holders of common stock at the Meeting.

  We ask you to fill out, sign and mail promptly the enclosed proxy. If you plan to attend, please request an admission card by marking the proxy card in the space provided. If you attend the meeting, you may vote your shares in person whether or not you have previously submitted a proxy.

  Thank you for your cooperation.

                                          Very truly yours,

                                          Stephen M. Wolf
                                          Chairman of the Board
                                          and Chief Executive Officer

                                UAL CORPORATION
                                 P.O. BOX 66919
                            CHICAGO, ILLINOIS 60666

                               ----------------

                       NOTICE OF MEETING OF STOCKHOLDERS

To the Stockholders:

  A Meeting of stockholders of UAL Corporation, a Delaware corporation (the "Company"), will be held in the Imperial Ballroom at the Fairmont Hotel, 200 North Columbus Drive, Chicago, Illinois, on July 12, 1994, at 8:30 a.m., local time, for the following purposes:

    1. To approve the Amended and Restated Agreement and Plan of Recapitalization, dated as of March 25, 1994 (the "Plan of Recapitalization"). The Plan of Recapitalization provides for the reclassification of the Company's outstanding common stock and other amendments to the Company's Restated Certificate of Incorporation and Bylaws, as a result of which each outstanding share of common stock, par value $5.00 per share, of the Company (the "Old Shares") will be reclassified as, and exchanged for, one half (0.5) of a share of new common stock, par value $.01 per share, of the Company (the "New Shares") and one one-thousandth of a share of Series D Redeemable Preferred Stock, without par value, of the Company (the "Series D Redeemable Preferred Stock"). Concurrently with the solicitation of proxies in connection with the Plan of Recapitalization, United Air Lines, Inc. ("United") expects to offer up to $382.5 million principal amount of its Series A Debentures due 2004 (the "Series A Debentures") (the "United Series A Offering") and up to $382.5 million principal amount of its Series B Debentures due 2014 (the "Series B Debentures") (the "United Series B Offering") and the Company expects to offer up to 30,600,000 depositary shares (the "Depositary Preferred Shares") representing interests in $765.0 million liquidation preference of Series B Preferred Stock of the Company (the "Public Preferred Stock") (the "UAL Preferred Offering"). Immediately upon issuance, the Company will redeem each one one-thousandth of a share of Series D Redeemable Preferred Stock for:

      (i) $25.80 in cash,

      (ii) either (a) $15.55 principal amount of Series A Debentures or (b) if the United Series A Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series A Offering,

      (iii) either (a) $15.55 principal amount of Series B Debentures or
    (b) if the United Series B Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series B Offering, and


      (iv) either (a) Depositary Preferred Shares representing interest in $31.10 liquidation preference of Public Preferred Stock or (b) if the UAL Preferred Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by the Company pursuant to the UAL Preferred Offering.

    2. Subject to and conditioned upon approval of the Plan of Recapitalization, to approve the amendment and restatement of the Company's Restated Certificate of Incorporation and Bylaws as set forth in the Plan of Recapitalization (the "Charter and Bylaw Amendments").

    3. Subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, to approve the issuance of (a) shares of Class 1 ESOP Convertible Preferred Stock to State Street Bank and Trust Company ("State Street"), as trustee of the UAL Corporation Employee Stock Ownership Plan Trust, from time to time, (b) shares of Class 2 ESOP Convertible Preferred Stock (or the common shares into which they are convertible) to State Street, as trustee of the UAL Corporation Employee Stock Ownership Plan Trust (or in limited circumstances as trustee of the UAL Corporation Supplemental Employee Stock Ownership Plan Trust), or to participants in the UAL Corporation Supplemental Employee Stock Ownership Plan, from time to time, (c) shares of (i) Class P ESOP Voting Junior Preferred Stock, (ii) Class M ESOP Voting Junior Preferred Stock and (iii) Class S

  ESOP Voting Junior Preferred Stock to State Street, as trustee of the UAL Corporation Employee Stock Ownership Plan Trust and the UAL Corporation Supplemental ESOP Trust, (d) shares of Class I Junior Preferred Stock to certain individuals to be named as directors of the Company, (e) a share of Class Pilot MEC Junior Preferred Stock to the United Airlines Pilots Master Executive Council of the Air Line Pilots Association, International, (f) a share of Class IAM Junior Preferred Stock to the International Association of Machinists and Aerospace Workers or its designee and (g) shares of Class SAM Preferred Stock to an individual to be named as a director of the Company on behalf of its salaried and management employees and to an additional designated stockholder.

    4. Subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, to elect four directors to serve as "Public Directors" of the Company until their successors are duly elected and qualified.

    5. Subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, to amend the Company's 1981 Incentive Stock Program.

    6. Subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, to amend the Company's 1988 Restricted Stock Plan.

    7. Subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, to amend the Company's Incentive Compensation Plan.

    8. To consider and act upon three stockholder proposals.

    9. To ratify the selection of Arthur Andersen & Co. as the Company's independent accountants for the year ending December 31, 1994.

    10. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

  If the Plan of Recapitalization is approved and directors are elected at the Meeting, the Meeting will be deemed to constitute the Company's 1994 annual meeting. If the Plan of Recapitalization is not approved and/or if directors are not elected at the Meeting, an annual meeting of stockholders for 1994 will be scheduled in the near future.

  Only holders of record of Old Shares at the close of business on June 9, 1994 are entitled to notice of, and to vote at, the Meeting and at any adjournment or postponement thereof. A list of such holders will be open for examination during ordinary business hours by any stockholder for any purpose germane to the meeting at 625 North Michigan Avenue, Chicago, Illinois for a period of ten days prior to the meeting. The list will also be available on July 12, 1994 at the place of the Meeting.

  Stockholders will not be entitled to appraisal rights in connection with any of the matters to be voted on at the Meeting.

  Stockholders are urged to fill out, sign and mail promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. Proxies forwarded by or for brokers or fiduciaries should be returned as directed. The prompt return of proxies will save the expense involved in further communication.

                                          By Order of the Board of Directors.

                                          Francesca M. Maher,
                                          Secretary

Chicago, Illinois

June 10, 1994

  PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING.

                                UAL CORPORATION
                             UNITED AIR LINES, INC.

                        PROXY STATEMENT/JOINT PROSPECTUS

  This Proxy Statement/Joint Prospectus (the "Proxy Statement/Prospectus") is being furnished in connection with the solicitation of proxies by the Board of Directors of UAL Corporation, a Delaware corporation (the "Company"), from holders of the outstanding shares of common stock, par value $5.00 per share, of the Company ("Old Shares") for use at the Meeting of Stockholders of the Company (the "Meeting") to be held at the time and place and for the purposes set forth in the accompanying Notice.

  At the Meeting, the holders of Old Shares will be asked to consider and to vote upon (i) the Amended and Restated Agreement and Plan of Recapitalization, dated as of March 25, 1994 (the "Plan of Recapitalization"), which contemplates certain transactions collectively referred to as the "Recapitalization," (ii) subject to and conditioned upon approval of the Plan of Recapitalization, the amendment and restatement of the Company's Restated Certificate of Incorporation and Bylaws (the "Charter and Bylaw Amendments"), (iii) subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, the approval of the issuance of (a) shares of Class 1 ESOP Convertible Preferred Stock to State Street Bank and Trust Company ("State Street"), as trustee of the UAL Corporation Employee Stock Ownership Plan Trust, from time to time, (b) shares of Class 2 ESOP Convertible Preferred Stock (or the common shares into which they are convertible) to State Street, as trustee of the UAL Corporation Employee Stock Ownership Plan Trust (or, in limited circumstances, as trustee of the UAL Corporation ESOP Trust), or to participants in the UAL Corporation Supplemental Employee Stock Ownership Plan Trust from time to time, (c) shares of (1) Class P ESOP Voting Junior Preferred Stock, (2) Class M ESOP Voting Junior Preferred Stock and (3) Class S ESOP Voting Junior Preferred Stock to State Street, as trustee of the UAL Corporation Employee Stock Ownership Plan Trust and the UAL Corporation Supplemental ESOP Trust, (d) shares of Class I Junior Preferred Stock to certain individuals to be named as directors of the Company, (e) a share of Class Pilot MEC Junior Preferred Stock to the United Airlines Pilots Master Executive Council ("ALPA-MEC") of the Air Line Pilots Association, International ("ALPA"), (f) a share of Class IAM Junior Preferred Stock to the International Association of Machinists and Aerospace Workers (the "IAM") or its designee, and (g) shares of Class SAM Junior Preferred Stock to an individual to be named as a director of the Company on behalf of salaried and management employees and to an additional designated stockholder, (iv) subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, the election of four "Public Directors" of the Company, (v) subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, the amendment of the Company's 1981 Incentive Stock Program, (vi) subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, the amendment of the Company's 1988 Restricted Stock Plan, (vii) subject to and conditioned upon approval of the Plan of Recapitalization, the amendment of the Company's Incentive Compensation Plan, (viii) three stockholder proposals, and
(ix) ratification of the selection of Arthur Andersen & Co. as the Company's independent accountants for the year ending December 31, 1994.

  The Plan of Recapitalization provides for the reclassification (the "Reclassification") of the Company's outstanding common stock and other amendments to the Company's Restated Certificate and Bylaws as a result of which each outstanding share of common stock, par value $5.00 per share, of the Company (the "Old Shares") will be reclassified as, and exchanged for, one half (0.5) of a share of new common stock, par value $0.01 per share, of the Company (the "New Shares") and one one-thousandth of a share of Series D Redeemable Preferred Stock, without par value, of the Company (the "Series D Redeemable Preferred Stock"). Concurrently with the solicitation of proxies in connection with the Plan of Recapitalization, United Air Lines, Inc. ("United") expects to offer up to $382.5 million principal amount of its Series A Debentures due 2004 (the "Series A Debentures") (the "United Series A Offering") and up to $382.5 million principal amount of its Series B Debentures due 2014 (the "Series B Debentures" and, together with the Series A Debentures, the "Debentures") (the "United Series B Offering" and, together with the United Series A Offering, the "United Debt Offerings") and the Company expects to offer up to 30,600,000 depositary shares (the "Depositary Preferred Shares") representing interests in $765.0 million liquidation preference of Series B Preferred Stock of the Company (the "Public Preferred Stock") (the "UAL Preferred Offering" and, together with the United Debt Offerings, the "Offerings"). Immediately upon issuance pursuant to the Reclassification, the Company will redeem each one one-thousandth of a share of Series D Redeemable Preferred Stock (the "Redemption") for:

    (i) $25.80 in cash,

    (ii) either (a) $15.55 principal amount of Series A Debentures or (b) if the United Series A Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series A Offering,

    (iii) either (a) $15.55 principal amount of Series B Debentures or (b) if the United Series B Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series B Offering, and

    (iv) either (a) Depositary Preferred Shares representing interests in $31.10 liquidation preference of Public Preferred Stock or (b) if the UAL Preferred Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by the Company pursuant to the UAL Preferred Offering.

Under various circumstances, however, the value of the consideration to be received by stockholders could be less than the stated principal amount of the Debentures or the liquidation preference represented by the Depositary Preferred Shares.

  The interest rates on the Debentures and the dividend rate on the Public Preferred Stock have been set provisionally and are subject to adjustment prior to the Meeting. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions-- Pricing the Securities."

  On the business day following the establishment of the adjusted rates, which shall be not greater than ten calendar days nor less than five business days prior to the Meeting as specified by the Company (the "Announcement Date"), the Company will (i) issue a press release setting forth certain information (described below) relating to the Debentures and the Public Preferred Stock and
(ii) send a mailgram to all holders of Old Shares as of the Record Date setting forth such information. On the first business day following the Announcement Date, the Company will publish such information in an advertisement in the national edition of The Wall Street Journal. In addition, a toll-free number (800-223-2064) has been established from which all holders of Old Shares can obtain general recorded information concerning the Announcement Date. As of the Announcement Date, holders of the Old Shares can call the toll-free number to obtain the information relating to the Debentures and the Public Preferred Stock. See "SPECIAL FACTORS--Certain Risk Factors--Pricing of Public Preferred Stock and Debentures." On or promptly following the Announcement Date, the Company will also file with the Securities and Exchange Commission an amendment to the Registration Statement on Form S-4 to reflect the final pricing information.

  The press release, newspaper advertisement, mailgram and recorded information described in the previous paragraph will include (i) a statement of whether the Company expects all or any of the Offerings to be consummated, (ii) if so, the amount of the cash proceeds to be received from the sale of the Debentures and/or Depositary Preferred Shares that are otherwise issuable in respect of each Old Share if any of such Offerings are consummated and (iii) a statement of the interest rates and/or dividend rate for the Debentures or Depositary Preferred Shares if the Offering relating to any such securities is not consummated. To the extent the Company has announced that it expects any or all of the Offerings to be consummated and it is subsequently determined that any of such Offerings will not be consummated, the Company will disseminate such information promptly in the same manner that the Company used to disseminate the information set forth in the previous sentence and will cause the Meeting to be rescheduled such that at least five business days will occur between the release of such information and the Meeting. ANY STATEMENT IN CONNECTION WITH THE FOREGOING THAT THE COMPANY EXPECTS ANY OR ALL OF THE OFFERINGS TO BE CONSUMMATED WILL NOT BE AN ASSURANCE THAT ANY OF THE OFFERINGS WILL BE CONSUMMATED.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked at any time (including between the Announcement Date and the date of the Meeting) by (i) filing with the Secretary of the Company, before the polls are closed with respect to the vote, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same Old Shares and delivering it to the Secretary of the Company or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of proxy). Any written notice revoking a proxy in accordance with clause (i) above should be sent to: UAL Corporation, P.O. Box 66919, Chicago, Illinois 60666, Attention: Francesca M. Maher, Secretary. In addition, both proxies and revocations of proxy may be given by delivering to Georgeson & Co. by means of facsimile at (212) 440-9009, before the close of business on the day before the Meeting, both sides of an executed form of proxy or a notice of revocation bearing a later date than the proxy. See "SUMMARY OF PROXY STATEMENT/JOINT PROSPECTUS--The Plan of Recapitalization."

  One half of a New Share will represent an equity interest (based on Fully Diluted Old Shares, as defined in "THE PLAN OF RECAPITALIZATION--Terms and Conditions--General") immediately after consummation of the Recapitalization of 45% of one Old Share's current percentage equity interest in the Company, subject to possible reduction. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares." The funds (other than the proceeds of the Offerings, if applicable) required to effect the Recapitalization, to pay related expenses (including certain expenses of ALPA and the IAM) and to provide for the Company's working capital needs after the Recapitalization are expected to be provided from the Company's internal resources.

  The Plan of Recapitalization provides for amendments to the Company's Restated Certificate of Incorporation and Bylaws, which will provide, among other things, for a restructuring of the entire Board of

Directors of the Company. If the Recapitalization is consummated, these amendments, together with the obligation to convey ownership initially of at least 55% of the Company's common equity interests by a trust, the crediting of certain shares for future issuance for certain of its employees and provisions that will preserve the majority voting power of the employee groups so long as their percentage economic interest in the Company remains above certain levels, will have the effect of a change in control of the Company and may make more difficult a future change in control of the Company. See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure."

  IN ASSESSING THE RECAPITALIZATION, EACH STOCKHOLDER SHOULD BE AWARE THAT CERTAIN FACTORS INVOLVED IN THE RECAPITALIZATION MAY INCREASE THE RISK ASSOCIATED WITH, AND MAY OTHERWISE ADVERSELY AFFECT THE VALUE OF, MAINTAINING AN EQUITY INVESTMENT IN THE COMPANY. THESE FACTORS INCLUDE AN IMMEDIATE CHANGE OF THE COMPANY'S CAPITALIZATION TO ONE THAT IS MORE LEVERAGED. SEE "SPECIAL FACTORS--CERTAIN RISK FACTORS" AND "--CERTAIN EFFECTS OF THE RECAPITALIZATION."

  Consummation of the Recapitalization is subject to certain conditions, including approval of the Plan of Recapitalization by holders of at least a majority of the outstanding Old Shares. See "THE PLAN OF RECAPITALIZATION-- Terms and Conditions." Consummation of the Recapitalization is not conditioned on, or subject to, consummation of the Offerings, although consummation of the Offerings is conditioned on, and subject to, consummation of the Recapitalization. In addition, none of the Offerings is conditioned on, or subject to, the consummation of any of the other Offerings.

  The address of the principal executive offices of the Company and United is 1200 East Algonquin Road, Elk Grove Township, Illinois 60007, their telephone number at such address is (708) 952-4000 and the mailing address of the Company and United is P.O. Box 66919, Chicago, Illinois 60666.

  The Company and United have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the New Shares, the Depositary Preferred Shares, the Public Preferred Stock, the Redeemable Preferred Stock and the Debentures to be issued, if required, in the Recapitalization. This Proxy Statement/Prospectus, which is first being mailed to stockholders of the Company on or about June 10, 1994, constitutes the joint prospectus of the Company and United included as part of the Registration Statement. The Company has also filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") in connection with the Recapitalization. Copies of the Registration Statement and the Schedule 13E-3 may be obtained as set forth below under "AVAILABLE INFORMATION."

  No person is authorized in connection with any offering made hereby to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus and, if given or made, such other information or representations must not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. This Proxy Statement/Prospectus has been prepared for use by holders of Old Shares in determining how to vote on the matters to be presented for a vote at the Meeting, and its use for any other purpose is not authorized. Neither the delivery of this Proxy Statement/Prospectus nor any sale made hereunder shall under any circumstances create any implication that information herein is correct as of any time subsequent to the date hereof.

                               ----------------

  Like many other carriers, United overflies Cuba in order to serve other destinations in Central and South America and the Caribbean and is required by the Cuban government to pay fees for such overflight which United does pursuant to a license which it has obtained from the U.S. government. This information is accurate as of the date of this Prospectus and current information concerning business dealings of United with the government of Cuba or with any person or affiliate located in Cuba may be obtained from the Florida Department of Banking and Finance, Plaza Level, The Capitol, Tallahassee, Florida 32399-0350, telephone number (904) 488-9530.

                               ----------------

NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.

                               ----------------

      The date of this Proxy Statement/Prospectus is June 10, 1994.

                             AVAILABLE INFORMATION
  The Company and United are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company and United with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

  The Company and United have filed with the Commission a Registration Statement under the Securities Act, with respect to the New Shares, the Depositary Preferred Shares, the Public Preferred Stock, the Series D Redeemable Preferred Stock, and the Debentures to be issued, if required, pursuant to or as contemplated by the Recapitalization as described in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement is qualified in all respects by such reference.

  The Company has filed a separate registration statement under the Securities Act with respect to the Depositary Preferred Shares and the Public Preferred Stock proposed to be sold in the UAL Preferred Offering, and United has filed a separate registration statement under the Securities Act with respect to the Debentures proposed to be sold in the United Debt Offerings.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by the Company and United pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus.

  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended.

  2. The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1994.

  3. The Company's Current Reports on Form 8-K dated March 28, 1994, March 29, 1994, April 28, 1994, May 3, 1994 and June 3, 1994.

  4. United's Annual Report on Form 10-K for the year ended December 31,
     1993.

  5. United's Quarterly Report on Form 10-Q for the period ended March 31, 1994, as amended.

  6. United's Current Reports on Form 8-K dated March 29, 1994 (two reports), April 21, 1994, April 28, 1994, May 3, 1994 and June 3, 1994.

  All documents and reports subsequently filed by the Company or United pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Meeting of Stockholders of the Company shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM UAL CORPORATION, P.O. BOX 66919, CHICAGO, ILLINOIS 60666 (TELEPHONE NUMBER (708) 952-4000), ATTENTION: FRANCESCA M. MAHER, SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY JULY 5, 1994.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          -----
SUMMARY OF PROXY STATEMENT/JOINT PROSPECTUS..............................    ix
  The Company and United.................................................    ix
  Date, Time and Place of Meeting........................................    ix
  Purpose of the Meeting.................................................    ix
  Record Date; Stockholders Entitled to Vote.............................     x
  Vote Required..........................................................     x
  The Plan of Recapitalization...........................................    xi
    Effective Time of the Recapitalization...............................   xiv
    Conditions to the Recapitalization...................................   xiv
    Payment for Old Shares...............................................    xv
    Background of the Recapitalization...................................    xv
    Recommendation of the Board..........................................  xvii
    Opinions of the Financial Advisors to the Board...................... xviii
    Interests of Certain Persons in the Recapitalization.................   xix
    Certain Risk Factors.................................................   xix
  Certain Federal Income Tax Consequences................................ xxvii
  No Appraisal Rights.................................................... xxvii
  Market Prices of the Old Shares; Dividends............................. xxvii
  Unaudited Pro Forma Consolidated Financial Position....................  xxix
    UAL Corporation and Subsidiary Companies.............................  xxix
    United Air Lines, Inc. and Subsidiary Companies......................  xxxv
  Selected Consolidated Historical and Pro Forma Operating Information...    xl
    UAL Corporation and Subsidiary Companies.............................    xl
    United Air Lines, Inc. and Subsidiary Companies......................  xlii
  Summary of Terms of Securities.........................................  xliv
INTRODUCTION.............................................................     1
  Purpose of the Meeting.................................................     1
  Voting Rights and Proxy Information....................................     4
  No Appraisal Rights....................................................     5
BACKGROUND OF THE PLAN OF RECAPITALIZATION...............................     5
SPECIAL FACTORS..........................................................    15
  Certain Company Analyses...............................................    15
  Certain Revenue and Earnings Scenarios.................................    20
  Effect of the Recapitalization on Income Statement, Book Equity and
   Cash Flow.............................................................    21
  Implementation of the "Airline-Within-an-Airline" (U2).................    23
  Unit Costs.............................................................    26
  Recommendation of the Board............................................    27
  Opinions of the Financial Advisors to the Board........................    29
    Opinion of CS First Boston...........................................    29
    Opinion of Lazard....................................................    34
  Opinion of Valuation Firm..............................................    39
  Purpose and Structure of the Recapitalization..........................    43
  Interests of Certain Persons in the Recapitalization...................    43
  Certain Risk Factors...................................................    45
  Certain Effects of the Recapitalization................................    55
  Management Arrangements................................................    55
CERTAIN FEDERAL INCOME TAX CONSEQUENCES..................................    57
LITIGATION...............................................................    62

                                                                           PAGE
                                                                           ----
THE PLAN OF RECAPITALIZATION..............................................  63
  Investment for Unionized Employees......................................  63
  Investment for Salaried and Management Employees........................  66
  Revised Governance Structure............................................  67
    Composition of the Board..............................................  67
    Public Directors......................................................  67
    Independent Directors.................................................  68
    Employee Directors....................................................  68
    Quorum................................................................  69
    Required Board Action.................................................  69
    Term of Office; Resignation; Removal..................................  69
    Officers..............................................................  70
    Stockholder Approval Matters..........................................  70
    ESOP Voting...........................................................  70
    Extraordinary Matters.................................................  71
    Special Voting Provisions with Respect to Purchase and Sale of Common
     Stock................................................................  73
    Rights Plan...........................................................  73
    Nondilution...........................................................  73
    Sunset................................................................  73
    Committees............................................................  74
    Amendment and Restatement of the Bylaws...............................  76
  Terms and Conditions....................................................  77
    General...............................................................  77
    Effective Time........................................................  78
    Payment for Shares....................................................  78
    Stock Options.........................................................  79
    Convertible Company Securities........................................  80
    Treasury Shares.......................................................  80
    Pricing the Securities................................................  80
    Record and Payment Dates..............................................  82
    Purchase of ESOP Preferred Stock......................................  82
    Representations and Warranties........................................  82
    Certain Covenants.....................................................  82
    Conditions............................................................  84
    Termination...........................................................  86
    Survival..............................................................  87
    Amendments; No Waivers................................................  88
    Fees and Expenses; Indemnification....................................  88
    Parties in Interest...................................................  90
    Specific Performance..................................................  90
  Establishment of ESOPs..................................................  90
    General...............................................................  90
    Sales of ESOP Preferred Stock.........................................  93
    Additional Shares.....................................................  96
    Additional Contributions..............................................  98
    Control Transactions..................................................  98
    Participation and Vesting.............................................  99
    Federal Income Tax Matters............................................  99
    Plan Administration...................................................  99
ELECTION OF DIRECTORS..................................................... 100
  Nominees for Election as Public Directors............................... 100
  Public Directors........................................................ 100

                                                                           PAGE
                                                                           ----
  Independent and Employee Directors...................................... 101
    Independent Directors................................................. 101
    ALPA Director......................................................... 101
    IAM Director.......................................................... 101
    Salaried and Management Director...................................... 101
MARKET PRICES OF THE OLD SHARES; DIVIDENDS................................ 102
SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING
 INFORMATION.............................................................. 103
  UAL Corporation and Subsidiary Companies................................ 103
  United Air Lines, Inc. and Subsidiary Companies......................... 105
UNAUDITED PRO FORMA FINANCIAL INFORMATION................................. 107
  UAL Corporation and Subsidiary Companies................................ 107
  United Air Lines, Inc. and Subsidiary Companies......................... 123
CAPITALIZATION............................................................ 134
  UAL Corporation and Subsidiary Companies................................ 134
  United Air Lines, Inc. and Subsidiary Companies......................... 135
BENEFICIAL OWNERSHIP OF SECURITIES........................................ 136
  Five Percent Beneficial Owners.......................................... 136
  Securities Beneficially Owned by Directors and Executive Officers....... 137
CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS..................... 139
  Executive Committee..................................................... 139
  Audit Committee......................................................... 139
  Compensation Committee.................................................. 139
  Nominating Committee.................................................... 140
  Pension and Welfare Plans Oversight Committee........................... 140
  Compensation of Directors; Effect of "Change in Control"................ 140
  Certain Relationships and Related Transactions.......................... 141
EXECUTIVE COMPENSATION.................................................... 141
  Philosophy.............................................................. 141
  Components.............................................................. 141
  CEO Compensation........................................................ 142
  Compensation for the Other Named Officers............................... 143
  Committee Actions Regarding Changes in Control.......................... 143
  Omnibus Budget Reconciliation Act of 1993............................... 143
  Compensation Consultant and Competitive Data............................ 143
  Employment Contracts and Change in Control Arrangements................. 146
  Rule 405 Disclosure..................................................... 147
APPROVAL OF AMENDMENTS TO THE 1981 INCENTIVE STOCK PROGRAM................ 147
APPROVAL OF AMENDMENTS TO THE 1988 RESTRICTED STOCK PLAN.................. 149
APPROVAL OF AMENDMENTS TO THE INCENTIVE COMPENSATION PLAN................. 151
DESCRIPTION OF SECURITIES................................................. 152
  The Debentures.......................................................... 152
  The Capital Stock of the Company........................................ 156
  The Public Preferred Stock.............................................. 158
  The Depositary Preferred Shares......................................... 163
  The Series D Redeemable Preferred Stock................................. 165
  The ESOP Preferred Stock................................................ 167

                                                                           PAGE
                                                                           ----
  The Voting Preferred Stock.............................................. 170
  The Director Preferred Stock............................................ 171
  The Common Stock, the Series A Preferred Stock and the Junior
   Participating Preferred Stock.......................................... 174
STOCKHOLDER PROPOSALS..................................................... 179
  Proposal Concerning Cumulative Voting................................... 179
  Proposal Concerning Contingent Executive Compensation Agreements........ 180
  Proposal Concerning Confidential Voting................................. 181
FEES AND EXPENSES......................................................... 183
INDEPENDENT PUBLIC ACCOUNTANTS............................................ 183
DISCRETIONARY AUTHORITY OF PROXIES........................................ 183
EXPERTS................................................................... 184
LEGAL OPINION............................................................. 184
PROXY SOLICITATION........................................................ 184
PROPOSALS FOR 1995 ANNUAL MEETING......................................... 184
OTHER MATTERS............................................................. 184
ANNEX I--Opinion of CS First Boston Corporation
ANNEX II--Opinion of Lazard Freres & Co.
ANNEX III--Amendment to the 1981 Incentive Stock Program
ANNEX IV--Amendment to the 1988 Restricted Stock Program
ANNEX V--UAL Corporation Incentive Compensation Plan
ANNEX VI--Amendment to the UAL Corporation Incentive Compensation Plan
EXHIBITS--Volume I
  Amended and Restated Agreement and Plan of Recapitalization.............  A1
  Restated Certificate of Incorporation...................................  B1
  Restated Bylaws.........................................................  C1

                  SUMMARY OF PROXY STATEMENT/JOINT PROSPECTUS

  The following summary is intended only to highlight certain information contained in the Proxy Statement/Joint Prospectus (the "Proxy Statement/Prospectus"). This summary is not intended to be a complete statement of all material features of the proposed Recapitalization (defined below) and is qualified in its entirety by reference to the detailed information contained elsewhere in this Proxy Statement/Prospectus, the Annexes and Exhibits to this Proxy Statement/Prospectus and the other documents referred to herein. Stockholders are urged to read this Proxy Statement/Prospectus and the Annexes and Exhibits hereto in their entirety.

THE COMPANY AND UNITED

  UAL Corporation, a Delaware corporation (the "Company"), is a holding company and its primary subsidiary is United Air Lines, Inc., a Delaware corporation ("United"), which is wholly-owned. At the end of 1993, United served 159 airports in the United States and 32 foreign countries. During 1993, United averaged 2,040 departures daily, flew a total of 101 billion revenue passenger miles and carried an average of 191,000 passengers per day. At the end of 1993, United's fleet of aircraft totaled 544. United's major hub operations are located at Chicago, Denver, San Francisco, Washington D.C., London and Tokyo.

  The address of the principal executive offices of the Company and United is 1200 East Algonquin Road, Elk Grove Township, Illinois 60007, their telephone number at such address is (708) 952-4000 and the mailing address of the Company and United is P.O. Box 66919, Chicago, Illinois 60666.

DATE, TIME AND PLACE OF MEETING

  The Meeting of Stockholders of the Company (the "Meeting") is scheduled to be held in the Imperial Ballroom at the Fairmont Hotel, 200 North Columbus Drive, Chicago, Illinois on July 12, 1994 at 8:30 A.M.

PURPOSE OF THE MEETING

  Holders of shares of common stock, par value $5 per share, of the Company (the "Old Shares") are being asked to consider and vote upon:

    (i) the Amended and Restated Agreement and Plan of Recapitalization, dated as of March 25, 1994 (the "Plan of Recapitalization"), pursuant to which, among other things, each Old Share that is outstanding at the Effective Time (as defined below) will be converted into, and become a right to receive one half (0.5) of a share of new common stock, par value $0.01 per share, of the Company (the "New Shares") and one one-thousandth of a share of Series D Redeemable Preferred Stock, without par value, of the Company (the "Series D Redeemable Preferred Stock"). Concurrently with the solicitation of proxies in connection with the Plan of Recapitalization, United expects to offer up to $382.5 million principal amount of its Series A Debentures due 2004 (the "Series A Debentures") (the "United Series A Offering") and up to $382.5 million principal amount of its Series B Debentures due 2014 (the "Series B Debentures" and, together with the Series A Debentures, the "Debentures") (the "United Series B Offering" and, together with the United Series A Offering, the "United Debt Offerings") and the Company expects to offer up to 30,600,000 depositary shares (the "Depositary Preferred Shares") representing interests in $765.0 million liquidation preference of Series B Preferred Stock, without par value, of the Company (the "Public Preferred Stock") (the "UAL Preferred Offering" and, together with the United Debt Offerings, the "Offerings"). Immediately upon issuance pursuant to this reclassification the ("Reclassification"), the Company will redeem each one one-thousandth of a share of Series D Redeemable Preferred Stock (the "Redemption") for:

      (a) $25.80 in cash,

      (b) either (1) $15.55 principal amount of Series A Debentures or (2) if the United Series A Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series A Offering,

      (c) either (1) $15.55 principal amount of Series B Debentures or (2) if the United Series B Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series B Offering, and

      (d) either (1) Depositary Preferred Shares representing interests in $31.10 liquidation preference of Public Preferred Stock or (2) if the UAL Preferred Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by the Company pursuant to the UAL Preferred Offering.


  The combination of New Shares and cash and, if applicable, Series A Debentures, Series B Debentures and/or Depositary Preferred Shares to be distributed in respect of the Old Shares pursuant to the Recapitalization is referred to herein as the "Recapitalization Consideration."

  The consummation of the Recapitalization is not conditioned on, or subject to, the consummation of any of the Offerings. In addition, none of the Offerings is conditioned on, or subject to, the consummation of any of the other Offerings.

  Under various circumstances, the value of the consideration to be received by common stockholders could be less than the stated principal amount of the Debentures or the liquidation preference represented by the Depositary Preferred Shares.

    (ii) certain amendments to the Company's Certificate of Incorporation and Bylaws (the "Charter and Bylaw Amendments") that will effectuate the Recapitalization and put into place a revised corporate governance structure that is contemplated by the Plan of Recapitalization;

    (iii) the issuance of new classes of preferred stock that will (a) transfer 55% (based on Fully Diluted Old Shares (as defined below, see "THE PLAN OF RECAPITALIZATION--Terms and Conditions-- General)) (which, under certain circumstances, may be increased to up to a maximum of 63%) of the common equity and voting power (after giving effect to the possible issuance or the reservation for future issuance, a year after the Effective Time (as defined below), of additional shares of preferred stock that are convertible into New Shares) of the Company to employee stock ownership plans to be established for the benefit of certain groups of employees (the "ESOPs") and (b) effectuate the corporate governance structure referred to above by permitting different constituent groups to elect members of the Company's Board of Directors (the "Board");

    (iv) the election of four directors, designated as "Public Directors," to the Board, as contemplated by the corporate governance structure referred to above;

    (v) certain amendments to the Company's 1981 Incentive Stock Program;

    (vi) certain amendments to the Company's 1988 Restricted Stock Plan;

    (vii) certain amendments to the Company's Incentive Compensation Plan;

    (viii) three stockholder proposals;

    (ix) ratification of the selection of the Company's independent accountants for the year ending December 31, 1994; and

    (x) such other business as may properly come before the Meeting or any adjournment or postponement thereof.

  The approval of matter (ii) will be subject to the approval of the Plan of Recapitalization, and the approval of matters (iii) through (vii) will be subject to the approval of the Plan of Recapitalization and the Charter and Bylaw Amendments. See "INTRODUCTION--Purpose of the Meeting," "BACKGROUND OF THE PLAN OF RECAPITALIZATION" and "THE PLAN OF RECAPITALIZATION."

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE

  Only holders of record of Old Shares at the close of business on June 9, 1994 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Stockholders of record on the Record Date are entitled to one vote per Old Share held as of that date on any matter that may properly come before the Meeting. See "INTRODUCTION--Voting Rights and Proxy Information."

VOTE REQUIRED

  Under the Delaware General Corporation Law (the "DGCL"), the affirmative vote of the holders of a majority of the Old Shares outstanding on the Record Date will be required in order to approve and adopt the Plan of Recapitalization and the Charter and Bylaw Amendments, the affirmative vote of the holders of a plurality of Old Shares present in person or represented by proxy at the Meeting will be required to elect each of the Public Directors and the affirmative vote of the holders of a majority of Old Shares present in person or represented by proxy at the Meeting will be required to approve or adopt each of the other matters identified in this Proxy Statement/Prospectus as being presented to holders of Old Shares at the Meeting. None of the votes described above requires the separate approval of at least a majority of the Company's unaffiliated stockholders. The Company's directors (other than Dr. Brimmer) and executive officers, and their affiliates, have sole or shared voting power and beneficial ownership with respect to approximately 1.6 percent of the outstanding Old Shares, which they intend to vote in favor of the Plan of Recapitalization and the Charter and Bylaw Amendments. Accordingly, the affirmative vote of the holders of approximately 48.4 percent of the outstanding Old Shares (other than directors and executive officers and their affiliates) is required for approval of the Plan of Recapitalization. Dr. Brimmer expects to vote his 450 Old Shares against the Plan of Recapitalization and the Charter and Bylaw Amendments. See "INTRODUCTION--Voting Rights and Proxy Information."

THE PLAN OF RECAPITALIZATION

  The Plan of Recapitalization provides for the following transactions (the "Recapitalization"):

  (i) Reclassification--Upon the Effective Time, each outstanding Old Share, including each share of restricted stock issued pursuant to the Company's 1988 Restricted Stock Plan, together with up to 1,000,000 Old Shares held by the Company as treasury stock or owned by any wholly-owned subsidiary of the Company, will be reclassified as, and converted into, one half (0.5) of a New Share and one one-thousandth of a share of Series D Redeemable Preferred Stock. Concurrently with the solicitation of proxies in connection with the Plan of Recapitalization, United expects to offer up to $382.5 million principal amount of its Series A Debentures and up to $382.5 million principal amount of its Series B Debentures and the Company expects to offer up to 30,600,000 Depositary Preferred Shares representing interests in $765.0 million liquidation preference of Public Preferred Stock. Immediately upon issuance pursuant to the Reclassification, the Company will redeem each one one-thousandth of a share of Series D Redeemable Preferred Stock for:

    (a)$25.80 in cash,

    (b)either (1) $15.55 principal amount of Series A Debentures or (2) if the United Series A Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series A Offering,

    (c)either (1) $15.55 principal amount of Series B Debentures or (2) if the United Series B Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series B Offering, and

    (d)either (1) Depositary Preferred Shares representing interests in $31.10 liquidation preference of Public Preferred Stock or (2) if the UAL Preferred Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by the Company pursuant to the UAL Preferred Offering.

  The consummation of the Recapitalization is not conditioned on, or subject to, the consummation of any of the Offerings. In addition, none of the Offerings is conditioned on, or subject to, the consummation of any of the other Offerings.


One half of a New Share will represent an equity interest (based on Fully Diluted Old Shares) immediately after consummation of the Recapitalization of 45% of one Old Share's current percentage equity interest in the Company, although, under certain circumstances that percentage may be reduced to a minimum of approximately 37%. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares." The interest rate on the Series A Debentures has been fixed provisionally at 9.00%, the interest rate on the Series B Debentures has been fixed provisionally at 9.70% and the dividend rate on the Public Preferred Stock has been fixed provisionally at 10.25%. The interest rates on the Debentures and the dividend rate on the Public Preferred Stock will be adjusted not less than five business nor more than ten calendar days before the date of the Meeting (the "Announcement Date") to rates (which, in each case, if there is an upward adjustment, may not be more than 112.5 basis points (i.e., 1.125 percentage points) higher than the respective provisional rates, but which in the case of a downward adjustment are not limited) that, in the opinion of the certain financial advisors to the Company and the Unions (as defined below) and, in the case of a deadlock, based on a process involving a third financial advisor, would permit the Debentures and the Public Preferred Stock to trade at par on such date on a fully distributed basis. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions-- Pricing the Securities." Based on current market conditions, the Company believes that the interest rates on the Series A Debentures and the Series B Debentures and the dividend rate on the Depositary Preferred Shares to be established by certain financial advisors to the Company and the Unions and, in the case of a deadlock, based on a process involving a third financial advisor, would not be less than the initial pricing of 9.00% for the Series A Debentures, 9.70% for the Series B Debentures and 10.25% for the Depositary Preferred Shares. In connection with the establishment of the final interest and dividend rates for the Debentures and the Depositary Preferred Shares, the financial advisors to be involved in the establishment of the interest rates on the Series A Debentures and the Series B Debentures and the dividend rate on the Depositary Preferred Shares may or may not deliver written statements, reports or opinions with respect to their determination.

  The underwriting agreements relating to the several Offerings are expected to provide, as applicable, that if such Offerings are consummated, the interest rates on the Debentures and the dividend rate on the Public Preferred Stock represented by Depositary Preferred Shares, respectively, may be adjusted to permit such securities to be sold at or closer to par, but if that is done, the principal amount of the series of Debentures affected or the number of Depositary Preferred Shares representing interests in the Public Preferred Stock, as the case may be, will be reduced so that the aggregate amount of interest payable annually by United on such series of Debentures or the aggregate amount of dividends payable annually by the Company on the Public Preferred Stock will not exceed certain maximum amounts calculated with reference to such caps. If the Offerings are not consummated, the interest rates borne by the Debentures and the dividend rate borne by the Public Preferred Stock will be subject to the caps. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Pricing the Securities."

  On the Announcement Date, the Company will (i) issue a press release setting forth certain information (described below) relating to the Debentures and the Public Preferred Stock and (ii) send a mailgram to all holders of Old Shares as of the Record Date setting forth such information. On the first business day following the Announcement Date, the Company will publish such rates in an advertisement in the national edition of The Wall Street Journal. In addition, a toll-free number (800-223-2064) has been established from which all holders of Old Shares can obtain general recorded information concerning the Announcement Date. As of the Announcement Date, holders of the Old Shares can call the toll-free number to obtain the information relating to the Debentures and the Public Preferred Stock. See also "SPECIAL FACTORS--Certain Risk Factors--Pricing of Public Preferred Stock and Debentures." On or promptly following the Announcement Date, the Company will also file with the Securities and Exchange Commission an amendment to the Registration Statement on Form S-4 to reflect the final pricing information.

  The press release, newspaper advertisement, mailgram, and recorded information described in the previous paragraph will include (i) a statement of whether the Company expects all or any of the Offerings to be consummated, (ii) if so, the amount of the cash proceeds to be received from the sale of the Debentures and/or Depositary Preferred Shares that are otherwise issuable in respect of each Old Share if any of such Offerings are consummated and (iii) a statement of the interest rates and/or dividend rate for the Debentures or Depositary Preferred Shares if the Offering relating to any such securities is not consummated. To the extent the Company has announced that it expects any or all of the Offerings to be consummated and it is subsequently determined that any of such Offerings will not be consummated, the Company will disseminate such information promptly in the same manner that the Company used to disseminate the information set forth in the previous sentence and will cause the Meeting to be rescheduled such that at least five business days will occur between the release of such information and the Meeting. ANY STATEMENT IN CONNECTION WITH THE FOREGOING THAT THE COMPANY EXPECTS ANY OR ALL OF THE OFFERINGS TO BE CONSUMMATED WILL NOT BE AN ASSURANCE THAT ANY OF THE OFFERINGS WILL BE CONSUMMATED.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked at any time (including between the Announcement Date and the date of the Meeting) by (i) filing with the Secretary of the Company, before the polls are closed with respect to the vote, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same Old Shares and delivering it to the Secretary of the Company or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of proxy). Any written notice revoking a proxy in accordance with clause (i) above should be sent to: UAL Corporation, P.O. Box 66919, Chicago, Illinois 60666, Attention: Francesca M. Maher, Secretary. In addition, both proxies and revocations of proxy may be given by delivering to Georgeson & Co. by means of facsimile at (212) 440-9009, before the close of business on the day before the Meeting, both sides of an executed form of proxy or a notice of revocation bearing a later date than the proxy. See "SUMMARY OF PROXY STATEMENT/JOINT PROSPECTUS--The Plan of Recapitalization."

  (ii) Charter and Bylaw Amendments--The Plan of Recapitalization provides for the Charter and Bylaw Amendments that will, among other things, effectuate the Recapitalization and put into place the revised corporate governance structure contemplated by the Plan of Recapitalization. See "THE PLAN OF
RECAPITALIZATION--Revised Governance Structure."

  (iii) The Stock Issuance--Pursuant to the Plan of Recapitalization, the Company will issue, in addition to the securities issued as part of the Recapitalization Consideration, (a) the Class 1 ESOP Convertible Preferred Stock ("Class 1 ESOP Preferred Stock") to the trustee (the "ESOP Trustee") and the Class 2 ESOP Convertible Preferred Stock ("Class 2 ESOP Preferred Stock" and, together with the Class 1 ESOP Preferred Stock, the "ESOP Preferred Stock") (or the New Shares into which they are convertible) to the ESOP Trustee or for the benefit of employees pursuant to the ESOPs that will be established for the benefit of the employee groups that will be making wage, benefit and work-rule changes in connection with the Plan of Recapitalization, (b) the Class P ESOP Voting Junior Preferred Stock (the "Class P Voting Preferred Stock"), the Class M ESOP Voting Junior Preferred Stock (the "Class M Voting Preferred Stock") and the Class S ESOP Voting Junior Preferred Stock (the "Class S Voting Preferred Stock" and, together with the Class P Voting Preferred Stock and the Class M Voting Preferred Stock, the "Voting Preferred Stock") to the ESOP Trustee, (c) the Class I Junior Preferred Stock (the "Class I Preferred Stock") to the initial independent directors who will enter into a stockholders' agreement to vote their shares to elect the future independent directors to the Board, (d) one share of the Class Pilot MEC Junior Preferred Stock (the "Class Pilot MEC Preferred Stock") to the United Airlines Pilots Master Executive Council (the "ALPA-MEC") of the Air Line Pilots Association, International ("ALPA"), which will have the right to elect a director to the Board (the "ALPA Director"), (e) one share of the Class IAM Junior Preferred Stock (the "Class IAM Preferred Stock") to the International Association of Machinists and Aerospace Workers (the "IAM" and, together with ALPA, the "Unions"), or its designee, which will have the right to elect a director to the Board (the "IAM Director" and together with the ALPA Director, the "Union Directors") and (f) two shares of Class SAM Junior Preferred Stock (the "Class SAM Preferred Stock" and, together with the Class I Preferred Stock, the Class Pilot MEC Preferred Stock and the Class IAM Preferred Stock, the "Director Preferred Stock") to the person nominated to serve as the salaried and management employees' director (the "Salaried and Management Director" and, together with the Union Directors, the "Employee Directors" ) and one share to an additional designated stockholder, which will have the right to vote as a class to elect the Salaried and Management Director to the Board. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs," "--Revised Governance Structure" and "DESCRIPTION OF SECURITIES." The ESOP Preferred Stock is nonvoting. The Voting Preferred Stock was established in order to allocate voting power to the respective employee groups in proportion to the agreed upon allocation and in a manner which was consistent with applicable law. The ESOP Preferred Stock and the Voting Preferred Stock will initially represent a 55% equity interest (based on Fully Diluted Old Shares), including voting interest on all matters presented to holders of New Shares other than the election of Public Directors (as defined below), immediately after consummation of the Recapitalization, although under certain conditions the percentage may be increased to up to a maximum of approximately 63%. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares." The holders of the Voting Preferred Stock will continue to command the same adjusted percentage of voting power (if and as so adjusted) of the Company following the Recapitalization until the economic interest represented by the stock held in Company sponsored benefit and retirement plans (including stock to be issued in the future under the ESOPs) becomes less than 20% of the common equity of the Company calculated as described under "THE PLAN OF RECAPITALIZATION--Revised Governance Structure-- Sunset."

  (iv) Employee Investment--Certain amendments to the existing ALPA collective bargaining agreement and the IAM collective bargaining agreements, and creation of a salaried and management employees cost reduction program, all of which will become effective at the Effective Time, are estimated to provide United with approximately $8.2 billion in improved operating earnings over a twelve-year period, which earnings are expected to have a net present value of approximately $4.9 billion. Approximately $5.2 billion of such improvement is expected to arise from savings in labor costs, while the remaining approximately $3.0 billion is expected to arise from the startup of a new short-haul "airline-within-an-airline" referred to herein as "U2", which is expected to compete effectively against other low-cost, short-haul carriers. See "SPECIAL FACTORS--Certain Company Analyses," and "--Implementation of the "Airline-Within-an-Airline' (U2)."

  (v) Employee Benefit Plans--Certain employee benefit plans maintained by the Company and United will be amended to permit employees to acquire substantial amounts of the New Shares, Depositary Preferred Shares and the Debentures. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Certain Covenants."

 Effective Time of the Recapitalization

  The Recapitalization will be consummated at such time as the Company's amended and restated Certificate of Incorporation (the "Restated Certificate"), which provides for the reclassification of the Old Shares, is duly filed with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed upon by the Company and each of the Unions and as is specified in the Restated Certificate (the "Effective Time"). The filing of the Restated Certificate is currently anticipated to be made as promptly as practicable after the Meeting. Such filing will be made, however, only upon satisfaction or, where permissible, waiver of all conditions contained in the Plan of Recapitalization and provided that the Plan of Recapitalization has not been terminated. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions-- Termination." If any of the Offerings are consummated, it is expected that they will be consummated at the Effective Time.

 Conditions to the Recapitalization

  Pursuant to the Plan of Recapitalization, the obligation of the Company to file the Restated Certificate at the Effective Time and the obligations of each of the Unions to enter into the revised collective bargaining agreements at the Effective Time are subject to the satisfaction of the following conditions, among others: (i) holders of Old Shares have approved and adopted the Plan of Recapitalization and related transactions, as identified in "INTRODUCTION-- Purpose of the Meeting," (ii) all material actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Recapitalization have been obtained, (iii) the New Shares issuable as part of the Recapitalization have been authorized for listing on the New York Stock Exchange, Inc. (the "NYSE"), subject to official notice of issuance, (iv) the ESOP Trustee has received the written opinion of Houlihan Lokey Howard & Zukin, to the effect that, as of the Effective Time, the acquisition of the ESOP Preferred Stock by the ESOP is fair, from a financial point of view, to the ESOP participants, (v) the Board has received an updated solvency opinion from American Appraisal Associates, Inc. ("American Appraisal"), (vi) all the agreements required to be executed and delivered at the Effective Time are legal, valid and binding agreements of the Company and the other parties thereto from and after the Effective Time, enforceable against the Company and such other parties in accordance with their terms, including the stock purchase agreement pursuant to which the ESOP Trustee will purchase Class 1 ESOP Preferred Stock at the Effective Time, (vii) Mr. Gerald Greenwald (or such other person as proposed by the Unions prior to the Effective Time and not found unacceptable by the Company) is ready, willing and able to assume the office of Chief Executive Officer ("CEO") of the Company and United, (viii) the Board has received updated written opinions of each of CS First Boston Corporation ("CS First Boston") and Lazard Freres & Co. ("Lazard") confirming their earlier opinions, to the effect that the Recapitalization Consideration, taken as a whole, is fair from a financial point of view to the holders of Old Shares, (ix) the revised collective bargaining agreements have been executed and delivered by the Unions and United and will be in full force and effect as of the Effective Time, (x) the Board has received satisfactory opinions of counsel, and (xi) the Company has determined that the Company will be reasonably likely to have sufficient surplus (whether revaluation surplus or earned surplus) or net profits under the Delaware General Corporation Law (the "DGCL") to permit the legal payment of dividends on the ESOP Preferred Stock and the Public Preferred Stock when due. See "THE PLAN OF RECAPITALIZATION-- Terms and

Conditions--Conditions." The Recapitalization is not conditioned upon the consummation of any of the Offerings.

 Payment for Old Shares

  To receive the Recapitalization Consideration, each holder of Old Shares must surrender his certificates representing Old Shares, together with a duly executed letter of transmittal, to First Chicago Trust Company of New York (the "Exchange Agent"). Instructions regarding the surrender of certificates, together with a form of transmittal letter to be used for this purpose, will be forwarded to stockholders promptly after the Effective Time. STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES WITH THE ENCLOSED PROXY CARD. STOCKHOLDERS SHOULD SURRENDER CERTIFICATES ONLY AFTER RECEIVING INSTRUCTIONS FROM THE EXCHANGE AGENT. In lieu of any fractional interests of New Shares and, if any or all of the Offerings are not consummated, fractional Debentures and/or fractional Depositary Preferred Shares, as the case may be, that each former holder of Old Shares would otherwise be entitled to receive, the Exchange Agent will make a pro rata distribution of the cash proceeds received by the Exchange Agent from the sale of the aggregate fractional interests of New Shares and, if the Offerings are not consummated, such fractional Debentures and/or such fractional Depositary Preferred Shares. No interest will be paid or accrued in favor of any stockholder on the amounts payable upon surrender of certificates. Each stockholder will be responsible for the payment of transfer and other taxes, if any. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Payment for Shares."

 Background of the Recapitalization

  Since the mid 1980s, in response to enhanced competition from low-cost air carriers resulting from the industry's deregulation and discordant relations between the Company and its principal unions, ALPA, the IAM and the Association of Flight Attendants ("AFA"), several attempts to effect a potential change in corporate control or the sale of substantial assets of the Company have occurred or were proposed, many of which involved the participation of one or more of the Company's unions.

  In recent years, including during 1992, the Company has noted a fundamental shift in consumer behavior, with an increased focus on the price/value relationship. Travel preference has continued to shift to low-cost travel as provided by carriers such as Southwest Airlines, Morris Air and Reno Air. The Company believed that this trend was long-term and would continue even if the weak economic conditions of the early 1990s improved. The Company determined that its ability to be competitive in such an environment required a substantial reduction of its operating costs.

  Thus, on January 6, 1993, the Company announced a $400 million cost reduction program, including the sub-contracting of certain services and the furlough of 2,800 employees. It also significantly reduced its aircraft purchase commitments through 1996, with a net effect of reducing the Company's planned capital spending through 1996 by over $6.2 billion. The Company determined that it was necessary to reduce its single largest expense, labor costs, to be competitive in the changed environment of the 1990s. Thus, in addition to the subcontracting, furloughs and the implementation of a 5% salary reduction program for certain management employees, the Company requested concessions from its three principal unions. However, this request was rejected by the IAM and the AFA, and ALPA requested a financial review of the Company. In light of the unwillingness of the Unions to participate in the Company's cost-cutting efforts, the Company thereafter announced its intention to undertake various other cost-cutting actions, including selling its flight kitchens and subcontracting certain ground services, opening a flight attendant domicile in Taiwan, and evaluating the sale of the Denver flight training center. The Company also discussed the possibility of selling its jet engine over-haul maintenance facility in San Francisco, subcontracting its components business, subcontracting its ground equipment over-haul business and subcontracting its line maintenance work, building maintenance work and computer terminal technician work.

  In reports presented to the Board of Directors by Booz . Allen & Hamilton ("BAH"), BAH advised the Board that it seemed unlikely that carriers such as United could achieve sufficient cost reductions without a major restructuring. The report also suggested that subcontracting jet engine repair could result in substantial cost savings. In a presentation to the Board on June 24, 1993, BAH indicated that, in the absence of labor cooperation, the Company had four options: (i) restructure and downsize to focus on those markets where

United could be profitable in the long term, (ii) restructure and grow to create a stronger domestic and international competitive position, (iii) return value to stockholders by monetizing flying assets, services and/or other hard assets and (iv) sell the airline in whole or in parts. On August 5, 1993, the Board considered a presentation by BAH and members of Company's management concerning ways to improve the Company's profitability and provide additional shareholder value, with specific focus on establishment of one or more domestic short-haul carriers which would be owned independently of the Company and United and which would virtually eliminate short-haul flying by United, along with other fundamental alterations of the Company's business and structure (the "Fundamental Restructuring Plan").

  As a result of considering the various alternatives presented to the Board over the past several years and realizing that, in order to achieve a long term cost reduction program, the employees of the Company must be involved in any major restructuring of the Company, the Company's management concluded that long term stockholder value would be maximized through the proposed Recapitalization.

  Since the spring of 1993, the Company has been engaged in extensive discussions and negotiations with ALPA, the IAM and the AFA with respect to a "shared solution" that would enable the Company to reduce costs and allow certain employee groups to gain significant ownership of the Company. In September of 1993, the AFA ceased to participate in the negotiations, which continued with ALPA and the IAM (the "Coalition"). On December 22, 1993, an agreement in principle was reached among the Company, ALPA and the IAM pursuant to which (i) employee trusts would acquire approximately 53% of the common equity and voting power of the Company, subject to increase to up to approximately 63% based on stock price performance in the year after closing,
(ii) holders of Old Shares would receive cash, debt securities, preferred stock and common stock, (iii) participating employees of the Company would provide wage and benefit reductions and various work-rule changes and (iv) a new corporate governance structure would be implemented. A definitive agreement was signed on March 25, 1994 (the "Initial Plan of Recapitalization") reflecting the terms of the agreement in principle.

  In light of prevailing market prices for the Old Shares in May 1994 and in view of provisions in the Initial Plan of Recapitalization which enabled the Coalition to assert that pricing conditions to consummation of the Recapitalization relating to the purchase of the ESOP Preferred Stock would not be satisfied, the Coalition determined to approach the Company over possible adjustments to the financial terms of the transaction. At the same time, the Company felt that the Offerings, if successful, would benefit the Company's stockholders as part of the Recapitalization and would provide greater certainty of completion of the Recapitalization. In response to a proposal to modify the definitive documentation from the Coalition, on May 20, 1994, the Board determined to make an alternative proposal to the Coalition. The Coalition accepted the Company's alternative proposal on May 22, 1994. On June 2, 1994, the Company and the Coalition executed an amendment to the definitive documentation (the "Definitive Documentation Amendment") providing for, among other things, (i) an increase in the percent of the common equity and voting power initially to be acquired by the ESOPs from 53% to 55%; (ii) a decrease in the range of average stock prices of the New Shares for the one year following the Effective Time which would result in an increase, to up to 63%, in the percent of common equity and voting power to be received by the ESOPs (prior to the Definitive Documentation Amendment, the range had been $170.00 - $178.44 per share and it was decreased to $136.00 - $149.10 per share (giving effect to the 1 for 2 common stock exchange ratio)) (see "THE PLAN OF RECAPITALIZATION-- Terms and Conditions--Additional Shares"); (iii) the inclusion of the Offerings; (iv) revisions to the manner in which the Class 1 ESOP Preferred Stock will be purchased by the ESOP Trustee (see "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs"); and (v) establishment of a procedure whereby the Chief Operating Officer of the Company may be identified subsequent to the Effective Time if not identified at or prior to the Effective Time. In addition, certain changes were made to the optional redemption terms of the Public Preferred Stock and the Debentures to facilitate the Offerings (see "DESCRIPTION OF SECURITIES--The Debentures" and "--The Depositary Preferred Stock"). As a result of the Definitive Documentation Amendment, the purchase price of the ESOP Preferred Stock to be acquired at the Effective Time will be determined using a market price-based formula and, accordingly, the Coalition is not entitled to assert that the Recapitalization may not be consummated based on the market price of the Old Shares or the expected market price of the New Shares. See "BACKGROUND OF THE PLAN OF RECAPITALIZATION."

  Amendments to the collective bargaining agreements with ALPA and the IAM, to be entered into upon consummation of the Plan of Recapitalization, and a salaried and management employee cost reduction program, to be established upon consummation of the Plan of Recapitalization, are estimated to provide United with approximately $8.2 billion of improved operating earnings over a twelve year period, which earnings are estimated to have a net present value of approximately $4.9 billion. Approximately $5.2 billion of such improvement is expected to arise from savings in labor costs, while the remaining approximately $3.0 billion is expected to arise from earnings of a new short-haul "airline-within-an-airline," referred to herein as "U2," which is expected to compete effectively with low-cost short-haul carriers.

 Recommendation of the Board

  THE BOARD HAS APPROVED THE INITIAL PLAN OF RECAPITALIZATION AND THE PLAN OF RECAPITALIZATION AND HAS DETERMINED THAT THE RECAPITALIZATION IS FAIR TO THE HOLDERS OF OLD SHARES. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PLAN OF RECAPITALIZATION AND THE RELATED MATTERS IDENTIFIED IN CLAUSES (II) THROUGH
(VII) UNDER "PURPOSE OF THE MEETING" ABOVE.

  The Board noted that the Recapitalization permits the holders of Old Shares to receive in exchange for each Old Share (i) one half of a New Share, (ii) $25.80 in cash, (iii) either (a) $15.55 principal amount of Series A Debentures or (b) if the United Series A Offering is consummated, the cash proceeds (without deducting and underwriting discount or other costs) from the sale thereof by United pursuant to the United Series A Offering, (iv) either (a) $15.55 principal amount of Series B Debentures or (b) if the United Series B Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series B Offering and (v) either (a) Depositary Preferred Shares representing interests in $31.10 liquidation preference of Public Preferred Stock or (b) if the UAL Preferred Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by the Company pursuant to the UAL Preferred Offering. Current holders of Old Shares also will retain a significant ongoing equity interest in the Company that will be the same regardless of whether any or all of the Offerings are consummated. Under various circumstances, however, the value of the consideration to be received by stockholders could be less than the stated principal amount of the Debentures or the liquidation preference of the Depositary Preferred Shares. In approving the Initial Plan of Recapitalization and the Plan of Recapitalization, the Board also considered that the majority equity position of the employee stock ownership trusts is designed to provide additional incentives for the Company's employees to promote the success of the Company, which should, in part, inure to the benefit of the holders of Old Shares. All directors, other than Dr. Brimmer, voted in favor of the Initial Plan of Recapitalization. Dr. Brimmer has indicated that he dissented from such vote because under current economic conditions, he did not think there were compelling reasons to effect such a transaction at this time. With respect to the Definitive Documentation Amendment, the Board voted in favor of the Definitive Documentation Amendment, with Dr. Brimmer abstaining. It was mentioned at the meeting that Mr. Olson, who was not in attendance, had requested that his opposition to the Definitive Documentation Amendment be noted. Mr. Olson has not expressed to the Company any reason for his position.

  In reaching its decision to approve the Initial Plan of Recapitalization and the Plan of Recapitalization, its determination that the Recapitalization is fair to the holders of Old Shares and its decision to recommend that the holders of Old Shares vote for approval and adoption of the Plan of Recapitalization and related matters, the Board consulted with its legal and financial advisors as well as the Company's management, and considered numerous factors, including, but not limited to: (i) the business, operations, earnings, properties and prospects of the Company and United and the perceived need for the Company to obtain wage and benefit reductions and work-rule changes in order to permit United to compete effectively in the aviation marketplace, (ii) the alternatives potentially available to the Company to achieve a reduction of wages and benefits and work-rule changes, as well as a comparison of the risks that would be associated with the Recapitalization and with such other alternatives, (iii) the terms of the employee investment contemplated by the Initial Plan of Recapitalization and the Plan of Recapitalization, including the reduction in cost expense, the favorable tax treatment of ESOP transactions, the long-term labor contracts which limit salary increases and the ability to establish U2, (iv) the fact that the Recapitalization will provide the holders of Old Shares with an opportunity to receive cash, and, if any of the Offerings are not consummated, Debentures and/or Depositary Preferred Shares representing interests in Public Preferred Stock, as applicable, for a portion of the value of their Old Shares while retaining a significant ongoing equity interest in the Company through ownership of New Shares, (v) the terms of the proposed corporate governance structure, which contains both certain provisions required by the Coalition and certain provisions designed for the protection of the holders of New Shares,
(vi) the identity of the new CEO and the new Board (especially the initial Independent Directors (as defined below)) and the Board's assessment of such individuals, (vii) recent market prices for the Old Shares as well as market prices for the past several years, (viii) the Federal income tax consequences of the Recapitalization under existing law, (ix) with respect to the Plan of Recapitalization, the terms of the Definitive Documentation Amendment providing for an increase in the percentage of common equity and voting power initially to be acquired by the employee trusts and a decrease in the range of average stock prices determined one year after the Effective Time which would result in an increase in the percent of common equity and voting power to be held by the employee trusts, (x) with respect to the Plan of Recapitalization, the terms of the Definitive Documentation Amendment providing for the Offerings and the resulting potential to distribute cash, instead of Debentures and Depositary Preferred Shares, to holders of Old Shares if the Offerings are consummated,
(xi) with respect to the Plan of Recapitalization, the use of a market price-based formula for the purchase of the ESOP Preferred Stock to be purchased at the Effective Time, and (xii) the opinions of CS First Boston, a nationally recognized investment banking firm, and the opinions of Lazard, another nationally recognized investment banking firm, that, based upon the matters described therein, as of the date of each such opinion, the consideration to be received by the holders of Old Shares pursuant to the Recapitalization for each Old Share, taken as a whole, is fair to such stockholders from a financial point of view. See "SPECIAL FACTORS--Opinions of the Financial Advisors to the Board," "--Certain Risk Factors" and "--Certain Revenue and Earnings Scenarios," "THE PLAN OF RECAPITALIZATION" and "MARKET PRICES OF THE SHARES; DIVIDENDS." The Board also considered (i) the fact that the repayment of the Debentures and the payment of dividends on the Public Preferred Stock will be dependent on the Company's operations, assets, credit, cash flow and earning power, (ii) that, as a result of the Recapitalization, there will be a significant increase in the Company's long-term indebtedness, as well as a substantial negative balance in stockholders' equity and a significant reduction in cash reserves and (iii) the opinion of American Appraisal with respect to certain solvency and surplus matters. See "SPECIAL FACTORS--Certain Risk Factors," "THE PLAN OF RECAPITALIZATION" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

  In view of the circumstances and the wide variety of factors considered in connection with this evaluation of the Recapitalization, the Board did not find it practicable to assign relative weights to the factors considered in reaching its decision.

 Opinions of the Financial Advisors to the Board

   On July 20, 1993, the Company retained CS First Boston to assist it in evaluating the Coalition proposals. By letter dated November 30, 1993, the Company retained Lazard as an additional financial advisor. On December 22, 1993, March 14, 1994, March 24, 1994 and May 20, 1994, CS First Boston and Lazard delivered to the Board their oral opinions (which in the case of the December 22, 1993, March 24, 1994 and May 20, 1994 opinions were later confirmed to the Board by CS First Boston and Lazard in writing) that, as of such dates, the consideration to be received by holders of Old Shares of the Company in connection with the Recapitalization (as constituted as of each such date), taken as a whole, was fair to such holders of Old Shares from a financial point of view. For further details concerning the engagement of CS First Boston and Lazard, including fees payable to them, see "SPECIAL FACTORS-- Opinions of the Financial Advisors to the Board."

  THE FULL TEXT OF THE WRITTEN OPINIONS OF CS FIRST BOSTON AND LAZARD, EACH DATED MAY 20, 1994, THAT SET FORTH THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE REVIEW UNDERTAKEN WITH REGARD TO EACH SUCH OPINION, ARE ATTACHED AS ANNEXES I AND II RESPECTIVELY TO THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS ARE URGED TO READ SUCH OPINIONS IN THEIR ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, MATTERS CONSIDERED, ASSUMPTIONS MADE AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SUCH FIRMS. THE OPINIONS ARE DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF OLD SHARES AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF OLD SHARES AS TO HOW SUCH HOLDER OF OLD SHARES SHOULD VOTE.

                                     xviii

 Interests of Certain Persons in the Recapitalization

  In considering the Plan of Recapitalization, stockholders should be aware that the executive officers and the Board members have certain interests that present them with potential conflicts of interest in connection with the Recapitalization. The Board was aware of these potential conflicts and considered them among the other matters described under "SPECIAL FACTORS-- Recommendation of the Board." See "SPECIAL FACTORS--Interests of Certain Persons in the Recapitalization."

 Certain Risk Factors

  In addition to the other information contained in this Proxy
Statement/Prospectus, holders of Old Shares should carefully consider the following risk factors concerning the New Shares, the Debentures and the Depositary Preferred Shares representing interests in the Public Preferred Stock.

  Financial Effects; Delaware Law Considerations. The Recapitalization will immediately change the Company's capitalization to one that is more highly leveraged. In this regard, the following discussion compares the pro forma book effect of the Recapitalization on long-term debt, stockholder's equity and income/loss from continuing operations with recent historical financial information of the Company. On a pro forma book basis at March 31, 1994, the Company would have had approximately $3.451 billion of long-term debt and a deficit of approximately $448 million of stockholders' equity, as compared to the approximately $2.693 billion of long-term debt and approximately $1.097 billion of stockholders' equity that was shown on the Company's balance sheet on such date. In addition, if the Recapitalization had occurred as of January 1, 1993, the Company would have reported, on a pro forma basis, a loss from continuing operations of approximately $38 million for the year ended December 31, 1993 and a loss from continuing operations of approximately $58 million for the three months ended March 31, 1994, as compared to losses from continuing operations of $31 million for the year ended December 31, 1993 and $71 million for the three months ended March 31, 1994 that were reported for each period. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

  The Company's earnings were inadequate to cover fixed charges and preferred stock dividends by $98 million in 1993, by $748 million in 1992 and by $599 million in 1991. On a pro forma basis, the Company's earnings in 1993 were inadequate to cover fixed charges and preferred stock dividends by $109 million. In addition, the Company's earnings were inadequate to cover fixed charges and preferred stock dividends for the three month period ended March 31, 1994 by $118 million, and on a pro forma basis they were inadequate by $97 million. United's earnings were inadequate to cover fixed charges by $77 million in 1993, by $694 million in 1992 and by $604 million in 1991. On a pro forma basis, United's earnings in 1993 were inadequate to cover fixed charges by $63 million. In addition, United's earnings were inadequate to cover fixed charges for the three month period ended March 31, 1994 by $130 million, and on a pro forma basis they were inadequate by $102 million. Non-cash depreciation and amortization are deducted in computing earnings before fixed charges. Such non-cash charges do not significantly affect the ability of United to fund operations, service debt, or provide funds to service the Company's preferred stock dividends. Depreciation and amortization of United were $722 million in 1993, $695 million in 1992, $604 million in 1991 and $178 million for the three month period ended March 31, 1994.

  The DGCL requires that the payments to holders of Old Shares in the Recapitalization be made from "surplus." In addition, the DGCL requires that dividends, including future dividends on the Public Preferred Stock, may only be made from surplus or the net profits of the Company for the fiscal year in which the dividend is declared and/or the preceding fiscal year. For purposes of the DGCL, surplus equals the excess, if any, at any given time, of the net assets of the corporation over stated capital. In addition, such payments would not be permitted if after giving effect to them the Company would not be able to pay its debts as they become due in the usual course of business. The Board believes that the Company will be able to pay such debts, based in part on the revenue and earnings scenarios set forth below under "SPECIAL FACTORS--Certain Revenue and Earnings Scenarios" and on American Appraisal's opinion referred to below. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions," and "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

  Given the more leveraged financial structure of the Company following the Recapitalization, certain industry risks could have a greater adverse impact on the Company after the Recapitalization than prior to the Recapitalization.

  Governance Structure; Ability of Holders of Voting Preferred Stock to Exercise More than 50% of the Voting Power of the Company. Although the Company has attempted to achieve a balanced approach to its corporate governance structure after the Recapitalization, such structure is very unusual in the management of a large, complex public corporation, and it is not certain that the actual operation of the corporate governance process will not result in disputes or fail to achieve results that are in the best interests of the Company or the holders of New Shares.

  Under the terms of the Restated Certificate, the participants in the ESOPs (and in certain circumstances the ALPA-MEC, the IAM and the Salaried and Management Director) will hold and will be entitled to exercise approximately 55% (which under certain circumstances may be increased to up to approximately 63%) of the voting power of the Company until the common equity held by (or credited to) the ESOPs and other employee benefit plans sponsored by the Company is less than 20% of the common equity of the Company, all as more fully described in "THE PLAN OF RECAPITALIZATION--Revised Governance Structure-- Nondilution" and "DESCRIPTION OF SECURITIES--The Voting Preferred Stock." The termination of the right to exercise 55% or more of the voting power of the Company is referred to herein as the "Sunset." See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Sunset." Under current actuarial assumptions, the Company estimates that this Sunset provision will not become operative until 2016 if additional purchases are not made by eligible employee benefit plans. However, such plans will have the right, and may be expected, to make additional purchases, thereby delaying the occurrence of the Sunset. In addition, the Restated Certificate contains provisions which may prevent the Company prior to the Sunset from taking certain specified actions without the consent of one or both of the members of the Board elected by ALPA and the IAM or a 75% vote of holders of New Shares and Voting Preferred Stock. See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure."

  Currently, the Board is comprised of thirteen members elected annually by holders of the Old Shares. While the existing Board may in its deliberations consider the interests of employee groups, there is no direct representation on the Board of specific employee groups. As more fully described below (see "THE PLAN OF RECAPITALIZATION--Revised Governance Structure"), the Plan of Recapitalization contemplates that directors elected by representatives of the employee groups will participate in the governance of the Company. Following consummation of the Recapitalization and until the Sunset, the Board will consist of twelve members, comprised of (i) five public directors elected by holders of the New Shares, who will include (a) three members of the existing Board or other individuals with no previous material contact with the Company other than as directors (the "Outside Public Directors") and (b) two substantially full-time employees of the Company who, to the extent permitted by law, will be the CEO and an additional senior executive (the "Management Public Directors" and with the Outside Public Directors, the "Public Directors"), (ii) four independent directors (the "Independent Directors") elected by the holders of Class I Junior Preferred Stock, and intended to be a quasi-self-perpetuating body, (iii) three directors representing various employee groups elected as follows: (a) the ALPA Director elected by the Class Pilot MEC Junior Preferred Stock, which will be held by the ALPA-MEC, (b) the IAM Director elected by the Class IAM Junior Preferred Stock, which will be held by the IAM or its designee, and (c) the Salaried and Management Director elected by the Class SAM Preferred Stock, which will be held by the Salaried and Management Director and an additional designated stockholder. See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Composition of the Board-- Public Directors," "--Independent Directors," "--Employee Directors" and "ELECTION OF DIRECTORS."

  Generally, Board actions will require a majority vote of the votes present at a meeting at which a quorum is present. Special quorum requirements apply to meetings of the Board. However, approval of certain extraordinary matters generally will require, subject to certain exceptions, approval of either three-quarters of the Board (including the concurrence of one Union Director) or three-quarters of the shares present and voting at a stockholder meeting at which a quorum is present. Certain extraordinary matters will require approval of the Public Directors, the Independent Directors or a majority of New Shares not held by the ESOPs. See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Quorum," "--Required Board Action" and "--Extraordinary Matters."

  The Restated Certificate provides that until the Sunset the following committees will be constituted: the Audit Committee, the Competitive Action Plan ("CAP") Committee, the Compensation Committee, the Compensation Administration Committee, the Executive Committee, the Independent Director Nomination Committee, the Labor Committee, the Outside Public Director Nomination Committee and the Transaction Committee (collectively, the "Committees"). In addition, the Board may, by resolution passed by the affirmative vote of 80% of the votes of the entire Board, including the affirmative vote of at least one Union Director, designate one or more other committees of the Board. Subject to certain exceptions, any act of a Committee will require the affirmative vote of a majority of the votes entitled to be cast by the Directors present at a meeting of such Committee and entitled to vote on the matter in question. The Restated Certificate contains certain provisions relating to the required quorum for committee action. See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Committees."

  The CAP Committee will consist of eight Directors, including four Public Directors, two Independent Directors and the two Union Directors. Of the four Public Directors, three will be Outside Public Directors and one will be the CEO (if the CEO is a Public Director). The function of the CAP Committee will be, subject to certain exceptions, to oversee implementation of the Company's Competitive Action Plan which will involve implementation of U2. The CAP Committee will have the exclusive authority to approve on behalf of the Company any and all modifications of or amendments to the Competitive Action Plan and to approve on behalf of the Company any and all modifications of or amendments to the salaried and management employee investment described in "THE PLAN OF RECAPITALIZATION--Investment for Salaried and Management Employees."

  The Executive Committee will be comprised of two Independent Directors, two Public Directors (the CEO, if the CEO is a Public Director, and one Outside Public Director) and two Union Directors. Subject to the DGCL, the Executive Committee will have all the powers of the Board to manage the affairs of the Company, except that it would not have the authority (i) to act with respect to "Extraordinary Matters," discussed under "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Extraordinary Matters," (ii) to take any action as to matters specifically vested in other Committees or (iii) to take any action that may be taken by the Board only with a vote greater than or additional to a majority of the Board.

  The Labor Committee will consist of three or more Directors, including one Outside Public Director, at least one Independent Director and at least one other Director, as designated by the Board, but will not include any Employee Directors. The Labor Committee will have the exclusive authority on behalf of the Board to approve on behalf of the Company the entering into, or any modification of or amendment to, a collective bargaining agreement to which the Company or any of its Subsidiaries is a party.

  The Compensation Administration Committee will be comprised of two Independent Directors and one Outside Public Director and its members will be responsible for administering certain stock option plans and executive compensation programs of the Company.

  Fraudulent Conveyance. If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that, at the time the Company distributed to holders of Old Shares the cash and Debentures that such holders are to receive in the Recapitalization, the Company (i) was insolvent, (ii) was rendered insolvent by reason of such distributions, (iii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, such court may void the distributions to stockholders and require that such holders return the same (or equivalent amounts) to the Company or to a fund for the benefit of its creditors. If a court were to make similar findings about United's issuance of the Debentures, such court could avoid United's obligations under the Debentures or order the Debentures to be subordinated to all existing and future indebtedness of United. The measure of insolvency for purposes of the foregoing would vary depending upon the law of the jurisdiction that was being applied. Generally, the Company would be considered insolvent if at the time of the Recapitalization the fair value of the Company's assets is less than the amount of the Company's total debts and liabilities or if the Company has incurred debt beyond its ability to repay as such debt matures. In order to assist the Board to determine the solvency of the Company, the Company retained American Appraisal.

  As stated in "SPECIAL FACTORS--Opinion of Valuation Firm," the American Appraisal Opinion stated that, based upon and subject to the conditions and assumptions contained therein, (a) the fair value of the aggregate assets of each of the Company (on a consolidated basis) and United (on a consolidated basis) will exceed their total respective liabilities (including, without limitation, subordinated, unmatured, unliquidated and contingent liabilities),
(b) the present fair salable value of the aggregate assets of each of the Company (on a consolidated basis) and United (on a consolidated basis) will be greater than their respective probable liabilities on their debts as such debts become absolute and matured, (c) each of the Company (on a consolidated basis) and United (on a consolidated basis) will be able to pay their respective debts and other liabilities, including contingent liabilities and other commitments, as they mature, (d) the capital remaining in each of the Company (on a consolidated basis) and in United (on a consolidated basis) after consummation of the Recapitalization will not be unreasonably small for the businesses in which the Company and United are engaged, as management of the Company and United has indicated such businesses are conducted and as management has indicated the businesses are proposed to be conducted following the consummation of the Recapitalization, and after giving due consideration to the prevailing practices in the industry in which the Company and United will be engaged, (e) the excess of the fair value of the total assets of the Company over the total liabilities, including contingent liabilities, of the Company, is equal to or exceeds the value of the Recapitalization Consideration to stockholders plus the stated capital of the Company and (f) the excess of the fair value of the total assets of United over the total liabilities, including contingent liabilities, of United, is equal to or exceeds the value of the stated capital of United.

  American Appraisal also indicated that it believed the excess of total assets over pro forma liabilities was approximately $2.5 billion at December 31, 1993, compared to approximately $1.203 billion in stockholders' equity as of such date, determined according to generally accepted accounting principles, so that, giving effect to the Recapitalization, the indicated excess assets of the Company for purposes of Delaware law exceeded $1 billion. See "SPECIAL FACTORS--Certain Risk Factors--Fraudulent Conveyance," "--Certain Revenue and Earnings Scenarios" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

  Certain Anti-Takeover Effects. Certain provisions of the governance structure will make it extremely difficult to acquire the Company in a transaction that was not approved by at least one of the Union Directors or a 75% vote of the New Shares and the Voting Preferred Stock, even if such transaction might be beneficial to the Company's stockholders. See "THE PLAN OF RECAPITALIZATION-- Revised Governance Structure."

  Pricing of Public Preferred and Debentures. As described in "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Pricing of the Securities," the final interest rates on the Debentures and the final dividend rate on the Public Preferred Stock will be established shortly prior to the Meeting. Although the procedure for establishing such final rates is designed to determine the rates that such securities should bear for the Debentures and the Depositary Preferred Shares representing interests in the Public Preferred Stock to trade at par assuming such securities were fully distributed, the Plan of Recapitalization provides that such rates may not exceed certain caps. The underwriting agreements relating to the several Offerings will provide, as applicable, that if such Offerings are consummated, the interest rates on the Debentures and the dividend rate on the Public Preferred Stock respectively, may be adjusted to permit such securities to be sold at or closer to par, but if that is done, the principal amount of the series of Debentures affected or the number of Depositary Preferred Shares representing interests in the Public Preferred Stock, as the case may be, will be reduced so that the aggregate amount of interest payable annually by United on such series of Debentures or the aggregate amount of dividends payable annually by the Company on the Public Preferred Stock will not exceed certain maximum amounts calculated with reference to such caps. If the Offerings are not consummated, the interest rates borne by the Debentures and the dividend rate borne by the Public Preferred Stock will be subject to the caps. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Pricing the Securities." If the prevailing market interest and dividend rates for securities comparable to the Debentures and the Depositary Preferred Shares are higher than the rate caps applicable to the Debentures or the Public Preferred Stock, as the case may be, the Debentures or the Depositary Preferred Shares representing interests in the Public Preferred Stock, as the case may be, may trade at a discount to par. Accordingly, if the rate caps are imposed for either or both series of the Debentures or the Depositary Preferred Shares, (a) the proceeds from an Offering, if consummated, would be less than the face amount thereof or (b) if the Offerings are not consummated, the securities constituting a part of the Recapitalization Consideration would have a trading value of less than the face amount thereof. Based on the current general market conditions, the Company believes that the rates for either or both series of the Debentures or the Depositary Preferred Shares may approach or exceed the maximum rates.

  Investment Values; Future Investment. Cost savings envisioned by the agreements with ALPA and the IAM and the anticipated productivity increases could be difficult to achieve, and even if all proposed plans for employee investment are implemented, the value of the reductions in wages and benefits and work-rule changes and anticipated productivity increases may not be as significant as currently calculated. Mandated job guarantees may make it difficult to achieve significant additional productivity improvements, and, if additional reductions in wages and benefits and work-rule changes become desirable in management's view, such reductions in wages and benefits and work-rule changes may be more difficult to achieve in light of the long-term nature of the revised collective bargaining agreements that constitute elements of the Recapitalization.

  Lack of Employee Consensus. Certain employee groups may not be in favor of the changes arising from the Recapitalization and may react in a manner that does not facilitate achievement of the desired result. For example, the AFA has declined to date to participate in the transaction, certain other employees who will be participating in the wage and benefit reductions and work-rules changes were not in favor of the transaction, and certain union organizing activity, based on opposition to certain aspects of the transaction, has occurred. This lack of consensus may reduce the value of the increased employee commitment that the Company expects to achieve by virtue of the Recapitalization.

  Management Change. The new CEO, Mr. Gerald Greenwald, will be required to implement reductions in wages and benefits and work-rule changes that were negotiated by the current management, certain members of which will retire at the Effective Time, in an industry in which he has not previously been engaged. In addition, it is possible that the Company may face attrition by officers and other members of management and that the Company's new senior management may face difficulties in implementing the new strategies or attracting additional management employees. It is expected that a Chief Operating Officer of the Company and United will not be identified prior to the Meeting or the Effective Time. If this occurs, the Company would expect that members of existing senior management would perform the functions of the Chief Operating Officer after the Effective Time until such a person is identified in accordance with the procedures specified in the Restated Certificate. See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Officers."

  Reduced Flexibility. The corporate governance structure and collective bargaining agreements with ALPA and the IAM may inhibit management's ability to alter strategy in a volatile, competitive industry. Among the more significant constraints are (i) a prohibition on domestic code sharing in excess of 1% of domestic block hours, excluding several small existing agreements, without ALPA's consent, (ii) a no layoff guarantee for all currently employed participating union employees during the five- to six-year investment

                                     xxiii
period and for pilots while U2 remains in operation, (iii) restrictions on international code sharing, unless the Company can demonstrate that international code sharing arrangements do not cause a reduction in international flying and as long as the Company does not expand code sharing unless the Company reduces international flying below a certain level and (iv) an agreement not to sell the Company's Denver pilot training facility and certain maintenance facilities. In addition, the Restated Certificate contains significant limitations on the ability of the Company and United to sell assets and issue equity securities absent certain specified Board or stockholder approvals. In most circumstances, the issuance of additional equity securities would not be counted in determining whether the Sunset has occurred.

  Limitations on asset sales and equity issuances included in the Company's Restated Certificate might make it more difficult to raise cash, even if management desired to do so to take advantage of a perceived opportunity.

  Implementation of U2. Although the Company expects to develop "an airline within-an-airline" for short-haul markets at reduced operational costs ("U2") as an important component of its competitive posture and has ascribed a significant portion of the value of the transaction to the ability to implement U2, no assurance can be given that the Company will be able to do so effectively or to realize the financial benefits expected to be received by the Company from implementation of U2. See "SPECIAL FACTORS--Implementation of the "Airline Within-an-Airline' (U2)" and "--Certain Risk Factors--Implementation of U2."

  Competitive Response. Even if the Company is able to achieve cost reductions and productivity enhancements, the Company's higher cost competitors may be able to achieve comparable agreements with their labor groups or otherwise reduce their operating costs and the Company's low-cost competitors may modify their operations in response to the competitive threat posed by U2 and thus, in such cases, may eliminate or reduce the competitive gain sought by the Company and lead to reductions in fares and earnings. In this regard, for example, Continental Airlines (which already has a low cost structure) has implemented a short haul service with lower costs which would be competitive with U2, and Delta Airlines has announced its intent to lower its overall costs substantially. If the Company's higher cost competitors, such as Delta, were to achieve more significant reductions in wages and benefits and work-rule changes than those achieved by the Company, the Company's ability to respond to competition would be hampered by the fixed long-term nature of the agreements that constitute elements of the Recapitalization.

  Labor Protective Provisions. The Company will continue in effect, or amend to include, certain provisions of agreements with ALPA and the IAM that (i) provide certain rights in the event of a change in control of the Company and
(ii) prohibit furloughs, within certain conditions, if the Company disposes of 25 percent or more of its assets or assets which produce 25 percent or more of its block hours. The revised collective bargaining agreements obligate the Company to require any carrier purchasing route authority or aircraft that produce 25 percent or more of the Company's operating revenues or block hours to hire and integrate an appropriate number of United employees represented by ALPA or the IAM with seniority credit.

  Tax Deductibility of Employee Stock Ownership Plan Contributions and Dividends. Although the Company has attempted to structure the ESOPs so that all amounts contributed thereto and dividends paid with respect to the stock held thereunder will be deductible to the Company for Federal income tax purposes, there are no regulations governing the deductibility of dividends paid on the ESOP Preferred Stock and there can be no assurance that one or more limitations under the Internal Revenue Code of 1986, as amended, will not adversely impact the deductibility of such amounts and dividends.

  Amendments to Collective Bargaining Agreements; Future Labor
Agreements. There can be no assurance that the new management of the Company in the future will not agree to amend the collective bargaining agreements with ALPA and the IAM in a manner that reduces or eliminates the cost savings that are the basis for the Recapitalization. However, any such amendment must be approved by the Labor Committee of the Board (which will not include any Union Directors). See "THE PLAN OF

RECAPITALIZATION--Revised Governance Structure--Committees." In addition, at the end of the current employee investment period, there can be no assurance that the Company's labor agreements will be renegotiated in a manner that continues in subsequent periods the cost savings that are being sought through the Recapitalization or that does not reverse the effect of any cost savings that will have been obtained thereby.

  Possible Effect of Organization of Additional Employees. In the event that any portion of the salaried and management employees who are not currently represented by a union elects union representation pursuant to the Railway Labor Act, the Company would be obligated to bargain with such union over the terms and conditions of employment applicable to such employees, including the terms, if any, of such employees' continuing participation in the ESOPs. This obligation to bargain requires the Company to "exert every reasonable effort" to reach an agreement but does not require it to agree to any change or particular term or condition sought by the union. During the period of negotiation, the Company would be entitled to maintain the then-existing terms of such employees' participation in the ESOPs.

  The ESOPs provide that if any group of employees who are not currently represented by a union becomes covered by a new collective bargaining agreement, such group of employees will not be covered under the ESOPs unless the collective bargaining agreement so provides. Whether any new collective bargaining agreement would provide for continuing participation in the ESOPs by such group of employees is a matter that would be subject to mutual agreement between the Company and the applicable union. The ESOPs provide, however, that if the terms of any employee's employment no longer reflect all of the reductions in wage and benefits and work-rule changes set forth in the Plan of Recapitalization, then such employee shall cease to be covered by the ESOPs.

  As a result, if any new collective bargaining agreement did not reflect the reductions in wage and benefits and work-rule changes required by the Plan of Recapitalization for particular employees, the Company could not agree, without amending the ESOPs, to allow such employees to participate in the ESOPs. If any currently unrepresented employees ceased to participate in the ESOPs under such circumstances, the ESOPs provide that the unrepresented employees remaining in the ESOPs would receive the shares previously intended for that newly-represented group. The employment terms, except base pay, for the unrepresented employees remaining in the ESOPs will be subject to change, at the Company's discretion, so long as the net economic value of the unrepresented employees' employment terms is not altered.

  Employee Ownership and Influence. No assurance can be given that the Company, which will be subject to significant influence by employee groups (including through the right to voting representation in excess of economic equity ownership, Board and Board committee representation, the requirement of approval of certain matters by a Union Director or a 75% vote of the holders of New Shares and Voting Preferred Stock, and participation by Union Directors in the nomination of the Independent Directors), might not take actions that are more favorable to such employee groups than might be taken by a company that was not subject to such influence. The corporate governance structure after the Recapitalization will not, however, relieve the members of the Board of their fiduciary obligations under the DGCL.

  Effect of Adjustment on Trading. As described under "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares," the ESOP Preferred Stock which the Company is initially obligated to issue or credit to the ESOPs is convertible into approximately 55% of the New Shares but, based on the trading prices of the New Shares in the twelve months after the Effective Time (the "Measuring Period"), may be increased to up to a maximum of approximately 63% of the New Shares. Such potential additional issuance may adversely limit the trading prices of the New Shares during the Measuring Period.

  Additional Issuances of Recapitalization Consideration. United has registered under the Securities Act $449,802,200 aggregate principal amount of each series of Debentures and the Company has registered 35,984,175 Depositary Preferred Shares representing interests in $899,604,375 aggregate liquidation value of the Public Preferred Stock for issuance to holders of Old Shares, Options (as defined below) and Convertible

Company Securities (as defined below) in connection with the Recapitalization. If any of the Offerings are not consummated, United and the Company may be required to issue a larger number of Debentures and/or Depositary Preferred Shares in connection with the exercise of Options in the event holders thereof fail to use a cashless exercise feature or in connection with the conversion of certain Convertible Company Securities. However, the failure of Option holders to utilize a cashless exercise feature would have the effect of increasing the Company's available cash by an amount equal to the aggregate exercise price. See "DESCRIPTION OF SECURITIES--The Debentures--General" and "--The Public Preferred Stock--General." If any of the Offerings are not consummated, the Company currently intends to register in the future additional securities originally issued (or distributed following repurchase in the market), to satisfy the exercise or conversion of Options or Convertible Company Securities.

  Financial Reporting; Market Assessment. The accounting rules governing employers accounting for employee stock ownership plans require that compensation expense be recorded for the ESOP Preferred Stock that is "committed to be released" during an accounting period based on the fair value of the ESOP Preferred Stock during such period. The difference between the fair value and the initial recorded cost of the ESOP Preferred Stock "committed to be released" is recorded as an adjustment to stockholders' equity. The ESOP Preferred Stock that has been "committed to be released" is considered to be outstanding in the if-converted earnings per share calculation for primary and fully diluted earnings per share if the effect is dilutive. The circular relationship between the employee stock ownership plan accounting charge and the Company's stock price, coupled with the size of the contemplated ESOPs, make future earnings difficult to forecast. In addition, reported book earnings will be depressed in early years due to a mismatch between the term of employee investments (which increase earnings) of from five years, nine months to twelve years and the shorter period of only six years over which employee stock ownership plan accounting charges will occur. While it is possible that the equity research community and investors may look through employee stock ownership plan accounting charges, it is also possible that the trading price of the New Shares may be negatively impacted by such accounting treatment.

  Complexity. Given the complex nature of the various provisions affecting the operation of the Company after the Effective Time, it is possible that the equity research community and investors may find the Company difficult to evaluate, which may have the effect of reducing the trading price of the New Shares from levels that might otherwise prevail.

  Redistribution. If any of the Offerings are not consummated, in the Recapitalization, holders of Old Shares (an equity security) will receive Debentures and/or Depositary Preferred Shares representing interests in Public Preferred Stock in addition to New Shares and cash. It is expected that there will exist a period, perhaps of a lengthy duration, during which certain recipients of such securities, concluding that the characteristics thereof are not consistent with their investment criteria, distribute such securities into the marketplace. During such distribution period, the supply of such securities in the market may exceed levels that might otherwise prevail, which would likely have the effect of depressing the price of such securities from levels that might otherwise prevail if such securities were held solely by persons or institutions for whom such securities satisfied their investment criteria. The Debentures and the Depositary Preferred Shares have been approved for listing on the NYSE subject to official notice of issuance, although there can be no assurance that at or following the Effective Time any trading market for these securities will develop.

  Industry Conditions and Competition. The airline industry is highly competitive and susceptible to price discounting. United's competitors include both domestic and international carriers some of which have low cost structures. In addition, airline profit levels are highly sensitive to elements outside the control of the airline industry such as fuel costs, passenger demand, taxes and terrorist activities.

  Regulatory Matters. In the last several years, the Federal Aviation Administration (the "FAA") has issued a number of maintenance directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements. The Company expects to continue incurring costs to comply with the FAA's regulations. Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations. Laws and regulations have also been considered from time to time that would prohibit or restrict the ownership and/or transfer of international airline routes or takeoff and landing slots. Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the United States and foreign governments, which are amended from time to time. For example, there are significant aviation issues between the United States and such foreign governments as Germany, Japan and the United Kingdom that, depending on their resolution, may significantly impact the Company's existing operations or curtail potential expansion opportunities in important regions of the world. The Company cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how they will affect United.

  Holding Company Structure. The Company is a holding company that conducts operations solely through its subsidiaries, principally United. The Company will rely on dividends from its subsidiaries to meet its cash requirements, including cash requirements in connection with dividends on or redemptions of Depositary Preferred Shares (and the Public Preferred Stock interest). As a result of the Recapitalization, United will have substantial debt in relation to its stockholder's equity, as determined on a pro forma basis pursuant to the application of generally accepted accounting principles.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Recapitalization is expected not to be a taxable transaction to the Company but will be a taxable transaction to the Company's stockholders. A summary of certain Federal income tax consequences of the Recapitalization for stockholders is set forth under "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." See also "SPECIAL FACTORS--Certain Risk Factors--Taxation of Recapitalization to Stockholders."

NO APPRAISAL RIGHTS

  Stockholders of the Company will not be entitled to appraisal rights in connection with any of the matters to be voted upon at the Meeting. For a description of pending litigation related to the Recapitalization, see "LITIGATION."

MARKET PRICES OF THE OLD SHARES; DIVIDENDS

  The Company's Old Shares are listed and traded, under the symbol UAL, on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange. At June 9, 1994, based on reports by the Company's transfer agent for the Company's Old Shares, there were 19,156 holders of record and there were 24,572,182 Old Shares outstanding. The high and low sales prices per share for its common stock for each quarterly period during the past two fiscal years as reported on the NYSE Composite Tape are as follows:

                                                                 HIGH     LOW
                                                               -------- --------
      1992:
      1st quarter............................................. $159     $139 1/4
      2nd quarter.............................................  143 3/4  111
      3rd quarter.............................................  119 3/4  103
      4th quarter.............................................  128 1/8  106 1/4
      1993:
      1st quarter............................................. $132 1/4 $110 3/4
      2nd quarter.............................................  149 3/4  118
      3rd quarter.............................................  150 1/2  121 5/8
      4th quarter.............................................  155 1/2  135 7/8
      1994:
      1st quarter............................................. $150     $123 3/4
      2nd quarter (through June 10, 1994).....................  130 1/2  --

  No dividends have been declared on the Old Shares since 1987.

                                     xxvii

  On December 22, 1993, the last trading day prior to the public announcement of the Agreement in Principle, the closing sales price for the Old Shares as reported on the NYSE Composite Tape was $148 1/2 per share. On March 24, 1994, the last trading day prior to the public announcement of the execution of the Plan of Recapitalization, the closing sales price for the Old Shares as reported on the NYSE Composite Tape was $123 3/4 per share. On June 10, 1994, the date of this Proxy Statement/Prospectus, the closing sales price for the Old Shares as reported on the NYSE Composite Tape was $ . STOCKHOLDERS SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR THE OLD SHARES AS ONE OF THE FACTORS RELEVANT TO ASSESSING THE VALUE OF THE NEW SHARES BEFORE VOTING ON THE PLAN OF RECAPITALIZATION. The New Shares have been approved for listing on the NYSE subject to official notice of issuance.

  The Board does not expect to declare the regular dividend for the second quarter of 1994, and if the Recapitalization is consummated, the Company does not expect to pay dividends in the foreseeable future on the New Shares. See "SPECIAL FACTORS--Certain Risk Factors."

                                     xxviii

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL POSITION

  The following are the unaudited Pro Forma Condensed Statements of Consolidated Financial Position for each of the Company and United. These statements are based on an assumed purchase price for the Class 1 ESOP Preferred Stock at the Effective Time of $120 per share. The $120 per share assumed purchase price of Class 1 ESOP Preferred Stock is based on an assumed market price of a New Share at the Effective Time of approximately $87. (The assumption is based upon (i) an assumed market price of an Old Share at the Effective Time of approximately $131.5 per share, (ii) an assumed value of the non-New Share portion of the Recapitalization Consideration of $88 per Old Share, and (iii) a purchase price premium for the Class 1 ESOP Preferred Stock over the assumed value of a New Share of 38%.) The actual purchase price for the Class 1 ESOP Preferred Stock at the Effective Time will be determined pursuant to the terms of the purchase agreement with the ESOP Trustee, which provides for a purchase price equal to 1.38 times the Closing Price (as defined below), except that if the Closing Price is less than 98% of the average of the Adjusted Old Share Price (as defined below) for the five trading days immediately preceding the Effective Date (as defined below), the purchase price shall equal the product of 1.38 and such average price. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Sale of ESOP Preferred Stock-- Leveraged ESOP." There can be no assurance as to the actual purchase price of the Class 1 ESOP Preferred Stock, the Closing Price, or the Adjusted Old Share Price. These statements do not purport to be indicative of the financial position that may be obtained in the future or that would actually have been obtained had the Recapitalization occurred on the dates indicated.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

  The following statement sets forth the unaudited consolidated financial position of the Company and its subsidiaries at March 31, 1994, and the unaudited pro forma consolidated financial position of the Company and its subsidiaries after giving effect to the Recapitalization and the Offerings, and the payment of fees and expenses incurred in connection with the Recapitalization. The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The statement should be read in conjunction with the selected consolidated financial and operating information, the unaudited pro forma financial information and the respective related notes thereto appearing elsewhere herein. See "SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING INFORMATION--UAL Corporation and Subsidiary Companies" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION--UAL Corporation and Subsidiary Companies." In addition, the statement should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended, and Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, which are incorporated in this Proxy Statement/Prospectus by reference, and which include the Company's Consolidated Financial Statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Current Report on Form 8-K dated May 3, 1994, which is incorporated in this Proxy Statement/Prospectus by reference.

  The pro forma statement assumes the Recapitalization is not accounted for as an acquisition or merger and, accordingly, UAL's assets and liabilities have not been revalued. The reclassification of Old Shares into New Shares results in the elimination of the par value of the Old Shares and recognition of the par value of the New Shares. The distribution of cash to holders of Old Shares is charged to additional capital invested and retained earnings.

  The ESOPs are being accounted for in accordance with the American Institute of Certified Public Accountants Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP"). For the Leveraged ESOP (as defined below, see "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs"), the Company will issue Class 1 ESOP Preferred Stock through seven ESOP

Tranches (as defined below, see "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs") at the Effective Time, approximately thirteen months following the Effective Time, annually thereafter for four years and on January 1, 2000. As the shares are issued to the Leveraged ESOP, the Company will report the issuance of shares as a credit to additional capital invested based on the fair value of the stock when such issuance occurs and report a corresponding charge to unearned ESOP Preferred Stock. As consideration for the shares, the Company will receive from the ESOP Trustee a series of promissory notes and cash. The notes will not be recorded in the Company's Statement of Consolidated Financial Position and the related interest income will also not be recorded in the Company's Statement of Consolidated Operations. As shares of Class 1 ESOP Preferred Stock are earned or committed to be released, an employee stock ownership plan accounting charge will be recognized equal to the average fair value of the shares committed to be released with a corresponding credit to unearned ESOP Preferred Stock. Any differences between the fair value of the shares committed to be released and the cost of the shares to the ESOP will be charged or credited to additional capital invested. For the Non-Leveraged Qualified ESOP (as defined below, see "THE PLAN OF RECAPITALIZATION-- Establishment of ESOPs"), a credit for the shares of Class 2 ESOP Preferred Stock will be recorded as the shares are committed to be contributed to the ESOP, with the offsetting entry to compensation expense. Compensation expense will be recorded based on the fair value of the shares committed to be contributed to the ESOP, in accordance with the SOP. The pro forma financial statements assume that the Supplemental ESOP (as defined below, see "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs") is accounted for the same as the Non-Leveraged Qualified ESOP (i.e., pursuant to the SOP). It is possible that, because the Supplemental ESOP is a non-qualified plan, the Company may account for it under Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees," instead. The Company would not expect this to result in a material difference. The shares committed to be contributed to the Supplemental ESOP will be reported outside of equity because the employees can elect to receive their "book entry" shares from the Company in cash upon termination of employment.

  The ESOP Preferred Stock is considered to be a common stock equivalent for accounting purposes since the shares cannot remain outstanding indefinitely and participants cannot withdraw their shares from the plan. Under the SOP, when computing primary and fully diluted earnings per share, only those shares committed to be released in the case of Class 1 ESOP Preferred Stock and shares committed to be contributed in the case of Class 2 ESOP Preferred Stock are considered outstanding as common stock equivalents. Prospectively, as dividends are paid by the Company to the ESOP, only dividends on allocated shares will be recorded as a charge to equity. Since the Company controls the use of dividends on unallocated ESOP Preferred Stock, such dividends will not be considered dividends for financial reporting purposes. Any dividends on unallocated shares added to participant accounts would be reported as compensation expense.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

     PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED FINANCIAL POSITION

                                 MARCH 31, 1994
                        (IN MILLIONS, EXCEPT SHARE DATA)

                  ASSETS                     HISTORICAL ADJUSTMENTS    PRO FORMA
                  ------                     ---------- -----------    ---------
Current assets:
 Cash and cash equivalents.................   $ 1,046     $ 1,498 (1a)  $
                                                           (2,208)(1b)
                                                             (140)(2)
                                                                8 (11)      204
 Short-term investments....................     1,020                     1,020
 Other.....................................     1,837          44 (3)     1,881
                                              -------     -------       -------
                                                3,903        (798)        3,105
                                              -------     -------       -------
Operating property and equipment...........    12,226                    12,226
Less: Accumulated depreciation
 and amortization..........................    (5,177)                   (5,177)
                                              -------     -------       -------
                                                7,049                     7,049
                                              -------     -------       -------
Other assets:
 Other.....................................     1,937                     1,937
                                              -------     -------       -------
                                              $12,889     $  (798)      $12,091
                                              =======     =======       =======
   LIABILITIES AND SHAREHOLDERS' EQUITY
   ------------------------------------
Current liabilities:
 Short-term borrowings, long-term debt
  maturing within one year and current
  obligations under capital leases.........   $   486     $             $   486
 Other.....................................     4,502         (11)(11)    4,491
                                              -------     -------       -------
                                                4,988         (11)        4,977
                                              -------     -------       -------
Long-term debt.............................     2,693         758 (1c)    3,451
                                              -------     -------       -------
Long-term obligations under capital leases.       777                       777
                                              -------     -------       -------
Other liabilities, deferred credits and
 minority interest.........................     3,334                     3,334
                                              -------     -------       -------
Class 2 ESOP Preferred Stock, $.01 par,
 none issued...............................                   --  (13)
                                              -------     -------       -------
Shareholders' equity:
 Series A Preferred Stock, $.01 stated
  value, 6,000,000 shares issued, $100
  liquidation value........................       --          --            --
 Series B Preferred Stock, $.01 stated
  value, 30,566 shares issued, $25,000
  liquidation value........................                   --  (1d)      --
 Class 1 ESOP Preferred Stock, $.01 par,
  1,899,059 shares issued, $120 liquidation
  value....................................                   --  (4)       --
 Class 2 ESOP Preferred Stock, $.01 par,
  none issued .............................                   --  (4)       --
 Voting Preferred Stocks, $.01 par, 3
  shares issued, $.01 liquidation value....                   --  (5)       --
 Common stock, $5 par value, 25,500,662
  shares issued and outstanding--
  historical...............................       128        (128)(1e)      --
 Common stock, $.01 par value, 13,006,564
  shares issued and outstanding--pro
  forma(12)................................                  --   (1e)      --
 Additional capital invested...............       963        (963)(1e)
                                                              740 (1d)
                                                              228 (4)
                                                               13 (6)       981
 Retained earnings (deficit)...............       142      (1,117)(1e)
                                                             (108)(7)    (1,083)
 Pension liability adjustment..............       (53)                      (53)
 Unearned compensation.....................       (14)         14 (8)       --
 Unearned ESOP Preferred Stock.............                  (228)(4)      (228)
 Unrealized loss on investments............        (2)        --             (2)
 Common stock held in treasury, 929,631
  shares--historical, 439,816 shares--pro
  forma ...................................       (67)          4 (9)       (63)
                                              -------     -------       -------
                                                1,097      (1,545)         (448)
                                              -------     -------       -------
                                              $12,889     $  (798)      $12,091
                                              =======     =======       =======

  See the accompanying notes to Pro Forma Condensed Statement of Consolidated
                            Financial Position.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

 NOTES TO PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED FINANCIAL POSITION

(1) To record the Recapitalization (as described in "THE PLAN OF RECAPITALIZATION--Terms and Conditions"). The entries assume that (i) the Offerings of Debentures and Depositary Preferred Shares representing interests in Public Preferred Stock are consummated, (ii) all in-the-money Options are vested and exercised at the Effective Time using a cashless exercise mechanism, (iii) treasury stock held by the Company immediately prior to the Effective Time will convert into New Shares that remain outstanding after the Recapitalization and (iv) Convertible Company Securities that are outstanding immediately prior to the Effective Time will not convert into the Recapitalization Consideration at the Effective Time. The cashless exercise feature permits holders of Options to exercise them by surrendering to the Company a portion of the proceeds of the Option in lieu of paying the exercise price in cash. When the cashless exercise feature is used, each element of the Recapitalization Consideration that is issuable upon the exercise of such Options is reduced proportionately, and the net Recapitalization Consideration (including the New Shares) that is issued is equal in value to the spread value of the Options exercised. See footnote 8 to the Pro Forma Condensed Statement of Consolidated Operations for the year ended December 31, 1993.

  (a) To record the proceeds from the Offerings of approximately $765 million of Debentures and approximately $765 million of Depositary Preferred Shares representing interests in Public Preferred Stock, net of underwriting discount of $7 million for the Debentures and $25 million for the Public Preferred Stock. (If the Offerings are not consummated, the Debentures and the Depositary Preferred Shares included in entry 1(c) and 1(d) will be issued to the holders of Old Shares upon redemption of the Series D Redeemable Preferred Stock.)

  (b) To record the cash payment to holders of Old Shares upon the redemption of the Redeemable Preferred Stock. The cash payment includes $25.80 per share plus proceeds from the sales of $31.10 face amount of Debentures and Depositary Preferred Shares representing interests in $31.10 liquidation preference of Public Preferred Stock (before deducting underwriting discount), and assumes that the proceeds of the sales equals the face amount of the securities. The pro forma adjustment also includes the cash payment of $88 per share upon exercise of Options. (If the amount to be sold in the Offerings is reduced as discussed in entry 1(c) and 1(d), the amount paid to holders of Old Shares will be reduced.)

  (c) To record the issuance of $382.5 million of principal amount of Series A Debentures and $382.5 million of principal amount of Series B Debentures. The Debentures are being recorded at their face amount on the assumption that they will be priced to trade at par, less the underwriting discount of $7 million. The actual rates on the Debentures will be reset prior to the Effective Time and the Debentures are subject to a maximum interest rate of 112.5 basis points above the Initial Pricing. The underwriting agreements for the United Debt Offerings are expected to provide that if either or both of the United Debt Offerings are consummated, the interest rates on the Debentures being offered may be adjusted in order for the Debentures to be sold at or closer to par, in which case the principal amount of the Debentures will be reduced so that the annual interest expense will not exceed the stated maximum which was calculated based upon the rate cap. If either or both of the United Debt Offerings are not consummated and the applicable interest rate exceeds the cap, the Debentures will be recorded at a discount.

  (d) To record the issuance of Depositary Preferred Shares representing interests in $765 million liquidation preference of Public Preferred Stock, net of underwriting discount of $25 million. The Public Preferred Stock is recorded at its stated value of $.01 per share, with the excess of liquidation value over stated value and net of underwriting discount recorded as additional capital invested. The dividend rate on the Public Preferred Stock will be reset prior to Closing and is subject to a

                                     xxxii
      maximum of 11.375%. The underwriting agreement for the UAL Preferred Offering is expected to provide that if the UAL Preferred Offering is consummated, the dividend rate may be adjusted in which case the number of Depositary Preferred Shares will be reduced so that the annual dividends will not exceed the stated maximum which was calculated based on the rate cap.

  (e) To record the reclassification of Old Shares into New Shares and Series D Redeemable Preferred Stock. The Series D Redeemable Preferred Stock is assumed to immediately convert to cash, including proceeds from the sale of Debentures and Depositary Preferred Shares representing interests in Public Preferred Stock. (The pro forma adjustments do not reflect the Series D Redeemable Preferred Stock issued to the Company upon reclassification of the treasury stock because such shares are surrendered for cancellation immediately after issuance.)

      The New Shares are recorded at their par value of $.01 per share. Following is a summary of the entries to additional capital invested and retained earnings (in millions):

                                                            ADDITIONAL
                                                             CAPITAL   RETAINED
                                                             INVESTED  EARNINGS
                                                            ---------- --------
     Cancellation of Old Shares............................   $  128   $   --
     Distribution of Cash..................................   (1,091)   (1,117)
                                                              ------   -------
     Pro forma adjustment..................................   $ (963)  $(1,117)
                                                              ======   =======

(2) To record the cash impact of the estimated fees and transaction expenses, including expenses for the Company, ALPA and the IAM, severance payments to terminated officers and flight kitchen employees and payments relating to the employment agreement with Mr. Greenwald.

(3) To record the tax effects relating to nonrecurring charges recognized as a result of the Recapitalization.

(4) To record the initial issuance of Class 1 ESOP Preferred Stock to the Leveraged ESOP for an aggregate purchase price of $228 million. The $228 million was determined based on (i) 1,899,059 shares of Class 1 ESOP Preferred Stock expected to be issued in the first ESOP Tranche as of the Effective Time and (ii) an assumed purchase price of $120 per share. The Company and the Unions may, prior to the Effective Time, agree to increase or decrease the number of shares of Class 1 ESOP Preferred Stock sold at the Effective Time. The agreement with the ESOP Trustee provides that the number of shares of Class 1 ESOP Preferred Stock sold at the Effective Time shall be no more than 2,088,965 and no fewer than 1,709,153; provided, however, that the number of shares sold in the first ESOP Tranche will be adjusted if the Effective Time is before or after July 1, 1994. The actual price per share for the first ESOP Tranche will be calculated as provided in the ESOP Stock Purchase Agreement. Thus, the ultimate amount recorded at the Effective Time will differ from the pro forma adjustment in order to reflect the actual number of shares issued and the purchase price calculated under the ESOP Stock Purchase Agreement.

    Six additional ESOP Tranches will be issued to the Leveraged ESOP during the 69 months subsequent to the Effective Time, with the total shares of Class 1 ESOP Preferred Stock issued in the seven ESOP Tranches aggregating approximately 14,000,000 shares (subject to increase, see "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares"). The price for the subsequent ESOP Tranches will be as agreed between the Company and the ESOP Trustee at the time of each sale. As the subsequent ESOP Tranches are issued, the shares will be reported as a credit to additional capital invested based on the fair value of the stock when such issuances occur with a corresponding charge to "Unearned ESOP Preferred Stock."

    The unearned ESOP Preferred Stock recorded in the pro forma adjustment together with the unearned ESOP Preferred Stock recorded from subsequent ESOP Tranches will be recognized as compensation expense over the approximately six year investment period as the shares are committed to be released.

                                     xxxiii

    The difference between the compensation expense recorded, which is based on the fair value of the stock during an accounting period, and the recorded cost of the unearned ESOP Preferred Stock will be recorded to additional capital invested.

    The shares of Class 2 ESOP Preferred Stock will be recorded over the approximately six year investment period as the shares are committed to be contributed to the Non-Leveraged Qualified ESOP and credited to employees pursuant to the Supplemental ESOP with the offsetting entry being to compensation expense. The number of shares of Class 2 ESOP Preferred Stock that will be issued will be equal to 17,675,345 less the number of shares of Class 1 ESOP Preferred Stock that will be sold to the Qualified ESOP (as defined below, see "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs").


    The ESOP Preferred Stock is convertible into New Shares at any time at the election of the ESOP Trustee at a rate of one New Share for each share of ESOP Preferred Stock (subject to adjustment). Primarily because of limitations imposed by the Internal Revenue Code, the ESOP consists of three major portions: the Leveraged ESOP, the Non-Leveraged Qualified ESOP, and the Supplemental ESOP. Shares of ESOP Preferred Stock issued under the Leveraged ESOP and the Non-Leveraged Qualified ESOP will be held by the ESOP Trustee under the Qualified Trust (as defined below, see "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs"). Under the Supplemental ESOP, shares will be credited as Book-Entry Shares when earned by employees, and will be issued to employees as New Shares, generally upon termination of employment. ALPA has the right to elect at any time, before or after the Effective Time, that the Supplemental ESOP be maintained by the actual issuance of Class 2 ESOP Preferred Stock to a non-qualified trust established under the Supplemental Plan. In general, the Plan of Recapitalization is designed to maximize the number of shares of ESOP Preferred Stock that may be sold to the Qualified Trust. However, because of certain limitations imposed by the Internal Revenue Code, a portion of the equity interest to be obtained by the ESOP Trustee may not be sold to the Qualified Trust. The Class 1 ESOP Preferred Stock contains a fixed dividend feature which is intended to maximize the number of shares of Class 1 ESOP Preferred Stock that may be sold to the Qualified Trust consistent with the applicable provisions of the Internal Revenue Code. To the extent the Qualified Trust is unable to purchase the Class 1 ESOP Preferred Stock, Class 2 ESOP Preferred Stock will be issued, to the extent permitted by the limitations of the Internal Revenue Code, to the ESOP Trustee pursuant to the Non-Leveraged Qualified ESOP. Class 2 ESOP Preferred Stock will not contain a fixed dividend. To the extent that Class 2 ESOP Preferred Stock cannot be issued to the ESOP Trustee because of the limitations of the Internal Revenue Code, the Company will credit Book-Entry Shares to accounts established for the employees pursuant to the Supplemental ESOP.

(5) To record the issuance at par of one share of Class P Voting Preferred Stock, one share of Class M Voting Preferred Stock, and one share of Class S Voting Preferred Stock to the Qualified ESOP. The remaining Voting Preferred Stock will be issued when it is contributed to the Qualified ESOP and the Supplemental ESOP. The Class P Voting Preferred Stock, the Class M Voting Preferred Stock and the Class S Voting Preferred Stock, which are referred to collectively as the "Voting Preferred Stock", represent and permit, in connection with the establishment of the ESOPs, the exercise of the voting power representing 55% (which under certain circumstances may be increased to up to 63%) of the voting power of the Company. See "DESCRIPTION OF SECURITIES--The Voting Preferred Stock." The Restated Certificate provides that upon the conversion of all the ESOP Preferred Stock into New Shares, each share of Voting Preferred Stock will be converted into one ten-thousandth of a New Share.

(6) To account for the cashless exercise of options in the event of the Recapitalization. (Amount of the entry is based on an assumed Old Share price at the Effective Time of approximately $131.5 per share.)

(7) Represents the offset to entries (2), (3), (6), (8), (9) and (11).

(8) To record the vesting of the unvested restricted stock as a result of the Recapitalization.

                                     xxxiv

(9) To record 25,000 restricted shares to Mr. Greenwald that will vest at the Effective Time.

(10) Does not reflect the issuance of four shares of Class I Preferred Stock, one share of Class Pilot MEC Preferred Stock, one share of Class IAM Preferred Stock, and three shares of Class SAM Preferred Stock. These stocks have a $.01 par value and nominal economic value. The Class I Preferred Stock will be issued to the Independent Directors and will have the power to elect such directors to the Board. The Class Pilot MEC Preferred Stock will be issued to the ALPA-MEC and will have the power to elect the ALPA Director. The Class IAM Preferred Stock will be issued to the IAM or its designee and will have the power to elect the IAM Director. The Class SAM Preferred Stock will be issued to the Salaried and Management Director and to the senior executive at United who has primary responsibility for human resources and will have the power to elect the Salaried and Management Director. Such classes of stock are referred to collectively as the Director Preferred Stock. See "DESCRIPTION OF SECURITIES--The Director Preferred Stock." Upon the occurrence of an Uninstructed Trustee Action (as defined below), the Class Pilot MEC Preferred Stock will succeed to the voting power previously held by the Class P Voting Preferred Stock, the Class IAM Preferred Stock will succeed to the voting power previously held by the Class M Voting Preferred Stock and the Class SAM Preferred Stock will succeed to the voting power previously held by the Class S Voting Preferred Stock. See "DESCRIPTION OF SECURITIES--The Director Preferred Stock--Uninstructed Trustee Actions."

(11) To reverse $19 million of transaction fees and expenses recorded during the first quarter of 1994 because these expenses are included in entry
     (2).

(12) The number of New Shares issued on a pro forma basis is based on Fully Diluted Old Shares assuming the Convertible Company Securities do not convert. See "The PLAN OF RECAPITALIZATION--Terms and Conditions-- General."

(13) The Class 2 ESOP Preferred Stock committed to be contributed to the Supplemental ESOP will be reported outside of equity because the employees can elect to receive their "book entry" shares from the Company in cash upon termination of employment.

                UNITED AIR LINES, INC. AND SUBSIDIARY COMPANIES

  The following statement sets forth the unaudited consolidated financial position of United and its subsidiaries at March 31, 1994 and the unaudited pro forma consolidated financial position of United and its subsidiaries after giving effect to the Recapitalization and the Offerings, and the payment of fees and expenses incurred in connection with the Recapitalization. The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The statement should be read in conjunction with the selected consolidated financial and operating information, the unaudited pro forma financial information and the respective related notes thereto appearing elsewhere herein. See "SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING INFORMATION--United Air Lines, Inc. and Subsidiary Companies" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION-- United Air Lines, Inc. and Subsidiary Companies." In addition, the statement should be read in conjunction with United's Annual Report on Form 10-K for the year ended December 31, 1993 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, as amended, which are incorporated in this Proxy Statement/Prospectus by reference and which include United's Consolidated Financial Statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's Current Report on Form 8-K dated May 3, 1994 which is incorporated in this Proxy Statement/Prospectus by reference.

  The pro forma statement assumes the Recapitalization is not accounted for as an acquisition or merger and, accordingly, United's assets and liabilities have not been revalued. The distribution to UAL of proceeds from the United Debt Offerings of Debentures is charged to additional capital invested.

  The ESOPs are being accounted for in accordance with the American Institute of Certified Public Accountants Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP"). For the Leveraged ESOP, the Company will issue Class 1 ESOP Preferred Stock through seven ESOP tranches, at the Effective Time, approximately thirteen months following the Effective Time, annually thereafter for four years and on January 1, 2000. As the shares are issued to the Leveraged ESOP, United will report the issuance of shares as a credit to ESOP capital based on the fair value of the stock when such issuance occurs and report a corresponding charge to unearned ESOP Preferred Stock. As shares of Class 1 ESOP Preferred Stock are earned or committed to be released, compensation expense will be recognized equal to the average fair value of the shares committed to be released with a corresponding credit to unearned ESOP Preferred Stock. Any differences between the fair value of the shares committed to be released and the cost of the shares to the ESOP will be charged or credited to ESOP capital. For the Non-Leveraged Qualified ESOP, the shares of Class 2 ESOP Preferred Stock will be recorded as the shares are committed to be contributed to the ESOP, with the offsetting entry to compensation expense. Compensation expense will be recorded based on the fair value of the shares committed to be contributed to the ESOP, in accordance with the SOP. The pro forma financial statements assume that the Supplemental ESOP is accounted for the same as the Non-Leveraged Qualified ESOP (i.e. pursuant to the SOP). It is possible that, because the Supplemental ESOP is a non-qualified plan, the Company may account for it under Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees," instead. The Company would not expect this to result in a material difference. The unearned ESOP Preferred Stock, ESOP capital and employee stock ownership accounting charge will be recorded on United's books since participants in the ESOP are employees of United.

                                     xxxvi

                UNITED AIR LINES, INC. AND SUBSIDIARY COMPANIES

     PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED FINANCIAL POSITION

                                 MARCH 31, 1994
                        (IN MILLIONS, EXCEPT SHARE DATA)

                   ASSETS                    HISTORICAL ADJUSTMENTS   PRO FORMA
                   ------                    ---------- -----------   ---------
Current assets:
  Cash and cash equivalents.................  $   666      $(140)(1)   $
                                                             758 (3)
                                                            (765)(3)
                                                               8 (9)       527
  Short-term investments....................      542                      542
  Other.....................................    2,241         44 (2)     2,285
                                              -------      -----       -------
                                                3,449        (95)        3,354
                                              -------      -----       -------
Operating property and equipment............   12,211                   12,211
Less: Accumulated depreciation
    and amortization........................   (5,164)                  (5,164)
                                              -------      -----       -------
                                                7,047                    7,047
                                              -------      -----       -------
Other assets:
  Other.....................................    1,700                    1,700
                                              -------      -----       -------
                                              $12,196      $ (95)      $12,101
                                              =======      =====       =======
    LIABILITIES AND SHAREHOLDER'S EQUITY
    ------------------------------------
Current liabilities:
  Short-term borrowings, long-term debt
   maturing within one year and current
   obligations under capital leases.........  $   466      $           $   466
  Other.....................................    4,473        (11) (9)    4,462
                                              -------      -----       -------
                                                4,939        (11)        4,928
                                              -------      -----       -------
Long-term debt..............................    2,596        758 (3)     3,354
                                              -------      -----       -------
Long-term obligations under capital leases..      774                      774
                                              -------      -----       -------
Other liabilities, deferred credits and
 minority interest..........................    3,317                    3,317
                                              -------      -----       -------
Shareholder's equity:
  Common stock, $5 par value; 1,000 shares
   authorized; 200 shares outstanding.......      --                       --
  Additional capital invested...............      839       (765)(3)
                                                              13 (5)
                                                               4 (6)        91
  Retained earnings (deficit)...............     (200)      (108)(7)      (308)
  ESOP capital..............................                 228 (4)       228
  Unearned ESOP Preferred Stock.............                (228)(4)      (228)
  Unearned compensation.....................      (14)        14 (8)       --
  Pension liability adjustment .............      (53)                     (53)
  Unrealized loss on investments............       (2)       --             (2)
                                              -------      -----       -------
                                                  570       (842)         (272)
                                              -------      -----       -------
                                              $12,196      $ (95)      $12,101
                                              =======      =====       =======

  See the accompanying notes to Pro Forma Condensed Statement of Consolidated
                            Financial Position.

                                     xxxvii

                UNITED AIR LINES, INC. AND SUBSIDIARY COMPANIES

 NOTES TO PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED FINANCIAL POSITION

(1) To record the cash impact of the estimated fees and transaction expenses, including expenses for United, ALPA and the IAM, severance payments to terminated officers and flight kitchen employees, and payments relating to the employment agreement with Mr. Greenwald.

(2) To record the tax effects relating to nonrecurring charges recognized as a result of the transaction.

(3) To record the Offerings of $382.5 million principal amount of Series A Debentures and $382.5 million principal amount of Series B Debentures and to record the distribution of proceeds to UAL. The Debentures are being recorded at their face amount based on the assumption that they will be priced to trade at par, less the underwriting discount of $7 million. The actual rates on the Debentures will be reset prior to the Effective Time and the Debentures are subject to a maximum interest rate of 112.5 basis points above the Initial Pricing. The underwriting agreements are expected to provide that if either or both of the United Debt Offerings are consummated, the interest rates may be adjusted in order for the Debentures to be sold at or closer to par, in which case the principal amount of the Debentures will be reduced so that the annual interest expense will not exceed the stated maximum which was calculated based upon the rate cap. If either or both of the United Debt Offerings are not consummated and the interest rate exceeds the cap, the Debentures will be recorded at a discount.

(4) To record the ESOP capital as a result of the initial issuance of shares of UAL's Class 1 ESOP Preferred Stock to the Leveraged ESOP for an aggregate purchase price of $228 million and to record the related charge to unearned ESOP Preferred Stock. The $228 million was determined based on (i) 1,899,059 shares of Class 1 ESOP Preferred Stock expected to be issued in the first ESOP Tranche as of the Effective Time and (ii) an assumed purchase price of $120 per share. The Company and the Unions may, prior to the Effective Time, agree to increase or decrease the number of shares of Class 1 ESOP Preferred Stock sold at the Effective Time. The agreement with the ESOP Trustee provides that the number of shares of Class 1 ESOP Preferred Stock sold at the Effective Time shall be no more than 2,088,965 and no fewer than 1,709,153; provided, however, that the number of shares sold in the first ESOP Tranche will be adjusted if the Effective Time is before or after July 1, 1994. The actual price per share for the first ESOP Tranche will be calculated as provided in the ESOP Stock Purchase Agreement. Thus, the ultimate amount recorded at the Effective Time will differ from the pro forma adjustment in order to reflect the actual number of shares issued and the purchase price calculated under the ESOP Stock Purchase Agreement.

    Six additional ESOP Tranches will be issued to the Leveraged ESOP during the 69 months subsequent to the Effective Time, with the total shares of Class 1 ESOP Preferred Stock issued in the seven ESOP Tranches aggregating approximately 14,000,000 shares (subject to increase, see "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares"). The price for the subsequent ESOP Tranches will be as agreed between the Company and the ESOP Trustee at the time of each sale. As the subsequent ESOP Tranches are issued, the shares will be reported as a credit to additional capital invested based on the fair value of the stock when such issuances occur with a corresponding charge to "Unearned ESOP Preferred Stock."

    The unearned ESOP Preferred Stock recorded in the pro forma adjustment together with the unearned ESOP Preferred Stock recorded from subsequent ESOP Tranches will be recognized as compensation expense over the approximately six year investment period as the shares are committed to be released. The difference between the compensation expense recorded, which is based on the fair value of the stock during an accounting period, and the initial recorded cost of the unearned ESOP Preferred Stock will be recorded to ESOP capital.

                                    xxxviii

    ESOP capital will also be recorded over the approximately six year investment period as the shares of UAL's Class 2 ESOP Preferred Stock are committed to be contributed to the Non-Leveraged Qualified ESOP and credited to employees pursuant to the Supplemental ESOP with the offsetting entry being to compensation expense. The number of shares of Class 2 ESOP Preferred Stock that will be issued will be equal to 17,675,345 less the number of shares of Class 1 ESOP Preferred Stock that will be sold to the Qualified ESOP.

(5) To account for the cashless exercise of options in the event of the Recapitalization. (Amount of the entry is based on an assumed Old Share price at the Effective Time of approximately $131.5 per share.)

(6) To record 25,000 restricted shares to Mr. Greenwald that will vest at the Effective Time.

(7) Represents the offset to entries (1), (2), (5), (6), (8) and (9).

(8) To record the vesting of the unvested restricted stock as a result of the Recapitalization.

(9) To reverse $19 million of transaction fees and expenses recorded during the first quarter of 1994 because these expenses are included in entry (1).

                                     xxxix

SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING
INFORMATION

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

  The following consolidated financial information has been derived from the Company's consolidated financial statements, for each of the fiscal years in the five year period ended December 31, 1993, which statements have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports incorporated by reference herein. Reference is made to said reports for the years 1993 and 1992 which include an explanatory paragraph with respect to the changes in methods of accounting for income taxes and postretirement benefits other than pensions as discussed in the notes to the consolidated financial statements for such years. The consolidated financial information for the three months ended March 31, 1994 and 1993 is unaudited but in the opinion of management includes all adjustments necessary for a fair presentation. The table also sets forth certain information on a pro forma basis giving effect to the Recapitalization and the Offerings. The following should be read in conjunction with the selected consolidated financial and operating information and the unaudited pro forma financial statements and the respective related notes thereto appearing elsewhere herein. See "SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING INFORMATION--UAL Corporation and Subsidiary Companies" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION--UAL Corporation and Subsidiary Companies." In addition, this table should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended, and Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, as amended, which are incorporated in this Proxy Statement/Prospectus by reference and which include the Company's Consolidated Financial Statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Current Report on Form 8-K dated May 3, 1994 which is incorporated in this Proxy Statement/Prospectus by reference.

                                          YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------------
                             1993
                           PRO FORMA    1993     1992     1991     1990     1989
                          -----------  -------  -------  -------  -------  -------
                          (UNAUDITED)
                                           (DOLLARS IN MILLIONS)
STATEMENT OF
 CONSOLIDATED OPERATIONS
 DATA:
 Operating revenues(a)..    $13,297    $13,325  $11,853  $10,706  $10,296  $ 9,288
 Earnings (loss) from
  operations............        354(e)     263     (538)    (494)     (36)     465
 Earnings (loss) before
  extraordinary item and
  cumulative effect of
  accounting changes....        (38)       (31)    (417)    (332)      94      324
 Net earnings (loss)....       N.A.        (50)    (957)    (332)      94      324
STATEMENT OF
 CONSOLIDATED FINANCIAL
 POSITION DATA (at end
 of period):
 Total assets...........         (b)   $12,840  $12,257  $ 9,876  $ 7,983  $ 7,194
 Total long-term debt
  and capital lease ob-
  ligations, including
  current portion.......         (b)     3,735    3,783    2,531    1,327    1,405
 Shareholders' equity...         (b)     1,203      706    1,597    1,671    1,564
OTHER DATA:
 Ratio of earnings to
  fixed charges.........         (c)        (c)      (c)      (c)    1.16     1.95
 Ratio of earnings to
  fixed charges and
  preferred stock
  dividends.............         (c)        (c)      (c)      (c)    1.16     1.95
UNITED OPERATING DATA:
 Revenue passengers
  (millions)............         70         70       67       62       58       55
 Average length of a
  passenger trip in
  miles.................      1,450      1,450    1,390    1,327    1,322    1,269
 Revenue passenger miles
  (millions)............    101,258    101,258   92,690   82,290   76,137   69,639
 Available seat miles
  (millions)............    150,728    150,728  137,491  124,100  114,995  104,547
 Passenger load factor..       67.2%      67.2%    67.4%    66.3%    66.2%    66.6%
 Break even passenger
  load factor...........       65.0%      65.5%    70.6%    69.7%    66.5%    62.8%
 Revenue per passenger
  mile..................       11.6c      11.6c    11.3c    11.5c    11.8c    11.6c
 Cost per available seat
  mile..................        8.5c       8.5c     8.9c     9.0c     9.0c     8.4c
 Average price per
  gallon of jet fuel....       63.6c      63.6c    66.4c    71.6c    80.4c    63.6c

                                       x1

                                                 (UNAUDITED) THREE MONTHS
                                                      ENDED MARCH 31,
                                                 -----------------------------
                                                   1994
                                                 PRO FORMA     1994     1993
                                                 ---------    -------  -------
                                                   (DOLLARS IN MILLIONS)
STATEMENT OF CONSOLIDATED OPERATIONS DATA:
 Operating revenues(a)..........................  $ 3,193     $ 3,195  $ 3,053
 Loss from operations...........................       (8)(e)     (36)    (121)
 Loss before extraordinary item and cumulative
  effect of accounting changes..................      (58)        (71)    (138)
 Net Loss.......................................     N.A.         (97)    (157)
STATEMENT OF CONSOLIDATED FINANCIAL POSITION
 DATA
 (at end of period):
 Total assets...................................  $12,091     $12,889  $13,288
 Total long-term debt and capital lease obliga-
  tions, including current portion..............    4,445       3,687    4,017
 Shareholders' equity...........................     (448)      1,097    1,137
OTHER DATA:
 Ratio of earnings to fixed charges.............       (d)         (d)      (d)
 Ratio of earnings to fixed charges and pre-
  ferred stock dividends........................       (d)         (d)      (d)
UNITED OPERATING DATA:
 Revenue passengers (millions)..................       16          16       16
 Average length of a passenger trip in miles....    1,471       1,471    1,433
 Revenue passenger miles (millions).............   23,289      23,289   22,443
 Available seat miles (millions)................   35,598      35,598   35,220
 Passenger load factor..........................     65.4%       65.4%    63.7%
 Break even passenger load factor...............     65.8%       66.5%    66.3%
 Revenue per passenger mile.....................     11.9c       11.9c    12.0c
 Cost per available seat mile...................      9.0c        9.0c     8.8c
 Average price per gallon of jet fuel...........     58.6c       58.6c    65.9c

- --------

(a) In the first quarter of 1994, United began recording certain air transportation price adjustments, which were previously recorded as commission expense, as adjustments to revenue. Operating revenues and certain operating statistics for periods prior to 1994 have been adjusted to conform with the current presentation. See the Company's Current Report on Form 8-K dated May 3, 1994, which is incorporated by reference in this Proxy Statement/Prospectus.
(b) The Pro Forma Statement of Consolidated Financial Position assumes the transaction occurred at March 31, 1994. Therefore, pro forma information at December 31, 1993 is not applicable.

(c) Earnings were inadequate to cover both fixed charges and fixed charges and preferred stock dividends by $98 million in 1993, by $748 million in 1992 and by $599 million in 1991. On a pro forma basis, earnings were inadequate to cover both fixed charges and fixed charges and preferred stock dividends by $109 million in 1993.

(d) Earnings were inadequate to cover both fixed charges and fixed charges and preferred stock dividends by $118 million and $224 million for the three month periods ended March 31, 1994 and 1993, respectively. On a pro forma basis, earnings were inadequate to cover both fixed charges and fixed charges and preferred stock dividends by $97 million for the three months ended March 31, 1994.
(e) The loss from operations includes an ESOP accounting charge which is dependent on the fair market value of the ESOP Preferred Stock during the period. The pro forma amount is based on an assumed fair value of $120 per share. See note 4 to the Pro Forma Condensed Statement of Consolidated Operations for both the year ended December 31, 1993 and the three months ended March 31, 1994 for the effects of different fair value assumptions on the ESOP accounting charge.

                                      x1i

                UNITED AIR LINES, INC. AND SUBSIDIARY COMPANIES

  The following consolidated financial information has been derived from United's consolidated financial statements, for each of the fiscal years in the five year period ended December 31, 1993, which statements have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports incorporated by reference herein. Reference is made to said reports for the years 1993 and 1992 which include an explanatory paragraph with respect to the changes in methods of accounting for income taxes and postretirement benefits other than pensions as discussed in the notes to the consolidated financial statements for such years. The consolidated financial information for the three months ended March 31, 1994 and 1993 is unaudited but in the opinion of management includes all adjustments necessary for a fair presentation. The table also sets forth certain information on a pro forma basis giving effect to the Recapitalization and the Offerings. The following should be read in conjunction with the selected consolidated financial and operating information and the unaudited pro forma financial statements and the respective related notes thereto included elsewhere herein. See "SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING INFORMATION--United Air Lines, Inc. and Subsidiary Companies" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION--United Air Lines, Inc. and Subsidiary Companies." In addition, this table should be read in conjunction with United's Annual Report on Form 10-K for the year ended December 31, 1993 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, which are incorporated in this Proxy Statement/Prospectus by reference and which include United's Consolidated Financial Statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and United's Current Report on Form 8-K dated May 3, 1994 which is incorporated by reference in this Proxy Statement/Prospectus.

                                       YEAR ENDED DECEMBER 31,
                         --------------------------------------------------------
                            1993
                          PRO FORMA    1993     1992     1991     1990     1989
                         -----------  -------  -------  -------  -------  -------
                         (UNAUDITED)
                                        (DOLLARS IN MILLIONS)
STATEMENT OF CONSOLI-
 DATED OPERATIONS DATA:
 Operating revenues(a)..   $13,140    $13,168  $11,688  $10,703  $10,282  $ 9,267
 Earnings (loss) from
  operations............       386(e)     295     (496)    (491)     (41)     464
 Earnings (loss) before
  extraordinary item and
  cumulative effect of
  accounting changes....        (8)       (17)    (386)    (335)      96      358
 Net earnings (loss)....      N.A.        (36)    (933)    (335)      96      358
STATEMENT OF CONSOLI-
 DATED FINANCIAL POSI-
 TION DATA (at end of
 period):
 Total assets...........        (b)   $12,153  $12,067  $ 9,907  $ 8,001  $ 7,217
 Total long-term debt
  and capital lease ob-
  ligations, including
  current portion.......        (b)     3,614    3,628    2,531    1,326    1,404
 Shareholder's equity...        (b)       674      738    1,613    1,769    1,665
OTHER DATA:
 Ratio of earnings to
  fixed charges.........        (c)        (c)      (c)      (c)    1.16     2.08
UNITED OPERATING DATA:
 Revenue passengers
  (millions)............        70         70       67       62       58       55
 Average length of a
  passenger trip in
  miles.................     1,450      1,450    1,390    1,327    1,322    1,269
 Revenue passenger miles
  (millions)............   101,258    101,258   92,690   82,290   76,137   69,639
 Available seat miles
  (millions)............   150,728    150,728  137,491  124,100  114,995  104,547
 Passenger load factor..      67.2%      67.2%    67.4%    66.3%    66.2%    66.6%
 Break even passenger
  load factor...........      65.0%      65.5%    70.6%    69.7%    66.5%    62.8%
 Revenue per passenger
  mile..................      11.6c      11.6c    11.3c    11.5c    11.8c    11.6c
 Cost per available seat
  mile..................       8.5c       8.5c     8.9c     9.0c     9.0c     8.4c
 Average price per gal-
  lon of jet fuel.......      63.6c      63.6c    66.4c    71.6c    80.4c    63.6c

                                      xlii

                                                 (UNAUDITED) THREE MONTHS
                                                      ENDED MARCH 31,
                                                 -----------------------------
                                                   1994
                                                 PRO FORMA     1994     1993
                                                 ---------    -------  -------
                                                   (DOLLARS IN MILLIONS)
STATEMENT OF CONSOLIDATED OPERATIONS DATA:
 Operating revenues(a)..........................  $ 3,171     $ 3,173  $ 3,001
 Loss from operations...........................      (16)(e)     (44)    (107)
 Loss before extraordinary item and cumulative
  effect of accounting changes..................      (62)        (79)    (129)
 Net Loss.......................................     N.A.        (105)    (148)
STATEMENT OF CONSOLIDATED FINANCIAL POSITION
 DATA
 (at end of period):
 Total assets...................................  $12,101     $12,196  $12,515
 Total long-term debt and capital lease obliga-
  tions, including current portion..............    4,325       3,567    3,864
 Shareholders' equity...........................     (272)        570      592
OTHER DATA:
 Ratio of earnings to fixed charges.............       (d)         (d)      (d)
UNITED OPERATING DATA:
 Revenue passengers (millions)..................       16          16       16
 Average length of a passenger trip in miles....    1,471       1,471    1,433
 Revenue passenger miles (millions).............   23,289      23,289   22,443
 Available seat miles (millions)................   35,598      35,598   35,220
 Passenger load factor..........................     65.4%       65.4%    63.7%
 Break even passenger load factor...............     65.8%       66.5%    66.3%
 Revenue per passenger mile.....................     11.9c       11.9c    12.0c
 Cost per available seat mile...................      9.0c        9.0c     8.8c
 Average price per gallon of jet fuel...........     58.6c       58.6c    65.9c

- --------

(a) In the first quarter of 1994, United began recording certain air transportation price adjustments, which were previously recorded as commission expense, as adjustments to revenue. Operating revenues and certain operating statistics for periods prior to 1994 have been adjusted to conform with the current presentation. See United's Current Report on Form 8-K dated May 3, 1994 which is incorporated by reference in this Proxy Statement/Prospectus.
(b) The Pro Forma Statement of Consolidated Financial Position assumes the transaction occurred at March 31, 1994. Therefore, pro forma information at December 31, 1993 is not applicable.
(c) Earnings were inadequate to cover fixed charges by $77 million in 1993, by $694 million in 1992 and by $604 million in 1991. On a pro forma basis, earnings were inadequate to cover fixed charges by $63 million in 1993.
(d) Earnings were inadequate to cover fixed charges by $130 million and $211 million for the three month periods ended March 31, 1994 and 1993, respectively. On a pro forma basis, earnings were inadequate to cover fixed charges by $102 million for the three months ended March 31, 1994.
(e) The loss from operations includes an ESOP accounting charge which is dependent on the fair market value of the ESOP Preferred Stock during the period. The pro forma amount is based on an assumed fair value of $120 per share. See Note 4 to the Pro Forma Condensed Statement of Consolidated Operations for both the year ended December 31, 1993 and the three months ended March 31, 1994 for the effects of different fair value assumptions on the ESOP accounting charge.

                                     xliii

                         SUMMARY OF TERMS OF SECURITIES

  The following table summarizes the terms of the securities of the Company and United that will be issued in connection with the Recapitalization and that will remain outstanding upon consummation of the Recapitalization. For a more complete description of such securities, see "DESCRIPTION OF SECURITIES." If all of the Offerings are consummated, Debentures will be sold pursuant to the United Debt Offerings and Depositary Preferred Shares representing interests in the Public Preferred Stock will be sold pursuant to the UAL Preferred Offering. If none of the Offerings are consummated, the securities that will constitute part of the Recapitalization Consideration will consist of the Debentures, the Depositary Preferred Shares representing interests in the Public Preferred Stock and the New Shares. If some but not all of the Offerings are consummated, the securities that constitute part of the Recapitalization Consideration will vary depending upon which securities are sold in the Offerings.

                                      xliv

                      [THIS PAGE INTENTIONALLY LEFT BLANK]



                                      xlv

- --------------------------------------------------------------------------------

TITLE                     ISSUER DIVIDENDS/INTEREST   MATURITY     REDEMPTION
- -----                     ------ -------------------- -----------  -------------------
DEBENTURES
  Series A Debentures...  United 9.00% (provisional,  2004         at maturity (if the
                                 not to be adjusted                United Series A
                                 above 10.125%; the                Offering is not
                                 cap can be exceeded               consummated and the
                                 if the United Series              Unions request
                                 A Debt Offering is                prior to the
                                 consummated or, if                Meeting, an
                                 not, if the optional              optional redemption
                                 redemption feature                feature may be
                                 is added)                         added)
  Series B Debentures...  United 9.70% (provisional,  2014         at maturity (if the
                                 not to be adjusted                United Series B
                                 above 10.825%; the                Offering is not
                                 cap can be exceeded               consummated and the
                                 if the United Series              Unions request
                                 B Debt Offering is                prior to the
                                 consummated or, if                Meeting, an
                                 not, if the optional              optional redemption
                                 redemption feature                feature may be
                                 is added)                         added)
Depositary Preferred      UAL    10.25% (provisional, perpetual    after tenth
 Shares, each                    not to be adjusted   unless       anniversary (or
 representing 1/1,000 of         above 11.375% unless redeemed     fifth anniversary
 a share of Public               the UAL Preferred                 if the UAL
 Preferred Stock                 Offering is                       Preferred Offering
 (without par value)....         consummated)                      is not consummated)
                                                                   of issuance at
                                                                   liquidation value
                                                                   plus accrued and
                                                                   unpaid dividends
ESOP PREFERRED STOCK
  Class 1 ESOP Preferred
   Stock (par value
   $0.01 per share).....  UAL    fixed dividend (rate perpetual    not redeemable
                                 to be determined,    unless
                                 not to exceed 7% of  converted
                                 the price paid for
                                 the Class 1 ESOP
                                 Preferred Stock by
                                 the ESOP Trustee at
                                 the Effective Time)
                                 accrues until March
                                 31, 2000,
                                 participates in all
                                 distributions to New
                                 Shares if in excess
                                 of the fixed
                                 dividend but subject
                                 to an annual cap of
                                 12 1/2% of the value
                                 of the New Shares

  Class 2 ESOP Preferred
   Stock (par value
   $0.01 per share).....  UAL    no fixed dividend;   perpetual    not redeemable
                                 participates in all  unless
                                 distributions to New converted
                                 Shares subject to an
                                 annual cap of 12
                                 1/2% of the value of
                                 the New Shares

VOTING PREFERRED STOCK
  Class P Voting
   Preferred Stock (par
   value $0.01 per
   share)...............
  Class M Voting
   Preferred Stock (par   UAL    none                 perpetual    not redeemable
   value $0.01 per                                    unless
   share)...............                              converted
  Class S Voting
   Preferred Stock (par
   value $0.01 per
   share)...............

DIRECTOR PREFERRED STOCK
  Class Pilot MEC
   Preferred Stock (par
   value $0.01 per
   share)...............
  Class IAM Preferred
   Stock (par value                                   perpetual    automatically
   $0.01 per share).....  UAL    none                 unless       redeemed
  Class SAM Preferred                                 redeemed     under certain
   Stock (par value                                                circumstances,
   $0.01 per share).....                                           including
                                                                   upon termination of
                                                                   voting
                                                                   rights, for
                                                                   liquidation value

  Class I Preferred
   Stock (par value
   $0.01 per share).....  UAL    none                 perpetual    automatically
                                                      unless       redeemed under
                                                      redeemed     certain
                                                                   circumstances,
                                                                   including at
                                                                   Sunset, for
                                                                   liquidation value
New Shares (par value
 $0.01 per share).......  UAL    as declared          perpetual    not redeemable

- -------
* See "DESCRIPTION OF SECURITIES--The Debentures--Consolidation, Merger or Sale by United."

                                      xlvi

- --------------------------------------------------------------------------------

LIQUIDATION
PREFERENCE/PRINCIPAL                                                         CONVERSION   CONSOLIDATION,
AMOUNT PER SECURITY      RANK                VOTING RIGHTS                   RIGHTS       MERGER ETC.
- --------------------     ----                -------------                   ----------   --------------
$100                     pari passu with all none                            none         contains merger
                         senior, unsecured                                                provision*
                         debt of United

$100                     pari passu with all none                            none         contains merger
                         senior, unsecured                                                provision*
                         debt of United

$25 per Depositary       parity with Series  when six quarterly dividends    none         no special
Preferred Share plus     A Preferred Stock;  are in arrears, Public                       rights
accrued and unpaid       senior to all other Preferred Stock votes as a
dividends                preferred stock and class with Series A Preferred
                         New Shares          Stock to elect two directors

amount to be determined  junior to Public    none                            each share   holder receives
plus accrued and unpaid  Preferred Stock and                                 convertible  either (i)
dividends                Series A Preferred                                  into one     preferred stock
                         Stock; on parity                                    New Share,   with the same
                         with Class 2 ESOP                                   subject to   characteristics
                         Preferred Stock as                                  adjustment   as Class 1 ESOP
                         to participating                                                 Preferred Stock
                         dividends and                                                    or (ii) same
                         liquidation; senior                                              consideration as
                         to other preferred                                               New Shares into
                         stock, New Shares,                                               which Class 1
                         and as to fixed                                                  ESOP Preferred
                         dividends, Class 2                                               Stock is
                         ESOP Preferred                                                   convertible
                         Stock

amount to be determined  junior to Public    none                            each share   holder receives
plus accrued and unpaid  Preferred Stock,                                    convertible  either (i)
dividends                Series A Preferred                                  into one     preferred stock
                         Stock and as to                                     New Share,   with the same
                         fixed dividends,                                    subject to   characteristics
                         Class 1 ESOP                                        adjustment   as Class 2 ESOP
                         Preferred Stock; on                                              Preferred Stock
                         parity with Class 1                                              or (ii) same
                         ESOP Preferred                                                   consideration as
                         Stock as to                                                      New Shares into
                         participating                                                    which Class 2
                         dividends and                                                    ESOP Preferred
                         liquidation; senior                                              Stock is
                         to other preferred                                               convertible
                         stock and New
                         Shares

                                             votes as a class with the New   each share   holder receives
                                             Shares on all matters except    convertible  either (i)
                                             election of directors on which  into 0.0001  preferred stock
                         junior to Public    it does not have a vote; until  New Share,   with the same
                         Preferred Stock,    Sunset, Class P, Class M and    subject to   characteristics
                         Series A Preferred  Class S Preferred Stock         adjustment   as Voting
                         Stock and ESOP      represent approximately 25.4%,               Preferred Stock
                         Preferred Stock; on 20.4% and 9.2%, respectively,                held or (ii)
$0.01                    parity with other   of the votes that may be cast                same
                         Voting Preferred    (prior to adjustment for                     consideration as
                         Stock; senior to    Additional Shares); after                    New Shares into
                         other preferred     Sunset, Class P, Class M and                 which Voting
                         stock and New       Class S Preferred Stock                      Preferred Stock
                         Shares              represent the votes of New                   held is
                                             Shares issuable upon conversion              convertible
                                             of outstanding ESOP Preferred
                                             Stock

                                             Class Pilot MEC, Class IAM and  none         holder receives
                                             Class SAM Preferred Stock vote               preferred stock
                                             to elect the ALPA Director, the              with the same
                                             IAM Director and the SAM                     characteristics
                                             Director, respectively; right                as Director
                                             to elect ALPA Director                       Preferred Stock
                                             terminates after Sunset when                 held
                         junior to Public    there are no longer ALPA
                         Preferred Stock,    members employed by the
                         Series A Preferred  Company; right to elect IAM
                         Stock, ESOP         Director terminates after the
                         Preferred Stock and sunset when there are no longer
$0.01                    Voting Preferred    IAM members employed by the
                         Stock; on parity    Company; right to elect SAM
                         with other Director Director terminates after
                         Preferred Stock;    Sunset on the earlier of when
                         senior to other     members of ALPA or IAM are no
                         preferred stock and longer employees of the
                         New Shares          Company; under certain
                                             circumstances, Class Pilot MEC,
                                             Class IAM and Class SAM
                                             Preferred Stock succeed to the
                                             voting rights represented by
                                             Class P, Class M and Class S
                                             Preferred Stock, respectively

$0.01                    junior to Public    votes to elect Independent      none         no special
                         Preferred Stock,    Directors                                    rights
                         Series A Preferred
                         Stock, ESOP
                         Preferred Stock and
                         Voting Preferred
                         Stock; on parity
                         with other Director
                         Preferred Stock;
                         senior to other
                         preferred stock and
                         New Shares

na                       junior to all       until the Sunset, votes as a    none         no special
                         preferred stock     class with the Voting Preferred              rights
                                             Stock on all matters except the
                                             election of directors and
                                             elects the Public Directors as
                                             a class without the
                                             Voting Preferred Stock; after
                                             the Sunset, votes on all
                                             matters as a class with the
                                             Voting Preferred Stock

                                     xlvii

                       PROXY STATEMENT/JOINT PROSPECTUS

                               ----------------

                                UAL CORPORATION
                            UNITED AIR LINES, INC.

                               ----------------

                            MEETING OF STOCKHOLDERS

                         TO BE HELD JULY 12, 1994

                                 INTRODUCTION

  This Proxy Statement/Joint Prospectus (the "Proxy Statement/Prospectus") is being furnished in connection with the solicitation of proxies by the Board of Directors of UAL Corporation, a Delaware corporation ("UAL" or the "Company"), for use at the Meeting of Stockholders of the Company to be held on July 12, 1994, at 8:30 a.m., local time, in the Imperial Ballroom at the Fairmont Hotel, 200 North Columbus Drive, Chicago, Illinois, and at any adjournment or postponement thereof (the "Meeting"). This Proxy Statement/Prospectus, the attached Notice of Meeting and the enclosed form of proxy are being first mailed to holders of shares of common stock, par value $5 per share, of the Company ("Old Shares") of the Company on or about June 13, 1994.

PURPOSE OF THE MEETING

  The principal purpose of the Meeting is to consider and vote upon a proposal to recapitalize the Company as hereinafter described. Holders of Old Shares are being asked to consider and vote upon (i) the Amended and Restated Agreement and Plan of Recapitalization, dated as of March 25, 1994 (the "Plan of Recapitalization"), which contemplates certain transactions collectively referred to as the "Recapitalization," (ii) subject to and conditioned upon approval of the Plan of Recapitalization, the amendment and restatement of the Company's Certificate of Incorporation and Bylaws (the "Charter and Bylaw Amendments"), (iii) subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, the approval of the issuance of (a) shares of Class 1 ESOP Convertible Preferred Stock (the "Class 1 ESOP Preferred Stock") to State Street Bank and Trust Company ("State Street"), as trustee of the UAL Corporation Employee Stock Ownership Plan Trust, (b) shares of Class 2 ESOP Convertible Preferred Stock (the "Class 2 ESOP Preferred Stock" and, together with the Class 1 ESOP Preferred Stock, the "ESOP Preferred Stock") (or the common shares into which they convert) to State Street, as trustee of the UAL Corporation Employee Stock Ownership Plan Trust (or in limited circumstances as trustee of the UAL Corporation Supplemental ESOP Trust) or underlying New Shares to participants in the UAL Corporation Supplemental ESOP, (c) shares of (1) Class P ESOP Voting Junior Preferred Stock, (2) Class M ESOP Voting Junior Preferred Stock and (3) Class S ESOP Voting Junior Preferred Stock to State Street, as trustee of the UAL Corporation Employee Stock Ownership Plan Trust and the UAL Corporation Supplemental ESOP Trust, (d) shares of Class I Junior Preferred Stock to certain individuals to be named as directors of the Company, (e) a share of Class Pilot MEC Junior Preferred Stock to the United Airlines Pilots Master Executive Council ("ALPA-MEC") of the Air Line Pilots Association, International ("ALPA"), (f) a share of Class IAM Junior Preferred Stock to the International Association of Machinists and Aerospace Workers (the "IAM") or its designee and (g) shares of Class SAM Junior Preferred Stock to an individual to be named as a director of the Company on behalf of salaried and management employees of the Company (the "Salaried and Management Employees") and to an additional designated stockholder (collectively, the "Stock Issuance"), (iv) subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, the election of four "Public Directors" of the Company, (v) subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, the amendment of the Company's 1981 Incentive Stock Program, as amended (the "1981 Stock Program"), (vi) subject to and conditioned upon approval of the Plan of Recapitalization and the Charter and Bylaw Amendments, the amendment of the Company's 1988 Restricted Stock Plan (the "1988 Restricted Stock Plan"), (vii) subject to and conditioned upon approval of the Plan of Recapitalization, the amendment of the Company's Incentive Compensation Plan (the "Incentive Plan"), (viii) three stockholder proposals, (ix) ratification of the selection of Arthur Andersen & Co. ("Arthur Andersen") as the Company's independent accountants for the year ending December 31, 1994 and (x) such other business as may properly come before the Meeting or any adjournment or postponement thereof. See "BACKGROUND OF THE PLAN OF RECAPITALIZATION" and "THE PLAN OF RECAPITALIZATION." A copy of the Plan of Recapitalization and copies of the proposed Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate") and the Amended and Restated Bylaws of the Company are included elsewhere in this Proxy Statement/Prospectus.

  The approval of matter (ii) will be subject to the approval of the Plan of Recapitalization, and the approval of matters (iii) through (vii) will be subject to the approval of the Plan of Recapitalization and the Charter and Bylaw Amendments.

  The Plan of Recapitalization provides, among other things, for the reclassification (the "Reclassification") of the Company's Old Shares. As a result of the Reclassification, each Old Share outstanding at the consummation of the Recapitalization (the "Effective Time"), including each share of restricted stock issued pursuant to the 1988 Restricted Stock Plan (which will vest upon the Effective Time if not vested prior thereto), together with up to 1,000,000 Old Shares held by the Company as treasury stock or owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time, will be reclassified as, and exchanged for, one half (0.5) of a new share of common stock, par value $0.01 per share, of the Company (the "New Shares") and one one-thousandth of a share of Series D Redeemable Preferred Stock, without par value, of the Company (the "Series D Redeemable Preferred Stock"). Concurrently with the solicitation of proxies in connection with the Plan of Recapitalization, United Air Lines, Inc. ("United") expects to offer up to $382.5 million principal amount of its Series A Debentures due 2004 (the "Series A Debentures") (the "United Series A Offering") and up to $382.5 million principal amount of its Series B Debentures due 2014 (the "Series B Debentures" and, together with the Series A Debentures, the "Debentures") (the "United Series B Offering" and, together with the United Series A Offering the "United Debt Offerings") and the Company expects to offer up to 30,600,000 depositary shares (the "Depositary Preferred Shares") representing interests in $765.0 million liquidation preference of Series B Preferred Stock, without par value, of the Company (the "Public Preferred Stock") (the "UAL Preferred Offering" and, together with the United Debt Offerings, the "Offerings"). Immediately upon issuance pursuant to the Reclassification, each one one-thousandth of a share of Series D Redeemable Preferred Stock will be redeemed (the "Redemption") for:

    (i) $25.80 in cash,

    (ii) either (a) $15.55 principal amount of Series A Debentures or (b) if the United Series A Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series A Offering,

    (iii) either (a) $15.55 principal amount of Series B Debentures or (b) if the United Series B Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series B Offering, and

    (iv) either (a) Depositary Preferred Shares representing interests in $31.10 liquidation preference of Public Preferred Stock or (b) if the UAL Preferred Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by the Company pursuant to the UAL Preferred Offering

  The combination of New Shares and cash and, if applicable, Series A Debentures, Series B Debentures and Depositary Preferred Shares to be distributed in respect of the Old Shares pursuant to the Recapitalization is referred to herein as the "Recapitalization Consideration." Under various circumstances, the value of the consideration to be received by stockholders could be less than the stated principal amount of the Debentures or the liquidation preference of the Depositary Preferred Shares.

  The consummation of the Recapitalization is not conditioned on, or subject to, the consummation of any of the Offerings. In addition, none of the Offerings is conditioned on, or subject to, the consummation of any of the other Offerings.

  The terms of the Debentures, the Public Preferred Stock and the Depositary Preferred Shares are described under "DESCRIPTION OF SECURITIES--The Debentures," "--The Public Preferred Stock" and "--The Depositary Preferred Shares." Under the Plan of Recapitalization, the interest rate on the Series A Debentures has been fixed provisionally at 9.00%, the interest rate on the Series B Debentures has been fixed provisionally at 9.70% and the dividend rate on the Public Preferred Stock has been fixed provisionally at 10.25%. Under the Plan of Recapitalization, the interest rates on the Debentures and the dividend rate on the Public Preferred Stock will be adjusted not less than five business nor more than ten calendar days before the date of the Meeting (the "Announcement Date") to rates (which in each case, if there is an upward adjustment, may not be more than 112.5 basis points (i.e., 1.125 percentage points) higher than the respective provisional rates, but which in the case of a downward adjustment are not limited) that, in the opinion of certain financial advisors to the Company and the Unions and in the case of a deadlock, based on a process involving a third financial advisor identified by the Company and the Unions, would permit the Debentures and the Depositary Preferred Shares representing interests in the Public Preferred Stock to trade at par on such date on a fully distributed basis. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Pricing the Securities." Based on current market conditions, the Company believes that the interest rates on the Series A Debentures and the Series B Debentures and the dividend rate on the Depositary Preferred Shares to be established by certain financial advisors to the Company and the Unions and, in the case of a deadlock, based on a process involving a third financial advisor, would not be less than the initial pricing of 9.00% for the Series A Debentures, 9.70% for the Series B Debentures and 10.25% for the Depositary Preferred Shares.

  The underwriting agreements relating to the several Offerings are expected to provide, as applicable, that if such Offerings are consummated, the interest rates on the Debentures and the dividend rate on the Public Preferred Stock, respectively, may be adjusted (including in excess of their respective caps) to permit such securities to be sold at or closer to par, but if that is done, the principal amount of the series of Debentures affected and/or the number of Depositary Preferred Shares representing interests in the Public Preferred Stock, as the case may be, will be reduced so that the aggregate amount of interest payable annually by United on the Debentures or the aggregate amount of dividends payable annually by the Company on the Public Preferred Stock will not exceed certain amounts calculated with reference to such caps. If the Offerings are not consummated, the interest rates borne by the Debentures and the dividend rate borne by the Public Preferred Stock will be subject to the caps. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Pricing the Securities."

  Each share of Series A Convertible Preferred Stock of the Company ("Series A Preferred Stock") and each of the Air Wis Services, Inc. 7 3/4% Convertible Subordinated Debentures Due 2010 and the Air Wis Services, Inc. 8 1/2% Convertible Subordinated Notes Due 1995 outstanding immediately prior to the Effective Time (each, a "Convertible Company Security") will remain outstanding, and each holder of any such Convertible Company Security will have the right to receive, upon conversion thereof from and after the Effective Time, the Recapitalization Consideration with respect to each Old Share that such holder would have been entitled to receive had such holder converted such Convertible Company Security in full immediately prior to the Effective Time.


  At the Effective Time, each outstanding employee stock option of the Company granted under the 1981 Stock Program or the Air Wis Services, Inc. 1987 Non-Qualified Stock Option Plan will remain outstanding, each such option then held by active employees and officers (including persons who were officers of the Company or United as of July 1993) (collectively, the "Options") will become fully vested and exercisable at the Effective Time and each such Option will thereafter represent the right to receive, until the expiration thereof in accordance with its terms, in exchange for the aggregate exercise price for such Option, the Recapitalization Consideration with respect to each Old Share that such holder would have been entitled to receive had such holder exercised such Option in full immediately prior to the Effective Time.

VOTING RIGHTS AND PROXY INFORMATION

  The Board of Directors of the Company has fixed the close of business on June 9, 1994 as the record date (the "Record Date") for determining which holders of Old Shares are entitled to notice of and to vote at the Meeting. Accordingly, only holders of record of Old Shares at the close of business on the Record Date will be entitled to vote at the Meeting. At the close of business on June 9, 1994, there were 24,572,182 Old Shares outstanding and entitled to vote, held by 19,156 stockholders of record. As of the close of business on June 9, 1994, there were also 939,661 Old Shares held as treasury stock by the Company, which Old Shares will not be voted at the Meeting. Holders of Series A Preferred Stock will not be entitled to vote at the Meeting.

  Each holder of record of Old Shares on the Record Date is entitled to cast one vote per Old Share, in person or by properly executed proxy, at the Meeting. The presence in person or by properly executed proxy of the holders of a majority of the outstanding Old Shares entitled to vote is necessary to constitute a quorum at the Meeting.

  Under the Delaware General Corporation Law (the "DGCL"), the affirmative vote of the holders of a majority of the Old Shares outstanding on the Record Date will be required to approve and adopt the Plan of Recapitalization and the Charter and Bylaw Amendments, the affirmative vote of the holders of a plurality of Old Shares present in person or represented by proxy at the Meeting will be required to elect each of the Public Directors and the affirmative vote of the holders of a majority of Old Shares present in person or represented by proxy at the Meeting will be required to approve or adopt each of the other matters identified in this Proxy Statement/Prospectus as being presented to holders of Old Shares at the Meeting. None of the votes described above requires the separate approval by a majority of the shares held by the Company's unaffiliated stockholders. The Company's directors (other than Dr. Brimmer) and executive officers, and their affiliates, have sole or shared voting power and beneficial ownership with respect to approximately 1.6 percent of the outstanding Old Shares, which they intend to vote in favor of the Plan of Recapitalization and the Charter and Bylaw Amendments. Accordingly, the affirmative vote of the holders of approximately
48.4 percent of the outstanding Old Shares (other than directors and executive officers and their affiliates) is required for approval of the Plan of Recapitalization. Dr. Brimmer expects to vote his 450 Old Shares against the Plan of Recapitalization and the Charter and Bylaw Amendments.

  All Old Shares that are represented at the Meeting by properly executed proxies received prior to or at the Meeting and not revoked will be voted at the Meeting in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE PLAN OF RECAPITALIZATION, THE CHARTER AND BYLAW AMENDMENTS, THE STOCK ISSUANCE, THE AMENDMENT OF THE 1981 STOCK PROGRAM, THE AMENDMENT OF THE 1988 RESTRICTED STOCK PLAN AND THE AMENDMENT OF THE INCENTIVE PLAN; FOR THE ELECTION OF FOUR PUBLIC DIRECTORS; FOR THE RATIFICATION OF ARTHUR ANDERSEN; AND AGAINST THE STOCKHOLDER PROPOSALS. The Board of Directors of the Company does not know of any matters, other than as described in the Notice of Meeting attached to this Proxy Statement/Prospectus, that are to come before the Meeting. IF A PROXY IS GIVEN TO VOTE IN FAVOR OF THE PLAN OF RECAPITALIZATION, THE PERSONS NAMED IN SUCH PROXY WILL HAVE AUTHORITY TO VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT ON ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE MEETING FOR ACTION, INCLUDING WITHOUT LIMITATION, ANY PROPOSAL TO ADJOURN THE MEETING OR OTHERWISE CONCERNING THE CONDUCT OF THE MEETING.

  Abstentions will have the effect of a vote against the Plan of Recapitalization, the Charter and Bylaw Amendments and the other matters presented for a vote of the stockholders (other than the election of directors). With respect to abstentions, the Old Shares are considered present at the Meeting. The abstentions are not, however, affirmative votes for the matters presented for a vote and, therefore, they will have the same effect as votes against any matter presented for a vote of the stockholders (other than the election of directors). With respect to the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote. Broker non-votes will have no effect on the outcome and the vote on any of the matters presented for a vote of stockholders at the Meeting, other than the Charter and Bylaw Amendments. With respect to the Charter and Bylaw Amendments, broker non-votes are considered present and, accordingly, will have the effect of a vote against the Charter and Bylaw Amendments.

  In the event that a quorum is not present at the time the Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Meeting with a vote of the stockholders then present. The persons named in the enclosed form of proxy will vote any Old Shares for which they have voting authority in favor of such adjournment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the polls are closed with respect to the vote, a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a subsequent proxy relating to the same Old Shares and delivering it to the Secretary of the Company or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy in accordance with clause (i) above should be sent to: UAL Corporation, P.O. Box 66919, Chicago, Illinois 60666, Attention: Francesca M. Maher, Secretary. In addition, both proxies and revocations of proxy may be given by delivering to Georgeson & Co.by means of facsimile at (212) 440-9009, before the close of business on the day before the Meeting, both sides of an executed form of proxy or a notice of revocation bearing a later date than the proxy.

  Stockholders are urged to read this Proxy Statement/Prospectus carefully in its entirety before deciding how to vote their Old Shares.

NO APPRAISAL RIGHTS

  Stockholders of the Company will not be entitled to appraisal rights in connection with any of the matters to be voted upon at the Meeting.

                   BACKGROUND OF THE PLAN OF RECAPITALIZATION

  In the years following a 29-day strike by ALPA in 1985, relations between the Company and its principal unions, ALPA, the IAM and the Association of Flight Attendants ("AFA"), have often been discordant. During this period, a number of significant events involving a potential change in corporate control or the sale of substantial assets of the Company have occurred or were proposed, many of which events involved the participation of one or more of the Company's unions, including (i) an offer by ALPA to acquire United and the Company's computerized reservation system for $4.5 billion in April 1987, (ii) a consent solicitation by a group including Coniston Partners in May 1987, (iii) a planned recapitalization, announced by the Company in May 1987, that would have resulted in the Company's stockholders receiving $60 per share while retaining their shares, (iv) the adoption in June 1987, following the resignation of Richard J. Ferris as chairman of the Company, of a restructuring plan involving the sale of the Hertz Company, Westin Hotel Company and Hilton International Co. and a distribution of cash, which led to such sales through a tender offer by the Company for its own shares which was completed in March 1988, (v) a proposal by a pilot-organized entity to acquire the Company for $110 per share in May 1988, (vi) a proposal from Marvin Davis to acquire the Company for $240 per share in August 1989, (vii) the entry into a merger agreement with Airline Acquisition Corp. (an entity which was intended to be owned 75% by employee stock ownership plans for the benefit of the Company's employees, 15% by British Airways and 10% by the Company's senior management) providing for consideration of $300 per share, which agreement was entered into in September 1989 and thereafter failed due to an inability to obtain necessary financing, and (viii) the entry into a merger agreement with United Employee Acquisition Corp. (an entity formed by ALPA, the IAM and AFA) providing for consideration of $155 per share in cash, $35 per share in Company debt securities and $13 per share in debt securities of Covia Corp., which agreement was entered into in April 1990 and terminated in October 1990 due to an inability to obtain necessary financing following Iraq's invasion of Kuwait.

  During this period, earnings per share from continuing operations, helped by both the strength of the global economy and operating improvements undertaken by the Company, grew from a loss of $3.43 in 1985 to positive earnings of $20.20 in 1988 and $14.96 in 1989. This improving earnings posture came to a dramatic halt in 1990 when Iraq's invasion of Kuwait sent fuel prices skyrocketing while simultaneously dampening consumer demand for air travel. These events, combined with the downturn in the global economy, led to disappointing earnings per share of $4.33 in 1990 and a per share loss of $14.31 in 1991.

  In recent years, including during 1992, the Company has noted the emergence of a fundamental shift in consumer behavior, with an increased focus on the price/value relationship. Travel preference (of both business and leisure travelers) has continued to shift to low-cost travel as provided by carriers such as Southwest Airlines Co. ("Southwest"), Morris Air and Reno Air. The Company believed that this trend was long-term and would continue even if the weak economic conditions of the early 1990s improved. The Company determined that its ability to be competitive in such an environment required a substantial reduction of its operating costs.

  Thus, on January 6, 1993, the Company, while recognizing that it had put in place progressively leaner operating budgets over the prior few years, nevertheless announced a further $400 million cost reduction program, including the subcontracting of skycaps and certain janitorial services and the furlough of 2,800 employees. Additionally, the Company restructured its fleet plan and aircraft purchase commitments, cancelling firm orders for 49 Boeing aircraft, deferring acceptance of 14 Airbus aircraft and accelerating the retirement of 25 older aircraft. The net effect of these changes was to reduce the Company's planned capital spending through 1996 by over $6.2 billion and reduce the size of the planned 1996 year-end fleet size by over 85 aircraft.

  The Company determined that even with these changes it would be necessary to reduce its single largest expense, labor costs, to be competitive in the changed environment of the 1990s. Thus, in addition to the subcontracting, furloughs and the implementation of a 5% salary reduction program for certain management employees, the Company requested concessions from its three principal unions on January 14, 1993. AFA rejected such request on January 14, 1993 and the IAM rejected such request on January 19, 1993. ALPA indicated that it desired to conduct a financial review of the Company.

  In light of the unwillingness of the Company's unions to participate in the Company's cost-cutting efforts, the Company thereafter announced its intention to undertake various other cost-cutting actions, including selling its flight kitchens, subcontracting certain ground services, opening a flight attendant domicile in Taiwan and evaluating the sale of the Denver flight training center. CS First Boston Corporation ("CS First Boston") was retained February 12, 1993 to assist the Company in connection with the evaluation of a sale of the United States flight kitchens. The Company also discussed the possibility of subcontracting its jet repair work, selling its jet engine overhaul maintenance facility in San Francisco, subcontracting its components business and ground equipment overhaul business, and subcontracting its line maintenance work, building maintenance work, and computer terminal technician work.

  In March, 1993, Booz . Allen & Hamilton ("BAH") was engaged by the Company to provide a description of, and outlook for, the U.S. airline industry and United. The assessment focused on the domestic airline industry as represented by the thirteen leading carriers, who together represent 99% of the U.S. airline industry's capacity. At a meeting of the Company's Board of Directors (the "Board") held on April 28, 1993, BAH presented a report to the Board. In its report, BAH noted "the U.S. airline industry has historically underperformed, particularly since deregulation when overall financial returns, in the aggregate, have been negative. Despite this poor performance, the industry expanded rapidly after deregulation. However, to fill the rapidly expanding capacity, the industry had to drop prices almost continuously. Unfortunately, for a significant portion of the post-deregulation period--most notable in the last three years--the industry has been unable to reduce costs as rapidly as prices, which has led to significant industry-wide losses." The report noted that it seemed unlikely that carriers such as United could achieve sufficient cost reduction without a major restructuring. The report concluded that United had to respond to major industry imperatives by reducing competitive intensity, through redeploying capacity into core segments and reducing costs to narrow the gap with its principal low-cost competitors. BAH advised that to redeploy capacity to defensible segments, United should (i) identify core capabilities as a basis for market advantage, (ii) focus product, capacity and resource investments into specific core areas to capitalize on those advantages, (iii) form partnerships/alliances to serve complementary segments and (iv) withdraw from non-core activities. In order to reduce its cost gap, United should (i) reduce controllable costs wherever possible, (ii) work with labor to achieve wage reductions and productivity improvements and (iii) pursue alternatives for radical restructuring and product redesign.

  In a further presentation to the Board on June 24, 1993, BAH indicated that, in the absence of labor cooperation, the Company had four options: (i) restructure and downsize to focus on those markets where United could be profitable in the long term, (ii) restructure and grow to create a stronger domestic and international competitive position, (iii) return value to stockholders by monetizing flying assets, services and/or other hard assets and
(iv) sell the airline in whole or in parts.

  On April 19, 1993, the Board received a letter from the United Airlines Union Coalition (the "Coalition"), a group then composed of ALPA, the IAM and AFA, expressing concern over asset sales and extensive restructuring. In response, the Company sent a letter to the Coalition inviting a "shared solution" to the Company's need to reduce operating costs. On June 2, 1993, Mr. Stephen M. Wolf, Chairman of the Company, and Mr. Paul George, Senior Vice President--Human Resources of United, met with Captain Roger D. Hall, Chairman, ALPA-MEC, Ms. Diane Tucker, then President of the UAL/AFA Master Executive Council, and Mr. Ken Thiede, President and General Chairman of IAM-District 141. At such meeting, the Coalition indicated it was working on such a "shared solution". At the time, the Company was engaged in discussions with potential purchasers of its United States flight kitchens and final bids were due on July 20, 1993. The Company agreed to defer any major restructuring action until July 19, 1993 and requested that the Coalition submit a proposal by that time.

 July 16 Proposal

  On July 16, 1993, the Board received a letter from the Coalition (the "Coalition July 16 Proposal") that stated that the Coalition's participation in a cooperative restructuring was predicated on (i) employee investments by ALPA, the IAM, AFA and United's salaried and management employees that would be intended to produce an aggregate of $3.345 billion in employee cost savings over five years, (ii) joint development over a 12-18 month period of a plan intended to meet the competitive challenges facing United and projected to provide at least $100 million in additional operating income in 1995, $200 million in 1996 and $300 million in 1997 and each year thereafter, (iii) contribution of a substantial majority of the Company's common equity to a trust or trusts for the benefit of the Company's employees, (iv) a recapitalization of the Company (without additional external financing) in which the existing stockholders would receive a substantial minority of the Company's common stock and other consideration, (v) a balanced corporate governance structure, (vi) a restructuring that was not dependent on third parties (i.e., that did not require bank financing, a financial partner or a strategic partner), (vii) a restructured Company that maintained a substantial cash balance, (viii) negotiation of collective bargaining provisions intended to protect the job security and work opportunities of United's employees and
(ix) preservation of the status quo during negotiation of the proposal. The Coalition July 16 Proposal emphasized that such points were "all essential elements of the restructuring" and "available only in the context of a restructuring that meets the other characteristics outlined above."

  On July 20, 1993, the Company retained CS First Boston to assist it in its evaluation of the Coalition program. On July 21, 1993, the Coalition publicly confirmed that it had provided "several concepts" to the Company with respect thereto. On the same day, the Company publicly confirmed it was in communication with the Coalition regarding the concepts provided to the Company by the Coalition. Thereafter, representatives of the Company and the Coalition commenced a series of meetings to discuss the Coalition program.

 August 5 Board Meeting

  On August 5, 1993, the Board held a meeting at which it considered a presentation by BAH and members of Company management concerning ways to improve the Company's profitability and provide stockholder value, with specific focus on establishment of one or more domestic short-haul carriers which would be owned independently of the Company and United and which would virtually eliminate short-haul flying by United, along with other fundamental alterations of the Company's business and structure (the "Fundamental Restructuring Plan"). The Board also received a report on the status of discussions with the Coalition. The Board discussed the alternative of proceeding with the Fundamental Restructuring Plan and declining participation in the program outlined in the Coalition July 16 Proposal, the alternative of proceeding with the Coalition program and deemphasizing the Fundamental Restructuring Plan and the alternative of proceeding to develop both the Coalition program and the Fundamental Restructuring Plan. The Board, recognizing that the Coalition was offering very substantial concessions but that significant structural matters limited the ability to provide value to stockholders, determined both to work with the Coalition and to develop additional details of the Coalition July 16 Proposal. The Board concluded that a Coalition proposal should be considered only in light of, among other things, its valuation compared to the going concern value of the Company not taking into account any restructuring plan and the value to stockholders of other alternatives. The Board also instructed management to continue to explore the alternatives discussed by BAH and to pursue the sale of the United States flight kitchens.

  On August 10, Mr. Wolf and Mr. George met with Captain Hall, Mr. Kevin Lum, who had replaced Ms. Tucker as President of the UAL/AFA Master Executive Council, and Mr. Thiede and on August 11 the Company's representatives met with the Coalition's representatives. At both meetings the Company conveyed the view that, although the Company had not completed its valuation analysis, after reviewing the program outlined by the Coalition, particularly the limitations it imposed, the Company did not see how the program as outlined by the Coalition permitted the Company to satisfy its key requirement in any transaction involving the transfer of control: to deliver an appropriate premium over market to the holders of Old Shares in a transaction that was fair to such stockholders. At the same time, the Company expressed to the Coalition the Board's willingness to discuss actively a transaction that involved majority employee ownership, substantial corporate governance protection and comprehensive job protection provisions, provided that it also satisfied the Company's key requirement of providing substantial value to holders of Old Shares. At the meeting among representatives, some specific approaches were expressed as to possible areas of modifications to or enhancements of the Coalition program in order to bridge what appeared to the Company to be a substantial value gap. See "SPECIAL FACTORS--Certain Revenue and Earnings Scenarios."

 August 25 Board Meeting

  In a meeting held on August 25, 1993, the Board reviewed the process that was being followed and the steps that had been taken to obtain additional details and evaluate the Coalition proposal. The Board then reviewed in detail the various alternatives if the Company did not engage in a transaction involving the sale of a majority of the equity to its employees, including:

  . maintaining the "status quo" without undertaking extraordinary actions,

  . pursuing an alternative, referred to as the "enhanced status quo" alternative, whereby the Company would undertake certain extraordinary cost-cutting actions, including, for example, a sale of the flight kitchens, designed to enhance stockholder value over the "status quo" alternative without undertaking a major restructuring of the Company and

  . pursuing the Fundamental Restructuring Plan.

  In considering the "status quo" alternative, the Board considered as positive factors the prospect of labor peace, the possibility that the aviation environment might improve and the fact that this alternative preserved the Company's opportunity to carry out a fallback strategy. It considered as negative factors the fact that this alternative did not address the Company's fundamental problems (especially the continued expansion of low-cost carriers), and would result in continuing unsatisfactory financial performance, the loss of a "window of opportunity" before labor contracts reopened, the failure to provide sufficient incentive to the unions to lower costs and the prospect of a declining price of the Old Shares.

  The Board viewed the positive aspects of pursuing the "enhanced status quo" alternative as improved financial performance versus the "status quo" alternative and the use of a "window of opportunity" before labor contracts reopened. It viewed as negative factors the potential labor disruption in the workplace, the lack of sufficient improvement of financial performance, the failure to address the low-cost carrier problem and the possibility that United would be subject to some adverse media/political attention, which factors would potentially reduce the positive effects on the stock price.

  Because the "enhanced status quo" alternative was viewed as preferable to the "status quo" alternative in all aspects except the potential for labor disruption, the Board felt the "enhanced status quo" alternative was the appropriate comparison when evaluating the Fundamental Restructuring Plan and other alternatives.

  In considering the Fundamental Restructuring Plan, the Board noted that pursuit of such plan would significantly improve financial performance if successful, significantly improve stock price if successful, and take advantage of the "window of opportunity" before labor contracts reopened. The Board also noted that the ability of the Company to implement successfully this alternative was uncertain and that this alternative had the potential to cause extreme labor disruption in the workplace, to place severe limits on the Company's ability to pursue an acceptable fallback strategy, to subject United to extreme adverse media/political attention and to significantly depress the Company's stock price if not successful.

  The Board also recognized that the Fundamental Restructuring Plan was likely to be challenged by the Company's unions both in Federal court and in arbitration under the Railway Labor Act. Such a challenge could involve issues such as (i) whether the Fundamental Restructuring Plan violated statutory prohibitions against interference with union rights and/or unilateral carrier actions, (ii) whether the Fundamental Restructuring Plan violated provisions in the ALPA or AFA agreements that prohibit the Company from controlling, managing or holding any equity interest in another carrier, (iii) whether the Fundamental Restructuring Plan violated a provision in the AFA agreement that prohibits establishment of an "alter ego" carrier and (iv) whether the Fundamental Restructuring Plan violated a clause in the ALPA agreement that restricts marketing agreements with United Express carriers. The Board recognized that resolution of these issues could delay or prevent implementation of the Fundamental Restructuring Plan. The Board also considered the corporate taxation aspects of the Fundamental Restructuring Plan, including whether the creation of one or more new short-haul carrier entities would qualify as a tax-free reorganization under Section 355 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

  Finally, the Board considered that a strategy involving a sale of a majority of the Company's equity to employees would be expected to result in labor peace, provide significant value to the stockholders, potentially address the low-cost carrier problem and potentially preserve the Company's opportunity to pursue a fallback strategy. The negative aspects of such a strategy were determined to include the fact that, if not successful, the Company would lose some of the "window of opportunity" and that the labor unions might initiate a destructive public relations campaign coupled with significant disruptive job action. The Board noted that such a strategy might provide potentially less value to stockholders than a fully successful Fundamental Restructuring Plan, although it would likely provide more value than a failed Fundamental Restructuring Plan.

  At the August 25, 1993 Board meeting, CS First Boston made a presentation summarizing its analyses of three alternatives to the Coalition program: maintaining the "status quo", implementing the "enhanced status quo" alternative (consisting of management actions that the Company believed would increase labor force productivity or reduce labor costs but that would not require a major restructuring) and implementing the Fundamental Restructuring Plan, including an overview of the steps that would be required for implementation of each. The presentation also included a preliminary valuation analysis of the "enhanced status quo" alternative and the Fundamental Restructuring Plan. In order to arrive at a range of values per share of the Company assuming implementation of the "enhanced status quo" alternative, CS First Boston used a discounted cash flow analysis to estimate the present value of the future cash flows that the Company could be expected to produce over a five-year period from 1994 through 1998 in accordance with management's forecasts adjusted to reflect the cost reductions of the "enhanced status quo" alternative. CS First Boston estimated a preliminary value range for the Company, assuming the implementation of the "enhanced status quo" alternative, by adding the present value of the five-year unleveraged free cash flows of the Company under that scenario to the present value of the Company's 1998 terminal value. The discount rates and terminal multiples reflected then-current market conditions. This analysis resulted in a preliminary range of values per share of the Company, assuming the implementation of the "enhanced status quo" alternative, of from $150 to $180.

  CS First Boston's presentation included a preliminary range of values for the Company assuming implementation of the Fundamental Restructuring Plan. CS First Boston applied the same discounted cash flow methodology used in the "enhanced status quo" case to the cash flows that the Company could be expected to produce over the five-year period from 1994 through 1998 if the Fundamental Restructuring Plan were adopted. This analysis resulted in a preliminary range of values per share, if the Fundamental Restructuring Plan were successfully implemented, of from $225 to $275. CS First Boston noted that this preliminary range of values must be reduced by the expected costs of the transition to such plan and the assumed costs of labor disruption related to the implementation of the Fundamental Restructuring Plan, which were estimated to range from $22 to $42 per share. After such reduction, this analysis resulted in a preliminary range of values per share of the Company, if the Fundamental Restructuring Plan were successfully implemented, of $183 to $253 per share. CS First Boston noted that this range of values assumed that the transaction would not be taxable to the Company or its stockholders and must be further reduced by the following factors, which were not quantified: (i) the ownership share expected to be retained by the new operators and accordingly not distributed to the Company's stockholders, (ii) structural inefficiencies, (iii) national labor leadership response, (iv) government reaction and (v) public relations risk.

  CS First Boston also presented a preliminary analysis of a range of values for the Company if implementation of the Fundamental Restructuring Plan was attempted by the Company, but was ultimately blocked as a result of legal action, and the Company subsequently adopted the "enhanced status quo" alternative described above. CS First Boston assumed for purposes of its analysis that the Company would have absorbed the transition expenses and labor disruption costs associated with the Fundamental Restructuring Plan during the pendency of the legal action. Accordingly, this analysis resulted in a preliminary range of values per share of the Company, if the "enhanced status quo" alternative were adopted following an unsuccessful attempt to implement the Fundamental Restructuring Plan, of from $108 to $158.

  For information relating to the qualifications of CS First Boston, the method of its selection, the nature of, and purpose for, its analyses, the procedures it followed in connection therewith and the compensation it has received or will receive, see "SPECIAL FACTORS--Opinions of the Financial Advisors to the Board."

  The Board then further discussed issues concerning the various alternatives, including their potential impact on the Company and the factors influencing the potential success of each alternative.

  At the conclusion of its deliberations, the Board determined that the Company should identify for the Coalition a set of possible enhancements to the Coalition program but at the same time management should proceed with the development of various restructuring activities as and to the extent management deemed appropriate.

  In a letter to the Coalition dated August 25, 1993, the Company stated that since August 11, 1993, the Company and its financial advisors "had performed further analysis which has provided the Company with a clearer view of value, both as to the Company if no Coalition transaction occurs and as to the value of the Coalition program as reflected in the July 16th letter. The Company's analysis has confirmed that a substantial value gap exists between the Coalition program and the inherent value of the Company."

  In the August 25th letter, the Company outlined an approach to enhance the Coalition's program for a majority employee ownership transaction for consideration by the Coalition. This approach involved the following components to enhance the Coalition's proposed structure: (i) one or more trusts for the benefit of the Company employees would acquire 50.1% of the economic and voting power of the Company's equity, (ii) (a) employee investment as described in the Coalition July 16 Proposal would be supplemented by additional employee investment amounting to $120 million in year 1 and growing to $160 million in year 8, (b) an extension of the duration of the employee investment period by three years, (c) the entire investment would be by verifiable pay rate/defined contribution reductions, unless the Company agreed to alternative achievable work-rule changes of equal value, (d) there would be no "snap-backs" and contracts would be amendable after 8 years pursuant to Section 6 of the Railway Labor Act, (e) in each of years 6, 7 and 8 of the investment period, all employees would be provided a general wage rate increase of 2% per year if the Company achieved its earnings projections and there would be no other wage rate, per diem, allowance/premium or benefit increases during the investment period (other than step, longevity or comparable increases for non-contract salaried and management employees or status/promotional increases) and (f) a profit-sharing plan to provide potential for annual lump sum cash payments to employees if corporate performance targets are met, (iii) contract revisions allowing the establishment of a low-cost short-haul airline within United or the Company would be made, (iv) collective bargaining terms designed to provide reasonable job security provisions acceptable to the Company and to United's employees, which would not impose additional costs on United, would be agreed to, (v) upon consummation of the transaction, each existing Old Share would receive one new share of common stock and $100 in additional consideration, consisting of approximately $25 in cash and additional "cash equivalent value," consisting of approximately $37 in value of debt with specified terms and approximately $37 in value of preferred stock with specified terms and (vi) special governance provisions would be applicable to the "new company."

  The Company noted that the outlined approach was intended to provide a basis for discussion and was not intended to be exhaustive and that the Company "recognized that the [outlined] approach to enhancing the Coalition's program . . . will require amplification, modification and amendment of various aspects of the approach."

  On September 1, 1993, the Company delivered additional material to the Coalition on the economics of an "airline-within-an-airline" then described as "Friendship Express" (and subsequently referred to as "U2").

  On September 13, 1993, the Company announced that it had agreed to sell certain of its United States flight kitchens to Dobbs International Services, Inc. ("Dobbs") and Caterair International Corp. ("Caterair"). The Company also stated that it retained the option to terminate such agreements at any time prior to November 13, 1993.

  On September 30, 1993, AFA announced that it had "terminated its participation in the negotiations" due to the Company's decision to open a flight attendant domicile in Taiwan. The Company had previously delayed this action on several occasions (despite the Company's belief that it would meaningfully increase the Company's productivity) in order to permit AFA time to consider its participation in the transaction. Following such withdrawal by AFA, the Company continued to have discussions with representatives of ALPA and the IAM. All references in this document to the "Coalition" or the "Unions" following September 30, 1993 refer to ALPA and the IAM, but not AFA.

  On November 4, 1993, in response to media reports on the status of its discussions with the Coalition, the Company announced that no definitive proposal had been presented to the Company by the Coalition. On November 5, 1993, the Company announced it had sent a letter to the IAM containing a proposal whereby, among other things, the Company and the IAM would enter into a new seven-year contract relating to United States flight kitchens, in lieu of a sale thereof, that would reduce the Company's current catering expense.

  On November 6, 1993, the Coalition delivered a draft proposal to the Company with respect to a transaction. On November 8, 1993, a representative of the Company delivered a response to the Coalition that stated, among other things, that such draft presented significant deficiencies in addition to reflecting a substantial shortfall in the level of employee investment.

 November 11 Proposal

  During the evening of November 11, 1993, the Coalition delivered a formal proposal to the Company (the "Coalition November 11 Proposal"). The Coalition November 11 Proposal provided, among other things, for the acquisition by one or more employee stock ownership plans of securities representing 60% of the equity interest and voting power of the Company, and receipt by the Company's existing stockholders of a package comprised of an aggregate of $650 million in cash paid by the Company, $500 million of debentures of the Company, $750 million of preferred stock of the Company, and common stock representing 40% of the equity of the Company. The Coalition November 11 Proposal also stated that it would be immediately withdrawn in the event the Company sold the flight kitchens.

  Under the Coalition November 11 Proposal, ALPA, the IAM and salaried and management employees would make wage concessions which the Coalition valued at $3.496 billion in nominal amount, or $2.874 billion in present value (at a 9% discount rate). Under collective bargaining agreement modifications provided for in such proposal, the Company would be permitted to establish a unit to compete with low-cost carriers in the domestic short-haul market. The Coalition indicated that it believed that the present value (at a 9% discount rate) of this competitive capability was approximately $2.7 billion and valued its proposal at $165.67 per Old Share. CS First Boston analyzed the Coalition November 11 Proposal and, at a Board meeting held on November 12, 1993, indicated to the Board that it had concluded that the Coalition November 11 Proposal was substantially deficient from the standpoint of providing adequate value to the Company's stockholders. CS First Boston indicated that, although it had not completed a full analysis, it had calculated the value of the Coalition November 11 Proposal as approximately $140 per Old Share.

  The Company communicated such conclusion to the Coalition on November 12, 1993 and further responded with a written alternative which sought to provide "appropriate value" to stockholders while enabling the Coalition to achieve its goal of majority employee ownership. Among other things, the Company's alternative extended the employee investment period by two years, required health insurance contributions and reduced many new hire rates. On November 12, 1993, the Coalition rejected such alternative, stating that it was willing to continue negotiations subject to certain conditions.

  Based upon the Coalition response, the Board thereafter determined that the interests of the Company's stockholders would be best served by not exercising the right United had to terminate the flight kitchen sale contracts prior to November 13, 1993. The Company was then advised by the Coalition that the Coalition November 11 Proposal was withdrawn.

  On November 12, 1993, the Company issued a press release describing the events of November 11 and 12 described above and stated that it remained willing to continue to hold discussions with its labor unions and still believed that a cooperative approach to solving a non-competitive labor cost structure was in the best interests of all parties.

  On November 16, 1993, Mr. Wolf met in New York with Mr. Felix Rohatyn, a general partner of Lazard Freres & Co. ("Lazard") and a member of the National Commission to Ensure a Strong Competitive Airline Industry from June 1993 through September 1993, in order to explore the basis for renewed discussions with the Company's labor unions. Thereafter, the Board authorized the retention of Lazard. After the retention of Lazard, Lazard and CS First Boston contacted advisors to the Coalition to see if a "firm basis for continued discussion" was possible. On December 1, 1993, Company management and representatives met with senior Coalition officials and discussed certain significant issues, including a mechanism designed to help bridge the difference between the Company and the Coalition of their respective valuations of the Company after giving effect to the concessions.

  Thereafter, numerous meetings were held between representatives of the Company and representatives of the Coalition to discuss elements of a possible transaction.

 December 16 and 22 Board Meetings

  On December 16, 1993, the Board met to discuss the status of a revised Coalition proposal (the "Revised Coalition Proposal"). The Revised Coalition Proposal contemplated the acquisition by the employee trusts of a minimum of 53% of the common equity, subject to increase to up to 63% based on stock price performance in the year after closing, a recapitalization in which the holders of Old Shares would receive cash, debt and preferred stock valued at $88, and $4.548 billion net present value of wage and benefits reductions and work-rule changes relating to the Company's employees. In addition, the Revised Coalition Proposal contained a mechanism for resolving differences between the Company and the Coalition over the present value of the employee investment and the "Competitive Action Plan" contained in the proposal. The Coalition believed that the elements of the Revised Coalition Proposal provided a total market value of $6.9 billion to the Company and its stockholders; applying the same methodology used by the Coalition, the Company and its outside advisors believed the elements of the Revised Coalition Proposal represented $5.2 billion in market value. To resolve this dispute, the Revised Coalition Proposal contemplated an initial acquisition of 53% of the Company common equity by trusts for the participating employees based on the Company's valuation of the elements of the Revised Coalition Proposal at $5.2 billion. However, the proposal also allowed the trusts for the participating employee groups to obtain additional equity of the Company, up to 63% in total, if and to the extent the average trading price of the New Shares over the initial year following the Effective Time exceeded certain levels. At such meeting, the Board reviewed, among other things, the amount and terms of the consideration to be received by the public stockholders, the nature of the employee concessions, other terms of a proposed Agreement in Principle (as defined below) incorporating such Revised Coalition Proposal, including proposed conditions, the impact of the proposed transaction on the Company's access to financing, and other issues related to the structure of an employee stock ownership plan, tax effects and earnings per share and other valuation effects. During such meeting, representatives of both CS First Boston and Lazard indicated that despite the publicity surrounding the proposed transaction, no third party had indicated interest in acquiring the Company as an entirety and noted that certain factors, including the state of the leveraged acquisition market and the fundamental need to address cost factors, might be responsible for the lack of third party acquisition interest. At the conclusion of such meeting, the Board instructed the Company's representatives to continue to negotiate the open issues in the proposed Agreement in Principle with a view towards having a definitive proposal for presentation at a December 22, 1993 Board meeting.

  On December 22, 1993, the Board met again to discuss the substantially completed Agreement in Principle with respect to the Revised Coalition Proposal. During such meeting, the Board reviewed, among other things, the proposed corporate governance structure of the Company going forward, issues related to management and employee reaction to a transaction and the related transition, the alternatives available to the Company, including potential labor disruption (including the effect on public perception and relations with governmental authorities) if other alternatives were pursued, and the financial terms of the Revised
Coalition Proposal. The Board discussed the requirement of the unions that Mr. Wolf, Mr. John C. Pope, President, and Mr. Lawrence M. Nagin, Executive Vice President--Corporate Affairs and General Counsel, retire at the Effective Time as well as the fact that the majority of the Board would be replaced, and extensively discussed issues relating to management of the Company following the transaction.

  At the December 22, 1993 Board meeting, CS First Boston and Lazard gave an overview of the Revised Coalition Proposal, including the improvements from the Coalition's November 11 Proposal. CS First Boston and Lazard described how the Revised Coalition Proposal would affect the Company's balance sheet. CS First Boston and Lazard also described how the accounting rules applicable to "stock based compensation" (which require that stock compensation expense for periodic stock allocations be measured by the then-current market value of the shares at the time of allocation) would apply to the share allocations in the employee stock ownership plans contemplated under the Revised Coalition Proposal, the resulting complexities to forecasting earnings per share and how the investment community might analyze the situation. CS First Boston and Lazard discussed certain valuation issues related to the debentures and the preferred stock proposed to be issued in the Revised Coalition Proposal (including redistribution issues and, in the case of the preferred stock, the limited precedent for a security of the size of the contemplated issue).

CS First Boston and Lazard described the possible impact of the proposed transaction on the Company's credit ratings and the cash flow impact of the proposed transaction (including the fact that the proposed employee investment would exceed the incremental fixed charges). CS First Boston and Lazard also described the structure and operation of the stock ownership adjustment mechanism contained in the Revised Coalition Proposal that would increase the employee trusts stock ownership percentage from 53% to a maximum of 63% if the Company's average closing stock price for one year after the Effective Time exceeded specified levels.

  At such meeting, CS First Boston and Lazard indicated to the Board that, as of such date, the consideration that would be received by holders of the Old Shares in connection with the transaction contemplated by the proposed Agreement in Principle, taken as a whole, was fair to such holders of Old Shares from a financial point of view. See "SPECIAL FACTORS--Opinions of the Financial Advisors to the Board." Following the presentations and discussions, the Board voted (with Dr. Andrew Brimmer dissenting) to approve the Agreement in Principle.

  The Agreement in Principle (the "Agreement in Principle") was executed on December 22, 1993 and thereafter the parties commenced preparation of definitive documentation. The Agreement in Principle provided for a preservation of the "status quo," subject to ratification of the transaction by the ALPA-MEC and the IAM membership occur by January 31, 1994 and an automatic termination of the agreement to preserve the "status quo" if definitive documentation was not completed by March 15, 1994. The IAM membership ratified the transaction on January 26, 1994 and the ALPA-MEC ratified the transaction on January 28, 1994.

 March 14 Board Meeting

  On March 14, 1994, the Board met to discuss the status of the proposed definitive documentation. At such meeting, the Board received presentations from management and counsel with respect to such status, including the documentation, the differences between such documentation and the Agreement in Principle (including, without limitation, the issuance of the Debentures by United rather than the Company, the inclusion of other employee plans in calculating the 20% "Sunset" threshold as described below in "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Sunset" and the provision for payment of expenses of the Unions if the Plan of Recapitalization were terminated because of another proposed transaction which was subsequently consummated), the significant issues which remained unresolved (including, without limitation, certain issues relating to indemnification of the IAM relating to certain alleged claims by a former financial advisor, certain issues relating to expenses of the Unions, certain issues relating to the retention of a new CEO, certain issues related to the investment by Salaried and Management Employees, the standard for Unions' review of the proxy, various issues relating to the pricing of the Debentures and Public Preferred Stock and to the "treasury stock method" of calculating the number of outstanding Old Shares, and certain issues related to the ESOPs) and a discussion of the employee stock ownership plan contemplated by the Agreement in Principle and its relationship to the transaction, a presentation from American Appraisal Associates, Inc. ("American Appraisal") with respect to issues of solvency and surplus under Delaware law and a financial presentation from CS First Boston and Lazard.

  Subsequent to such Board meeting, the parties continued to discuss various issues, principally the salaried and management employees' contribution, adjustments based on variances in share capitalization resulting from options and convertible securities, the terms of the employment agreement for the new chief executive officer and advisory fees. The Board had telephonic status meetings on March 15 and March 16, where management advised the Board about developments in the discussions with the Coalition.

 March 24 Board Meeting

  On March 24, 1994, the Board met telephonically to consider the definitive Plan of Recapitalization. At such meeting, the Board discussed the proposed transaction, focusing on issues that had either been resolved since the March 14 Board meeting or that remained unresolved, including the maximum final pricing of the

Debentures and the Public Preferred Stock, the adjustments necessary to reflect the treasury stock method of calculating fully diluted shares, the method of pricing a call feature on the Debentures, the nature of the salaried and management employee concession package and a proposed indemnity to the IAM against certain alleged claims asserted against the IAM by a former financial advisor. In addition, the proposed Independent Directors (as defined below) were identified. After discussion, the Board voted (with Dr. Andrew Brimmer dissenting) to approve the definitive documentation for the Recapitalization. Dr. Brimmer has indicated that he dissented from the vote because under current economic conditions, he did not think there were compelling reasons to effect such a transaction at this time. See "SPECIAL FACTORS--Recommendation of the Board." On March 25, 1994, the initial Plan of Recapitalization was executed by the Company, ALPA and the IAM (the "Initial Plan of Recapitalization") reflecting the terms of the Agreement in Principle.

 Definitive Documentation Amendment

  In light of prevailing market prices for the Old Shares in May 1994 and in view of provisions in the Initial Plan of Recapitalization which enabled the Coalition to assert that pricing conditions to consummation of the Recapitalization relating to the purchase of ESOP Preferred Stock would not be satisfied, the Coalition determined to approach the Company over possible adjustments to the financial terms of the transaction. At the same time, the Company felt that the Offerings, if successful, would benefit the Company's stockholders as part of the Recapitalization and would provide greater certainty of completion of the Recapitalization. In response to a proposal to modify the definitive documentation from the Coalition, at a meeting of the Board on May 20, 1994, the Board determined to make an alternative proposal to the Coalition. At the May 20, 1994 meeting, both CS First Boston and Lazard confirmed their view that the consideration to be received by the holders of Old Shares in connection with the Recapitalization, taken as a whole, was fair to such holders of Old Shares from a financial point of view. At the meeting, representatives of CS First Boston stated that its reference range of values for the total consideration to be received by holders of Old Shares in the Recapitalization for one Old Share was $142 to $146 and representatives of Lazard stated that its reference range of values for the total consideration to be received by holders of Old Shares in the Recapitalization for one Old Share was similar to CS First Boston's reference range with an upper end of the range of approximately $150 per share. See "SPECIAL FACTORS--Opinion of Financial Advisors to the Board." The Coalition accepted the Company's alternative proposal on May 22, 1994. On June 2, 1994, the Company and the Coalition executed an amendment to the definitive documentation (the "Definitive Documentation Amendment") providing for, among other things, (i) an increase in the percent of the common equity and voting power initially to be acquired by the ESOPs from 53% to 55%; (ii) a decrease in the range of average stock prices of the New Shares for the one year following the Effective Time which would result in an increase, to up to 63%, in the percent of common equity and voting power to be received by the ESOPs (prior to the Definitive Documentation Amendment, the range had been $170.00-$178.44 per share and it was decreased to $136.00-$149.10 per share (giving effect to the 1 for 2 common stock exchange ratio)) (see "THE PLAN OF RECAPITALIZATION--Terms and Condition--Additional Shares"); (iii) the inclusion of the Offerings; (iv) revisions to the manner in which the Class 1 ESOP Preferred Stock will be purchased by the ESOP Trustee (see "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs") and; (v) establishment of a procedure whereby the Chief Operating Officer of the Company may be identified subsequent to the Effective Time if not identified at or prior to the Effective Time. In addition, certain changes were made to the optional redemption terms of the Public Preferred Stock and the Debentures to facilitate the Offerings (see "DESCRIPTION OF SECURITIES--The Debentures" and "--The Depositary Preferred Stock"). As a result of the Definitive Documentation Amendment, the purchase price of the ESOP Preferred Stock to be acquired at the Effective Time will be determined using a market price-based formula and, accordingly, the Coalition is not entitled to assert that the Recapitalization may not be consummated based on the market price of the Old Shares or the expected market price of the New Shares.

                                SPECIAL FACTORS

CERTAIN COMPANY ANALYSES

  In connection with the consideration of the Recapitalization, United's internal financial analysis group prepared an analysis (the "Company Analysis") of the expected present value of the employee investments. The Company Analysis estimated the net present value (using a 10% discount rate) of such investment to be approximately $4.9 billion. The employee investments are expected to be in the form of wage and benefit reductions, work-rule changes and the startup of a new short-haul "airline-within-an-airline" referred to herein as "U2" (see "--Implementation of the "Airline-Within-an-Airline' (U2)").

  THE COMPANY ANALYSIS IS BASED UPON A VARIETY OF ASSUMPTIONS THAT MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. THE ACTUAL VALUE OF THE EMPLOYEE INVESTMENTS MIGHT BE HIGHER OR LOWER THAN THE VALUE ESTIMATED IN THE COMPANY ANALYSIS. THE COMPANY ANALYSIS HAS NOT BEEN UPDATED FOR PURPOSES OF THIS PROXY STATEMENT/PROSPECTUS. NO ASSURANCE CAN BE GIVEN THAT THE ESTIMATED COST SAVINGS IN THE COMPANY ANALYSIS WILL BE ACHIEVED OR THAT THE U2 OPERATION WILL ACHIEVE THE POTENTIAL BENEFITS DESCRIBED BELOW. SEE "--CERTAIN RISK FACTORS-- INVESTMENT VALUES, FUTURE INVESTMENTS."

  The employee investment relating to wage, benefit and work-rule modifications was estimated to have a net present value in excess of $3.3 billion, including modifications associated with U2. While the current contracts for both ALPA and the IAM become amendable in November 1994, the value of this portion of the employee investment was not based on any "projected" future wage rates, but rather using wage scales under the existing contracts. Additionally, the Plan of Recapitalization specifically does not guarantee any "snap-back" in wages or benefits at the end of the investment period. Further, the valuation of the employee investment was reduced by the potential for certain wage adjustments (that were not contractually guaranteed) beginning in 1997. Despite the absence of "snap-back" provisions, as these contracts will become amendable at that time, no valuation was made of the benefit associated with the lack of a "snap-back" provision in the post-investment period. In addition to the employee investment relating to wage, benefit and work-rule modifications, net benefits of U2 (excluding labor savings) were estimated to have a net present value of approximately $1.6 billion.

                                ALPA INVESTMENT

  The ALPA investment consists of savings that are system-wide in nature and that will continue for five years, nine months, as well as an additional investment applicable solely to those pilots in the U2 operation and that will remain in force for twelve years.

  The base investment includes the following features:

    .Reduction in hourly wages for all pilots of 15.7%

    . Reduction in the Company contribution to the defined contribution retirement plan from current 9% of wages (ordinary earnings, excluding expense reimbursements) to 1% of post-transaction (reduced) wages

    .No pay raise during first three years other than existing seniority and promotion increases

  An additional investment that should assist United in competing against low-cost carriers on short-haul routes includes:

    .Further reduction of approximately 7.1% in hourly wage rates for B737 pilots in the U2 operation

    . Adjustments in work-rules for U2 pilots to increase productivity vis-a-vis the mainline United operation

  Partially offsetting these investments were changes to the following contract features:

    . Increased hourly rates for pilots flying the A320 aircraft

    . Potential increase in per diem and potential increase in wages in years 4 and 5 under an arbitrated settlement based on the Company's profitability, industry wage trends and wages at specified comparable carriers

  In addition, pilot benefits under the Company's defined benefit pension plan, disability plan and life insurance plan will continue to be based on pre-transaction "book" rates without regard to the 15.7% wage rate reduction.

                                 IAM INVESTMENT

  The IAM base investment will remain in force for six years. In lieu of creating a separate U2 workforce, the IAM made additional system-wide work-rule changes to improve productivity and competitiveness in all areas.

  The base investment includes the following features:

    .Reduction in hourly wage rates for all IAM employees of 9.7%

    . Elimination of the contractually provided May 1, 1994 wage increase of 5%

    .No pay raise during first three years other than existing seniority and promotion increases

  Additional work-rule changes that will remain in place for twelve years:

    . Elimination of the half-hour paid lunch period

    . Elimination of allowance for paid lunch period on overtime

    . Provide United with the ability to outsource up to 20% of maintenance work

  Partially offsetting these investments were:

    . Potential wage increase in years 4 and 5 under an arbitrated settlement based on the Company's profitability, industry wage trends and wages at specified comparable carriers

    . Improved severance package for IAM employees affected by the flight kitchen sale, including reemployment incentives

    . Increase in pension benefits

    . Inefficiencies due to the impact of job security provisions on functions with variable workloads

    . Reimbursement for relocations caused by involuntary transfers

    . Subject to certain conditions and exceptions, provide IAM representation for ramp employees at stations with greater than 40 daily departures

                       SALARIED AND MANAGEMENT INVESTMENT

  The Salaried and Management Employee investment remains in force for five years, nine months and consists of salary reductions and work-rule and policy changes. In lieu of creating a separate U2 workforce, the Salaried and Management Employee investment includes the introduction of a "market-based" new hire program.

  The base investment includes the following features:

    . Reduction in wage rates of 8.25%

    . No pay raise during first three years other than promotion and existing progression increases

    . Reduction in force of 127 management positions

  Additional work-rule changes include:

    . Elimination of the half-hour paid lunch period on overtime

    . Reduced eligibility for shift differential pay

    . Reduction of compensation for extended medical leave

    . Reduced reimbursement for certain management relocations

    . Four holidays changed to "floating" status to eliminate premium pay for such holidays worked

    . Reduce salary guarantee for part-time employees

  The market-based new-hire program includes the following features:

    . Maximum compensation levels reduced to market rates at other comparable employers (40-55% reduction)

    . Requirement of 25% employee copayment on medical coverage

    . Reductions in vacation, sick leave and dental insurance benefits

  Partially offsetting these investments was:

    . Potential wage increase in years 4 and 5, based on similar factors to those for the ALPA and IAM-represented employees and taking into account wage increases, if any, for such represented employees

  In addition, Salaried and Management Employee benefits under the Company's defined benefit pension plan, disability plan and life insurance plan will be based on each employee's pre-transaction hourly rate of pay (without regard to the 8.25% wage rate reduction) until such time as such employee's actual hourly rate exceeds that amount or until such employee is demoted, at which time in either case such employee's actual hourly rate will be used from that point forward.

                              TOTAL LABOR SAVINGS

  The changes to salaries, benefits and work-rules discussed above represented approximately $5.2 billion in estimated savings, with an estimated net present value of over $3.3 billion:

                             TOTAL LABOR SAVINGS*
                                  (MILLIONS)

                         1994  1995  1996  1997  1998  1999  2000  2001  2002  2003  2004  2005  2006  TOTAL   NPV**
                         ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ------  ------
Salary Reduction ....... $190  $396  $420  $433  $452  $488  $204  $ 57  $ 71  $ 87  $105  $125  $ 67  $3,095  $2,150
Benefit Reductions......   62   129   139   149   158   171    78    45    52    59    67    74    39   1,222     801
Potential Midterm
 Increase...............    0     0     0   (32)  (90) (119)  (44)   (3)   (3)   (3)   (3)   (3)   (2)   (302)   (189)
Work-Rule Changes.......   12    39    73   101   120   134   138   148   154   159   165   171    87   1,501     792
Contract Improvements...  (33)  (53)  (41)  (43)  (46)  (47)  (25)   (9)   (9)   (9)   (9)   (9)   (4)   (337)   (240)
                         ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ------  ------
  Total................. $231  $511  $591  $608  $594  $627  $351  $238  $265  $293  $325  $358  $187  $5,179  $3,313

- --------
 * ESTIMATES WERE PREPARED BY THE COMPANY FOR ANALYSIS PURPOSES. ACTUAL RESULTS MAY VARY. SEE "--CERTAIN RISK FACTORS--INVESTMENT VALUES, FUTURE INVESTMENTS." ASSUMED CLOSING DATE OF RECAPITALIZATION IS JULY 1, 1994.
** NET PRESENT VALUE WAS BASED ON A DISCOUNT RATE OF 10%.

                              SHORT-HAUL SAVINGS

  With the emergence of low-cost, low-frills carriers such as Southwest, United's cost structure has not been competitive in certain short-haul markets. To date, United, burdened by higher costs than these carriers, has maintained a full-service product in these markets to retain passengers connecting to long-haul domestic and international flights, which are the core of United's route network. See "--Implementation of the "Airline-Within-An-Airline' (U2)".

  The employee investments are expected to provide United with wage rates and work-rules that are believed to be competitive with low-cost carriers. This should permit United to be more competitive on many short-haul routes. Given these wage rates and work-rules, United should be able to implement a low-frills, high-frequency

"airline-within-an-airline" that can compete for the extremely price-sensitive local passenger. Lower labor costs and work-rule changes are the cornerstones for achieving a variety of related cost saving actions. The combination of labor, work-rule changes and other cost savings are intended to allow United to be service, price and cost competitive with low-frills, low-cost carriers.

The U2 operation is expected to have the following features:

 . Improved Utilization Through a combination of reducing aircraft turnaround times, increasing frequency on existing routes and adding service in new markets, U2 is intended to operate with a greatly improved asset utilization. These enhancements are expected to allow United to leverage its fixed asset base--aircraft, airport space, ground equipment and both field and staff personnel--across a greater number of departures, and thereby to permit improvement in the profitability of marginal operations.

 . Limited Product Product and service levels will be reduced to more closely match the service levels offered by the competition on short-haul routes: beverage and peanuts service only, limited onboard amenities, streamlined reservations and airport check-in processes and a reduced Mileage Plus frequent flyer program.

 . Reduced Distribution Expense The experience of low-cost carriers has demonstrated that offering (and promoting) consistent, believably low fares and high-frequency service increases direct airline-to-customer ticketing. These and similar strategies employed by low-cost carriers are intended to be implemented to reduce distribution costs.

                              SHORT-HAUL SAVINGS*
                                  (MILLIONS)

                         1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 TOTAL  NPV**
                         ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ------ ------
Improved Utilization.... $11  $33  $ 53 $ 70 $ 80  $81 $ 85   95 $103 $115 $127 $140 $ 73 $1,066 $  557
Limited Product.........  10   32    52   67   77   78   82   91  100  111  123  135   70  1,028    538
Reduced Distribution....  10   28    46   60   69   70   73   81   89   99  109  120   63    917    478
                         ---  ---  ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ------ ------
  Total................. $31  $93  $151 $197 $226 $229 $240 $267 $292 $325 $359 $395 $206 $3,011 $1,573

- --------
* ESTIMATES WERE PREPARED BY THE COMPANY FOR ANALYSIS PURPOSES. ACTUAL RESULTS MAY VARY. SEE "--CERTAIN RISK FACTORS--INVESTMENT VALUES, FUTURE INVESTMENTS." ASSUMED CLOSING DATE OF THE RECAPITALIZATION IS JULY 1, 1994.
**NET PRESENT VALUE WAS BASED ON A DISCOUNT RATE OF 10%.

                      SUMMARY OF INVESTMENTS AND SAVINGS

  In total, the Plan of Recapitalization was estimated to provide United with approximately $8.2 billion in improved operating earnings over the twelve-year period, equating to a net present value of approximately $4.9 billion. Approximately $5.2 billion of the total improvement was expected to arise from savings in labor costs, with the remaining approximately $3.0 billion expected to arise from improvements associated with the U2 operation. Of course, future financial results are inherently subject to significant business, economic and competitive uncertainties and contingencies and to future business decisions taken by corporate management, and no assurance can be given that the estimated earnings improvement will be achieved.

                           SUMMARY OF TOTAL SAVINGS*
                                  (MILLIONS)

                         1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 TOTAL  NPV**
                         ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ------ ------
Labor Savings........... $231 $511 $591 $608 $594 $627 $351 $238 $265 $293 $325 $358 $187 $5,179 $3,313
Short-Haul Savings......   31   93  151  197  226  229  240  267  292  325  359  395  206  3,011  1,573
                         ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ------ ------
  Total Savings......... $262 $604 $742 $805 $820 $856 $591 $506 $557 $618 $684 $753 $393 $8,190 $4,886

- --------
* ESTIMATES WERE PREPARED BY THE COMPANY FOR ANALYSIS PURPOSES. ACTUAL RESULTS MAY VARY. SEE "--CERTAIN RISK FACTORS--INVESTMENT VALUES, FUTURE INVESTMENTS." ASSUMED CLOSING DATE FOR THE RECAPITALIZATION IS JULY 1, 1994.
**NET PRESENT VALUE WAS BASED ON A DISCOUNT RATE OF 10%.

CERTAIN REVENUE AND EARNINGS SCENARIOS

  The Company does not as a matter of course publicly disclose projections or forecasts as to future revenues or earnings. MANAGEMENT HAS NOT UPDATED AND REVISED AND DOES NOT INTEND TO UPDATE FURTHER OR OTHERWISE REVISE THE REVENUE OR EARNINGS SCENARIOS CONTAINED HEREIN TO REFLECT CIRCUMSTANCES EXISTING OR CHANGES OCCURRING AFTER MARCH 1994.

  NONE OF THE COMPANY, BAH OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF THE REVENUE AND EARNINGS SCENARIOS CONTAINED HEREIN. THESE REVENUE AND EARNINGS SCENARIOS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY THAT MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. THERE CAN BE NO ASSURANCE THAT ANY OF THE REVENUE AND EARNINGS SCENARIOS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN.

  The revenue and earnings scenarios should be read together with the information contained in "Business of the Company," "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, all of which are contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended and Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, as amended, both of which are included elsewhere in this Proxy Statement/Prospectus.

  August 1993 Revenue Scenarios. In connection with its negotiations with the Coalition, the Company delivered in August 1993 certain revenue scenarios to the Coalition. All of such scenarios assumed that (i) United maintained status quo operations, (ii) recovering worldwide economies would result in higher yields and (iii) in the longer term, unit revenue growth would slow, reflecting a tapering off of the economic recovery and the addition of incremental capacity in the domestic system, principally due to continued expansion of low-cost carriers.

  Such scenarios, which assumed average annual unit revenue growth rates for the 1993-98 period ranging from 2.0% to 4.2%, were based upon certain assumptions regarding highly uncertain variables, including but not limited to sustained world economic upturn, absence of significant non-compensatory competitive fare actions, absence of fuel price shocks, relatively constant consumer propensity to spend on air travel and relatively stable industry capacity growth. The various scenarios differed by the assumed intensity of the early economic recovery and the severity of later economic slowdowns.

  Of the revenue scenarios developed, the Company's management assigned the highest probability of occurrence to "Scenario C" which assumed medium unit revenue growth. The other scenarios, which varied in assumed economic conditions, growth rates, yields, capacities, and unit revenue growth were used to test the sensitivity of the various valuations to revenue changes from the baseline "Scenario C" case. The August 1993 version of "Scenario C" showed operating profits increasing from $168 million in 1993 to $620 million in 1998. The highest growth scenario showed operating profit increasing to $1.182 billion in 1998. The August 1993 scenarios did not provide for any wage increases other than promotion and progression increases, unless there existed contractual raises, in which case the contract raise was included.

  "Scenario C" relied upon the following assumptions: (i) passenger unit revenues growth of 5.5% in 1994 and 4.0% in 1995, reflecting a sustained economic recovery, (ii) domestic airline industry capacity growth of 1%, (iii) significant yield increases of 3.0% to 4.5%, reflecting a return of fares to levels prevailing prior to Value Pricing (a pricing strategy introduced by American Airlines ("American") in 1992 which led to significant discounting in the airline industry) and prior to the recession, (iv) moderate traffic increases of 2% and (v) unit revenue growth to slow to 3.0% in 1996, 2.5% in 1997 and 2.0% in 1998, reflecting industry capacity growth rising to 2% per year, yield growth moderating to 2.0%, and traffic increases of 2%.

  March 1994 Revenue Scenario C. Subsequent to the initial development of the revenue scenarios, the Company updated Scenario C for use in valuations (including the valuations performed by American Appraisal and Houlihan Lokey Howard & Zukin ("Houlihan Lokey"), the financial advisor to State Street, the trustee (the "ESOP Trustee") of the employee stock ownership plans contemplated by the Plan of Recapitalization (the "ESOPs"); and presentations to rating agencies (including those given to Standard & Poor's and Moody's). The status quo case ("Status Quo Scenario C") was based on the assumption that
(i) operations would continue as they were with no labor cost reductions and
(ii) no salary increases would be granted to any labor group (other than promotion and progression increases) unless there existed contractual raises in which case the contractual raise was included.

  THE MOST RECENT STATUS QUO SCENARIO C MODEL WAS PREPARED AS OF MARCH 29, 1994. THIS MODEL, WHICH WAS SUBJECT TO VARIOUS ASSUMPTIONS THAT MAY NOT BE REALIZED, HAS NOT BEEN UPDATED SINCE MARCH 29, 1994 AND IS SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES. THERE HAVE BEEN SIGNIFICANT DEVELOPMENTS IN THE AIRLINE INDUSTRY SINCE MARCH 29, 1994 THAT ARE NOT REFLECTED IN THE STATUS QUO SCENARIO C MODEL SET FORTH BELOW. THE COMPANY IS INCLUDING THIS TABLE HEREIN BECAUSE OF RULE 13E-3 OF THE EXCHANGE ACT AND OTHER LEGAL CONSIDERATIONS AND NOT AS A FORECAST OF THE COMPANY'S REVENUES UNDER ANY CIRCUMSTANCES. NO STOCKHOLDER OR OTHER PERSON SHOULD RELY ON SUCH MODEL IN MAKING AN INVESTMENT DECISION WITH RESPECT TO ANY SECURITIES OF THE COMPANY.

                    STATUS QUO SCENARIO C INCOME STATEMENT
                                  (MILLIONS)

                              1994     1995     1996     1997     1998     1999     2000
                             -------  -------  -------  -------  -------  -------  -------
Operating Revenues.........  $14,725  $15,794  $16,970  $17,840  $18,760  $19,684  $20,649
Operating Expenses.........   14,476   15,417   16,468   17,308   18,288   19,148   20,017
                             -------  -------  -------  -------  -------  -------  -------
Operating Income...........      249      377      502      532      472      536      632
Interest Expense...........     (318)    (302)    (288)    (273)    (259)    (243)    (232)
Interest Capitalized.......       51       33       42       27       18       15       15
Interest Income............       73       73       94      113      150      184      225
Other, Net.................      (10)      10       44       52       60       79       41
                             -------  -------  -------  -------  -------  -------  -------
Earnings Before Taxes......       45      191      394      451      441      571      681
Provision For Income Taxes.       17       73      150      171      168      217      259
                             -------  -------  -------  -------  -------  -------  -------
Net Income.................       28      118      244      280      273      354      422
Addback
 Depreciation/Amortization.      745      756      812      872      942      974    1,023
                             -------  -------  -------  -------  -------  -------  -------
Cash From Operations.......  $   773  $   874  $ 1,056  $ 1,152  $ 1,215  $ 1,328  $ 1,445

EFFECT OF THE RECAPITALIZATION ON INCOME STATEMENT, BOOK EQUITY AND CASH FLOW

  The effect of the Recapitalization on the Company's equity will be to immediately reduce it by approximately $1.5 billion due primarily to the distribution of cash and Debentures as part of the Recapitalization Consideration, vesting of unvested restricted stock and transaction costs. Based on the Company's analyses, the reduction in book equity was expected to be earned back by year end 1997. The reasons for the rapid recovery of the reduction in equity were increases in net income and the effect of employee stock ownership plan accounting. Additionally, the Company's cash balance was expected to grow to be $3.7 billion greater than what it would have otherwise been had the Recapitalization not been consummated.

  The following analysis shows the anticipated effect on income statement, book equity and cash flow resulting from the Recapitalization. This analysis is based on an assumed purchase price for the Class 1 ESOP Preferred Stock at the Effective Time of $120 per share. The analysis for subsequent purchases of such Stock assumes a 14% compounded growth rate for the market price of New Shares and a purchase price premium for the Class 1 ESOP Preferred Stock in excess of the market price for the New Shares which is initially approximately 38%, declining in each successive year. The $120 per share assumed purchase price of Class 1 ESOP Preferred Stock at the Effective Time is based on an assumed market price of a New Share at the Effective Time of approximately $87. The assumption is based upon (i) an assumed market price of an Old Share at the Effective Time of approximately $131.5 per share, (ii) an assumed value of the non-New Share portion of the Recapitalization Consideration of $88 per Old Share, and (iii) a purchase price premium for the Class 1 ESOP Preferred Stock over the assumed value of a New Share of 38%. The actual purchase price for the Class 1 ESOP Preferred Stock at the Effective Time will be determined pursuant to the terms of the purchase agreement with the ESOP Trustee, which provides for a purchase price equal to 1.38 times the Closing Price (as defined below), or except that if the closing price is less than 98% of the average of the Adjusted Old Share Price (as defined below) for the five trading days immediately preceding the Effective Date, the purchase price shall equal the product of 1.38 and such average price. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Sale of ESOP Preferred Stock--Leveraged ESOP." There can be no assurance as to the purchase price of the Class 1 ESOP Preferred Stock either at or subsequent to the Effective Time, the Closing Price, or the Adjusted Old Share Price or the actual growth rate, if any, for the market price of the New Shares during the six year wage investment period. This analysis does not purport to be indicative of the results of operations that may be obtained in the future. A change in the purchase price of the Class 1 ESOP Preferred or the New Share market price growth rate will effect the analysis set forth below. For example, a change in the assumed purchase price of the Class 1 ESOP Preferred Stock to $130 would increase the cumulative change in the cash balance in the year 2000 by $80 million. Changing the New Share market price growth rate assumption from 14% to 10% has the effect of reducing cumulative cash by approximately $70 million.
                 CHANGES TO INCOME, BOOK EQUITY AND CASH FLOW*

                                 (IN MILLIONS)

             RECAPITALIZATION BETTER/(WORSE) THAN STATUS QUO

                           1994   1995   1996    1997    1998    1999    2000
                           -----  ----  ------  ------  ------  ------  ------
Flight Kitchen Sale
 Savings (Net)............ $  16  $ 38  $   49  $   49  $   45  $   48  $   50
Employee Investment
 Savings..................   262   604     742     805     820     856     591
ESOP Accounting Charge....  (191) (390)   (391)   (393)   (397)   (405)    (99)
                           -----  ----  ------  ------  ------  ------  ------
Operating Income..........    87   252     400     461     468     499     542
Interest Expense**........   (37)  (73)    (80)    (84)    (84)    (84)    (84)
Interest Income...........    (7)   (3)     16      36      60      84     100
                           -----  ----  ------  ------  ------  ------  ------
Earnings Before Taxes.....    43   176     334     413     444     499     558
Income Taxes***...........   (16)  (67)   (127)   (157)   (169)   (190)   (212)
                           -----  ----  ------  ------  ------  ------  ------
Net Income................    27   109     207     256     275     309     346
Non-Cash ESOP Accounting
 Charge****...............   191   390     391     393     397     405      99
Deferred Taxes............     1    16      43      59      67      82      40
                           -----  ----  ------  ------  ------  ------  ------
Funds From Operations.....   219   515     641     708     739     796     485
Series A and B Preferred
 Stock Dividends..........   (40)  (80)    (64)    (55)    (55)    (55)    (55)
                           -----  ----  ------  ------  ------  ------  ------
Net Cash Flow............. $ 179  $435  $  578  $  653  $  684  $  741  $  430
Change in Cash Balance
 (cumulative)............. $ 179  $614  $1,192  $1,845  $2,529  $3,270  $3,700
Change in Book Equity
 (cumulative)............. $ 178  $597  $1,132  $1,726  $2,343  $3,002  $3,391

- --------
* ASSUMES EXISTING SERIES A PREFERRED STOCK IS CONVERTED ON THE FIRST REDEMPTION DATE (MAY 1996). EXCLUDES EFFECTS OF NON-RECURRING CHARGES WITH THE EXCEPTION OF SEVERANCE BENEFITS PAID TO FLIGHT KITCHEN WORKERS WHICH WERE NETTED FROM EMPLOYEE INVESTMENT. SEE "UNAUDITED PRO FORMA FINANCIAL INFORMATION." ASSUMES CLOSING DATE OF THE RECAPITALIZATION IS JULY 1, 1994.
** INTEREST AND DIVIDEND RATES ON THE DEBENTURES AND THE PREFERRED STOCK HAVE NOT BEEN ADJUSTED FROM THE INITIAL PRICING (AS DEFINED BELOW, SEE "THE PLAN OF RECAPITALIZATION--TERMS AND CONDITIONS--PRICING THE SECURITIES"). IF THE RATES WERE TO BE ADJUSTED TO THEIR MAXIMUM RATES (ASSUMING NO CALL FEATURE IS INCLUDED), THE EFFECT WOULD BE, AFTER FULL CONVERSION OF THE SERIES A PREFERRED STOCK, TO INCREASE ANNUAL INTEREST EXPENSES BY $10 MILLION AND ANNUAL DIVIDENDS PAYABLE BY $10 MILLION AND REDUCE CUMULATIVE CASH FLOW OVER THE SEVEN YEAR PERIOD PRESENTED BY APPROXIMATELY $100 MILLION.
*** FOR PURPOSES OF THIS ANALYSIS, INCOME TAXES WERE COMPUTED USING THE
    STATUTORY RATES.
**** SEE "--CERTAIN RISK FACTORS--FINANCIAL REPORTING; MARKET ASSESSMENT."

  As shown above, the Recapitalization is expected to result in an improvement to cash flow averaging over $550 million per year through the year 2000. This improvement, aggregating $3.7 billion (excluding the cash consideration distributed to stockholders as part of the Recapitalization Consideration), is expected to result from (i) the employee investment which reduces cash expenses an average of $700 million per year, (ii) favorable tax treatment on ESOP transactions, which is expected to provide over $400 million in annual tax deductions during the ESOP allocation period, and (iii) partially offsetting the factors described above, the additional interest expense on the Debentures, dividends on the Depositary Preferred Shares and foregone interest on the cash consideration distributed to stockholders in the Recapitalization. The Company expects that at the Effective Time, taking into account the distribution of cash in the Recapitalization, it will have an opening cash balance of approximately $1.6 billion (assuming the Effective Time occurs on June 30,
1994). Cash generated after the Effective Time is assumed to accumulate in a cash account; if the available cash was used to repay debt, free cash flow would improve further.

  Due to the accounting rules for stock-based compensation such as the ESOPs, it is expected to be difficult to compare the financial performance of the Company to companies without significant stock-based compensation. In addition to this, since there is a circular relationship between the Company's financial results and its stock price (See "--Certain Risk Factors--Financial Reporting; Market Assessment" and "--Opinions of the Financial Advisors to the Board"), it is expected that certain financial analysts may adjust the way they analyze the Company's performance. While there can be no assurances the Company's financial performance will be considered other than as reported under generally accepted accounting principles, the Company believes that the following analysis is consistent with the manner in which certain analysts will evaluate the Company's performance.

                          EARNINGS PER SHARE ANALYSIS*

                                                              1995    PER SHARE
                                                           (MILLIONS)  BASIS**
                                                           ---------- ---------
Net Income (Status Quo Scenario C)........................    $118     $ 3.67
Change in Net Income due to Recapitalization..............     109       3.39
                                                              ----     ------
Net Income (Post-Recapitalization)........................     227       7.06
Preferred Stock Dividends Requirements***.................     (92)     (2.86)
                                                              ----     ------
Net Income Available to Common............................     135       4.20
Employee Stock Ownership Plan Accounting Charge (after-
 tax)****.................................................     242       7.53
                                                              ----     ------
Net Income Available to Common (adjusted).................    $377     $11.73
                                                              ====     ======

- --------
   * THE FIRST FULL YEAR OF THE RECAPITALIZATION (1995) WAS USED FOR ILLUSTRATIVE PURPOSE.
  ** PER SHARE AMOUNTS ASSUMES 32.14 MILLION FULLY DILUTED SHARES.
 *** PREFERRED STOCK DIVIDEND REQUIREMENTS REPRESENT PUBLIC PREFERRED STOCK
     WHICH IS NOT CONVERTIBLE TO COMMON STOCK.
**** FOR PURPOSES OF THIS ANALYSIS, INCOME TAXES WERE COMPUTED USING STATUTORY
     RATES.

IMPLEMENTATION OF THE "AIRLINE-WITHIN-AN-AIRLINE " (U2)

 Background

  In recent years, low-cost carriers, especially Southwest, have grown rapidly. These carriers offer the consumer air travel service with frequent departures, minimal inflight service, and simplified fares that are substantially below standard industry pricing. The consumer acceptance of such carriers has been especially strong in short-haul markets (markets under 750 miles) in which consumers readily opt for reliable, low-priced air transportation over the full service product (typically at higher prices) traditionally offered by carriers.

  Due to its current cost structure, United has experienced difficulty competing with low-cost carriers in short-haul markets. When a low-cost carrier enters a short-haul market, it typically does so with fares substantially below those existing prior to its entry and with the expectation of stimulating demand and gaining market share. When a low-cost carrier enters a short-haul market where United operates, United is faced with three choices:

  Do Nothing    Continue service and do not match the lower fares. Traffic that is connecting to other United flights would be retained.
                However, without competitive fares in the non-stop short-haul market, lost market share as well as a decline in revenues would occur. As a result, the economics of the segment would deteriorate and it almost certainly would become very unprofitable.

  Abandon Discontinue service in the market. This would alleviate losses on the non-stop, short-haul segment, assuming the aircraft can be profitably redeployed or sold. However, it would also deprive United of traffic that connects from the short-haul segment to the carrier's long-haul operations. The loss of these passengers would hurt the profitability of "beyond" segments that rely on the connecting traffic. Typically, this decrease in profitability on all "beyond" segments more than offsets the benefit from abandoning a short-haul market.

  Match Fares   Continue service and match the new low fares. Revenue and
                profitability would decline, but the retention of both local and connecting traffic would generally result in less deterioration to earnings than either the "Do Nothing" or "Abandon" choices.

  Accordingly, United often elects to remain in markets following the entrance of low-cost competition and match the lower fares even though doing so results in operating losses.

  While United believes that matching lower fares is the optimal strategy in the short-run, it recognizes that it cannot suffer losses in these markets indefinitely. The ideal strategy, which would allow United to compete profitably in markets with low-cost competition, is an alternative which is not currently available to United, that is, to compete with low-cost carriers on a cost basis. This strategy requires a cost structure similar to that of the low-cost carriers. United would need to reduce both labor and non-labor costs and increase productivity in order to establish a competitive cost structure that would allow United to profitably retain and increase market share. In order to achieve a competitive cost structure productivity increases are important elements of the Recapitalization.

  The Plan of Recapitalization permits the implementation of the low-cost strategy described above by providing for the establishment of U2, an airline-within-an-airline. U2 provisions of the labor agreements permit reduced labor rates and work-rule changes which are expected to lower costs and improve productivity. To maximize the benefits associated with those provisions, the Company will establish separate pilot positions for the U2 operation as well as a set of U2 routes that are intended to fully leverage potential productivity and cost savings. The product, pricing, and distribution attributes of U2 markets will be altered from United's to resemble those of a low-cost airline. U2 markets are expected to be flown as a branded product feature of United bearing its own distinct name. THERE CAN BE NO ASSURANCE THAT THE U2 OPERATION WILL BE SUCCESSFULLY IMPLEMENTED OR, IF IMPLEMENTED, THAT THE RESPONSES OF VARIOUS COMPETITORS WILL NOT REDUCE OR ELIMINATE THE BENEFITS SOUGHT TO BE OBTAINED.

 Operations and Route Systems

  Key operational elements of U2 are expected to be as follows:

    Short-haul missions  U2 will operate within the contiguous United States in non-stop city pairs of up to 750 nautical miles in "stage length," other than flying between United's hubs and/or international gateway cities (except for Los Angeles basin to San Francisco bay area service which may be flown by U2). At least 10% of U2 flying must be in city pairs that United has not served for 24 months prior to the introduction of U2 service into that city pair.

    High frequency       One of the key characteristics of an efficient short-
                         haul operation is high frequency scheduling within a market. United intends to schedule U2 to average approximately ten frequencies per day in most markets.

    Rapid turn-arounds   United intends to reduce aircraft turn-around time in
                         the U2 operation to 20 minutes as compared to United's current 40 to 45 minutes. The rapid turn-around time is expected to be achieved through product simplification (e.g., reduced food service deliveries) and the streamlining of customer and ramp service procedures.

    Increased            By combining high frequency with faster turn-arounds,
    utilization          utilization of aircraft, facilities and other
                         equipment is expected to increase, thereby lowering unit costs. As compared with United's fleet, the utilization goal of the U2 fleet is anticipated to improve 16% to 11.0 hours per day from 9.5 hours per day. The increased utilization should allow more trips to be flown by the same fleet of aircraft.

 Product

  U2 is expected to be marketed as a branded product of United with its own distinct name (such as "Business One" and "Connoisseur Class" are today). Travel between U2 and United should appear seamless to the consumer. U2 flights are expected to feed United long-haul domestic and international flights and connect with United Express flights.

  U2 is expected to offer a simplified, lower-frills product as compared to mainline United service and will be cost competitive with other low-cost carriers. Key product features that will differentiate U2 from the mainline product are:

  . Reduced food service

  . Reduced onboard amenities

  . Expedited customer airport check-in

  While the U2 product clearly should be different from mainline United, it is also expected to be distinguishable from other low-cost carriers.

  . Unlike some short-haul carriers, U2 may offer added value to the consumer by providing seat assignments

  . To help retain high yield connecting traffic to mainline United, U2 currently plans to offer first class seating

  . Capitalizing on United's marketing strength and global route network, U2 consumers will be able to participate in one of the industry's highest rated frequent flyer programs--United's Mileage Plus program. While the program may be adjusted somewhat for U2 travel, the program's benefits are expected to help to generate a U2 revenue premium over the competition.

 Fare Structure

  In most markets in which U2 is expected to compete, fares have already been reduced by other low-cost carriers, and United's fares have been reduced to competitive levels. U2 intends to maintain United's current pricing practice of matching competitors' low fares, although U2 intends to heavily promote low fare levels. The objective in maintaining and promoting the low fares is to build customer trust so that when they purchase a ticket on a U2 flight, they know they are obtaining competitive value in the market and do not need to shop the fare.

 Distribution

  The experience of low-cost carriers has demonstrated that offering and promoting consistent, believably low fares and high-frequency service increases direct airline-to-customer ticketing. These and similar strategies employed by low-cost carriers are expected to be implemented to reduce distribution costs.

 Roll-out

  The Company expects that U2 will be rolled out no later than four to six months after the Effective Time and will be implemented in the short-haul markets as quickly as possible. It is currently expected that by year 5, U2 will operate approximately 130 aircraft and represent approximately 20% of system "block hours". Block hours is a measure of the time an aircraft is in motion (i.e. from the time it pushes back from the gate at the departing airport until it pulls up to the gate upon arrival). Factors affecting the rate of roll-out include market conditions, pilot attrition, growth of the airline and changes in the fleet plan.

  B737 aircraft are expected to be utilized in the U2 operations. To maximize fleet efficiency and to have the flexibility of swapping aircraft between the U2 and United fleet, no changes are expected to be made to livery or interior configuration.

UNIT COSTS

  Unit cost, a common industry measure of cost effectiveness, measures the cost of flying one airplane seat one mile. Due principally to the base employee investments, increased productivity, the U2 labor provisions and the other savings associated with the U2 operation, U2's unit costs (calculated on an incremental basis for short-haul markets) are expected to drop by 30% from United's existing costs on short-haul routes:

                            U2 UNIT COST COMPARISON
                           (PER AVAILABLE SEAT MILE)

                                                    U2 BETTER/(WORSE) THAN
                                                    ------------------------------
                                      CURRENT
                                      UNITED          UNITED         SOUTHWEST
                                      SHORT-        -------------   --------------
                         SOUTHWEST(1) HAUL(2) U2(2) AMT.    PCT.    AMT.     PCT.
                         ------------ ------- ----- ------  -----   ------   -----
Expense Category
  Wages & Benefits(3)...     2.4c       3.5c   2.6c    0.9c    25%    (0.2)c    (9)%
  Fuel & Oil............     1.1        1.1    1.1     --     --       --      --
  Aircraft Ownership(4).     0.7        0.8    0.7     0.1     16      --      --
  Aircraft Mainte-
   nance(5).............     0.6        0.3    0.2     0.1     22      0.4      64
  Commissions(6)........     0.5        1.0    0.6     0.4     36     (0.1)    (21)
  Advertising...........     0.2        0.2    0.3    (0.1)   (12)    (0.1)    (10)
  Food & Beverage.......     0.0        0.5    0.0     0.5     98      --      --
  Other.................     1.7        3.1    1.9     1.2     41     (0.2)    (11)
                             ---       ----    ---  ------          ------
                             7.2c      10.5c   7.4c    3.1c    30%    (0.2)c    (2)%

- --------
(1) SOUTHWEST'S RESULTS ARE FOR 1993 (EXCLUDING MORRIS AIR).
(2) UNITED AND U2 STEADY-STATE UNIT COSTS REFLECTING OPERATING ECONOMICS ON ROUTES COMPARABLE TO SOUTHWEST'S AND ARE ADJUSTED TO REFLECT AN ALL-COACH CONFIGURATION.
(3) DUE TO THE NON-CASH NATURE OF THE EMPLOYEE STOCK OWNERSHIP PLAN ACCOUNTING CHARGE AND IN ORDER TO MAKE THE COMPANY'S UNIT EXPENSES MORE COMPARABLE TO SOUTHWEST'S UNIT EXPENSE LEVELS, THE EMPLOYEE STOCK OWNERSHIP PLAN ACCOUNTING CHARGE HAS BEEN EXCLUDED. THE INCLUSION OF SUCH CHARGE WOULD HAVE THE AFFECT OF INCREASING U2 WAGES AND BENEFITS EXPENSES BY 0.23c ASSUMING AN ESOP PREFERRED STOCK PURCHASE PRICE OF $120.
(4) NORMALIZED TO SOUTHWEST LEVEL.
(5) SOUTHWEST OUTSOURCES A HIGHER PERCENTAGE OF MAINTENANCE WORK THAN UNITED DOES. THUS WHILE SOUTHWEST'S AIRCRAFT MAINTENANCE UNIT COST IS MUCH HIGHER THAN UNITED'S, ITS UNIT LABOR EXPENSE RELATED TO MAINTENANCE IS LOWER.
(6) FOR COMPARABILITY PURPOSES, UNITED AND U2 COMMISSION EXPENSE EXCLUDES INTERNATIONAL "OVERRIDE" COMMISSIONS.

  System-wide labor unit costs are expected to be reduced by 11% as a result of the Recapitalization. The impact of this expected reduction is a 4% drop in United's total unit cost which would result in a unit cost 10% lower than the industry average.

                 UNITED VS. INDUSTRY AVERAGE NET UNIT COSTS(1)
                        (CENTS PER AVAILABLE SEAT MILE)

                                                             POST-TRANSACTION
                                                            BETTER/(WORSE) THAN
                                                            ----------------------
                                                   POST-     CURRENT     AVERAGE
                               INDUSTRY CURRENT TRANSACTION ----------  ----------
                               AVERAGE  UNITED   UNITED(2)  AMT.  PCT.  AMT.  PCT.
                               -------- ------- ----------- ----  ----  ----  ----
Expense Category
  Wages & Benefits(3).........   3.3c     3.1c      2.8c    0.3c   11%  0.5c   16%
  Fuel & Oil..................   1.2      1.2       1.2     --    --    --    --
  Rentals & Landing Fees......   1.0      1.0       1.0     --    --    --    --
  Depr. & Amortization........   0.6      0.5       0.5     --    --    0.1    12
  Aircraft Maintenance........   0.3      0.2       0.2     --    --    0.1    29
  Other.......................   1.8      1.7       1.7     --    --    0.1     5
                                 ---      ---       ---     ---   ---   ---   ---
                                 8.2c     7.7c      7.4c    0.3c    4%  0.8c   10%

- --------
(1) FULL YEAR 1993 RESULTS FOR THE "INDUSTRY" (DEFINED AS AMERICAN, DELTA, NORTHWEST, UNITED AND USAIR) BASED ON THE FINANCIAL RESULTS ANNOUNCED BY SUCH AIR CARRIERS.
(2) INCLUDES IMPACT OF FIRST FULL YEAR OF EMPLOYEE CONCESSIONS, BUT EXCLUDES "OTHER SAVINGS" ASSOCIATED WITH U2.
(3) DUE TO THE NON-CASH NATURE OF THE EMPLOYEE STOCK OWNERSHIP PLAN ACCOUNTING CHARGE AND TO IMPROVE COMPARABILITY TO THE INDUSTRY AVERAGE UNIT EXPENSE LEVELS, THE EMPLOYEE STOCK OWNERSHIP PLAN ACCOUNTING CHARGE HAS BEEN EXCLUDED. THE INCLUSION OF SUCH CHARGE WOULD HAVE THE AFFECT OF INCREASING POST-TRANSACTION WAGES AND BENEFITS EXPENSES BY 0.24c ASSUMING AN ESOP PREFERRED STOCK PURCHASE PRICE OF $120. SEE "--CERTAIN RISK FACTORS-- FINANCIAL REPORTING; MARKET ASSESSMENT."

RECOMMENDATION OF THE BOARD

  The Board has approved the Initial Plan of Recapitalization and the Plan of Recapitalization and has determined that the Recapitalization is fair to the holders of Old Shares. The Board recommends that stockholders vote FOR the Plan of Recapitalization and the related matters identified in clauses (ii) through
(vii) in the first paragraph under "INTRODUCTION--Purpose of the Meeting."

  The Board noted that the Recapitalization permits the holders of Old Shares to receive in exchange for each Old Share (i) one half of a New Share, (ii) $25.80 in cash, (ii) either (a) $15.55 principal amount of Series A Debentures or (b) if the United Series A Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series A Offering, (iii) either (a) $15.55 principal amount of Series B Debentures or (b) if the United Series B Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series B Offering and (iv) either (a) Depositary Preferred Shares representing interests in $31.10 liquidation preference of Public Preferred Stock or (b) if the UAL Preferred Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by the Company pursuant to the UAL Preferred Offering. Current holders of Old Shares also will retain a significant ongoing equity interest in the Company that will be the same regardless of whether any or all of the Offerings are consummated. Under various circumstances, the value of the consideration to be received by stockholders could be less than the principal face amount of the Debentures or the liquidation preference of the Depositary Preferred Shares. In approving the Initial Plan of Recapitalization and the Plan of Recapitalization, the Board also considered that the majority equity position of the employee stock ownership plans is designed to provide additional incentives for the Company's employees to promote the success of the Company, which should, in part, inure to the benefit of the holders of Old Shares. The Board noted that no third party had expressed an interest in acquiring the Company as an entirety and considered the fact that the Initial Plan of Recapitalization and the Plan of Recapitalization would not prevent the Company from pursuing such an alternative if it arose. At the March 24, 1994 Board Meeting, the Board (with Dr. Brimmer dissenting) voted in favor of the Initial Plan of Recapitalization. Dr. Brimmer has indicated that he dissented from such vote because under current economic conditions, he did not think there were compelling reasons to effect such a transaction at this time. With respect to the Definitive Documentation Amendment, the Board voted in favor of the Definitive Documentation Amendment, with Dr. Brimmer abstaining. It was mentioned at the meeting that Mr. Olson, who was not in attendance, had requested that his opposition to the Definitive Documentation Amendment be noted. Mr. Olson has not expressed to the Company any reason for his position.

  In reaching its decisions to approve the Initial Plan of Recapitalization and the Plan of Recapitalization, its determination that the Recapitalization is fair to the holders of Old Shares and its decision to recommend that the holders of Old Shares vote for approval and adoption of the Plan of Recapitalization, the Board consulted with its legal and financial advisors as well as the Company's management, and considered numerous factors, including, but not limited to: (i) the business, operations, earnings, properties and prospects of the Company and United and the perceived need for the Company to obtain wage and benefit reductions and work-rule changes in order to permit United to compete effectively in the aviation marketplace, (ii) the alternatives potentially available to the Company to achieve wage and benefit reductions and work-rule changes, as well as a comparison of the risks that would be associated with the Recapitalization and with such other alternatives,
(iii) the terms of the employee investments contemplated by the Initial Plan of Recapitalization and the Plan of Recapitalization, including the reduction in cash expense, the favorable tax treatment of the ESOP transactions, the long-term labor contracts which limit salary increases and the ability to establish U2, (iv) the fact that the Recapitalization will provide the holders of Old Shares with an opportunity to receive cash and, if any of the Offerings are not consummated, Debentures and Depositary Preferred Shares representing interests in Public Preferred Stock, as applicable, for a portion of the value of their Old Shares while retaining a significant ongoing equity interest in the Company through ownership of New Shares, (v) the terms of the proposed corporate governance structure, which contains both certain provisions required by the Coalition and certain provisions designed for the protection of the holders of New Shares, (vi) the identity of the new chief executive officer and the new Board (especially the Independent Directors) and the Board's assessment of such individuals, (vii) recent market prices for the Old Shares as well as market prices for the past several years, (viii) the Federal income tax consequences of the Recapitalization under existing law, (ix) with respect to the Plan of Recapitalization, the terms of the Definitive Documentation Amendment providing for an increase in the percentage of common equity and voting power initially to be acquired by the employee trusts and a decrease in the range of average stock prices determined one year after the Effective Time which would result in an increase in the percent of common equity and voting power to be held by the employee trusts, (x) with respect to the Plan of Recapitalization, the terms of the Definitive Documentation Amendment providing for the Offerings and the potential to distribute cash, instead of Debentures and/or Depositary Preferred Shares, to holders of Old Shares if the Offerings are consummated, (xi) with respect to the Plan of Recapitalization, the use of a market price-based formula for the purchase of the ESOP Preferred Stock to be purchased at the Effective Time, and (xii) the opinions of CS First Boston, a nationally recognized investment banking firm, and the opinions of Lazard, another nationally recognized investment banking firm, that, based upon the matters described therein, as of the date of each such opinion, the consideration to be received by the holders of Old Shares pursuant to the Recapitalization for each Old Share, taken as a whole, was fair to such stockholders from a financial point of view. See "--Opinions of the Financial Advisors to the Board," "-- Certain Risk Factors" and "--Certain Revenue and Earnings Scenarios," "THE PLAN OF RECAPITALIZATION" and "MARKET PRICES OF THE OLD SHARES; DIVIDENDS." In connection with considering such factors, the Board generally viewed factors
(i) through (iv), (vii), (viii) and (x) through (xii) as supporting the Board's fairness belief and factor (vi) as neutral (however, the Board was favorably impressed with the identity of the Independent Directors). With respect to factor (v), while the Board generally viewed such factor as supporting the Board's fairness belief, the Board did consider that certain aspects of the governance provisions, such as the ability of the participants in the ESOP to continue to hold more than 50% of the voting power of the Company until the economic equity interest held by the ESOPs and other employee benefit plans sponsored by the Company becomes less than 20% of the value of the common equity of the

Company (see "THE PLAN OF RECAPITALIZATION--Revised Governance Structure-- Nondilution"), would not support the Board's fairness belief. With respect to factor (ix), while the Board viewed this factor as not supporting its fairness belief, it recognized that in order to obtain the benefits of the Definitive Documentation Amendment, it was necessary to make such changes. The Board also considered (a) the fact that the repayment of the Debentures and the payment of dividends on the Public Preferred Stock will be dependent on the Company's operations, assets, credit, cash flow and earning power, (b) that, as a result of the Recapitalization, there will be a significant increase in the Company's long-term indebtedness, as well as a substantial negative balance in stockholders' equity and a significant reduction in cash reserves and (c) the opinion of American Appraisal with respect to certain solvency and surplus matters. See "--Certain Risk Factors," "THE PLAN OF RECAPITALIZATION" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION." In connection with considering such factors, the Board generally viewed factors (a) and (b) as not supporting the Board's fairness belief and factor (c) as neutral.

  In view of the circumstances and the wide variety of factors considered in connection with this evaluation of the Recapitalization, the Board did not find it practicable to assign relative weights to the factors considered in reaching its decision.

OPINIONS OF THE FINANCIAL ADVISORS TO THE BOARD

 Opinion of CS First Boston

  On December 22, 1993, March 14, 1994, March 24, 1994 and May 20, 1994, CS
First Boston delivered to the Board its oral opinion that, as of such dates, the consideration to be received by holders of Old Shares of the Company in connection with the Recapitalization (as constituted as of each date), taken as a whole, was fair to such holders of Old Shares from a financial point of view. On December 22, 1993, March 24, 1994 and May 20, 1994, CS First Boston delivered to the Board its written opinions that, as of such dates, the consideration to be received by holders of Old Shares in connection with the Recapitalization, taken as a whole, was fair to such holders of Old Shares from a financial point of view.

  THE FULL TEXT OF THE WRITTEN OPINION OF CS FIRST BOSTON DATED MAY 20, 1994 WHICH SETS FORTH THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE REVIEW UNDERTAKEN WITH REGARD TO SUCH OPINION, IS ATTACHED AS ANNEX I TO THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. CS FIRST BOSTON'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF OLD SHARES AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF OLD SHARES AS TO HOW SUCH HOLDER SHOULD VOTE. THE SUMMARY OF THE OPINION OF CS FIRST BOSTON SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE TEXTS OF THE WRITTEN OPINIONS OF CS FIRST BOSTON DATED DECEMBER 22, 1993 AND MARCH 24, 1994 ARE SUBSTANTIALLY THE SAME AS THE TEXT OF THE MAY 20, 1994 OPINION (EXCEPT WITH RESPECT TO CHANGES TO THE PLAN OF RECAPITALIZATION EFFECTED PURSUANT TO THE DEFINITIVE DOCUMENTATION AMENDMENT). THE TEXT OF THE CS FIRST BOSTON OPINION DATED MAY 20, 1994 (AND THE DESCRIPTION OF SUCH OPINION SET FORTH HEREIN) DOES NOT REFLECT A CHANGE TO THE PLAN OF RECAPITALIZATION MADE SUBSEQUENT TO MAY 20, 1994, WHICH MADE EACH OF THE OFFERINGS INDEPENDENT OF THE OTHER OFFERINGS (I.E., NONE OF THE OFFERINGS IS NOW CONDITIONED ON, OR SUBJECT TO, THE CONSUMMATION OF ANY OF THE OTHER OFFERINGS). CS FIRST BOSTON HAS ADVISED THE COMPANY, HOWEVER, THAT HAD SUCH CHANGE BEEN MADE PRIOR TO THE DATE OF ITS OPINION, IT WOULD NOT HAVE AFFECTED CS FIRST BOSTON'S ABILITY TO DELIVER ITS OPINION OR THE CONCLUSION SET FORTH THEREIN.

  In arriving at its opinions, CS First Boston (i) reviewed the Plan of Recapitalization and its related schedules, (ii) reviewed certain publicly available business and financial information relating to the Company, (iii) reviewed certain other information, including financial forecasts, provided to CS First Boston by the Company and (iv) met with the Company's management to discuss the business of the Company. CS First Boston also considered certain financial and stock market data for the Company and compared that data with similar data for other publicly held companies in businesses similar to those of the Company, and it considered the financial terms of certain other business combinations that have recently been effected. CS First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. CS First Boston also reviewed the alternative of not effecting the Recapitalization and of implementing the Fundamental Restructuring Plan described under "BACKGROUND OF THE PLAN OF RECAPITALIZATION," which, if fully implemented, might result in a greater value to stockholders than the Recapitalization; however, the opinion assumed that the Board determined, in light of various factors relating to the implementation of the Fundamental Restructuring Plan and the availability of the Recapitalization, not to pursue such implementation. CS First Boston did assume, however, for purposes of the analyses described below, that, if the Recapitalization were not effected, the Company would implement the "enhanced status quo" alternative described under "BACKGROUND OF THE PLAN OF RECAPITALIZATION," consisting of a variety of significant actions to reduce costs and, therefore, to enhance profitability and stockholder value.

  In connection with its review, CS First Boston did not independently verify any of the foregoing information and CS First Boston relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, CS First Boston assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, CS First Boston did not make an independent evaluation or appraisal of any of the assets of the Company, nor was it furnished with any such appraisals. CS First Boston was not requested to, and did not, solicit third party offers to acquire all or any part of the Company, nor, to CS First Boston's knowledge, has any interest in making such an offer been presented by any third party, including in response to the public disclosure regarding discussions between the Company and the Coalition. CS First Boston assumed that the results expected by the Company's management to be obtained from the Recapitalization, including those arising from the employee investment contemplated by the Plan of Recapitalization, will be realized. CS First Boston's opinion was necessarily based solely upon information available to it and business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. CS First Boston's opinion did not address the Company's underlying business decision to effect the Recapitalization.

  The following is a summary of the analyses that CS First Boston utilized in arriving at its opinion as to the fairness of the consideration to be received by the holders of Old Shares of the Company in connection with the Recapitalization, taken as a whole, from a financial point of view and that CS First Boston discussed with the Board at the December 22, 1993, March 14, 1994, March 24, 1994 and May 20, 1994 Board meetings.

  Valuation of the Company

  For purposes of its opinion as to the fairness of the consideration to be received by holders of Old Shares in connection with the Recapitalization, taken as a whole, from a financial point of view, CS First Boston arrived at a reference range of values for the Company using three principal valuation methodologies: a discounted cash flow analysis, a publicly traded comparable company analysis and a comparable acquisitions analysis. At the December 22, 1993 Board meeting, CS First Boston advised the Board that its overall reference range per share was $160 to $200. CS First Boston did not update its overall reference range at the March 14, 1994 or March 24, 1994 Board meetings but it advised the Board at those meetings that if it had updated its reference range, the updated range would have been somewhat lower than the range given in December. As of May 20, 1994, CS First Boston had determined that its overall reference range per share was $135 to $175. CS First Boston advised the Board that the changes in the reference range resulted from changes in a number of factors, including, but not limited to, higher interest rates, lower airline stock prices and updated financial forecast information. The methodologies used by CS First Boston and the resulting ranges of values, which were described to the Board at the December 22, 1993 Board meeting but which were not updated for the Board at the March 14, 1994, March 24, 1994 or May 20, 1994 Board meetings, are described below. If CS First Boston had updated these analyses, the resulting ranges of values would have been lower than the ranges that resulted from CS First Boston's December 22, 1993 analyses.

  Discounted Cash Flow Analysis. Using a discounted cash flow analysis, CS First Boston estimated the present value of the future cash flows that the Company could be expected to produce over a five-year period from 1994 through 1998 under various assumptions and in accordance with management's forecasts. The analysis assumed that the "enhanced status quo" alternative would be implemented. CS First Boston determined an equity market value reference range for the Company by adding (i) the present value (using discount rates determined on the basis of an industry weighted average cost of capital ranging from 8.0% to 10.0%) of the five-year unleveraged free cash flows of the Company and (ii) the present value of the Company's 1998 terminal value. The terminal values were determined by multiplying 1998 projected earnings before interest, taxes, depreciation and amortization ("EBITDA") and 1998 projected net income by a range of multiples determined based on comparable companies and comparable acquisitions (ranging from 3.5 times to 5.5 times 1998 EBITDA and 11.0 times to 15.0 times 1998 net income). This analysis resulted in a range of values per Old Share of the Company on December 22, 1993 of from $160 to $200.

  Publicly Traded Comparable Company Analysis. CS First Boston reviewed and compared the financial, operating and market performance of the following group of five domestic commercial airline companies with that of the Company:
AMR Corporation, Continental Airlines, Delta Air Lines, Southwest Airlines and USAir Group (the "Comparable Group"). CS First Boston examined certain publicly available or estimated financial data of the Comparable Group, including total revenue, operating cash flow, operating income, net income to common shares, earnings per share, depreciation and amortization, interest expense and capitalized interest, rental expense and net cash flow per share. CS First Boston also examined and compared various operating ratios and certain capitalization data. CS First Boston also reviewed market data, including various trading multiples such as stock price to earnings per share, equity market capitalization to net cash flow (net income plus depreciation and amortization) and enterprise value to EBITDA (before and after adjusting for off-balance sheet operating rental payments). CS First Boston also considered other financial data (including margins and growth rates) as well as certain operating information, such as yields and load factors, for the Comparable Group. This analysis resulted in a range of values per Old Share of the Company on December 22, 1993 of from $130 to $135.

  Comparable Acquisition Analysis. CS First Boston also reviewed selected acquisitions in the airline industry, including Continental Air/Air Canada, Trans World Airlines/Carl Icahn and NWA Inc./Wings Holdings, including the multiples of enterprise value to revenues (ranging from .85 times to 1.10 times) and equity market value to net cash flow (ranging from 1.5 times to 7.6 times) represented by the consideration in those transactions. This analysis resulted in a range of values per Old Share of the Company on December 22, 1993 of from $120 to $200.

  Recapitalization Consideration

  For purposes of its opinion as to the fairness of the consideration to be received by holders of Old Shares in connection with the Recapitalization, taken as a whole, from a financial point of view, CS First Boston arrived at a reference range of values for the consideration to be received by the holders of Old Shares in the Recapitalization, consisting of cash, New Shares and, if the Offerings are not consummated, Debentures and Depositary Preferred Shares representing the interests in, Public Preferred Stock. The interest rates on the Debentures and the dividend rate on the Public Preferred Stock were initially set upon the execution of the Plan of Recapitalization. The interest or dividend rate on each such security will be reset, as of a date to be determined that is not fewer than five calendar days and not greater than ten calendar days prior to the Meeting to the rate required to cause each such security to trade at 100% of its aggregate principal amount (in the case of the Debentures) or at 100% of its aggregate liquidation preference (in the case of the Public Preferred Stock) (collectively, "par"), on a fully distributed basis, as of such date (subject to a maximum potential increase, in each case, of 112.5 basis points (1.125 percentage points)). Accordingly, CS First Boston's opinion was based on the assumption that (if the Offerings are not consummated) the final rates to be borne by such securities would be set so that the Debentures and the Public Preferred Stock would trade, as of such date, on a fully distributed basis, at par. CS First Boston advised the Board at the March 24, 1994 meeting that the reduction of the maximum potential increase in the interest rates on the Debentures and the dividend rate on the Public Preferred Stock from 150 basis points (1.5 percentage points) (which was the size of the rate cap arrangement provided for in the Agreement in Principle) to 112.5 basis points (1.125 percentage points) (the size of the rate cap arrangement provided for in the Plan of Recapitalization) could reduce the value of the Debentures and the Public Preferred Stock to be received by the holders of Old Shares in the Recapitalization by an amount that CS First Boston advised the Board was not material to the consideration to be received by the holders of Old Shares in the Recapitalization, taken as a whole. CS First Boston's opinion does not represent CS First Boston's view, if the Offerings are not consummated, as to what the trading value of the securities actually will be when the securities are issued to the holders of the Old Shares following consummation of the Recapitalization. The actual trading values of such securities could be higher or lower depending upon changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Because of the large aggregate amount of the securities (particularly the Public Preferred Stock) that would be issued to holders of Old Shares if the Offerings are not consummated and other factors, such securities may trade initially, and for an extended period thereafter, at prices below those at which they would trade on a fully distributed basis. Furthermore, any valuation of securities is only an approximation, subject to uncertainties and contingencies. If the Offerings are consummated, the interest rates on the Debentures and the dividend rate on the Public Preferred Stock may be set at rates that are in excess of the limitations contained in the Recapitalization Agreement, in which event the principal amount of the series of Debentures affected or the number of Depositary Preferred Shares, as the case may be, will be reduced so that the aggregate amount of interest payable by United or dividends payable by UAL, as the case may be, with respect to such security will not exceed amounts specified in the Recapitalization Agreement, and the amount of the proceeds from the sale of such securities to be received by holders of Old Shares will be reduced accordingly. In addition, in certain other circumstances such proceeds could be less than the stated face amount or liquidation preference of such securities. CS First Boston's opinion was based on the assumption that, if the Offerings are consummated, the proceeds of the Debentures and the Depositary Preferred Shares to be received by the holders of Old Shares will not be less than the principal amounts of Debentures and the number of Depositary Preferred Shares that would have been distributed to the holders of Old Shares had the Offerings not been consummated.

  Valuation of the New Shares

  The principal valuation methodology used by CS First Boston with respect to the New Shares to be received by holders of Old Shares in the Recapitalization was the earnings and cash flow multiple method. A supplemental method referred to as the "gives/gets" method was also analyzed. These methodologies are described below:

  Earnings and Cash Flow Multiple Method. CS First Boston arrived at a range of values for the New Shares by reviewing the public market multiples of the Comparable Group and applying a range of multiples to the Company's estimated 1994 and 1995 earnings per share and net cash flow per share pro forma for the consummation of the Recapitalization. Because of the way the accounting rules applicable to "stock based compensation" (which require that stock compensation expense for periodic stock allocations be measured by the then-current market value of the shares at the time of allocation) will apply to the share allocations within the ESOPs, there are complexities as to forecasting future earnings per share of the Company. The size of the employee stock ownership plan accounting charge will be affected by the stock price, and the employee stock ownership plan accounting charge will reduce reported earnings per share which, in turn, may affect the stock price. In light of this, for purposes of its analyses, CS First Boston applied a range of multiples to forecasted results based on two cases: one assuming ratable allocation of the shares within the ESOPs over the period of the concessions and the other assuming immediate, full allocation (the latter methodology eliminates the need to estimate future stock price performance in order to project the Company's earnings per share). CS First Boston applied a discount to the resulting values to reflect the potential dilution from the equity collar arrangement (which will operate to increase the employee trusts' equity ownership from 55% to a maximum of 63% if the Company's average stock closing price for one year exceeds certain levels specified in the Plan of Recapitalization). This analysis resulted in a public market equity value reference range for the portion of a New Share to be received as part of the Recapitalization Consideration for one Old Share on December 22, 1993 of $80 to $82, on March 14, 1994 of $73 to $77 and
on May 20, 1994 of $55 to $59. CS First Boston advised the Board that the change in the reference range resulted from changes in a number of factors, including, but not limited to, higher interest rates, lower airline stock prices, updated financial forecast information and the amendments to the Plan of Reorganization. Based on the assumptions described above under "Recapitalization Consideration", the other assumptions described herein and the equity value reference range for the New Shares set forth above, on May 20, 1994, CS First Boston's reference range of values for the total consideration to be received by holders of Old Shares in the Recapitalization for one Old Share was $142 to $146.

  "Gives/Gets" Method

  "Gives/Gets" is a summary valuation methodology whereby the impact of the employee investment and the distribution of the Debentures and Public Preferred Stock on the Company's unaffected stock price (i.e., unaffected by the possibility of an extraordinary transaction) is considered. The "gives/gets" analysis started with the trading value of Old Shares, reduced by the increase in the stock price attributable, in CS First Boston's view, to market speculation about a possible employee investment transaction (minus the present value of the enhancements contained in the "enhanced status quo" alternative that the Company would have implemented if it had pursued such alternative but would not implement if the Recapitalization were effected) and added to this pre-transaction value the present value of the employee investment and the incremental value realized on the sale of the flight kitchens to arrive at an implied total equity value. CS First Boston subtracted from this amount the cash and securities (other than the New Shares) to be delivered to the holders of Old Shares to arrive at an implied post-transaction market value. Using this methodology, CS First Boston arrived at a valuation for the portion of a New Share to be received as part of the Recapitalization Consideration for one Old Share on December 22, 1993 of $85, which was presented to the Board primarily for the purpose of describing the possible adjustment in the percent equity to be held by the ESOPs based on the trading price of the New Shares during the first year following the Effective Time (see "THE PLAN OF RECAPITALIZATION-- Establishment of ESOPs--Additional Shares"). CS First Boston did not update this analysis at the March 14, 1994, March 24, 1994 or May 20, 1994 Board meetings.

  In arriving at its written opinions dated December 22, 1993, March 24, 1994 or May 20, 1994 and in discussing its opinions with the Board, CS First Boston performed certain financial analyses, portions of which are summarized above. The summary set forth above does not purport to be a complete description of CS First Boston's analyses. CS First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses could create an incomplete view of the process underlying the opinions. In addition, CS First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be CS First Boston's view of the actual value of the Company. No company or transaction used in the publicly traded comparable company analysis or the comparable acquisition analysis summarized above is identical to the Company or the Recapitalization. Accordingly, any such analysis of the value of the Company involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies as well as other factors relating to the trading and the acquisition values of the comparable companies. These and other limitations, including potential legal restrictions on airline ownership, may detract from the usefulness of either publicly traded comparable company multiples or purchase price multiples from prior airline acquisitions as valuation methodologies. In performing its analyses, CS First Boston made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and all of which are beyond the control of CS First Boston. The results of the analyses performed by CS First Boston are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses.

  The analyses described above were prepared solely as part of CS First Boston's analysis of the fairness of the Recapitalization Consideration to the holders of Old Shares. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the actual trading value of the Debentures, the Depositary Preferred Shares or the New Shares.

  CS First Boston is an internationally recognized investment banking firm and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. The Board selected CS First Boston to act as its financial advisor on the basis of CS First Boston's international reputation and CS First Boston's familiarity with the Company and the airline industry in general and its experience in the restructuring of other public companies in similar types of transactions. CS First Boston has previously acted as financial advisor to the Company in connection with financing and other matters unrelated to the Recapitalization for which it has received customary compensation. In the course of its business, CS First Boston actively trades the debt and equity securities of the Company for its own account and for the accounts of customers. Accordingly, CS First Boston may at any time hold a long or short position in such securities.

  As compensation for rendering the opinion described above and assisting the Company in evaluating, structuring, planning and negotiating the financial aspects of the Recapitalization, the Company has paid CS First Boston a retainer of $250,000 and since January 1994 CS First Boston has been receiving an advisory fee of $100,000 per month, as well as reimbursement of reasonable out-of-pocket expenses (including fees and disbursements). While the Company agreed to pay CS First Boston a fee of $2 million contingent upon consummation of the Recapitalization, CS First Boston's contingent fee is subject to adjustment based upon amounts paid to other financial advisors in the Recapitalization. Accordingly, the aggregate amount that CS First Boston will receive if the Recapitalization is consummated, including retainer and advisory fees and expense reimbursements paid by the Company, is $5 million (the success fee to be paid to Lazard upon consummation of the Recapitalization, as described below under "--Opinion of Lazard") plus the amount by which CS First Boston's expense reimbursements exceed Lazard's expense reimbursements. The Company has agreed to indemnify CS First Boston and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling CS First Boston or any of its affiliates against certain liabilities, including certain liabilities under the Federal securities laws, relating to or arising out of its engagement.

 Opinion of Lazard

  On December 22, 1993, March 14, 1994, March 24, 1994 and May 20, 1994, Lazard delivered to the Board its oral opinion that, as of such dates, the consideration to be received by holders of Old Shares in connection with the Recapitalization, taken as a whole, was fair to such holders of Old Shares from a financial point of view. On December 22, 1993 March 24, 1993 and May 20, 1994, Lazard delivered to the Board its written opinions that, as of such dates, the consideration to be received by holders of Old Shares in connection with the Recapitalization, taken as a whole, was fair to such holders of Old Shares from a financial point of view.

  THE FULL TEXT OF THE WRITTEN OPINION OF LAZARD DATED MAY 20, 1994, WHICH SETS FORTH THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE REVIEW UNDERTAKEN WITH REGARD TO SUCH OPINION, IS ATTACHED AS ANNEX II TO THIS PROXY STATEMENT/PROSPECTUS. HOLDERS OF OLD SHARES ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. LAZARD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF OLD SHARES AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF OLD SHARES AS TO HOW SUCH HOLDER SHOULD VOTE. THE SUMMARY OF THE OPINION OF LAZARD SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE TEXTS OF THE WRITTEN OPINIONS OF LAZARD DATED DECEMBER 22, 1993 AND MARCH 24, 1994, ARE SUBSTANTIALLY THE SAME AS THE TEXT OF THE MAY 20, 1994 OPINION (EXCEPT WITH RESPECT TO CHANGES TO THE PLAN OF RECAPITALIZATION EFFECTED PURSUANT TO THE DEFINITIVE DOCUMENTATION AMENDMENT). THE TEXT OF THE LAZARD OPINION DATED MAY 20, 1994 (AND THE DESCRIPTION OF SUCH OPINION SET FORTH HEREIN) DOES NOT REFLECT A CHANGE TO THE PLAN OF RECAPITALIZATION MADE SUBSEQUENT TO MAY 20, 1994, WHICH MADE EACH OF THE OFFERINGS INDEPENDENT OF THE OTHER OFFERINGS (I.E., NONE OF THE OFFERINGS IS NOW CONDITIONED ON, OR SUBJECT TO, THE CONSUMMATION OF ANY OF THE OTHER OFFERINGS). LAZARD HAS ADVISED THE COMPANY, HOWEVER, THAT HAD SUCH CHANGE BEEN MADE PRIOR TO THE DATE OF ITS OPINION, IT WOULD NOT HAVE AFFECTED LAZARD'S ABILITY TO DELIVER ITS OPINION OR THE CONCLUSION SET FORTH THEREIN.

  In arriving at its opinions, Lazard (i) reviewed the Plan of Recapitalization and its related schedules, (ii) reviewed certain publicly available business and financial information relating to the Company, (iii) reviewed certain other information, including financial forecasts, provided to Lazard by the Company and (iv) met with the Company's management to discuss the business of the Company. Lazard also considered certain financial and stock market data for the Company and compared that data with similar data for other publicly held companies in businesses similar to those of the Company. Lazard also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. Lazard also reviewed the alternative of not effecting the Recapitalization and of implementing the Fundamental Restructuring Plan described under "BACKGROUND OF THE PLAN OF RECAPITALIZATION," which, if fully implemented, might result in a greater value to stockholders than the Recapitalization; however, the opinion assumed that the Board determined, in light of various factors relating to the implementation of the Fundamental Restructuring Plan and the availability of the Recapitalization, not to pursue such implementation. Lazard did assume, however, for purposes of the analyses described below, that, if the Recapitalization were not effected, the Company would implement the "enhanced status quo" alternative described under "BACKGROUND OF THE PLAN OF RECAPITALIZATION," consisting of a variety of significant actions to reduce costs and, therefore, to enhance profitability and stockholder value.

  In connection with its review, Lazard did not independently verify any of the foregoing information and Lazard relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, Lazard did not make an independent evaluation or appraisal of any of the assets of the Company, nor was it furnished with any such appraisals. Lazard was not requested to, and did not, solicit third party offers to acquire all or any part of the Company, nor, to Lazard's knowledge, has any interest in making such an offer been presented by any third party, including in response to the public disclosure regarding discussions between the Company and the Coalition. Lazard assumed that the results expected by the Company's management to be obtained from the Recapitalization, including those arising from the employee investment contemplated by the Plan of Recapitalization will be realized. Lazard's opinion was necessarily based solely upon information available to it and business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Lazard's opinion did not address the Company's underlying business decision to effect the Recapitalization.

  The following is a summary of the analyses that Lazard utilized in arriving at its opinion as to the fairness of the consideration to be received by the holders of Old Shares of the Company in connection with the Recapitalization, taken as a whole, from a financial point of view and that Lazard discussed with the Board at the December 22, 1993, March 14, 1994, March 24, 1994 and May 20, 1994 Board meetings.

  Valuation of the Company

  For purposes of its opinion as to the fairness of the consideration to be received by holders of Old Shares in connection with the Recapitalization, taken as a whole, from a financial point of view, Lazard arrived at a reference range of values for the Company using three principal valuation methodologies: a discounted cash flow analysis, a publicly traded comparable company analysis and an unaffected trading value analysis. At the December 22, 1993 Board meeting, Lazard advised the Board that its overall reference range per share was $150 to $190. Lazard did not update its overall reference range at the March 14, 1994 or March 24, 1994 Board meetings but it advised the Board at those meetings that if it had updated its reference range, the updated range would have been somewhat lower than the range given in December. As of May 20, 1994, Lazard had determined that its overall reference range per share was $135 to $160. Lazard advised the Board that the changes in the reference range resulted from changes in a number of factors, including, but not limited to, higher interest rates, lower airline stock prices and updated financial forecast information. The methodologies used by Lazard and the resulting ranges of values, which were described to the Board at the

December 22, 1993 Board meeting but which were not updated for the Board at the March 14, 1994, March 24, 1994 or May 20, 1994 Board meetings, are described below. If Lazard had updated these analyses, the resulting ranges of values would have been lower than the ranges that resulted from Lazard's December 22, 1993 analyses.

  Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Lazard estimated the present value of the future cash flows that the Company could be expected to produce over a ten-year period from 1994 through 2003 under various assumptions in accordance with management's forecasts. The analysis assumed that the "enhanced status quo" alternative would be implemented. Lazard determined a range of total values for the Company by adding (i) the present value (using discount rates ranging from 8.0% to 12.0%) of the ten-year unleveraged free cash flows of the Company and (ii) the present value of the Company's 2003 terminal value. A range of terminal values was determined by multiplying 2003 projected net income by a range of multiples determined based on the trading multiples of selected publicly traded comparable companies (AMR Corporation, Continental Airlines, Delta Air Lines, Southwest Airlines and USAir Group (the "Comparable Group")) and other factors (ranging from 11.0 times to 15.0 times 2003 net income). This analysis resulted in a range of values per Old Share for the Company on December 22, 1993 of from $170 to $210.

  Publicly Traded Comparable Company Analysis. Lazard reviewed and compared the financial, market and operating performance of the companies in the Comparable Group with that of the Company. Of the companies in the Comparable Group, Lazard focused its analyses principally on AMR Corporation, Delta Air Lines and Southwest Airlines. Lazard examined certain publicly available financial data, including total revenue, EBITDA, earnings before interest and taxes, earnings per share and net cash flow (net income plus depreciation) per share and reviewed various trading multiples for the Comparable Group. Lazard also considered other financial data (including margins and growth rates) as well as certain operating information (such as yields and load factors) for the Comparable Group. This analysis resulted in a range of appropriate multiples for the Company, which, in turn, resulted in a range of values per Old Share of the Company on December 22, 1993 of from $140 to $180.

  Unaffected Trading Value Analysis. Lazard reviewed the history of the trading prices of the Company's common stock over various periods and at various times (including prior to the first public disclosure of the Coalition's proposal for a restructuring of the Company in July 1993) and compared such prices to the prices of other airline companies over such periods and at such times in order to estimate a normalized trading value for the Old Shares that would not reflect a significant premium attributable to the disclosure of, or market speculation about, a possible employee investment transaction. This analysis resulted in an unaffected trading range per Old Share of the Company on December 22, 1993 of from $130 to $135.

  Recapitalization Consideration

  For purposes of its opinion as to the fairness of the consideration to be received by holders of Old Shares of the Company in connection with the Recapitalization, taken as a whole, from a financial point of view, Lazard arrived at a reference range of values for the consideration to be received by the holders of Old Shares in the Recapitalization, consisting of cash, New Shares and, if the Offerings are not consummated, Debentures and Depositary Preferred Shares representing interests in the Public Preferred Stock. The interest rates on the Debentures and the dividend rate on the Public Preferred Stock were initially set upon the execution of the Plan of Recapitalization. The interest or dividend rate on each such security will be reset, as of a date to be determined that is not fewer than five calendar days and not greater than ten calendar days prior to the Meeting, to the rate required to cause each such security to trade at 100% of its aggregate principal amount (in the case of the Debentures) or at 100% of its aggregate liquidation preference (in the case of the Public Preferred Stock) (collectively, "par"), on a fully distributed basis, as of such date (subject to a maximum potential increase, in each case, of 112.5 basis points (1.125 percentage points)). Accordingly, Lazard's opinion was based on the assumption that (if the Offerings are not consummated) the final rates to be borne by such securities would be set so that the Debentures and the Public Preferred Stock would trade, as of such date, on a fully distributed basis, at par. Lazard advised the Board at the March 24, 1994 meeting that the reduction of the maximum potential increase in the interest rates on the Debentures and the dividend rate on the Public Preferred Stock from 150 basis points (1.5 percentage points) (which was the rate cap provided for in the Agreement in Principle) to 112.5 basis points (1.125 percentage points) (the rate cap provided for in the Plan of Recapitalization) could reduce the value of the Debentures and the Public Preferred Stock to be received by the holders of Old Shares in the Recapitalization by an amount that Lazard advised the Board was not material to the consideration to be received by the holders of Old Shares in the Recapitalization, taken as a whole. Lazard's opinion does not represent Lazard's view, if the Offerings are not consummated, as to what the trading value of the securities actually will be when the securities are issued to holders of the Old Shares following consummation of the Recapitalization. The actual trading values of such securities could be higher or lower depending upon changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Because of the large aggregate amount of the securities (particularly the Public Preferred Stock) that would be issued to holders of Old Shares if the Offerings are not consummated and other factors, such securities may trade initially, and for an extended period thereafter, at prices below those at which they would trade on a fully distributed basis. Furthermore, any valuation of securities is only an approximation, subject to uncertainties and contingencies. If the Offerings are consummated, the interest rates on the Debentures and the dividend rate on the Public Preferred Stock may be set at rates that are in excess of the limitation contained in the Recapitalization Agreement, in which event the principal amount of the series of Debentures affected or the number of Depositary Preferred Shares, as the case may be, will be reduced so that the aggregate amount of interest payable by United or dividends payable by UAL, as the case may be, with respect to such security will not exceed amounts specified in the Recapitalization Agreement, and the amount of the proceeds from the sale of such securities to be received by holders of Old Shares will be reduced accordingly. In addition, in certain other circumstances such proceeds could be less than the stated principal amount or liquidation preference of such securities. Lazard's opinion was based on the assumption that, if the Offerings are consummated, the proceeds of the Debentures and the Depositary Preferred Shares to be received by the holders of Old Shares will not be less than the principal amounts of Debentures and the number of Depositary Preferred Shares that would have been distributed to the holders of Old Shares had the Offerings not been consummated.

  Valuation of the New Shares

  The principal valuation methodology used by Lazard with respect to the New Shares to be received by holders of Old Shares in the Recapitalization was the earnings and cash flow multiple method. The "gives/gets" method was also analyzed. These methodologies are described below:

  Earnings and Cash Flow Multiple Method. Lazard arrived at a range of values for the New Shares by reviewing the public market multiples of the Comparable Group and the Company, and applying a range of multiples to the Company's estimated 1994 and 1995 earnings per share and net cash flow per share pro forma for the consummation of the Recapitalization. Because of the way the accounting rules applicable to "stock based compensation" (which require that stock compensation expense for periodic stock allocations be measured by the then-current market value of the shares at the time of allocation) will apply to the share allocations within the ESOPs, there are complexities to forecasting future earnings per share of the Company. The size of the employee stock ownership plan accounting charge will be affected by the stock price, and the employee stock ownership plan accounting charge will reduce reported earnings per share which, in turn, may affect the stock price. For purposes of its analyses, Lazard applied a range of multiples to forecasted results based on two cases: one assuming ratable allocation of the shares within the ESOPs over the period of the concessions and the other assuming immediate, full allocation (the latter methodology eliminates the need to estimate future stock price performance in order to project the Company's earnings per share). Lazard applied a discount to the resulting values to reflect the potential dilution from the equity collar arrangement (which will increase the employee trusts' equity ownership from 55% to a maximum of 63% if the Company's average stock closing price for one year exceeds certain levels specified in the Plan of Recapitalization). This analysis resulted in a public market equity value reference range for the portion of a New Share to be received as part of the Recapitalization Consideration for one Old Share on December 22, 1993 of $80 to $82, on March 14, 1994 of $73 to $77 and on May 20, 1994 of $55
to $61. Lazard advised the Board that the changes in the reference range resulted from changes in a number of factors, including but not limited to, higher interest rates, lower airline stock prices, updated financial forecast information and the amendments to the Plan of Reorganization. Based on the assumptions described above under "Recapitalization Consideration", the other assumptions described herein and the equity value reference range for the New Shares set forth above, on May 20, 1994, Lazard's reference range of values for the total consideration to be received by holders of Old Shares in the Recapitalization for one Old Share was $141 to $149.

  "Gives/Gets" Method

  "Gives/Gets" is a summary valuation methodology whereby the impact of the employee investment and the distribution of the Debentures and Public Preferred Stock on the Company's unaffected trading value is considered. The "gives/gets" analysis started with the trading value of Old Shares, reduced by the increase in the stock price attributable, in Lazard's view, to market speculation about a possible employee investment transaction (determined as described under "-- Unaffected Trading Value Analysis" above) (minus the present value of the enhancements contained in the "enhanced status quo" alternative that the Company would have implemented but would not in the Recapitalization) and added to this pre-transaction value the present value of the employee investment and the incremental value realized on the sale of the flight kitchens to arrive at an implied total equity value. Lazard subtracted from this amount the cash and securities (other than the New Shares) to be delivered to the holders of the Old Shares to arrive at an implied post-transaction market value. Using this methodology, Lazard arrived at a valuation for the portion of a New Share to be received as part of the Recapitalization Consideration for one Old Share on December 22, 1993 of approximately $85, which was presented to the Board primarily for the purpose of describing the possible adjustment in the percent equity to be held by the ESOPs based on the trading price of the New Shares during the first year following the Effective Time (See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares"). Lazard did not update this analysis at the March 14, 1994, March 24, 1994 or May 20, 1994 Board meetings.

  In arriving at its written opinions dated December 22, 1993, March 24, 1994 and May 20, 1994, and in discussing its opinions with the Board, Lazard performed certain financial analyses, portions of which are summarized above. The summary set forth above does not purport to be a complete description of Lazard's analyses. Lazard believes that its analyses must be considered as a whole and that selecting portions of its analyses could create an incomplete view of the process underlying the opinions. In addition, Lazard may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lazard's view of the actual value of the Company. No company used in the publicly traded comparable company analysis summarized above is identical to the Company. Accordingly, any such analysis of the value of the Company involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies as well as other factors relating to the trading values of the Comparable Group. In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and all of which are beyond the control of Lazard. The results of the analyses performed by Lazard are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses.

  The analyses described above were prepared solely as part of Lazard's analysis of the fairness of the Recapitalization Consideration to the holders of Old Shares. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the actual trading value of the Debentures, the Depositary Preferred Shares or the New Shares.

  Lazard is an internationally recognized investment banking firm and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. Lazard was chosen by the Company to act as financial advisor in connection with the negotiations with the Coalition and the Recapitalization because of its familiarity with the Company and the airline industry in general, because of its general experience in restructuring other public companies in similar types of transactions and because it was believed that the experience of Mr. Felix Rohatyn, a general partner of Lazard, who had been on the National Commission to Ensure a Strong Competitive Airline Industry, would provide additional valuable insight on the Company's situation and its discussions with the Coalition.

  In consideration for Lazard's services, the Company paid Lazard a retainer of $500,000 in January 1994 and agreed to pay Lazard a financial advisory fee of $100,000 per month (prorated for any portion of a full month) payable on the last day of each month beginning January 31, 1994. The Company has agreed to reimburse Lazard for its out-of-pocket expenses, including reasonable fees and disbursements of counsel. The Company has also agreed to pay Lazard a success fee of $5 million upon the completion of the Recapitalization against which the retainer and financial advisory fees and expense reimbursements will be credited. The Company has agreed to indemnify Lazard and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling Lazard or any of its affiliates against certain liabilities, including certain liabilities under the Federal securities laws, relating to or arising out of its engagement.

OPINION OF VALUATION FIRM

  In order to assist the Board, the Company retained American Appraisal, a nationally recognized independent valuation firm. American Appraisal delivered an oral report to the Board at the March 14, 1994 meeting and a written opinion to the Board and the Company dated as of March 14, 1994 (the "American Appraisal Opinion"). It is a condition to consummation of the Recapitalization that the Board shall have received an updated opinion from American Appraisal substantially similar to the American Appraisal Opinion as of the Effective Time. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions." The full text of the American Appraisal Opinion, which sets forth the assumptions made, the matters considered and the review undertaken with regard to such opinion is filed as an Exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. The summary of the American Appraisal Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

  In rendering the American Appraisal Opinion, American Appraisal valued the assets of the Company (on a consolidated basis) and United (on a consolidated basis), as going concerns, both immediately before and after, and giving effect to, the Recapitalization. The valuation included the aggregate assets of the business enterprise of each of the Company (on a consolidated basis) and United (on a consolidated basis), or total invested capital as represented by the total net working capital, tangible plant, property and equipment and intangible assets of the respective business enterprises. American Appraisal stated that it believed this to be a reasonable basis on which to value the Company and United and that nothing has come to its attention that caused it to believe that each of the Company (on a consolidated basis) and United (on a consolidated basis), before and after the Recapitalization, will not be going concerns.

  The American Appraisal Opinion is subject to the conditions that (i) any sale of each of the Company (on a consolidated basis) or United (on a consolidated basis) will be completed as the sale of an ongoing business entity within a commercially reasonable period and (ii) a "commercially reasonable period" of time means at least twelve months for a willing buyer and a willing seller to agree on price and terms, plus the time necessary to complete the sale of the Company (on a consolidated basis) and United (on a consolidated basis). In connection with the opinion of the fair value of each of the Company (on a consolidated basis) and United (on a consolidated basis), American Appraisal was provided historical and projected operating results. In addition to this information, American Appraisal was provided other operating data and information, all of which has been accepted by American Appraisal, without independent verification, as representing a fair statement of historical and projected results of each of the Company (on a consolidated basis) and United (on a consolidated basis) in the opinion of the management of each of the Company and United. However, the American Appraisal Opinion states that, in the course of its investigation, nothing has led it to believe that its acceptance and reliance on such operating data and information was unreasonable.

  American Appraisal's determination of the fair value of each of the Company (on a consolidated basis) and United (on a consolidated basis) was based on the generally accepted valuation principles used in the market and discounted cash flow approaches, described as follows:

    Market Approach--Based on current stock market prices of publicly held companies whose businesses are similar to that of the Company (on a consolidated basis) and United (on a consolidated basis) and premiums paid over market price by acquirors of total or controlling ownership in such businesses.

    Discounted Cash Flow Approach--Based on the present value of each of the Company's (on a consolidated basis) and United's (on a consolidated basis) future debt-free operating cash flow as estimated by the managements of each of the Company (on a consolidated basis) and United (on a consolidated basis) and contained in Status Quo Scenario C. The present value is determined by discounting the projected operating cash flow at a rate of return that reflects the financial and business risks of each of the Company (on a consolidated basis) and United (on a consolidated basis).

  In determining the amount that would be required to pay the total probable liabilities on the respective dates that the Company's (on a consolidated basis) and United's (on a consolidated basis) liabilities and contingent liabilities become absolute and matured, for purposes of their opinion, American Appraisal applied valuation techniques, including present value analysis, using appropriate rates over appropriate periods to the amounts that will be required from time to time to pay such liabilities and contingent liabilities as they become absolute and matured based on their scheduled maturities.

  In the course of its investigation of identified contingent liabilities, the areas brought to the attention of American Appraisal by the managements of the Company (on a consolidated basis) and United (on a consolidated basis) included, (i) environmental matters, (ii) the adequacy of the corporate insurance program, (iii) tax audit exposure, (iv) the liability for the pension and welfare benefits program, (v) labor and collective bargaining issues and
(vi) various lawsuits and claims filed and/or pending against the Company (on a consolidated basis) and United (on a consolidated basis).

  Reserves for contingent liabilities have been made in the pro forma consolidated balance sheet prepared and furnished to American Appraisal by each of the managements of the Company (on a consolidated basis) and United (on a consolidated basis), and provisions for the ongoing expenses related to these issues have been included with the projection of income and expenses presented in the financial projections, and are considered in American Appraisal's valuation study as ongoing business operating expenses. American Appraisal has taken these identified contingent liabilities into account in rendering the American Appraisal Opinion and has concluded that such liabilities and ongoing expenses do not require any qualification of the American Appraisal Opinion. American Appraisal's conclusion is based on: (i) its review of various acquisition transactions, including leveraged transactions and significant debt-financed recapitalization transactions, involving corporations engaged in businesses similar to those of each of the Company (on a consolidated basis) and United (on a consolidated basis), (ii) the opinion of the managements of each of the Company (on a consolidated basis) and United (on a consolidated basis) that the issues concerning various lawsuits, claims and other identified contingent liabilities do not and are not reasonably likely to have a material adverse effect on the consolidated financial position of each of the Company (on a consolidated basis) and United (on a consolidated basis) and (iii) its discussions with the managements, accountants, consultants and counsel of each of the Company (on a consolidated basis) and United (on a consolidated basis), concerning claims and other contingent liabilities and the possible effect of the foregoing on each of the Company and United as well as its investigation of the various lawsuits.

  American Appraisal assumed that the total liabilities of each of the Company (on a consolidated basis) and United (on a consolidated basis) will be only those liabilities set forth in the financial projections and the pro forma balance sheet as of December 31, 1993 of each of the Company (on a consolidated basis) and United (on a consolidated basis) and the identified contingent liabilities referred to in the American Appraisal Opinion. The American Appraisal Opinion states that, in the course of its investigation, nothing came to American Appraisal's attention that caused American Appraisal to believe such assumptions to be unreasonable. The pro forma balance sheet used by American Appraisal is the unaudited pro forma condensed balance sheet as of December 31, 1993 for each of the Company (on a consolidated basis) and United (on a consolidated basis), each adjusted to give effect to the planned financing of the Recapitalization and restated to reflect the fair value of each of the Company (on a consolidated basis) and United (on a consolidated basis).

  The Company's and United's management has represented to American Appraisal, and American Appraisal has relied on the representations of the managements of the Company and United, that no adverse changes have occurred since the preparation of the Company's and United's pro forma balance sheet and financial analyses that would materially impact its content. The American Appraisal Opinion states that nothing has come to American Appraisal's attention that would lead it to believe that its reliance on such representations is unreasonable.

  In connection with the American Appraisal Opinion, American Appraisal made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Among other things, American Appraisal (i) reviewed the documents related to the Recapitalization and reporting documents filed with the Commission, (ii) reviewed financial analyses and inquired of managements of the Company and United as to the foundation for any such analyses and the basic assumptions made in the preparation of Status Quo Scenario C relating to the type of business, geographic markets, domestic and international economic conditions and capital facilities and working capital requirements, (iii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of the Company and United as provided by management and its accountants, (iv) visited the Company's and United's headquarters and selected facilities to discuss historical and estimated operating results and industry data, including the impact of future trends on the industry and the Company and United, as well as the effects of the Recapitalization, (v) reviewed internal financial analyses and other internally generated data of the Company and United including asset valuations, (vi) inquired of managements of the Company and United and their respective financial advisors as to estimated levels of cash and working capital required by the Company and United, (vii) reviewed certain publicly available economic, financial and market information as it relates to the business operations of the Company and United, (viii) reviewed information regarding businesses similar to the Company and United and investigated the financial terms and post-transaction performance of recent acquisitions, (ix) consulted with industry, economic and statistical experts, as necessary, (x) discussed all of the foregoing information, where appropriate, with managements of the Company and United and their respective agents, accountants and financial advisors and (xi) conducted such other studies, analyses and investigations as American Appraisal deemed relevant or necessary for purposes of the opinion.

  American Appraisal assumed, without independent verification, that the pro forma balance sheet and financial analyses provided to American Appraisal have been reasonably prepared and reflect the best available estimates, at the time they were prepared, of the future financial results and condition of the Company and United, and that there has been no material adverse change in the assets, financial condition, business or prospects of the Company and United since the date of the most recent financial statements made available to American Appraisal. American Appraisal stated that nothing has come to its attention that would lead it to believe that the foregoing assumption is unreasonable.

  Although American Appraisal did not independently verify the accuracy and completeness of the Status Quo Scenario C and forecasts, or any of the assumptions, estimates or judgments referred to therein, or the basis therefor, and although no assurances can be given that such Status Quo Scenario C and forecasts can be realized or that actual results will not vary materially from those projected, American Appraisal stated that nothing had come to its attention during the course of its engagement that lead it to believe that any information reviewed by it or presented to it in connection with its rendering of the American Appraisal Opinion is unreasonable or inaccurate in any material respect or that it was unreasonable for it to utilize and rely upon the financial analyses, financial statements, assumptions, description of the business and liabilities, estimates and judgments or statements of the managements of the Company and United and their respective counsel, accountants and financial advisors. The American Appraisal Opinion is necessarily based on business, economic, market and other conditions as they existed at the time of the opinion and as they could be evaluated by American Appraisal at such time.

  The American Appraisal Opinion stated that, based upon and subject to the conditions and assumptions contained therein, (a) the fair value of the aggregate assets of each of the Company (on a consolidated basis) and United (on a consolidated basis) will exceed their total respective liabilities (including, without limitation, subordinated, unmatured, unliquidated and contingent liabilities), (b) the present fair salable value of the aggregate assets of each of the Company (on a consolidated basis) and United (on a consolidated basis) will be greater than their respective probable liabilities on their debts as such debts become absolute and matured, (c) each of the Company (on a consolidated basis) and United (on a consolidated basis) will be able to pay their respective debts and other liabilities, including contingent liabilities and other commitments, as they mature, (d) the capital remaining in each of the Company (on a consolidated basis) and in United (on a consolidated basis) after consummation of the Recapitalization will not be unreasonably small for the businesses in which the Company and United are engaged, as management of the Company and United has indicated such businesses are conducted and as management has indicated the businesses are proposed to be conducted following the consummation of the Recapitalization, and after giving due consideration to the prevailing practices in the industry in which the Company and United will be engaged, (e) the excess of the fair value of the total assets of the Company over the total liabilities, including contingent liabilities, of the Company, is equal to or exceeds the value of the Recapitalization Consideration to stockholders plus the stated capital of the Company and (f) the excess of the fair value of the total assets of United over the total liabilities, including contingent liabilities, of United, is equal to or exceeds the value of the stated capital of United.

  American Appraisal indicated that it believed the excess of total assets over pro forma liabilities was approximately $2.5 billion at December 31, 1993, compared to approximately $1.203 billion in stockholders' equity as of such date, determined according to generally accepted accounting principles, so that, giving effect to the Recapitalization, the indicated excess assets of the Company for purposes of Delaware law exceeded $1 billion.

  The American Appraisal Opinion will not be binding on creditors of the Company. Accordingly, there can be no assurance that a court would value the Company's assets on a going-concern basis in order to determine whether the Company was insolvent at the time of the Recapitalization or that, regardless of the method of valuation, a court would not determine that the Company was insolvent at such time. The Board and management believe that the Debentures will be incurred by the Company for proper purposes and in good faith, that the Company will receive reasonably equivalent value or fair consideration for incurring such indebtedness and that, based on present forecasts and other financial information, at the time of the Recapitalization, the Company will be solvent, will have sufficient capital to carry on its business and will be able to pay its debts as they mature. See "--Certain Revenue and Earnings Scenarios" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

  As compensation for its services, American Appraisal received a fee of $50,000 from the Company upon execution of the engagement agreement and $110,000 plus expenses upon delivery of the final American Appraisal Opinion and will receive $20,000 plus expenses upon delivery of the updated opinion. In addition, the Company agreed to indemnify and hold harmless American Appraisal with respect to any claim arising from any untrue information furnished by the Company or from any services relating to the American Appraisal Opinion, except in the case a loss is found to have resulted from American Appraisal's negligence or misfeasance or willful or knowing violation of law or breach of the engagement agreement.

PURPOSE AND STRUCTURE OF THE RECAPITALIZATION

  The purpose of the Recapitalization is to recapitalize the Company and thereby provide the holders of Old Shares with an opportunity to receive cash or a combination of cash, Debentures and Depositary Preferred Shares representing interests in Public Preferred Stock for a portion of their Old Shares, while permitting the holders of Old Shares to retain a significant ongoing equity interest in a Company that is expected to have a lower cost structure and be more competitive and to provide performance incentives to the Company's employees by providing them with significant equity participation in the Company through the ESOPs. The Recapitalization is being effected at the present time because the Board believes that it is the best available alternative to maximize value to the Company's stockholders while achieving significant wage and benefit reductions and work-rule changes that the Board believes are necessary to position United to compete in the aviation marketplace. See "BACKGROUND OF THE PLAN OF RECAPITALIZATION" and "-- Recommendation of the Board."

  The use of shares of Series D Redeemable Preferred Stock has been chosen in order to comply with technical aspects of Delaware law that may be applicable to the Recapitalization. The Company does not intend to send certificates for Series D Redeemable Preferred Stock to the holders of Old Shares, and, in lieu thereof, cash (if the Offerings are consummated) or cash, Debentures (if either or both of the United Debt Offerings are not consummated) and Depositary Preferred Shares (if the UAL Preferred Offering is not consummated) will be paid based upon the number of shares of Series D Redeemable Preferred Stock issued in the Reclassification and the redemption price per one one-thousandth of a share of Series D Redeemable Preferred Stock.

  It is expected that if the Plan of Recapitalization is not approved by the Company's stockholders, or if the Recapitalization is not consummated for any other reason, the Company's current management, under the direction of the Board, will continue to manage the Company as an ongoing business. In such event, management would take other actions intended to achieve a lower cost structure intended to allow the Company to compete effectively in the global aviation marketplace, which may include actions described in this Proxy Statement/Prospectus relating to the "enhanced status quo" alternative or Fundamental Restructuring Plan described under "BACKGROUND OF THE PLAN OF RECAPITALIZATION."

INTERESTS OF CERTAIN PERSONS IN THE RECAPITALIZATION

  In considering the Plan of Recapitalization, stockholders should be aware that the executive officers and the Board members have certain interests, described below, that present them with potential conflicts of interest in connection with the Recapitalization. The Board was aware of these potential conflicts and considered them among the other matters described under "-- Recommendation of the Board."

  The transactions contemplated by the Plan of Recapitalization will constitute a "change in control" under the Employment Agreements (as defined below) with Messrs. Wolf and Pope, the severance agreements entered into by United with all other executive officers, the 1988 Restricted Stock Plan, and the 1981 Stock Program as well as the Retirement Plan for outside directors and its related trust. See "CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS--Compensation of Directors; Effect of "Change in Control' " and "EXECUTIVE COMPENSATION-- Employment Contracts and Change in Control Arrangements."

  The Plan of Recapitalization provides that Messrs. Wolf, Pope and Nagin will retire from all positions they hold with the Company and all of its subsidiaries at or immediately prior to the Effective Time and that no other officer of the Company or United may be terminated for a period of six months following the Effective Time unless such termination is approved by at least two Outside Public Directors (as defined below, see "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Public Directors") and the Chief Executive Officer (the "CEO") of the Company (Mr. Greenwald).

  Pursuant to agreements originally entered into upon the commencement of their employment in 1987, 1988 and 1988, respectively, with the Company and United as subsequently amended (the "Officer Agreements"), upon their retirements in accordance with the Plan of Recapitalization, each of Messrs. Wolf, Pope and Nagin will be entitled to receive: (1) a cash payment (based on a multiple of three times current salary and deemed bonus) equal to approximately $4.3 million, $1.8 million and $1.1 million, respectively, (2) lifetime travel privileges (and reimbursement of related taxes, with certain limitations in Mr. Nagin's case) on United for each of them and their spouses and other eligible dependents, (3) continued coverage under United's medical and other welfare benefit plans (limited to three years in Mr. Pope's case) and (4) certain other benefits, including certain pension-related benefits, see "EXECUTIVE COMPENSATION--Pension Plan Table."

  The 1988 Restricted Stock Plan provides that all restricted shares awarded thereunder shall vest upon the occurrence of a "change in control." As of May 16, 1994, Messrs. Wolf, Pope, Nagin, Guyette, O'Gorman and George beneficially own 10,000, 26,500, 13,000, 11,000, 7,500 and 10,200 restricted shares, respectively.

  Options to acquire Old Shares awarded under the 1981 Stock Program held by executive officers become exercisable in connection with the occurrence of a "change in control." Upon consummation of the transactions contemplated by the Plan of Recapitalization, each such Option will automatically be converted into an option to acquire (i) one half of a New Share, (ii) $25.80 in cash, (iii) either (a) $15.55 principal amount of Series A Debentures or (b) if the United Series A Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series A Offering, (iv) either (a) $15.55 principal amount of Series B Debentures or (b) if the United Series B Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series B Offering and (v) either (a) Depositary Preferred Shares representing interests in $31.10 liquidation preference of Public Preferred Stock or (b) if the UAL Preferred Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by the Company pursuant to the UAL Preferred Offering. As of May 31, 1994, Messrs. Wolf, Pope, Nagin, Guyette, O'Gorman and George held such Options (with an exercise price of $131 or less) to purchase respectively 125,000 Old Shares (all of which are exercisable as of May 31, 1994 and with an average exercise price of $89.99) 150,000 Old Shares, (all of which are exercisable as of May 31, 1994 with an average exercise price of $95.81), 60,000 Old Shares (45,000 of which are exercisable as of May 31, 1994 and 15,000 of which will become exercisable immediately prior to the Effective Time and with an average exercise price of $107.85), 82,120 Old Shares (67,120 of which are exercisable as of May 31, 1994 and 15,000 of which will become exercisable immediately prior to the Effective Time and with an average exercise price of $101.59), 30,000 (15,000 of which are exercisable as of May 31, 1994 and 15,000 of which will become exercisable immediately prior to the Effective Time and with an average exercise price of $124) and 56,250 Old Shares (41,250 of which are exercisable as of May 31, 1994 and 15,000 of which will become exercisable immediately prior to the Effective Time and with an average exercise price of $108.69). In addition, Messrs. Wolf, Pope and O'Gorman hold such Options to purchase 225,000, 60,000 and 30,000 Old Shares at prices in excess of $131.

  The Company has amended the 1988 Restricted Stock Plan, the 1981 Stock Program and the Incentive Plan, in each case, subject to stockholders' approval and consummation of the transactions contemplated by the Plan of Recapitalization. Each of the amendments is intended to permit awards under the related plan to continue to be deductible by the Company for Federal income tax purposes under Section 162(m) of the Internal Revenue Code. In addition, the amendment to the 1981 Stock Program reserves an additional 1,200,000 New Shares (subject to increase in the event of an adjustment relating to the New Shares described in "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares") for issuance upon the exercise of options granted thereunder, and the amendment to the Incentive Plan permits each participant to elect to defer all or any portion of any bonus otherwise payable thereunder.

  See "CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS--Compensation of Directors; Effect of "Change in Control' " for certain information with respect to the effect of the Recapitalization on benefits provided to members of the Company's Board.

  See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Fees and Expenses; Indemnification" for certain information with respect to indemnification and insurance coverage to be provided by the Company to, among others, directors and executive officers of the Company following the Effective Time.

CERTAIN RISK FACTORS

  In addition to the other information contained in this Proxy
Statement/Prospectus, holders of Old Shares should carefully consider the following risk factors concerning the New Shares, the Debentures and the Depositary Preferred Shares representing interests in the Public Preferred Stock.

  Financial Effects; Delaware Law Considerations. The Recapitalization will immediately change the Company's capitalization to one that is more highly leveraged. In this regard, the following discussion compares the pro forma book effect of the Recapitalization on long-term debt, stockholder's equity and income/loss from continuing operations with recent historical financial information of the Company. On a pro forma book basis at March 31, 1994, the Company would have had approximately $3.451 billion of long-term debt and a deficit of approximately $448 million of stockholders' equity, as compared to the approximately $2.693 billion of long-term debt and approximately $1.097 billion of stockholders' equity that was shown on the Company's balance sheet on such date. In addition, if the Recapitalization had occurred as of January 1, 1993, the Company would have reported, on a pro forma basis, a loss from continuing operations of approximately $38 million for the year ended December 31, 1993 and a loss from continuing operations of approximately $58 million for the three months ended March 31, 1994, as compared to losses from continuing operations of $31 million for the year ended December 31, 1993 and $71 million for the three months ended March 31, 1994 that were reported for each period. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

  The Company's earnings were inadequate to cover fixed charges and preferred stock dividends by $98 million in 1993, by $748 million in 1992 and by $599 million in 1991. On a pro forma basis, the Company's earnings in 1993 were inadequate to cover fixed charges and preferred stock dividends by $109 million. In addition, the Company's earnings were inadequate to cover fixed charges and preferred stock dividends for the three month period ended March 31, 1994 by $118 million, and on a pro forma basis they were inadequate by $97 million. United's earnings were inadequate to cover fixed charges by $77 million in 1993, by $694 million in 1992 and by $604 million in 1991. On a pro forma basis, United's earnings in 1993 were inadequate to cover fixed charges by $63 million. In addition, United's earnings were inadequate to cover fixed charges for the three month period ended March 31, 1994 by $130 million, and on a pro forma basis they were inadequate by $102 million. Non-cash depreciation and amortization are deducted in computing earnings before fixed charges. Such non-cash charges do not significantly affect the ability of United to fund operations, service debt, or provide funds to service the Company's preferred stock dividends. Depreciation and amortization of United were $722 million in 1993, $695 million in 1992, $604 million in 1991 and $178 million for the three month period ended March 31, 1994.

  The Delaware General Corporation Law (the "DGCL") requires that the payments to holders of Old Shares in the Recapitalization be made from "surplus." In addition, the DGCL requires that dividends, including future dividends on the Public Preferred Stock, may only be made from surplus or the net profits of the Company for the fiscal year in which the dividend is declared and/or the preceding fiscal year. For purposes of the DGCL, surplus equals the excess, if any, at any given time, of the net assets of the corporation over stated capital. Valuation of the Company's assets at their fair value (as supported by the American Appraisal Opinion referred to above) would create capital surplus that under the DGCL may be used for such payments. In addition, such payments would not be permitted if after giving effect to them the Company would not be able to pay its debts as they become due in the usual course of business. The Board believes that the Company will be able to pay such debts, based in part on the revenue and earnings scenarios set forth above under "-- Certain Revenue and Earnings Scenarios" and on the American Appraisal Opinion referred to above. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions," and "UNAUDITED PRO FORMA FINANCIAL INFORMATION." Given the more leveraged financial structure of the Company following the Recapitalization, certain industry risks could have a greater adverse impact on the Company after the Recapitalization than might have been the case prior to the Recapitalization.

 Governance Structure

  Although the Company has attempted to achieve a balanced approach to its corporate governance structure after the Recapitalization, such structure is very unusual in the management of a large, complex public corporation, and it is not certain that the actual operation of the corporate governance process will not result in disputes or inability to achieve results that are in the best interests of the Company or holders of New Shares.

  Following consummation of the Recapitalization and until the Sunset, the Board will be comprised of twelve members elected as follows: (i) five public directors ("Public Directors") elected by holders of the New Shares, including
(a) three members of the existing Board or other individuals who previously had no material contact with the Company other than as directors and (b) two substantially full-time employees of the Company intended to be the CEO and an additional senior executive of the Company, (ii) four independent directors elected by the initial independent directors intended to be a quasi self-perpetuating body, (iii) three directors representing various employee groups elected as follows: (a) one director elected by the ALPA-MEC, (b) one director elected by the IAM or its designee (the director elected by the ALPA-MEC and the director elected by the IAM or its designee are referred to collectively as the "Union Directors") and (c) one director (the "Salaried and Management Director" and, with the Union Directors, the "Employee Directors") elected by holders of the Class SAM Preferred Stock (the Salaried and Management Director and an additional designated stockholder). Generally, approval of ordinary Board actions will require a majority vote of the votes present at a meeting at which a quorum is present and approval of certain extraordinary matters will require, subject to certain exceptions, approval of either three-quarters of the Board (including the concurrence of one Union Director) or three-quarters of the shares present and voting at a stockholders' meeting at which a quorum is present. In addition, certain extraordinary matters will require approval of the Public Directors, the Independent Directors or a majority of shares not held by the ESOPs. The following Committees will be constituted: the Audit Committee, the Competitive Action Plan ("CAP") Committee, the Compensation Committee, the Compensation Administration Committee, the Executive Committee, the Independent Director Nomination Committee, the Labor Committee, the Outside Public Director Nomination Committee and the Transaction Committee. Public Directors and Independent Directors will be represented on all committees and the Employee Directors will be represented on the Executive Committee, the CAP Committee, the Independent Director Nomination Committee and the Compensation Committee. See, "THE PLAN OF RECAPITALIZATION-- Revised Governance Structure".

  Under the terms of the Restated Certificate, the participants in the ESOPs (and in certain circumstances the ALPA-MEC, the IAM and the Salaried and Management Director ) will continue to hold more than 50% of the voting power of the Company until the economic equity interest held by or credited to the ESOPs and other employee benefit plans sponsored by the Company is less than 20% of the common equity of the Company, all as more fully described in "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Sunset." The termination of the right to exercise more than 50% of the voting power of the Company is referred to herein as the "Sunset." See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Sunset." Under current actuarial assumptions, the Company estimates that this Sunset provision will not become operative until 2016 if additional purchases are not made by eligible employee benefit plans. However, such plans will have the right, and may be expected to, make additional purchases, thereby delaying the occurrence of the Sunset. In addition, the Restated Certificate contains a number of provisions which may prevent the Company prior to the Sunset from taking certain specified actions without the consent of one or both of the members of the Board elected by ALPA and the IAM or a 75% vote of holders of New Shares and Voting Preferred Stock. See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure."

 Fraudulent Conveyance

  If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that, at the time the Company distributed to holders of Old Shares the cash and (unless the United Debt Offerings are consummated) Debentures that such holders are to receive in the Recapitalization, the Company (i) was insolvent, (ii) was rendered insolvent by reason of such distributions, (iii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, such court may void the distributions to stockholders and require that such holders return the same (or equivalent amounts) to the Company or to a fund for the benefit of its creditors. If a court were to make similar findings about United's issuance of the Debentures, such court could avoid United's obligations under the Debentures or order the Debentures to be subordinated to all existing and future indebtedness of United.

  The measure of insolvency for purposes of the foregoing would vary depending upon the law of the jurisdiction that was being applied. Generally, however, the Company would be considered insolvent if at the time of the Recapitalization the fair value of the Company's assets is less than the amount of the Company's total debts and liabilities or if the Company has incurred debt beyond its ability to repay as such debt matures. As described in "SPECIAL FACTORS--Opinion of Valuation Firm," the American Appraisal Opinion was rendered orally to the Board at the March 14, 1994 meeting and in a written opinion to the Board and the Company dated as of March 14, 1994. In rendering the American Appraisal Opinion, American Appraisal valued the assets of the Company (on a consolidated basis) and United (on a consolidated basis), as going concerns, both immediately before and after, and giving effect to, the Recapitalization. The valuation included the aggregate assets of the business enterprise of each of the Company (on a consolidated basis) and United (on a consolidated basis), or total invested capital as represented by the total net working capital, tangible plant, property and equipment and intangible assets of the respective business enterprises. American Appraisal stated that it believed this to be a reasonable basis on which to value the Company and United and that nothing has come to its attention that caused it to believe that each of the Company (on a consolidated basis) and United (on a consolidated basis), before and after the Recapitalization, will not be going concerns.

  As stated in "SPECIAL FACTORS--Opinion of Valuation Firm," the American Appraisal Opinion stated that, based upon and subject to the conditions and assumptions contained therein, (a) the fair value of the aggregate assets of each of the Company (on a consolidated basis) and United (on a consolidated basis) will exceed their total respective liabilities (including, without limitation, subordinated, unmatured, unliquidated and contingent liabilities),
(b) the present fair salable value of the aggregate assets of each of the Company (on a consolidated basis) and United (on a consolidated basis) will be greater than their respective probable liabilities on their debts as such debts become absolute and matured, (c) each of the Company (on a consolidated basis) and United (on a consolidated basis) will be able to pay their respective debts and other liabilities, including contingent liabilities and other commitments, as they mature, (d) the capital remaining in each of the Company (on a consolidated basis) and in United (on a consolidated basis) after consummation of the Recapitalization will not be unreasonably small for the businesses in which the Company and United are engaged, as management of the Company and United has indicated such businesses are conducted and as management has indicated the businesses are proposed to be conducted following the consummation of the Recapitalization, and after giving due consideration to the prevailing practices in the industry in which the Company and United will be engaged, (e) the excess of the fair value of the total assets of the Company over the total liabilities, including contingent liabilities, of the Company, is equal to or exceeds the value of the Recapitalization Consideration to stockholders plus the stated capital of the Company and (f) the excess of the fair value of the total assets of United over the total liabilities, including contingent liabilities, of United, is equal to or exceeds the value of the stated capital of United.

  American Appraisal also indicated that it believed the excess of total assets over pro forma liabilities was approximately $2.5 billion at December 31, 1993, compared to approximately $1.203 billion in stockholders' equity as of such date, determined according to generally accepted accounting principles, so that, giving effect to the Recapitalization, the indicated excess assets of the Company for purposes of Delaware law exceeded $1 billion.

 Certain Anti-Takeover Effects

  Certain provisions of the governance structure will make it extremely difficult to acquire the Company in a transaction that was not approved by at least one of the Union Directors or 75% of the vote of the New Shares and the Voting Preferred Stock (as defined below, see "DESCRIPTION OF THE SECURITIES-- The Voting Preferred Stock--General"), even if such transaction might be beneficial to the Company's stockholders. In particular, the provision described below in "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Nondilution" will prevent the occurrence of an acquisition of the Company for an extended period following the Effective Time if the holders of over 90% of the Voting Preferred Stock disapprove such acquisition.

 Pricing of Public Preferred Stock and Debentures

  Pricing of Public Preferred Stock and Debentures. As described in "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Pricing of the Securities," the final interest rates on the Debentures and the final dividend rate on the Public Preferred Stock will be established not less than five business nor more than ten calendar days before the Meeting. Although the procedure for establishing such final rates is designed to determine the rates that such securities should bear for the Debentures and the Depositary Preferred Shares representing interests in the Public Preferred Stock to trade at par assuming such securities were fully distributed, the Plan of Recapitalization provides that such rates may not exceed certain caps. The underwriting agreements relating to the several Offerings are expected to provide, as applicable, that if such Offerings are consummated, the interest rates on the Debentures and the dividend rate on the Public Preferred Stock may be adjusted (including in excess of their respective caps) to permit such securities to be sold at or closer to par, but if that is done, the principal amount of the series of Debentures affected or the number of Depositary Preferred Shares representing interests in the Public Preferred Stock, as the case may be, will be reduced so that the aggregate amount of interest payable annually by United on such series of Debentures or the aggregate amount of dividends payable annually by the Company on the Public Preferred Stock will not exceed certain maximum amounts calculated with reference to such caps. The underwriting agreements for the Offerings are expected to provide that if the Offerings are not consummated, the interest rates borne by the Debentures and the dividend rate borne by the Public Preferred Stock will be subject to the caps. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Pricing the Securities." If the prevailing market interest and dividend rates for securities comparable to the Debentures and the Depositary Preferred Shares are higher than the rate caps applicable to the Debentures or the Public Preferred Stock, as the case may be, the Debentures or the Depositary Preferred Shares representing interests in the Public Preferred Stock, as the case may be, may trade at a discount to par. Accordingly, if the rate caps are imposed for either or both series of the Debentures or the Depositary Preferred Shares, (a) the proceeds from an Offering, if consummated, would be less than the face amount thereof, or (b) if the Offerings are not consummated, the securities constituting a part of the Recapitalization Consideration would have a trading value of less than the face amount thereof. Based on the current general market conditions, the Company believes that the rates for either or both series of the Debentures or the Depositary Preferred Shares may approach or exceed the maximum rates.

 Investment Values; Future Investments

  Cost savings envisioned by the agreements with ALPA and the IAM and the anticipated productivity increases discussed herein are estimates prepared by the Company for analytical purposes. Such cost savings and anticipated productivity increases could be difficult to achieve, and, even if all proposed plans for employee investments are implemented, the value of the reductions in wages and benefits and work-rule changes and anticipated productivity increases may not be as significant as currently calculated. Mandated job guarantees may make it difficult to achieve significant additional productivity improvements, and, if additional reductions in wages and benefits and work-rule changes become desirable in management's view, such reductions in wages and benefits and work-rule changes may be more difficult to achieve in light of the long-term nature of the revised collective bargaining agreement with ALPA and the IAM that constitute elements of the Recapitalization (the "Collective Bargaining Agreements").

 Lack of Employee Consensus

  Certain employee groups may not be in favor of the changes arising from the Recapitalization and may react in a manner that does not facilitate achievement of the desired results. For example, the AFA has declined to date to participate in the transaction, certain other employees who will be participating in the wage and benefit reductions and work-rule changes were not in favor of the transaction, and certain union organizing activity, based on opposition to certain aspects of the transaction, has occurred. This lack of consensus may reduce the value of the increased employee commitment the Company expects to achieve by virtue of the Recapitalization.

 Management Change

  The current Chairman and Chief Executive Officer of the Company, Mr. Stephen
M. Wolf, President, Mr. John C. Pope, and Executive Vice President--Corporate Affairs and General Counsel, Mr. Lawrence M. Nagin, will retire at the Effective Time. The new chief executive officer selected by ALPA and the IAM, Mr. Gerald M. Greenwald, will be required to implement reductions in wages and benefits and work-rule changes that he did not directly negotiate in an industry in which he has not previously been engaged. In addition, it is possible that the Company may face attrition by officers and other members of management and that the Company's new senior management may face difficulties in implementing strategies or attracting additional management employees. It is expected that a Chief Operating Officer of the Company and United will not be identified prior to the Meeting or the Effective Time. If this occurs, the Company would expect that members of existing senior management would perform the functions of the Chief Operating Officer after the Effective Time until such a person is identified in accordance with the procedures specified in the Restated Certificate. See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Officers."

 Reduced Flexibility

  The corporate governance structure and Collective Bargaining Agreements with ALPA and the IAM may inhibit management's ability to alter strategy in a volatile, competitive industry. Among the more significant constraints are (i) a prohibition on domestic code sharing in excess of 1% of domestic block hours, excluding several small existing agreements, without ALPA's consent, (ii) a no layoff promise for all currently employed participating union employees during the five- to six-year investment period and, for pilots, while U2 remains in operation (which constraint is ameliorated as normal attrition reduces the impact of the no-layoff promise), (iii) restrictions on international code sharing, unless the Company can demonstrate that international code sharing arrangements do not cause a reduction in international flying and as long as the Company does not expand code sharing once the Company reduces international flying below a certain level and (iv) an agreement not to sell the Company's Denver pilot training facility and certain maintenance facilities. In addition, the Restated Certificate contains restrictions on the ability of the Company and United to sell assets and issue equity securities absent certain specified Board or stockholder approvals. In most circumstances, the issuance of additional equity securities would not be counted in determining whether the Sunset has occurred.

  Limitations on asset sales and equity issuances included in the Company's Restated Certificate might make it more difficult to raise cash, even if management desired to do so to take advantage of a perceived opportunity.

 Implementation of U2

  Although the Company expects to develop U2 as an important component of its competitive posture and has ascribed a significant portion of the value of the Recapitalization to the ability to implement U2, no assurance can be given that the Company will be able to do so effectively or to realize the financial benefits expected to be received by the Company from the implementation of U2. The success of U2 will be based not only upon the nature of the Company's business plan but also upon the strategies and plans implemented by existing low-cost competitors and by new entrants into the low-cost market. In addition, even if the business concept of U2 is successful, (i) U2 will comprise no more than 20% of United's system block hours up to two million block hours systemwide and no more than 25% of the system block hours in excess of two million, (ii) U2 can only operate in markets in the lower 48 states with stage lengths up to 750 nautical miles and cannot fly between United's hub or international gateway cities except for Los Angeles basin--San Francisco bay area service, which excludes U2 from such heavily traveled routes as the transcontinental routes and New York/Chicago, Chicago/Denver and Chicago/Washington Dulles, (iii) U2 cannot operate aircraft larger than a B737-300 and (iv) for the first six years, U2 can only operate up to 90% of monthly block hours in markets previously served (within 24 months) by United. If United's systemwide widebody flying (i.e., flying performed in B-757 or larger aircraft) falls below (i) 95% of the widebody block hours projected in the Company's October 1993 fleet plan for any twelve month period from the Effective Time through 1999 or (ii) a certain minimum level for any twelve month period between 2000 and 2006, the total flying performed in the U2 operation must be reduced by the shortfall in widebody flying. Even if implemented as planned, U2 will not have costs which are as low as those of certain low-cost competitors. U2 must rely upon factors other than lowest cost to secure market share and be successful.

 Competitive Response

  Even if the Company is able to achieve cost reductions and productivity enhancements, the Company's higher cost competitors may be able to achieve comparable agreements with their labor groups or otherwise reduce their operating costs and the Company's low-cost competitors may modify their operations in response to the competitive threat posed by U2 and thus, in each case, may eliminate or reduce the competitive gain sought by the Company and lead to reductions in fares and earnings. In this regard, for example, Continental Airlines (which already has a low cost structure) has implemented a low cost, short haul service which would be competitive with U2, and Delta has announced its intent to lower its overall costs substantially. If the Company's higher cost competitors were to achieve more significant reductions in wages and benefits and work-rule changes than those achieved by the Company, the Company's ability to respond to competition would be hampered by the fixed long-term nature of the agreements that constitute elements of the Recapitalization.

 Labor Protective Provisions

  The Company will continue in effect, or amend to include, certain provisions of agreements with ALPA and the IAM that (i) provide certain rights in the event of a change in control of the Company and (ii) prohibit furloughs, within certain conditions, if the Company disposes of 25 percent or more of its assets or assets which produce 25 percent or more of its block hours. The revised Collective Bargaining Agreements obligate the Company to require any carrier purchasing route authority or aircraft that produce 25 percent or more of the Company's operating revenues or block hours to hire an appropriate number of United employees represented by ALPA or the IAM with seniority credit.

 Tax Deductibility of Employee Stock Ownership Plan Contributions and
Dividends

  Although the Company has attempted to structure the ESOPs so that all amounts contributed thereto and dividends paid with respect to the stock held thereunder will be deductible to the Company for Federal income tax purposes, there are no regulations governing the deductibility of dividends paid on the ESOP Preferred Stock and there can be no assurance that one or more current or future limitations under the Internal Revenue Code will not adversely impact the deductibility of such amounts and dividends. The deductibility of such amounts depends, to some extent, on the conclusions set forth in an opinion rendered to the ESOP Trustee by Houlihan Lokey and there can be no assurance that the Internal Revenue Service (the "IRS") will agree with the methodology set forth in such opinion. With respect to tax deductions associated with the Class 1 ESOP Preferred Stock, the amount of such deductions is directly related to the purchase prices of the Class 1 ESOP Preferred Stock. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Purchase of ESOP Preferred Stock." With respect to tax deductions associated with the Class 2 ESOP Preferred Stock, the amount of such deductions is directly related to the value of such stock in the future when such deductions will be available to the Company. For additional information on the tax consequences relating to the ESOPs, see "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Federal Income Tax Matters."

 Amendments to Collective Bargaining Agreements; Future Labor Agreements

  There can be no assurance that the new management of the Company in the future will not agree to amend the Collective Bargaining Agreements with ALPA and the IAM in a manner that reduces or eliminates the cost savings that are the basis of the Recapitalization. However, any such amendment must be approved by the Labor Committee of the Board (which will not include any Union Directors (as defined below)). See "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Committees." In addition, at the end of the current employee investment period, there can be no assurance that the Company's labor agreements will be renegotiated in a manner that continues in subsequent periods the cost savings that are being sought through the Recapitalization or that does not reverse the effect of any cost savings that will have been obtained thereby.

 Possible Effect of Organization of Additional Employees

  In the event any portion of the management and salaried employees that are not currently represented by a union elects union representation pursuant to the Railway Labor Act, the Company would be obligated to bargain with such union over the terms and conditions of employment applicable to such employees, including the terms, if any, of such employees' continuing participation in the ESOPs. This obligation to bargain requires the Company to "exert every reasonable effort" to reach an agreement but does not require it to agree to any change or particular term or condition sought by the union. During the period of negotiation, the Company would be entitled to maintain the then-existing terms of such employees' participation in the ESOPs.

  The ESOPs provide that if any group of employees that are not currently represented by a union becomes covered by a new collective bargaining agreement, such group of employees will not be covered under the ESOPs unless the collective bargaining agreement so provides. Whether any new collective bargaining agreement would provide for continuing participation in the ESOPs by such group of employees is a matter that would be subject to mutual agreement between the Company and the applicable union. The ESOPs provide, however, that if the terms of any employee's employment no longer reflect all of the reductions in wages and benefits and work-rule changes set forth in the Plan of Recapitalization, then such employee shall cease to be covered by the ESOPs.

  As a result, if any new collective bargaining agreement did not reflect the reductions in wages and benefits and work-rule changes required by the Plan of Recapitalization for particular employees, the Company could not agree, without amending the ESOPs, to allow such employees to participate in the ESOPs. If any currently unrepresented employees ceased to participate in the ESOPs under such circumstances, the ESOPs, however, provide that the unrepresented employees remaining in the ESOPs would receive the shares previously intended for that newly-represented group. The employment terms, except base pay, for the unrepresented employees remaining in the ESOPs will be subject to change, at the Company's discretion, so long as the net economic value of the unrepresented employees' employment terms is not altered.

 Employee Ownership and Influence

  No assurance can be given that the Company, which will be subject to significant influence by employee groups (including through the right to voting representation in excess of economic equity ownership, Board and Board committee representation, the requirement of approval of certain matters by a Union Director or a 75% vote of the holders of New Shares and Voting Preferred Stock, and participation by Union Directors in the nomination of the Independent Directors (as defined below, see "THE PLAN OF RECAPITALIZATION-- Revised Governance Structure")), might not take actions that are more favorable to such employee groups than might be taken by a company that was not subject to such influence. The corporate governance structure after the Recapitalization will not, however, relieve the members of the Board of their fiduciary obligations under the DGCL.

 Effect of Adjustment on Trading

  As described under "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs-- Additional Shares," the ESOP Preferred Stock which the Company is initially obligated to issue or credit to the ESOPs is convertible into approximately 55% of the New Shares but, based on the trading prices of the New Shares in the twelve months after the Effective Time (the "Measuring Period"), may be increased up to a maximum of approximately 63% of the New Shares. Such potential additional issuance may adversely limit the trading prices of the New Shares during the Measuring Period.

 Additional Issuances of Recapitalization Consideration

  United has registered under the Securities Act of 1933 $449,802,200 aggregate principal amount of each series of Debentures and the Company has registered 35,984,175 Depositary Preferred Shares representing interests in $899,604,375 aggregate liquidation preference of the Public Preferred Stock for issuance to holders of Old Shares, Options and Company Convertible Securities in connection with the Recapitalization. If any of the Offerings are not consummated, United and the Company may be required to issue a larger number of Debentures and Depositary Preferred Shares representing interests in Public Preferred Stock in connection with the exercise of Options in the event holders thereof fail to use a cashless exercise feature or in connection with the conversion of certain Convertible Company Securities (as defined below). However, the failure of Options holders to utilize a cashless exercise feature would have the effect of increasing the Company's available cash by an amount equal to the aggregate exercise price. See "DESCRIPTION OF SECURITIES--The Debentures--General" and "--The Public Preferred Stock--General." If the Offerings are not consummated, the Company currently intends to register in the future additional securities originally issued (or distributed following repurchase in the market), to satisfy the exercise or conversion of Options or Convertible Company Securities.

 Financial Reporting; Market Assessment

  The accounting rules governing employers accounting for employee stock ownership plans require that compensation expense be recorded for the ESOP Preferred Stock "committed to be released" during an accounting period based on the fair value of the ESOP Preferred Stock during such period. The difference between the fair value and the initial recorded cost of the ESOP Preferred Stock "committed to be released" is recorded as an adjustment to stockholders' equity. The ESOP Preferred Stock that has been "committed to be released" is considered to be outstanding in the if-converted earnings per share calculation for primary and fully diluted earnings per share if the effect is dilutive. The circular relationship between the employee stock ownership plan accounting charges and the Company's stock price, coupled with the size of the contemplated ESOPs, make future earnings difficult to forecast. In addition, reported book earnings will be depressed in early years due to the mismatch between the term of employee investments (which increase earnings) of from five years, nine months to twelve years and the shorter period of only six years over which employee stock ownership plans accounting charges will occur. While it is possible that the equity research community and investors may look through employee stock ownership plan accounting charges, it is also possible that the trading price of the New Shares may be negatively impacted by such accounting treatment.

 Complexity

  Given the complex nature of the various provisions affecting the operation of the Company after the Effective Time, it is possible that the equity research community and investors may find the Company difficult to evaluate, which may have the effect of reducing the trading price of the New Shares from levels that might otherwise prevail. In addition, equity issuances (other than Permitted Bankruptcy Equity (as defined below, see "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Extraordinary Matters")) generally will be disregarded when calculating the percentage of Common Equity (as defined below, see "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Sunset") for Sunset purposes, which may negatively impact the market value of the New Shares and other equity of the Company.

 Redistribution

  If any of the Offerings are not consummated, in the Recapitalization, holders of Old Shares (an equity security) will receive Debentures and/or Depositary Preferred Shares representing interests in Public

Preferred Stock in addition to New Shares and cash. It is expected that there will exist a period, perhaps of a lengthy duration, during which certain recipients of such securities, concluding that the characteristics thereof are not consistent with their investment criteria, distribute such securities into the marketplace. During such distribution period, the supply of such securities in the market may exceed levels that might otherwise prevail, which would likely have the effect of depressing the price of such securities from levels that might otherwise prevail if such securities were held solely by persons or institutions for whom such securities satisfied their investment criteria. The Debentures and the Depositary Preferred Shares have been approved for listing on the New York Stock Exchange Inc. (the "NYSE"), subject to official notice of issuance, although there can be no assurance that at or following the Effective Time any trading market for these securities will develop.

 Taxation of Recapitalization to Stockholders

  For United States Federal income tax purposes, the Recapitalization will be a taxable transaction to public stockholders that are citizens or residents of the United States. Such a stockholder whose Old Shares are exchanged for the Recapitalization Consideration in the Recapitalization will realize gain or loss in the Recapitalization measured by the difference, if any, between (i) the fair market value of the Recapitalization Consideration received by such stockholder in the Recapitalization, and (ii) such stockholder's tax basis in the Old Shares exchanged in the Recapitalization. If the Offerings are consummated, in whole or in part, gain realized by a public stockholder in the Recapitalization will be recognized, but only to the extent such gain does not exceed the amount of cash (or cash and Debentures, as the case may be) received by such stockholder in the Recapitalization. If the Offerings are not consummated, gain realized by a public stockholder in the Recapitalization will be recognized, but only to the extent such gain does not exceed the sum of (i) the fair market value of the Debentures and (ii) the amount of cash received by such stockholder in the Recapitalization. If the Offerings are consummated, in whole or in part, the maximum taxable gain associated with the transaction will not exceed $88 per Old Share, or such lesser amount, if as a result of the Offerings the amount of cash (or cash and Debentures, as the case may be) exchanged in the Recapitalization is less than $88 per Old Share. If the Offerings are not consummated, assuming that the Debentures have a fair market value of $31.10 per Old Share, the maximum taxable gain associated with the transaction will not exceed $56.90 per Old Share (i.e., the sum of the assumed fair market value of the Debentures and the amount of cash received). The character of any gain recognized by a public stockholder in the Recapitalization may be ordinary income or capital gain depending upon whether the receipt of cash (or Debentures and cash) by the stockholder has the effect of a dividend distribution as to such stockholder or is treated as a sale or exchange. Any loss realized by a public stockholder in the Recapitalization will not be recognized. The operation of the basis allocation rules would provide that any such loss would be effectively carried over into the basis of the New Shares (and Depositary Preferred Shares if the Offerings are not consummated) that are received in the Recapitalization. However, there can be no assurance that any such loss would ultimately be recognized by any particular stockholder. For a more detailed discussion of the Federal income tax consequences of the Recapitalization, see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

 Industry Risks

  If the Recapitalization is accomplished, certain risks associated with the aviation industry will continue to face the Company. Given the more leveraged financial structure of the Company following the Recapitalization, certain of these industry risks could have a greater adverse impact on the Company after the Recapitalization than might have been the case prior to the Recapitalization.

 Industry Conditions and Competition

  The airline industry is highly competitive and susceptible to price discounting. United's competitors include major domestic carriers such as American, Delta, and Northwest, major international carriers such as British Airways and Japan Air Lines, and domestic carriers such as Southwest, Continental and other carriers with lower cost structures. Airline profit levels are highly sensitive to, and during the last four years have been significantly impacted by, adverse changes in fuel costs, average yield (fare levels) and passenger demand. Passenger demand and yields have been adversely affected by, among other things, the general state of the economy, the Persian Gulf War and actions taken by carriers with respect to fares. As a result of this adverse operating environment, from 1990 to 1993 the domestic airline industry incurred unprecedented losses. During this period, Eastern Air Lines, Pan American World Airways and Midway Airlines were liquidated, and Continental Airlines, America West Airlines and Trans World Airlines filed for bankruptcy.

  The emergence in recent years of several new carriers, typically with low cost structures, has further increased the competitive pressures on the major U.S. airlines. In some cases, the new entrants have initiated or triggered price discounting. Aircraft, skilled labor and gates at most airports continue to be readily available to start-up carriers. Although new entrant carriers generally commence service with only a few city pairs and have a high rate of failure, the commencement of service by new carriers on United's routes could negatively impact United's operating results. In addition, certain existing U.S. domestic carriers compete primarily by offering low-cost air service on route networks that do not employ hub and spoke systems. These discount air carriers have significantly affected the yields of major domestic carriers such as United and, in certain instances, have made certain markets uneconomical for carriers such as United.

  In the spring of 1992, American introduced a new fare structure followed by a deeply discounted summer sale, steps that were generally matched by other U.S. airlines (including United), resulting in substantially depressed industry yields and significant 1992 losses at all major U.S. airlines (with one exception). American and the rest of the domestic airline industry have abandoned that pricing structure, and fare levels have increased in 1993 and early 1994 from 1992 levels. Nonetheless, significant discounts continue to exist and may be increased at any time. The introduction of broadly-available, deeply discounted fares by a major U.S. airline would likely result in lower yields for the entire industry and could have a material adverse effect on the Company's operating results.

 Aircraft Fuel

  Since fuel costs constitute a significant portion of the Company's operating costs (approximately 12% during 1993), significant changes in fuel costs would materially affect the Company's operating results. Fuel prices continue to be susceptible to, among other factors, political events, and the Company cannot predict near- or longer-term fuel prices. In the event of a fuel supply shortage resulting from a disruption of imports or otherwise, higher fuel prices or curtailment of scheduled service could result. A one cent change in the cost per gallon of fuel (based on 1993 consumption levels) impacts operating expense by approximately $2.25 million per month.

  In August 1993, the United States increased taxes on fuel, including aircraft fuel, by 4.3c per gallon. Airlines are exempt from this tax increase until October 1, 1995. When implemented, this new tax will increase the Company's annual operating expenses by approximately $75 million based on United's 1993 domestic fuel consumption levels.

 Regulatory Matters

  In the last several years, the Federal Aviation Administration (the "FAA") has issued a number of maintenance directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements. The Company expects to continue incurring costs to comply with the FAA's regulations.

  Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations. Laws and regulations have also been considered from time to time that would prohibit or restrict the ownership and/or transfer of international airline routes or takeoff and landing slots. Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the United States and foreign governments, which are amended from time to time. For example, there are significant aviation issues between the United States and such foreign governments as Germany, Japan and the United Kingdom that, depending on their resolution, may significantly impact the Company's existing operations or curtail potential expansion opportunities in important regions of the world. The Company cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how they will affect United.

 Holding Company Structure

  The Company is a holding company that conducts operations solely through its subsidiaries, principally United. The Company will rely on dividends from its subsidiaries to meet its cash requirements, including cash requirements in connection with dividends on or redemptions of the Public Preferred Stock (and related Depositary Preferred Shares). As a result of the Recapitalization, United will have substantial debt in relation to its stockholder's equity, as determined on a pro forma basis pursuant to the application of generally accepted accounting principles.

CERTAIN EFFECTS OF THE RECAPITALIZATION

  The Recapitalization will significantly increase the Company's long-term indebtedness, significantly reduce cash reserves and create a substantial negative balance in stockholders' equity. See "--Certain Risk Factors," "THE PLAN OF RECAPITALIZATION" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

  As a result of the Recapitalization, a new corporate governance structure will be implemented, a new board of directors will be elected and a new chief executive officer will be appointed. See "--Management Arrangements," "THE PLAN OF RECAPITALIZATION--Revised Governance Structure" and "ELECTION OF DIRECTORS."

  The New Shares will be registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Recapitalization will result in the Old Shares becoming eligible for deregistration under the Exchange Act.

  Although the Company will not meet certain normal requirements for NYSE listing following the Recapitalization, such as the requirement of a minimum net worth, the NYSE has informed the Company that it will permit listing (subject to official notice of issuance) of the New Shares immediately following consummation of the Recapitalization.

  Except for the Plan of Recapitalization, there are no present plans or proposals that would result in any material extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets involving the Company or its subsidiaries, or any material change in the Company's corporate structure, business or composition of its management of which the current Board is aware.

  The Recapitalization will be accounted for as a redemption of shares that is not subject to purchase accounting and, therefore, assets and liabilities will be carried at their historical cost and there will be no increase in goodwill amortization or other purchase accounting effects (such as increased depreciation charges) resulting from the Recapitalization that would reduce earnings.

MANAGEMENT ARRANGEMENTS

  Under a Retention Agreement, dated as of January 1, 1994 (the "Retention Agreement"), ALPA and the IAM agreed to employ Mr. Gerald Greenwald as a consultant with respect to the transactions contemplated by the Plan of Recapitalization. Mr. Greenwald, the former Vice Chairman of Chrysler

Corporation, was previously associated with a transaction proposed in 1990 by an entity controlled by the Company's three principal unions, which transaction was terminated in October 1990.

  Under the Retention Agreement, Mr. Greenwald is entitled to a consulting fee of $80,000 per month from January 1994 to the Effective Time and if the Retention Agreement is terminated under certain circumstances (e.g., termination by the Unions without cause), an additional $1 million payment at the Effective Time. The Retention Agreement contemplates that Mr. Greenwald and the Company will execute a five-year employment agreement (the "Greenwald Agreement"), which agreement will become effective at the Effective Time. Pursuant to the Greenwald Agreement, the Company will pay to Mr. Greenwald at the Effective Time a fee of $1 million. Under the Greenwald Agreement, Mr. Greenwald will receive a salary of $725,000 per year, reduced by 8.25% (equivalent to the salaried and management concession) and a non-guaranteed target bonus of $725,000 per year, which target bonus will be payable if Mr. Greenwald's performance is "consistent with the applicable Board Committee's objectives and directions" and the Company's performance "does not compel" a lesser bonus. In addition, the applicable Board Committee will take into account (i) airline industry trends and (ii) the Company's financial performance (including cumulative profitability since the Effective Time) in determining the extent of Mr. Greenwald's bonus. Pursuant to the Greenwald Agreement, Mr. Greenwald will receive options to acquire 200,000 New Shares, with an exercise price equal to the fair market value of the New Shares on the day following the Effective Time. Fifty percent of such options will vest at the Effective Time and the remainder will vest over 5 years. All options and restricted stock vest on any termination of Mr. Greenwald's employment other than termination by the Company for cause or a voluntary resignation. The options, to the extent vested, will remain outstanding for 10 years, notwithstanding termination of Mr. Greenwald's employment for any reason, including "cause". Mr. Greenwald will also receive 50,000 New Shares of restricted stock, vesting 50% at the Effective Time and the remaining 50% over 5 years. Additional options and restricted stock will be issued to the extent the equity adjustment mechanism is triggered. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares."

  The Greenwald Agreement also entitles Mr. Greenwald to an annual pension equal to the greater of the pension that would accrue under Company plans with credit for 30 years of service or $500,000 per year. Such pension is payable at any time elected by Mr. Greenwald following retirement or termination of employment. Mr. Greenwald's retirement benefit will continue to be paid to his spouse at 67% of his benefit level under a joint survivor annuity. The Retention Agreement specifies that benefits under such pension must be funded in full at the Effective Time through a trust at an estimated amount of $6.4 million.

  If Mr. Greenwald's employment is terminated by the Company without "cause" or by him for "good reason", his salary and guaranteed $725,000 bonus will continue for 3 years (or, if greater, the remainder of the 5 year contract term). Generally, the Company will not be entitled to a deduction for Federal income tax purposes with respect to the amounts described above to the extent that such amounts exceed $1 million in any year.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Skadden, Arps, Slate, Meagher & Flom has served as tax counsel to the Company in connection with the Recapitalization. The following expresses Skadden, Arps, Slate, Meagher & Flom's opinion to the Company as to the material Federal income tax consequences that, under currently applicable law, should arise from the Recapitalization. The following discussion is applicable only to public stockholders who are citizens or residents of the United States and are not foreign corporations. The discussion may not be applicable with respect to Old Shares acquired as compensation, including Old Shares acquired upon the exercise of options or Old Shares held under the Company's employee benefit plans, or to Old Shares held as other than capital assets. Moreover, the discussion is not applicable to public stockholders who hold, or who are related within the meaning of Section 318 of the Internal Revenue Code to stockholders who hold, employee stock options of the Company. Furthermore, state and local tax consequences of the Recapitalization are not addressed in the discussion. Stockholders should note that the opinions of Skadden, Arps, Slate, Meagher & Flom are not binding on the IRS or any court, and the Company has not sought, and does not intend to seek, a ruling from the IRS as to the Federal income tax consequences of the Recapitalization.

  STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS TO WHICH THEY MAY BE SUBJECT.

  1. The Recapitalization taken as a whole will constitute a "recapitalization" of the Company within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code. Accordingly, the Recapitalization will not be a taxable transaction to the Company, but will be a taxable transaction to the public stockholders with the consequences described below.

  2. A public stockholder whose Old Shares are exchanged for the Recapitalization Consideration in the Recapitalization will realize gain or loss in the Recapitalization measured by the difference, if any, between (i) the fair market value of the Recapitalization Consideration received by such stockholder in the Recapitalization, and (ii) such stockholder's tax basis in the Old Shares exchanged in the Recapitalization; however, only gain to the extent of the amount of cash and the fair market value of Debentures, if any, received in the Recapitalization will be recognized. Accordingly, whether or not the Offerings are consummated as contemplated, either in whole or in part, gain realized by a public stockholder in the Recapitalization will be recognized, but only to the extent such gain does not exceed the amount of cash (or the amount of cash and the fair market value of Debentures, as the case may be) received by such stockholder in the Recapitalization; any gain in excess of the amount of cash (or the amount of cash and the fair market value of Debentures, as the case may be) received will not be recognized. If the Offerings are consummated, in whole or in part, the maximum taxable gain associated with the transaction will not exceed $88 per Old Share, or such lesser amount, if as a result of the Offerings the amount of cash (or the amount of cash and the fair market value of Debentures, as the case may be) exchanged in the Recapitalization is less than $88 per Old Share. If the Offerings are not consummated, assuming that the Debentures have a fair market value of $31.10 per Old Share, the maximum taxable gain associated with the transaction will not exceed $56.90 per Old Share (i.e., the sum of the assumed fair market value of the Debentures and the amount of cash received).

  Any loss realized by a public stockholder in the Recapitalization will not be recognized. The operation of the basis allocation rules would provide that any such loss would be effectively carried over into the basis of the New Shares (and Public Preferred Stock (as represented by Depositary Preferred Shares) if the UAL Preferred Offering is not consummated) that are received in the Recapitalization. However, there can be no assurance that any such loss would ultimately be recognized by any particular stockholder. Stockholders that may realize a loss on the Recapitalization should consult their own tax advisors regarding the application of these rules and the recognition of any loss.

  3. The character of any gain recognized by a public stockholder in the Recapitalization will depend upon whether the receipt of cash (or Debentures and cash) by the stockholder has the effect of a dividend distribution as to such stockholder or is treated as a sale or exchange. If the exchange of Old Shares for cash (or Debentures and cash) is treated as a sale or exchange, any gain recognized will be capital gain that, in general, will be long-term capital gain if the Old Shares have been held for more than one year at the Effective Time and short-term capital gain if the Old Shares have been held for one year or less at such time.

  Section 302 of the Internal Revenue Code provides guidance as to whether a distribution has the effect of the distribution of a dividend. Under Section 302, a distribution will not have the effect of the distribution of a dividend, and any gain recognized will be capital gain rather than a dividend, if the distribution is not "essentially equivalent to a dividend" or one of several other tests is satisfied. Section 318 of the Internal Revenue Code applies to all of these tests. Under Section 318, a stockholder is deemed to own constructively Old Shares and New Shares (and possibly shares of Public Preferred Stock (as represented by Depositary Preferred Shares)) that are actually owned, and in some cases constructively owned, by certain related individuals and entities or that may be acquired by such stockholder or such related individuals or entities by option or conversion, including through employee stock options. Furthermore, the Section 302 tests are applied after taking into account any related transactions that are part of a single integrated plan. Thus, the issuance of the ESOP Preferred Stock and Voting Preferred Stock to the ESOP pursuant to the Recapitalization will be treated as part of a single integrated recapitalization plan, and it is possible that dispositions or acquisitions by a public stockholder of Old Shares or New Shares (or possibly Public Preferred Stock (as represented by Depositary Preferred Shares)) contemporaneous with the Recapitalization may be considered to be part of the same integrated plan.

  A public stockholder that does not acquire additional Old Shares or New Shares (or possibly Public Preferred Stock) in a transaction that may be integrated with the Recapitalization (a "Qualified Public Stockholder") will be entitled to capital gain treatment if, under all of the facts and circumstances, the exchange results in a "meaningful reduction" of the Qualified Public Stockholder's proportionate stock interest in the Company. In general, for a stockholder's proportionate interest in the Company to undergo a meaningful reduction, such stockholder must experience a reduction in interests in one or more of the following areas: (i) control of the Company through voting, (ii) earnings of the Company through dividends, and (iii) assets of the Company upon liquidation. Based upon a published ruling of the IRS, a Qualified Public Stockholder whose relative stock interest in the Company is "minimal" and who exercises no control over the affairs of the Company will be eligible for capital gain treatment assuming that his percentage ownership in the Company decreases as a result of the Recapitalization.

  It is also possible that a public stockholder may satisfy other "safe harbor" tests that establish whether a distribution does not have the effect of a dividend and should be treated as a sale or exchange. Tax counsel to the Company has not opined as to the character of any gain that a particular stockholder may realize in the Recapitalization because of the inherently factual nature of the determination that each such stockholder must make. Public stockholders should consult their tax advisors as to whether any such "safe harbor" test may be satisfied.

  If an exchange has the effect of a dividend distribution to a public stockholder, the gain to such stockholder will be treated as a dividend, which is not in excess of each such stockholder's ratable share of the undistributed earnings and profits of the Company. The remainder of any gain will be treated as gain from the exchange of property. A corporate stockholder will generally be entitled to the 70% dividends received deduction with respect to any such dividend. However, under the rules for "extraordinary dividends," a corporate stockholder may be required to reduce its basis in a New Share or share of Public Preferred Stock immediately before any sale or disposition of such stock under Section 1059 of the Internal Revenue Code. In general, such basis reduction must occur if a corporate stockholder has not held its Old Share for more than two years before the dividend announcement date and the amount of such dividend equals or exceeds certain threshold percentages of the stockholder's adjusted basis in the Old Share. Corporate stockholders should consult their tax advisors with regard to the application and operation of these rules.

  4. A public stockholder's tax basis in the New Shares (and, if the UAL Preferred Offering is not consummated, in the Public Preferred Stock (as represented by Depositary Preferred Shares)) received in the Recapitalization will be equal to the stockholder's tax basis in the Old Shares exchanged therefor in the

Recapitalization, increased by the amount of any gain recognized by the stockholder and decreased by the amount of cash received if the Offerings are consummated or, if the Offerings are not consummated, in whole or in part, the sum of (i) the fair market value of the Debentures and (ii) the amount of cash received. If the Offerings are not consummated, the aggregate basis of the New Shares and Public Preferred Stock (as represented by Depositary Preferred Shares) will be allocated among the stock received in proportion to the relative fair market values of the New Shares and Public Preferred Stock (as represented by Depositary Preferred Shares) at the Effective Time. The holding period of such New Shares (and, if the Offerings are not consummated, of the Public Preferred Stock (as represented by Depositary Preferred Shares)) will include the holding period of the Old Shares exchanged in the Recapitalization. Gain, loss and tax basis (determined as described above) must be calculated separately for each block of Old Shares (i.e., Old Shares acquired at the same time in a single transaction) held by a public stockholder.

  5. If the Offerings are not consummated, in whole or in part, holders of Old Shares who receive Debentures in the Recapitalization will have a basis in such Debentures equal to their fair market value as of the Effective Time.

  6. The excess of net long-term capital gains over net short-term capital losses may be taxed at a lower rate than ordinary income for certain non-corporate taxpayers. A capital gain is long-term if the asset is held for more than one year and is short-term if the asset is held for one year or less. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, the limitation on the deductibility of capital losses.

  7. The following discussion summarizes certain additional Federal income tax considerations for public stockholders that receive Public Preferred Stock (as represented by Depositary Preferred Shares), if the proposed UAL Preferred Offering is not consummated:


    (i) Distributions with respect to the Public Preferred Stock (as represented by Depositary Preferred Shares) will be treated as dividends to the extent of the current or accumulated earnings and profits of the Company and will be subject to tax as ordinary income. A distribution that is treated as a dividend would be includable in income at the time such distribution is received. To the extent that the amount of a distribution exceeds such earnings and profits, it will be treated as a tax-free return of capital to the extent of the investor's adjusted tax basis in the Public Preferred Stock (as represented by Depositary Preferred Shares) and will be applied against and reduce the investor's adjusted tax basis in the Public Preferred Stock (as represented by Depositary Preferred Shares). The remaining amount of any distribution that exceeds the investor's adjusted tax basis in the Public Preferred Stock (as represented by Depositary Preferred Shares) will be taxed as capital gain and will be long-term capital gain if the investor's holding period for such shares is more than one year and short-term capital gain if the investor's holding period for such shares is one year or less. A corporate investor will generally be entitled to the 70% dividends received deduction with respect to dividends paid on the Public Preferred Stock (as represented by Depositary Preferred Shares), subject to the limitations of Sections 246 and 246A of the Internal Revenue Code of 1986, as amended (the "Code").


    (ii) The treatment of a redemption of the Public Preferred Stock (as represented by Depositary Preferred Shares) by the Company for cash will be governed by Section 302 of the Code. An investor that owns Public Preferred Stock (as represented by Depositary Preferred Shares) and that will own no stock (or Public Preferred Stock (as represented by Depositary Preferred Shares)) of the Company after the redemption (determined under certain constructive ownership rules set forth in Section 318 of the Code) generally will recognize capital gain or loss equal to the difference between the amount of cash received and the investor's tax basis in the Public Preferred Stock (as represented by Depositary Preferred Shares). Such capital gain or loss will be long-term, if the investor held the Public Preferred Stock (as represented by Depositary Preferred Shares) for more than one year, and short-term capital gain if the investor's holding period for such shares is one year or less.

    Even though, upon a partial redemption of Public Preferred Stock (as represented by Depositary Preferred Shares), an investor will surrender such stock in return for cash, the transaction may be

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


  treated, for tax purposes, as a distribution with respect to the stock owned by such investor taxable as a dividend under Section 301 of the Code to the extent of the Company's current or accumulated earnings and profits. Such a partial redemption will generally not be treated as a sale or exchange of the stock redeemed unless the redemption results in a "meaningful reduction" in an investor's stock interest in the Company. For this purpose, an investor's stock interest in the Company will be determined under certain constructive ownership rules set forth in Section 318 of the Code. Whether a redemption will result in a meaningful reduction depends on the particular investor's facts and circumstances. However, based on Revenue Ruling 77-426, a redemption of Public Preferred Stock (as represented by Depositary Preferred Shares) would result in a meaningful reduction where the investor owns no common stock of the Company (including other shares deemed owned). There is uncertainty as to whether Revenue Ruling 77-426 would apply where the investor's percentage ownership of the Series B Preferred Stock, that is represented by the Public Preferred Stock (as represented by Depositary Preferred Shares), is not reduced as a result of the transaction.

    If the partial redemption of the Public Preferred Stock (as represented by Depositary Preferred Shares) is treated as a dividend, the investor's tax basis in the redeemed shares would be transferred to the investor's remaining actual stock holdings in the Company. If the holder does not retain any actual stock ownership in the Company, the holder may lose such basis entirely.

    Any redemption treated as a dividend to a corporate investor would be treated as an extraordinary dividend. Such investor would generally reduce its tax basis (but not below zero) in stock of the Company to the extent of the "nontaxed portion" of such dividend (i.e., generally, the portion, if any, of a dividend that qualifies for the corporate dividends received deduction). Moreover, at the time stock of the Company is sold or disposed of, the gain otherwise recognized, if any, will be increased to the extent that the stock would have had a negative basis had it not been for the above-mentioned limitations that such tax basis not be reduced below zero.


    If a partial redemption of the Public Preferred Stock (as represented by Depositary Preferred Shares) qualifies as a sale or exchange for tax purposes, the investor will recognize capital gain or loss equal to the difference between the amount of cash received and the investor's tax basis in the Public Preferred Stock (as represented by Depositary Preferred Shares). Such capital gain or loss will be long-term, if the investor held the Public Preferred Stock (as represented by Depositary Preferred Shares) for more than one year, and short-term capital gain if the investor's holding period for such shares is one year or less.


    (iii) The sale or exchange of the Public Preferred Stock (as represented by Depositary Preferred Shares) will generally result in taxable gain or loss equal to the difference between the amount of cash or other property received and the investor's adjusted tax basis in the Public Preferred Stock (as represented by Depositary Preferred Shares). Gain or loss on a sale or exchange of Public Preferred Stock (as represented by Depositary Preferred Shares) will generally be capital gain or loss, which will be long-term capital gain if the investor owned the Public Preferred Stock (as represented by Depositary Preferred Shares) for more than one year and short-term capital gain if the investor's holding period for such shares is one year or less.

    (iv) The Public Preferred Stock that is received in the Recapitalization should not be classified as "Section 306 stock" because the holders of Public Preferred Stock (as represented by Depositary Preferred Shares) should not avoid gain recognition by reason of Section 305(a) of the Internal Revenue Code, the receipt of the Public Preferred Stock (as represented by Depositary Preferred Shares) should not be substantially the same as the receipt of a stock dividend, and the holders of Public Preferred Stock (as represented by Depositary Preferred Shares) should not have a basis in such stock which is determined by reference to the basis of Section 306 stock. In addition, the requirements of Section 306(b)(4) of the Internal Revenue Code may be satisfied by holders of Public Preferred Stock (as represented by Depositary Preferred Shares). In general, Section 306(b)(4) is satisfied if it is established that the distribution and disposition of Public Preferred Stock (as represented by Depositary Preferred Shares) was not in pursuance of a plan having as one of its principal purposes the avoidance of Federal income tax. If the Public Preferred Stock (as represented by Depositary Preferred Shares) were to be classified as "Section 306 stock" and Section 306(b)(4) were not satisfied, this would, in general, result in the amount realized on a disposition of such stock (other than in a redemption) as being treated as ordinary income to the extent that the amount realized were not in excess of the amount that would have been a dividend if, instead of the stock, the Company had distributed cash in an amount equal to the fair market value of the stock. Therefore, such amount would be ordinary income up to the stockholder's share of the amount of earnings and profits of the Company available for distribution. If the amount realized were to exceed the amount that would have been a dividend, the remainder would be treated as gain from the sale of such stock to the extent that it exceeds the adjusted basis of the stock.

  8. Stockholders who receive cash in lieu of fractional New Shares, Public Preferred Stock (as represented by Depositary Preferred Shares) and/or Debentures should be treated as having received the cash in redemption of the fractional security interest. If the cash payment for the fractional security interest exceeds the adjusted tax basis in the fractional security interest, a stockholder should realize gain to the extent of the excess cash. If the cash payment is less than the adjusted basis in the fractional security interest exchanged, a stockholder should realize a loss. Such gain or loss should be capital gain or loss, assuming that the Old Share is held as a capital asset by the stockholder. Stockholders should consult their tax advisors regarding the appropriate treatment of any cash that is received in exchange for fractional security interests.

  9. Dividend and interest payments received by a United States Alien (as defined below) may be subject to United States Federal withholding tax. A United States Alien holder will not be subject to United States Federal income or withholding tax on any gain realized on the taxable sale or exchange of the New Shares, Public Preferred Stock (as represented by Depositary Preferred Shares) or the Debentures unless either (a) the gain is derived from sources within the United States and the United States Alien is an individual who was present in the United States for 183 days or more during the taxable year or
(b) the stock sold or exchanged is a "United States Real Property Interest" as defined in Section 897(c)(l) of the Internal Revenue Code at any time during the five years prior to the sale or exchange of the stock or at any time during the time that the United States Alien held such stock, whichever time is shorter. The New Shares or the Public Preferred Stock (as represented by Depositary Preferred Shares) will be a United States Real Property Interest only if, at any time during the five years prior to the sale or exchange of such stock or at any time during the period that the United States Alien held such stock, whichever time is shorter, the Company is a "United States real property holding corporation" as defined in Section 897(c)(2) of the Internal Revenue Code and the United States Alien directly or constructively owned more than 5% of that class of stock of the Company being sold or exchanged. The Company is not a "United States real property holding corporation" for Federal income tax purposes.

  A "United States Alien" is any person who, for United States Federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary or a foreign estate or trust, or a foreign partnership that includes as a member any of the foregoing persons.

  10. Certain non-corporate holders of the New Shares, Public Preferred Stock (as represented by Depositary Preferred Shares) or Debentures may be subject to backup withholding at a rate of 31% on payment of dividends or interest on such securities, as the case may be. Backup withholding will apply only if (i) such a holder fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security number, (ii) such a holder furnishes an incorrect TIN, (iii) the payor is notified by the IRS that such holder has failed to properly report payments of interest or dividends or (iv) under certain circumstances, such holder fails to certify under penalties of perjury that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding for failure to report payments of interest or dividends. These backup withholding rules may also apply to payments of cash and Debentures by the Exchange Agent (as defined below) in the Recapitalization (including cash in lieu of a fractional securities interest). Stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining such an exemption if applicable.

  The amount of any backup withholding from a payment to a holder of the New Shares, Public Preferred Stock (as represented by Depositary Preferred Shares) or Debentures will be allowed as a credit against such security holder's Federal income tax liability and may entitle such security holder to a refund, provided that the required information is furnished to the IRS.

  11. The Recapitalization will result in an "ownership change" within the meaning of Federal income tax law provisions dealing with net operating loss carryforwards, alternative minimum tax credits and other similar tax attributes. Thus, as a technical matter there will be limitations on the Company's ability to utilize such carryforwards and credits from periods predating the Recapitalization. However, as a practical matter, application of those limitations to the Company is not expected to impair the Company's ability to use its tax attributes.

  THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER SHOULD CONSULT A TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE RECAPITALIZATION THAT MAY BE APPLICABLE TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL, AND FOREIGN TAX LAWS.

                                   LITIGATION

  Two actions are pending in the Court of Chancery of the State of Delaware in and for New Castle County with respect to the Recapitalization. Both actions are brought as class actions, purportedly on behalf of a class consisting of all stockholders of UAL Corporation.

  The first action, Kaufman et al. v. Wolf et al., Civil Action No. 13312, was commenced by three stockholders of the Company on or about December 30, 1993. Named as defendants, in additional to the Company, ALPA and the IAM, were Stephen M. Wolf, John C. Pope, Neil A. Armstrong, Andrew F. Brimmer, Richard P. Cooley, E. Mandell de Windt, John F. McGillicuddy, Harry Mullikin, James J. O'Connor, Frank A. Olson and Ralph Strangis. The Kaufman complaint alleges, among other things, that defendants have violated their fiduciary duties to the Company stockholders in connection with the proposed transaction between the Company, ALPA and the IAM. The complaint seeks, among other things, an injunction against the consummation of the Agreement in Principle, an order rescinding the transaction if it has been consummated and an award of unspecified damages in favor of plaintiffs and the class.

  The second action, Krasner v. UAL Corp. et al., Civil Action No. 13316, was commenced by a stockholder of the Company on or about January 6, 1994. Named as defendants in addition to the Company, ALPA and the IAM, were Stephen M. Wolf, John C. Pope, Neil A. Armstrong, Andrew F. Brimmer, Richard P. Cooley, Carla A. Hills, Fujio Matsuda, John F. McGillicuddy, Harry Mullikin, James J. O'Connor, Frank A. Olson, Ralph Strangis and Paul E. Tierney, Jr. The Krasner complaint alleges, among other things, that defendants have violated their fiduciary duties in connection with the proposed transaction. It seeks a declaratory judgment that the individual defendants have breached their fiduciary duties to the class, an injunction against the consummation of the transaction and against "the enforcement of any anti-takeover device," an order requiring the individual defendants to "explor[e] third-party interest" in acquiring the Company and to "accept [ ] the highest offer obtainable for the public shareholders or permit [ ] the shareholders to make that decision free from any coercion" and an award of unspecified damages in favor of plaintiff and the class.

  Both the Kaufman action and the Krasner action are at a preliminary stage. Defendants have not responded to the complaint in either action, no discovery has been taken and plaintiffs have not yet moved for class certification.


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

                         THE PLAN OF RECAPITALIZATION

  The information contained in this Proxy Statement/Prospectus with respect to the Plan of Recapitalization is qualified in its entirety by reference to the complete text of the Plan of Recapitalization, a copy of which is included elsewhere in this Proxy Statement/Prospectus.

INVESTMENT FOR UNIONIZED EMPLOYEES

 Wage and Benefit Adjustments

  Employees represented by ALPA and the IAM will receive reductions of 15.7 percent and 9.7 percent, respectively, from basic wage rates in effect at the Effective Time. A 5 percent increase previously scheduled to take effect for IAM-represented employees on May 1, 1994 will be eliminated. ALPA employees participating in U2 will be subject to further wage reductions as described below. However, the normal increases for seniority steps and promotions will be maintained.

  The reduced wage rates will remain in effect for five years, nine months following the Effective Time for ALPA, and six years for the IAM, except that during the fourth and fifth years following the Effective Time each employee group may receive a wage increase. If the parties are unable to negotiate the amount of such an increase, a neutral arbitrator will determine the amount, if any (and not to exceed 5 percent each year), based upon airline industry trends, profitability of the Company and wage rates for other specified major air carriers. In addition, the neutral arbitrator may determine the amount of increase in the ALPA per diem, if any (not to exceed $.25), based upon the same factors.

  Upon the Effective Time, the Company contribution to the self-directed retirement plan provided for each ALPA-represented pilot will be reduced from 9 percent of wages to 1 percent of wages. In addition, the vacation accrual schedule for pilots during their first ten years of employment will be reduced to the vacation accrual schedule for pilots employed by Southwest. For IAM-represented employees, the current half-hour paid lunch period will be eliminated and the standard work day increased to eight hours exclusive of the unpaid lunch period. In addition, the premium for a paid lunch on overtime also will be eliminated.

  All wage and benefit reductions will remain in effect pursuant to the Railway Labor Act until the effective date of the revised collective bargaining agreements negotiated and/or arbitrated pursuant to procedures stated in the Plan of Recapitalization and described in this Proxy Statement/Prospectus.

 AFA Participation

  If, prior to the Effective Time, AFA and the Company determine that AFA will participate in the Recapitalization, flight attendants will incur a combination of wage reductions, benefit changes and work-rule modifications negotiated between management and AFA, and determined by management in its sole judgment to equal $416 million net present value, including an appropriate agreed upon contribution associated with the competitive action plan contemplated with respect to U2 by the Plan of Recapitalization (the "Competitive Action Plan"). If AFA participates on this basis, the duration of wage and benefit reductions (other than the contribution in respect of the Competitive Action Plan) applicable to the other employee groups will be reduced by nine months.

 Competitive Action Plan

  In addition to wage and benefit reductions affecting all employees, ALPA and IAM have agreed to permit the Company to establish a Competitive Action Plan pursuant to which United would establish an "airline-within-an-airline" currently referred to as "U2," which is designed to compete with existing low-cost carriers in short-haul markets. The Unions will represent U2 employees in the same class and craft, and United and U2 will have the same seniority lists and will remain a single carrier for Federal Aviation Act and Railway Labor

Act purposes. The Company, at its discretion, may establish a distinct U2 corporate division but does not currently plan to establish U2 as a separate subsidiary of either United or the Company.

  The pilot wages and work-rules for the U2 operation are contained in amendments to the ALPA collective bargaining agreement. These work-rule changes are designed to facilitate a high-frequency, rapid turn-around, streamlined service operation. Pursuant to those changes in the ALPA collective bargaining agreement, ALPA-represented pilots in the U2 operation would receive wage rates approximately 7.1 percent less than the reduced mainline United rates for similar equipment in the United operation. Pilots assigned to the U2 operation will also be expected to fly more hours each month. As a result, pilot staffing requirements in the U2 operation are expected to be reduced and U2 pilots should have the opportunity to achieve monthly pay equivalent to comparable mainline United pilots by flying more hours each month. The U2 operation would be subject to modified work-rules designed for the U2 operation. The U2 supplement would have an initial term equivalent to the basic agreement; it would also provide, however, for two renewal periods following the initial term, for a total of 12 years following the Effective Time. With respect to the two renewal periods, certain unresolved economic issues would be submitted to interest arbitration. In such interest arbitrations, the arbitrator would be required to establish the renewal terms on the basis of wages and work-rules then in effect at Southwest or such other short-haul carrier as then operates the largest number of B737 or equivalent aircraft other than American, Delta Air Lines, Continental Airlines, Northwest Airlines and USAir. ALPA-represented employees would be barred from striking over the U2 employment terms determined through interest arbitration under this process.

  U2 would be permitted to operate on any non-stop city pair of 750 nautical miles or less in the contiguous 48 states, using B737-300 or smaller aircraft, subject to the following restrictions: (a) U2 could not operate between United hub cities and/or international gateway cities except the Los Angeles basin and the San Francisco Bay area service, (b) U2 block hours could not exceed 20 percent of United's systemwide block hours up to 2 million block hours per year, and 25 percent of the systemwide block hours thereafter, provided that in the sixth through twelfth years following closing, U2 could begin operation between any city pairs not serviced by United during the prior 24 months, (c) if system widebody block hours (i.e., block hours flown by B757 or larger aircraft) fall below (i) 95% of the widebody block hours projected in the Company's October 1993 fleet plan for any twelve month period from the Effective Time through 1999 or (ii) a certain minimum level for any twelve month period between 2000 and 2006, U2 operations must be reduced by the amount of such shortfall and (d) 10 percent of U2 monthly block hours must be between city pairs not served by United within the prior 24 months.

  To permit rapid implementation of U2, the Competitive Action Plan provides that United pilots can be involuntarily placed into the U2 operation, but such employees must be "red-circled" to maintain the monthly income they would have earned had they remained in their existing positions in the mainline United operation. United pilots who voluntarily bid into or remain in the U2 operations, and new hires, will not be red-circled.

  IAM-represented employees assigned to the U2 operation will be governed by the same revised Collective Bargaining Agreements as all other IAM-represented employees. The IAM agreements, governing all IAM-represented employees, contain certain specific modifications that can not be amended for 12 years. These include (a) elimination of the paid half-hour lunch period and increasing hours of service to eight hours exclusive of the unpaid lunch and elimination of a paid meal period on overtime, (b) a provision that the Company will assign IAM ramp servicemen at any U.S. station that has a sustained flight level of 40 or more daily departures for a period of six months (and may discontinue such assignments if the flight activity falls below 30 daily departures on a sustained level) and may assign no more than 25 percent of such positions to part-time ramp servicemen and (c) a provision, subject to certain restrictions, that the Company may contract out up to 20 percent of its maintenance work, determined annually on a dollar value basis, subject to the condition that subcontracting will not cause a layoff.

 Job Security Provisions

  The ALPA collective bargaining agreement will be amended to add a new section that would supersede and supplement several existing job security provisions. The principal terms of this new section are as follows:

    (i) All commercial flight operations conducted by United, the Company or any corporate affiliate must be performed by United pilots under the terms of the United-ALPA agreement, except for (a) feeder flying conducted by United Express or similar carriers operating small aircraft, (b) certain domestic code sharing currently in effect and additional domestic code sharing not to exceed 1 percent of the Company's total domestic block hours and (c) international code sharing arrangements with foreign carriers so long as the arrangements do not cause a reduction in international flying and the Company does not expand international code sharing once it reduces international flying below a specified minimum level;

    (ii) United may not transfer aircraft or international routes to other carriers that will use the assets to provide feed to United pursuant to an agreement with United;

    (iii) United may not enter into any successorship transaction unless the successor agrees to adopt the United-ALPA agreement, to employ United pilots pursuant to such agreement, to recognize ALPA and to provide United pilots with seniority credit if the successor is an air carrier;

    (iv) The Company will continue in effect, or amend to include, certain provisions of a Letter of Agreement that (a) provide ALPA with enumerated rights in the event of a change of control of the Company, (b) prohibit furloughs, within certain conditions, if the Company disposes of 25 percent or more of its assets or assets which produce 25 percent or more of its block hours and (c) obligate the Company to require any carrier purchasing aircraft or route authority that produce 25 percent or more of the Company's operating revenues or block hours to hire an appropriate number of United pilots with seniority credit;

    (v) With certain exceptions, the Company may not sell or otherwise dispose of its Denver training center or contract with any person or entity to conduct or supervise United pilot training;

    (vi) The Company may not establish a pilot domicile outside of the United States without ALPA's consent, except for temporary domiciles permitted under the existing agreement; and

    (vii) Subject to specified exceptions, no pilot employed as of the date of closing may be furloughed while the agreement remains in effect.

  The IAM collective bargaining agreements will be amended to provide a number of job security provisions as well. The principal terms of these amendments are as follows:

    (i) Subject to certain exceptions, no IAM represented employee employed as of the date of the Effective Time may be furloughed during the term of the agreement;

    (ii) Subject to certain conditions, the Company may not contract out work if the subcontract would result in the layoff of any IAM-represented employee;

    (iii) The Company may not contract out ramp service work at any station at which it currently employs IAM-represented ramp servicemen;

    (iv) Subject to certain exceptions, the Company may not sell or otherwise dispose of its maintenance facilities in San Francisco, Oakland or Indianapolis, its Miami flight kitchen or its four employee cafeterias;

    (v) The Company may not perform any regularly scheduled heavy maintenance outside the United States without IAM approval;

    (vi) The Company will transfer dispatch work currently performed in London to Chicago-based, IAM-represented dispatchers;

    (vii) The IAM agreements will contain change of control provisions, successorship and code sharing restrictions similar to those provided to ALPA; and

    (viii) At least 80% of maintenance work must be performed by United and not be outsourced.

 No Strike Clauses

  The ALPA and IAM revised Collective Bargaining Agreements will contain no strike clauses, including a prohibition on sympathy strikes in support of other unions, to be effective until the amendable dates of such agreements.

 Other Collective Bargaining Agreement Modifications

  Both the ALPA and IAM revised Collective Bargaining Agreements will be subject to additional amendments, which do not have any material financial effect, of a type made in the ordinary course of collective bargaining negotiations.

  IAM-represented employees who lose, or have lost, employment with United as a result of the sale of United flight kitchens to Dobbs and Caterair will receive labor protective provisions benefits modeled after the Allegheny-Mohawk Labor Protective Provisions previously utilized by the Civil Aeronautics Board.

INVESTMENT FOR SALARIED AND MANAGEMENT EMPLOYEES

  United will establish employment terms for the employees of United who perform the functions currently performed by the management and salaried employees of United (including any functions that such group of employees begin performing in the future). The basic cost reduction package for United's U.S. based Salaried and Management Employees will be in effect for a period of five years, nine months following the Effective Time, except as noted below. The components of the basic cost reduction package include pay reductions (base pay reduced 8.25%, shift differentials redefined, overtime paid lunch eliminated, four fixed holidays converted to floating holidays for operational employees), changes in work-rules, sick leave policy and management relocation policy and a one-time reduction in force of 127 management employees.

  The Company's United States Salaried and Management Employees may receive an appropriate wage rate increase of not more than 5% beginning in the fourth year (and, if applicable, the fifth year) following the Effective Time through a program determined by management whose criteria are consistent with certain specified standards that take into account (i) airline industry trends, (ii) United's financial performance (including cumulative profitability over the prior three years) and (iii) the wage rate levels for comparable employees of American, Delta, USAir and Northwest Airlines.

  Salaried employees hired February 1, 1994 and later will be hired in accordance with a new hire pay and benefit compensation program. In addition, no wage increase or wage raises, other than increases for legitimate promotions from one job group to another job group, progression type increases and increases resulting from the wage adjustment process outlined above, may be given to Salaried and Management Employees during the basic investment period.

  Salaried and management per capita base payroll may not increase by more than the percentage increase in the IAM per capita base payroll in any investment year (excluding increases resulting from the mid-term wage adjustment process for IAM-represented employees) or by 2% in any investment year (except 1.5% in the fourth and fifth investment years), whichever is less. For the purposes of the foregoing limitation, increases resulting from the wage adjustment process outlined above may not be included.

  United will modify its United States personnel policies to provide that it is United's intention to conduct its business so that any salaried employee whose date of employment is before February 1, 1994 and who is affected when United declares a surplus in his or her organization will not be laid off involuntarily, and the Company will make every reasonable effort to offer surplus employees an opportunity of continued employment in his or her current work status (i.e., full- or part-time), although it may be in a different classification and/or location within the United States. Surplus employees who must relocate in order to continue employment will be eligible for relocation assistance. These provisions do not apply in the case of an employee who is discharged for cause or violation of Company rules, codes or articles of conduct or in the case of surpluses that result from an act of nature, a labor dispute, government action, revocation of operating certificate, war, unavailability of fuel or other circumstances beyond the control of the Company. These provisions also do not apply to discharges of employees who are in a probationary period and, unless amended, will not be in effect beyond the five year, nine month period (a five year period if the AFA participates) following the Effective Time.

  See "SPECIAL FACTORS--Certain Risk Factors--Possible Effect of Organization of Additional Employees" with respect to the possible impact of organization of management and salaried employees.

REVISED GOVERNANCE STRUCTURE

  The information contained in this Proxy Statement/Prospectus with respect to the revised governance structure of the Company is qualified in its entirety by reference to the complete text of the Restated Certificate and Restated Bylaws, copies of which have been attached as exhibits to this Proxy Statement/Prospectus, and to the other agreements and documents referred to herein that are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

 Composition of the Board

  Following the consummation of the Recapitalization, subject to the rights of holders of Series A Preferred Stock and the Depository Preferred Shares representing interests in Public Preferred Stock to elect a total of two additional directors in the event of certain dividend arrearages (the "Preferred Stock Dividend Default Rights"), and prior to the Sunset, the Board will consist of 12 directors, who will include (i) five Public Directors, (ii) four Independent Directors, (iii) two Union Directors and (iv) one Salaried and Management Director (the Union Directors and the Salaried and Management Director, collectively, are referred to as the "Employee Directors"). For information relating to the initial nominees for election as Public Directors and certain other persons chosen to serve as the other directors if the Recapitalization is consummated, see "ELECTION OF DIRECTORS." Following the Sunset, subject to the Preferred Stock Dividend Default Rights and the occurrence of either or both of the ALPA Termination Date and the IAM Termination Date (both as defined below, see "--Sunset"), the Board will consist of 12 directors of whom nine will be elected by the holders of the New Shares and three will be Employee Directors.

 Public Directors

  Until the Sunset, five directors, who are designated as Public Directors (the "Public Directors") will be elected by holders of the New Shares and will consist of (a) three individuals who are not and have never been an officer or employee of, or a provider of professional services to, the Company or any of its subsidiaries (the "Outside Public Directors") and (b) two substantially full-time employees of the Company or any of its subsidiaries, one of whom, in addition, to the fullest extent such additional qualification is permitted by law, will be, at the time of election, the CEO, and the other of whom, in addition, to the fullest extent such additional qualification is permitted by law, will be a senior executive officer of the Company satisfactory to the CEO (the "Management Public Directors"). Until the Sunset, at the expiration of the term of each Outside Public Director and to fill vacancies, Outside Public Directors will be nominated or appointed, as appropriate, by an "Outside Public Director Nomination Committee" comprised of the Outside Public Directors. Any amendment or modification of the rights, powers, privileges or qualifications of the Outside Public Directors or the Outside Public Director Nomination Committee will, in addition to the approval required by law or as described below under the Restated Certificate, require the concurrence of all of the Outside Public Directors or the affirmative vote of at least a majority in voting power of the outstanding capital stock of the Company entitled to vote thereon excluding shares held by the ESOP Trustee. In addition, until the Sunset, Management Public Directors will be nominated or appointed, as appropriate, by a majority vote of the entire Board.

  Mr. John F. McGillicuddy, Mr. James J. O'Connor and Mr. Paul E. Tierney, Jr., who are incumbent members of the Board, have been nominated to be the Outside Public Directors, and Mr. Gerald M. Greenwald has been nominated to be the Management Public Director. The second Management Public Director will be identified prior to or at the Effective Time and will be appointed to the Board at the Effective Time. For additional information on these individuals, see "ELECTION OF DIRECTORS--Nominees for Election as Public Directors."

 Independent Directors

  The four directors designated as Independent Directors (the "Independent Directors") will be elected by the holders of Class I Preferred Stock (as defined below, see "DESCRIPTION OF SECURITIES--The Director Preferred Stock-- Class I Preferred Stock"), who will be the Independent Directors. Each Independent Director, upon becoming an Independent Director, acquires a share of Class I Preferred Stock and becomes a party to the Class I Preferred Stockholders' Agreement pursuant to which the stockholders will agree to vote their shares to elect the Independent Directors nominated in accordance with the procedures set forth below and to refrain from transferring their shares of Class I Preferred Stock other than to a person who has been elected to serve as an Independent Director and who agrees to be subject to the provisions of the Class I Preferred Stockholders' Agreement.

  None of the Independent Directors may have, without the consent of both Union Directors and all of the Public Directors, a current or prior material affiliation or business relationship with the Company (other than an affiliation that results from being a member of the Board) or be an officer, director, trustee or official of any labor organization that serves as a collective bargaining "representative" under the Railway Labor Act or the National Labor Relations Act. In addition, generally, at least two of the four Independent Directors at the time of their initial nomination or appointment to the Board must (i) be a senior executive officer of a private or public company with revenues in excess of $1 billion during such company's prior fiscal year and/or (ii) be a member of the board of directors of at least one other public company with a market capitalization in excess of $1 billion as of the date of such company's most recent annual financial statements.

  The Independent Directors will be nominated or appointed, as appropriate, by an "Independent Director Nomination Committee" consisting of the Independent Directors and the Employee Directors. Approval of such nomination or appointment requires a majority of the Independent Directors and the concurrence of at least one Union Director.

  ALPA and the IAM have identified Mr. Duane D. Fitzgerald, Mr. Richard D. McCormick, Mr. John K. Van de Kamp and Mr. Paul A. Volcker as the initial Independent Directors and such identified persons have agreed to serve as the Independent Directors. For additional information on these individuals, see "ELECTION OF DIRECTORS--Independent Directors."

 Employee Directors

  The three Employee Directors will be elected as follows: (i) one director (the "ALPA Director") will be elected by the holder of the Class Pilot MEC Preferred Stock (as defined below, see "DESCRIPTION OF SECURITIES--The Director Preferred Stock"), which will be the ALPA-MEC, (ii) one director (the "IAM Director" and, together with the ALPA Director, the "Union Directors") will be elected by the holder of the Class IAM Preferred Stock (as defined below, see "DESCRIPTION OF SECURITIES--The Director Preferred Stock"), which will be the IAM or its designee, and (iii) one director (the "Salaried and Management Director") will be elected by the holders of the Class SAM Preferred Stock (as defined below, see "DESCRIPTION OF SECURITIES--The Director Preferred Stock"), who will be the Salaried and Management Director and an additional designated stockholder (the "SAM Designated Stockholder"), each selected as described below, voting separately as a class.

  The replacement Salaried and Management Director will be nominated by the System Roundtable. The System Roundtable will establish a selection committee of four employees to select the nominee for Salaried and Management Employee Director from time to time. The SAM Designated Stockholder generally will be the senior executive of United who has primary responsibility for human resources. The Salaried and Management Director will acquire two shares of Class SAM Preferred Stock, and the SAM Designated Stockholder will acquire one share of Class SAM Preferred Stock upon becoming the Salaried and Management Director and the SAM Designated Stockholder, respectively, and each will become a party to the Class SAM Preferred Stockholders' Agreement pursuant to which the stockholders will agree to vote their shares to elect the Salaried and Management Director nominated by the System Roundtable and to refrain from transferring the shares of Class SAM Preferred Stock other than to a person who has been elected to serve as the Salaried and Management Director or to the senior executive of United who has primary responsibility for human resources and, in each case, who agrees to be subject to the provisions of the Class SAM Preferred Stockholders' Agreement. The "System Roundtable" is a body of Salaried and Management Employees empaneled to review and discuss issues relating to the Company and their effect on Salaried and Management Employees.

  Vacancies of Employee Directors may be filled only by the holder or holders of the class of stock that elected such director.

  Mr. John Peterpaul has been identified as the initial IAM Director, Captain Roger D. Hall has been identified as the initial ALPA Director, and Mr. Joseph
V. Vittoria has been identified as the initial Salaried and Management Director. For additional information on Mr. Peterpaul, Captain Hall and Mr. Vittoria, see "ELECTION OF DIRECTORS--IAM Director", "--ALPA Director" and "-- Salaried and Management Director."

 Quorum

  Until the Sunset, a quorum at a Board meeting will exist only if (a) directors with at least a majority of the votes entitled to be cast by the entire Board are present (i.e., seven votes) and (b) unless consented to by the two Union Directors, if less than all votes are present, the number of votes constituting a majority of the votes present is no greater than the sum of (i) two plus (ii) the number of Independent Director votes present at the meeting. For example, if three Independent Director votes are present, the total number of Director votes present may not be more than nine in order for a quorum to be present. The foregoing quorum provisions were requested by the Unions and agreed to by the Company in connection with negotiating the terms of the Recapitalization.

 Required Board Action

  Except as may be required by law or as set forth in the Restated Certificate (including the matters described below under "--Extraordinary Matters" or "-- Special Voting Provisions with Respect to Purchase and Sale of Common Stock"), approval of all Board action will require a majority vote of the total number of director votes present at a meeting at which a quorum is present. Until the Sunset, in the event of a vacancy of an Independent Directorship, the remaining Independent Directors will as a group continue to have four votes (divided equally among the remaining Independent Directors). Until the Sunset, in the event of a vacancy on the Board of an Employee Directorship or a Public Directorship, or in the event of a vacancy of an Independent Directorship that immediately prior to the occurrence of such vacancy was held by a member of a Board Committee of which only one Independent Director was a member, then, subject to the fiduciary duties of the remaining Directors or members of such Board Committee, as the case may be, then in office, neither the Board nor such Board Committee may take any action (other than to fill such vacancy) until after the earlier of (i) 20 days following the occurrence of such vacancy and
(ii) the time that such vacancy is filled in accordance with the Restated Certificate.

 Term of Office; Resignation; Removal

  Each Director will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, subject to such Director's earlier death, resignation or removal. In addition, the term of an Outside Public Director or an Independent Director will automatically terminate if such Director ceases to meet the qualifications of an Outside Public Director or Independent Director, as the case may be. Any Director may resign at any time upon written notice to the Company. Directors may not be removed from office except (i) without cause, by the class of stockholders that elected them, or (ii) "for cause" as determined under the DGCL.

 Officers

  All decisions to hire or fire members of senior management (other than the CEO) will be taken by the Board or pursuant to the authority typically delegated by it to the CEO; provided, however, with respect to the initial appointment of the Chief Operating Officer following the Effective Time, such person shall be elected or appointed by the Board and shall not be found to be unacceptable by two of the three Outside Public Directors. Until the Sunset, hiring a new CEO will require the approval of a majority of the Board following a recommendation by the Executive Committee, which will act as the search committee. If, at the first meeting of stockholders following the hiring of a new CEO (other than the initial CEO following the Effective Time), such CEO is not elected to the Board as a Public Director by the stockholders entitled to vote on such election, such CEO will be removed from office and a successor CEO will be selected. Any successor CEO will be appointed to fill the Public Directorship vacated by the predecessor CEO. Incumbent officers at the Effective Time may not be terminated for a period of six months following the Effective Time unless such termination is approved by two Outside Public Directors and the CEO. As part of the Recapitalization, certain officers have agreed to retire at or prior to the Effective Time. See "SPECIAL FACTORS-- Interests of Certain Persons in the Recapitalization."

 Stockholder Approval Matters

  Stockholder approval will not be a condition to any action of the Company except as required by DGCL or as described below under "--Extraordinary Matters" or "--Special Voting Provisions with Respect to Purchase and Sale of Common Stock". Until the Sunset, except as otherwise required by law or by the Restated Certificate, the presence in person or by proxy of the holders of outstanding shares representing at least a majority of the total voting power of all outstanding shares entitled to vote at a meeting of stockholders will constitute a quorum at a meeting of stockholders.

 ESOP Voting

  Allocated shares of Voting Preferred Stock (and, under any limited circumstances required by law in which matters are submitted to it for a vote, the ESOP Preferred Stock) held by the Qualified ESOP (as defined in "-- Establishment of ESOPs--Sales of ESOP Preferred Stock--Leveraged ESOP") will be voted by participants, as named fiduciaries under ERISA, on a confidential pass through basis. The ESOP Trustee is obligated to vote as instructed by the participants to whom the Voting Preferred Stock has been allocated, and the shares which are allocated command the entire voting power of each class of Voting Preferred Stock. ALPA has made an agreed-upon election pursuant to which the shares of Class P Voting Preferred Stock allocated to former employees who were ALPA members will be voted by the ESOP Trustee. Unallocated shares and allocated shares which were not voted by the participants in the Qualified ESOP will be voted as described below by those ESOP participants who are employees who choose so to direct State Street. State Street will (except as may be required by law) vote the unallocated and otherwise unvoted shares in the proportions directed by participants who give instructions to State Street with respect to such shares; each participant who is an employee has the right to give such directions to State Street in the proportion that the participant's allocated shares bears to the allocated shares of all participants giving such directions. Shares held by the Supplemental ESOP (as defined in "-- Establishment of ESOP--Sales of ESOP Preferred Stock--Non-Qualified ESOP") will be voted as instructed by the administrative committee appointed under the Supplemental ESOP. The Supplemental ESOP provides that the administrative committee shall consider the sentiments of participants concerning the vote, but is not required to take any particular action in response thereto. The Supplemental ESOP provides that it shall be amended at the request of ALPA to provide for pass-through voting by participants. See "--Establishment of ESOPs". The foregoing provisions also govern instructions to be given to State Street in the event of a tender offer (including a Control Transaction, see "-- Establishment of ESOPs--Control Transaction").

 Extraordinary Matters

  Except as provided below, certain matters described below ("Extraordinary Matters") generally will require, in addition to any voting requirements under the DGCL, approval of at least either three-quarters of the Board (including the concurrence of one Union Director) or three-quarters of the shares present and voting at a stockholder meeting at which a quorum is present. In addition, the vote of at least 66 2/3% of the outstanding voting stock that is not owned by an "interested stockholder" will be required to approve a "business combination" under Section 203 of the DGCL, where applicable. Extraordinary Matters include:

    (a) Amendments to the Restated Certificate (other than certain technical amendments), substantive amendments to the Bylaws and mergers or consolidations of the Company or any of its subsidiaries or a sale, lease or exchange of all or substantially all of the assets of the Company or United involving a person that has been formed by or is an affiliate of one or more labor groups representing employees of the Company or any of its subsidiaries or a person determined by the Board to be a person in which a substantial group of employees of the Company or any of its subsidiaries, acting as an organized group, owns a majority ownership interest (a "Labor Affiliate") (the Extraordinary Matters described in this paragraph (a) require, in addition to the approvals described above, either (i) six affirmative votes cast by Directors who are not Employee Directors or (ii) the affirmative vote of a majority of the shares of capital stock not held by ESOPs);

    (b) Mergers or consolidations of the Company or any of its subsidiaries or a sale, lease or exchange of all or substantially all of the assets of the Company or United involving a person who is not a Labor Affiliate;

    (c) Dissolutions;

    (d) Entry into any new line of business outside the "airline business" (defined generally as the business of operating a domestic air carrier, together with any business or activities reasonably related to or in support of all of such operations engaged in by the Company or any subsidiary at or immediately prior to the Effective Time), or the making of any investment (in excess of five percent of the total assets of the Company and its subsidiaries on a consolidated basis) outside the airline business;

    (e) The making of any domestic airline acquisition or any material investment in another airline including ordinary course investments in excess of one half of one percent of the total assets of the Company and its subsidiaries on a consolidated basis;

    (f) The adoption of any material amendment to the Rights Agreement (as defined below, see "--Rights Plan") or taking of any material actions, including the redemption of rights, under the Rights Agreement;

    (g) The sale, lease, exchange, surrender to or at the direction of a lessor, or other disposition (a "Disposition") by the Company or any of its Subsidiaries of assets for "Gross Proceeds" (defined to exclude taxes and sales costs) that, when added to the Gross Proceeds from (i) the Disposition of other such assets during the preceding 365 day period resulting in Gross Proceeds in excess of $5 million and (ii) the Disposition of other such assets during a recently completed preceding twelve calendar month period resulting in Gross Proceeds of $5 million or less, collectively exceeds $200 million; provided that (A) Gross Proceeds included in clauses (i) and (ii) will not include Gross Proceeds from any transactions consummated prior to the Effective Time and (B) the $5 million set forth in clauses (i) and (ii) may be increased by action of the Board on an annual basis based on the affirmative vote of at least 75% of the votes entitled to be cast by the entire Board, which must include the concurrence of at least one Union Director; provided, further, that such approval will not be required for certain specified transactions (or count against the $200 million Gross Proceeds calculation above) including: (1) secured aircraft financings, (2) sale-leaseback and leveraged lease transactions, or sales or similar transfers of receivables, for financing purposes, (3) Dispositions of assets if replacement assets (consisting of assets of the same class as the assets being disposed of) generally have been ordered or acquired within the six calendar month period prior to such Dispositions of assets or so ordered or acquired within 365 days following the Disposition of assets for which no replacement assets had been previously acquired, (4) Dispositions providing Gross Proceeds in an amount up to 10% of the book value (net of depreciation) of the Company's fixed assets at the time of the most recent quarterly financial statements of the Company if (A) Directors entitled to cast at least 75% of the votes entitled to be cast by the entire Board, including all of the Independent Directors, determine by resolution of the Board that such asset Disposition is necessary to (I) cure a default under material financing agreements binding upon the Company or any of its subsidiaries or any of their respective properties, or avoid a default thereunder that, absent such Disposition, would be reasonably likely to occur within 90 days or (II) remedy a material adverse development in the Company's business or condition, and (B) the Gross Proceeds of such asset Disposition are used to remedy the condition referred to in clause (A) (provided, that the exception afforded by this clause (4) will be available not more than once in any consecutive five-year period), (5) certain ordinary course Dispositions designed to allow the Company and its subsidiaries to continue many of their existing practices without significant restrictions that may involve Dispositions of assets, (6) Dispositions of assets (other than air frames, engines and related spare parts) if (A) made pursuant to a discrete asset management program that provides for the Disposition of not more than an aggregate of $25 million of assets and (B) such discrete asset management program is approved annually by either the Board or the stockholders as an Extraordinary Matter in accordance with the voting thresholds outlined above and (7) Dispositions of assets that individually, or when aggregated with other assets in the same or related Dispositions, are not in excess of a de minimis amount, either with respect to periods prior to December 31, 1994 or pursuant to a distinct asset management program approved in accordance with the procedures set forth in clause (6) above; and

    (h) The issuance of equity or equity equivalent securities (including convertible debt, but excluding non-voting, non-convertible preferred stock the issuance of which will be permitted without limit) (a "Non-Dilutive Issuance"); provided that such issuance shall not constitute an Extraordinary Matter if any of the following occur: (A) (I) three quarters of the votes entitled to be cast by the entire Board, including all the Independent Directors, determine that such issuance is in the best interests of the Company, (II) such issuance is subject to the First Refusal Agreement (as defined below, see "DESCRIPTION OF SECURITIES--The Common Stock, the Series A Preferred Stock and the Junior Participating Preferred Stock--Common Stock--Right of First Refusal") and (III) if such issuance occurs during the 365-day period commencing on the Effective Time, the Board by the affirmative vote of a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present, which vote must include the affirmative votes of both Union Directors, approves an equitable adjustment to the number of Additional Shares (as defined below, see "--Establishment of ESOPs--Additional Shares") to be issued pursuant to the Plan of Recapitalization, (B) three-quarters of votes entitled to be cast by the entire Board, including all the Independent Directors, determines (I) that the Company is insolvent (or, absent a material positive change in the Company's results of operations over the immediately succeeding 90 days from the results contained in the Company's regularly prepared projections, that the Company will become insolvent within 90 days), which determination is confirmed by written opinions of two nationally recognized investment banking firms that further opine (giving effect to the facts and circumstances applicable to the Company, including discussions with prospective equity investors) that the sale of equity securities is necessary to avoid or remedy such insolvency (the "Bankruptcy Opinions") and (II) that, after giving effect to the proposed issuance of additional equity securities (the "Permitted Bankruptcy Equity"), the Company would no longer be or not become "insolvent" in the time frame referred to in the Bankruptcy Opinions (the "Solvency Determination") and such issuance of Permitted Bankruptcy Equity satisfies the following three conditions: (X) such issuance does not exceed the amount determined by the Board to be reasonably necessary to allow the Board to make the Solvency Determination, (Y) a binding commitment for the sale of such Permitted Bankruptcy Equity is entered into within 90 days of the delivery of the Bankruptcy Opinions and (Z) the terms of the First Refusal Agreement have been complied with in all material respects by the Company, or (C) such issuance is pursuant to (I) the exercise, conversion or exchange of equity securities outstanding immediately prior to the Effective Time, (II) the Company's 1981 Stock Program, 1988 Restricted Stock Plan or Incentive Plan, each as amended in accordance with the Plan of Recapitalization, (III) the UAL Corporation 1992 Stock Plan for Outside Directors or (IV) any other equity incentive compensation plan approved by the affirmative vote of three quarters of the votes entitled to be cast by the entire Board, including all the Independent Directors.

 Special Voting Provisions with Respect to Purchase and Sale of Common Stock

  Until the Sunset, any purchases of New Shares by the Company (other than to fulfill its obligations to issue or retain New Shares in connection with the exercise of employee options issued pursuant to employee benefit plans or to retain New Shares in connection with tax withholding obligations in connection with the exercise of employee options or restricted stock), or any sale by the Company of any New Shares to a Company sponsored pension, retirement or other employee benefit plan for the account of employees (other than pursuant to the First Refusal Agreement or in connection with the creation and operation of the ESOPs to which the ESOP Preferred Stock is issued), whether for cash or non-cash consideration, including, without limitation, employee concessions, must be approved by a majority of the Board, including at least 80% of the votes of the Public Directors.

 Rights Plan

  The Rights Agreement between the Company and First Chicago Trust Company of New York, dated as of December 11, 1986, as amended (the "Rights Agreement"), which currently contains a "flip-in" trigger for the acquisition of 15% or more of the Old Shares, will be amended to provide that the transactions contemplated by the Recapitalization Agreement will not result in the Rights (as defined in the Rights Agreement) being triggered. In addition, effective immediately prior to the Effective Time, the Rights Agreement will be amended to provide that the ESOP Preferred Stock will have the same number of attached Rights associated as would be attached to the same number of New Shares to which the ESOP Preferred Stock will be convertible. See "DESCRIPTION OF SECURITIES--The Common Stock, the Series A Preferred Stock and the Junior Participating Preferred Stock--Junior Participating Preferred Stock--Preferred Share Purchase Rights."

 Nondilution

  As described under "DESCRIPTION OF SECURITIES--The Voting Preferred Stock-- Voting Rights," at the Effective Time, the holders of Voting Preferred Stock will vote as a single class with the New Shares and will represent approximately 55% of the votes to be cast on matters submitted to the vote of the New Shares and Voting Preferred Stock (other than the election of Directors and such matters for which a vote by separate class is required under the
DGCL). The number of votes represented by such Voting Preferred Stock is subject to increase at the first anniversary of the Effective Time based on the market price of the New Shares during the first year following the Effective Time as described in "--Establishment of ESOPs--Additional Shares." The Voting Preferred Stock will generally continue to represent approximately 55% of the aggregate voting power of the New Shares and the Voting Preferred Stock, as adjusted under certain circumstances, until the Sunset.

 Sunset

  The "Sunset" will occur when (i) the New Shares issuable upon conversion of the outstanding ESOP Preferred Stock, plus (ii) any Common Equity and Available Unissued ESOP Shares held in the ESOPs, in any other employee benefit plans sponsored by the Company or any of its subsidiaries for the benefit of its employees, represent, in the aggregate, less than 20% of the Common Equity and Available Unissued ESOP Shares of the Company. "Common Equity" is defined as, in the aggregate, the New Shares outstanding at the time in question and the New Shares issuable upon conversion of the ESOP Preferred Stock outstanding at the time in question, together with the New Shares represented by the Permitted Bankruptcy Equity outstanding at the time in question, if any, but excluding any equity or equity equivalent securities (other than Permitted Bankruptcy Equity and equity to be issued in connection with the ESOPs) issued in connection with a Non-Dilutive Issuance, including, without limitation, any equity or equity equivalent securities outstanding immediately prior to the Effective Time that were not included in the calculation of the Fully Diluted Old Shares as set forth and defined in "-- Terms and Conditions--General." "Available Unissued ESOP Shares" is generally defined as the number of New Shares to be issued in connection with the ESOPs which have not yet been issued.

  If the Sunset occurs, the Company will file a restated certificate of incorporation providing for more customary corporate governance provisions, the number of Directors will remain at twelve (of which three will be Employee Directors), the Outside Public Director Nomination Committee will nominate the Board's nominees for election of directors (other than the Employee Directors) to be elected by the stockholders at a meeting which will be held promptly thereafter and upon the effectiveness of such election the term of the then incumbent Directors will terminate, and there will be no special director or voting rights, except that (a) the ALPA Director will be elected by the holder of the Class Pilot MEC Preferred Stock until there are no longer any persons represented by ALPA (or any successor organization) employed by the Company or any affiliate (the "ALPA Termination Date"), the IAM Director will be elected by the holder of the Class IAM Preferred Stock until there are no longer any persons represented by the IAM (or any successor organization) employed by the Company or any affiliate (the "IAM Termination Date") and the Salaried and Management Director will be elected by the holders of the Class SAM Preferred Stock until the earlier of the ALPA Termination Date and the IAM Termination Date, each voting separately in a class, and (b) the Union Directors would continue to serve on Committees as provided below.

  Under current actuarial assumptions, the Company estimates that the Sunset will occur in the year 2016 if no additional purchases were made by eligible employee trusts and retirement plans. However, employees have the right to, and may be expected to, make additional purchases through such trusts and plans that will have the effect of delaying the Sunset. In certain circumstances described under "DESCRIPTION OF SECURITIES--The Director Preferred Stock-- Uninstructed Trustee Action," the Sunset may not occur until 2010 even though the conditions for the Sunset have occurred.

 Committees

  The Restated Certificate provides that until the Sunset the following committees will constitute the Board Committees: the Audit Committee, the Competitive Action Plan ("CAP") Committee, the Compensation Committee, the Compensation Administration Committee, the Executive Committee, the Independent Director Nomination Committee, the Labor Committee, the Outside Public Director Nomination Committee and the Transaction Committee (collectively, the "Committees"). In addition, the Board may, by resolution passed by the affirmative vote of 80% of the votes of the entire Board, including the affirmative vote of at least one Union Director, designate one or more other committees of the Board. Except as provided below, any act of a Committee will require the affirmative vote of a majority of the votes entitled to be cast by the Directors present at a meeting of such Committee and entitled to vote on the matter in question. The Restated Certificate contains certain provisions relating to the required quorum for committee action.

  The Audit Committee will consist of the four Independent Directors and the three Outside Public Directors or such fewer number of such Directors (in as nearly as practicable that same proportion of Independent Directors and Outside Public Directors) as shall qualify for audit committee membership under applicable rules of the securities exchanges or other similar trading market on which the New Shares are traded. The Audit Committee will be primarily concerned with (i) reviewing the professional services and independence of the Company's independent auditors and the scope of the annual external audit as recommended by the independent auditors, (ii) ensuring that the scope of the annual external audit is sufficiently comprehensive, (iii) reviewing, in consultation with the independent auditors and the internal auditors, the plan and results of the annual external audit, the adequacy of the Company's internal control systems and the results of the Company's internal audits, and (iv) reviewing, with management and the independent auditors, the Company's annual financial statements, financial reporting practices and the results of each external audit. The Audit Committee will also have the authority to consider the qualifications of the Company's independent auditors, to make recommendations to the Board as to their selection and to review and resolve disputes between such independent auditors and management relating to the preparation of the annual financial statements.

  The CAP Committee will consist of eight Directors, including four Public Directors, two Independent Directors and the two Union Directors. Of the four Public Directors, three will be Outside Public Directors and one shall be the CEO (if the CEO is a Public Director). The two Independent Director members shall be appointed by the Independent Director Nomination Committee which appointment will require the affirmative vote of all of the votes entitled to be cast by the Independent Directors. The function of the CAP Committee will be to oversee implementation of the Company's Competitive Action Plan. The CAP Committee will have the exclusive authority, acting for and on behalf of the Board and consistent with the protection of the interests of the holders of New Shares, to approve on behalf of the Company any and all modifications of or amendments to the Competitive Action Plan. However, to the extent such modifications or amendments relate to changes to any provision of the revised Collective Bargaining Agreements with the IAM and ALPA, the two Union Directors on the CAP Committee will neither be entitled to vote nor be counted in determining the presence of a quorum of such committee in connection therewith. Notwithstanding the foregoing, only the Labor Committee may approve on behalf of the Company any such changes to such Collective Bargaining Agreements. In addition, the CAP Committee will have the exclusive authority, acting for and on behalf of the Board, to approve on behalf of the Company any and all modifications of or amendments to the salaried and management employee investment described in "--Investment for Salaried and Management Employees". Such modifications or amendments must be approved by the affirmative vote of at least a majority of the votes of the entire CAP Committee, including at least two Union Directors and all of the Outside Public Directors.

  The Compensation Committee will consist of seven Directors, including two Independent Directors, two Public Directors and the three Employee Directors. Of the two Public Directors, one will be an Outside Public Director appointed by the Outside Public Director Nomination Committee, and one will be the CEO (if the CEO is a Public Director). The two Independent Directors members will be appointed by the unanimous approval of the Independent Director Nomination Committee. The principal functions of the Compensation Committee will be to review and recommend to the Board the compensation and benefit arrangements to be established for the officers of the Company and to review general policy matters relating to compensation and benefit arrangements of non-union employees of the Company. The Compensation Committee will also administer the stock option plans and executive compensation programs of the Company, including bonus and incentive plans applicable to officers and key employees of the Company. Subject to the final approval of the Compensation Committee (except as described in the following paragraph), the Compensation Committee may delegate to the Compensation Administration Committee specific responsibilities with respect to the compensation of the CEO.

  The Compensation Administration Committee will consist of two Independent Directors and one Outside Public Director, each of whom will be (a) a "disinterested person" or "disinterested administrator" or any related successor concept under Rule 16b-3 (or any successor provision) promulgated pursuant to Section 16 of the Exchange Act and (b) an "outside director" or any related successor concept under Section 162(m) (or any successor provision) of the Code. The Outside Public Director will be appointed by the Outside Public Director Nomination Committee. The two Independent Directors will be appointed by the Independent Director Nomination Committee, which appointment shall require the affirmative vote of all the Independent Directors. The principal function of the Compensation Administration Committee will be to administer the stock option plans and executive compensation programs of the Company to the extent such functions cannot or are not appropriate to be performed by the Compensation Committee in light of any provision of the Internal Revenue Code, the securities laws, any other applicable law or any regulations promulgated under any of the foregoing. Any action of the Compensation Administration Committee must also be approved by the Compensation Committee, unless such approval would prevent a stock option plan that is intended to qualify under Rule 16b-3 (or any successor provision) from receiving the benefits of Rule 16b-3 or such approval would prevent an executive compensation program (on a component thereof), that is intended to qualify for an exception under Section 162(m) (or any successor provision) from qualifying for such exception.

  The Executive Committee will be comprised of two Independent Directors, two Public Directors (the CEO, if the CEO is a Public Director, and one Outside Public Director) and two Union Directors. Subject to the DGCL, the Executive Committee will have all the powers of the Board to manage the affairs of the Company except that it would not have the authority to act with respect to any of the "Extraordinary Matters" discussed above, to take any action as to matters specifically vested in other Committees or take any action that may be taken by the Board only with a vote greater than or additional to a majority of the Board. In the event a new CEO is to be selected prior to the Sunset, the Executive Committee will function as a search committee to identify a successor CEO.

  The Labor Committee will consist of three or more Directors, including one Outside Public Director, at least one Independent Director and at least one other Director, as designated by the Board, but will not include any Employee Directors. The Labor Committee will have the exclusive authority on behalf of the Board to approve on behalf of the Company the entering of, or any modification or amendment to, a collective bargaining agreement to which the Company or any of its subsidiaries is a party.

  The Transaction Committee will consist of seven Directors, consisting of the four Independent Directors and the three Outside Public Directors. The function of the Transaction Committee will be to evaluate and advise the Board with respect to any proposed merger or consolidation of the Company or any of its Subsidiaries with or into, the sale, lease or exchange of all or substantially all of the Company's or any of its Subsidiaries' property or assets to, or a significant business transaction with, any Labor Affiliate.

 Amendment and Restatement of the Bylaws

  Pursuant to the Plan of Recapitalization the Company's Bylaws will be amended and restated (the "Restated Bylaws"). The Restated Bylaws provide that until the Sunset many matters will be governed by the Restated Certificate including, among others: (i) quorum requirements at any meeting of the stockholders, the Board or any Board Committee; (ii) number, composition and term of office of directors; (iii) removal of Directors; (iv) filling of vacancies on the Board and on Board Committees; (v) designation of Board Committees; (vi) the composition, function and powers of the Executive Committee; (vii) the appointment, term of office, filling of vacancies and removal of officers of the Company; and (viii) any substantive amendment to the Restated Bylaws. Furthermore, the Restated Bylaws provide that, subject to certain exceptions, following the Sunset many provisions of the existing Bylaws of the Company will be reinstated.

  In addition, the Restated Bylaws provide, among other things, for other changes to the existing Bylaws including, but not limited to the following: (i) the ability, until the Sunset, of any two directors, the CEO or the secretary of the Company to call a special meeting of the Board; (ii) until the Sunset, subject to the fiduciary obligations of the directors, the CEO will be elected as one of the Management Public Directors; (iii) the term of the CEO (other than Mr. Greenwald as the initial CEO) will automatically terminate if he is not elected as Management Public Director by the stockholders at the first meeting of stockholders for the election of directors at which he is eligible for nomination as a Management Public Director; and (iv) until the Sunset, non-substantive amendments to the Restated Bylaws may be adopted either by a majority vote of the entire Board or by 75% in the voting power of the stock entitled to vote at a stockholder meeting in which a quorum is present. In addition, the Restated Bylaws contain other procedural sections, some of which operate only until the Sunset and some of which become operative only after the Sunset.

TERMS AND CONDITIONS

 General

  The Plan of Recapitalization provides for the reclassification of the Old Shares and other amendments to the Company's Certificate of Incorporation and Bylaws. Immediately prior to the Effective Time each outstanding Old Share, including each share of restricted stock issued pursuant to the 1988 Restricted Stock Plan (which will vest upon the Effective Time if not vested prior thereto), together with up to 1,000,000 Old Shares held by the Company as treasury stock or owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time, will, without any further action on the part of the holder thereof, be reclassified as, and exchanged for, one half (0.5) of a New Share and one one-thousandth of a share of Series D Redeemable Preferred Stock. Concurrently with the solicitation of proxies in connection with the Plan of Recapitalization, United will be offering up to $382.5 million principal amount of its Series A Debentures pursuant to the United Series A Offering and up to $382.5 million principal amount of its Series B Debentures pursuant to the United Series B Offering and the Company will be offering up to 30,600,000 Depositary Preferred Shares representing interests in $765.0 million liquidation preference of Public Preferred Stock pursuant to the UAL Preferred Offering. Immediately upon issuance pursuant to the Reclassification, each one one-thousandth of a share of Series D Redeemable Preferred Stock will be redeemed for:


  (i) $25.80 in cash,


  (ii) either (a) $15.55 principal amount of Series A Debentures or (b) if the United Series A Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series A Offering,

  (iii) either (a) $15.55 principal amount of Series B Debentures or (b) if the United Series B Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series B Offering and

  (iv) either (a) Depositary Preferred Shares representing interests in $31.10 liquidation preference of Public Preferred Stock or (b) if the UAL Preferred Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by the Company pursuant to the UAL Preferred Offering.

  The consummation of the Recapitalization is not conditioned on, or subject to, the consummation of any of the Offerings. In addition, none of the Offerings is conditioned on, or subject to, the consummation of any of the other Offerings.

  The New Shares to be issued in the Recapitalization will represent an equity interest (based on the Fully Diluted Old Shares described below and taking into account the 0.5 common stock exchange ratio and taking into account the shares of ESOP Preferred Stock the Company is initially obligated to issue) immediately after the Recapitalization of 45% of one Old Share's current percentage equity interest. Such equity interest is subject to adjustment as described below under "--Establishment of ESOPs--Additional Shares."

  "Fully Diluted Old Shares" were calculated as follows: the sum of (i) Old Shares outstanding (net of unvested restricted shares), (ii) unvested restricted shares, (iii) net options shares issued assuming the treasury stock method of accounting (pursuant to which the deemed proceeds to the Company from the deemed exercise of in-the-money options are applied to repurchase shares for the treasury at an assumed market price per Old Share of $173) and (iv) shares issuable upon conversion of the Series A Preferred Stock. Due to their high conversion premium, the Air Wis Services, Inc. 7 3/4% Convertible Subordinated Debentures Due 2010 and Air Wis Services, Inc. 8 1/2% Convertible Subordinated Notes Due 1995 were not assumed to be converted and were not included in the calculation of Fully Diluted Old Shares. The number of Fully Diluted Old Shares, as shown below, is fixed for purposes of the Plan of Recapitalization and the issuance of shares of

ESOP Preferred Stock to the ESOPs although the actual number of Old Shares that are reclassified pursuant to the Recapitalization may change due to vesting of restricted stock and the exercise of options:

     Old Shares (net)................................................ 24,450,896
     Unvested restricted shares......................................    119,643
     Option shares (net).............................................    521,780
     Old Shares upon conversion of Series A Preferred Stock..........  3,833,866
                                                                      ----------
     Fully Diluted Old Shares........................................ 28,926,185
                                                                      ----------

  Because the calculation of Fully Diluted Old Shares is based on the exercise of net option shares (using the treasury stock method) and the conversion of all the Series A Preferred Stock, neither of which is expected to occur at the Effective Time, the New Shares then outstanding are expected to represent less than 45% of the Common Equity of the Company (taking into account the New Shares and the ESOP Preferred Stock only) at the Effective Time.

  As contemplated by the Plan of Recapitalization, the Company has elected to issue Depositary Preferred Shares, each representing an interest in one one-thousandth of a share of Public Preferred Stock, which is the equivalent of $25 liquidation preference of Public Preferred Stock. Each share of Public Preferred Stock will have a liquidation preference of $25,000. See "Description of Securities--The Depositary Preferred Stock."

 Effective Time

  The Recapitalization, the Stock Issuance, the amendments to the 1981 Stock Program, the 1988 Restricted Stock Plan and the Incentive Plan and the revised Collective Bargaining Agreements with ALPA and the IAM will become effective at such time as the Restated Certificate, which provides for the reclassification of the Old Shares, is duly filed with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed upon by the Company and each of ALPA and the IAM and as is specified in the Restated Certificate (the "Effective Time"). The filing of the Restated Certificate is currently anticipated to be made as promptly as practicable after the Meeting. Such filing shall be made, however, only upon satisfaction or, where permissible, waiver of all conditions contained in the Plan of Recapitalization and provided that the Plan of Recapitalization has not been terminated. See "--Terms and Conditions" and "--Termination." If any or all of the Offerings are consummated, it is expected that they will be consummated at or prior to the Effective Time.

 Payment for Shares

  As soon as practicable after the Effective Time, the Company will send or cause First Chicago Trust Company of New York (the "Exchange Agent") to send and otherwise make available a letter of transmittal to each record holder of Old Shares as of the Effective Time to be used to transmit a certificate or certificates that immediately prior to the Effective Time represented Old Shares (an "Old Certificate" or "Old Certificates") to the Exchange Agent. Such letter of transmittal will advise the holder of the effectiveness of the Recapitalization and the procedures for surrendering to the Exchange Agent the Old Certificate or Certificates for exchange into Recapitalization Consideration and will specify that the delivery will be effected and the risk of loss and title will pass, only upon proper delivery of the Old Certificate or Certificates to the Exchange Agent. Stockholders should surrender the Old Certificate or Certificates only together with a letter of transmittal. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

  Each holder of Old Shares that have been converted into the right to receive the Recapitalization Consideration, upon surrender to the Exchange Agent of the Old Certificate or Certificates together with a properly completed letter of transmittal, will be entitled to receive the Recapitalization Consideration for each Old Share formerly represented by such Old Certificate. Until so surrendered, each Old Certificate will, after the Effective Time, represent for all purposes only the right to receive such Recapitalization Consideration. If any payment of the Recapitalization Consideration is to be made to a person other than the registered holder of the Old Shares, the Old Certificates so surrendered must be properly endorsed or otherwise be in proper form for transfer, and any applicable transfer or other taxes must have been paid to the Exchange Agent by the person requesting such payment or such person must have established to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  In the event any Old Certificate is lost, stolen or destroyed, based on an affidavit to that fact by the person claiming such Old Certificate to be lost, stolen or destroyed, the Company will issue in exchange for such lost, stolen or destroyed Old Certificate the Recapitalization Consideration deliverable in respect thereof. When authorizing such issue of the Recapitalization Consideration in exchange therefor, the Company may, in its discretion and as a condition precedent to the issuance thereof, require the person claiming ownership of such lost, stolen or destroyed Old Certificates to give the Company a bond in such sum as it may direct, or otherwise indemnify the Company in a manner satisfactory to it, against any claim that may be made against the Company with respect to the Old Certificates alleged to have been lost, stolen or destroyed.

  After the Effective Time, there will be no further registration of transfers of Old Shares. If, after the Effective Time, Old Certificates representing Old Shares are presented to the Company or its transfer agent, such Old Certificates will be cancelled and exchanged for the Recapitalization Consideration.

  Fractional New Shares and, if the applicable Offerings are not consummated, fractional Depositary Preferred Shares (based on $25 of liquidation preference per whole Depositary Preferred Share) and fractional Debentures (based on $100 principle amount per whole Debenture) will not be issued as part of the Recapitalization and such fractional interests will not entitle the beneficial or record owner thereof to any rights of a stockholder or creditor of the Company. In lieu of any fractional New Shares and, if applicable, fractional Depositary Preferred Shares and fractional Debentures to which a former holder of Old Shares otherwise would be entitled, such holder will be entitled to receive from the Exchange Agent a cash payment based on pro-rata distribution of the proceeds received by the Exchange Agent from the sale of the aggregate fractional New Shares, fractional Depositary Preferred Shares and fractional Debentures. Such cash payments will be made to each such holder of Old Shares only upon proper surrender of such holder's Old Certificates formerly representing Old Shares, together with a properly completed and duly executed transmittal letter and any other required documents.

  All Recapitalization Consideration, including cash in lieu of fractional interests, if not claimed at the first anniversary of the Effective Time, will be transferred by the Exchange Agent to the Company, after which time persons entitled thereto may look, subject to applicable escheat and other similar laws, only to the Company for payment thereof. No interest will be paid or accrued on any portion of the Recapitalization Consideration, including cash in lieu of fractional interests. No dividends or other distributions declared or made after the Effective Time with respect to New Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Old Certificate or Certificates with respect to the New Shares that such holder is entitled to receive until the holder of such Old Certificate or Certificates has properly surrendered the same.

 Stock Options

  Upon consummation of the Recapitalization, each outstanding employee stock option of the Company granted under any employee stock option or compensation plan or arrangement of the Company will remain outstanding, each such option then held by employees or former employees of the Company, whether or not then vested or exercisable immediately prior to the Effective Time (collectively, the "Options"), if provided by the terms thereof (or if accelerated in accordance with the relevant plan) will become fully vested and exercisable and after the Effective Time each option will thereafter represent the right to receive, in exchange for the aggregate exercise price for such option, the Recapitalization Consideration with respect to each Old Share that such holder would have been entitled to receive had such holder been vested in such option and exercised such option in full immediately prior to the Effective Time.

 Convertible Company Securities

  Each share of Series A Preferred Stock and each of the Air Wis Services, Inc. 7 3/4% Convertible Subordinated Debentures Due 2010 and the Air Wis Services, Inc. 8 1/2% Convertible Subordinated Notes Due 1995 (collectively, the "Convertible Company Securities") outstanding immediately prior to the Effective Time will remain outstanding, and each holder of any such Convertible Company Security will have the right to receive the Recapitalization Consideration with respect to each Old Share that such holder would have been entitled to receive upon conversion had such holder converted such Convertible Company Security in full immediately prior to the Effective Time.

 Treasury Shares

  Pursuant to the Plan of Recapitalization, each Old Share held by the Company as treasury stock or owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time (the "Treasury Shares"), up to a maximum of 1,000,000 Treasury Shares (the "Retained Treasury Shares"), will be reclassified and converted into the Recapitalization Consideration, with all Treasury Shares in excess of 1,000,000 being surrendered for cancellation immediately prior to the Effective Time and no payment shall be made with respect thereto. Immediately following the Effective Time, the Company and each of its wholly owned subsidiaries will surrender for cancellation the Redeemable Preferred Stock received upon reclassification of the Retained Treasury Shares and no payment will be made in respect thereof.

 Pricing the Securities

  Under the Plan of Recapitalization, the interest rate on the Series A Debentures has been fixed provisionally at 9.00%, the interest rate on the Series B Debentures has been fixed provisionally at 9.70% and the dividend rate on the Public Preferred Stock has been fixed provisionally at 10.25% (the "Initial Pricing"). On the Trading Day immediately preceding the Announcement Date (as defined below), CS First Boston (in consultation with Lazard) on behalf of the Company and Keilin & Bloom (or such other investment banking firm as may be reasonably selected by the Unions) on behalf of the Unions (the "Primary Banking Firms") will seek to mutually determine the interest or dividend rate that each of the Debentures and the Public Preferred Stock should bear in order for the Debentures and Depositary Preferred Shares to trade at par as of the close of business, New York time, on the last day on which the NYSE is open for business ("Trading Day") immediately preceding the Announcement Date, assuming that the Debentures or the Depositary Preferred Shares were fully distributed on such Trading Day. "Announcement Date" means a Trading Day that will be not fewer than five business days nor more than ten calendar days preceding the date of the Meeting, such date to be disclosed to the Unions not fewer than ten calendar days prior thereto. If the Primary Banking Firms are unable to agree on the applicable rate of the Public Preferred Stock and the Debentures (the "Applicable Rates") with respect to a specified security, then (i) a third financial advisor identified by the Company and the Unions, which is expected to be Salomon Brothers Inc (the "Deadlock Firm"), will render its determination, based on such factors as it deems relevant and in accordance with such procedures as it deems appropriate (which may include discussions or consultations with one or more managers of the Offerings), on the Trading Day immediately preceding the Announcement Date, as to the Applicable Rate with respect to such securities, and (ii) the Applicable Rate with respect to such Security or Securities will be the average of the two closest rates specified in the determinations of the Primary Banking Firms and the Deadlock Firm, rounded to the nearest one one-hundredth of a percent, provided, however, that, while there is no limitation on a downward adjustment, in no event shall the Applicable Rate with respect to the Debentures or the Public Preferred Stock exceed 10.125% in the case of the Series A Debentures, 10.825% in the case of the Series B Debenture and 11.375% in the case of the Public Preferred Stock. See "SPECIAL FACTORS-- Certain Risk Factors--Investment Values; Future Investments." Based on current market conditions, the Company believes that the interest rates on the Series A Debentures and the Series B Debentures and the dividend rate on the Depositary Preferred Shares to be established by certain financial advisors to the Company and the Unions and, in the case of a deadlock, based on a process involving a third financial advisor, would not be less than the initial pricing of 9.00% for the Series A Debentures, 9.70% for the Series B Debentures and 10.25% for the Depositary Preferred Shares. In connection with the establishment of the final interest and dividend rates for the Debentures and the Depositary Preferred Shares, the Primary

Banking Firms or the Deadlock Firm may or may not deliver written statements, reports or opinions with respect to their determination. Salomon Brothers Inc has been selected as a co-manager of the Offerings of the Debentures, and may participate in the Offering of the Public Preferred Stock.

  The underwriting agreements relating to the several Offerings are expected to provide, as applicable, that if such Offerings are consummated, the interest rates on the Debentures and the dividend rate on the Public Preferred Stock represented by the Depositary Preferred Shares, respectively, may be adjusted (including in excess of their respective caps) to permit such securities to be sold at or closer to par, but if that is done, the principal amount of the series of Debentures affected or the number of Depositary Preferred Shares representing interests in the Public Preferred Stock, as the case may be, will be reduced so that the aggregate amount of interest payable annually by United on the Debentures and the aggregate amount of dividends payable annually by the Company on the Public Preferred Stock will not exceed certain maximum amounts calculated with reference to such caps. If any of the Offerings are not consummated, the interest rates borne by the Debentures of any series of Debentures not subject to a consummated Offering and the dividend rate borne by the Public Preferred Stock if the UAL Preferred Offering is not consummated will be subject to the caps. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Pricing the Securities."

  On the Announcement Date, the Company will (i) issue a press release setting forth certain information (described below) relating to the Debentures and the Public Preferred Stock and (ii) send a mailgram to all holders of Old Shares as of the Record Date setting forth such information. On the first business day following the Announcement Date, the Company will publish such rates in an advertisement in the national edition of The Wall Street Journal. In addition a toll-free number (800-223-2064) has been established from which all holders of Old Shares can obtain general recorded information concerning the Announcement Date. As of the Announcement Date, holders of the Old Shares can call the toll-free number to obtain the information relating to the Debentures and the Public Preferred Stock. See also "SPECIAL FACTORS--Certain Risk Factors--Pricing the Public Preferred and the Debentures." On or promptly following the Announcement Date, the Company will also file with the Securities and Exchange Commission an amendment to the Registration Statement on Form S-4 to reflect the final pricing information.

  The press release, newspaper advertisement, mailgram and recorded information described in the previous paragraph will include (i) a statement of whether the Company expects all or any of the Offerings to be consummated, (ii) if so, the amount of the cash proceeds to be received from the sale of the Debentures and/or Depositary Preferred Shares that are otherwise issuable in respect of each Old Share if any of such Offerings are consummated and (iii) a statement of the interest rates and/or dividend rate for the Debentures or Depositary Preferred Shares if the Offering relating to any such securities is not consummated. To the extent the Company has announced that it expects any or all of the Offerings to be consummated and it is subsequently determined that any of such Offerings will not be consummated, the Company will disseminate such information promptly in the same manner that the Company used to disseminate the information set forth in the previous sentence and will cause the Meeting to be rescheduled such that at least five business days will occur between the release of such information and the Meeting. Any statement in connection with the foregoing that the Company expects the Offerings to be consummated will not be an assurance that the Offerings will be consummated.

  The provisional rates of interest that the Debentures will bear and the maximum rates of interest that they may bear upon adjustment are based upon the assumption that the Debentures will not be callable prior to their respective stated maturities. The Plan of Recapitalization provides that the Unions may request, a reasonable period of time prior to the Announcement Date, that either or both of the series of Debentures may be callable pursuant to redemption provisions to be established for each of the Debentures to apply if the applicable United Debt Offering is consummated. If so requested, the Primary Banking Firms will establish the incremental increase in pricing resulting from the addition of the call feature on either or both of the series of Debentures, as the case may be, above the Applicable Rate, with any disagreement to be resolved with the assistance of the Deadlock Firm. The Coalition may withdraw the request for a call feature at any time up to the issuance of the press release on the Announcement Date.


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

 Record and Payment Dates

  If the applicable Offerings are not consummated, the quarterly record dates (and corresponding dividend payment dates) for the payment of dividends on the Public Preferred Stock (through the Depositary Preferred Shares) will be the same as the quarterly record dates (and corresponding dividend payment dates) for the payment of dividends on the Series A Preferred Stock and the semi-annual record dates (and corresponding interest payment dates) for the payment of interest on the Debentures will be the same as two of the quarterly record dates (and corresponding dividend payment dates) for the payment of dividends on the Series A Preferred Stock.

 Purchase of ESOP Preferred Stock

  The Preferred Stock Purchase Agreement, originally dated as of March 25, 1994 and amended as of June 2, 1994, between the Company and the ESOP Trustee (the "ESOP Stock Purchase Agreement"), provides for the initial purchase by the Qualified ESOP (as defined below, see "Establishment of ESOPs--Sales of ESOP Preferred Stock") of the Class 1 ESOP Preferred Stock for a price equal to 1.38 times the Closing Price (as defined below, see "Establishment of ESOPs-- Leveraged ESOP") except that if the closing price is less than 98% of the average of the Adjusted Old Share Price (as defined below, see "Establishment of ESOPs--Leveraged ESOPs") in the five trading days immediately preceding the Effective Date the purchase price shall equal the product of 1.38 and such average price. See "--Establishment of ESOPs--Sales of ESOP Preferred Stock." The ESOP Stock Purchase Agreement also provides that additional sales of Class 1 ESOP Convertible Preferred Stock will be made to the ESOP Trustee on the first day of the thirteenth month after the Effective Time, on each of the next four anniversaries of such date, and on January 1, 2000. The price for the subsequent sales will be as agreed upon between the Company and the ESOP Trustee. The Company may, with the consent of the Unions (which may not be unreasonably withheld), make the subsequent sales at earlier times, provided that earlier sales shall not alter the timing or amount of the allocation of shares to participants' accounts. If agreements cannot be reached with the ESOP Trustee to make the subsequent sales, the Company will contribute the shares which would have been sold. For additional information concerning the purchase of the Class 1 ESOP Preferred Stock and for information on the Class 2 ESOP Preferred Stock, see "--Establishment of ESOPs--Sales of ESOP Preferred Stock." In addition, pursuant to the Plan of Recapitalization, the dividend rate on the Class 1 ESOP Preferred Stock may not be more than 7% of the initial purchase price.

 Representations and Warranties

  The Plan of Recapitalization contains various customary representations and warranties relating to, among other things, (a) on the part of the Company, as to, (i) organization and similar corporate matters, (ii) authorization, execution, delivery, performance and enforceability of the Plan of Recapitalization and related matters, (iii) capital structure, (iv) subsidiaries, (v) documents filed by the Company with the Commission and the accuracy of information contained therein, (vi) absence of material changes with respect to the business of the Company since December 31, 1993, (vii) generally, subject to certain exceptions, compliance with the "status quo" provisions of the Agreement in Principle which are substantially similar to the provisions of the first paragraph below under "--Certain Covenants" during the period from December 22, 1993 until March 25, 1994 and (viii) the opinion of financial advisors as to the fairness of the Recapitalization Consideration, and (b) on the part of each of the Unions, as to, (i) organization and similar matters and (ii) authorization, execution, delivery, performance and enforceability of the Plan of Recapitalization.

 Certain Covenants

  Pursuant to the Plan of Recapitalization, the Company agreed that during the period from the date of the Plan of Recapitalization until the Effective Time, the Company and its subsidiaries will be subject to certain restrictions on their conduct and will generally only take actions in the ordinary course of business consistent with past practice; in particular, the Company and its subsidiaries may not, among other things, without the prior written consent of the Unions, subject to certain agreed upon exceptions: (i) issue, sell, dispose of, pledge or otherwise encumber any equity securities of the Company or any subsidiary (or securities

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

exercisable into or for such securities), (ii) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any securities of the Company,
(iii) declare or pay any dividend or distribution on the Old Shares, (iv) increase the compensation of any of its directors, officers or key employees, or increase its expenses relating to employee benefits, (v) incur any material amount of long-term indebtedness, make any material loans, advances or capital contributions to any other person, mortgage or pledge any of its material assets or (vi) enter into any agreement or arrangement to do any of the foregoing. The Company also agreed, among other things, subject to certain exceptions until the Effective Time (i) not to take any actions that would violate or be inconsistent with the job protection provisions of the collective bargaining agreements with each of the Unions, (ii) not to take any action relating to certain matters requiring supermajority votes under the Restated Certificate (as discussed above under "--Revised Governance Structure-- Extraordinary Matters") and (iii) not to alter or amend the Board's resolutions or any of its policies, practices, procedures or employee benefit plans in any manner that would adversely affect the right or ability of the employees of the Company or United to purchase equity securities of the Company. The Company has agreed to restore certain severance benefits to former employees of United who have been terminated as a result of the sale of United's flight kitchens to Dobbs or Caterair. These severance benefits had been in effect from December 22, 1993, upon execution of the Agreement in Principle, until March 15, 1994, when the "status quo" provision of the Agreement in Principle terminated.

  In addition to the covenants described above, the Company agreed to take actions that will facilitate the implementation of the Plan of Recapitalization. In particular, the Company agreed, among other things, (i) subject to receipt of updated fairness opinions from CS First Boston and Lazard, to convene a meeting of stockholders to approve each of the Plan of Recapitalization, the Restated Certificate, the election of the initial Public Directors to the Board of Directors of the Company and the issuance of the ESOP Preferred Stock as part of the Recapitalization (the "Shareholder Vote Matters"), the approval of each such matter to be conditioned on approval of all such matters, and amendments to the Company's 1981 Incentive Stock Plan and 1988 Restricted Stock Plan and Incentive Compensation Plan (the "Company Plan Matters"), in connection with which the Company agreed to prepare, file with the Commission and mail to its stockholders this Proxy Statement, (ii) to provide each of ALPA and the IAM and their agents with reasonable access to offices, employees, properties, books and records of the Company and its Subsidiaries in connection with the Plan of Recapitalization and the transactions contemplated thereby, (iii) subject to certain exceptions, not to encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any other person concerning any merger, sale of assets, sale of, or tender or exchange offer for, shares of capital stock or similar transaction, involving a change of control of the Company or all or substantially all of the assets of the Company (an "Acquisition"), (iv) to provide each of ALPA and the IAM with notices of certain significant events,
(v) to amend the directed account plans, 401(k) plans and stock purchase plan maintained by the Company and United to permit employees of the Company and United following the Effective Time to acquire, in addition to amounts held in the ESOPs, the following securities: (X) up to the lesser of (1) 30% of the outstanding New Shares held by persons other than the ESOPs and (2) 20% of the aggregate number of outstanding New Shares and New Shares issuable upon conversion of the ESOP Preferred Stock outstanding or to be issued (including Available Unissued ESOP Shares) and (Y) except with respect to the Company's stock purchase plan, up to (1) 20% of the outstanding Depositary Preferred Shares, (2) 20% of the outstanding principal amount of Series A Debentures and
(3) 20% of the outstanding principal amount of Series B Debentures, subject to the following additional limits: (A) no employee group of the Company or its subsidiaries may individually acquire more than 10% of any class of securities referred to in clause (X) and (Y) above through such plans, (B) in the case of the directed account plans, no "Employee Group" (defined as each of ALPA, the IAM and the salaried and management employees) may individually acquire more than 2% of any such class of securities in any monthly subscription period through such plans, (C) no Employee Group may individually acquire more than 2% of the outstanding New Shares held by persons other than the ESOPs (in addition to New Shares received in the Recapitalization) through such plans during the six-month period beginning at the Effective Time and (D) no New Shares may be acquired through such plans during the six-month period ending on the last day of the Measuring Period, (vi) to cause United to execute and deliver new collective bargaining agreements or amendments to existing collective

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

bargaining agreements with each of ALPA and the IAM and to establish and cause United to establish appropriate employment terms for the employees of the Company and United who perform the functions currently performed by the salaried and management employees of the Company and United, (vii) to retain an appraisal firm to provide an opinion in writing as to whether the Company would have sufficient surplus under the DGCL to permit the consummation of the Recapitalization (the "Solvency Letter") and that if the appraisal firm concludes that sufficient surplus is so available, the Board will take all lawful and appropriate action to revalue the Company's assets and liabilities to permit consummation of the Recapitalization and (viii) to execute at the Effective Time the Greenwald Agreement and to perform all of its obligations under such agreement and to execute and deliver prior to the Effective Time all the documents and agreements required to be executed and delivered by the Company pursuant to the Plan of Recapitalization including documents and agreements relating to the Debentures and the Depositary Preferred Shares, the purchase of stock by the ESOPs (including the ESOP Stock Purchase Agreement), the establishment of the ESOP Trusts, the retention and conduct of the Exchange Agent, the subscription agreements relating to the various classes of stock to be issued as part of the Recapitalization, the amendment to the Rights Agreement, the Class I Stockholders' Agreement, the Class SAM Stockholders' Agreement and the First Refusal Agreement (collectively, the "Closing Agreements").

  Pursuant to the Plan of Recapitalization, each of ALPA and the IAM agreed, among other things, (i) prior to the Effective Time and after any termination of the Plan of Recapitalization to hold confidential information received from the Company and its subsidiaries in confidence, (ii) to execute and deliver at the Effective Time the relevant Collective Bargaining Agreement between each Union and the Company, (iii) not to nominate or cause to be nominated any Outside Public Director and (iv) to use their best efforts to cause any Independent Director vacancy to be filled.

  Pursuant to the Plan of Recapitalization, each of ALPA and the IAM and the Company mutually agreed, among other things, (i) to use their best efforts to consummate the Plan of Recapitalization and (ii) to cooperate in connection with preparation and filing of documents with any governmental agency or authority. In addition, if the AFA, prior to the Effective Time, agrees to provide, in the sole judgment of the Company, an investment equal to $416 million (present value in January 1994 dollars), then the parties, should an agreement be reached on all aspects of the AFA's participation (e.g., governance), will revise all applicable documents to reduce the investment period for ALPA, the IAM and the salaried and management employees by nine months and to distribute 12.62% of the ESOP Preferred Stock to the AFA such that after such distribution, 40.4% of the ESOP Preferred Stock is allocated to ALPA employees, 32.44% to IAM employees, 14.54% to the salaried and management employees and 12.62% to the AFA employees.

 Conditions

  Pursuant to the Plan of Recapitalization, the obligation of the Company to file the Restated Certificate at the Effective Time and the obligations of each of the Unions to enter into the revised Collective Bargaining Agreements at the Effective Time are subject to the satisfaction of the following conditions, among others: (i) the Shareholder Vote Matters have been approved and adopted by the stockholders of the Company in accordance with the Certificate of Incorporation and Bylaws of the Company and in accordance with the DGCL, (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to the Recapitalization has expired or been terminated, (iii) the Registration Statement has become effective under the Securities Act and is not the subject of any stop order or governmental proceedings seeking a stop order, (iv) all material actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Recapitalization have been obtained, (v) the New Shares issuable as part of the Recapitalization (including New Shares issuable upon conversion of the ESOP Preferred Stock and upon conversion of the Convertible Company Securities) have been authorized for listing on the NYSE subject to official notice of issuance, (vi) there has been no change in the DGCL enacted or any applicable decision of a court of competent jurisdiction decided after the date of the Plan of Recapitalization and prior to the Effective Time that would cause the Restated Certificate or Restated Bylaws to fail to comply in any material respect with the applicable provisions of the DGCL, (vii) the ESOP Trustee has received the

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


written opinion of Houlihan Lokey, to the effect that, as of the Effective Time, the acquisition of the ESOP Preferred Stock by the ESOPs at the Effective Time is fair, from a financial point of view, to the ESOP participants, (viii) the Board has received the Solvency Letter, (ix) (A) there has not been instituted or pending any action, proceeding, application, claim, or counterclaim by any United States federal, state or local government or governmental authority or agency, including the Department of Transportation, before any court or governmental regulatory or administrative agency, authority or tribunal, that (x) restrains or prohibits or is reasonably likely to restrain or prohibit the making or consummation of, or is reasonably likely to recover material damages or other relief as a result of, the Recapitalization, or the receipt by holders of the Old Shares of the full amount of the Recapitalization Consideration, or restrains or prohibits or is reasonably likely to restrain or prohibit the performance of, or is reasonably likely to recover material damages or other relief as a result of, the Plan of Recapitalization or any of the transactions contemplated thereby or (y) prohibits or limits or seeks to prohibit or limit the ownership or operation by either Union, the ESOP Trustee, any of the ESOPs or any participant therein of all or any substantial portion of the capital stock, business or assets of the Company or any of its subsidiaries or compels or seeks to compel either Union, the ESOP Trustee, any of the ESOPs or any participant therein to dispose of or hold separate all or any substantial portion of the capital stock, business or assets of the Company or any of its subsidiaries or imposes or seeks to impose any material limitation on the ability of either Union, the ESOP Trustee, any of the ESOPs or any participant therein, to conduct such business or own such assets, (B) there has not been instituted or be pending any action, proceeding, application, claim or counterclaim by any other person, before any such body, that is reasonably likely to result in any of the consequences referred to in clauses (A)(x) or (A)(y) above, and (C) there has not been any United States Federal, state or local statute, rule, regulation, decree, order or injunction promulgated, enacted, entered, or enforced by any United States Federal, state or local government agency or authority or court, that has any of the effects referred to in clauses (A)(x) or (A)(y) above, (x) all conditions to the obligations of the parties to the Closing Agreements to consummate such transactions have been satisfied or are capable of being satisfied concurrently upon the occurrence of the Effective Time, (xi) the Closing Agreements will be legal, valid and binding agreements of the Company and the other parties thereto from and after the Effective Time, enforceable against the Company and such other parties in accordance with their terms and (xii) Mr. Greenwald (or such other person as will be proposed by the Unions prior to the Effective Time and not found unacceptable by the Company) will be ready, willing and able to assume the office of CEO of the Company and United. The ESOP Stock Purchase Agreement applicable to the sale of Class 1 ESOP Convertible Preferred Stock which will occur at the Effective Time is a Closing Agreement. See "--Purchase of ESOP Preferred Stock," "--Certain Covenants" and "--Establishment of ESOPs-- Sales of ESOP Preferred Stock."

  Pursuant to the Plan of Recapitalization, the obligations of each of the Unions to enter into the relevant revised Collective Bargaining Agreements at the Effective Time are subject to the satisfaction of the following further conditions, among others: (i) the Company will perform, both individually and collectively, in all material respects all of its covenants, agreements or other obligations required to be performed by it under the Plan of Recapitalization at or prior to the Effective Time and (ii) the representations and warranties of the Company set forth in the Plan of Recapitalization will be true and correct, both individually and collectively, in all material respects at or prior to the Effective Time as if made at and as of such time.

  Pursuant to the Plan of Recapitalization, the obligation of the Company to file the Restated Certificate at the Effective Time is subject to the satisfaction of the following further conditions, among others: (i) each Union will perform, both individually and collectively, in all material respects, all of its covenants, agreements or other obligations required to be performed by it, under the Plan of Recapitalization, at or prior to the Effective Time, (ii) the representations and warranties of ALPA and the IAM set forth in the Plan of Recapitalization will be true and correct, both individually and collectively, in all material respects at and as of the Effective Time as if made at and as of such time, (iii) the Board will receive the written opinions of each of CS First Boston and Lazard, each dated as of the Announcement Date, confirming their earlier opinions, to the effect that the consideration to be received by the holders of Old Shares in the Recapitalization taken as a whole is fair from a financial point of view to the holders of Old Shares, (iv) the

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

revised Collective Bargaining Agreements have been executed and delivered by ALPA and the IAM and will be in full force and effect as of the Effective Time,
(v) the Board will receive the written opinions of Skadden, Arps, Slate, Meagher & Flom relating to the issuance of stock and Debentures, the ability to revalue surplus under the DGCL, the absence of violation of certain applicable laws resulting from the issuance of the ESOP Preferred Stock, the tax treatment to the Company resulting from the Recapitalization and the deductibility of contributions made to and dividends paid to the ESOP following the Effective Time and (vi) the Company will determine that it is reasonably likely to have sufficient earnings and profits such that, based on the opinion of counsel described in clause (v) above, the dividends paid on the Class 1 ESOP Preferred Stock that are used to repay the debt evidenced by a note to be delivered in connection with the purchase of the ESOP Preferred Stock are reasonably likely to be deductible under Section 404 of the Internal Revenue Code and (vii) the Company will determine that the Company will be reasonably likely to have sufficient surplus (whether revaluation surplus or earned surplus) or net profits under the DGCL to permit the legal payment of dividends on the ESOP Preferred Stock and the Public Preferred Stock when due.

  Consummation of the Recapitalization is not, however, conditioned upon the consummation of any or all of the Offerings.

 Termination

  The Plan of Recapitalization will terminate and the Recapitalization will be abandoned (notwithstanding any approval of the Shareholder Vote Matters by the stockholders of the Company) if the Effective Time does not occur by 11:59 p.m. on August 31, 1994 (the "Outside Termination Time"). In addition, the Plan of Recapitalization may be terminated and the Recapitalization may be abandoned at any time prior to the Outside Termination Time and prior to the Effective Time (notwithstanding any approval of the Shareholder Vote Matters by the stockholders of the Company) (a) by mutual written consent of each of ALPA and the IAM and the Company, (b) by any of ALPA, the IAM or the Company if (i) the stockholders of the Company do not approve the Shareholder Vote Matters at the Meeting or (ii) any court of competent jurisdiction in the United States or other United States Federal, state or local governmental body issues an order, decree or ruling or take any other action restraining, enjoining or otherwise prohibiting the Recapitalization and such order, decree, ruling or other action has become final and nonappealable, (c) by either ALPA or the IAM if (i) the Board withdraws or modifies in a manner materially adverse to such Union its approval or recommendation of the Recapitalization or the Shareholder Vote Matters or recommends, or fails to recommend against, another Acquisition, (ii) the Board resolves to do any of the foregoing, (iii) the Company breaches, either individually or collectively, in any material respect any of its material representations, warranties, covenants or other agreements contained in the Plan of Recapitalization, (iv) any person acquires "beneficial ownership" (as defined in the Rights Agreement) or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) is formed that beneficially owns, or has the right to acquire beneficial ownership of, more than 15% of the then outstanding Old Shares, or becomes an "Acquiring Person" under the Rights Agreement or (v) there occurs a "Share Acquisition Date" or "Distribution Date" as defined under the Rights Agreement or (d) by the Company if (i) either ALPA or the IAM breaches, either individually or collectively, in any material respect, any of their material representations, warranties, covenants or other agreements contained in the Plan of Recapitalization or (ii) the Board, acting in accordance with the provisions of the Plan of Recapitalization relating to Acquisitions other than the Recapitalization, withdraws or modifies in a manner adverse to either ALPA or the IAM its approval or recommendation of the Recapitalization or recommends another Acquisition, or resolves to do any of the foregoing.

  Pursuant to the Plan of Recapitalization, if the Effective Time does not occur on or before August 12, 1994, the Company may, by written notice to each of the Unions, terminate its "status quo" obligations described above in the first paragraph of "--Certain Covenants," provided that the Company's right to so terminate its obligations will not be available in the event the Company's failure to fulfill any obligation under the Plan of Recapitalization has been the cause of or resulted in the failure of the Effective Time to occur on

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

or before such date. In addition, in the event the Company elects to terminate its obligations in accordance with the preceding sentence, either of the Unions may terminate the Plan of Recapitalization.

  If the Plan of Recapitalization is terminated and abandoned as described in the two preceding paragraphs, the Plan of Recapitalization, subject to certain exceptions, will become void and of no effect with no liability on the part of the Company or either of ALPA or the IAM. However, if the failure of the Effective Time to occur at or prior to the Outside Termination Time results from either (i) a material breach of a specific material representation or warranty contained in the Plan of Recapitalization by one of the parties thereto under circumstances where the breaching party had actual knowledge at the date of the Plan of Recapitalization that such representation or warranty was materially false or misleading or (ii) a material breach of a specific material covenant (a breach described in clause (i) or (ii) as modified by proviso (A) hereto, being called a "Willful Breach") and one of the other parties thereto has established, as determined by a court of competent jurisdiction, that such Willful Breach has occurred, the breaching party will be liable to the other parties thereto, for proximate and provable damages resulting from such Willful Breach (which shall include the reasonable fees and expenses of such non-breaching parties, including reasonable attorney's fees and expenses, incurred in connection with the transactions contemplated thereby other than in connection with any litigation or other dispute between or among parties thereto); provided (A) to the extent that the material breach of a specific material covenant is not determinable solely by an objective fact (e.g. any best efforts obligation or requirement of reasonableness), such breach will be actionable thereunder only if the breaching party knew (or demonstrated reckless disregard for whether) its action or failure to act was in violation of such covenant and (B) such calculation of damages will not include consequential or punitive damages and will be the sole and exclusive remedy of the non-breaching parties in the event of a Willful Breach. With respect to a Willful Breach, "knowledge" (or any corollary thereof) or "reckless disregard" will mean the knowledge or reckless disregard of the senior executives or officials of the Company and United or the Unions, as the case may be, each of whom will conclusively be deemed to have read the Plan of Recapitalization.

 Survival

  The representations and warranties and agreements contained in the Plan of Recapitalization and in any certificate or other writing delivered pursuant thereto will not survive the Effective Time unless expressly provided in such agreement. The following agreements will survive the Effective Time: agreements relating to Reclassification of Old Shares, redemption of the Redeemable Preferred Stock, surrender and exchange of the Old Shares, issuance of ESOP Preferred Stock, Director Preferred Stock and Additional Shares, treatment of Options, treatment of Convertible Company Securities, resignation of existing directors and officers of the Company, amendment to the Restated Certificate of Incorporation of United, restrictions on the ability of the employees of the Company or United to purchase equity securities of the Company, amendments to directed account plans, 401(k) plans and stock purchase plans of the Company or United, employment terms of the salaried and management employees, the employment of Mr. Greenwald, the selection of a chief operating officer and the Closing Agreements, employee and director benefit plans, agreements, policies and arrangements of the Company or United, prohibition against nominations of Public Directors by the Unions, best efforts by the Unions to fill Independent Director vacancies, certain matters relating to fees and expenses; and certain agreements relating to indemnification (all such surviving agreements being referred to herein as the "Express Agreements"). Except with respect to any Collective Bargaining Agreements with the IAM and ALPA and the Express Agreements, from and after the consummation of each of the transactions contemplated to take place at or about the Effective Time, each of the parties to the Plan of Recapitalization (in their capacities as such) will have fully released, discharged, waived and renounced (collectively, the "Releases") any and all claims, controversies, demands, rights, disputes and causes of action it may have had at or prior to the Effective Time against, and will have agreed not to initiate any suit, action or other proceeding involving, each of the other parties thereto, its officials, officers, directors, employees, accountants, counsel, consultants, advisors and agents and, if applicable, security holders relating to or arising out of the Plan of Recapitalization or the transactions contemplated thereby. However, the foregoing Releases do not apply to any claims, controversies, demands, rights, disputes and causes of action arising from and after the

Effective Time (and based on facts and circumstances arising from and after the Effective Time) under any of the documents, instruments or transactions entered into, filed or effected in connection with the Recapitalization (other than the Plan of Recapitalization, to the extent provided in this paragraph).

 Amendments; No Waivers

  The Plan of Recapitalization provides that (a) any provision of the Plan of Recapitalization may be amended or waived prior to the Effective Time if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and each Union or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that no amendment to or waiver of an Express Agreement will be effective against a person entitled to enforce such Express Agreement unless agreed to in writing by such person, and provided, further, that after the adoption of the Shareholder Vote Matters by the stockholders of the Company, no such amendment or waiver will, without the further approval of such stockholders if and to the extent such approval is required by the DGCL, alter or change (i) the amount or kind of consideration to be received in connection with the Recapitalization, (ii) any term of the Restated Certificate or (iii) any of the terms or conditions of the Plan of Recapitalization if such alteration or change would materially adversely affect the holders of any shares of capital stock of the Company, and (b) no failure or delay by any party in exercising any right, power or privilege under the Plan of Recapitalization will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Plan of Recapitalization will be cumulative and, except as set forth in the Plan of Recapitalization, not exclusive of any rights or remedies provided by law.

 Fees and Expenses; Indemnification

  Pursuant to the Plan of Recapitalization, except as agreed by the Company and the Unions in writing or as set forth below, all fees, costs and expenses incurred in connection with the Plan of Recapitalization will be paid by the party incurring such fee, cost or expense. The Company and the Unions agreed that the fees, costs and expenses of the Deadlock Firm and American Appraisal will be paid by the Company. The Company and the Unions agreed that the fees of the Company's principal financial and legal advisors to be incurred by the Company in connection with the transactions contemplated by the Plan of Recapitalization (other than in connection with the Offerings), will not exceed $25 million. In addition, the Company has agreed to pay the following fees: (i) up to $4.15 million in fees and expenses payable to counsel, investment banking firms, experts, consultants or others relating to the structuring and establishment of the ESOPs or otherwise benefitting the Company as part of the Recapitalization, (ii) out-of-pocket expenses and fees paid, payable or reimbursable to others by or pursuant to agreements with and among either or both of the Unions (the "Coalition Fees"), subject to the following: (A) prior to the Effective Time, the Company shall pay up to $7 million to or at the direction of ALPA and up to $3 million to or at the direction of the IAM in respect of Coalition Fees, which will represent payment for bona fide services directly related to the transactions contemplated by the Plan of Recapitalization since January 1, 1993 and will not exceed the aggregate time or other customary charges together with disbursement costs of such firms since such date for services of this type and (B) at the Effective Time the Company will pay the balance of the Coalition Fees, subject to an overall limit of $45 million (including the amounts set forth in clause (A)), of which $31.5 million is to be paid to or at the direction of ALPA and $13.5 million is to be paid to or at the direction of the IAM and (iii) the fees of an executive search firm and related executive expenses, in the event the Company and the Unions determine to retain an executive search firm.

  The Plan of Recapitalization provides that upon the occurrence of a Triggering Event (as defined below), the Company will promptly pay to or at the direction of the Unions any amounts the Company would otherwise have been required to pay pursuant to the last sentence of the previous paragraph had the Effective Time occurred at the time of the occurrence of such Triggering Event. Such amounts would be exclusive of any amounts paid or payable pursuant to indemnification or contribution arrangements. "Triggering Event" means the occurrence of any of the following: (i)(A) following the public announcement of a proposal for an Acquisition, either the stockholders of the Company do not approve the Shareholder Vote Matters at the

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


Meeting or (B) the Board withdraws or modifies in a manner materially adverse to ALPA and the IAM its approval or recommendation of the Recapitalization or the Shareholder Vote Matters or recommends, or fails to recommend against, another Acquisition, (ii) subsequent to the stockholder or Board action referred to in clause (i) above, the Plan of Recapitalization will be terminated (1) by the Company or either Union because the stockholders of the Company fail to approve the Shareholder Vote Matters, (2) by the Company because the Board withdraws or modifies in a manner adverse to either Union its approval or recommendation of the Recapitalization or recommends another Acquisition or resolves to do any of the foregoing or (3) by either Union if the Board withdraws or modifies in a manner materially adverse to such Union its approval or recommendation of the Plan of Recapitalization or the Shareholder Vote Matters, or recommends, or fails to recommend against, another Acquisition and (iii) within 12 months of the termination of the Plan of Recapitalization in accordance with clause (ii) above, an Acquisition is consummated.

  Pursuant to the Plan of Recapitalization, the Company agreed, subject to certain exceptions, to indemnify the Unions, their controlling persons, and their respective directors, trustees, officers, partners, affiliates, agents, representatives, advisors and employees (a "Union Indemnified Person") against and hold each Union Indemnified Person harmless from any and all liabilities, losses, claims, damages, actions, proceedings, investigations or threats thereof, including expenses (which will include reasonable attorneys' fees, disbursements and other charges) incurred in connection with the defense thereof, based upon, relating to or arising out of the execution, delivery or performance of the Plan of Recapitalization or the transactions contemplated thereby. All rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its subsidiaries (collectively, the "Company Indemnified Persons") as provided in the Company's Restated Certificate of Incorporation or Bylaws or other agreements or arrangements, or articles of incorporation or by-laws (or similar documents) or other agreements or arrangements of any subsidiary as in effect as of the date of the Plan of Recapitalization with respect to matters occurring at or prior to the Effective Time will survive the Effective Time and will continue in full force and effect. In addition, the Company will provide for a period of not less than six years following the Effective Time, for directors' and officers' liability insurance for the benefit of directors and officers of the Company immediately prior to the Effective Time with respect to matters occurring at or prior to the Effective Time by electing, in its sole discretion, one of the two alternatives set forth below (which election will be reported to the Unions prior to the Effective Time): (i) maintain for a period of not less than six years following the Effective Time, the current policies of directors' and officers' liability insurance with respect to matters occurring at or prior to the Effective Time, provided that in satisfying its obligation under this clause (i), the Company will not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid for the policy year ending during calendar year 1994, which amount has been disclosed to the Unions or (ii) purchase, prior to the Effective Time, run-off coverage for the benefit of directors and officers of the Company immediately prior to the Effective Time for matters occurring at or prior to the Effective Time, which coverage will provide for a separate insurance pool for such directors and officers of at least $75 million in coverage, provided that in satisfying the obligations under this clause (ii), the Company will not pay in excess of an amount set forth in a letter previously delivered by the Company to counsel to the Unions. The Company will also maintain for a period of not less than six years following the Effective Time, the current fiduciaries' liability insurance with respect to matters occurring at or prior to the Effective Time.

  In connection with execution of the Plan of Recapitalization, the Company entered into a letter agreement (the "Indemnity Letter Agreement") with ALPA and the IAM relating to a claim against the IAM by a former financial advisor (the "Former Advisor") against the IAM (the "Claims") for compensation in the event of the occurrence of the Effective Time. The Claims include the following: (i) the Former Advisor's claim for compensation based on an engagement letter between a corporation on behalf of the Former Advisor, on the one hand, and the IAM and United Employee Acquisition Corp. ("UEAC"), on the other hand, dated as of January 1, 1990, as amended by letter dated June 21, 1990 (collectively, the "Engagement Letter"), (ii) claims relating to services performed by the Former Advisor pursuant to the Engagement Letter, and (iii) claims based on any theory of compensation liability relating to facts alleged to have existed at the time the Engagement Letter was entered into (or subsequent performance of services originating from or based on such alleged facts) and relating to services of the same nature and type as contemplated by the Engagement Letter. The Engagement Letter provided for the payment to the Former

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

Advisor of a fee in the amount of $11 million, contingent upon the occurrence of specified circumstances related to the Agreement and Plan of Merger, between the Company and UEAC, dated as of April 9, 1990 ("1990 Merger Agreement"), which $11 million fee was not paid as a result of a failure of the transactions set forth in the 1990 Merger Agreement to occur.

  Pursuant to the Indemnity Letter Agreement, the Company has agreed to indemnify the IAM against the Claims in accordance with the indemnification provisions set forth in the Plan of Recapitalization described above, subject to the terms and conditions set forth in the Indemnity Letter Agreement. The Company's obligation to indemnify the IAM with respect to the Claims is limited to $5.5 million prior to the Effective Time, subject to increase to a maximum of $11 million (including the payment or reimbursement of IAM attorney's fees and disbursements) if the Effective Time occurs. The Company's obligations under the Indemnity Letter Agreement will be reduced by the amount recoverable under any insurance policy, fidelity or indemnity bond issued to or for the benefit of the IAM that may provide insurance or indemnity coverage against any threatened or asserted claim by the Former Advisor against the IAM.

 Parties in Interest

  The Plan of Recapitalization will be binding upon and, other than the provisions relating to fees, expenses and indemnification, inure solely to the benefit of the parties thereto, and, except for the Express Agreements, nothing in the Plan of Recapitalization, express or implied, is intended to confer upon any other person any rights, benefits or remedies. With respect to the Express Agreements, the agreements set forth below are for the benefit of, and may be enforced by, the following parties: (i) the right to receive the Recapitalization Consideration, the prohibition against nomination of Public Directors by ALPA and the IAM and their obligation to use their best efforts to fill Independent Directors vacancies: the holders of New Shares; (ii) treatment of Options: holders of Options; (iii) treatment of Convertible Company
Securities: holders of Company Convertible Securities; (iv) resignation of existing officers and directors prior to the Effective Time and the Company's and United's obligations under their employee and director benefit plans, agreements, policies and arrangements: officers and directors of the Company prior to the Effective Time; (v) establishment by the Company of appropriate employment terms for the Salaried and Management Employees: the ESOP Trustee;
(vi) the Greenwald Agreement: Mr. Greenwald; (vii) payment of fees and expenses and indemnification of the Union Indemnified Persons: the Union Indemnified Persons; and (viii) indemnification of Company Indemnified Persons: Company Indemnified Persons.

 Specific Performance

  Prior to the Effective Time or the termination of the Plan of Recapitalization, the Company and each of the Unions agreed that in the event a Willful Breach is established by a court of competent jurisdiction, the other parties thereto will be entitled to specific performance of the terms thereof that were the subject of such Willful Breach. However, in no event will such remedy of specific performance in any way extend or modify the Outside Termination Time. No other remedy will be available prior to the Effective Time or the termination of the Plan of Recapitalization except that the remedy of damages will be available if such remedy (including the amount of damages) would be available after termination as described above under "--Termination."

ESTABLISHMENT OF ESOPS


 General

  As described under "--Terms and Conditions," preferred stock representing approximately 55% of the voting and equity interests in the Company will be delivered to employees through the ESOPs. As explained below, the ESOPs will be comprised of three components, and the voting and equity interests to be delivered pursuant to the ESOPs will be represented by five separate classes of stock.

  The three components which will comprise the ESOPs are (i) the "Leveraged ESOP," which is a component of a tax-qualified employee stock ownership plan,
(ii) the "Non-Leveraged Qualified ESOP," which is also a component of a tax-qualified employee stock ownership plan, and (iii) the "Supplemental ESOP," which is not a tax-qualified plan. The three components are needed in order to deliver the agreed-upon shares to employees in a manner which utilizes the tax incentives available to tax-qualified employee stock ownership plans to the greatest degree reasonably possible, but without violating certain limitations imposed by the Internal Revenue Code. Accordingly, to the extent reasonably possible, shares are to be delivered to employees through the Leveraged ESOP. To the extent that shares cannot be delivered through the Leveraged ESOP, they will be delivered through the Non-Leveraged Qualified ESOP, and to the extent they cannot be delivered through the Non-Leveraged Qualified ESOP, they will be delivered through the Supplemental ESOP. Accordingly, the only employees participating in the Supplemental ESOP are those employees who are unable to receive, by virtue of the Internal Revenue Code limitations described above, their full entitlement to shares under the Leveraged ESOP. Although the final determination of which employees will participate in the Supplemental ESOP can be made only when various factors, such as individual compensation, become known, the Company expects that substantially all the employees participating in the Supplemental ESOP will be Salaried and Management Employees with compensation in excess of $150,000, and a significant percentage of ALPA members.

  The five classes of stock which will represent the voting and equity interests of employees are (1) the Class 1 ESOP Convertible Preferred Stock ("Class 1 ESOP Preferred Stock"), which will be issued in seven separate sales (the "ESOP Tranches") to the ESOP Trustee under the Leveraged ESOP, (ii) the Class 2 ESOP Convertible Preferred Stock ("Class 2 ESOP Preferred Stock" and, together with the Class 1 ESOP Preferred Stock, the "ESOP Preferred Stock"), some of which will be issued to the ESOP Trustee under the Non-Leveraged Qualified ESOP and some of which will be represented by "Book-Entry Shares" (as defined below) credited to employees under the Supplemental ESOP, and
(iii) three classes of voting preferred stock, the Class P ESOP Voting Junior Preferred Stock ("Class P Voting Preferred Stock"), the Class M ESOP Voting Junior Preferred Stock ("Class M Voting Preferred Stock") and the Class S ESOP Voting Junior Preferred Stock ("Class S Voting Preferred Stock" and, together with the Class P Voting Preferred Stock and the Class M Voting Preferred Stock, the "Voting Preferred Stock").

  The equity interests of employees will be primarily represented by the Class 1 and Class 2 ESOP Preferred Stock. Each share of ESOP Preferred Stock is initially convertible into one New Share. The primary difference between the Class 1 and the Class 2 ESOP Preferred Stock is that only the Class 1 ESOP Preferred Stock carries a fixed dividend. The fixed dividend exists in order to allow the delivery through the Leveraged ESOP of the greatest number of shares reasonably possible, consistent with the limitations of the Internal Revenue Code. An advantage provided for dividends by the Internal Revenue Code exists only for the Leveraged ESOP, and for that reason the Class 1 ESOP Preferred Stock will be sold only to the Leveraged ESOP.

  The voting interests of employees will be represented by the three classes of Voting Preferred Stock. Each such share is convertible into one ten-thousandth of a New Share. The ESOP Preferred Stock is non-voting.

  The voting and equity interests of employees will be delivered through the five separate classes of shares described above in order to satisfy two purposes; (i) preservation of the agreed-upon distribution of voting power among the ALPA, IAM and salaried and management employees, and (ii) ensuring that the loans which will be used to purchase the Class 1 ESOP Preferred Stock will satisfy a limitation of the Internal Revenue Code which requires that shares purchased with a loan be consistently allocated among employees. Sales of the Class 1 ESOP Preferred Stock to the Leveraged ESOP will be made in seven ESOP Tranches. The first ESOP Tranche will be sold to the ESOP Trustee at the Effective Time. The next five tranches will be sold approximately thirteen months following the Effective Time, and on the four following anniversaries of such date. The final ESOP Tranche will be sold on the first business day of the year 2000. Each ESOP

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


Tranche will be purchased by the ESOP Trustee using the proceeds of a loan entered into specifically for the purchase of such ESOP Tranche. The shares to be purchased in each of the first six ESOP Tranches shall generally equal the sum of (i) the shares of Class 1 ESOP Preferred Stock scheduled to be allocated to the accounts of participants in the Leveraged ESOP for the year in which such ESOP Tranche is sold, plus (ii) the number of shares of Class 1 ESOP Preferred Stock equal in value to the aggregate dividends payable on the shares purchased with the ESOP Tranche after the end of the year the ESOP Tranche is purchased. The final ESOP Tranche will not include the shares described in
(ii), above, however. The purpose of selling shares to the ESOP Trustee in tranches is to attempt to take advantage of increases in the price at which it is projected that the ESOP Preferred Stock can be sold to the ESOP Trustee in the years following the Effective Time. The projected price increases are based upon projected increases in the value of the New Shares in the years following the Effective Time. THERE CAN BE NO ASSURANCE THAT THE PROJECTED INCREASES IN THE PRICE OF THE NEW SHARES WILL OCCUR. Therefore, there can be no assurance that the projected increases in the price at which the Class 1 ESOP Convertible Preferred Stock can be sold to the ESOP Trustee will occur.

  A trust established pursuant to the Leveraged ESOP will, as of the Effective Time and over the following 69 months, through the seven ESOP Tranches, acquire shares of Class 1 ESOP Preferred Stock, and the Company will be obligated to issue (either through issuance to the Non-Leveraged Qualified ESOP or through the crediting of Book-Entry Shares) shares of Class 2 ESOP Preferred Stock, which are convertible, in the aggregate, into New Shares representing (initially) approximately 55% of the Company, on a fully-diluted basis. (The shares of Class 2 ESOP Preferred Stock represented by Book-Entry Shares will not actually be issued until termination of employment, however.) ALPA has the right to elect at any time that the Supplemental ESOP be maintained by the actual issuance of Class 2 ESOP Preferred Stock to a non qualified trust established under the Supplemental ESOP. As of the Effective Time, there will also be issued to the ESOP Trustee shares of the three classes of Voting Preferred Stock the outstanding shares of which will represent (initially) approximately 55% of the voting power of all of the voting stock of the Company. The ESOP Preferred Stock and Voting Preferred Stock held by the ESOP will be allocated to the accounts of employees over the 69-month (72-month for IAM members) period following the Effective Time. Under certain circumstances described below under "--Additional Shares," the equity and voting interests represented by the ESOP Preferred Stock and the Voting Preferred Stock can be increased to up to a maximum of 63%.

  Generally speaking, New Shares will be distributed to an employee pursuant to the ESOPs after termination of employment; the New Shares so distributed will be issued upon conversion of the ESOP Preferred Stock and Voting Preferred Stock allocated to accounts of such employee in the ESOPs. Prior to the Sunset, the percentage of the vote controlled by the shares of Voting Preferred Stock held by the ESOP is unaffected by distributions to employees. See "--Revised Governance Structure--Sunset" and "DESCRIPTION OF SECURITIES--The Voting Preferred Stock--Voting Rights." Because of certain limitations imposed by the Internal Revenue Code, there are several component plans included in the ESOP program.

  State Street, with the consent of the participating unions, has been retained to act as the ESOP Trustee. The ESOP Trustee retained Houlihan Lokey as an independent financial adviser. The ESOP Trustee has entered into an agreement to purchase the ESOP Preferred Stock at the Effective Time on the terms described below under "--Sales of ESOP Preferred Stock." The obligations of the ESOP Trustee are subject to a number of conditions, including the receipt of an opinion from Houlihan Lokey that, as of the Effective Time (and, with respect to each ESOP Tranche after the Effective Time, at the time of each such purchase), the applicable transaction is fair from a financial point of view to the ESOP participants, the amount to be paid by the ESOP Trustee for the ESOP Preferred Stock does not exceed the fair market value thereof and the conversion premium of the ESOP Preferred Stock is reasonable. In addition, the obligations of the ESOP Trustee are subject to the determination by the ESOP Trustee that, as of the Effective Time (and, with respect to each ESOP Tranche after the Effective Time, at the time of each such purchase), the purchase of the ESOP Preferred Stock is prudent and in the best interests of ESOP participants.

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

 Sales of ESOP Preferred Stock

  At the Effective Time and over the subsequent 69 months, the Company will sell, in the seven ESOP Tranches, an aggregate of approximately 14,000,000 (subject to increase as described below, see "--Additional Shares") shares of Class 1 ESOP Preferred Stock to a trust established pursuant to the ESOPs.

  Leveraged ESOP. Approximately 1,899,059 shares (subject to adjustment if agreed to by the Company and the Unions and subject to adjustment if the Effective Time occurs before or after July 1, 1994) of Class 1 ESOP Preferred Stock shall be sold as of the Effective Time in the first ESOP Tranche to a trust (the "Qualified Trust") established under a tax-qualified employee stock ownership plan (the "Qualified ESOP"), and additional shares of Class 1 ESOP Preferred Stock will be sold to the Qualified Trust in subsequent ESOP Tranches. Such shares will be sold to the Leveraged ESOP which constitutes a component of the Qualified ESOP. The Qualified Trust will purchase the Class 1 ESOP Preferred Stock with a combination of cash and a promissory note issued at the time of sale of each ESOP Tranche. The cash will be equal to the aggregate par value of the Class 1 ESOP Preferred Stock ($.01 per share) sold to the Qualified Trust. (The Company will contribute such cash as a tax-deductible contribution to the Leveraged ESOP at the time of the sale of each ESOP Tranche.) The balance of the purchase price for each ESOP Tranche will be paid by a promissory note issued to the Company by the ESOP Trustee in its capacity as trustee of the Qualified Trust.

  Subject to certain terms and conditions set forth in the ESOP Stock Purchase Agreement, including a condition that the Trustee will have made a good faith determination that the purchase of Class 1 ESOP Preferred Stock is prudent and in the best interests of the ESOP participants, the ESOP Trustee is obligated to purchase the ESOP Preferred Stock for the first ESOP Tranche at a price per share equal to the product of 1.38 and the closing price (the "Closing Price") of the New Shares, except that if the Closing Price is less than 98% of the average of the Adjusted Old Share Price for the five trading days immediately preceding the Effective Date, then the Closing Price shall equal the product of
1.38 and such average price. The Closing Price of the New Shares is (i) the closing price of the New Shares on the New York Stock Exchange on the date on which the Effective Time occurs (the "Effective Date") or, if the New Shares are not traded on the New York Stock Exchange on the Effective Date, on the next trading day thereafter or (ii) if New Shares are not traded on either such trading day, the Adjusted Old Share Price on the Effective Date (or if the Old Shares do not trade on the New York Stock Exchange on the Effective Date, the next preceding date on which they are so traded). The "Adjusted Old Share Price" is equal to two times the difference between (a) the closing price of an Old Share on the New York Stock Exchange on the relevant date and (b) the value of the Adjusted Recapitalization Consideration. The "Value of the Adjusted Recapitalization Consideration" (i.e., the Recapitalization Consideration, excluding the New Shares) is equal to (I) $25.80; plus (II) the cash distributed to the holder of one Old Share on account of the underwriting of the Depository Preferred Shares or, if there is no such underwriting, then the Value of the Depositary Shares distributed to the holder of one Old Share; plus
(III) the cash distributed to the holder of one Old Share on account of the underwriting of the Series A Debentures or, if there is no such underwriting, then the Value of the Series A Debentures distributed to the holder of one Old Share; plus (IV) the cash distributed to the holder of one Old Share on account of the underwriting of the Series B Debentures or, if there is no such underwriting, then the Value of the Series B Debentures distributed to the holder of one Old Share.

  If it is necessary to determine the Value of any or all of the Depositary Preferred Shares, the Series A Debentures, or the Series B Debentures (collectively, the "Non-Underwritten Recapitalization Securities"), then the Value of any relevant Non-Underwritten Recapitalization Security will be determined as follows: (x) if the relevant Non-Underwritten Recapitalization Security is traded on the New York Stock Exchange on either the Effective Date or the first trading date after the Effective Date, the closing price of the relevant Non-Underwritten Recapitalization Security on the New York Stock Exchange on the earlier of the relevant trading dates, or (y) if the relevant Non-Underwritten Recapitalization Security is not traded on the New York Stock Exchange on the Effective Date or the first trading date after the Effective Date, the value of the relevant Non-Underwritten Recapitalization Security on the Effective Date established based upon an opinion of an investment banking firm reasonably acceptable to each of the Company and the ESOP Trustee subject to the limitations described below.

  The price for the subsequent ESOP Tranches will be as agreed upon between the Company and the ESOP Trustee.

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


  The price for the subsequent ESOP Tranches will be as agreed upon between the Company and the ESOP Trustee.

  Federal law requires that the price paid by the ESOP Trustee for the Class 1 ESOP Preferred Stock cannot exceed its fair market value, and that the conversion premium (the amount by which the price paid for the Class 1 ESOP Preferred Stock exceeds the price of the New Shares as of the Effective Time) must be reasonable. There can be no assurance as to the method by which such an appropriate price may be developed for the subsequent ESOP Tranches, including, without limitation, the appropriate base value for the New Shares or the appropriate conversion premium. See "--Terms and Conditions--Purchase of ESOP Preferred Stock."

  The shares of Class 1 ESOP Preferred Stock purchased by the Qualified Trust under the Leveraged ESOP in each ESOP Tranche will initially be held in a suspense account and not allocated to the accounts of employees. The Company will retain a security interest in the shares held in the suspense account. The promissory notes will be repaid by the ESOP Trustee using cash received from dividends paid on the Class 1 ESOP Preferred Stock and contributions to the Qualified Trust to be made by the Company; the ESOP Trustee will be obligated to use the dividends and Company contributions to repay the promissory notes. It is expected that the entire amount of the Company contributions and the dividends used by the ESOP Trustee to repay the promissory notes will be deductible by the Company for Federal income tax purposes, regardless of the portion used to pay interest and the portion used to pay principal. The Company will recognize income equal to the interest paid on the promissory notes. Accordingly, the net result of the contributions, dividends and promissory note payments is that the Company expects to receive net tax deductions for Federal income tax purposes equal to the principal amount of the promissory notes.

  It is anticipated that the principal of the note for the first ESOP Tranche will be paid in seven annual payments. The first annual payment will be for the period commencing on the Effective Time and ending December 31, 1994, the second through sixth payments will be for the twelve-month periods ending on each December 31 from 1995 through 1999, and the final payment will be for the period from January 1, 2000 until the end of the 69th month after the Effective Time. (The 69-month period corresponds to the period of system-wide wage reductions for ALPA members, and roughly corresponds to the 72-month period of base wage reductions for IAM Members.) The notes for subsequent ESOP Tranches will be of shorter duration, so that the final payment on each note will be due on approximately the 69th month after the Effective Time.

  Each calendar year (corresponding to the principal payments), shares of Class 1 ESOP Preferred Stock will be released from the suspense account, and the Company's security interest in the shares so released will terminate. The shares released for any year will be a fraction of the shares originally purchased. It is anticipated that after taking separate ESOP Tranches into account, the total number of shares of Class 1 ESOP Preferred Stock will be released from the suspense account on a level annual fashion over 69 months, taking into account the partial periods in 1994 and 2000.

  When the shares are released from the suspense account as a result of any principal payment, they remain in the Qualified Trust but are allocated to individual accounts of employees established under the Leveraged ESOP. The Class 1 ESOP Preferred Stock will be allocated to the accounts of employees such that the shares so allocated when added to the shares (and Book-Entry Shares) allocated under the Non-Leveraged Qualified ESOP and the Supplemental ESOP (see "--Non-Qualified ESOP" below), will equal 46.23% for the employees who are members of ALPA, 37.13% for employees who are members of the IAM, and 16.64% for Salaried and Management Employees (the "Agreed Percentages"). For the shares released from the suspense account in respect of 1994, allocations within each of these employee groups will be proportional to the compensation (subject to certain tax limits) of all of the participants within that group, except that for the participants who are members of the IAM, the shares will be allocated in proportion to the amount of each individual employee's wage investment. However, for subsequent years, shares equal in value to the dividends paid on shares previously allocated to the accounts of employees will first be allocated from the released shares to the accounts of such employees. The remaining shares released from the suspense account in respect of that year will be allocated to individual employees based upon their relative compensation (or, in the case of IAM members, their relative wage investment).

  Non-Qualified ESOP. Because of certain limitations imposed by the Internal Revenue Code, the Qualified Trust will not purchase shares representing the entire equity interest (initially 55%) represented by the ESOP Preferred Stock. Accordingly, based on certain elections made by ALPA, the Company will allocate "phantom" shares of Class 2 ESOP Preferred Stock (the "Book-Entry Shares") under the Supplemental ESOP. Except as provided below, these Book-Entry Shares allocated to a participant will not in fact be issued by the Company. Instead, the participant will have the same rights as a general creditor of the Company with respect to amounts allocated to such participant under the Supplemental ESOP. The number of shares of Class 2 ESOP Preferred Stock will be equal to 17,675,345, less the number of shares of Class 1 ESOP Preferred Stock sold to the Qualified ESOP. It is anticipated that all ESOP Stock reserved for allocation to IAM members will be allocated under the Qualified ESOP. ALPA has the right to elect at any time, before or after the Effective Time, that the Supplemental ESOP be maintained by the actual issuance of Class 2 ESOP Preferred Stock to a non-qualified trust (the "Non-Qualified Trust") established under the Supplemental ESOP.

  Each year, as a portion of the shares of Class 1 ESOP Preferred Stock are released from the suspense account under the Leveraged ESOP, the same proportion of the Book-Entry Shares of Class 2 ESOP Preferred Stock will be allocated as described below. In other words, it is anticipated that the Class 2 ESOP Preferred Stock will be allocated over the same 69 months that the Class 1 ESOP Preferred is allocated. To the extent permissible under the Internal Revenue Code, the shares of Class 2 ESOP Preferred Stock will be issued by the Company and transferred to the Qualified Trust for allocation to employees' accounts under the Non-Leveraged Qualified ESOP, which is a component of the Qualified ESOP. The shares that cannot be transferred to the Qualified Trust will be credited as Book-Entry Shares to the accounts of employees in the Supplemental ESOP (and if ALPA elects that the Non-Qualified Trust will hold Class 2 ESOP Preferred Stock, will be deposited therein). Unlike the Qualified ESOP, the Company will be liable for the benefits of employees under the Supplemental ESOP. Hypothetical dividends will be credited to such Book Entry Shares as if they were actual shares of Class 2 ESOP Preferred Stock.

  In the aggregate, the shares allocated under the Leveraged ESOP, the Non-Leveraged Qualified ESOP, and the Supplemental ESOP will equal the Agreed Percentages.

  Allocation of Voting Preferred Stock. The ESOP Preferred Stock is nonvoting (except as may be otherwise required by law). The Voting Preferred Stock was established in order to allocate voting power to the respective employee groups in proportion to the agreed upon allocation and in a manner which was consistent with applicable law. When shares of Class 1 ESOP Preferred Stock are released from the suspense account and allocated to accounts of employees, and when shares (or Book-Entry Shares) of Class 2 ESOP Preferred Stock are allocated under the Qualified ESOP or the Supplemental ESOP, the corresponding number of shares of the appropriate class of Voting Preferred Stock will be issued by the Company and contributed to the Non-Leveraged Qualified ESOP (or, to the extent limitations of the Internal Revenue Code require, to the Non-Qualified Trust established under the Supplemental ESOP). However, the additional issuance of shares of Voting Preferred Stock will not affect the percentage of voting power of the Company as a whole controlled in the aggregate by the Voting Preferred Stock. The ESOP Trustee is obligated to vote as instructed by the participants to whom the Voting Preferred Stock has been allocated, and the shares which are allocated command the entire voting power of each class of Voting Preferred Stock. Accordingly, the contribution of Voting Preferred Stock to the ESOPs and the allocation of such stock to participants subsequent to the Effective Time does not affect the aggregate vote commanded by the Voting Preferred Stock, but it does affect the allocation of voting power among the individual participants. ALPA has made an agreed-upon election pursuant to which the shares of Class P Voting Preferred Stock allocated to former employees who were ALPA members will be voted by the ESOP Trustee.

  Distributions. Employees will become entitled to distribution of shares upon termination of employment but can elect to defer distribution until age 70 1/2. Employees will become entitled to transfer shares from the Leveraged ESOP and the Non-Leveraged Qualified ESOP to other Company plans prior to termination of employment upon attainment of age 55 with at least 10 years of participation in the ESOP. (Because of this requirement of 10 years of participation, the first such distributions will not be made until at least 10 years after the Effective Time.) The ability to so transfer prior to termination of employment is required under the Internal Revenue Code for the purpose of allowing employees to diversify their investments. Up to 25% of an employee's account may be diversified at age 55, and an additional 25% may be diversified at age 60. The diversification distribution for an employee will be made by transferring the appropriate amount to the tax-qualified 401(k) plan sponsored by the Company in which the employee participates.

  Prior to any distribution, the shares of ESOP Preferred Stock (and the corresponding shares of Voting Preferred Stock) allocated to the employee entitled to the distribution will be converted into New Shares. The employee may choose to receive the distribution in the form of the New Shares issued upon conversion or cash, and except for the diversification distributions described above, the employee may elect to receive the distribution in a lump sum or annual installments over five years. Employees who remain employed after age 70 1/2 shall receive annually the minimum payments required by the Internal Revenue Code. If the employee elects to receive cash, the ESOP Trustee will sell the New Shares, and pay the net proceeds of the sale to the employee. Book-Entry Shares allocated to the Participant under the Supplemental ESOP will, at the employee's election, either be distributed in the form of New Shares issued by the Company or cash equal to the net proceeds from the sale of such New Shares.

  Each share of the Voting Preferred Stock is convertible into one ten-thousandth of a New Share. Accordingly, when an ESOP participant becomes entitled to receive a distribution of the Voting Preferred Stock, such shares will be converted to New Shares and distributed (either as cash or New Shares). Notwithstanding the conversion of the Preferred Stock upon a distribution or diversification transfer, however, the remaining shares of the Voting Preferred Stock continue to command, in the aggregate, the same percentage vote. This continues as long as the employee plans of the Company contain, in the aggregate, shares representing the equivalent of at least 20% of the equity interests in the Company. See "DESCRIPTION OF SECURITIES--The Voting Preferred Stock--Voting Rights."

 Additional Shares

  If the Average Closing Price of the New Shares during the year following the Effective Time exceeds $136 per share, additional shares of ESOP Preferred Stock (the "Additional Shares") will be issued to the Qualified ESOP or will be reserved for issuance or credited as Book-Entry Shares. The number of Additional Shares will be calculated based in part upon the fully diluted number of New Shares on the Measuring Date. On the Measuring Date, the fully diluted number of New Shares (the "Fully Diluted New Shares") will be determined as the sum of:

    (i) the excess of (A) the aggregate number of New Shares outstanding immediately prior to the close of business on the Measuring Date over (B) the aggregate number of New Shares issued after the Effective Time other than upon exercise, conversion or exchange of Options or Convertible Company Securities,

    (ii) the aggregate number of New Shares issuable (whether or not from New Shares held in its treasury) upon the conversion of the Series A Preferred Stock outstanding immediately prior to the close of business on the Measuring Date,

    (iii) the aggregate number of New Shares issuable (whether or not from New Shares held in its treasury) upon the exercise, conversion or exchange immediately prior to the close of business on the Measuring Date of any other Convertible Company Securities with an exercise, conversion or exchange price equal to or less than the average market price of the Recapitalization Consideration issued in respect of one Old Share during the year ending on the Measuring Date (the "Old Share Equivalent Price") and

    (iv) the aggregate number of New Shares that would be required to be issued by the Company (whether or not from New Shares held in its treasury) if all Options with an exercise price less than the Old Share Equivalent Price were exercised in full immediately prior to the close of business on the Measuring Date and the proceeds from such Option exercises are used by the Company to repurchase

  Recapitalization Consideration (in the open market at the Old Share Equivalent Price) to be delivered in connection with the Company's obligation to issue Recapitalization Consideration upon exercise of such Options.

The number of Additional Shares will be determined as the excess of (a) the product of (w) a fraction, the numerator of which is the "Adjusted Percentage" at the close of business on the Measuring Date, and the denominator of which is the excess of one over such "Adjusted Percentage" (the first two columns of the table set forth below are selected samples from the table attached to the Plan of Recapitalization from which the Adjusted Percentage will be derived), (x) the Fully Diluted New Shares at the close of business on the Measuring Date,
(y) a fraction, the numerator of which is one, and the denominator of which is the conversion rate of the Class 1 ESOP Preferred Stock, and (z) .9999 (a fraction that takes into account the Voting Preferred Stock) over (b) 17,675,345 (the number of New Shares issuable upon conversion of the ESOP Preferred Stock outstanding at the Effective Time and the Available Unissued ESOP Shares (other than the Voting Preferred Stock)). (The foregoing calculation will not cause a reduction of the number of shares of ESOP Preferred Stock then outstanding.) "Average Closing Price" means the average of the product of the last sale market price of the New Shares on each trading day during the year ending on the Measuring Date and the number of New Shares into which one share of ESOP Preferred Stock could be converted on such trading day. (Initially, each share of ESOP Preferred Stock will be convertible into one New Share, subject to adjustment for various reasons).

  The following table illustrates the possible effect of increasing the Average Closing Price on the number of Additional Shares issuable upon conversion of the ESOP Preferred Stock and the Voting Preferred Stock. The illustration assumes that the number of Fully Diluted New Shares on the Measuring Date is 32,140,206 (before any issuance or reservation of Additional Shares), consisting of (x) an aggregate of 14,463,093 New Shares (1) issued in respect of Old Shares outstanding at the Effective Time, (2) issuable upon the exercise of the Options and (3) issuable upon the exercise of the Convertible Securities, (y) 17,675,345 New Shares issuable upon conversion of the 17,675,345 shares of ESOP Preferred Stock and (z) 1,768 New Shares issuable upon conversion of the 17,675,345 shares of Voting Preferred Stock.

                                                                                TOTAL NEW
                                                           TOTAL NEW SHARES SHARES OUTSTANDING
                                          ADDITIONAL NEW    ISSUABLE UPON   AND ISSUABLE UPON
                                          SHARES ISSUABLE   CONVERSION OF     CONVERSION OF
                                          UPON CONVERSION   ESOP PREFERRED    ESOP PREFERRED
       AVERAGE CLOSING       ADJUSTED    OF ESOP PREFERRED STOCK AND VOTING  STOCK AND VOTING
            PRICE           PERCENTAGE       STOCK (1)     PREFERRED STOCK   PREFERRED STOCK
       ---------------      -----------  ----------------- ---------------- ------------------
   $136.00................. 55.00000000%             0        17,677,113        32,140,206
   $139.00................. 57.27009984      1,707,504        19,384,617        33,847,710
   $142.00................. 59.23945044      3,342,860        21,019,973        35,483,065
   $145.00................. 60.96410492      4,910,546        22,587,659        37,050,751
   $148.00................. 62.48700173      6,414,677        24,091,790        38,554,883
   $149.10................. 63.00000000      6,949,234        24,626,347        39,089,439

- --------
(1) A small portion of the Additional Shares may be issuable upon conversion of the Voting Preferred Stock, but the number of New Shares issuable in respect of the ESOP Preferred Stock would be adjusted so that the aggregate number of Additional Shares would not change as a result.

  The number of New Shares that will become outstanding may be higher or lower than the number of Fully Diluted New Shares determined on the Measuring Date, as described above, for a number of different reasons, including that a larger or smaller number of Options and Convertible Company Securities may be exercised and that the holders of the Options may not use the "cashless exercise" feature thereof. The terms of the Options will permit the holders to surrender to the Company a portion of the Options in lieu of paying the exercise price thereof in cash and/or in lieu of paying withholding tax in respect of such exercise in cash. The amount of the Options surrendered as a substitution for payment of cash will be determined based upon the market price of the Recapitalization Consideration on the date of exercise (i.e., the higher the market price, the fewer number of shares surrendered in substitution for cash). If such "cashless exercise" feature is used, the effect on the number of New Shares that would be outstanding would be similar to the deemed repurchase of New Shares (as part of the Recapitalization Consideration) by the Company referred to in clause (iv) in the description of Fully Diluted New Shares, above. Accordingly, the number of New Shares that become outstanding will vary depending on the number of Options exercised, the extent to which the "cashless exercise" feature is used and the market price on the date the "cashless exercise" feature is used. However, if the holders of Options do not use the "cashless exercise" feature, the cash received from the exercise of options would be available to the Company, which would not be the case if the "cashless exercise" feature were used. In addition, if the "cashless exercise" feature is used, the market price of the Recapitalization Consideration on the date of exercise will have an effect on the number of New Shares outstanding, since a higher market price will cause fewer Options to be withheld for payment and a lower market price will cause more Options to be withheld for payment. Accordingly, there can be no assurance that the number of New Shares outstanding after conversion of all the ESOP Preferred Stock (including the Book-Entry Shares), will be as reflected in the table above.

  The aggregate voting power commanded by the Voting Preferred Stock will be increased automatically when the number of Additional Shares, if any, is determined.

 Additional Contributions

  If the Company pays a dividend on New Shares while any portion of a promissory note issued by the ESOP Trustee to purchase Class 1 ESOP Preferred Stock remains outstanding, the Company will make an additional contribution in cash to the ESOP. In general the additional contribution would equal the lesser of (1) the dividend paid on each New Share times the number of New Shares into which the shares of Class 1 ESOP Preferred Stock are convertible, or (2) the fixed dividend payable on the Class 1 ESOP Preferred Stock. This calculation will be made as if all Class 1 ESOP Preferred Stock had been issued at the Effective Time. The additional contribution would be allocated to the accounts of employees and not used to repay the promissory note.

  The Supplemental ESOP contains provisions analogous to those in the preceding paragraph with regard to Book-Entry Shares which have not yet been credited as Class 2 ESOP Preferred Stock which has not yet been issued.

  The fixed dividends on the Class 1 ESOP Preferred Stock will be used to repay the promissory note, but any dividends received in excess of the fixed dividend rate will be allocated to the accounts of employees and will not be used to repay the promissory note.

 Control Transactions

  In a Control Transaction (as defined below), participants are entitled, as named fiduciaries under ERISA, to instruct the ESOP Trustee as to whether to tender, sell, convert or otherwise dispose of shares allocated to their accounts under the Qualified ESOP. Furthermore, in a Control Transaction each employee (but not a former employee) who is a participant in the Qualified ESOP may direct the ESOP Trustee whether to tender, sell, convert or otherwise dispose of shares held in the suspense account under the Qualified Trust and shares for which no instructions are received; the ESOP Trustee will tender such shares in the proportion directed by such employees (except when ERISA (as defined below) requires the ESOP Trustee to disregard such directions). A "Control Transaction" is a tender or exchange offer, or other opportunity to dispose of or convert at least 3% of the shares of the Company (other than conversions pursuant to distributions to be made under the ESOP), or any transaction or series of related transactions whereby any person or group acquires or seeks to acquire control of the Company or of all or substantially all or the assets of the Company and its subsidiaries.

  All shares of Class 1 and Class 2 ESOP Preferred Stock intended to be transferred to the ESOPs in connection with future sales of the ESOP Tranches will be transferred to the ESOPs prior to certain Control Transactions (unless the Unions specify otherwise with respect to the Qualified ESOP and to the extent specified by ALPA with respect to the Supplemental ESOP).

  Shares held by the Supplemental ESOP will be tendered as directed by the administrative committee thereunder.

  If a Control Transaction results in the sale or exchange of any shares held by the ESOPs, and the proceeds of the sale are (or are used to acquire) "appropriate securities," as defined below, then the ESOP and the promissory notes under the Leveraged ESOP shall continue as if the Control Transaction had not occurred. To the extent possible, the proceeds will be used to acquire "appropriate securities." If "appropriate securities" cannot be obtained, then the Company and the Unions will make appropriate arrangements reasonably satisfactory to the Unions to protect the interests of the employees. It is not the present intention of the Company and the Unions that such arrangements will include the forgiveness of any portion of the promissory note. "Appropriate securities" are shares of common stock (or preferred stock which converts into common stock) that may be held as security for a loan to an employee stock ownership plan under the applicable Internal Revenue Code requirements, and that are issued by a public company having a Moody's senior long-term debt rating at least as good as that of the Company and United.

 Participation and Vesting

  Members of the ALPA employee group become participants in the ESOPs immediately upon commencement of employment. IAM and Salaried and Management Employees who are employed at the Effective Time will immediately become participants in the ESOPs. All other members of the IAM employee group become participants upon completing a probationary period of six months. All other Salaried and Management Employees become participants following a one-year waiting period. All shares allocated to the accounts of employees under the ESOP are fully vested.

 Federal Income Tax Matters

  The Qualified ESOP is intended to be qualified under Sections 401 and 501 of the Internal Revenue Code, and the Leveraged ESOP is intended to be qualified under Section 4975 of the Internal Revenue Code. The Company will apply to the IRS for a determination letter to that effect. As a result of such qualification, employer contributions to the Qualified ESOP (including contributions or transfers of shares of Class 2 ESOP Preferred Stock to the Non-Leveraged Qualified ESOP) are deductible for Federal income tax purposes, but ESOP participants are not subject to Federal income tax on such contributions or on income derived from such contributions until distributions are made from the Qualified ESOP. At the time of distribution, certain favorable income tax rules may apply to the determination of such participants' Federal income tax liability with respect to such distribution.

  The Supplemental ESOP and Non-Qualified Trust do not constitute a tax-qualified plan. The Company will not be entitled to a tax deduction until benefits are paid to participants. Any income earned by the Non-Qualified Trust, excluding dividends paid on Company securities, will be taxed to the Company.

  It is expected that the dividends payable on the Class 1 ESOP Preferred Stock will be deductible to the extent used to repay the promissory note issued by the ESOP Trustee.

 Plan Administration

  The Qualified ESOP will be administered by a committee consisting of three appointees of ALPA, two appointees of the IAM and one appointee of the Company; the Supplemental ESOP will be administered by a committee consisting of three members appointed by ALPA and one member appointed by the Company; provided that if any IAM member is allocated shares under the Supplemental ESOP, then two members appointed by the IAM shall, with respect to the IAM shares, join the committee that administers the Supplemental ESOP. Deadlocks in votes of the committee will be referred for decision to a neutral arbitrator. Except for certain decisions concerning the management of the plan's assets, the member appointed by the Company, the two members appointed by the IAM or a majority of the members appointed by ALPA can require that any committee decision be referred to a neutral arbitrator.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS PUBLIC DIRECTORS

  If the Recapitalization is approved, the new structure of the Board will be established and four persons will be eligible for election as "Public Directors". The fifth person to be a Public Director will be identified at or prior to the Effective Time and will be appointed to the Board at the Effective Time.

  Except where authority has been withheld by a stockholder, the enclosed proxy will be voted for the election of the nominees named below for a term of one year and until the successors are duly elected and qualified.

  Each nominee for Public Director (other than Mr. Greenwald) was previously elected by the stockholders and has served continuously as a director for the period succeeding the date of his or her election. In the event any one or more of the named nominees shall become unable to serve before election, votes will be cast pursuant to authority granted by the enclosed proxy for such person or persons as may be designated in substitution for such nominees by the Board but not for a greater number of persons than the nominees named herein. No person, other than the directors of the Company acting solely in that capacity, is responsible for the naming of the nominees.

PUBLIC DIRECTORS

  JOHN F. MCGILLICUDDY, 63. Retired Chairman and Chief Executive Officer, Chemical Banking Corporation (banking and finance). Director since 1984. Mr. McGillicuddy served as Chairman and Chief Executive Officer of Chemical Banking Corporation from 1992 until his retirement in December 1992, and of Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company from 1979 until the merger of Manufacturers Hanover Corporation and Chemical Banking Corporation on January 1, 1992. Mr. McGillicuddy is also a director of Chemical Banking Corporation, The Continental Corporation and USX Corporation.

  JAMES J. O'CONNOR, 57. Chairman and Chief Executive Officer, Commonwealth Edison Company (electric power utility). Director since 1984. Mr. O'Connor is also a director of American National Can Company, Corning Incorporated, First Chicago Corporation, the Chicago Stock Exchange, Scotsman Industries, Inc. and The Tribune Company.

  PAUL E. TIERNEY, JR., 51. Managing Director, Gollust, Tierney and Oliver, Inc. (investment banking). Director since October 18, 1990. Mr. Tierney is also Chairman of the Board of Directors of Technoserve, Inc., a director of the Argentine Investment Fund, the Straits Corporation and the Overseas Development Council and a Governor of the United Nations Association.

  GERALD GREENWALD, 58. Chairman, Tatra Truck Company, Czech Republic. Mr. Greenwald served as Vice Chairman of the Chrysler Corporation from 1989 to 1990. Prior thereto, Mr. Greenwald was employed by Chrysler for approximately 10 years in a number of senior executive positions. In 1990, Mr. Greenwald was selected to serve as chief executive officer of United Employee Acquisition Corp. in connection with the proposed 1990 employee acquisition of the Company. Following the termination of that proposed transaction, Mr. Greenwald served as a managing director of Dillon Read & Co. Inc. (investment banking) in 1991 and as president of Olympia & York Developments Limited (a real estate development company that was in the process of a bankruptcy restructuring prior to Mr. Greenwald's agreeing to serve as president) from April 1992 until March 1993. Mr. Greenwald currently serves as director of Aetna Life and Casualty Company, Honeywell Inc., Reynolds Metals Company and is a trustee of Princeton University. Mr. Greenwald also serves as chairman of the Tatra Truck Company and has served in such capacity since March 1993. Mr. Greenwald previously served for a number of years as a director of GPA Group PLC (international aircraft financing and leasing). Mr. Greenwald has not previously served on the Board.

  The fifth Public Director has not yet been nominated. However, the Chief Operating Officer is expected to be appointed to the Board following the Effective Time. For information concerning the identification of the Chief Operating Officer, see "THE PLAN OF RECAPITALIZATION--Revised Governance Structure--Officers."

INDEPENDENT AND EMPLOYEE DIRECTORS

  Following is information concerning the other persons who have been chosen to serve as directors of the Company if the Recapitalization is approved, including their names, ages, the class pursuant to which they will serve, principal occupations for the past five years and their directorships with other corporations:

 Independent Directors

  DUANE D. FITZGERALD, 54. Chairman, President and Chief Executive Officer, Bath Iron Works Corporation (Shipbuilding). Mr. Fitzgerald has not previously served on the Board. Mr. Fitzgerald served as Bath Iron Works' President and Chief Operating Officer from December 1988 until September 1991 when he was appointed to his current positions. Mr. Fitzgerald is also a director of the Shipbuilders Council of America and a trustee of the University of Maine System and of Boston University.

  RICHARD D. MCCORMICK, 53. Chairman of the Board, President and Chief Executive Officer of US West, Inc. (telecommunications). Mr. McCormick has not previously served on the Board. Mr. McCormick has been Chairman of US West since May 1992 and President and Chief Executive Officer since 1991. He served as President and Chief Operating Officer from 1986 to 1991. Mr. McCormick is also a director of Norwest Corporation and Super Valu Stores, Inc.

  JOHN K. VAN DE KAMP, 58. Partner, Dewey Ballantine (law firm). He has not previously served on the Board. Mr. Van de Kamp served as Attorney General of the State of California from 1983 until January 1991. He is also a member of the advisory board of Falcon Classic Cable Companies, Ltd. and a director of Lawry's Restaurants, Inc. In addition, Mr. Van de Kamp serves on the board of directors of the following non-profit organizations: Day One, the Eisenhower World Affairs Institute, the Los Angeles Conservation Corps, the Planning and Conservation League and the Rockefeller Center for Social Sciences at Dartmouth College. He is also President of the Board of Governors of the City Club of Bunker Hill.

  PAUL A. VOLCKER, 66. Chairman, James D. Wolfensohn Inc. (investment banking) and Frederick H. Schultz Professor of International Economic Policy, Princeton University. Mr. Volcker has not previously served on the Board. Mr. Volcker is also a director of Nestle S.A., Municipal Bond Assurance Corp. (MBIA), the American Stock Exchange and Prudential Insurance Co. of America. He is Chairman of the North American Committee of the Trilateral Commission, the Group of 30, the Advisory Boards of the Center for Strategic and International Studies and the Arthritis Foundation; he is co-chairman of the Bretton Woods Committee and the United States Hong Kong Economic Cooperation Committee. Mr. Volcker is also associated as trustee or member of the Board of Directors with the Council on Foreign Relations, the Aspen Institute, the Japan Society, the American Council on Germany and the American Assembly.

 ALPA Director

  ROGER D. HALL, 55. Chairman, United Airlines Pilots Master Executive Council, Air Line Pilots Association, International and Captain, B 737-200, United Air Lines, Inc. Captain Hall has not previously served on the Board. Captain Hall has been Chairman of the UAL-MEC since January, 1992. He served as ALPA First Vice President from 1987 to 1990. He has been a B 737-200 Captain since 1983. Captain Hall is also an Executive Board Member and Executive Council Member of ALPA.

 IAM Director

  JOHN PETERPAUL, 58. Retired Vice President, International Association of Machinists and Aerospace Workers. Mr. Peterpaul has not previously served on the Board. Mr. Peterpaul retired from the IAM in May 1994. He is a member of the Executive Board, General Council and Management Committee of the International Transport Workers' Federation (ITF), headquartered in London, England. He has served as Labor Chairman of the National Transportation Apprenticeship and Training Conference, Chairman of the Railway Labor Executives' Association and has served on numerous other labor and government committees including the National Commission to Ensure a Strong Competitive Airline Industry.

 Salaried and Management Director

  JOSEPH V. VITTORIA, 58. Chairman and Chief Executive Officer, Avis, Inc. since September 1987 (automobile renting and leasing). Mr. Vittoria has not previously served on the Board.

                MARKET PRICES OF THE OLD SHARES; DIVIDENDS

  The Old Shares are traded principally on the NYSE, and are also listed on the Chicago Stock Exchange and the Pacific Stock Exchange. As of June 9, 1994, there were 24,572,182 Old Shares outstanding, held of record by 19,156 holders. The following table sets forth for the periods indicated the high and low closing sale prices per Old Share on the NYSE Composite Tape.

                                                               HIGH     LOW
                                                               ----    -----
      1992
        First Quarter........................................ $159     $139 1/4
        Second Quarter.......................................  143 3/4  111
        Third Quarter........................................  119 3/4  103
        Fourth Quarter.......................................  128 1/8  106 1/4
      1993
        First Quarter........................................  132 1/4  110 3/4
        Second Quarter.......................................  149 3/4  118
        Third Quarter........................................  150 1/2  121 5/8
        Fourth Quarter.......................................  155 1/2  135 7/8
      1994
        First Quarter........................................  150      123 3/4
        Second Quarter (through June 10, 1994)...............  130 1/2   --

  On December 22, 1993, the last trading day prior to the public announcement of the Agreement in Principle, the closing sale price for the Old Shares as reported on the NYSE Composite Tape was $148 1/2 per Old Share. On March 24, 1994, the last trading day prior to the public announcement of the Plan of Recapitalization, the closing sale price for the Old Shares as reported on the NYSE Composite Tape was $123 3/4 per Old Share. On June 10, 1994, the date of this Proxy Statement/Prospectus, the closing sale price for Old Shares as
reported on the NYSE Composite Tape was $     . HOLDERS OF OLD SHARES SHOULD
OBTAIN CURRENT MARKET QUOTATIONS FOR THE OLD SHARES AS ONE OF THE FACTORS RELEVANT TO ASSESSING THE VALUE OF THE NEW SHARES BEFORE VOTING ON THE PLAN OF RECAPITALIZATION. The New Shares are expected to be listed on the NYSE.

  The Company has not paid cash dividends on the Old Shares since 1987. Following consummation of the Recapitalization, it is expected that cash dividends will not be paid on the New Shares for the foreseeable future.

     SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING
                                INFORMATION

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

  The following consolidated financial information has been derived from the Company's consolidated financial statements, for each of the fiscal years in the five year period ended December 31, 1993, which statements have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports incorporated by reference herein. Reference is made to said reports for the years 1993 and 1992 which include an explanatory paragraph with respect to the changes in methods of accounting for income taxes and postretirement benefits other than pensions as discussed in the notes to the consolidated financial statements for such years. The consolidated financial information for the three months ended March 31, 1994 and 1993 is unaudited but in the opinion of management includes all adjustments necessary for a fair presentation. The table also sets forth certain information on a pro forma basis giving effect to the Recapitalization and the Offerings. The following should be read in conjunction with the unaudited pro forma financial statements and notes related thereto included elsewhere herein and the Consolidated Financial Statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended, and Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, incorporated by reference herein and the Company's Current Report on Form 8-K dated May 3, 1994 which is incorporated by reference herein.

                                            YEAR ENDED DECEMBER 31,
                          ------------------------------------------------------------------
                             1993
                           PRO FORMA      1993      1992      1991      1990     1989
                          -----------   --------  --------  --------  --------  -------
                          (UNAUDITED)
                                             (DOLLARS IN MILLIONS)
STATEMENT OF
 CONSOLIDATED OPERATIONS
 DATA:
 Operating revenues(a)..   $ 13,297     $ 13,325  $ 11,853  $ 10,706  $ 10,296  $ 9,288
 Earnings (loss) from
  operations............        354(e)       263      (538)     (494)      (36)     465
 Earnings (loss) before
  extraordinary item and
  cumulative effect of
  accounting changes....        (38)         (31)     (417)     (332)       94      324
 Net earnings (loss)....       N.A.          (50)     (957)     (332)       94      324
STATEMENT OF
 CONSOLIDATED FINANCIAL
 POSITION DATA (at end
 of period):
 Total assets...........         (b)    $ 12,840  $ 12,257  $  9,876  $  7,983  $ 7,194
 Total long-term debt
  and capital lease
  obligations, including
  current portion.......         (b)       3,735     3,783     2,531     1,327    1,405
 Shareholders' equity...         (b)       1,203       706     1,597     1,671    1,564
OTHER DATA:
 Ratio of earnings to
  fixed charges.........         (c)          (c)       (c)       (c)     1.16     1.95
 Ratio of earnings to
  fixed charges and
  preferred stock
  dividends.............         (c)          (c)       (c)       (c)     1.16     1.95
UNITED OPERATING DATA:
 Revenue passengers
  (millions)............         70           70        67        62        58       55
 Average length of a
  passenger trip in
  miles.................      1,450        1,450     1,390     1,327     1,322    1,269
 Revenue passenger miles
  (millions)............    101,258      101,258    92,690    82,290    76,137   69,639
 Available seat miles
  (millions)............    150,728      150,728   137,491   124,100   114,995  104,547
 Passenger load factor..       67.2%        67.2%     67.4%     66.3%     66.2%    66.6%
 Break even passenger
  load factor...........       65.0%        65.5%     70.6%     69.7%     66.5%    62.8%
 Revenue per passenger
  mile..................       11.6c        11.6c     11.3c     11.5c     11.8c    11.6c
 Cost per available seat
  mile..................        8.5c         8.5c      8.9c      9.0c      9.0c     8.4c
 Average price per
  gallon of jet fuel....       63.6c        63.6c     66.4c     71.6c     80.4c    63.6c

                                                 (UNAUDITED) THREE MONTHS
                                                      ENDED MARCH 31,
                                                 -----------------------------
                                                   1994
                                                 PRO FORMA     1994     1993
                                                 ---------    -------  -------
                                                   (DOLLARS IN MILLIONS)
STATEMENT OF CONSOLIDATED OPERATIONS DATA:
 Operating revenues(a)..........................  $ 3,193     $ 3,195  $ 3,053
 Loss from operations...........................       (8)(e)     (36)    (121)
 Loss before extraordinary item and cumulative
  effect of accounting changes..................      (58)        (71)    (138)
 Net Loss.......................................     N.A.         (97)    (157)
STATEMENT OF CONSOLIDATED FINANCIAL POSITION
 DATA
 (at end of period):
 Total assets...................................  $12,091     $12,889  $13,288
 Total long-term debt and capital lease obliga-
  tions, including current portion..............    4,445       3,687    4,017
 Shareholders' equity...........................     (448)      1,097    1,137
OTHER DATA:
 Ratio of earnings to fixed charges.............       (d)         (d)      (d)
 Ratio of earnings to fixed charges and pre-
  ferred stock dividends........................       (d)         (d)      (d)
UNITED OPERATING DATA:
 Revenue passengers (millions)..................       16          16       16
 Average length of a passenger trip in miles....    1,471       1,471    1,433
 Revenue passenger miles (millions).............   23,289      23,289   22,443
 Available seat miles (millions)................   35,598      35,598   35,220
 Passenger load factor..........................     65.4%       65.4%    63.7%
 Break even passenger load factor...............     65.8%       66.5%    66.3%
 Revenue per passenger mile.....................     11.9c       11.9c    12.0c
 Cost per available seat mile...................      9.0c        9.0c     8.8c
 Average price per gallon of jet fuel...........     58.6c       58.6c    65.9c

- --------

(a) In the first quarter of 1994, United began recording certain air transportation price adjustments, which were previously recorded as commission expense, as adjustments to revenue. Operating revenues and certain operating statistics for periods prior to 1994 have been adjusted to conform with the current presentation. See the Company's Current Report on Form 8-K dated May 3, 1994 which is incorporated by reference in this Proxy Statement/Prospectus.
(b) The Pro Forma Statement of Consolidated Financial Position assumes the transaction occurred at March 31, 1994. Therefore, pro forma information at December 31, 1993 is not applicable.

(c) Earnings were inadequate to cover both fixed charges and fixed charges and preferred stock dividends by $98 million in 1993, by $748 million in 1992 and by $599 million in 1991. On a pro forma basis, earnings were inadequate to cover both fixed charges and fixed charges and preferred stock dividends by $109 million in 1993.

(d) Earnings were inadequate to cover both fixed charges and fixed charges and preferred stock dividends by $118 million and $224 million for the three month periods ended March 31, 1994 and 1993, respectively. On a pro forma basis, earnings were inadequate to cover both fixed charges and fixed charges and preferred stock dividends by $97 million for the three months ended March 31, 1994.
(e) The loss from operations includes an ESOP accounting charge which is dependent on the fair market value of the ESOP Preferred Stock during the period. The pro forma amount is based on an assumed fair value of $120 per share. See note 4 to the Pro Forma Condensed Statement of Consolidated Operations for both the year ended December 31, 1993 and the three months ended March 31, 1994 for the effects of different fair value assumptions on the ESOP accounting charge.

                UNITED AIR LINES, INC. AND SUBSIDIARY COMPANIES

  The following consolidated financial information has been derived from United's consolidated financial statements, for each of the fiscal years in the five year period ended December 31, 1993, which statements have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports incorporated by reference herein. Reference is made to said reports for the years 1993 and 1992 which include an explanatory paragraph with respect to the changes in methods of accounting for income taxes and postretirement benefits other than pensions as discussed in the notes to the consolidated financial statements for such years. The consolidated financial information for the three months ended March 31, 1994 and 1993 is unaudited but in the opinion of management includes all adjustments necessary for a fair presentation. The table also sets forth certain information on a pro forma basis giving effect to the Recapitalization and the Offerings. The following should be read in conjunction with the unaudited pro forma financial statements and notes related thereto included elsewhere herein and the Consolidated Financial Statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in United's Annual Report on Form 10-K for the year ended December 31, 1993, and Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, as amended, incorporated by reference herein and United's Current Report on Form 8-K dated May 3, 1994 which is incorporated by reference herein.

                                       YEAR ENDED DECEMBER 31,
                         --------------------------------------------------------
                            1993
                          PRO FORMA    1993     1992     1991     1990     1989
                         -----------  -------  -------  -------  -------  -------
                         (UNAUDITED)
                                        (DOLLARS IN MILLIONS)
STATEMENT OF CONSOLI-
 DATED OPERATIONS DATA:
 Operating revenues(a)..    13,140    $13,168  $11,688  $10,703  $10,282  $ 9,267
 Earnings (loss) from
  operations............       386(e)     295     (496)    (491)     (41)     464
 Earnings (loss) before
  extraordinary item and
  cumulative effect of
  accounting changes....        (8)       (17)    (386)    (335)      96      358
 Net earnings (loss)....      N.A.        (36)    (933)    (335)      96      358
STATEMENT OF
 CONSOLIDATED FINANCIAL
 POSITION DATA (at end
 of period):
 Total assets...........        (b)   $12,153  $12,067  $ 9,907  $ 8,001  $ 7,217
 Total long-term debt
  and capital lease
  obligations, including
  current portion.......        (b)     3,614    3,628    2,531    1,326    1,404
 Shareholders' equity...        (b)       674      738    1,613    1,769    1,665
OTHER DATA:
 Ratio of earnings to
  fixed charges.........        (c)        (c)      (c)      (c)    1.16     2.08
UNITED OPERATING DATA:
 Revenue passengers
  (millions)............        70         70       67       62       58       55
 Average length of a
  passenger trip in
  miles.................     1,450      1,450    1,390    1,327    1,322    1,269
 Revenue passenger miles
  (millions)............   101,258    101,258   92,690   82,290   76,137   69,639
 Available seat miles
  (millions)............   150,728    150,728  137,491  124,100  114,995  104,547
 Passenger load factor..      67.2%      67.2%    67.4%    66.3%    66.2%    66.6%
 Break even passenger
  load factor...........      65.0%      65.5%    70.6%    69.7%    66.5%    62.8%
 Revenue per passenger
  mile..................      11.6c      11.6c    11.3c    11.5c    11.8c    11.6c
 Cost per available seat
  mile..................       8.5c       8.5c     8.9c     9.0c     9.0c     8.4c
 Average price per
  gallon of jet fuel....      63.6c      63.6c    66.4c    71.6c    80.4c    63.6c

                                              THREE MONTHS ENDED MARCH
                                                         31,
                                                     (UNAUDITED)
                                              -----------------------------
                                                1994
                                              PRO FORMA     1994     1993
                                              ---------    -------  -------
                                                  (DOLLARS IN MILLIONS)
STATEMENT OF CONSOLIDATED OPERATIONS DATA:
 Operating revenues(a)......................   $ 3,171     $ 3,173  $ 3,001
 Loss from operations.......................       (16)(e)     (44)    (107)
 Loss before extraordinary item and
  cumulative effect of accounting changes...       (62)        (79)    (129)
 Net Loss...................................      N.A.        (105)    (148)
STATEMENT OF CONSOLIDATED FINANCIAL POSITION
 DATA
 (at end of period):
 Total assets...............................   $12,101     $12,196  $12,515
 Total long-term debt and capital lease
  obligations, including current portion....     4,325       3,567    3,864
 Shareholders' equity.......................      (272)        570      592
OTHER DATA:
 Ratio of earnings to fixed charges.........        (d)         (d)      (d)
UNITED OPERATING DATA:
 Revenue passengers (millions)..............        16          16       16
 Average length of a passenger trip in
  miles.....................................     1,471       1,471    1,433
 Revenue passenger miles (millions).........    23,289      23,289   22,443
 Available seat miles (millions)............    35,598      35,598   35,220
 Passenger load factor......................      65.4%       65.4%    63.7%
 Break even passenger load factor...........      65.8%       66.5%    66.3%
 Revenue per passenger mile.................      11.9c       11.9c    12.0c
 Cost per available seat mile...............       9.0c        9.0c     8.8c
 Average price per gallon of jet fuel.......      58.6c       58.6c    65.9c

- --------

(a) In the first quarter of 1994, United began recording certain air transportation price adjustments, which were previously recorded as commission expense, as adjustments to revenue. Operating revenues and certain operating statistics for periods prior to 1994 have been adjusted to conform with the current presentation. See United's Current Report on Form 8-K dated May 3, 1994 which is incorporated by reference in this Proxy Statement/Prospectus.
(b) The Pro Forma Statement of Consolidated Financial Position assumes the transaction occurred at March 31, 1994. Therefore, pro forma information at December 31, 1993 is not applicable.
(c) Earnings were inadequate to cover fixed charges by $77 million in 1993, by $694 million in 1992 and by $604 million in 1991. On a pro forma basis, earnings were inadequate to cover fixed charges by $63 million in 1993.
(d) Earnings were inadequate to cover fixed charges by $130 million and $211 million for the three month periods ended March 31, 1994 and 1993, respectively. On a pro forma basis, earnings were inadequate to cover fixed charges by $102 million for the three months ended March 31, 1994.
(e) The loss from operations includes an ESOP accounting charge which is dependent on the fair market value of the ESOP Preferred Stock during the period. The pro forma amount is based on an assumed fair value of $120 per share. See note 4 to the Pro Forma Condensed Statement of Consolidated Operations for both the year ended December 31, 1993 and the three months ended March 31, 1994 for the effects of different fair value assumptions on the ESOP accounting charge.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following are the unaudited Pro Forma Financial Information for each of the Company and United. These statements are based on an assumed purchase price for the Class 1 ESOP Preferred Stock at the Effective Time of $120 per share. The $120 per share assumed purchase price of Class 1 ESOP Preferred Stock is based on an assumed market price of a New Share at the Effective Time of $87. (The assumption is based upon (i) an assumed market price of an Old Share at the Effective Time of approximately $131.5 per share, (ii) an assumed value of the non-New Share portion of the Recapitalization Consideration of $88 per Old Share, and (iii) a purchase price premium for the Class 1 ESOP Preferred Stock over the assumed value of a New Share of 38%). The actual purchase price for the Class 1 ESOP Preferred Stock at the Effective Time will be determined pursuant to the terms of the purchase agreement with the ESOP Trustee, which provides for a purchase price equal to 1.38 times the Closing Price, except that if the Closing Price is less than 98% of the average of the Adjusted Old Share Price for the five trading days immediately preceding the Effective Date, the purchase price shall equal the product of 1.38 and such average price. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Sale of ESOP Preferred Stock--Leveraged ESOP." There can be no assurance as to the actual purchase price of the Class 1 ESOP Preferred Stock, the Closing Price, or the Adjusted Old Share Price. These statements do not purport to be indicative of the financial position or results of operations that may be obtained in the future or that would actually have been obtained had the Recapitalization occurred on the dates indicated. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Sales of ESOP Preferred Stock."

                   UAL CORPORATION AND SUBSIDIARY COMPANIES

  The following unaudited Pro Forma Condensed Statements of Consolidated Operations for the year ended December 31, 1993 and the three months ended March 31, 1994, and the unaudited Pro Forma Condensed Statement of Consolidated Financial Position as of March 31, 1994 for the Company and its subsidiaries have been prepared to reflect the Recapitalization, including:
(i) the reclassification of Old Shares into New Shares and Series D Redeemable Preferred Stock, (ii) the Offerings of interests in the Public Preferred Stock (as represented by Depositary Preferred Shares) and Debentures, (iii) the exchange of Series D Redeemable Preferred Stock for cash and proceeds from the Offerings, (iv) the issuance of the first tranche of Class 1 ESOP Preferred Stock to the ESOP Trustee in exchange for cash and a promissory note, (v) the recognition of unearned ESOP Preferred Stock and the related additional capital invested, (vi) the recognition of the employee stock ownership plan accounting charge, (vii) the reduction of salaries and related costs for the anticipated impact of the wage and benefit reduction and certain work rule changes and (viii) the recognition of the anticipated benefits from the agreement to sell the U.S. flight kitchens. The unaudited Pro Forma Condensed Statements of Consolidated Operations were prepared as if the Recapitalization had occurred on January 1, 1993. The unaudited Pro Forma Condensed Statement of Consolidated Financial Position was prepared as if the Recapitalization occurred on March 31, 1994.

  The pro forma statements assume the Recapitalization is not accounted for as an acquisition or merger and, accordingly, the Company's assets and liabilities have not been revalued. The reclassification of Old Shares into New Shares results in the elimination of the par value of the Old Shares and recognition of the par value of the New Shares. The distribution of the cash to holders of Old Shares is charged to additional capital invested and retained earnings.

  The ESOPs are being accounted for in accordance with the American Institute of Certified Public Accountants Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP"). For the Leveraged ESOP, the Company will issue Class 1 ESOP Preferred Stock through seven ESOP Tranches, at the Effective Time, approximately thirteen months following the Effective Time, annually thereafter for four years and on January 1, 2000. As the shares are issued to the Leveraged ESOP, the Company will report the issuance of shares as a credit to additional capital invested based on the fair value of the stock when such issuance occurs and report a corresponding charge to unearned ESOP Preferred Stock.

As consideration for the shares, the Company will receive from the ESOP Trustee a series of promissory notes and cash. The notes will not be recorded in the Company's Statement of Consolidated Financial Position and the related interest income will also not be recorded in the Company's Statement of Consolidated Operations. As shares of Class 1 ESOP Preferred Stock are earned or committed to be released, an employee stock ownership plan accounting charge will be recognized equal to the average fair value of the shares committed to be released with a corresponding credit to unearned ESOP Preferred Stock. Any differences between the fair value of the shares committed to be released and the cost of the shares to the ESOP will be charged or credited to additional capital invested. For the Non-Leveraged Qualified ESOP, a credit for the shares of Class 2 ESOP Preferred Stock will be recorded as the shares are committed to be contributed to the ESOP, with the offsetting entry to compensation expense. Compensation expense will be recorded based on the fair value of the shares committed to be contributed to the ESOP, in accordance with the SOP. The pro forma financial statements assume that the Supplemental ESOP is accounted for the same as the Non-Leveraged Qualified ESOP (i.e. pursuant to the SOP). It is possible that, because the Supplemental ESOP is a non-qualified plan, the Company may account for it under Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees," instead. The Company would not expect this to result in a material difference. The shares committed to be contributed to the Supplemental ESOP will be reported outside of equity because the employees can elect to receive their "book entry" shares from the Company in cash upon termination of employment.

  The ESOP Preferred Stock is considered to be a common stock equivalent for accounting purposes since the shares cannot remain outstanding indefinitely and participants cannot withdraw their shares from the plan. Under the SOP, when computing primary and fully diluted earnings per share, only those shares committed to be released in the case of Class 1 ESOP Preferred Stock and shares committed to be contributed in the case of Class 2 ESOP Preferred Stock are considered outstanding as common stock equivalents. Prospectively, as dividends are paid by the Company to the ESOP, only dividends on allocated shares will be recorded as a charge to equity. Since the Company controls the use of dividends on unallocated ESOP Preferred Stock, such dividends will not be considered dividends for financial reporting purposes. Any dividends on unallocated shares added to participant accounts would be reported as compensation expense.

  The unaudited Pro Forma Condensed Statements of Consolidated Operations include the recurring charges and credits that are directly attributable to the Recapitalization, such as the interest expense arising from the Debentures, the effects of the wage and benefit reductions and certain work-rule changes resulting from the employee investment, and the employee stock ownership plan accounting charge. No adjustments have been made to the pro forma revenues and expenses to reflect the results of structural changes in operations, such as U2, that might have been made had the changes been consummated on the assumed effective dates for presenting pro forma results.

   The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. In addition, this information should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, which are incorporated by reference in this Proxy Statement/Prospectus and which include the Company's Consolidated Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's Current Report on Form 8-K dated May 3, 1994 which is incorporated by reference in this Proxy Statement/Prospectus.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES
            PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

                          YEAR ENDED DECEMBER 31, 1993
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                  HISTORICAL     ADJUSTMENTS     PRO FORMA
                                  ----------     -----------     ---------
Operating revenues...............  $ 13,325 (11)    $ (28)(1)    $  13,297
Operating expenses:
 Salaries and related costs......     4,760          (428)(2)(3)
                                                     (191)(1)        4,141
 Employee stock ownership plan
  accounting charge..............                     369 (4)          369
 Other...........................     8,302 (11)      131 (1)        8,433
                                   --------         -----        ---------
                                     13,062          (119)          12,943
                                   --------         -----        ---------
Earnings (loss) from operations..       263            91              354
                                   --------         -----        ---------
Other income (expense):
 Interest, net...................      (209)          (72)(5)
                                                      (30)(6)         (311)
 Other, net......................      (101)                          (101)
                                   --------         -----        ---------
                                       (310)         (102)            (412)
                                   --------         -----        ---------
Loss from continuing operations
 before income taxes.............       (47)          (11)             (58)
Provision (credit) for income
 taxes...........................       (16)           (4)(7)          (20)
                                   --------         -----        ---------
Loss from continuing operations..  $    (31)        $  (7)(8)    $     (38)
                                   ========         =====        =========
Loss per share from continuing
 operations......................  $  (2.64)(9)                  $  (11.95)(10)
                                   ========                      =========
Shares used in per share
 computations....................     24.4  (9)                      12.5  (10)
                                   ========                      =========


    See accompanying notes to Pro Forma Condensed Statement of Consolidated
                                  Operations.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES
                          NOTES TO PRO FORMA CONDENSED
                      STATEMENT OF CONSOLIDATED OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1993

 (1) The Company entered into an agreement to sell its U.S. flight kitchens over a period of months beginning in December 1993 through June 1994 and an agreement to acquire catering services for a seven year period. This adjustment eliminates $28 million of sales revenues and $191 million of compensation costs recorded in 1993 relating to the U.S. flight kitchens that were sold and adds estimated incremental catering costs of $131 million.

 (2) To adjust compensation expense for the pro forma effect of the wage and benefit reductions and certain work-rule changes resulting from the employee investment that provide for wage and other compensation savings during the approximately six year period beginning at the Effective Time. The pro forma adjustment represents the estimated savings in the 12 months assuming that such savings had commenced at the beginning of the period. The pro forma adjustment does not include any savings related to U2.

 (3) The following reconciles the labor cost savings included in the Pro Forma Condensed Statement of Consolidated Operations to the value of the employee investments included in the Company Analysis of employee investments for 1994 (see "SPECIAL FACTORS--Certain Company Analyses"):

                                                                     (MILLIONS)
     Pro Forma adjustment based on 1993 salaries....................    $428
     Estimated compensation savings based on 1994 salaries..........      68
     Estimated benefits of U2 during the first year.................      64
     Estimated additional severance for flight kitchen employees
      during the first year.........................................     (36)
                                                                        ----
       Estimated 1994 investments...................................    $524
                                                                        ====
       Estimated six months of investments included in 1994 analy-
        sis.........................................................    $262
                                                                        ====

 (4) To record non-cash compensation for shares of ESOP Preferred Stock committed to be released to employees during the period based on the average fair value of such ESOP Preferred Stock. The average fair value of the ESOP Preferred Stock is based on two components: (1) the average fair value of the New Shares into which the ESOP Preferred Stock is convertible plus (2) a premium attributable to the dividend paying feature of the ESOP Preferred Stock. For purposes of the pro forma adjustment, the average fair value of the ESOP Preferred Stock was assumed to be the initial assumed purchase price of $120. In future years, it is anticipated that the ESOP Preferred Stock price, for purposes of computing the employees stock ownership plan accounting charge, will be determined by an independent appraiser who will value both components. Additionally, in future years, the shares committed to be released that are used to satisfy the dividends payable on previously allocated shares will be charged to retained earnings rather than compensation expense.

   The shares of the ESOP Preferred Stock committed to be released are a fraction of the original ESOP Preferred Stock shares. It is anticipated the shares will be released in a level fashion over the 69 months of the ESOP taking into account the partial periods in 1994 and 2000. This would result in approximately 3.07 million ESOP Preferred Stock shares committed to be released in each full calendar year. Shares released in a partial year would be pro rated.

   Since future expense is dependent on the fair market value of the ESOP Preferred Stock, such expense is difficult to forecast and may vary significantly from the value in the pro forma adjustment. Changes in the price of a New Share directly affect the determination of the value of a share of ESOP Preferred Stock. In addition, if the average value of a New Share exceeds $136 during the first 12 months after the Effective Time, additional shares of ESOP Preferred Stock will be issued to the Qualified ESOP or reserved for issuance to the Supplemental ESOP to increase the ESOP's ownership from approximately 55% up to a maximum of approximately 63%. Future expense is also affected by the premium associated with the dividend paying feature which shrinks over time as the dividend paying period is reduced.

   Following is a summary of the impact to the employee stock ownership plan accounting charge of a range of fair market values:

                AVERAGE ESOP                                   ESOP ACCOUNTING
               PREFERRED STOCK                                     CHARGE*
                 FAIR VALUE                                      (MILLIONS)
               ---------------                                 ---------------
                    $110                                            $338
                     120                                             369
                     130                                             400
                     140                                             430

   --------

   * Assumes 3.07 million shares committed to be released in the pro forma period and no shares used to satisfy dividends payable since shares are not allocated to participants until December 31. In later years shares will be used to satisfy dividends on allocated shares, which will reduce the employee stock ownership plan accounting charge.

   The following illustrates the impact to the employee stock ownership plan accounting charge if the average value of the New Shares in the first 12 months exceeds $136 per share.

                                               SHARES TO BE   INCREASE IN
        AVERAGE     AVERAGE ESOP   ADDITIONAL    RELEASED   ESOP ACCOUNTING
       NEW SHARE   PREFERRED STOCK  SHARES TO   FOR FIRST     CHARGE****
         PRICE       FAIR VALUE*   BE ISSUED**   YEAR***      (MILLIONS)
       ---------   --------------- ----------- ------------ ---------------
         $136           $168                0           0        $  0
          140            172        2,260,410     393,115          68
          150            182        6,949,234   1,208,562         220

   --------
   *  Assumes a dividend premium of $32 per share.

   ** To achieve the maximum increase in ownership, the price of a New Share must average at least $149.10 during the first 12 months after the Effective Time. If the average price of a New Share is less than or equal to $136, no additional shares of ESOP Preferred Stock will be issued.
   *** The additional shares will be released in a level fashion over the 69 months of the ESOP.
   **** Represents the first year increase; subsequent increases are dependent on changes in the fair value of the ESOP Preferred Stock.

 (5) To record the interest expense on the Series A Debentures at an annual estimated interest rate of 9.0% and on the Series B Debentures at an annual estimated interest rate of 9.7%, and to record amortization of the underwriting discount. For purposes of the pro forma adjustment, the interest rates are based on the Initial Pricing. The actual rates will be reset prior to Closing and any upward reset is limited to an additional
     112.5 basis points. If the reset results in the actual rate being at the maximum interest rate, interest expense would increase by an additional $9 million for the year. Further, if the United Debt Offerings are not consummated and the Unions request prior to the Announcement Date that the Debentures contain a call provision, the actual rates may increase above the maximum.

   The underwriting agreements for the United Debt Offerings are expected to provide that if either or both of the United Debt Offerings are consummated, the interest rates may be adjusted to permit the applicable Debentures to be sold at or closer to par, but if this is done, the principal amount of the series of Debentures will be reduced so that the interest payable will not exceed the stated maximum which was calculated based upon the interest rate cap. If the United Debt Offerings are not consummated, the interest rates are subject to the cap.

 (6) To record foregone interest income due to the reduction in the Company's average investment balance resulting from the Recapitalization. The pro forma adjustment is based on the Company's average earnings rate during 1993.

 (7) To adjust the provision (credit) for income taxes to reflect the tax effect of changes to pretax income at the statutory rate in effect during 1993. For purposes of the pro forma adjustments, the book and tax employee stock ownership plan compensation charge are assumed to be the same.

 (8) If the Recapitalization is consummated, the Company expects to recognize nonrecurring charges of approximately $44 million relating to additional severance benefits for employees terminated as a result of the sale of the flight kitchens, up to $49.15 million of transaction fees and expenses incurred by ALPA, the IAM and certain advisors in connection with the structuring and establishment of the ESOPs, $30 million for the Company's transaction fees and expenses, $17 million of compensation expense relating to vesting the unvested restricted stock as a result of the change in control, $21 million of payments and benefits to Mr. Greenwald and officers who are retiring at the Effective Time, and $13 million of compensation expense (based on an assumed Old Share price of approximately $131.5 at the Effective Time) relating to the vesting of unvested Options and the implementation of a feature that provides for cashless exercise of Options in the event of the Recapitalization. (The existing Option holders are only entitled to utilize the cashless exercise feature if the Recapitalization occurs. The pro forma financial information assumes all in-the-money Options are exercised at the Effective Time and, since the cashless exercise results in variable plan accounting, there is an initial nonrecurring charge for the cashless exercise feature but no ongoing impact; however, if Option holders do not exercise their Options at the Effective Time, there will be an ongoing accounting impact for the changes in the fair market value of the Recapitalization Consideration that is issuable upon exercise of such Options.) The total after-tax effect of the nonrecurring charges is $122 million. Due to the nonrecurring nature of these charges, they have been excluded from the Pro Forma Condensed Statement of Consolidated Operations.

 (9) Due to the nature of the Recapitalization, a comparison of historical and pro forma loss per share is not meaningful.

(10) The pro forma loss per common share is based on an estimated 12,519,891 weighted average shares outstanding and is calculated after preferred stock dividend requirements of $33.2 million on the Company's outstanding Series A Preferred Stock and $78.4 million on the Public Preferred Stock issued as a result of the Recapitalization. The number of weighted average shares assumes the Series A Preferred Stock does not convert during the first year of the transaction. The number of average shares of ESOP Preferred Stock committed to be released during the year were not included in the calculation as a common stock equivalent because the effect is anti-dilutive. Since no shares of ESOP Preferred Stock are allocated until December 31, the pro forma calculations assume no dividends are paid on allocated shares of ESOP Preferred Stock during the year ended December 31, 1993, and accordingly, dividends on ESOP Preferred Stock are not included in the pro forma loss per share. In addition, the pro forma calculations are based on the initial dividend rate of 10.25% for the Public Preferred Stock; however, the actual rate will be reset prior to Closing and the dividend rate could increase to a maximum of 11.375%. If the reset rate results in the maximum rate being 11.375%, the loss per share would increase by $0.69 per share.

   The underwriting agreement for the UAL Preferred Offering is expected to reflect that if the UAL Preferred Offering is consummated, the dividend rate on the Public Preferred Stock may be adjusted to permit the Depositary Preferred Shares to be sold at or closer to par, but if this is done, the number of Depositary Preferred Shares representing the Public Preferred Stock will be reduced so that the annual dividends will not exceed the stated maximum which was calculated based upon the dividend rate cap. If the UAL Preferred Offering is not consummated, the dividend rate is subject to the stated maximum.

   Following is a reconciliation of the historical and pro forma weighted average shares:

                                                                  (IN MILLIONS)
     Historical weighted average shares during the year.........       24.4
     Adjustment for restricted stock issued during the year as-
      sumed to be issued and vested on January 1, 1993..........        0.1
     Adjustment for the number of option shares assumed to be
      issued at the Effective Time (see "THE PLAN OF RECAPITALI-
      ZATION--Terms and Conditions--General")...................        0.5
                                                                      -----
     Adjusted weighted average shares...........................       25.0
     Adjustment to give effect to the two for one exchange of
      Old Shares for New Shares.................................      (12.5)
                                                                      -----
     Pro forma weighted average shares..........................       12.5
                                                                      =====

(11) In the first quarter of 1994, the Company began recording certain air transportation price adjustments, which were previously recorded as commission expense, as adjustments to revenue. Historical operating revenue and expense amounts have been adjusted to conform with the current presentation. See the Company's Current Report on Form 8-K dated May 3, 1994 which is incorporated by reference in this Proxy
     Statement/Prospectus.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES
            PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1994
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                        HISTORICAL   ADJUSTMENTS     PRO FORMA
                                        ----------   -----------     ---------
Operating revenues....................    $3,195        $ (2)(1)      $3,193
Operating expenses:
 Salaries and related costs...........     1,202        (111)(2)(3)
                                                         (27)(1)       1,064
 Employee stock ownership plan
  accounting charge...................                    86 (4)          86
 Other................................     2,029          22 (1)       2,051
                                          ------        ----          ------
                                           3,231         (30)          3,201
                                          ------        ----          ------
Earnings (loss) from operations.......       (36)         28              (8)
                                          ------        ----          ------
Other income (expense):
 Interest, net........................       (56)        (18)(5)
                                                          (8)(6)         (82)
 Other, net...........................       (16)         19 (7)           3
                                          ------        ----          ------
                                             (72)         (7)            (79)
                                          ------        ----          ------
Loss from continuing operations
 before income taxes..................      (108)         21             (87)
Provision (credit) for income taxes...       (37)          8 (8)         (29)
                                          ------        ----          ------
Loss from continuing operations.......    $  (71)       $ 13          $  (58)
                                          ======        ====          ======
Loss per share from continuing
 operations...........................    $(3.31)(9)                  $(7.45)(10)
                                          ======                      ======
Shares used in per share computations.     24.5  (9)                   12.5  (10)
                                          ======                      ======


    See accompanying notes to Pro Forma Condensed Statement of Consolidated
                                  Operations.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES
                          NOTES TO PRO FORMA CONDENSED
                      STATEMENT OF CONSOLIDATED OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1994

 (1) The Company entered into an agreement to sell its U.S. flight kitchens over a period of months beginning in December 1993 through June 1994 and an agreement to acquire catering services for a seven year period. This adjustment eliminates $2 million of sales revenues and $27 million of compensation costs recorded in the first quarter of 1994 relating to the U.S. flight kitchens that were sold and adds estimated incremental catering costs of $22 million.

 (2) To adjust compensation expense for the pro forma effect of the wage and benefit reductions and certain work-rule changes resulting from the employee investment that provide for wage and other compensation savings during the approximately six year period beginning at the Effective Time. The pro forma adjustment represents the estimated savings in the first quarter of 1994 assuming that such savings had commenced at the beginning of the prior year. The pro forma adjustment does not include any savings related to U2.

 (3) The following reconciles the labor cost savings included in the Pro Forma Condensed Statement of Consolidated Operations to the value of the employee investments included in the Company Analysis of employee investments for 1994 (see "SPECIAL FACTORS--Certain Company Analyses"):

                                                                      (MILLIONS)
     Pro Forma adjustment...........................................     $111
     Estimated compensation savings based on foregone 1994 raises...       13
     Estimated benefits of U2 for three months......................       16
     Estimated additional severance for flight kitchen employees for
      three months..................................................       (9)
                                                                         ----
       Estimated three months of investments........................     $131
                                                                         ====
       Estimated six months of investments included in 1994 analy-
        sis.........................................................     $262
                                                                         ====

 (4) To record non-cash compensation for shares of ESOP Preferred Stock committed to be released to employees during the period based on the average fair value of the ESOP Preferred Stock. For purposes of the pro forma adjustment, the average fair value of the ESOP Preferred Stock was assumed to be the initial assumed purchase price of $120. The pro forma calculations assume that shares committed to be released in 1993 were allocated to participant accounts at the end of 1993. Thus, the portion of shares committed to be released in 1994 that will be used to satisfy dividends payable on allocated shares is charged to retained earnings rather than non-cash compensation expense. It is anticipated that in the first quarter of 1994, approximately 768,000 shares of ESOP Preferred Stock will be committed to be released, and that approximately 54,000 of these shares will be used for dividends.

   Since future expense is dependent on the fair market value of the ESOP Preferred Stock, such expense is difficult to forecast and may vary significantly from the value in the pro forma adjustment. Changes in the price of a New Share directly affect the determination of the value of an ESOP Preferred Stock share. In addition, if the average value of a New Share exceeds $136 during the first 12 months after the Effective Time, additional shares of ESOP Preferred Stock will be issued to the Qualified ESOP or reserved for issuance to the Supplemental ESOP. Future expense is also affected by the premium associated with the dividend paying feature which shrinks over time as the dividend paying period is reduced.

   Following is a summary of the impact to the employee stock ownership plan accounting charge of a range of fair market values:

                    AVERAGE ESOP                               ESOP ACCOUNTING
                    PREFERRED STOCK                                CHARGE*
                    FAIR VALUE                                   (MILLIONS)
                    ---------------                            ---------------
                         $110                                       $ 79
                          120                                         86
                          130                                         93
                          140                                        100

   --------

   * Assumes 768,000 shares committed to be released in the pro forma period and approximately 54,000 shares used for dividends which are charged to retained earnings. As additional shares are allocated in later years, the employee stock ownership plan accounting charge will be reduced.

   The following illustrates the impact to the employee stock ownership plan accounting charge for the quarter if the average value of the New Shares in the first 12 months exceeds $136 per share.

                 AVERAGE ESOP                      SHARES TO        INCREASE ON
   AVERAGE        PREFERRED       ADDITIONAL      BE RELEASED     ESOP ACCOUNTING
   NEW SHARE      STOCK FAIR       SHARES TO        FOR THE         CHARGE****
   PRICE            VALUE*        BE ISSUED**     QUARTER***        (MILLIONS)
   ---------     ------------     -----------     -----------     ---------------
   $136              $168                  0              0             $ 0
    140               172          2,260,410         98,279              16
    150               182          6,949,234        302,141              51

   *  Assumes a dividend premium of $32.

   ** To achieve the maximum increase in additional Shares, the price of a New Share must average at least $149.10 during the first 12 months after the Effective Time. If the average price of a New Share is less than or equal to $136, no additional shares of ESOP Preferred Stock will be issued.
   *** The additional shares will be released in a level fashion over the 69 months of the ESOP.
   **** Represents the increase for the quarter; subsequent increases are dependent on changes in the fair value of the ESOP Preferred Stock.

 (5) To record the interest expense on the Series A Debentures at an annual estimated interest rate of 9.0% and on the Series B Debentures at an annual estimated interest rate of 9.7%, and to record amortization of the underwriting discount. For purposes of the pro forma adjustment, the interest rates are based on the Initial Pricing. The actual rates will be reset prior to Closing and any upward reset is limited to an additional
     112.5 basis points. If the reset results in the actual rate being at the maximum interest rate, interest expense would increase by an additional $2 million for the quarter. Further, if the United Debt Offerings are not consummated and the Unions request prior to the Announcement Date that the Debentures contain a call provision, the actual rates may increase above the maximum.

 (6) To record foregone interest income due to the reduction in the Company's average investment balance resulting from the Recapitalization. The pro forma adjustment is based on the Company's average earnings rate during the first quarter of 1994.

 (7) To reverse $19 million of nonrecurring fees and expenses relating to the Recapitalization which were recorded in the first quarter of 1994.

 (8) To adjust the provision (credit) for income taxes to reflect the tax effect of changes to pretax income at the statutory rate in effect during the first quarter of 1994. For purposes of the pro forma adjustment the book and tax employee stock ownership plan compensation charge are assumed to be the same.

 (9) Due to the nature of the Recapitalization, a comparison of historical and pro forma loss per share is not meaningful.

(10) The pro forma loss per common share is based on an estimated 12,547,163 weighted average shares outstanding and is calculated after preferred stock dividend requirements of $9.4 million on the Company's outstanding Series A Preferred Stock, $19.6 million on the Public Preferred Stock issued as a result of the Recapitalization and $6.5 million on the ESOP Preferred Stock issued as a result of the Recapitalization. The dividends on the ESOP Preferred Stock relate to the estimated 3,073,974 shares allocated at the end of 1993 (of the total 17,675,345 shares that will be allocated) and a dividend rate of 7%. The number of weighted average shares assumes the Series A Preferred Stock does not convert during the first year of the transaction. The number of average shares of ESOP Preferred Stock committed to be released during the period were not included in the calculation as a common stock equivalent because the effect is anti-dilutive. In addition, the pro forma calculations are based on the initial dividend rate of 10.25% on the Public Preferred Stock; however, the actual rate will be reset prior to closing and the dividend rate could increase to a maximum of 11.375%. If the reset rate results in the maximum rate being 11.375%, the loss per share for the quarter would increase by $0.17 per share.

   Following is a reconciliation of the historical and pro forma weighted average shares:

                                                                   (IN MILLIONS)
     Historical weighted average shares for the quarter..........       24.5
     Adjustment for restricted stock issued subsequent to January
      1, 1993 assumed to be issued and vested on January 1, 1993.        0.1
     Adjustment for the number of option shares assumed to be
      issued at the Effective Time (see "THE PLAN OF
      RECAPITALIZATION--Terms and Conditions--General")..........        0.5
                                                                       -----
     Adjusted weighted average shares............................       25.1
     Adjustment to give effect to the two for one exchange of Old
      Shares for New Shares......................................      (12.6)
                                                                       -----
     Pro forma weighted average shares...........................       12.5
                                                                       =====

                    UAL CORPORATION AND SUBSIDIARY COMPANIES
        PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED FINANCIAL POSITION

                                 MARCH 31, 1994
                        (IN MILLIONS, EXCEPT SHARE DATA)

                   ASSETS                     HISTORICAL ADJUSTMENTS    PRO FORMA
                   ------                     ---------- -----------    ---------
Current assets:
  Cash and cash equivalents.................   $ 1,046     $1,498 (1a)   $
                                                           (2,208)(1b)
                                                             (140)(2)
                                                                8 (11)       204
  Short-term investments....................     1,020                     1,020
  Other.....................................     1,837         44 (3)      1,881
                                               -------     ------        -------
                                                 3,903       (798)         3,105
                                               -------     ------        -------
Operating property and equipment............    12,226                    12,226
Less: Accumulated depreciation and
    amortization............................    (5,177)                   (5,177)
                                               -------     ------        -------
                                                 7,049                     7,049
                                               -------     ------        -------
Other assets:
  Other.....................................     1,937                     1,937
                                               -------     ------        -------
                                               $12,889     $ (798)       $12,091
                                               =======     ======        =======
    LIABILITIES AND SHAREHOLDERS' EQUITY
    ------------------------------------
Current liabilities:
  Short-term borrowings, long-term debt
   maturing within one year and current
   obligations under capital leases.........   $   486     $             $   486
  Other.....................................     4,502        (11)(11)     4,491
                                               -------     ------        -------
                                                 4,988        (11)         4,977
                                               -------     ------        -------
Long-term debt..............................     2,693        758 (1c)     3,451
                                               -------     ------        -------
Long-term obligations under capital leases..       777                       777
                                               -------     ------        -------
Other liabilities, deferred credits and
 minority interest..........................     3,334                     3,334
                                               -------     ------        -------
Class 2 ESOP Preferred Stock, $.01 par, none
 issued.....................................                  --  (13)
                                               -------     ------        -------
Shareholders' equity:
  Series A Preferred Stock, $.01 stated
   value, 6,000,000 shares issued,
   $100 liquidation value...................       --         --             --
  Series B Preferred Stock, $.01 stated
   value, 30,566 shares issued,
   $25,000 liquidation value................                  --  (1d)       --
  Class 1 ESOP Preferred Stock, $.01 par,
   1,899,059 shares issued, $120 liquidation
   value....................................                  --  (4)        --
  Class 2 ESOP Preferred Stock, $.01 par,
   none issued .............................                  --  (4)        --
  Voting Preferred Stock, $.01 par, 3 shares
   issued, $.01 liquidation value...........                  --  (5)        --
  Common stock, $5 par value, 25,500,662
   shares issued and
   outstanding--historical..................       128       (128)(1e)       --
  Common stock, $.01 par value, 13,006,564
   shares issued and outstanding--pro
   forma(12)................................                 --   (1e)       --
  Additional capital invested...............       963       (963)(1e)
                                                              740 (1d)
                                                              228 (4)
                                                               13 (6)        981
  Retained earnings (deficit)...............       142     (1,117)(1e)
                                                             (108)(7)     (1,083)
  Pension liability adjustment..............       (53)                      (53)
  Unearned compensation.....................       (14)        14 (8)        --
  Unearned ESOP Preferred Stock.............                 (228)(4)       (228)
  Unrealized loss on investments............        (2)                       (2)
  Common stock held in treasury, 929,631
   shares--historical, 439,816 shares--pro
   forma ...................................       (67)         4 (9)        (63)
                                               -------     ------        -------
                                                 1,097     (1,545)(10)      (448)
                                               -------     ------        -------
                                               $12,889     $ (798)       $12,091
                                               =======     ======        =======

  See the accompanying notes to Pro Forma Condensed Statement of Consolidated
                              Financial Position.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES
   NOTES TO PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED FINANCIAL POSITION

                                 MARCH 31, 1994

 (1) To record the Recapitalization (as described in "THE PLAN OF RECAPITALIZATION--Terms and Conditions"). The entries assume that (i) the Offerings of Debentures and Depositary Preferred Shares representing interests in Public Preferred Stock are consummated, (ii) all in-the-money Options are vested and exercised at the Effective Time using a cashless exercise mechanism, (iii) treasury stock held by the Company immediately prior to the Effective Time will convert into New Shares that remain outstanding after the Recapitalization and (iv) Convertible Company Securities that are outstanding immediately prior to the Effective Time will not convert into the Recapitalization Consideration at the Effective Time. The cashless exercise feature permits holders of Options to exercise them by surrendering to the Company a portion of the proceeds of the Option in lieu of paying the exercise price in cash. When the cashless exercise feature is used, each element of the Recapitalization Consideration that is issuable upon the exercise of such Options is reduced proportionately, and the net Recapitalization Consideration (including the New Shares) that is issued is equal in value to the spread value of the Options exercised. See footnote 8 to the Pro Forma Condensed Statement of Consolidated Operations for the year ended December 31, 1993.


   (a) To record the proceeds from the Offerings of approximately $765 million of Debentures and approximately $765 million of Depositary Preferred Shares representing interests in Public Preferred Stock, net of underwriting discount of $7 million for the Debentures and $25 million for the Public Preferred Stock. (If the Offerings are not consummated, the Debentures and the Depositary Preferred Shares included in entry 1(c) and 1(d) will be issued to the holders of Old Shares upon redemption of the Series D Redeemable Preferred Stock.)


   (b) To record the cash payment to holders of Old Shares upon the redemption of the Redeemable Preferred Stock. The cash payment includes $25.80 per share plus proceeds from the sales of $31.10 face amount of Debentures and Depositary Preferred Shares representing interests in $31.10 liquidation preference of Public Preferred Stock (before deducting underwriting discounts), and assumes that the proceeds of the sales equals the face amount of the securities. The pro forma adjustment also includes the cash payment of $88 per share upon exercise of Options. (If the amount to be sold in the Offerings is reduced as discussed in entry 1(c) and 1(d), the amount paid to holders of Old Shares will be reduced.)

   (c) To record the issuance of $382.5 million of principal amount of Series A Debentures and $382.5 million of principal amount of Series B Debentures. The Debentures are being recorded at their face amount on the assumption that they will be priced to trade at par, less the underwriting discount of $7 million. The actual rates on the Debentures will be reset prior to the Effective Time and the Debentures are subject to a maximum interest rate of 112.5 basis points above the Initial Pricing. The underwriting agreements for the United Debt Offerings are expected to provide that if either or both of the United Debt Offerings are consummated, the interest rates on the Debentures being offered may be adjusted in order for the Debentures to be sold at or closer to par, in which case the principal amount of the Debentures will be reduced so that the annual interest expense will not exceed the stated maximum which was calculated based upon the rate cap. If either or both of the United Debt Offerings are not consummated and the interest rate exceeds the applicable stated maximum, the Debentures will be recorded at a discount.

   (d) To record the issuance of Depositary Preferred Shares representing interests in $765 million liquidation preference of Public Preferred Stock, net of underwriting discount of $25 million. The Public Preferred Stock is recorded at its stated value of $.01 per share, with the excess of liquidation value over stated value and net of underwriting discount recorded as additional capital invested. The dividend rate on the Public Preferred Stock will be reset prior to Closing and is subject to a maximum of 11.375%. The underwriting agreement for the UAL Preferred Offering is expected to provide that if the UAL Preferred Offering is consummated, the dividend rate may be adjusted in which case the number of Depositary Preferred Shares will be reduced so that the annual dividends will not exceed the stated maximum which was calculated based upon the rate cap.

   (e) To record the reclassification of Old Shares into New Shares and Series D Redeemable Preferred Stock. The Series D Redeemable Preferred Stock is assumed to immediately convert to cash, including proceeds from the sale of Debentures and Depositary Preferred Shares representing interests in the Public Preferred Stock. (The pro forma adjustments do not reflect the Series D Redeemable Preferred Stock issued to the Company upon reclassification of the treasury stock because such shares are surrendered for cancellation immediately after issuance.)

     The New Shares are recorded at their par value of $.01 per share. Following is a summary of the entries to additional capital invested and retained earnings (in millions):

                                                            ADDITIONAL
                                                             CAPITAL   RETAINED
                                                             INVESTED  EARNINGS
                                                            ---------- --------
      Cancellation of Old Shares...........................  $   128   $   --
      Distribution of cash.................................   (1,091)   (1,117)
                                                             -------   -------
      Pro forma adjustment.................................  $  (963)  $(1,117)
                                                             =======   =======

 (2) To record the cash impact of the estimated fees and transaction expenses, including expenses for the Company, ALPA and the IAM, severance payments to terminated officers and flight kitchen employees and payments relating to the employment agreement with Mr. Greenwald.

 (3) To record the tax effects relating to nonrecurring charges recognized as a result of the Recapitalization.

 (4) To record the initial issuance of Class 1 ESOP Preferred Stock to the Leveraged ESOP for an aggregate purchase price of $228 million. The $228 million was determined based on (i) 1,899,059 shares of Class 1 ESOP Preferred Stock expected to be issued in the first ESOP Tranche as of the Effective Time and (ii) an assumed purchase price of $120 per share. The Company and the Unions may, prior to the Effective Time, agree to increase or decrease the number of shares of Class 1 ESOP Preferred Stock sold at the Effective Time. The agreement with the ESOP Trustee provides that the number of shares of Class 1 ESOP Preferred Stock sold at the Effective Time shall be no more than 2,088,965 and no fewer than 1,709,153 provided, however, that the number of shares sold in the first ESOP Tranche will be adjusted if the Effective Time is before or after July 1, 1994. The actual price per share for the first ESOP Tranche will be calculated as provided in the ESOP Stock Purchase Agreement (see "THE PLAN OF RECAPITALIZATION-- Establishment of ESOPs"). Thus, the ultimate amount recorded at the Effective Time will differ from the pro forma adjustment in order to reflect the actual number of shares issued and the purchase price calculated under the ESOP Stock Purchase Agreement.

   Six additional ESOP Tranches will be issued to the Leveraged ESOP during the 69 months subsequent to the Effective Time, with the total shares of Class 1 ESOP Preferred Stock issued in the seven ESOP Tranches aggregating approximately 14,000,000 shares (subject to increase, see "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares"). The price for the subsequent ESOP Tranches will be as agreed between the Company and the ESOP Trustee at the time of each sale. As the subsequent ESOP Tranches are issued, the shares will be reported as a credit to additional capital invested based on the fair value of the stock when such issuances occur with a corresponding charge to "Unearned ESOP Preferred Stock."

   The unearned ESOP Preferred Stock recorded in the pro forma adjustment together with the unearned ESOP Preferred Stock recorded from subsequent ESOP Tranches will be recognized as compensation expense over the approximately six year investment period as the shares are committed to be released. The difference between the compensation expense recorded, which is based on the fair value of the stock during an accounting period, and the recorded cost of the unearned ESOP Preferred Stock will be recorded to additional capital invested.

   The shares of Class 2 ESOP Preferred Stock will be recorded over the approximately six year investment period as the shares are committed to be contributed to the Non-Leveraged Qualified ESOP and credited to employees pursuant to the Supplemental ESOP with the offsetting entry being to compensation expense. The number of shares of Class 2 ESOP Preferred Stock that will be issued will be equal to 17,675,345 less the number of Shares of Class 1 ESOP Preferred Stock that will be sold to the Qualified ESOP.


   The ESOP Preferred Stock is convertible into New Shares at any time at the election of the ESOP Trustee at a rate of one New Share for each share of ESOP Preferred Stock (subject to adjustment). Primarily because of limitations imposed by the Internal Revenue Code, the ESOP consists of three major portions: the Leveraged ESOP, the Non-Leveraged Qualified ESOP, and the Supplemental ESOP. Shares of ESOP Preferred Stock issued under the Leveraged ESOP and the Non-Leveraged Qualified ESOP will be held by the ESOP Trustee under the Qualified Trust. Under the Supplemental ESOP, shares will be credited as Book-Entry Shares when earned by employees, and will be issued to employees as New Shares, generally upon termination of employment. ALPA has the right to elect, at any time, before or after the Effective Time, that the Supplemental ESOP be maintained by the actual issuance of Class 2 ESOP Preferred Stock to a non-qualified trust established under the Supplemental Plan. In general, the Plan of Recapitalization is designed to maximize the number of shares of ESOP Preferred Stock that may be sold to the Qualified Trust. However, because of certain limitations imposed by the Internal Revenue Code, a portion of the equity interest to be obtained by the ESOP Trustee may not be sold to the Qualified Trust. The Class 1 ESOP Preferred Stock contains a fixed dividend feature which is intended to maximize the number of shares of Class 1 ESOP Preferred Stock that may be sold to the Qualified Trust consistent with the applicable provisions of the Internal Revenue Code. To the extent the Qualified Trust is unable to purchase the Class 1 ESOP Preferred Stock, Class 2 ESOP Preferred Stock will be issued, to the extent permitted by the limitations of the Internal Revenue Code, to the ESOP Trustee pursuant to the Non-Leveraged Qualified ESOP. Class 2 ESOP Preferred Stock will not contain a fixed dividend. To the extent that Class 2 ESOP Preferred Stock cannot be issued to the ESOP Trustee because of the limitations of the Internal Revenue Code, the Company will credit Book-Entry Shares to accounts established for the employees.

 (5) To record the issuance at par of one share of Class P Voting Preferred Stock, one share of Class M Voting Preferred Stock, and one share of Class S Voting Preferred Stock to the ESOP Trusts. The remaining Voting Preferred Stock will be issued when it is contributed to the Supplemental ESOP Trust. The Class P Voting Preferred Stock, the Class M Voting Preferred Stock and the Class S Voting Preferred Stock, which are referred to collectively as the Voting Preferred Stock, represent and permit, in connection with the establishment of the ESOPs, the exercise of voting power representing 55% (which under certain circumstances may be increased to up to 63%) of the voting power of the Company. See "DESCRIPTION OF SECURITIES--The Voting Preferred Stock." The ESOPs provide that upon the conversion of all the ESOP Preferred Stock into New Shares, each share of Voting Preferred Stock will be converted into one ten-thousandth of a New Share.

 (6) To account for the cashless exercise of options in the event of the Recapitalization. (Amount of the entry is based on an assumed Old Share price at the Effective Time of approximately $131.5 per share.)

 (7) Represents the offset to entries (2), (3), (6), (8), (9) and (11).

 (8) To record the vesting of the unvested restricted stock as a result of the Recapitalization.

 (9) To record 25,000 restricted shares to Mr. Greenwald that will vest at the Effective Time.

(10) Does not reflect the issuance of four shares of Class I Preferred Stock, one share of Class Pilot MEC Preferred Stock, one share of Class IAM Preferred Stock, and three shares of Class SAM Preferred Stock. These stocks have a $.01 par value and nominal economic value. The Class I Preferred Stock will be issued to the Independent Directors and will have the power to elect such directors to the Board. The Class Pilot MEC Preferred Stock will be issued to the ALPA-MEC and will have the power to elect the ALPA Director. The Class IAM Preferred Stock will be issued to the IAM or its designee and will have the power to elect the IAM Director. The Class SAM Preferred Stock will be issued to the Salaried and Management Director and to the senior executive at United who has primary responsibility for human resources and will have the power to elect the Salaried and Management Director. Such classes of stock are referred to collectively as the Director Preferred Stock. See "DESCRIPTION OF SECURITIES--The Director Preferred Stock." Upon the occurrence of an Uninstructed Trustee Action (as defined below), the Class Pilot MEC Preferred Stock will succeed to the voting power previously held by the Class P Voting Preferred Stock, the Class IAM Preferred Stock will succeed to the voting power previously held by the Class M Voting Preferred Stock and the Class SAM Preferred Stock will succeed to the voting power previously held by the Class S Voting Preferred Stock. See "DESCRIPTION OF SECURITIES--The Director Preferred Stock--Uninstructed Trustee Actions."

(11) To reverse $19 million of transaction fees and expenses recorded during the first quarter of 1994 because these expenses are included in entry
     (2).

(12) The number of New Shares issued on a pro forma basis is based on Fully Diluted Old Shares assuming the Convertible Company Securities do not convert. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions-- General."

(13) The Class 2 ESOP Preferred Stock committed to be contributed to the Supplemental ESOP will be reported outside of equity because the employees can elect to receive their "book entry" shares from the Company in cash upon termination of employment.

                UNITED AIR LINES, INC. AND SUBSIDIARY COMPANIES

  The following unaudited Pro Forma Condensed Statements of Consolidated Operations for the year ended December 31, 1993 and the three months ended March 31, 1994, and the unaudited Pro Forma Condensed Statement of Consolidated Financial Position as of March 31, 1994 for United and its subsidiaries have been prepared to reflect the impact of the Recapitalization on United, including: (i) the recognition of unearned ESOP Preferred Stock and related ESOP capital as a result of the issuance of the first tranche of UAL Class 1 ESOP Preferred Stock, (ii) the offering of Debentures and distribution of proceeds to UAL, (iii) the recognition of the employee stock ownership plan accounting charge, (iv) the reduction in salaries and related cost for the anticipated impact of the wage and benefit reductions and certain work rule changes and (v) the recognition of the anticipated benefits of the agreement to sell the U.S. flight kitchens. The unaudited Pro Forma Condensed Statements of Consolidated Operations were prepared as if the Recapitalization had occurred on January 1, 1993. The unaudited Pro Forma Condensed Statement of Consolidated Financial Position was prepared as if the Recapitalization occurred on March 31, 1994.

  The pro forma statements assume the Recapitalization is not accounted for as an acquisition or merger and, accordingly, United's assets and liabilities have not been revalued. The distribution to UAL of proceeds from the United Debt Offerings of Debentures is charged to additional capital invested.

  The ESOPs are being accounted for in accordance with the American Institute of Certified Public Accountants Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP"). For the Leveraged ESOP, the Company will issue Class 1 ESOP Preferred Stock through seven ESOP Tranches, at the Effective Time, approximately thirteen months following the Effective Time, annually thereafter for four years and on January 1, 2000. As the Shares are issued to the Leveraged ESOP, United will report the issuance of shares as a credit to ESOP capital based on the fair value of the stock when such issuance occurs and report a corresponding charge to unearned ESOP Preferred Stock. As shares of Class 1 ESOP Preferred Stock are earned or committed to be released, compensation expense will be recognized equal to the average fair value of the shares committed to be released with a corresponding credit to unearned ESOP Preferred Stock. Any differences between the fair value of the shares committed to be released and the cost of the shares to the ESOP will be charged or credited to ESOP capital. For the Non-Leveraged Qualified ESOP, the shares of Class 2 ESOP Preferred Stock will be recorded as the shares are committed to be contributed to the ESOP, with the offsetting entry to compensation expense. Compensation expense will be recorded based on the fair value of the shares committed to be contributed to the ESOP, in accordance with the SOP. The pro forma financial statements assume that the Supplemental ESOP is accounted for the same as the Non-Leveraged Qualified ESOP (i.e., pursuant to the SOP). It is possible that, because the Supplemental ESOP is a non-qualified plan, the Company may account for it under Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees," instead. The Company would not expect this to result in a material difference. The unearned ESOP Preferred Stock, ESOP capital and employee stock ownership accounting charge will be recorded on United's books since participants in the ESOP are employees of United.

  The unaudited Pro Forma Condensed Statements of Consolidated Operations include the recurring charges and credits which are directly attributable to the Recapitalization, such as the interest expense arising from the Debentures, the effects of the wage and benefit reductions and certain work-rule changes resulting from the employee investment, and the employee stock ownership plan accounting charge. No adjustments have been made to the pro forma revenues and expenses to reflect the results of structural changes in operations, such as U2, that might have been made had the changes been consummated on the assumed effective dates for presenting pro forma results.

  The pro forma adjustments are based upon available information and upon certain assumptions that United believes are reasonable. In addition, this information should be read in conjunction with United's Annual Report on Form 10-K for the year ended December 31, 1993, and United's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, as amended, which are incorporated in this Proxy Statement/Prospectus by reference, and which include United's Consolidated Financial Statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and United's Current Report on Form 8-K dated May 3, 1994, which is incorporated by reference in this Proxy Statement/Prospectus.

                UNITED AIR LINES, INC. AND SUBSIDIARY COMPANIES
            PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

                          YEAR ENDED DECEMBER 31, 1993
                                 (IN MILLIONS)

                                           HISTORICAL   ADJUSTMENTS     PRO FORMA
                                           ----------   -----------     ---------
Operating revenues........................  $13,168(8)     $(28)(1)      $13,140
Operating expenses:
 Salaries and related costs...............    4,695        (428)(2)(3)
                                                           (191)(1)        4,076
 Employee stock ownership plan accounting
  charge..................................                  369 (4)          369
 Other....................................    8,178(8)      131 (1)        8,309
                                            -------        ----          -------
                                             12,873        (119)          12,754
                                            -------        ----          -------
Earnings (loss) from operations...........      295          91              386
                                            -------        ----          -------
Other income (expense):
 Interest, net............................     (221)        (77)(5)         (298)
 Other, net...............................     (100)                        (100)
                                            -------        ----          -------
                                               (321)        (77)            (398)
                                            -------        ----          -------
Loss from continuing operations
 before income taxes......................      (26)         14              (12)
Provision (credit) for income taxes.......       (9)          5 (6)           (4)
                                            -------        ----          -------
Loss from continuing operations...........  $   (17)       $  9 (7)      $    (8)
                                            =======        ====          =======


    See accompanying notes to Pro Forma Condensed Statement of Consolidated
                                  Operations.

                UNITED AIR LINES, INC. AND SUBSIDIARY COMPANIES

                         NOTES TO PRO FORMA CONDENSED
                     STATEMENT OF CONSOLIDATED OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1993

(1) United entered into an agreement to sell its U.S. flight kitchens over a period of months beginning in December 1993 through June 1994, and an agreement to acquire catering services for a seven year period. This adjustment eliminates $28 million of sales revenues and $191 million of compensation costs recorded in 1993 relating to the U.S. flight kitchens that were sold, and adds estimated incremental catering costs of $131 million.

(2) To adjust compensation expense for the pro forma effect of wage and benefit reductions and certain work-rule changes resulting from the employee investment that provide for wage and other compensation savings during the approximately six year period beginning at the Effective Time. The pro forma adjustment represents the estimated savings in the 12 months assuming that such savings had commenced at the beginning of the period. The pro forma adjustment does not include any savings related to U2.

(3) The following reconciles the labor cost savings included in the Pro Forma Condensed Statement of Consolidated Operations to the value of the employee investments included in the Company Analysis of employee investments for 1994 (see "SPECIAL FACTORS--Certain Company Analyses"):

                                                                     (MILLIONS)
     Pro Forma adjustment based on 1993 salaries....................    $428
     Estimated compensation savings based on 1994 salaries..........      68
     Estimated benefits of U2 during the first year.................      64
     Estimated additional severance for flight kitchen employees
      during the first year.........................................     (36)
                                                                        ----
       Estimated 1994 investments...................................    $524
                                                                        ====
       Estimated six months of investments included in 1994 analy-
        sis.........................................................    $262
                                                                        ====

(4) To record non-cash compensation for shares of ESOP Preferred Stock committed to be released to employees during the period based on the average fair value of such ESOP Preferred Stock. The average fair value of the ESOP Preferred Stock is based on two components: (1) the average fair value of the New Shares into which the ESOP Preferred Stock is convertible plus (2) a premium attributable to the dividend paying feature of the ESOP Preferred Stock. For purposes of the pro forma adjustment, the average fair value of the ESOP Preferred Stock was assumed to be the initial assumed purchase price of $120. In future years, it is anticipated that the ESOP Preferred Stock price, for purposes of computing the employee stock ownership plan accounting charge, will be determined by an independent appraiser who will value both components. Additionally, in future years, the shares committed to be released that are used to satisfy the dividends payable on previously allocated shares will be charged to retained earnings rather than compensation expense.

  The shares of the ESOP Preferred Stock committed to be released are a fraction of the original ESOP Preferred Stock shares. It is anticipated the shares will be released in a level fashion over the 69 months of the ESOP taking into account the partial period in 1994 and 2000. This would result in approximately 3.07 million ESOP Preferred Stock shares committed to be released in each full calendar year. Shares released in a partial year would be pro rated.

  Since future expense is dependent on the fair market value of the ESOP Preferred Stock, such expense is difficult to forecast and may vary significantly from the value in the pro forma adjustment. Changes in the price of a New Share directly affect the determination of the value of an ESOP Preferred Stock share. In addition, if the average value of a New Share exceeds $136 during the first 12 months after the Effective Time, additional shares of ESOP Preferred Stock will be issued to the Qualified ESOP or reserved for issuance to the Supplemental ESOP to increase the ESOP's ownership from approximately 55% up to a maximum of approximately 63%. Future expense is also affected by the premium associated with the dividend paying feature which shrinks over time as the dividend paying period is reduced.

  Following is a summary of the impact to the employee stock ownership plan accounting charge of a range of fair market values:

               AVERAGE ESOP                                    ESOP ACCOUNTING
              PREFERRED STOCK                                      CHARGE*
                FAIR VALUE                                       (MILLIONS)
              ---------------                                  ---------------
                   $110                                             $338
                    120                                              369
                    130                                              400
                    140                                              430

- --------
     *Assumes 3.07 million shares committed to be released in the pro forma period and no shares used to satisfy dividends payable since shares are not allocated to participants until December 31. In later years shares will be used to satisfy dividends on allocated shares, which will reduce the ESOP accounting charge.

  The following illustrates the impact to the ESOP accounting charge if the average value of the New Shares in the first 12 months exceeds $136 per share.

                                                     SHARES TO
                                                        BE           INCREASE IN
    AVERAGE       AVERAGE ESOP       ADDITIONAL      RELEASED      ESOP ACCOUNTING
   NEW SHARE     PREFERRED STOCK      SHARES TO      FOR FIRST       CHARGE****
     PRICE         FAIR VALUE*       BE ISSUED**      YEAR***        (MILLIONS)
   ---------     ---------------     -----------     ---------     ---------------
     $136             $168                    0              0          $  0
      140              172            2,260,410        393,115            68
      150              182            6,949,234      1,208,562           220

- --------
     *Assumes a dividend premium of $32 per share.

    **To achieve the maximum increase in ownership, the price of a New Share must average at least $149.10 during the first 12 months after the Effective Time. If the average price of a New Share is less than or equal to $136, no additional shares of ESOP Preferred Stock will be issued.
   ***The additional shares will be released in a level fashion over the 69 months of the ESOP.
  ****Represents the first year increase; subsequent increases are dependent on changes in the fair value of ESOP Preferred Stock.

(5) To record interest expense of $72 million on the Series A Debentures at an annual estimated interest rate of 9.0% and on the Series B Debentures at an annual estimated interest rate of 9.7%, and to record amortization of the underwriting discount. The pro forma adjustment also includes foregone interest income due to the reduction in United's average investment balance resulting from the transaction. For purposes of the pro forma adjustment, the interest rates on the Debentures are based on the Initial Pricing. The actual rates will be reset prior to the Effective Time and the reset is limited to an additional 112.5 basis points. If the reset results in the actual rate being at the maximum interest rate, interest expense would increase by an additional $9 million for the year. Further, if the United Debt Offerings are not consummated and the Unions request prior to the Announcement Date that the Debentures contain a call provision, the actual rates could increase above the maximum.

  The underwriting agreements for the United Debt Offerings are expected to provide that if either or both of the United Debt Offerings are consummated, the interest rates may be adjusted to permit the applicable Debentures to be sold at or closer to par, but if this is done, the principal amount of the series of Debentures will be reduced so that the interest payable will not exceed the stated maximum which was calculated based upon the interest rate cap. If the United Debt Offerings are not consummated, the interest rates are subject to the cap.

(6) To adjust the provision (credit) for income taxes to reflect the tax effect of changes to pretax income at the statutory rate in effect during 1993. For purposes of the pro forma adjustment, the book and tax employee stock ownership plan compensation charge are assumed to be the same.

(7) If the Recapitalization is consummated, United expects to recognize nonrecurring charges of approximately $44 million relating to additional severance benefits for employees terminated as a result of the sale of the flight kitchens, up to $49.15 million of transaction fees and expenses incurred by ALPA, the IAM and certain advisors in connection with the structuring and establishment of the ESOPs, $30 million for United's transaction fees and expenses, $17 million of compensation expense relating to vesting the unvested restricted stock as a result of the change in control, $21 million of payments and benefits to Mr. Greenwald and officers who are retiring at the Effective Time, and $13 million of compensation expense (based on an assumed Old Share price of approximately $131.5 at the Effective Time) relating to the vesting of unvested Options and the implementation of a feature that provides for cashless exercise of Options in the event of the Recapitalization. (The existing Option holders are only entitled to utilize the cashless exercise feature if the Recapitalization occurs. The pro forma financial information assumes all in-the-money Options are exercised at the Effective Time and, since the cashless exercise results in variable plan accounting, there is an initial nonrecurring charge for the cashless exercise feature but no ongoing impact; however, if Option holders do not exercise their Options at the Effective Time, there will be an ongoing accounting impact for the changes in the fair market value of the Recapitalization Consideration that is issuable upon exercise of such Options.) The total after-tax effect of the nonrecurring charges is $122 million. Due to the nonrecurring nature of these charges, they have been excluded from the Pro Forma Condensed Statement of Consolidated Operations.

(8) In the first quarter of 1994, United began recording certain air transportation price adjustments, which were previously recorded as commission expense, as adjustments to revenue. Historical operating revenue and expense amounts have been adjusted to conform with the current presentation. See United's Current Report on Form 8-K dated May 3, 1994 which is incorporated by reference in this Proxy Statement/Prospectus.

                UNITED AIR LINES, INC. AND SUBSIDIARY COMPANIES
            PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

                      FOR THE THREE MONTHS MARCH 31, 1994
                                 (IN MILLIONS)

                                           HISTORICAL ADJUSTMENTS     PRO FORMA
                                           ---------- -----------     ---------
Operating revenues........................   $3,173      $  (2)(1)     $3,171
Operating expenses:
 Salaries and related costs...............    1,202       (111)(2)(3)
                                                           (27)(1)      1,064
 Employee stock ownership plan accounting
  charge..................................                  86 (4)         86
 Other....................................    2,015         22 (1)      2,037
                                             ------      -----         ------
                                              3,217        (30)         3,187
                                             ------      -----         ------
Earnings (loss) from operations...........      (44)        28            (16)
                                             ------      -----         ------
Other income (expense):
 Interest, net............................      (60)       (19)(5)        (79)
 Other, net...............................      (16)        19 (6)          3
                                             ------      -----         ------
                                                (76)       --             (76)
                                             ------      -----         ------
Loss from continuing operations
 before income taxes......................     (120)        28            (92)
Provision (credit) for income taxes.......      (41)        11 (7)        (30)
                                             ------      -----         ------
Loss from continuing operations...........   $  (79)     $  17         $  (62)
                                             ======      =====         ======


    See accompanying notes to Pro Forma Condensed Statement of Consolidated
                                  Operations.

                UNITED AIR LINES, INC. AND SUBSIDIARY COMPANIES

                          NOTES TO PRO FORMA CONDENSED
                      STATEMENT OF CONSOLIDATED OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1994

(1) United entered into an agreement to sell its U.S. flight kitchens over a period of months beginning in December 1993 through June 1994, and an agreement to acquire catering services for a seven year period. This adjustment eliminates $2 million of sales revenues and $27 million of compensation costs recorded in the first quarter of 1994 relating to the U.S. flight kitchens that were sold, and adds estimated incremental catering costs of $22 million.

(2) To adjust compensation expense for the pro forma effect of wage and benefit reductions and certain work-rule changes resulting from the employee investment that provide for wage and other compensation savings during the approximately six year period beginning at the Effective Time. The pro forma adjustment represents the estimated savings in the first quarter of 1994 assuming that such savings had commenced at the beginning of the prior year. The pro forma adjustment does not include any savings related to U2.

(3) The following reconciles the labor cost savings included in the Pro Forma Condensed Statement of Consolidated Operations to the value of the employee investments included in the Company Analysis of employee investments for 1994 (see "SPECIAL FACTORS--Certain Company Analyses"):

                                                                      (MILLIONS)
     Pro Forma adjustment...........................................     $111
     Estimated compensation savings based on foregone 1994 raises...       13
     Estimated benefits of U2 for three months......................       16
     Estimated additional severance for flight kitchen employees for
      three months..................................................       (9)
                                                                         ----
       Estimated three months of investments........................     $131
                                                                         ====
       Estimated six months of investments included in 1994 analy-
        sis.........................................................     $262
                                                                         ====

(4) To record non-cash compensation for shares of ESOP Preferred Stock committed to be released to employees during the period based on the average fair value of the ESOP Preferred Stock. For purposes of the pro forma adjustment, the average fair value of the ESOP Preferred Stock was assumed to be the initial assumed purchase price of $120. The pro forma calculations assume that shares committed to be released in 1993 were allocated to participant accounts at the end of 1993. Thus, the portion of shares committed to be released in 1994 that will be used to satisfy dividend payable on allocated shares is charged to retained earnings rather than non-cash compensation expense. It is anticipated that in the first quarter of 1994, approximately 768,000 shares of ESOP Preferred Stock will be committed to be released, and that approximately 54,000 of these shares will be used for dividends.

  Since future expense is dependent on the fair market value of the ESOP Preferred Stock, such expense is difficult to forecast and may vary significantly from the value in the pro forma adjustment. Changes in the price of a New Share directly affect the determination of the value of an ESOP Preferred Stock share. In addition, if the average value of a New Share exceeds $136 during the first 12 months after the Effective Time, additional shares of ESOP Preferred Stock will be issued to the Qualified ESOP or reserved for issuance to the Supplemental ESOP. Future expense is also affected by the premium associated with the dividend paying feature which shrinks over time as the dividend paying period is reduced.

  Following is a summary of the impact to the employee stock ownership plan accounting charge of a range of fair market values:

               Average ESOP                                    ESOP Accounting
              Preferred Stock                                      Charge*
                Fair Value                                       (millions)
              ---------------                                  ---------------
               $110                                                 $ 79
                120                                                   86
                130                                                   93
                140                                                  100

  --------

    * Assumes 768,000 shares committed to be released in the pro forma period and approximately 54,000 shares used for dividends which are charged to retained earnings. As additional shares are allocated in later years, the employee stock ownership plan accounting charge will be reduced.


  The following illustrates the impact to the employee stock ownership plan accounting charge for the quarter if the average value of the New Shares in the first 12 months exceeds $136 per share.

                  Average ESOP                     Shares to be       Increase in
     Average       Preferred       Additional        Released       ESOP Accounting
    New Share      Stock Fair       Shares to        for the          Charge****
      Price          Value*        be Issued**      Quarter***        (millions)
    ---------     ------------     -----------     ------------     ---------------
     $136             $168              0               0                 $ 0
      140              172          2,260,410         98,279               16
      150              182          6,949,239        302,141               51

  --------
     *Assumes a dividend premium of $32.

    **To achieve the maximum increase in additional shares, the price of a New Share must average at least $149.10 during the first 12 months after the Effective Time. If the average price of a New Share is less than or equal to $136, no additional shares of ESOP Preferred Stock will be issued.
   ***The additional shares will be released in a level fashion over the 69 months of the ESOP.
  ****Represents the increase for the quarter; subsequent increases are dependent on changes in the fair value of the ESOP Preferred Stock.

(5) To record interest expense of $18 million on the Series A Debentures at an annual estimated interest rate of 9.0% and on the Series B Debentures at an annual estimated interest rate of 9.7%, and to record amortization of the underwriting discount. The pro forma adjustment also includes foregone interest income due to the reduction in United's average investment balance resulting from the transaction. For purposes of the pro forma adjustment, the interest rates on the Debentures are based on the Initial Pricing. The actual rates will be reset prior to the Effective Time and any upward reset is limited to an additional 112.5 basis points. If the reset results in the actual rate being at the maximum interest rate, interest expense would increase by an additional $2 million for the quarter. Further, if the United Debt Offerings are not consummated and the Unions request prior to the Announcement Date that the Debentures contain a call provision, the actual rates may increase above the maximum.

(6) To reverse $19 million of nonrecurring fees and expenses relating to the Recapitalization which were recorded in the first quarter of 1994.

(7) To adjust the provision (credit) for income taxes to reflect the tax effect of changes to pretax income at the statutory rate in effect during the first quarter of 1994. For purposes of the pro forma adjustment the book and tax employee stock ownership plan compensation charge are assumed to be the same.

                UNITED AIR LINES, INC. AND SUBSIDIARY COMPANIES
        PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED FINANCIAL POSITION

                                 MARCH 31, 1994
                        (IN MILLIONS, EXCEPT SHARE DATA)

                   ASSETS                     HISTORICAL ADJUSTMENTS  PRO FORMA
                   ------                     ---------- -----------  ---------
Current assets:
  Cash and cash equivalents..................  $   666      $(140)(1)  $
                                                              758 (3)
                                                             (765)(3)
                                                                8 (9)      527
  Short-term investments.....................      542                     542
  Other......................................    2,241         44 (2)    2,285
                                               -------      -----      -------
                                                 3,449        (95)       3,354
                                               -------      -----      -------
Operating property and equipment.............   12,211                  12,211
Less: Accumulated depreciation
    and amortization.........................   (5,164)                 (5,164)
                                               -------      -----      -------
                                                 7,047                   7,047
                                               -------      -----      -------
Other assets:
  Other......................................    1,700                   1,700
                                               -------      -----      -------
                                               $12,196      $ (95)     $12,101
                                               =======      =====      =======
    LIABILITIES AND SHAREHOLDER'S EQUITY
    ------------------------------------
Current liabilities:
  Short-term borrowings, long-term debt
   maturing within one year and current
   obligations under capital leases..........  $   466      $          $   466
  Other......................................    4,473        (11)(9)    4,462
                                               -------      -----      -------
                                                 4,939        (11)       4,928
                                               -------      -----      -------
Long-term debt...............................    2,596        758 (3)    3,354
                                               -------      -----      -------
Long-term obligations under capital leases...      774                     774
                                               -------      -----      -------
Other liabilities, deferred credits and
 minority interest...........................    3,317                   3,317
                                               -------      -----      -------
Shareholder's equity:
  Common stock, $5 par value; 1,000 shares
   authorized; 200 shares outstanding........      --                      --
  Additional capital invested................      839       (765)(3)
                                                               13 (5)
                                                                4 (6)       91
  Retained earnings (deficit)................     (200)      (108)(7)     (308)
  ESOP capital...............................                 228 (4)      228
  Unearned ESOP Preferred Stock..............                (228)(4)     (228)
  Unearned compensation......................      (14)        14 (8)      --
  Pension liability adjustment ..............      (53)                    (53)
  Unrealized loss of investments.............       (2)                     (2)
                                               -------      -----      -------
                                                   570       (842)        (272)
                                               -------      -----      -------
                                               $12,196      $ (95)     $12,101
                                               =======      =====      =======

  See the accompanying notes to Pro Forma Condensed Statement of Consolidated
                              Financial Position.

              UNITED AIR LINES, INC. AND SUBSIDIARY COMPANIES
                        NOTES TO PRO FORMA CONDENSED
                STATEMENT OF CONSOLIDATED FINANCIAL POSITION

                                 MARCH 31, 1994

(1) To record the cash impact of the estimated fees and transaction expenses, including expenses for United, ALPA and the IAM, severance payments to terminated officers and flight kitchen employees, and payments relating to the employment agreement with Mr. Greenwald.

(2) To record the tax effects relating to nonrecurring charges recognized as a result of the transaction.

(3) To record the Offerings of $382.5 million principal amount of Series A Debentures and $382.5 million principal amount of Series B Debentures and to record the distribution of proceeds to UAL. The Debentures are being recorded at their face amount based on the assumption that they will be priced to trade at par, less the underwriting discount of $7 million. The actual rates on the Debentures will be reset prior to the Effective Time and the Debentures are subject to a maximum interest rate of 112.5 basis points above the Initial Pricing. The underwriting agreements for the United Debt Offerings are expected to provide that if either or both of the United Debt Offerings are consummated, the interest rates may be adjusted in order for the Debentures to be sold at or closer to par, in which case the principal amount of the Debentures will be reduced so that the annual interest expense will not exceed the stated maximum which was calculated based upon the rate cap. If either or both of the United Debt Offerings are not consummated and the interest rate exceeds the cap, the Debentures will be recorded at a discount.

(4) To record the ESOP capital as a result of the initial issuance of shares of UAL's Class 1 ESOP Preferred Stock to the Leveraged ESOP for an aggregate purchase price of $228 million and to record the related charge to unearned ESOP Preferred Stock. The $228 million was determined based on (i) 1,899,059 shares of Class 1 ESOP Preferred Stock expected to be issued in the first ESOP Tranche as of the Effective Time and (ii) an assumed purchase price of $120 per share. The Company and the Unions may, prior to the Effective Time, agree to increase or decrease the number of shares of Class 1 ESOP Preferred Stock sold at the Effective Time. The agreement with the ESOP Trustee provides that the number of shares of Class 1 ESOP Preferred Stock sold at the Effective Time shall be no more than 2,088,965 and no fewer than 1,709,153 provided, however, that the number of shares sold in the first ESOP Tranche will be adjusted if the Effective Time is before or after July 1, 1994. The actual price per share for the first ESOP Tranche will be calculated as provided in the ESOP Stock Purchase Agreement. Thus, the ultimate amount recorded at the Effective Time will differ from the pro forma adjustment in order to reflect the actual number of shares issued and the purchase price calculated under the ESOP Stock Purchase Agreement.

   Six additional ESOP Tranches will be issued to the Leveraged ESOP during the 69 months subsequent to the Effective Time, with the total shares of Class 1 ESOP Preferred Stock issued in the seven ESOP Tranches aggregating approximately 14,000,000 shares (subject to increase, see "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares"). The price for the subsequent ESOP Tranches will be as agreed between the Company and the ESOP Trustee at the time of each sale. As the subsequent ESOP Tranches are issued, the shares will be reported as a credit to additional capital invested based on the fair value of the stock when such issuances occur with a corresponding charge to "Unearned ESOP Preferred Stock."

  The unearned ESOP Preferred Stock recorded in the pro forma adjustment together with the unearned ESOP Preferred Stock recorded from subsequent ESOP Tranches will be recognized as compensation expense over the approximately six year investment period as the shares are committed to be released. The difference between the compensation expense recorded, which is based on the fair value of the stock during an accounting period, and the recorded cost of the unearned ESOP Preferred Stock will be recorded to ESOP capital.

  ESOP capital will also be recorded over the approximately six year investment period as the shares of UAL's Class 2 ESOP Preferred Stock are committed to be contributed to the Non-Leveraged Qualified ESOP and credited to employees pursuant to the Supplemental ESOP with the offsetting entry being to compensation expense. The number of shares of Class 2 ESOP Preferred Stock that will be issued will be equal to 17,675,345 less the number of shares of Class 1 ESOP Preferred Stock that will be sold to the Qualified ESOP.

(5) To account for the cashless exercise of options in the event of the Recapitalization. (Amount of the entry is based on an assumed Old Share price at the Effective Time of approximately $131.5 per share.)

(6) To record 25,000 restricted shares to Mr. Greenwald that will vest at the Effective Time.

(7) Represents the offset to entries (1), (2), (5), (6), (8) and (9).

(8) To record the vesting of the unvested restricted stock as a result of the Recapitalization.

(9) To reverse $19 million of transaction fees and expenses recorded during the first quarter of 1994 because these expenses are included in entry (1).

                                 CAPITALIZATION

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

  The following table sets forth the unaudited consolidated capitalization of the Company as of March 31, 1994, as adjusted to give effect to the consummation of the Recapitalization and the Offerings, including (i) reclassification of Old Shares into New Shares and Series D Redeemable Preferred Stock, (ii) the Offerings of the Public Preferred Stock (as represented by Depositary Preferred Shares) and Debentures, (iii) redemption of the Series D Redeemable Preferred Stock for cash and proceeds from the Offerings and (iv) the issuance of the first tranche of Class 1 ESOP Preferred Stock, the Voting Preferred Stock and the Director Preferred Stock. The table should be read in conjunction with the Pro Forma Condensed Statement of Consolidated Financial Position included elsewhere in this document.

                                  MARCH 31, 1994
                                ------------------
                                  (IN MILLIONS)
                                             PRO
                                HISTORICAL  FORMA
                                ---------- -------
                                   (UNAUDITED)
Short-term borrowings, long-
 term debt maturing within one
 year and current obligations    $   486   $   486
 under capital leases.........   -------   -------
Long-term debt, excluding por-
 tion due within one year:
  Secured notes...............     1,388     1,388
  Deferred purchase certifi-
   cates......................       194       194
  Debentures..................     1,000     1,765
  Convertible debentures......        33        33
  Promissory notes............        93        93
  Unamortized discount on            (15)      (22)
   debt.......................   -------   -------
                                   2,693     3,451
Long-term obligations under          777       777
 capital leases...............   -------   -------
  Total long-term debt and         3,470     4,228
   capital lease obligations..   -------   -------
Class 2 ESOP Preferred Stock,                  -- (a)
 $.01 par value...............   -------   -------
Shareholders' equity:
  Series A Preferred Stock,
   $.01 stated value..........       --        --
  Series B Preferred Stock,
   $.01 stated value..........                 --
  Class 1 ESOP Preferred
   Stock, $.01 par value......                 --
  Class 2 ESOP Preferred
   Stock, $.01 par value......                 --
  Class P, M and S Voting Pre-
   ferred Stock, $.01 par val-
   ue.........................                 --
  Class I, Pilot MEC, IAM, and
   SAM Preferred Stock, $.01
   par value..................                 --
  Common stock, $5 par value..       128       --
  Common stock, $.01 par val-
   ue.........................                 --
  Additional capital invested.       963       981
  Retained earnings (deficit)...     142    (1,083)
  Pension liability adjust-
   ment.......................       (53)      (53)
  Unearned compensation.......       (14)      --
  Unearned ESOP Preferred
   Stock......................                (228)
  Unrealized loss on invest-
   ments......................        (2)       (2)
  Common stock held in trea-         (67)      (63)
   sury.......................   -------   -------
    Total shareholders' equi-      1,097      (448)
     ty.......................   -------   -------
      Total capitalization....   $ 5,053   $ 4,266
                                 =======   =======

- --------

(a) The Class 2 ESOP Preferred Stock committed to be contributed to the Supplemental ESOP will be reported outside of equity because the employees can elect to receive their "book entry" shares from the Company in cash upon termination of employment.

                UNITED AIR LINES, INC. AND SUBSIDIARY COMPANIES

  The following table sets forth the unaudited consolidated capitalization of United as of March 31, 1994 and as adjusted to give effect to the consummation of the Recapitalization and the Offerings, including (i) the issuance of Debentures and (ii) the ESOP capital recorded as a result of the issuance of the first tranche of UAL's Class 1 ESOP Preferred Stock to the ESOP Trustee for the Qualified ESOP and the related charge for unearned ESOP Preferred Stock. The table should be read in conjunction with the Pro Forma Condensed Statement of Consolidated Financial Position included elsewhere in this document.

                                 MARCH 31, 1994
                                -----------------
                                  (IN MILLIONS)
                                            PRO
                                HISTORICAL FORMA
                                ---------- ------
                                   (UNAUDITED)
Short-term borrowings, long-
 term debt maturing within one
 year and current obligations     $  466   $  466
 under capital leases.........    ------   ------
Long-term debt, excluding por-
 tion due within one year:
  Secured notes...............    $1,388   $1,388
  Deferred purchase certifi-
   cates......................       194      194
  Debentures..................     1,000    1,765
  Promissory notes............        29       29
  Unamortized discount on            (15)     (22)
   debt.......................    ------   ------
                                   2,596    3,354
Long-term obligations under          774      774
 capital leases...............    ------   ------
  Total long-term debt and         3,370    4,128
   capital lease obligations..    ------   ------
Shareholder's equity:
  Common stock, $5 par value..       --       --
  Additional capital invested.       839       91
  Retained earnings (deficit)...    (200)    (308)
  ESOP capital................                228
  Unearned ESOP shares........               (228)
  Pension liability adjust-
   ment.......................       (53)     (53)
  Unearned compensation.......       (14)     --
  Unrealized loss on invest-
   ments......................        (2)      (2)
                                  ------   ------
    Total shareholder's equi-        570     (272)
     ty.......................    ------   ------
      Total capitalization....    $4,406   $4,322
                                  ======   ======

                       BENEFICIAL OWNERSHIP OF SECURITIES

FIVE PERCENT BENEFICIAL OWNERS

  The following table shows the number of shares of the Company's voting securities beneficially owned by any person or group known to the Company as of June 9, 1994 to be the beneficial owner of more than five percent of the Company's voting securities. The number and percent of shares beneficially owned may include Old Shares issuable upon conversion of Convertible Company Securities, even if not so indicated. Convertible Company Securities not converted prior to the Record Date may not be voted at the Meeting.

                                                     AMOUNT AND
                                                     NATURE OF
   TITLE OF                                          BENEFICIAL    PERCENT
    CLASS     NAME AND ADDRESS OF BENEFICIAL OWNER   OWNERSHIP     OF CLASS
   --------   ------------------------------------   ----------    --------
 Common Stock Sanford C. Bernstein & Co., Inc.       1,632,736(1)     6.7%
               One State Street Plaza
               New York, NY 10004
 Common Stock Wellington Management Co.              2,719,750(2)   10.99%
               75 State Street
               Boston, MA 02109
 Common Stock Vanguard/Windsor Funds, Inc.           2,359,200(3)    9.65%
               P.O. Box 823
               Valley Forge, PA 19482
 Common Stock AXA Assurances I.A.R.D. Mutuelle       3,005,010(4)    12.2%
              AXA Assurances Vie Mutuelle
               La Grande Arche
               Pardi Nord
               92044 Paris La Defense France
              Alpha Assurances I.A.R.D. Mutuelle
              Alpha Assurances Vie Mutuelle
               101-100 Terrasse Boieldieu
               92042 Paris La Defense France
              Uni Europe Assurance Mutuelle
               24, Rue Drouot
               75009 Paris France
              AXA
               23, Avenue Matignon
               75008 Paris France
              The Equitable Companies Incorporated
               787 Seventh Avenue
               New York, New York 10019

- --------
(1) Based on Schedule 13G dated February 14, 1994, in which the beneficial owner reported that as of December 31, 1993, it had sole dispositive power over 1,632,736 Old Shares and sole voting power over 882,770 of such Old Shares.



(2) Based on Schedule 13G dated February 10, 1994, in which the beneficial owner reported that as of December 31, 1993, it had shared dispositive power over 2,719,750 Old Shares and shared voting power over 188,716 of such Old Shares. Beneficial ownership of certain of these Old Shares was also reported by another entity. See footnote (4) below.

(3) Based on Schedule 13G dated February 10, 1994, in which the beneficial owner reported that as of December 31, 1993, it had sole voting power and shared dispositive power over 2,359,200 Old Shares. Beneficial ownership of some or all of these Old Shares was also reported by another entity. See footnote (2) above.

(4) Based on Schedule 13G dated April 8, 1994 in which each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, AXA and The Equitable Companies Incorporated reported that as of March 31, 1994 it had sole voting power for 1,738,465 Old Shares and sole dispositive power for 3,005,009 Old Shares. Such amounts include 11,182 Old Shares issuable upon conversion of Series A Preferred Stock.

  The foregoing information is based on a review, as of June 9, 1994, by the Company of statements filed with the Commission under sections 13(d) and 13(g) of the Exchange Act.

SECURITIES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the number of Old Shares beneficially owned as of April 1, 1994, by each director and executive officer included in the Summary Compensation Table, and by all directors and executive officers of the Company, as a group. Unless indicated otherwise by footnote, the owner exercises sole voting and investment power over the securities (other than unissued securities, the ownership of which has been imputed to such owner).

                                                           NUMBER OF
                                                             SHARES
                                                          BENEFICIALLY  PERCENT
      NAME OF DIRECTOR OR EXECUTIVE OFFICER AND GROUP        OWNED      OF CLASS
      -----------------------------------------------     ------------  --------
      Neil Armstrong.....................................     1,021(1)     *
      Andrew F. Brimmer..................................       450(2)     *
      Richard P. Cooley..................................     1,300        *
      Carla A. Hills.....................................       300        *
      Fujio Matsuda......................................       422        *
      John F. McGillicuddy...............................     1,300        *
      Harry Mullikin.....................................     1,300        *
      James J. O'Connor..................................       700        *
      Frank A. Olson.....................................       800        *
      John C. Pope.......................................   189,348(3)     *
      Ralph Strangis.....................................       500        *
      Paul E. Tierney, Jr................................   168,559(4)     *
      Stephen M. Wolf....................................   339,985(5)    1.4
      Joseph R. O'Gorman.................................    50,690(6)     *
      James M. Guyette...................................    83,911(7)     *
      Lawrence M. Nagin..................................    62,440(8)     *
      Directors and Executive Officers as a Group (17
       persons)..........................................   959,133(9)    3.7%

- --------
*  Less than 1%
(1) Includes 721 Old Shares held by Lorian, Inc. Pension Trust in which Mr. Armstrong is beneficiary.
(2) Includes 30 Old Shares owned by Dr. Brimmer's wife.
(3) Includes 150,000 Old Shares which Mr. Pope has the right to acquire within 60 days of April 1, 1994 by the exercise of stock options.
(4) Includes 16,600 Old Shares held by a trust in which Mr. Tierney is administrator, co-trustee and beneficiary; 34,109 Old Shares held by a corporation of which he is a director and 50% shareholder and 12,500 Old Shares held by a charitable foundation of which he is a director.
(5) Includes 250,000 Old Shares which Mr. Wolf has the right to acquire within 60 days of April 1, 1994 by the exercise of stock options.
(6) Includes 37,500 Old Shares which Mr. O'Gorman has the right to acquire within 60 days of April 1, 1994 by the exercise of stock options.
(7) Includes 67,120 Old Shares which Mr. Guyette has the right to acquire within 60 days of April 1, 1994 by the exercise of stock options.
(8) Includes 45,000 Old Shares which Mr. Nagin has the right to acquire within 60 days of April 1, 1994 by the exercise of stock options.
(9) Includes 572,970 Old Shares which persons in the group have the right to acquire within 60 days of April 1, 1994, by the exercise of stock options and the 30 Old Shares referred to in note (2) above.

             CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

  The Board of Directors of the Company held a total of 24 meetings during 1993. During their periods of service all directors attended 75 percent or more of the total of such meetings and meetings of Board committees of which they were members, other than Mr. Cooley who attended approximately 74 percent of such meetings.

  The standing committees of the Board of Directors of the Company during 1993 consisted of the Executive, Audit, Compensation, Nominating and Pension and Welfare Plans Oversight Committees.

  Set forth below is a brief description of the functions performed, the names of the committee members, and the number of meetings held by each committee during 1993.

EXECUTIVE COMMITTEE

  The Executive Committee is authorized by the Bylaws of the Company to exercise the powers of the Board of Directors in the management of the business and affairs of the Company, with certain exceptions. The Executive Committee held four meetings in 1993.

  The members of the Committee are:

  Neil A. Armstrong    Paul E. Tierney, Jr.
  Frank A. Olson        Stephen M. Wolf, Chairman
  Ralph Strangis

AUDIT COMMITTEE

  The Audit Committee is authorized by the Board to review with the Company's independent public accountants the annual financial statements of the Company prior to publication, to review the work of and approve non-audit services performed by such independent accountants and to make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year. The Committee reviews the effectiveness of the financial and accounting functions, organization, operations and management of the Company and its subsidiaries and affiliates and the investment policies of the Company. The Audit Committee held two meetings in 1993.

  The members of the Committee are:

  James J. O'Connor, Chairman   Fujio Matsuda
  Neil A. Armstrong             Paul E. Tierney, Jr.
  Richard P. Cooley

COMPENSATION COMMITTEE

  The Compensation Committee reviews and approves the compensation and benefits of all officers of the Company and the senior officers of its subsidiaries and reviews general policy matters relating to compensation and benefits of employees of the Corporation and its subsidiaries. The Committee also administers the 1981 Stock Program and the 1988 Restricted Stock Plan. The Compensation Committee held seven meetings in 1993.

  The members of the Committee are:

  John F. McGillicuddy, Chairman    Harry Mullikin
  Fujio Matsuda

NOMINATING COMMITTEE

  The Nominating Committee considers possible candidates for election to the Board and makes recommendations of nominees to the Board. The Nominating Committee will consider nominees recommended by stockholders, who may submit such recommendations by addressing a letter to the Chairman of the Nominating Committee, UAL Corporation, P.O. Box 66919, Chicago, Illinois 60666. The Nominating Committee held one meeting in 1993.

  The members of the Committee are:

  Richard P. Cooley, Chairman   Carla A. Hills       John F. McGillicuddy
  Andrew F. Brimmer             Ralph Strangis

PENSION AND WELFARE PLANS OVERSIGHT COMMITTEE

  The Pension and Welfare Plans Oversight Committee exercises oversight with respect to compliance by the Company and its subsidiaries with laws governing employee benefit plans under the Employees' Retirement Income Security Act of 1974 ("ERISA"). Reports of the subsidiaries concerning ERISA employee benefit plan matters are reviewed by the Committee and the Committee periodically reports its actions, findings and recommendations to the Board. The Committee held one meeting in 1993.

  The members of the Committee are:

  Harry Mullikin, Chairman    Andrew F. Brimmer
  Carla A. Hills              James J. O'Connor

COMPENSATION OF DIRECTORS; EFFECT OF "CHANGE IN CONTROL"

  The directors receive an annual retainer of $20,000 and are paid $1,000 for each meeting attended. The Chairmen of the Audit, Compensation, Nominating and Pension and Welfare Plans Oversight Committees receive an additional retainer of $3,000 per year. Each member of a committee receives a fee of $1,000 for each committee meeting attended. In support of a cost reduction effort announced in January 1993, directors' compensation as reported above was reduced 10%. Directors also receive 100 Old Shares annually. Directors who are officers of the Company or of any subsidiary do not receive any retainer fee, meeting fee or Old Shares for their service on the Board of Directors or any committee.

  Non-employee directors are eligible to participate in a retirement income plan (the "Retirement Plan") if they have at least five years of service on the date of retirement and are not otherwise eligible to receive pension benefits from the Company or any of its subsidiaries. If a retiring director has at least ten years of service and is age 70 or over at retirement, he or she is entitled to a life annuity equal to the greater of $20,000 per year or the annual retainer fee at retirement. Reduced benefits are available if the director has less than ten years of service or if retirement occurs before age
70. For these purposes, a director who is a director at the time of a "change in control" of the Company is credited with three additional years of service, is deemed to have satisfied the five-year minimum service requirement and is deemed to be three years older than his or her actual age. Surviving spouse benefits are available in some cases. A trust (the "Trust") has been created to serve as a source of payments of benefits under this retirement plan. The Trust becomes irrevocable upon the occurrence of a "change in control."

  Under the Company's travel policy for directors (the "Travel Policy"), each director of the Company, his or her spouse and their eligible dependent children are entitled to free transportation on United. The directors are reimbursed by the Company for additional income taxes resulting from the taxation of these benefits. The cost of supplying these benefits for each director in 1993, including cash payments made in January, 1994 for income tax liability, was as follows:

                            COST OF TRAVEL
      NAME OF DIRECTOR       BENEFITS ($)
      ----------------      --------------
      Neil A. Armstrong          6,819
      Andrew F. Brimmer         41,449
      Richard P. Cooley         32,444
      Carla A. Hills            17,252
      Fujio Matsuda             11,245
      John F. McGillicuddy      17,617
      Harry Mullikin            26,980
      James J. O'Connor         35,014
      Frank A. Olson             6,705
      John C. Pope              17,869
      Ralph Strangis            22,020
      Paul E. Tierney, Jr.      52,805
      Stephen M. Wolf           40,687

The Company also has a policy pursuant to which each director is entitled to free cargo shipment on United. A director (and his or her spouse and eligible dependent children) serving as such at the time of a "change in control" is entitled to continue such benefits thereafter for life.

  The transactions contemplated by the Plan of Recapitalization will constitute a "change in control" for purposes of the Travel Policy, the Retirement Plan and the Trust.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Mr. Strangis is a member of the law firm of Kaplan, Strangis & Kaplan, P.A., which has represented, and may continue to represent, the Company and its affiliates in connection with various legal matters.

                             EXECUTIVE COMPENSATION

                 UAL CORPORATION COMPENSATION COMMITTEE REPORT

PHILOSOPHY

  The Company's officer compensation program is designed to attract, retain and motivate top quality and experienced officers. The program provides industry competitive compensation opportunities, supports a pay-for-performance culture and emphasizes pay-at-risk. The program is heavily oriented toward incentive compensation that is tied to the annual and longer-term financial performance of the Company and to its longer-term return to stockholders.

COMPONENTS

  There are two components to the executive compensation program:

  . Cash compensation.

  .Stock compensation.

  The cash compensation program is comprised of base salary and annual cash incentive compensation. Base salaries are competitive with other large domestic air carriers, which include the three largest of the five carriers on the Relative Market Performance Graph below. Base salaries are substantially less than other corporations of comparable size.

  Annual incentive compensation provides an opportunity for additional earnings. An annual incentive pool is created based upon the Company's earnings; each year the Compensation Committee approves a schedule of annual incentive pool funding relative to specified earnings targets. The CEO recommends to the

Committee incentive awards for each officer based upon an assessment of each such officer's contribution over the preceding year. The assessment is based on, among other things, an appraisal prepared annually for each officer on his or her managerial skills and the performance by him or her of assigned responsibilities. Before making a recommendation, the CEO will discuss such appraisals with other members of senior management and will consider these discussions, along with an overall assessment of Company performance and industry competitive data, in making a recommendation to the Compensation Committee on incentive awards for each officer. The Compensation Committee determines the award for the CEO based upon a comparable process and makes a final determination on incentive awards for all other officers.

  The stock compensation program is comprised of stock options and restricted stock. Stock compensation gives each officer the opportunity to become a stockholder of the Company. Stock grants are set in consideration of airline industry practice using the same industry peer group for base salary and annual incentive compensation. Stock grants are also set in consideration of individual performance and contribution. The CEO recommends to the Compensation Committee stock option and/or restricted stock grants for each officer; there are no specific target award levels or weighting of factors considered in determining stock grants. The Compensation Committee determines stock awards for the CEO based upon a comparable process and makes a final determination on stock awards for all other officers. Options and restricted shares typically are granted in alternating years (options in one year, restricted stock in the next year, etc.).

  Stock options may not be granted at less than fair market value on the date of grant. Stock options carry a ten-year term and have exercise vesting restrictions that lapse ratably over a four-year period. Restricted shares have vesting restrictions of up to 5 years.

  The officer compensation program in total, although primarily focused on promoting pay-for-performance and emphasizing pay-at-risk, is heavily oriented toward stockholder interests through the use of long-term stock incentives that create a direct linkage between executive rewards and increased stockholder value. The long-term incentive component, which is comprised totally of stock-based incentives, represents over half of the total income opportunity for the officers.

CEO COMPENSATION

  At Mr. Wolf's request, his salary, upon joining United in 1987, was set at $575,000, which was $75,000 less than his predecessor was paid. During 1992, Mr. Wolf's base salary was increased for the first time since joining the Company in 1987 to $675,000. This increase was based primarily on a qualitative review of performance factors and his contributions and leadership in among other things, creating the most comprehensive route structure of any carrier in the world. Further, additional factors considered were that his salary of $575,000 approximated the bottom tenth percentile of other chief executive officers at U.S. companies exceeding $10 billion in annual revenue and that his salary had not been increased since joining the Company in 1987.

  On February 14, 1993, in support of a cost reduction effort, Mr. Wolf rescinded his raise of $100,000 and returned to his 1987 starting salary of $575,000. On October 27, 1993, the Compensation Committee approved an increase in Mr. Wolf's pre-reduction salary by $50,000, to $725,000. This increase was based primarily on a qualitative review of performance factors and his continuing contributions and leadership during an extremely difficult time in the airline industry, and as an attempt to partially close the gap between his salary and that of CEOs of other large corporations, especially in light of the fact that he had foregone salary increases during most of his six year tenure at the Company. On November 1, 1993, Mr. Wolf's salary was reinstated to its 1992 rate of $675,000 per annum, but Mr. Wolf asked the Compensation Committee to defer his October 1993 increase, which was subsequently implemented on April 1, 1994.

  Mr. Wolf received no cash incentive award for 1993 performance. No stock options or restricted stock were granted to Mr. Wolf during 1993.

COMPENSATION FOR THE OTHER NAMED OFFICERS

  Base salary rates for the other named executive officers were reduced 5% from their 1992 levels in February 1993 in support of a cost reduction effort. Base salaries remained at the reduced levels until September 1993 (November 1993 for Mr. Pope), at which time they were restored to their 1992 levels. In keeping with the Compensation Committee's philosophy of providing compensation to attract, retain and motivate top quality and experienced officers, increases averaging 6.3% were implemented in recognition of a negative competitive differential in salary levels at the Company as compared to other large corporations and because of cost of living increases. None of the other named executive officers received a cash incentive award for 1993 performance. Each received a restricted stock grant, subject to the normal restricted stock grant terms described earlier pursuant to the Company's normal grant schedule, the amount of which took into consideration the need for a retention mechanism due to the fact that no payments had been made under the Incentive Plan for three years.

COMMITTEE ACTIONS REGARDING CHANGES IN CONTROL

  As described below under "--Employment Contracts and Change in Control Arrangements," during 1993 the Compensation Committee, as part of an overall review and after consultation with an independent compensation and benefits consultant and with outside counsel, determined to authorize, and the Company and United thereafter entered into, amendments to the Company's employment contract with Mr. Wolf (originally entered into in 1987) and to an employment contract and severance agreements with other named executive officers, new severance agreements with additional executive officers and amendments to agreements with Company officers to provide for the automatic vesting of outstanding stock options, and the confirmation of such treatment for restricted stock awards, upon a "change in control" of the Company.

  These changes were made in connection with the first overall review of these arrangements in over three years and were intended in part to achieve greater uniformity in the treatment of the Company's executive officers. The Compensation Committee believes it is important to take steps to maintain a stable management team. Revising, amending and adding these various agreements was an important step in this endeavor. These changes also achieved greater uniformity in severance and change in control policy than had previously existed.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

  The Compensation Committee reviewed and discussed the impact of Section 162(m) of the Internal Revenue Code on the Company's executive compensation programs. As a result of this review, the Company, as an integral part of and conditional upon approval of the Recapitalization, is proposing changes to its incentive compensation program for named executive officers. These changes will make the program totally formula-based and will bring the program fully into compliance with the proposed regulations. The Company is also proposing a change to its stock incentive compensation program to place a per person cap on stock grants and to provide performance-based restricted stock awards to the named executive officers. These changes will cause all future incentive compensation awards thereunder to be in full compliance with the proposed regulations.

COMPENSATION CONSULTANT AND COMPETITIVE DATA

  The Committee consults with independent compensation advisors on executive compensation matters. The Committee also has access to competitive data on compensation levels for officer positions.

                     UAL CORPORATION COMPENSATION COMMITTEE

  John F. McGillicuddy, Chairman    Fujio Matsuda     Harry Mullikin

                           SUMMARY COMPENSATION TABLE

                                  ANNUAL                         LONG-TERM
                               COMPENSATION                     COMPENSATION
                             ----------------               --------------------
                                              OTHER ANNUAL   RESTRICTED   STOCK      ALL OTHER
  NAME AND PRINCIPAL         SALARY   BONUS   COMPENSATION     STOCK     OPTIONS    COMPENSATION
       POSITION         YEAR   ($)     ($)       ($)(1)     AWARDS($)(2)   (#)         ($)(3)
  ------------------    ---- ------   -----   ------------  ------------ -------    ------------
Stephen M. Wolf--       1993 604,134        0   122,173(4)           0         0       29,821
 Chairman and           1992 625,000        0    25,515              0         0       30,985
 Chief Executive Offi-
  cer                   1991 575,000        0        --              0   225,000(5)        --

John C. Pope--          1993 487,846        0    17,235      1,995,000         0       16,651
 President and          1992 458,333        0    12,492              0   110,000(5)    14,599
 Chief Operating Offi-
  cer                   1991 375,000  140,000        --      1,848,438         0           --

Joseph R. O'Gorman--    1993 314,348        0     7,548        855,000         0        4,024
 Executive Vice Presi-
  dent                  1992 300,000        0    18,379              0    30,000        7,094
                        1991 233,385   30,000        --        867,000    30,000           --

James M. Guyette--      1993 310,749        0     5,183        855,000         0       10,708
 Executive Vice Presi-
  dent                  1992 300,000        0       327              0    30,000        7,874
                        1991 275,000   90,000        --        739,375         0           --

Lawrence M. Nagin--     1993 306,439        0     8,482        855,000         0       10,645
 Executive Vice
 President--            1992 290,000        0    21,596              0    30,000        8,187
 Corporate Affairs and
 General Counsel        1991 265,000   80,000        --      1,035,125         0           --

- --------

(1) Except as otherwise indicated, amounts specified represent tax gross-ups during the fiscal year associated with travel privileges. None of the above individuals received other compensation not reported elsewhere on this statement in excess of the lesser of $50,000 or 10% of salary and bonus.

(2) The restricted stock granted in 1993 vests 20% per year, from the time of grant, over a five year period. All restricted stock granted in 1991 vests 100% after five years, except that the grant to Mr. O'Gorman vests 25% per year, from the time of grant, over a four year period. The number and aggregate value, respectively, of restricted holdings at fiscal year-end is: Mr. Wolf 15,000 Old Shares, $2,190,000; Mr. Pope 32,000 Old Shares, $4,672,000; Mr. O'Gorman 10,500 Old Shares, $1,533,000; Mr. Guyette 13,500
    Old Shares, $1,971,000; Mr. Nagin 15,300 Old Shares, $2,233,800. No
    dividends have been paid on these Old Shares, but officers have a right to retain any dividends paid on restricted shares.

(3) Amounts represent the total reportable compensation attributable to the split-dollar insurance program.
(4) Includes $39,243 attributable to tax gross-ups during the fiscal year associated with travel privileges, $16,180 attributable to financial planning, travel, certain insurance and automobile benefits, and the balance attributable to club membership costs and dues.
(5) The 225,000 Old Share option granted to Mr. Wolf in 1991 and the 110,000 Old Share option granted to Mr. Pope in 1992 were granted with exercise prices in excess of the then current market price. In Mr. Wolf's case, 75,000 of the Options are exercisable at $147.875 on May 29, 1993, 50,000 at $170.056 on May 29, 1994, 50,000 at $195.565 on May 29, 1995, and 50,000
    at $224.899 on May 29, 1996. In Mr. Pope's case, 50,000 Options are exercisable at $124.00 on April 29, 1994, 20,000 at $142.60 on April 29,
    1995, 20,000 at $163.99 on April 29, 1996, and 20,000 at $188.59 on April
    29, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED IN-
                           SHARES                  OPTIONS/SARS AT      THE-MONEY OPTIONS/SARS AT
                         ACQUIRED ON                  FY-END(#)               FY-END ($)(1)
                          EXERCISE    VALUE   ------------------------- -------------------------
          NAME               (#)     REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Stephen M. Wolf.........       0       N/A      181,250      168,750     6,034,766      966,797
John C. Pope............       0       N/A       87,500      122,500     5,783,594    1,812,531
Joseph R. O'Gorman......       0       N/A       22,500       37,500       187,500      517,500
James M. Guyette........       0       N/A       52,120       30,000     2,764,936      881,719
Lawrence M. Nagin.......       0       N/A       31,250       28,750     1,450,000      838,750

- --------
(1) Market value of the Company's common stock at December 31, 1993, minus exercise price of options/SARs.

                               PENSION PLAN TABLE

                                   YEARS OF SERVICE
               --------------------------------------------------------------
REMUNERATION     15         20         25         30         35         40
- ------------   -------   --------   --------   --------   --------   --------
  375,000      $90,000   $120,000   $150,000   $180,000   $210,000   $240,000
  425,000      102,000    136,000    170,000    204,000    238,000    272,000
  475,000      114,000    152,000    190,000    228,000    266,000    304,000
  525,000      126,000    168,000    210,000    252,000    294,000    336,000
  575,000      138,000    184,000    230,000    276,000    322,000    368,000
  625,000      150,000    200,000    250,000    300,000    350,000    400,000
  675,000      162,000    216,000    270,000    324,000    378,000    432,000
  725,000      174,000    232,000    290,000    348,000    406,000    464,000
  775,000      186,000    248,000    310,000    372,000    434,000    496,000
  825,000      198,000    264,000    330,000    396,000    462,000    528,000

  The above illustration is based on retirement at age 65 and selection of a straight life annuity (other annuity options are available, which would reduce the amounts shown above). The amount of the normal retirement benefit under the plan is the product of 1.6% times years of credited participation in the plan times final average compensation (highest five of last ten years of covered compensation). The retirement benefit amount is not offset by the participant's Social Security benefit. Compensation covered by the plan includes salary and cash bonuses. Credited years of participation with the Company and United for persons named in the cash compensation table are as follows: Mr. Wolf--5 years; Mr. Pope--5 years; Mr. Guyette--25 years; Mr. O'Gorman--21 years; and Mr. Nagin--4 years. The amounts shown do not reflect limitations imposed by Internal Revenue Code on retirement benefits which may be paid under plans qualified under the Internal Revenue Code. United has agreed to provide under non-qualified plans the portion of the retirement benefits earned under the pension plan which would otherwise be subject to Internal Revenue Code limitations.

  The Company has agreed to supplement Messrs. Wolf's and Pope's benefits under the qualified pension plan and United has agreed to supplement Messrs. Nagin's and O'Gorman's benefits under the qualified pension plan, in each case by granting them credit for their prior airline service--22 years for Mr. Wolf, 10 years for Mr. Pope, 6 years for Mr. O'Gorman, and 8 years for Mr. Nagin. Mr. Wolf's benefit will be offset by retirement benefits he is entitled to under any of the plans of his prior employers except Tiger International, Inc.

  Pursuant to the Officer Agreements, upon their retirements in accordance with the Plan of Recapitalization, each of Messrs. Wolf, Pope and Nagin will be entitled to receive a cash payment in an amount calculated to be sufficient to provide additional annual retirement income commencing at age 56 (age 55 in the case of Mr. Pope) of approximately $240,000, $12,000 and $32,000, respectively.

                                UAL CORPORATION
                          RELATIVE MARKET PERFORMANCE
                            TOTAL RETURN 1989--1993

                                [chart to come]

                              1988 1989 1990 1991 1992 1993
                              ---- ---- ---- ---- ---- ----
         UAL Corp. .......... 100  156  101  133  115  133
         S&P 500............. 100  132  127  166  179  197
         D-J Airline
          Group(1)........... 100  116   93  125  127  156

                                        Source: Compustat Database
(1) Alaska Air, AMR, Delta, Southwest, USAir.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

  The Company and United originally entered into the Officer Agreements with Mr. Wolf and Mr. Pope when they joined the Company in 1987 and 1988, respectively, (as subsequently amended and restated, the "Employment Agreements").

  In the event of a change in control of the Company or United followed by the termination of his employment, Mr. Wolf would be entitled to a payment equal to from one to three times his salary and anticipated bonus deemed equal to his salary, depending upon the circumstances of his termination, together with certain other amounts. In the event of a change in control of the Company or United followed by a termination of his employment, Mr. Pope would be entitled to a payment equal to from one to three times his salary and anticipated bonus of not less than $100,000, depending upon the circumstances of his termination, together with certain other amounts.

  The Employment Agreements also provide for the continuance of certain specified employee benefits for a period of years equal to the number of years of compensation included in the severance payment and, depending on the circumstances applicable to an executive, possibly beyond that time.

  Each other executive officer of United is a party to a severance agreement (the "Severance Agreements") with United that provides certain benefits if the executive's employment with United is terminated (1) by the Company without "cause" (as defined in the Severance Agreements) or (2) by the executive for "good reason" (as defined in the Severance Agreements) in either case, within three years following a "change in control" (as defined in the Severance Agreements). Upon such a termination of employment, the executive officer will be entitled to receive (1) a cash payment equal to 3 times the sum of (a) the greater of the executive's base salary as in effect on the date of the change in control or as in effect on the date his or her employment terminates plus
(b) the average of the greater of the bonuses paid to the executive with respect to the three years preceding the change in control or the bonuses paid to the executive with respect to the three years preceding his or her termination of employment, (2) continuation of travel privileges (and partial tax reimbursement) on United for the executive and his or her spouse and other dependents for three years following termination of employment (and for life thereafter if the executive would have qualified for retiree travel privileges had his or her employment continued during such three-year period), (3) coverage under United's medical and other welfare benefits for a period of three years following the date of termination (and for life thereafter if the executive would have qualified for retiree medical benefits had his or her employment continued during such three-year period), (4) a lump sum payment equal to the value of the pension benefits (including any early retirement benefits) that the executive officer would have earned under United's pension plans and arrangements had the executive officer continued to be employed for an additional three years and (5) a lump sum payment equal to the amounts that United would have paid on behalf of the executive officer with respect to split dollar life insurance policies in effect for the executive. The concessions to be implemented with respect to Salaried and Management Employees pursuant to the Plan of Recapitalization could be a "good reason" event entitling such other executive officers of United to terminate their employment and receive the benefits described above. The Company has requested that such individuals agree to waive the "good reason" event arising as a result of the implementation of such concessions. All of such other executive officers have provided such a waiver.

  Pursuant to the Officer Agreements, upon their retirements, in accordance with the Plan of Recapitalization, each of Messrs. Wolf, Pope, and Nagin will be entitled to receive a cash payment in respect of certain split dollar life insurance policies in effect for them of approximately $195,000, $160,000 and $140,000 respectively.

  During 1993 the Company amended stock option and restricted stock agreements with each of the named executive officers to provide for the automatic vesting of outstanding stock options, and for confirmation of such treatment for restricted stock awards, upon a change in control.

RULE 405 DISCLOSURE

  Form 5s for 1993, with respect to one exempt transaction each, were inadvertently filed late for Messrs. O'Gorman and Wolf due to an error in the Company's recordkeeping. The Company, and not the individuals, takes responsibility for effecting these filings.

           APPROVAL OF AMENDMENTS TO THE 1981 INCENTIVE STOCK PROGRAM

  ON MARCH 25, 1994, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDED, IN CONNECTION WITH THE APPROVAL OF THE RECAPITALIZATION, THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF AMENDMENTS (THE "1981 STOCK PROGRAM AMENDMENT") TO THE 1981 INCENTIVE STOCK PROGRAM (THE "1981 STOCK PROGRAM") TO ADD 1,200,000 NEW SHARES (SUBJECT TO ADJUSTMENT AS HEREINAFTER DESCRIBED) TO THE MAXIMUM NUMBER OF SHARES WITH RESPECT TO WHICH GRANTS MAY BE MADE UNDER THE 1981 STOCK PROGRAM.

  The full text of the 1981 Stock Program Amendment is included elsewhere in this Proxy Statement/Prospectus. The following summary of the 1981 Stock Program is qualified in its entirety by the full text of the 1981 Stock Program and the 1981 Stock Program Amendment.

  ADMINISTRATION. The 1981 Stock Program is administered by the Compensation Committee of the Board. Upon consummation of the Plan of Recapitalization, the 1981 Stock Program will be administered by the Compensation Administration Committee of the Board.

  SHARES SUBJECT TO PROGRAM. As initially approved by the stockholders on April 29, 1982, 1,300,000 shares of common stock were issuable under the 1981 Stock Program. On April 24, 1986 and April 25, 1991, an additional 2,000,000 and 1,000,000 shares, respectively, were authorized for issuance under the 1981 Stock Program. The amendments recommended by the Board would make 1,200,000 (subject to adjustment if additional shares become issuable to the employee groups in accordance with the Plan of Recapitalization, see "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares.") New Shares available for issuance under the 1981 Stock Program. Stock issuable under the 1981 Stock Program may be newly issued or treasury shares. The Compensation Committee may at any time and from time to time, in its sole discretion, allocate any or all of such shares for issuance pursuant to grants of incentive stock options ("ISOs"), under Section 422 of the Internal Revenue Code, stock options not intended to qualify under Section 422 of the Internal Revenue Code ("NQSOs") and stock appreciation rights ("SARs").

  PARTICIPATION. Options and SARs are granted by the Compensation Committee only to officers and key employees (including officers who may also be directors) of the Company or any of its subsidiaries. There is currently no specific limitation on the number of New Shares that may be optioned to any individual (or made subject to an SAR) under the 1981 Stock Program. The amendments recommended by the Board would limit the number of New Shares with respect to which options may be granted under the 1981 Stock Program to any individual during any two-year period to 125,000 (250,000 with respect to grants made to any new employee as a condition of employment), subject to adjustment if additional shares become issuable to the employee groups in accordance with the Plan of Recapitalization. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares."

  STOCK OPTIONS. The option price for ISOs and NQSOs may not be less than 100% of the fair market value of the common stock on the date of grant. The closing price of the common stock on the New York Stock Exchange on June 10, 1994 was
$    . The duration of options granted under the 1981 Stock Program cannot exceed ten years.

  STOCK APPRECIATION RIGHTS. SARs may be granted exercisable in cash, or in common stock, or in a combination of cash and common stock. SARs may be granted to any participant in the 1981 Stock Program independent of or in tandem with an NQSO. On exercise of an SAR, the holder will receive up to 100% of the appreciation in fair market value of the shares subject to the SAR. In the case of a tandem SAR, the appreciation shall be measured from the option price. All of the SARs which have been issued under the 1981 Stock Program have been tandem SARs. Exercise of an SAR reduces the number of shares reserved for issuance under the 1981 Stock Program by the number of shares with respect to which the SAR is exercised.

  AMENDMENT AND TERMINATION OF PROGRAM. The Board may amend the 1981 Stock Program from time to time or terminate the 1981 Stock Program at any time, but may not reduce the then existing amount of any participant's options or SARs or adversely change the terms and conditions thereof without the participant's consent. No amendment may without stockholder approval, (i) materially increase the benefits accruing to participants, (ii) materially increase the number of shares which may be issued, or (iii) materially modify the requirements as to eligibility for participation in the 1981 Stock Program. The Plan of Recapitalization will automatically terminate on December 8, 2001.

  FEDERAL INCOME TAX CONSEQUENCES. The Company has been advised by counsel that the Federal income tax consequences to the participants in the 1981 Stock Program and the affiliate of the Company employing them under the now applicable provisions of the Internal Revenue Code and the regulations thereunder are substantially as follows.

  With respect to NQSOs and SARs, an optionee is not deemed to receive any income at the time an NQSO or SAR is granted nor is his employer entitled to a deduction at that time. However, when any part of the NQSO or SAR is exercised the optionee is deemed to have received ordinary income (i) in the case of an NQSO, in an amount equal to the difference between the option price and the fair market value of the shares acquired upon such exercise and (ii) in the case of an SAR, in an amount equal to the sum of the fair market value of the shares and any cash received. The optionee's employer is entitled to a tax deduction in an amount equal to the amount of ordinary income realized by the optionee.

  With respect to ISOs, an optionee is not deemed to receive any income at the time an ISO is granted or exercised, and his employer is not entitled to any deduction. If the optionee disposes of the stock prior to the expiration of the holding period required by Section 422 of the Internal Revenue Code, he will have ordinary income in the year of disposition equal to the excess of the amount received for the shares over the option price, and his employer is entitled to a tax deduction at such time in an amount equal to the amount of ordinary income realized by the optionee. If the optionee disposes of the stock after expiration of the holding period required by Section 422 of the Internal Revenue Code, the excess of the amount received for the shares over the option price will be taxed as long term capital gain and no deduction will be available to the employer.

  Special rules apply in the case of individuals subject to Section 16(b) of the Exchange Act. In particular, under current law any shares received pursuant to the exercise of a stock option or SAR, absent an election by the optionee to include in his income at the time of exercise the excess of the value of shares received over the option price, are treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of six months after the date of grant of the option. Accordingly, the amount of ordinary income recognized, and the amount of the employer's deduction, are determined as of such later date.

  The Board of Directors recommends a vote FOR the approval of the amendments to the 1981 Stock Program.

            APPROVAL OF AMENDMENTS TO THE 1988 RESTRICTED STOCK PLAN

  ON MARCH 25, 1994, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDED IN CONNECTION WITH THE APPROVAL OF THE RECAPITALIZATION THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF AMENDMENTS (THE "1988 RESTRICTED STOCK PLAN AMENDMENTS") TO THE 1988 RESTRICTED STOCK PLAN (THE "1988 RESTRICTED STOCK PLAN") TO PRESERVE, TO THE MAXIMUM EXTENT POSSIBLE, THE DEDUCTIBILITY BY THE COMPANY OF AMOUNTS AWARDED UNDER THE PLAN.

  The full text of the 1988 Restricted Stock Plan Amendment is included elsewhere in this Proxy Statement/Prospectus. The following summary of the 1988 Restricted Stock Plan is qualified in its entirety by the full text of the 1988 Restricted Stock Plan and the 1988 Restricted Stock Plan Amendment.

  SHARES. A maximum of 500,000 Old Shares may be awarded under the 1988 Restricted Stock Plan. Upon consummation of the Plan of Recapitalization, the Old Shares remaining to be issued under the 1988 Restricted Stock Plan will be converted into New Shares. Shares awarded under the 1988 Restricted Stock Plan (the "Restricted Stock") may only be treasury shares. Shares of Restricted Stock that are forfeited under the 1988 Restricted Stock Plan may subsequently be awarded to other participants under the 1988 Restricted Stock Plan.

  The closing price of the common stock on the NYSE on June 10, 1994 was $^^.

  PARTICIPATION. Restricted Stock may be awarded under the 1988 Restricted Stock Plan to key employees, including officers, of the Corporation and its subsidiaries. The 1988 Restricted Stock Plan currently imposes no limit on the number of officers and other key employees to whom Restricted Stock may be awarded or on the number of shares that may be granted to any individual. The 1988 Restricted Stock

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

Plan Amendments would limit the number of New Shares that may be awarded under the 1988 Restricted Stock Plan to any individual during any two-year period to 30,000 (60,000 with respect to grants made to any new employee as a condition of employment), subject to adjustment if additional shares become issuable to the employee groups in accordance with the Plan of Recapitalization. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares."

  ADMINISTRATION. The 1988 Restricted Stock Plan is administered by the Compensation Committee of the Board. Upon consummation of the Plan of Recapitalization, the Plan will be administered by the Compensation Administration Committee of the Board.

  RESTRICTIONS. Restricted Stock is awarded under the 1988 Restricted Stock Plan in the discretion of the Compensation Committee. All shares of stock awarded pursuant to the 1988 Restricted Stock Plan (including any shares received by the holders thereof as a result of stock dividends, stock splits or any other forms of recapitalization) shall be subject to the restrictions specified in the 1988 Restricted Stock Plan. Restricted Stock certificates shall remain in the custody of the Company and shall bear a legend that such Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. Restrictions expire ten years after award unless the Compensation Committee determines in its discretion to accelerate or terminate the period of restriction. Restrictions expire upon a Change in Control, as defined in the 1988 Restricted Stock Plan. In addition, the restrictions expire if the Company is dissolved, or is not the surviving corporation in a merger or consolidation, unless the surviving corporation agrees to exchange the Restricted Stock for its shares having an equivalent value. Participants, as owners of the awarded shares, shall have all other stockholder rights, including the right to vote shares of Restricted Stock and to receive dividends and other distributions, if any, during the restriction period. The 1988 Restricted Stock Plan Amendments would permit the Committee to provide that the "Restricted Period" with respect to any Restricted Shares shall lapse based upon the attainment by the Company of one or more target levels of pre-tax income (as determined under generally accepted accounting principles but without regard to any items (whether gains or losses) otherwise included therein relating to (1) the ESOPs or the ESOP Trusts, (2) any event or occurrence that the Committee determines to be either not directly related to the operations of the Company or not within the reasonable control of the Company's management, (3) the 1988 Restricted Stock Plan and (4) the Company's Incentive Compensation Plan (as defined below)). Such target level(s) shall be determined by the Compensation Committee on or before the allocation of such Restricted Shares, shall relate to such period or periods of time as the Compensation Committee shall prescribe and may provide that any period in which such pre-tax income is less than zero may be disregarded.

  AMENDMENT. The 1988 Restricted Stock Plan may be amended, suspended or terminated by the Board, provided that no such action shall increase the maximum number of shares that may be awarded pursuant to the Plan of Recapitalization, render any Compensation Committee member eligible to receive Restricted Stock while a Compensation Committee member, or adversely affect awards already made without the participant's consent.

  ADJUSTMENTS. In case of a stock split, stock dividend, merger, consolidation, reorganization, recapitalization or other change in corporate structure of the Company, appropriate adjustments will be made by the Compensation Committee in the number and kind of shares subject to the 1988 Restricted Stock Plan.

  FEDERAL INCOME TAX CONSEQUENCES. No income will be recognized by a participant upon receipt of any award of Restricted Stock, unless the participant files an election with the IRS within 30 days of the award to recognize such income. If the participant makes such an election, the Company would be entitled to a deduction for payment of compensation, assuming compliance with applicable withholding requirements, and the participant would be required to report as ordinary income, the fair market value of the Restricted Stock on the award date. In the absence of such an election, the participant's income and the Company's corresponding deduction are deferred until the restrictions cease to apply, at which time the amount of the income and deduction would be based on the fair market value of the shares at the time the restrictions cease to apply.

  Unless the election referred to above is made, dividends received with respect to Restricted Stock prior to the time the restrictions cease to apply would be taxed as ordinary income to the participant and would be deductible by the Company as payment of compensation, assuming compliance with applicable withholding requirements. Dividends received with respect to shares after such an election has been made or after the restrictions cease to apply would be taxed as dividends to the participant and would not be deductible by the Company.

           APPROVAL OF AMENDMENTS TO THE INCENTIVE COMPENSATION PLAN

  ON MARCH 25, 1994 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDED IN CONNECTION WITH THE APPROVAL OF THE RECLASSIFICATION THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF AMENDMENTS (THE "INCENTIVE PLAN AMENDMENT") TO THE COMPANY'S INCENTIVE COMPENSATION PLAN (THE "INCENTIVE PLAN") TO PRESERVE, TO THE MAXIMUM EXTENT POSSIBLE, THE DEDUCTIBILITY BY THE COMPANY OF AMOUNTS PAID THEREUNDER.

  The full text of the Incentive Compensation Amendment is included elsewhere in this Proxy Statement/Prospectus. The following summary of the Incentive Compensation Plan is qualified in its entirety by the full text of the Incentive Plan and the Incentive Plan Amendment.

  Key employees and officers of the Company and its subsidiaries are eligible to participate in the Incentive Plan. The grant of awards and the size thereof depends upon the degree to which the Company's financial targets, as approved by the Compensation Committee, are reached or exceeded and the extent to which individual performance objectives set by management (or by the Compensation Committee in the case of the Company's CEO) are attained or exceeded. Performance is measured annually and awards are vested in the year awarded. Awards are paid in the year awarded.

  Pursuant to the Incentive Plan Amendment, awards under the Incentive Plan with respect to any participant who is a "covered employee" (as defined in Section 162(m)(3) of the Internal Revenue Code) with respect to the applicable award year (i) may not exceed $900,000 and (ii) shall be determined by reference to a formula which shall define the award by reference to the attainment by the Company of one or more target levels of pre-tax income (as determined under generally accepted accounting principles but without regard to any items (whether gains or losses) otherwise included therein relating to (1) the ESOPs or the ESOP Trusts, (2) any event or occurrence that the Compensation Administration Committee determines to be either not directly related to the operations of the Company or not within the reasonable control of the Company's management, (3) the Incentive Plan and (4) the Company's 1988 Restricted Stock
Plan) for such award year. Such target level(s) and the formula referred to above shall be determined by the Compensation Administration Committee prior to the commencement of such award year (or at such later time as may be permissible under Section 162(m) of the Internal Revenue Code). Notwithstanding the foregoing, the Compensation Administration Committee may reduce the award otherwise determined pursuant to such formula in its sole discretion.

  The Incentive Plan Amendment further provides that payment of an award may be deferred, pursuant to a prior election by a participant, to a period selected by the participant. The Incentive Plan may be amended, modified or terminated by the Board in its discretion.

  Amounts paid under the Incentive Plan should be taxable as ordinary income to the participant and deductible by the Company, in each case, in the year in which the amounts are paid.

  The Board of Directors recommends a vote FOR approval of the amendments to the Incentive Plan.

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

                           DESCRIPTION OF SECURITIES

THE DEBENTURES

  The Series A Debentures and the Series B Debentures will be issued under an Indenture dated as of July 1, 1991 between United, as issuer, and The Bank of New York, as Trustee (the "Indenture Trustee") and an officers' certificate that sets forth certain terms of the Debentures (collectively, the "Indenture"). Copies of the Indenture and the related documentation have been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part and is incorporated herein by reference. Where the summaries do not make a distinction between the Series A Debentures and the Series B Debentures, such summaries refer to either series. Whenever particular Sections or defined terms of the Indenture are referred to herein, such sections or defined terms are incorporated herein by reference.

 General

  The Debentures will be issued only in fully registered form without coupons in denominations of $100 principal amount and integral multiples thereof, provided that if either or both of the United Debt Offerings are consummated, the applicable Debentures may be issued in denominations of $1,000 principal amount and integral multiples thereof. The Debentures have been approved for listing on the NYSE subject to official notice of issuance, although there can be no assurance that at or following the Effective Time any trading market for the Debentures will develop. If the Debentures are listed on the NYSE, the Debentures will trade on such exchange only in denominations of $1,000 and integral multiples thereof.

  The Indenture pursuant to which the Debentures will be issued does not limit the aggregate principal amount of Debentures that may be issued in either series. United has registered $449,802,200 aggregate principal amount of each series of Debentures for distribution to holders of Old Shares in connection with the Recapitalization if the United Debt Offerings are not consummated, based upon the number of Fully Diluted Old Shares. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--General." Of that amount, United expects that approximately $382,071,900 aggregate principal amount of each series of Debentures will be issued in respect of the Old Shares currently outstanding (including the unvested restricted shares) and not more than approximately $67,730,300 aggregate principal of each series of Debentures will be issued in connection with the exercise of Options and Convertible Company Securities. Many of the Options and Convertible Company Securities are out of the money and are not currently expected to be exercised. If market conditions change, Options and Convertible Company Securities that are currently out of the money may be exercised. Similarly, the number of Fully Diluted Old Shares presumes that the Company uses the proceeds from the exercise of Options and Convertible Company Securities to purchase Recapitalization Consideration. This assumption is meant to mimic the effect of the "cashless exercise" feature of the Options. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs-- Additional Shares." The effect of the "cashless exercise" is to reduce the amount of the Recapitalization Consideration required to be issued in connection with the Recapitalization. Holders of Options and Convertible Company Securities may elect not to use the "cashless exercise" feature. Accordingly, the aggregate principal amount of each series of Debentures that is required to be issued in connection with the exercise of Options and Convertible Company Securities may exceed $67,730,300. As an alternative to issuing additional Debentures, if conditions permit, the Company or United may attempt to acquire previously issued Debentures in the market. At the present time, the Company and United believe that the aggregate principal amount of Debentures that it has registered will be sufficient for purposes of the Recapitalization, including in connection with the exercise of Options and Convertible Company Securities, although there can be no assurance that this will be the case.

  The Indenture does not contain any covenants or provisions that provide protection to the holder of Debentures in the event of a highly leveraged transaction or a change of control.

  The Series A Debentures will bear interest at a rate per annum that has been fixed provisionally at 9.00%, and the Series B Debentures will bear interest at a rate per annum that has been fixed provisionally at 9.70%. As provided in the Plan of Recapitalization, the rates of interest proposed to be borne by the Series A Debentures and the Series B Debentures may be adjusted in advance of the Meeting to rates that would permit the Series A Debentures and the Series B Debentures to trade at par, on a fully distributed basis, as of the date on which such determination is made, although the interest rates to be borne by the Debentures may not be adjusted above 10.125% in the case of the Series A Debentures and 10.825% in the case of the Series B Debentures. The Company will make a public announcement of the rates of interest to be borne by the Series A Debentures and the Series B Debentures at least five business days but not more than ten calendar days in advance of the Meeting. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Pricing the Securities." The underwriting agreements relating to the United Debt Offerings are expected to provide that if either or both of the United Debt Offerings are consummated, the interest rates on the Debentures may be adjusted to permit them to be sold at or closer to par, but if that is done, the principal amount of the series of Debentures affected will be reduced so that the interest payable annually by United on such Debentures will not exceed the stated maximum which was calculated based upon the interest rate caps. If the Offerings are not consummated, the interest rates borne by the Debentures will be subject to the caps. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Pricing the Securities.

  The Plan of Recapitalization also provides that, at the request of the Unions, if the United Debt Offerings are not consummated, either or both series of Debentures may be made redeemable prior to their respective final stated maturity at the option of United. See "--Redemption" below. Interest on the Debentures will be paid semi-annually beginning in 1994 to holders of record on the record date for such payment. The Series A Debentures will mature in 2004. The Series B Debentures will mature in 2014. Prior to the Effective Time, the Company will establish the semi-annual interest payment dates, the specific final maturity dates and the maximum aggregate principal amount of each series of Debenture. The Debentures will bear interest from the date of their original issuance or the most recent interest payment date from which interest has been paid.

  The Debentures will be unsecured and unsubordinated obligations of United and will rank on a parity with all other unsecured and unsubordinated indebtedness of United. As of March 31, 1994 United had outstanding approximately $2.8 billion aggregate principal amount of indebtedness that will rank pari passu with the Debentures offered hereby, of which approximately $1.8 billion was secured and approximately $1.0 billion was unsecured. The Indenture does not limit the right of United to incur additional senior indebtedness. As of March 31, 1994, senior indebtedness of United on a consolidated basis aggregated approximately $3.7 billion.

 Redemption

  The Debentures will not be subject to any sinking fund or other obligation of United to redeem or retire the Debentures. The Debentures may not be called for redemption prior to their respective final stated maturities. The Plan of Recapitalization provides that either or both series of Debentures may be made redeemable at the option of United prior to their respective final stated maturities if the Unions so request not less than seven days prior to the Announcement Date; provided, however, if the Offering relating to such series of Debentures is consummated, the Unions will not have the ability to cause the Debentures to be redeemable prior to their maturity. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Pricing the Securities."

 Payment, Registration, Transfer and Exchange

  Payments in respect of the Debentures will be made at the office or agency of United maintained for that purpose as United may designate from time to time, except that, at the option of United, interest payments, if any, on the Debentures may be made by checks mailed by the Indenture Trustee to the holders of Debentures entitled thereto at their registered addresses. (Sections 3.7(a) and 9.2 of the Indenture.) Payment of any installment of interest on Debentures will be made to the persons in whose names such Debentures are registered at the close of business on the regular record date for such interest. (Sections 3.7(a) of the Indenture.)

  Debentures will be transferable or exchangeable at the office or agency of United maintained for such purpose as designated by United from time to time. (Sections 3.5 and 9.2 of the Indenture.) Debentures may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith. (Section 3.5 of the Indenture.)

 Consolidation, Merger or Sale by United

  The Indenture provides that United may merge or consolidate with or into any other corporation or sell, convey, transfer or otherwise dispose of all or substantially all of its assets to any person, firm or corporation, if (i)(a) in the case of a merger or consolidation, United is the surviving corporation or (b) in the case of a merger or consolidation where United is not the surviving corporation and in the case of such a sale, conveyance or other disposition, the successor or acquiring corporation is a corporation organized and existing under the laws of the United States of America or a State thereof and such corporation expressly assumes by supplemental indenture all the obligations of United under the Debentures and the Indenture, (ii) immediately after giving effect to such merger or consolidation, or such sale, conveyance, transfer or other disposition, no Default or Event of Default has occurred and is continuing and (iii) certain other conditions are met. In the event a successor corporation assumes the obligations of United, such successor corporation will succeed to and be substituted for United under the Indenture and under the Debentures and all obligations of United will terminate. (Section
7.1 of the Indenture.)

 Events of Default, Notice and Certain Rights on Default

  The Indenture provides that, if an Event of Default occurs with respect to the Debentures of either series and is continuing, the Indenture Trustee for such series or the holders of at least 25% in aggregate principal amount of all of the outstanding Debentures of that series, by written notice to United (and to the Indenture Trustee for such series, if notice is given by such holders of Debentures), may declare the principal of all the Debentures of that series to be due and payable. (Section 5.2 of the Indenture.)

  Events of Default with respect to Debentures of either series are defined in the Indenture as being: (i) default for 30 days in payment of interest on any Debentures of that series when due, (ii) default for 10 days in payment of principal, premium, if any, at its maturity or on redemption or otherwise, of any Debentures of that series when due, (iii) default for 60 days after notice to United by the Indenture Trustee for such series, or to United and the Indenture Trustee by the holders of at least 25% in aggregate principal amount of the Debentures of such series then outstanding, in the performance of any other agreement in the Debentures of that series, in the Indenture or in any supplemental indenture, (iv) default resulting in acceleration of other indebtedness of United for borrowed money where the aggregate principal amount so accelerated exceeds $100 million and such acceleration is not rescinded or annulled within 10 days after the written notice thereof to United by the Indenture Trustee or to United and the Indenture Trustee by the holders of at least 25% in aggregate principal amount of the Debentures of such series then outstanding, provided that such Event of Default will be cured or waived if the default that resulted in the acceleration of such other indebtedness is cured or waived, and (v) certain events of bankruptcy, insolvency or reorganization of United. (Section 5.1 of the Indenture.)

  The Indenture provides that the Indenture Trustee for either series of Debentures will, within 90 days after the occurrence of a Default with respect to Debentures of that series, give to the holder of the Debentures of that series notice of all uncured Defaults known to it; provided that, except in the case of default in payment on the Debentures of that series, the Indenture Trustee may withhold the notice if and so long as a committee of its responsible officers in good faith determines that withholding such notice is in the interest of the holders of the Debentures of that series. (Section 6.6 of the Indenture.) "Default" means any event that is, or, after notice or passage of time or both, would be, an Event of Default. (Section 1.1 of the Indenture.)

  The Indenture provides that the holders of a majority in aggregate principal amount of the Debentures of each series affected (with each such series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee for such series or exercising any trust or power conferred on such Indenture Trustee. (Section 5.8 of the Indenture.)

  The Indenture includes a covenant that United will file annually with the Indenture Trustee a certificate as to United's compliance with all conditions and covenants of the Indenture. (Section 9.7 of the Indenture.)

  The holders of a majority in aggregate principal amount of either series of Debentures by notice to the Indenture Trustee for such series may waive, on behalf of the holders of all Debentures of such series, any past Default or Event of Default with respect to that series and its consequences except a Default or Event of Default in the payment of the principal of, premium, if any, or interest on any Debenture and certain other defaults. (Section 5.7 of the Indenture.)

 Modification of the Indenture

  The Indenture contains provisions permitting United and the Indenture Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debentures (i) to evidence the succession of another corporation to United and the assumption of the covenants of United by a successor to United, (ii) to add to the covenants of United for the benefit of either series of Debentures or surrender any right or power of United, (iii) to add additional Events of Default with respect to any series, (iv) to secure the Debentures, (v) to evidence and provide for successor Indenture Trustees, (vi) to correct or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of any holder of Debentures of any series issued under the Indenture, or (vii) to cure any ambiguity or correct any mistake. (Section 8.1 of the Indenture.)

  The Indenture also contains provisions permitting United and the Indenture Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debentures of each series affected by a supplemental indenture, to execute such supplemental indenture to add any provisions to or to change or to eliminate any of the provisions of the Indenture or any supplemental indenture or to modify the rights of the holders of Debentures of such series, except that no such supplemental indenture may, without the consent of the holder of each Debenture so affected, (i) change the time for payment of principal or interest on any Debenture, (ii) reduce the principal of, or any installment of interest on, any Debenture, (iii) reduce the amount of premium, if any, payable upon the redemption of any Debenture, (iv) change the coin or currency in which any Debenture or any premium or interest thereon is payable, (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debenture, (vi) reduce the percentage in principal amount of the outstanding Debentures of any series the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (vii) change the obligation of United to maintain an office or agency in the places and for the purposes specified in the Indenture or
(viii) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions. (Section 8.2 of the Indenture.)

 Defeasance and Covenant Defeasance

  United may elect either (i) to defease and be discharged from any and all obligations with respect to the Debentures of any series (except as described below) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to the Debentures of any series ("covenant defeasance"), upon the deposit with the Indenture Trustee for such series (or other qualifying trustee), in trust for such purpose, of money and/or Government Obligations that through the payment of principal and interest in accordance with their terms will provide money in the amount sufficient to pay the principal of, premium, if any, and interest on such Debentures to their respective final stated maturity or redemption, as the case may be. Upon the occurrence of a defeasance, United will be deemed to have paid and discharged the entire indebtedness represented by such Debentures and to have satisfied all of its other obligations under such Debentures (except for (i) the rights of holders of such Debentures to receive, solely from the trust funds deposited to defease such Debentures, payments in respect of the principal of, premium, if any, and interest on such Debentures when such payments are due and (ii) certain other obligations as provided in the Indenture). Upon the occurrence of a covenant defeasance, United will be released only from its obligations to comply with certain covenants contained in the Indenture relating to such Debentures, will continue to be obligated in all other respects under such Debentures and will continue to be contingently liable with respect to the payment of principal, premium, if any, and interest with respect to such Debentures.

  The conditions to both defeasance and covenant defeasance are as follows: (i) such defeasance or covenant defeasance must not result in a breach or violation of, or constitute a Default or Event of Default under, the Indenture, or result in a breach or violation of, or constitute a default under, any other material agreement or instrument of United, (ii) certain bankruptcy related Defaults or Events of Default with respect to United must not have occurred and be continuing during the period commencing on the date of the deposit of the trust funds to defease such Debentures and ending on the 91st day after such date,
(iii) United must deliver to the Indenture Trustee an Opinion of Counsel to the effect that the holders of such Debentures will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if such defeasance or covenant defeasance had not occurred (such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the IRS or a change in applicable Federal income tax law occurring after the date of the Indenture) and (iv) United must deliver to the Indenture Trustee an Officers' Certificate and an Opinion of Counsel with respect to compliance with the conditions precedent to such defeasance or covenant defeasance and with respect to certain registration requirements under the Investment Company Act of 1940, as amended. (Article 4 of the Indenture.) The Indenture requires that a nationally recognized firm of independent public accountants deliver to the Indenture Trustee a written certification as to the sufficiency of the trust funds deposited for the defeasance or covenant defeasance of such Debentures. The Indenture does not provide the holders of such Debentures with recourse against such firm. In the event that Government Obligations deposited with the Indenture Trustee for the defeasance of such Debentures decrease in value or default subsequent to their being deposited, United will have no further obligation, and the holders of such Debentures will have no additional recourse against United, as a result of such decrease in value or default. As described above, in the event of a covenant defeasance, United remains contingently liable with respect to the payment of principal, premium, if any, and interest with respect to such Debentures.

  United may exercise its defeasance option with respect to such Debentures notwithstanding its prior exercise of its covenant defeasance option. If United exercises its defeasance option, payment of such Debentures may not be accelerated because of a Default or an Event of Default. If United exercises its covenant defeasance option, payment of such Debentures may not be accelerated by reason of a Default or an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest then due on such Debentures, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

 The Indenture Trustee

  The Bank of New York is the Indenture Trustee under the Indenture. United and the Company also maintain banking and other commercial relationships with The Bank of New York and its affiliates in the ordinary course of business and The Bank of New York acts as trustee under several indentures for United and the Company.

THE CAPITAL STOCK OF THE COMPANY

  As of the date of this Proxy Statement/Prospectus, the Company's current Amended and Restated Certificate of Incorporation authorizes the issuance of 125,000,000 Old Shares and 16,000,000 shares

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

of preferred stock. As of May 11, 1994, there were outstanding (a) 24,571,077 Old Shares, (b) 6,000,000 shares of Series A Preferred Stock that were convertible into 3,833,866 Old Shares, (c) Options to purchase an aggregate of 1,632,568 Old Shares, (d) $33,005,000 principal amount of Air Wis Convertible Debentures that were convertible into 130,369 Old Shares and (e) rights to purchase 245,710 shares of Junior Participating Preferred Stock. The Company has designated 1,250,000 shares of a series of preferred stock as Junior Participating Preferred Stock (as defined below), which are reserved for issuance upon exercise of certain preferred share purchase rights associated with each outstanding Old Share (the "Rights"), as described below.

  Upon consummation of the Recapitalization, the authorized capital stock of the Company will consist of (i) 100,000,000 New Shares, par value $0.01 per share, (ii) 16,000,000 shares of serial preferred stock, without par value (the "Serial Preferred Stock"), of which (a) 6,000,000 shares will be designated as Series A Preferred Stock, (b) 50,000 shares will be designated Public Preferred Stock, (c) 1,250,000 shares will be designated Junior Participating Preferred Stock and (d) 50,000 will be designated as Series D Redeemable Preferred Stock,
(iii) an aggregate of 50,000,000 shares will be allocated between shares designated as Class 1 ESOP Preferred Stock, par value $0.01 per share, and shares designated as Class 2 ESOP Preferred Stock, par value $0.01 per share,
(iv) 11,600,000 shares of the Class P Voting Preferred Stock, par value $0.01 per share, (v) 9,300,000 shares of the Class M Voting Preferred Stock, par value $0.01 per share, (vi) 4,200,000 shares of the Class S Voting Preferred Stock, par value $0.01 per share, (ix) ten shares of the Class I Preferred Stock, par value $0.01 per share, (x) one share of the Class Pilot MEC Preferred Stock, par value $0.01 per share, (xi) one share of the Class IAM Preferred Stock, par value $0.01 per share, and (xii) ten shares of the Class SAM Preferred Stock, par value $0.01 per share. The serial preferred stock not otherwise designated may be issued from time to time in one or more series, without stockholder approval, with such powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof as may be adopted by the Board of Directors or a duly authorized committee thereof.

  Upon consummation of the Recapitalization, assuming that (i) none of the Options is exercised, (ii) none of the Convertible Company Securities is converted and (iii) none of the ESOP Preferred Stock or the Voting Preferred Stock is converted, the outstanding capital stock of the Company will consist of (a) 12,285,530 New Shares, (b) 6,000,000 shares of Series A Preferred Stock,
(c) 30,566,419 Depositary Preferred Shares representing 30,566.5 shares of Public Preferred Stock, (d) the number of shares of ESOP Preferred Stock referred to below, (e) three shares of Voting Preferred Stock and (f) nine shares of Director Preferred Stock. Upon consummation of the Recapitalization, assuming that (I) all the Options are exercised, (II) all the Convertible Company Securities are converted and (III) none of the ESOP Preferred Stock or Voting Preferred Stock is converted, the outstanding capital stock of the Company will consist of (A) 15,083,939 New Shares, (B) 37,528,842 Depositary Preferred Shares representing interests in 37,528.8 shares of Public Preferred Stock, (C) the number of shares of ESOP Preferred Stock referred to below, (D) three shares of Voting Preferred Stock and (E) nine shares of Director Preferred Stock. In either case, all the shares of Series D Redeemable Preferred Stock that are issued will be redeemed for cash and, if one or more of the Offerings is not consummated, Debentures and/or Depositary Preferred Shares immediately upon issuance. The Plan of Recapitalization provides that at least 17,675,345 shares of ESOP Preferred Stock will be transferred to the ESOPs over the 69 months following the Effective Time, see "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--General," and that under certain circumstances a greater number may be transferred. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares." Immediately after the Effective Time, a smaller number of ESOP Preferred Stock, including both Class 1 ESOP Preferred Stock and Class 2 ESOP Preferred Stock, will be outstanding. Some additional shares of ESOP Preferred Stock will not be outstanding but will be recorded on the books of the Company as Book-Entry Shares. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Sales of ESOP Preferred Stock."

  Upon the consummation of the Recapitalization and prior to the Sunset, the New Shares and the Voting Preferred Stock will vote together as a single class with respect to all matters submitted to the vote of the

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

holders of common stock pursuant to law or as provided in the Restated Certificate except with respect to (a) such matters upon which the DGCL requires a separate class vote and (b) the election of the Public Directors, whom the New Shares will elect separately as a class, and on whose election the Voting Preferred Stock will not vote. Initially, the Voting Preferred Stock will represent the right to cast 55% of the votes that may be cast by the New Shares and the Voting Preferred Stock voting together as a single class (less a number of votes that is equal to the number of New Shares that have been issued upon conversion of the ESOP Preferred Stock and the Voting Preferred Stock that are held in the ESOPs). Under certain circumstances, the voting power of the Voting Preferred Stock may be increased so that it represents up to 63% of the votes that may be cast by the New Shares and the Voting Preferred Stock voting together as a single class (less a number of votes that is equal to the number of New Shares that have been issued upon conversion of the ESOP Preferred Stock and the Voting Preferred Stock and that are held in the ESOPs). See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares."

  After the Sunset, the New Shares and the Voting Preferred Stock will continue to vote together as a single class with respect to all matters submitted to the vote of the holders of common stock pursuant to law or as provided in the Restated Certificate except with respect to such matters upon which the DGCL requires a separate class vote. After the Sunset, the Voting Preferred Stock will represent the right to cast a number of votes that is equal to the number of New Shares into which the ESOP Preferred Stock can be converted.

  Upon the consummation of the Recapitalization, (i) the Class Pilot MEC Preferred Stock will elect the ALPA Director until the later of the Sunset or the date that all ALPA members cease to be employees of the Company, (ii) the Class IAM Preferred Stock will elect the IAM Director until the later of the Sunset or the date that all IAM members cease to be employees of the Company,
(iii) the Class SAM Preferred Stock will elect the Salaried and Management Director until the later of (x) the Sunset or (y) the earlier of the time when all ALPA members or all IAM members cease to be employees of the Company, and
(iv) the Class I Preferred Stock will elect the Independent Directors until the Sunset.

THE PUBLIC PREFERRED STOCK

  The summary of terms of the Public Preferred Stock contained in this Proxy Statement/Prospectus does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Restated Certificate that will become effective in connection with the consummation of the Recapitalization. A copy of the Restated Certificate is included elsewhere in this Proxy Statement/Prospectus.

 General

  As part of the Recapitalization, each outstanding Old Share will, without further action on the part of the holder thereof, be reclassified and converted into cash and Series D Redeemable Preferred Stock, which Preferred Stock, if the UAL Preferred Offering is not consummated, will be immediately redeemed for, among other things, Depositary Preferred Shares representing interests in $31.10 liquidation preference of Public Preferred Stock. See "--The Depositary Preferred Shares." As contemplated by the Plan of Recapitalization, the Company has elected to issue Depositary Preferred Shares, each representing interests in one one-thousandth of a share of Public Preferred Stock having a liquidation preference of $25. When issued, the Public Preferred Stock will be validly issued, fully paid and nonassessable. The holders of the Public Preferred Stock will not have any preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Public Preferred Stock will not be subject to any sinking fund or other obligation of the Company to redeem or retire the Public Preferred Stock. Unless redeemed by the Company, the Public Preferred Stock will have perpetual maturity.

  The Company has registered under the Securities Act 35,984,175 Depositary Preferred Shares representing interests in $899,604,375 aggregate liquidation preference of the Public Preferred Stock for distribution to holders of Old Shares in connection with this Recapitalization if the UAL Preferred Offering is not consummated, based upon the number of Fully Diluted Old Shares. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--General." Of that amount, the Company expects that approximately 30,565,751 Depositary Preferred Shares representing interests in $764,143,775 aggregate liquidation preference of the Public Preferred Stock will be issued in respect of the Old Shares currently outstanding (including the unvested restricted shares) and approximately 5,418,424 Depositary Preferred Shares representing interests in $135,460,600 aggregate liquidation preference of the Public Preferred Stock are expected to be issued in connection with the exercise of Options and Convertible Company Securities. Many of the Options and Convertible Company Securities are out of the money and are not currently expected to be exercised. If market conditions change, Options and Convertible Company Securities that are currently out of the money may be exercised. Similarly, the number of Fully Diluted Old Shares presumes that the Company uses the proceeds from the exercise of Options and Convertible Company Securities to purchase Recapitalization Consideration. This assumption is meant to mimic the effect of the "cashless exercise" feature of the Options. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares." The effect of the "cashless exercise" is to reduce the amount of the Recapitalization Consideration required to be issued in connection with the Recapitalization. Holders of Options and Convertible Company Securities may elect not to use the "cashless exercise" feature. Accordingly, the number of Depositary Preferred Shares and the aggregate liquidation value of the Public Preferred Stock that are required to be issued in connection with the exercise of Options and Convertible Company Securities may exceed 5,418,424 Depositary Preferred Shares and $135,460,600 aggregate liquidation value. As an alternative to issuing additional Depositary Preferred Shares or shares of Public Preferred Stock, if conditions permit, the Company may attempt to acquire previously issued Depositary Preferred Shares in the market. The terms of the Restated Certificate and the Deposit Agreement (as defined below) would not prevent issuance of Depositary Preferred Shares or shares of Public Preferred Stock in excess of the number already registered. At the present time, although there can be no assurance, the Company believes that the number of Depositary Preferred Shares and the aggregate liquidation value of the Public Preferred Stock that it has registered will be sufficient for purposes of the Recapitalization, including in connection with the exercise of Options and Convertible Company Securities.

 Ranking

  The Public Preferred Stock will rank on a parity with the Series A Preferred Stock and the Series D Redeemable Preferred Stock and will rank senior to the New Shares, the ESOP Preferred Stock, the Voting Preferred Stock, the Director Preferred Stock and any shares of Junior Participating Preferred Stock issued pursuant to the Rights with respect to payment of dividends and amounts payable upon liquidation, dissolution or winding up.

  While any shares of Public Preferred Stock are outstanding, the Company may not authorize the creation or issue of any class or series of stock that ranks senior to the Public Preferred Stock as to dividends or upon liquidation, dissolution or winding up without the consent of the holders of 66 2/3% of the outstanding shares of Public Preferred Stock. The Company may create additional classes or series of preferred stock or authorize, or increase the authorized amount of, any shares of any class or series of preferred stock ranking on a parity with or junior to the Public Preferred Stock without the consent of any holder of Public Preferred Stock. See "--Voting Rights" below.

 Dividends

  Holders of shares of Public Preferred Stock will be entitled to receive, when, as and if declared by the Board of the Company out of assets of the Company legally available therefor, cumulative cash dividends at a rate per annum that has been fixed provisionally at 10.25% of the $25,000 liquidation preference thereof (or $2,562.50 per share) per annum. As provided in the Plan of Recapitalization, the dividend rate proposed to be borne by the Public Preferred Stock may be adjusted in advance of the Meeting to a rate that would permit the Public Preferred Stock to trade at par, on a fully distributed basis, as of the date such determination is made, although the dividend rate to be borne by the Public Preferred Stock may not be adjusted above 11.375%. The Company will make a public announcement of the revised dividend rate at least five business days but not more than ten calendar days in advance of the Meeting. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Pricing the Securities." The underwriting agreement is expected to provide that if the UAL Preferred Offering is consummated, the dividend rate on the Public Preferred Stock may be adjusted to permit the Depositary Preferred Shares to be sold at or closer to par, but if that is done, the number of shares of Public Preferred Stock must be reduced so that the aggregate amount of dividends payable annually by the Company on the Public Preferred Stock will not exceed certain maximum limits. If the UAL Preferred Offering is not consummated, the dividend rate borne by the Public Preferred Stock will be subject to the cap. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Pricing the Securities."

  Dividends on the Public Preferred Stock will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing on the first dividend payment date that follows the Effective Time (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors), at such annual rate, provided that if the UAL Preferred Offering is consummated, the regular dividend payment dates may be as determined by the Company after consultation with the underwriters. Each such dividend will be payable to holders of record as they appear on the stock records of the Company at the close of business on such record dates, which will not be more than 60 days or less than 10 days preceding the payment dates corresponding thereto, as may be fixed by the Board of Directors of the Company or a duly authorized committee thereof. Dividends will accrue from the date of the original issuance of the Public Preferred Stock (the "Issue Date"). Dividends will be cumulative from such date, whether or not in any dividend period or periods there are assets of the Company legally available for the payment of such dividends.

  Each share of Public Preferred Stock issued after the Issue Date (whether issued upon transfer of or in exchange for an outstanding share of Public Preferred Stock or issued for any other reason) will be entitled to receive, when, as and if declared by the Board, dividends with respect to each dividend period, starting with the Issue Date, for which full dividends have not been paid prior to the date upon which such share of Public Preferred Stock was issued. Any share of Public Preferred Stock that is issued after the record date with respect to any dividend payment and before such dividend is paid will not be entitled to receive the dividend paid to holders of Public Preferred Stock as of such record date.

  The regular quarterly dividend payment dates with respect to Public Preferred Stock coincide with the regular dividend payment dates on the Series A Preferred Stock, and two of the dividend payment dates with respect to the Public Preferred Stock will coincide with the regular semi-annual interest payment dates on the Debentures unless the UAL Preferred Offering is consummated, in which case such payments need not coincide. The Plan of Recapitalization provides that, unless the UAL Preferred Offering is consummated, the Company will use the same record date with respect to regular quarterly dividend payments on the Public Preferred Stock and the Series A Preferred Stock. It also provides that the Company will use the same record date with respect to the Public Preferred Stock, the Series A Preferred Stock and the Debentures when the regular dividend payment dates coincide with the regular interest payment date.

  Accumulations of dividends on shares of Public Preferred Stock will not bear interest. Dividends payable on the Public Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Public Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four.

  Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock (as defined below) unless full cumulative dividends have been paid on the Public Preferred Stock for all prior dividend periods. If accrued dividends on the Public Preferred Stock for all prior dividend periods have not been paid in full, then any dividend declared on the Public Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Public Preferred Stock and such Parity Stock.

  The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock or Parity Stock through a sinking fund or otherwise (except by conversion into or exchange for shares of Junior Stock and other than a redemption or purchase or other acquisition of New Shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary), unless all accrued and unpaid dividends with respect to the Public Preferred Stock and any Parity Stock at the time such dividends or other distributions are payable or such redemption, purchase or acquisition is to occur have been paid or funds have been set apart for payment of such dividends.

  For purposes of the description of the Public Preferred Stock, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, (ii) the term "Parity Stock" means any other class or series of preferred stock ranking on a parity with the Public Preferred Stock as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up and (iii) the term "Junior Stock" means the New Shares, the ESOP Preferred Stock, the Voting Preferred Stock, the Director Preferred Stock, any shares of Junior Participating Preferred Stock issued pursuant to the Rights and any other class or series of capital stock of the Company now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts payable upon liquidation, dissolution or winding up to the Public Preferred Stock.

  The Company currently expects that it will have sufficient accumulated earnings and profits as of the time of any anticipated distributions, within the reasonably foreseeable future, on the Public Preferred Stock (as represented by Depositary Preferred Shares) such that distributions within such period should be treated as dividends within the meaning of Section 316(a) of the Internal Revenue Code. However, there can be no assurance that such expected amounts of accumulated earnings and profits will actually exist at the time of any such distributions.

 Redemption

  The Public Preferred Stock is not redeemable prior to the fifth anniversary of the Issue Date or, if the UAL Preferred Offering is consummated, prior to a date which is a regular dividend payment date in the year 2004 which will be identified prior to the Effective Time. On and after such date, the Public Preferred Stock is redeemable at the option of the Company, in whole or in part, at the redemption price of $25,000 per share, plus, in each case, all dividends accrued and unpaid on the Public Preferred Stock up to the date fixed for redemption, upon giving notice as provided below.

  If fewer than all of the outstanding shares of Public Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot or in such other manner as is prescribed by the Company's Board.

  At least 30 days but not more than 60 days prior to the date fixed for the redemption of the Public Preferred Stock, a written notice will be mailed to each holder of record of Public Preferred Stock to be redeemed, notifying such holder of the Company's election to redeem such shares, stating the date fixed for redemption thereof and calling upon such holder to surrender to the Company on the redemption date at the place designated in such notice the certificate or certificates representing the number of shares specified therein. On or after the redemption date, each holder of Public Preferred Stock to be redeemed must present and surrender his certificate or certificates for such shares to the Company at the place designated in such notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate will be canceled. Should fewer than all the shares represented by any such certificate be redeemed, a new certificate will be issued representing the shares not redeemed.

  From and after the redemption date (unless the Company defaults in payment of the redemption price), all dividends on the shares of Public Preferred Stock designated for redemption in such notice will cease to accrue, and all rights of the holders thereof as stockholders of the Company, except the right to receive the redemption price thereof (including all accrued and unpaid dividends up to the redemption date), will cease and terminate. Such shares may not thereafter be transferred (except with the consent of the Company) on the Company's books, and such shares may not be deemed to be outstanding for any purpose whatsoever. On the redemption date, the Company must pay any accrued and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holders of Public Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares following such dividend payment record date. Except as provided for in the preceding sentences, no payment or allowance will be made for accrued dividends on any shares of Public Preferred Stock called for redemption.

  At its election, the Company, prior to the redemption date, may deposit the redemption price of the shares of Public Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case such notice to holders of the shares of Public Preferred Stock to be redeemed will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and
(iii) call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which may not be later than the redemption date), against payment of the redemption price (including all accrued and unpaid dividends up to the redemption date). Any moneys so deposited which remain unclaimed by the holders of Public Preferred Stock at the end of two years after the redemption date will be returned by such bank or trust company to the Company.

 Liquidation Preference

  The holders of shares of Public Preferred Stock will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, $25,000 per share plus an amount per share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (for purposes of the description of the Public Preferred Stock, the "Liquidation Preference"), and no more.

  Until the holders of the Public Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Public Preferred Stock are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Public Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts that would be payable on such shares of Public Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation nor a sale, lease or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

 Voting Rights

  Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of shares of Public Preferred Stock will not have any voting rights, and their consent will not be required for taking any corporate action. When and if the holders of the Public Preferred Stock are entitled to vote, each share will be entitled to 1,000 votes.

  If the equivalent of six quarterly dividends payable on the Public Preferred Stock have not been declared and paid or set apart for payment, whether or not consecutive, the number of directors of the Company will be increased by two and the holders of all Public Preferred Stock and any other series of Serial Preferred Stock in respect of which such a default exists, voting as a class without regard to series, will be entitled to elect two additional directors at the next annual meeting and each subsequent meeting, until all cumulative dividends have been paid in full or set apart for payment.

  The affirmative vote or consent of the holders of 66 2/3% of the outstanding shares of the Public Preferred Stock will be required for any amendment of the Restated Certificate that alters or changes the powers, preferences, privileges or rights of the Public Preferred Stock so as to materially adversely affect the holders thereof. The affirmative vote or consent of the holders of shares representing 66 2/3% of the outstanding shares of the Public Preferred Stock will be required to authorize the creation or issue of, or reclassify any authorized stock of the Company into, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking senior to the Public Preferred Stock.

  Except as required by law, the holders of Public Preferred Stock will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.

DEPOSITARY PREFERRED SHARES

  The Depositary Preferred Shares will be issued under a Deposit Agreement (the "Deposit Agreement") between the Company and First Chicago Trust Company of New York, as the Depositary (the "Depositary"). A copy of the Deposit Agreement has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. The summary of terms of the Depositary Preferred Shares, the Depositary Receipts (as defined below) and the Deposit Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Deposit Agreement and the form of Depositary Receipt attached thereto, including the definitions therein of certain capitalized terms used in this Proxy Statement/Prospectus.

 General

  The Company will issue receipts for fractional interests ("Depositary Preferred Shares" or "Depositary Shares") in the shares of the Public Preferred Stock rather than full shares of the Public Preferred Stock. Each Depositary Preferred Share will represent an interest in one one-thousandth of a share of the Public Preferred Stock (the equivalent of $25 liquidation preference of Public Preferred Stock).

  The shares of the Public Preferred Stock represented by Depositary Preferred Shares will be deposited under the Deposit Agreement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Preferred Share will be entitled, in proportion to the applicable interest in a share of the Public Preferred Stock represented by such Depositary Preferred Share, to all the rights and preferences of the interest in shares of the Public Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

  The Depositary Preferred Shares have been approved for listing on the NYSE, although there can be no assurance that at or following the Effective Time any trading market for the Depositary Preferred Shares will develop.

 Dividends and Other Distributions

  The Depositary will distribute all cash dividends or other cash distributions received in respect of the shares of the Public Preferred Stock to the record holders of Depositary Preferred Shares relating to the Public Preferred Stock in proportion to the numbers of such Depositary Preferred Shares owned by such holders.

  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Preferred Shares in an equitable manner, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may sell such property and distribute the net proceeds from such sale to such holders.

 Redemption of Depositary Preferred Shares

  If the shares of the Public Preferred Stock represented by Depositary Preferred Shares are subject to redemption, the Depositary Preferred Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such shares of the Public Preferred Stock held by the Depositary. The redemption price per Depositary Preferred Share will be equal to the applicable fraction of the redemption price per share payable with respect to such shares of the Public Preferred Stock. Whenever the Company redeems shares of the Public Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Preferred Shares representing shares of the Public Preferred Stock so redeemed. If fewer than all the Depositary Preferred Shares are to be redeemed, the Depositary Preferred Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the Depositary.

 Voting the Shares of the Public Preferred Stock

  Upon receipt of notice of any meeting at which the holders of the Public Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Preferred Shares relating to such shares of the Public Preferred Stock. Each record holder of such Depositary Preferred Shares on the record date (which will be the same date as the record date for the shares of the Public Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the fraction of the shares of the Public Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the shares of the Public Preferred Stock represented by such Depositary Preferred Shares in accordance with such instructions, and the Company will agree to take all reasonable action that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting the shares of the Public Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Preferred Shares representing such shares of the Public Preferred Stock.

 Amendment and Termination of the Deposit Agreement

  The form of Depositary Receipt evidencing the Depositary Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless the holders of at least a majority of the Depositary Preferred Shares then outstanding approve such amendment. The Deposit Agreement will only terminate if (i) all outstanding Depositary Preferred Shares have been redeemed or (ii) there has been a final distribution in respect of the shares of the Public Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the Depositary Receipts.

 Charges of Depositary

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the shares of the Public Preferred Stock and issuance of Depositary Receipts, all withdrawals of shares of the Public Preferred Stock by owners of Depositary Preferred Shares and any redemption of the shares of the Public Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

 Resignation and Removal of Depositary

  The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

 Miscellaneous

  The Depositary will forward all reports and communications from the Company that are delivered to the Depositary and that the Company is required or otherwise determines to furnish to the holders of the Depositary Preferred Shares.

  Neither the Depositary nor the Company will be liable under the Deposit Agreement to holders of Depositary Receipts other than for its gross negligence, willful misconduct or bad faith. Neither the Company nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Preferred Shares or Public Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting shares of the Public Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

THE SERIES D REDEEMABLE PREFERRED STOCK

  The summary of terms of the Redeemable Preferred Stock contained in this Proxy Statement/Prospectus Section does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Restated Certificate that will become effective in connection with the consummation of the Recapitalization. A copy of the Restated Certificate is included elsewhere in this Proxy Statement/Prospectus.

 General

  The Series D Redeemable Preferred Stock will be issued in units equal to one one-thousandth of a share, and as part of the Recapitalization, each outstanding Old Share will, without further action on the part of the holder thereof, be reclassified and converted into, among other things, one one-thousandth of a share of Series D Redeemable Preferred Stock. When issued, the Series D Redeemable Preferred Stock will be validly issued, fully paid and nonassessable.

 Redemption



  Each one one-thousandth of a share of Series D Redeemable Preferred Stock will be redeemable, and immediately upon the issuance thereof the Company will redeem each one one-thousandth of a share of Series D Redeemable Preferred Stock that is issued, for (i) one half of a New Share, (ii) $25.80 in cash,
(iii) either (a) $15.55 principal amount of Series A Debentures or (b) if the United Series A Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series A Offering, (iv) either (a) $15.55 principal amount of Series B Debentures or (b) if the United Series B Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series B Offering and (v) either (a) Depositary Preferred Shares representing interests in $31.10 liquidation preference of Public Preferred Stock or (b) if the UAL Preferred Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by the Company pursuant to the UAL Preferred Offering (such half New Share, cash and, if applicable, securities to be received upon redemption of the Series D Redeemable Preferred Stock are referred to herein as the "Redemption Consideration").

Fractional shares of Series D Redeemable Preferred Stock will be issued, and immediately redeemed, in the Recapitalization. If the applicable Offerings are not consummated, (i) the Series A Debentures and Series B Debentures will be issued to holders of Series D Redeemable Preferred Stock only in principal amounts equal to integral multiples of $100, (ii) Depositary Preferred Shares will be issued only to represent interests in $25 liquidation preference of the Series B Preferred Stock or integral multiples thereof and (iii) in lieu of issuing Series A Debentures and Series B Debentures other than in integral multiples of $100, and Depositary Preferred Shares other than in multiples of $25, the Company will pay to each holder of Series D Redeemable Preferred Stock an amount of cash that is equal to the portion of the Series A Debentures, Series B Debentures, and/or Depositary Preferred Shares to which such holder would be entitled but for the immediately preceding sentence, that is not an integral multiple of $100 or $25, as the case may be. See "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Payment for Shares."

  At the time of the redemption, the rights of all holders of Series D Redeemable Preferred Stock will cease as stockholders of the Company with respect to such shares (except the right to receive the Redemption Consideration as provided above), and the person entitled to receive the Redemption Consideration upon the redemption will be treated for all purposes as the owner of such Redemption Consideration as of the date of such redemption.

 Ranking

  The Series D Redeemable Preferred Stock will rank on a parity with the Series A Preferred Stock and the Public Preferred Stock and will rank senior to the New Shares, the ESOP Preferred Stock, the Voting Preferred Stock, the Director Preferred Stock and any shares of Junior Participating Preferred Stock issued pursuant to the Rights with respect to amounts payable upon liquidation, dissolution or winding up.

 Dividends

  Holders of shares of Series D Redeemable Preferred Stock will not be entitled to receive any dividends.

 Liquidation Preference


  The holder of a share of Series D Redeemable Preferred Stock, or any fraction thereof, will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, for each one one-thousandth of a share of Series D Redeemable Preferred Stock, (i) $25.80 in cash, (ii) either
(a) $15.55 principal amount of Series A Debentures or (b) if the United Series A Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series A Offering, (iii) either (a) $15.55 principal amount of Series B Debentures or (b) if the United Series B Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by United pursuant to the United Series B Offering and (iv) either (a) Depositary Preferred Shares representing interests in $31.10 liquidation preference of Public Preferred Stock or (b) if the UAL Preferred Offering is consummated, the cash proceeds (without deducting any underwriting discount or other costs) from the sale thereof by the Company pursuant to the UAL Preferred Offering (for purposes of the description of the Series D Redeemable Preferred Stock, such cash and, if applicable, securities to be received for a share of Series D Redeemable Preferred Stock upon liquidation, dissolution or winding up are referred to herein as the "Liquidation Preference") and no more.

  Until the holders of the Series D Redeemable Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock (as defined below) upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series D Redeemable Preferred Stock are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares of Parity Stock (as defined below), then such assets, or the proceeds thereof, will be distributed among the holders of shares of Series D Redeemable Preferred

Stock and any such Parity Stock ratably in accordance with the respective amounts that would be payable on such shares of Series D Redeemable Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation nor a sale, lease or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

  For purposes of the description of the Series D Redeemable Preferred Stock,
(i) the term "Parity Stock" means any other class or series of preferred stock ranking on a parity with the Series D Redeemable Preferred Stock as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up and (ii) the term "Junior Stock" means the New Shares, the ESOP Preferred Stock, the Voting Preferred Stock, the Director Preferred Stock, any shares of Junior Participating Preferred Stock issued pursuant to the Rights and any other class or series of capital stock of the Company now or hereafter issued and outstanding that ranks junior as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up to the Series D Redeemable Preferred Stock.

 Voting Rights

  Except as otherwise from time to time required by applicable law, the holders of shares of Series D Redeemable Preferred Stock will not have any voting rights and their consent will not be required for taking any corporate action. When and if the holders of the Series D Redeemable Preferred Stock are entitled to vote, each share will be entitled to one vote.

THE ESOP PREFERRED STOCK

  The summary of terms of the ESOP Preferred Stock contained in this Proxy Statement/Prospectus does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Restated Certificate that will become effective in connection with the consummation of the Recapitalization. A copy of the Restated Certificate is included elsewhere in this Proxy Statement/Prospectus.

 General

  The ESOP Preferred Stock will consist of two similar classes of Preferred Stock of the Company that will be designated as Class 1 ESOP Convertible Preferred Stock (the "Class 1 ESOP Preferred Stock") and Class 2 ESOP Convertible Preferred Stock (the "Class 2 ESOP Preferred Stock" and, together with the Class 1 ESOP Preferred Stock, the "ESOP Preferred Stock"). Where the summaries do not make a distinction between the Class 1 ESOP Preferred Stock and the Class 2 ESOP Preferred Stock, such summaries refer to either class.

  An aggregate of 17,675,345 shares of Class 1 ESOP Preferred Stock and Class 2 ESOP Preferred Stock will be issued to the ESOP Trustee in connection with the Recapitalization. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs." The shares of the ESOP Preferred Stock will be convertible into New Shares as described below. If all the shares of ESOP Preferred Stock to be issued in connection with the Recapitalization were to be converted into New Shares immediately upon issuance, such New Shares would constitute approximately 55% of the New Shares (including New Shares issuable upon exercise of the ESOP Preferred Stock) that would be outstanding at that time, on a fully diluted basis based on the treasury stock method. If the New Shares maintain an average fair market value that exceeds $136 per share during the year following the Issue Date that is established under the Plan of Recapitalization, a number of additional shares of ESOP Preferred Stock will be issued or reserved for issuance as Book-Entry Shares. With the issuance or reservation for issuance of such additional shares, the ownership interest of the ESOPs could be increased from approximately 55% to up to approximately 63% of the Company. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Additional Shares."

 Ranking

  The ESOP Preferred Stock will rank junior to the Series A Preferred Stock, the Public Preferred and the Series D Redeemable Preferred Stock and will rank senior to the New Shares, the Voting Preferred Stock, the Director Preferred Stock and any shares of Junior Participating Preferred Stock issued pursuant to the Rights with respect to payment of dividends and amounts payable upon liquidation, dissolution or winding up. The Class 1 ESOP Preferred Stock will rank senior to the Class 2 ESOP Preferred Stock with respect to the payment of Fixed Dividends (as defined below) and the Class 1 ESOP Preferred Stock will rank on a parity with the Class 2 ESOP Preferred Stock as to the payment of Participating Dividends (as defined below) and as to amounts payable upon liquidation, dissolution or winding up.

 Dividends

  Holders of Class 1 ESOP Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of assets of the Company legally available therefor, cumulative cash dividends at a rate per annum of a dollar amount per share of Class 1 ESOP Preferred Stock not to exceed, without the consent of the Unions, seven percent of the price per share paid by the ESOP Trustee for such shares at the Effective Time (See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Sales of ESOP Preferred Stock") (the "Fixed Dividend"). The Fixed Dividends on the Class 1 ESOP Preferred Stock will cease to accrue on March 31, 2000. Under certain circumstances, any Fixed Dividends that remain accrued and unpaid on April 1, 2000 will not prevent the payment of dividends on any capital stock of the Company that ranks junior to the Class 1 ESOP Preferred Stock with respect to the payment of dividends, although such accrued and unpaid Fixed Dividends will remain a part of the Liquidation Preference (as defined below) payable in respect of the Class 1 ESOP Preferred Stock upon any liquidation, dissolution or winding up of the Company. In addition, if during any 12-month period ending on the annual dividend payment date, holders of the New Shares receive any cash dividends or cash distributions thereon, and the aggregate amount of such dividends and distributions that would have been received, during such period, by the holder of a share of Class 1 ESOP Preferred Stock had such share of Class 1 ESOP Preferred Stock been converted into New Shares, exceeds the amount of the Fixed Dividend paid on such share of Class 1 ESOP Preferred Stock, then the holders of the Class 1 ESOP Preferred Stock will be entitled to receive an additional cash dividend in an amount equal to such excess (the "Participating Dividend"), although the aggregate amount of the Fixed Dividend and the Participating Dividend paid on any share of Class 1 ESOP Preferred Stock with respect to any annual dividend period may not exceed 12 1/2% of the fair market value of the New Shares into which such share of Class 1 ESOP Preferred Stock is convertible.

  Holders of Class 2 ESOP Preferred Stock will not be entitled to receive any Fixed Dividend. If during any 12-month period ending on the annual dividend payment date, holders of the New Shares receive any cash dividends or cash distributions thereon, then the holders of the Class 2 ESOP Preferred Stock will be entitled to receive a cash dividend in an amount equal to the dividend they would have received had their shares of Class 2 ESOP Preferred Stock been converted into and were outstanding as New Shares at all relevant times, although the aggregate amount of the dividend paid on any share of Class 2 ESOP Preferred Stock with respect to any annual dividend period may not exceed 12 1/2% of the fair market value of the New Shares into which it is convertible.

  If the holders of the New Shares receive cash dividends and cash distributions that exceed 12 1/2% of the fair market value of such shares, such excess will be applied to adjust the Conversion Rate (as defined below) on the ESOP Preferred Stock.

  Except as described above, the Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock or Parity Stock (as defined below) through a sinking fund or otherwise (except by conversion into or exchange for shares of Junior Stock and other than a redemption or purchase or other acquisition of New Shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary), unless all accrued and unpaid dividends with respect to the ESOP Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends.

  For purposes of the description of the ESOP Preferred Stock, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, (ii) the term "Parity Stock" means any class or series of preferred stock ranking on a parity with the ESOP Preferred Stock as to payment of dividends (with respect to such dividends) or amounts payable upon liquidation, dissolution or winding up (with respect to such amounts) and (iii) the term "Junior Stock" means the New Shares, the Voting Preferred Stock, the Director Preferred Stock, any shares of Junior Participating Preferred Stock issued pursuant to the Rights and any other class or series of capital stock of the Company now or hereafter issued and outstanding that ranks junior as to the payment of dividends (with respect to such dividends) or amounts payable upon liquidation, dissolution or winding up (with respect to such amounts) to the ESOP Preferred Stock.

 Conversion

  The ESOP Preferred Stock will be convertible, in whole or in part, at any time and from time to time, into New Shares initially at the rate (for purposes of the description of ESOP Preferred Stock, the "Conversion Rate") of one New Share for each share of ESOP Preferred Stock converted. In addition, the Conversion Rate on the ESOP Preferred Stock will be adjusted upon the occurrence of a variety of events, including, without limitation, a distribution of capital stock to holders of New Shares, a subdivision, recombination or reclassification of the New Shares, the issuance to holders of New Shares of rights to subscribe for equity securities at a price per New Share that is less than the fair market value of a New Share, the issuance of New Shares or securities representing a right to acquire New Shares at a price per New Share that is less than the fair market value of a New Share, the payment of cash dividends and cash distributions to holders of New Shares that exceed in the aggregate 12 1/2% of the fair market value of the New Shares, the payment of any non-cash dividend or distribution to holders of New Shares and certain Pro Rata Repurchases of New Shares.

 Redemption

  The ESOP Preferred Stock will not be redeemable.

 Liquidation Preference

  The holders of shares of ESOP Preferred Stock will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, a dollar amount per share equal to the price per share paid by the ESOP Trustee for the Class 1 ESOP Preferred Stock at the Effective Time (see "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs--Sales of ESOP Preferred Stock"), plus an amount per share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, including, without limitation, Fixed Dividends in respect of the Class 1 ESOP Preferred Stock that are accrued and unpaid as of April 1, 2000 (but that will not prevent the payment of dividends on any capital stock of the Company that ranks junior to the Class 1 ESOP Preferred Stock with respect to the payment of dividends) (for purposes of the description of the ESOP Preferred Stock, the "Liquidation Preference"), and no more.

  Until the holders of the ESOP Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of ESOP Preferred Stock are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of ESOP Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts that would be payable on such shares of ESOP Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation nor a sale, lease or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

 Voting Rights

  Except as otherwise from time to time required by applicable law, the holders of shares of ESOP Preferred Stock will not have any voting rights, and their consent will not be required for taking any corporate action. When and if the holders of ESOP Preferred Stock are entitled to vote, each share will be entitled to one vote.

 Consolidation, Merger, etc.

  Upon the occurrence of certain mergers and other similar transactions, the holders of the ESOP Preferred Stock will be entitled to receive, depending on the circumstances, either (i) a preferred stock having the same powers, preference and relative, participating, optional or other special rights as the class of ESOP Preferred Stock they held prior to such merger or other transaction or (ii) the consideration receivable by the holders of the number of New Shares into which such shares of ESOP Preferred Stock could have been converted immediately prior to such merger or other transaction.

THE VOTING PREFERRED STOCK

  The summary of terms of the Voting Preferred Stock contained in this Proxy Statement/Prospectus does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Restated Certificate that will become effective in connection with the consummation of the Recapitalization. A copy of the Restated Certificate is included elsewhere in this Proxy Statement/Prospectus.

 General

  The Voting Preferred Stock will consist of three similar classes of Preferred Stock of the Company that will be designated as Class P ESOP Voting Junior Preferred Stock, which will be allocated to ESOP accounts of employees represented by ALPA (the "Class P Voting Preferred Stock"), Class M ESOP Voting Junior Preferred Stock, which will be allocated to ESOP accounts of employees represented by the IAM (the "Class M Voting Preferred Stock") and Class S ESOP Voting Junior Preferred Stock, which will be allocated to Salaried and Management Employees' accounts (the "Class S Voting Preferred Stock" and, together with the Class P Voting Preferred Stock and the Class M Voting Preferred Stock, the "Voting Preferred Stock"). Where the summaries do not make a distinction among the Class M Voting Preferred Stock, the Class P Voting Preferred Stock and the Class S Voting Preferred Stock, such summaries refer to any such class.

  One share of Class P Voting Preferred Stock, one share of Class M Voting Preferred Stock and one share of Class S Voting Preferred Stock will be issued to the ESOP Trustee in connection with the Recapitalization at the Effective Time. See "THE PLAN OF RECAPITALIZATION--Establishment of ESOPs."

 Voting Rights

  The Voting Preferred Stock will vote with the holders of the New Shares as a single class on all matters (except as to such matters as to which a separate class vote may be required by the DGCL), except that until the Sunset, holders of the Voting Preferred Stock will not be entitled to vote to elect members of the Board of Directors. Until the Sunset, the Voting Preferred Stock will represent the right to cast in the aggregate approximately 55% of the votes of all classes of capital stock that will vote together with the New Shares as a single class (other than for the election of members to the Board of Directors), subject to reduction for the number of New Shares that have been issued upon conversion of shares of the ESOP Preferred Stock that continue to be held by the ESOP. If the fair market value of the New Shares exceeds $136 per share during the year following the Effective Time, the number of votes represented by the Voting Preferred Stock will be increased above approximately 55% of the New Shares (including New Shares issuable upon exercise of the ESOP Preferred Stock that would be outstanding reserved for issuance as Book-Entry Shares or remaining to be transferred to the ESOPs) to up to a maximum of approximately 63%. See "THE PLAN OF RECAPITALIZATION-- Establishment of ESOPs--Additional Shares."

  The voting power of the Voting Preferred Stock will be held in the Agreed Percentages. Accordingly, by way of example, assuming that the Voting Preferred Stock in the aggregate has the right to cast approximately 55% of the voting power of the Company on a fully diluted basis based on the treasury stock method, the Class P Voting Preferred Stock will be entitled to cast approximately 25.43%, the Class M Voting Preferred Stock will be entitled to cast approximately 20.42%, and the Class S Voting Preferred Stock will be entitled to cast approximately 9.15%, subject to reduction as noted above.

  After the Sunset, each class of Voting Preferred Stock will represent the right to cast in the aggregate the number of votes that is equal to the relevant Agreed Percentage of the number of New Shares into which the ESOP Preferred Stock can be converted plus the number of Book-Entry Shares remaining to be issued plus the number of Shares of ESOP Preferred Stock, if any, remaining to be transferred to the ESOP. See "THE PLAN OF RECAPITALIZATION-- Establishment of ESOPs--General."

 Other

  The Voting Preferred Stock will not be entitled to receive any dividends. The Voting Preferred Stock will be convertible into New Shares at the rate of one ten-thousandth of a New Share for each share of Voting Preferred Stock converted. All the Voting Preferred Stock will be converted into New Shares automatically upon the occurrence of an Uninstructed Trustee Action (as defined below) or at such time when none of the ESOP Preferred Stock remains outstanding. The Voting Preferred Stock will have a liquidation preference of $0.01 per share.

  Upon the occurrence of certain mergers and other similar transactions, the holders of the Voting Preferred Stock will be entitled to receive a preferred stock having the same powers, preference and relative, participating, optional or other special rights as the class of Voting Preferred Stock they held prior to such merger or other transaction except that such preferred stock will not control 55% of the vote.

THE DIRECTOR PREFERRED STOCK

  The summary of terms of the Director Preferred Stock contained in the Proxy Statement/Prospectus does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Restated Certificate that will become effective in connection with the consummation of the Recapitalization. A copy of the Restated Certificate is included elsewhere in this Proxy Statement/Prospectus.

 General

  The Director Preferred Stock will consist of four classes of Preferred Stock of the Company that will be designated as the Class I Junior Preferred Stock (the "Class I Preferred Stock"), the Class Pilot MEC Junior Preferred Stock (the "Class Pilot MEC Preferred Stock"), the Class IAM Junior Preferred Stock (the "Class IAM Preferred Stock") and the Class SAM Junior Preferred Stock (the "Class SAM Preferred Stock" and, together with the Class I Preferred Stock, the Class Pilot MEC Preferred Stock and the Class IAM Preferred Stock, the "Director Preferred Stock"). Where the summaries do not make a distinction among the several classes of Director Preferred Stock, such summaries refer to any of them.

  Each of the classes of Director Preferred Stock has the power to elect one or more members of the Board. None of the classes of Director Preferred Stock will bear dividends. Each class of Director Preferred Stock will have a liquidation preference of $0.01 per share.

  Each of the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock provides that upon the consolidation, merger or similar transaction involving the Company or United, pursuant to which the outstanding New Shares are to be exchanged for or converted into securities of a successor or resulting company or cash or other property, the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock, respectively, will be converted into, or exchanged for, preferred stock of such successor or resulting company having, in respect of such company, the same powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, that the original Class Pilot MEC Preferred Stock, Class IAM Preferred Stock and Class SAM Preferred Stock had, respectively.

 Class I Preferred Stock

  The Class I Preferred Stock will be issued initially to Duane D. Fitzgerald, Richard D. McCormick, John K. Van de Kamp and Paul A. Volcker who will serve as the Independent Directors of the Company immediately following consummation of the Recapitalization. The Restated Certificate authorizes the issuance of 10 shares of Class I Preferred Stock, although the Company expects that no more than four shares will be outstanding at any time. The shares of Class I Preferred Stock will be issued to the initial holders thereof pursuant to a subscription agreement for a purchase price that is equal to the $0.01 liquidation value thereof.

  The initial holders of the Class I Preferred Stock will enter into a Stockholders' Agreement among themselves, ALPA, the IAM and the Company (the "Class I Preferred Stockholders' Agreement"), pursuant to which the holders agree to vote their shares to elect the Independent Directors nominated pursuant to the provisions described in "THE PLAN OF RECAPITALIZATION--Revised Governance Structure-- Independent Directors," and to refrain from transferring the shares of Class I Preferred Stock other than to a person who has been elected to serve as one of the Independent Directors and who agrees to be subject to the provisions of the Class I Preferred Stockholders' Agreement. The Restated Certificate and the Class I Preferred Stockholders' Agreement provide that the Company, subject to legally available funds, will redeem or purchase the shares of Class I Preferred Stock held by any holder thereof who votes contrary to the Class I Preferred Stockholder's Agreement or who purports to transfer the share of Class I Preferred Stock to any person other than an Independent Director. Any share of Class I Preferred Stock redeemed or purchased as provided in the immediately prior sentence may be reissued as provided in the Restated Certificate or the Class I Preferred Stockholders' Agreement. All shares of the Class I Preferred Stock will be redeemed automatically upon the occurrence of the Sunset, and following such redemption, none of the shares of Class I Preferred Stock may be reissued thereafter.

 Class Pilot MEC Preferred Stock and Class IAM Preferred Stock

  The Restated Certificate authorizes the issuance of one share of each of the Class Pilot MEC Preferred Stock and the Class IAM Preferred Stock. The share of the Class Pilot MEC Preferred Stock will be issued to the ALPA MEC, and the share of Class IAM Preferred Stock will be issued to the IAM or its designee, each pursuant to a subscription agreement for a purchase price equal to the $0.01 liquidation value thereof. Each of the Class Pilot MEC Preferred Stock and the Class IAM Preferred Stock will have the right to elect one Employee Director, and the shares of such stock will be redeemed automatically upon the purported transfer thereof to any person other than the holder thereof authorized under the Restated Certificate. The Class Pilot MEC Preferred Stock will be redeemed automatically upon the later of the Sunset or the occurrence of the ALPA Termination Date. The Class IAM Preferred Stock will be redeemed automatically upon the later of the Sunset or the occurrence of the IAM Termination Date.

 Class SAM Preferred Stock

  The Class SAM Preferred Stock will be issued initially to the person nominated to serve as the Salaried and Management Director of the Company immediately following consummation of the Recapitalization and to an additional holder (the "Designated Holder"). The Restated Certificate authorizes the issuance of ten shares of Class SAM Preferred Stock, although the Company expects that no more than three shares will be outstanding at any time. Two shares of Class SAM Preferred Stock will be held by the Salaried and Management Director, and one share will be issued to the Designated Holder, pursuant to a subscription agreement for a purchase price that is equal to the $0.01 liquidation value thereof.

  The initial holders of the Class SAM Preferred Stock will enter into a Stockholders' Agreement among themselves and the Company (the "Class SAM Preferred Stockholders' Agreement"), pursuant to which the holders agree to vote their shares to elect the Salaried and Management Director nominated by the System Roundtable, and to refrain from transferring the shares of Class SAM Preferred Stock other than to a person who has been elected to serve as the Salaried and Management Director or another person designated by the System Roundtable to be the Designated Holder, each of whom must agree to be subject to the provisions of the Class SAM Preferred Stockholders' Agreement. The Class SAM Preferred Stockholders' Agreement provides that in most instances the Designated Holder will be the senior executive of United who has primary responsibility for human resources. The Restated Certificate and the Class SAM Preferred Stockholders' Agreement provide that the Company, subject to legally available funds, will redeem or purchase the shares of Class SAM Preferred Stock of any holder who votes contrary to the instructions given by the System Roundtable or who purports to transfer the share or shares of Class SAM Preferred Stock to any person other than the Salaried and Management Director or another person designated by the System Roundtable. The Restated Certificate provides that no holder of shares of Class SAM Preferred Stock will have the right to vote unless at such time such person is the Salaried and Management Director or the Designated Holder. Any share of Class SAM Preferred Stock that is redeemed or purchased as provided in the immediately prior sentence may be reissued as provided in the Restated Certificate and the Class SAM Preferred Stockholders' Agreement. All shares of the Class SAM Preferred Stock will be redeemed automatically on or after the Sunset upon the earlier to occur of the ALPA Termination Date and the IAM Termination Date, and following such redemption, none of the shares of Class SAM Preferred Stock may be reissued thereafter.

 Uninstructed Trustee Actions

  Under certain circumstances prior to the Sunset, described below, (i) the Voting Preferred Stock will cease to vote and (ii) the right to cast the votes that the holder of the Voting Preferred Stock would otherwise have been entitled to cast will be transferred generally in the following percentages:
46.23% to the holder of the Class Pilot MEC Preferred Stock, 37.13% to the holder of the Class IAM Preferred Stock and 16.64% to the holders of the Class SAM Preferred Stock.

  In connection with (i) a stockholder vote on a transaction involving a merger of the Company or United or a change of control of the Company or United, or
(ii) if the trustee under either ESOP enters into a binding commitment with respect to any such transaction or (iii) if the trustee disposes of 10% or more of the common equity initially represented by the ESOP Preferred Stock, (x) if the trustee either (1) fails to solicit timely instructions from the Plan participants or the Committees or (2) fails to act in accordance with the instructions received, (y) if the merger or change of control transaction would have been approved or if the trustee disposes of 10% or more of the common equity initially represented by the ESOP Preferred Stock and (z) (I) the trustee solicited instructions, failed to follow them and such transaction would not have been approved if the trustee had followed the instructions, (II) the trustee failed to follow instructions and the transaction would not have been approved had the trustee cast all the votes represented by securities in the Plan against the transaction or (III) the trustee failed to follow instructions or to solicit instructions with respect to a matter upon which no vote is required (the occurrence of the conditions set forth in clauses (x), (y) and (z) being referred to as an "Uninstructed Trustee Action"), the voting rights of the Voting Preferred Stock will be transferred from the Voting Preferred Stock to the Class Pilot MEC Preferred Stock, the Class

IAM Preferred Stock and the Class SAM Preferred Stock in the proportions referred to above. In addition, if the trustee fails to solicit instructions or disregards instructions received in respect of a vote on a transaction which, if consummated, would constitute an Uninstructed Trustee Action, then the voting power of the Voting Preferred Stock will shift to the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock and the transaction must be approved by the vote of the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock voting together as a class with the New Shares, in addition to any other vote required by the Restated Certificate, stock exchange requirements or applicable law.

  In addition, if the Sunset occurs directly or indirectly as a result of an Uninstructed Trustee Action (or for any reason within one year after an Uninstructed Trustee Action), the voting power to which the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock succeed as a result of an Uninstructed Trustee Action will survive until the anniversary of the Issue Date that occurs in the year 2010.

THE COMMON STOCK, THE SERIES A PREFERRED STOCK AND THE JUNIOR PARTICIPATING PREFERRED STOCK

  The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the following documents, all of which have been filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part: (i) the Company's current Amended and Restated Certificate of Incorporation, (ii) its current Bylaws, (iii) the Restated Certificate that will become effective upon the consummation of the Recapitalization, (iv) the Bylaws that will become effective upon the consummation of the Recapitalization and (v) the Rights Agreement, as amended, between the Company and First Chicago Trust Company of New York, as Rights Agent, pursuant to which shares of Series C Junior Participating Preferred Stock ("Junior Participating Preferred Stock") are issuable. Copies of the Restated Certificate and Restated Bylaws are included elsewhere in this Proxy Statement/Prospectus. Where the descriptions do not make a distinction between the Old Shares and the New Shares, such descriptions are applicable to both.

 Common Stock

  Dividend Rights. Holders of Old Shares are entitled to, and holders of New Shares will be entitled to, receive dividends when, as and if declared by the Board out of funds legally available therefor, provided that, so long as any shares of preferred stock are outstanding, no dividends (other than dividends payable in common stock) or other distributions may be made with respect to the Old Shares (or, after the Effective Time, New Shares) unless full cumulative dividends on the shares of preferred stock have been paid. The Company has not paid cash dividends on the Old Shares since the third quarter of 1987.

  As a holding company, the Company relies on distributions from United to pay dividends on its capital stock. There are currently no contractual restrictions on United's ability to pay dividends to the Company.

  Voting Rights. Holders of Old Shares are entitled to one vote per share in the election of directors and on any question arising at any stockholders' meeting, voting as a single class. The New Shares will be entitled to cast one vote per share. Upon the consummation of the Recapitalization and prior to the Sunset, the New Shares and the Voting Preferred Stock will vote together as a single class with respect to all matters submitted to the vote of the holders of common stock pursuant to law or as provided in the Restated Certificate except with respect to (a) such matters upon which the DGCL requires a separate class vote and (b) the election of the Public Directors, whom the New Shares will elect separately as a class. Until the Sunset, the New Shares will not vote to elect any directors other than the Public Directors. After the Sunset, the New Shares and the Voting Preferred Stock will continue to vote together as a single class with respect to all matters submitted to the vote of the holders of common stock pursuant to law or as provided in the Restated Certificate except with respect to such matters upon which the DGCL requires a separate class vote. See "--The Voting Preferred Stock--Voting Rights."

  Right of First Refusal. In connection with the Recapitalization, the Company will enter into a First Refusal Agreement (the "First Refusal Agreement") with ALPA, the IAM and the Salaried and Management Director (solely as the representative of the Salaried and Management Employees) pursuant to which the Company will agree that, if it proposes to issue any New Shares or other securities that are exchangeable for or convertible into New Shares (collectively, the "Equity Securities"), it must first offer such Equity Securities to ALPA and the IAM on behalf of the employees represented thereby and to the Salaried and Management Employees on the same terms and conditions upon which the Company proposes to sell such Equity Securities to a third party. Under the First Refusal Agreement, the members of ALPA will be entitled to purchase 46.23% of the Equity Securities offered, the members of the IAM will be entitled to purchase 37.13% of the Equity Securities offered and the Salaried and Management Employees will be entitled to purchase 16.64% of the Equity Securities offered. The First Refusal Agreement will terminate on the Sunset.

 Series A Preferred Stock

  Dividends. Holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of the Company out of assets of the Company legally available therefor, cumulative cash dividends at the rate per annum of $6.25 per share of Series A Preferred Stock. Dividends on the Series A Preferred Stock are payable quarterly in arrears. Dividends on the Series A Preferred Stock are cumulative, and accumulations of dividends on shares of Series A Preferred Stock do not bear interest.

  Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock (as defined below) unless full cumulative dividends have been paid on the Series A Preferred Stock for all prior dividend periods. If accrued dividends on the Series A Preferred Stock for all prior dividend periods have not been paid in full then any dividend declared on the Series A Preferred Stock for any dividend period and any dividend on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Series A Preferred Stock and such Parity Stock.

  The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock or Parity Stock through a sinking fund or otherwise (except by conversion into or exchange for shares of Junior Stock and other than a redemption or purchase or other acquisition of shares of common stock of the Company made for purposes of an employee incentive or benefit plan of the Company or any subsidiary), unless all accrued and unpaid dividends with respect to the Series A Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends.

  For purposes of the description of the Series A Preferred Stock, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, (ii) the term "Parity Stock" means any class or series of preferred stock ranking on a parity with the Series A Preferred Stock as to payment of dividends and amounts payable upon liquidation, dissolution or winding up and (iii) the term "Junior Stock" means the common stock (Old Shares or New Shares), the ESOP Preferred Stock, the Voting Preferred Stock, the Director Preferred Stock, any shares of Junior Participating Preferred Stock issued pursuant to the Rights, and any other class or series of capital stock of the Company now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts payable upon liquidation, dissolution or winding up to the Series A Preferred Stock.

  Redemption. The Series A Preferred Stock is not redeemable prior to May 1, 1996. On and after such date, the Series A Preferred Stock is redeemable at the option of the Company, in whole or in part, initially at $104.375 per share and thereafter at prices declining ratably on each May 1 to $100.00 per share on and after May 1, 2003, plus, in each case, all accrued and unpaid dividends. Unless converted by the holders or redeemed by the Company, the Series A Preferred Stock will have perpetual maturity.

  Liquidation Preference. The holders of shares of Series A Preferred Stock will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, $100 per share plus an amount per share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (for purposes of the description of the Series A Preferred Stock, the "Liquidation Preference"), and no more.

  Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Series A Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts which would be payable on such shares of Series A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

  Voting Rights. Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of shares of Series A Preferred Stock will not have any voting rights, and their consent will not be required for taking any corporate action. When and if the holders of the Series A Preferred Stock are entitled to vote, each share will be entitled to one vote.

  If the equivalent of six quarterly dividends payable on the Series A Preferred Stock or any other series of Serial Preferred Stock of the Company have not been declared and paid or set apart for payment, whether or not consecutive, the number of directors of the Company will be increased by two and the holders of all such series in respect of which such a default exists, voting as a class without regard to series, will be entitled to elect two additional directors at the next annual meeting and each subsequent meeting, until all cumulative dividends have been paid in full.

  The affirmative vote or consent of the holders of 66 2/3% of the outstanding shares of the Series A Preferred Stock, voting separately as a class with all other affected series of Serial Preferred Stock that is also a Parity Stock, will be required for any amendment of the Restated Certificate which alters or changes the powers, preferences, privileges or rights of the Series A Preferred Stock so as to materially adversely affect the holders thereof. The affirmative vote or consent of the holders of shares representing 66 2/3% of the outstanding shares of the Series A Preferred Stock and any other series of Parity Stock, voting as a single class without regard to series, will be required to authorize the creation or issue of, or reclassify any authorized stock of the Company into, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking senior to all such series of Parity Stock.

  Except as required by law, the holders of Series A Preferred Stock will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.

  Conversion Rights. Shares of Series A Preferred Stock are convertible, in whole or in part, at any time at the option of the holders thereof, into Old Shares. As of the date of this Proxy Statement/Prospectus, the conversion price is $156.50 per Old Share (equivalent to a rate of approximately 0.639 Old Shares for each share of Series A Preferred Stock), subject to adjustment as set forth in the Restated Certificate ("Conversion Price"). Upon consummation of the Recapitalization, each share of Series A Preferred Stock will receive, upon conversion thereof, in respect of each Old Share into which such share of Series A Preferred Stock was convertible immediately prior to the Effective Time of the Recapitalization, the Recapitalization

Consideration. The right to convert shares of Series A Preferred Stock called for redemption will terminate at the close of business on the day preceding a redemption date.

 Junior Participating Preferred Stock

  General. The Company has designated 1,250,000 shares of a series of Serial Preferred Stock as Junior Participating Preferred Stock and such shares are reserved for issuance upon exercise of the Rights associated with each share of Common Stock. See "--Preferred Share Purchase Rights" below. As of the date of this Proxy Statement/Prospectus, there are no shares of Junior Participating Preferred Stock outstanding.

  Ranking. The Junior Participating Preferred Stock ranks junior to all other series of preferred stock as to dividends and amounts payable upon any voluntary or involuntary liquidation, dissolution or winding up of the Company unless the terms of any such other series shall provide otherwise.

  Dividends. Holders of shares of Junior Participating Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends payable quarterly on the fifteenth day of January, April, July and October in each year (each such date being a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Participating Preferred Stock, in an amount per share equal to the greater of (a) $10.00 or (b) subject to certain provisions for adjustment set forth in the Restated Certificate, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Participating Preferred Stock.

  The Company must declare a dividend or distribution on the Junior Participating Preferred Stock immediately after it declares a dividend or distribution on common stock (other than a dividend payable in shares of common stock), provided that in the event no dividend or distribution has been declared on common stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Junior Participating Preferred Stock will nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

  The Restated Certificate sets forth certain restrictions imposed upon the Company whenever quarterly dividends or other distributions payable on Junior Participating Preferred Stock are in arrears, including, but not limited to, restrictions on the Company's ability to declare or pay dividends on, make any other distributions on, redeem or purchase or otherwise acquire for consideration shares ranking junior to or on a parity with the Junior Participating Preferred Stock either as to dividends or amounts payable upon liquidation, dissolution or winding up of the Company.

  Redemption. When issued and outstanding, the shares of Junior Participating Preferred Stock will not be redeemable.

  Liquidation Preference. Subject to (a) the rights of holders of preferred stock of the Company ranking senior to Junior Participating Preferred Stock as to dividends and amounts payable upon any voluntary or involuntary liquidation, dissolution or winding up and (b) any other provision of the Restated Certificate, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or amounts payable upon any voluntary or involuntary liquidation, dissolution or winding up) to the Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Junior Participating Preferred Stock will have received $100.00 per share, plus accrued and unpaid dividends to the date of such payment, provided that the holders of shares of Junior Participating Preferred Stock will be entitled to receive an aggregate amount per share, subject to certain provisions for adjustment set forth in the Restated Certificate, equal to 100 times the aggregate amount to be distributed per share to holders of common stock, or (2) to the holders of stock ranking on a parity (either as to dividends or amounts payable upon any voluntary or involuntary liquidation, dissolution or winding up) with the Junior Participating Preferred Stock, except distributions made ratably on Junior Participating Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such voluntary or involuntary liquidation, dissolution or winding up.

  Voting Rights. Except as indicated below or as expressly required by applicable law, the holders of Junior Participating Preferred Stock will not have voting rights.

  Subject to certain provisions for adjustment set forth in the Restated Certificate, each share of Junior Participating Preferred Stock will entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company. Except as indicated below or expressly required by applicable law, the holders of Junior Participating Preferred Stock and the holders of shares of common stock will vote together as one class on all matters submitted to a vote of stockholders of the Company.

  If the equivalent of six quarterly dividends payable on the Junior Participating Preferred Stock or any other series of Serial Preferred Stock of the Company have not been declared and paid or set aside for payment, whether or not consecutive, the number of directors of the Company will be increased by two and the holders of all such series in respect of which such a default exists, voting as a class without regard to series, will be entitled to elect two additional directors at the next annual meeting and each subsequent meeting, until all cumulative dividends have been paid in full or until noncumulative dividends have been paid regularly for at least a year.

  Consolidation, Merger, Etc. In the event of any consolidation, merger, combination or other transaction in which shares of common stock are exchanged for or changed into other stock, securities, cash or other property, each share of Junior Participating Preferred Stock shall be similarly exchanged or changed in an amount per share equal to 100 times the aggregate amount of stock, securities, cash or other property, as the case may be, for or into which each share of common stock is exchanged or changed.

 Preferred Share Purchase Rights

  A Right is associated with, and trades with, each Old Share outstanding. Similarly, a Right will be associated with, and trade with, each New Share outstanding. As long as the Rights are associated with the New Share, each newly issued New Share issued by the Company, including New Shares into which the ESOP Preferred Stock and the Series A Preferred Stock are convertible, will include one Right. Moreover, the Rights Agreement will be amended such that a Right will be associated with each share of ESOP Preferred Stock outstanding and each Authorized Unissued ESOP Share. Each Right will entitle its holder to purchase one one-hundredth of a share of Junior Participating Preferred Stock for $185 (subject to adjustment). Subject to amendment, the Rights are not exercisable until 10 business days after any person or group announces its beneficial ownership of 15% or more of the Common Stock. The Rights Agreement will be amended to provide that the transactions contemplated by the Recapitalization, including without limitation, the issuance of the ESOP Preferred Stock and the Voting Preferred Stock to the ESOP and the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock to the respective holders thereof, will not cause the Rights to become exercisable as a result thereof. See "THE PLAN OF RECAPITALIZATION-- Revised Governance Structure--Rights Plan."

  If any person or group acquires 15% or more of the New Shares outstanding, each Right holder (except the acquiring party) has the right to receive, upon exercise, New Shares (or, under certain circumstances, cash, property or other Company securities) having a market value of three times the exercise price of the Right. If, after the Rights become exercisable, the Company is involved in a merger where it does not survive or survives with a change or exchange of its New Shares or the Company sells or transfers more than 50% of its assets or earning power, each Right will be exercisable for common stock of the other party to such transaction having a market value of three times the exercise price of the Right. The Company has the right to redeem the Rights for $.05 per Right prior to the time that they become exercisable. The Rights will expire on December 31, 1996.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Company's Board of Directors since the Rights may be redeemed or their terms amended by the Company as described above.

                             STOCKHOLDER PROPOSALS

PROPOSAL CONCERNING CUMULATIVE VOTING

  Ms. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owner of 53 Old Shares, has given notice that she will introduce the following resolution at the Meeting:

    RESOLVED: "That the stockholders of UAL Corp., assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

    REASONS: "Many states have mandatory cumulative voting, so do National
  Banks."

    "In addition, many corporations have adopted cumulative voting."

    "Last year the owners of . . . shares, representing approximately 23.3% of shares voting, voted FOR this proposal."

    "If you AGREE, please mark your proxy FOR this resolution."

THE BOARD OF DIRECTORS OPPOSES THE ABOVE PROPOSAL

  The Board structure included in the Recapitalization reflects a careful and thoughtful balancing of interests between the employees of the Company, who as of the Closing will beneficially own a majority of the economic and voting power represented by the fully diluted common equity of the Company, and the holders of the publicly traded New Shares, who at the time of Closing, will, in effect, be minority stockholders in the Company. In particular, as the Recapitalization is structured, the five Public Directors/1/ are elected by the holders of the New Shares as a single cohesive group without any structural bias in favor of any particular holder of New Shares or group of such holders. The Board structure in the Recapitalization was heavily negotiated and is complex, and the Board believes any additional complexity that would be introduced through cumulative voting is both unwarranted and inappropriate.

  Cumulative voting also is undesirable because, among other things, it introduces an opportunity for an individual holder of New Shares or group of such holders to weight their votes and influence the Public Director election process in a manner that may be contrary to the wishes of the holders of a majority of the publicly-held New Shares. The Board believes that each Public Director should serve on the Board only if he or she has been endorsed by the holders of the New Shares as a whole. In addition, in the absence of the Recapitalization transaction, the Board believes that the interests of the stockholders as a whole are best served if the Board is elected by the stockholders as a whole without cumulative voting.
- --------
/1/The Board assumes that for purposes of the Recapitalization, the proposal would apply only to the election of Public Directors, and not to the election of any class of directors on which the holders of New Shares would not vote.

       THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL.

PROPOSAL CONCERNING CONTINGENT EXECUTIVE COMPENSATION AGREEMENTS

  The Board of Trustees of the National Electrical Benefit Fund, 1125 15th Street, N.W., Washington, D.C. 20005, owner of 14,000 Old Shares, has given notice that it will introduce the following resolution at the Meeting:

    BE IT RESOLVED: That the shareholders of UAL Corporation ("United" or "Company") request that the Board of Directors in the future refrain from entering into agreements providing executive compensation contingent on a change in control of the Company unless such agreements or arrangements are specifically submitted to the shareholders for approval.

                              SUPPORTING STATEMENT

    The Company has contingency employment arrangements with certain senior executives, including Messrs. Wolf, Pope, and Nagin, which provide compensation contingent upon a change in control of the Company. The agreements provide that if an executive's employment is involuntarily terminated after a change of control of the Company that executive will be entitled to payment of lucrative severance compensation. In the case of Mr. Wolf, such payments may amount to several million dollars (approximately $3,400,000). Both Mr. Wolf's and Mr. Pope's agreements also provide for vesting of unvested stock options, vesting of supplemental retirement credits, and certain other benefits of an unspecified nature. Mr. Nagin's agreement would provide payment of three times his base salary, as well as payment for and the vesting of certain other unspecified benefits. As described on pages 19, 23 & 24 of the Company's 1993 Proxy Statement, these so-called "golden parachutes" may amount to millions of dollars in guaranteed compensation for the affected executives. These employment agreements with the "golden parachute" provisions were adopted without consideration by the Company's shareholders. Golden parachutes, as defined in this proposal, are payments contingent on change in control.

    Lucrative severance pay to corporate executives triggered by a change in control of the corporation, commonly referred to as "golden parachutes," is a controversial matter. Golden parachutes introduce an inappropriate element of personal consideration for managers that potentially conflicts with their fiduciary responsibility to shareholders. We believe this may cause managers to operate in a manner which fails to maximize value for shareholders in the event of a potential takeover. Such a situation, we believe, is fundamentally unfair to shareholders, the ultimate owners of the Company. Moreover, it is our opinion that special compensation arrangements for a favored few executives undoubtedly has a corrosive impact on the morale and attitude of the remainder of employees who do not share such privileged status. Shareholders, as owners concerned with the long-term productive and financial performance of the Company, should be concerned with this type of disparity.

    A study by the United Shareholders Association also provides justification for the submission of golden parachute arrangements to shareholders for consideration. The study of 1,000 major U.S. corporations found that the average annualized two-year return was 20 percent higher for the 559 companies without such plans for management.

    We believe that the issue of whether the Company should, in the future, provide management with golden parachutes is of such critical importance that shareholders should make this decision. We believe shareholder approval is one of the best ways available to address potential conflicts of interest that may arise between the Board and top executives on one hand, and shareholders on the other hand, when a change of control is threatened.

    Accordingly, we urge your approval of this Proposal.

THE BOARD OF DIRECTORS OPPOSES THE ABOVE PROPOSAL

  The Board of Directors believes that the best interests of the Company and its stockholders are promoted by creating a unity of interest between Company executives and stockholders. The Company's various benefit plans, described elsewhere in this Proxy Statement/Prospectus, promote this unity of interest by encouraging management to own stock in the Company and to seek other incentive awards based upon performance of the Company, as well as individual performance. Each of the Company's current executive officers has a significant ownership interest in the Company's common equity, and it is expected that these policies and practices will continue following the Recapitalization.

  The Board believes that severance arrangements contingent upon a change in control do not create a conflict as suggested by the proponents. Rather, these arrangements encourage management to assess takeover bids, tender offers and other potential change in control transactions objectively and with fewer distractions. The arrangements provide management with a level of financial security in the event of the loss of their jobs following a change of control so management can remain attentive and dedicated to their duties to the Company and less inclined to feel threatened or to seek positions outside the Company in the face of a change in control.

  The Compensation Committee of the Board, consisting exclusively of directors who are not employees of the Company, as well as the non-employee directors of the full Board, have approved the various change in control severance arrangements for the Company's existing management, which the Board believes to be in the best interests of the Company and its stockholders. The Board of Directors believes that adoption of this resolution would inappropriately limit the Board's flexibility in designing competitive compensation plans and would adversely affect the ability of the Company to recruit and retain experienced, effective management and to respond to changing economic and business situations. Further, the Board believes the delays occasioned by such an approval process are not in the best interest of the Company or its stockholders.

       THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL.

PROPOSAL CONCERNING CONFIDENTIAL VOTING

  The Central Pension Fund of the International Union of Operating Engineers and Participating Employers, 4115 Chesapeake Street, N.W., Washington, D.C. 20016, owner of 4,722 Old Shares, has given notice that it will introduce the following resolution at the Meeting:

    BE IT RESOLVED: That the stockholders of United Air Lines Corporation (or "Company") recommend that the Board of Directors take the necessary steps to adopt and implement a policy of confidential voting at all meetings of its stockholders which includes the following provisions:

  1. that the voting of all proxies, consents and authorizations be secret, and that no such document shall be available for examination nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Company's state of incorporation;

  2. that the receipt, certification and tabulation of such votes shall be performed by independent election inspectors; and

  3. that confidential voting shall be suspended in the case of a proxy contest, where non-management groups have access to voting results.

                              SUPPORTING STATEMENT

    It is the proponents' belief that it is vitally important that a system of confidential proxy voting be established at the Company. Confidential balloting is a basic tenet of our political electoral process ensuring its integrity. The integrity of corporate board elections should also be protected against potential abuses given the importance of corporate policies and practices to corporate owners and our national economy.

    The implementation of a confidential voting system would enhance shareholder rights in several ways. First, in protecting the confidentiality of the corporate ballot, shareholders would feel free to oppose management nominees and issue positions without fear of retribution. This is especially important for professional money managers whose business relationships can be jeopardized by their voting positions.

    The second important benefit of confidential voting would be to invigorate the corporate governance process at the Company. We believe that shareholder activism would be promoted within the Company. It is our belief that shareholders empowered with a free and protected vote would be more active in the proposing of corporate policy resolutions and alternate board candidates.

    Finally, it is our belief that the enhancement of the proxy voting process would change the system where too often shareholders vote "with their feet" not with their ballots. This change would help to develop a long-term investment perspective where corporate assets could be deployed and used in a more effective and efficient manner.

    Confidential voting is gaining popularity. By 1993, 94 major U.S. publicly-traded companies had adopted confidential proxy voting procedures for corporate elections, up from 74 in 1992. The list of Fortune 500 companies with confidential voting includes: AT&T, U.S. West, American Express, American Brands, Coca Cola, CitiCorp., Gillette, Exxon, Sara Lee, J.P. Morgan, Bear Stearns, General Electric, General Mills, General Motors, Colgate-Palmolive, American Home Products, Honeywell, Avon Products, 3M, DuPont, Boeing, Lockheed, Rockwell International, Amoco, Mobil, Eastman Kodak, IBM, Xerox and many others. It's time for the Company to do the same.

    For the reasons outlined above, we urge you to VOTE FOR THIS PROPOSAL.

THE BOARD OF DIRECTORS OPPOSES THE ABOVE PROPOSAL

  The Board of Directors believes that the Company's existing procedures for submitting proxies and conducting balloting are appropriate, have worked well and should not be changed. The proposal suggests that there is a problem when the Board of Directors in fact believes that none exists.

  The Company conducts its stockholder votes in accordance with all applicable legal requirements, including the use of an independent inspector of election for tabulating ballots and reporting on election results. Thus, the second part of the proposal would add nothing to the Company's existing practice.

  The Board of Directors believes that a requirement of confidential voting would undermine a valuable means of communication between the Company and its stockholders. Over the years, a number of stockholders have expressed comments and opinions by writing notes on their proxy cards. These comments are reviewed and taken into consideration like any other communications from our stockholders.

  The Board of Directors believes that from time to time circumstances may arise in which it would be appropriate and desirable to know how stockholders are voting and sees no reason to restrict its discretion in this regard. For example, an occasion could arise in which the Board believes that stockholders have been confused on a particular issue and that it would be appropriate to engage in discussions or other communications with such stockholders in order to address any misunderstandings. Such a dialogue would help ensure that all stockholders are adequately informed on important matters that they have been asked to consider.

  The Board of Directors believes that the proposal is unnecessary because any stockholder who wishes to cast a confidential vote may do so under the current voting system simply by registering his or her shares in the name of a bank, broker or other nominee. Nominee holders do not disclose the names of beneficial owners without the owner's permission.

       THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL.

                               FEES AND EXPENSES

  All expenses of the Company and certain expenses of the Coalition (see "THE PLAN OF RECAPITALIZATION--Terms and Conditions--Fees and Expenses; Indemnification") incurred in connection with the Recapitalization will be paid by the Company. The estimated fees and expenses to be incurred in connection with the Recapitalization are as follows (in millions):

   Coalition expense amounts ............................................ $45.00
   Financial advisory fees and expenses..................................  10.00
   Accounting fees and expenses..........................................   0.10
   Legal fees and expenses...............................................  15.00
   Commission filing fee.................................................   0.70
   Printing and mailing expenses.........................................   1.20
   Exchange agent fees and expenses......................................   0.20
   Employee stock ownership plan and related fees and expenses...........   4.15
   Solvency and surplus opinion fees and expenses........................   0.18
   Miscellaneous expenses................................................   2.62
                                                                          ------
     Total............................................................... $79.15
                                                                          ======

  If the Offerings are consummated, the Company will also incur underwriting discount and related fees and expenses of approximately $33 million.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  The Board, at the recommendation of the Audit Committee, has appointed, subject to approval by the stockholders, the firm of Arthur Andersen & Co., as independent public accountants, to examine the financial statements of the Company for the year 1994. It is anticipated that a representative of Arthur Andersen & Co. will be present at the meeting and will have the opportunity to make a statement, if he desires to do so, and will be available to respond to appropriate questions at that time.

  The affirmative vote of a majority of Old Shares present at the meeting is necessary for approval of this proposal. If the stockholders do not approve the appointment of Arthur Andersen & Co., the selection of independent public accountants will be reconsidered by the Board.

  THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR 1994.

                       DISCRETIONARY AUTHORITY OF PROXIES

  The Board of Directors of the Company does not know of any matters, other than as described in the Notice of Meeting attached to this Proxy Statement/Prospectus, that are to come before the Meeting. If a proxy is given to vote in favor of the Plan of Recapitalization, the persons named in such proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented at the Meeting for action, including, without limitation, any proposal to adjourn the Meeting or otherwise concerning the conduct of the Meeting.

  In the event that a quorum is not present at the time the Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Meeting with a vote of the stockholders. The persons named in the accompanying form of proxy will vote any Shares for which they have voting authority in favor of such adjournment. The Company has made no determination whether it would adjourn the Meeting to allow additional time for the solicitation of proxies should an insufficient number of favorable votes be received to approve and adopt the Plan of Recapitalization.

                                    EXPERTS

  The consolidated financial statements and related schedules of the Company and United as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an explanatory paragraph with respect to the changes in methods of accounting for income taxes and postretirement benefits other than pensions as discussed in the notes to the consolidated financial statements.

                                 LEGAL OPINION

  The validity of the New Shares, Debentures, the Depositary Preferred Shares and Public Preferred Stock issuable pursuant to the Recapitalization will be passed upon by Skadden, Arps, Slate, Meagher & Flom. Such counsel have assumed that the Company will not be rendered insolvent as a result of the Recapitalization.

                               PROXY SOLICITATION

  Proxies are being solicited by and on behalf of the Board. All expenses of this solicitation including the cost of preparing and mailing this Proxy Statement/Prospectus will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses, in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Old Shares held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. To assure the presence in person or by proxy of the largest number of stockholders possible, the Company has engaged Georgeson & Co. to solicit proxies on behalf of the Company. The Company has agreed to pay such firm a proxy solicitation fee of $25,000 and to reimburse such firm for its reasonable out-of-pocket expenses.

                       PROPOSALS FOR 1995 ANNUAL MEETING

  The Company expects to hold its 1995 Annual Meeting, in accordance with historic practices, on the fourth Thursday in April, April 27, 1995. Accordingly, any stockholder proposals intended to be presented at the 1995 Annual Meeting must be received by November 25, 1994, by the Secretary of the Company (Francesca M. Maher, Secretary, UAL Corporation, P.O. Box 66919, Chicago, Illinois 60666), in writing in accordance with rules promulgated by the Commission.

                                 OTHER MATTERS

  The Board does not know of any other business which may be presented for consideration at the meeting. If any business not described herein should come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

                                                                       Annex I

May 20, 1994



Board of Directors
UAL Corporation
1200 East Algonquin Road
Elk Grove Township, IL 60007


Gentlemen and Madam:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (the "Common Stockholders") of shares of common stock, par value $5.00 per share ("Old Shares"), of UAL Corporation, a Delaware corporation ("UAL"), of the consideration to be received by such Common Stockholders in connection with the proposed recapitalization of UAL (the "Transaction"), as set forth in, and pursuant to the terms of, the Agreement and Plan of Recapitalization dated as of March 25, 1994, as proposed to be amended and restated (the "Recapitalization Agreement"), among UAL and the Airline Pilots Association, International, and the International Association of Machinists and Aerospace Workers (together with other participating employees, the "Participating Employees").

We understand that the Transaction, as more specifically set forth in the Recapitalization Agreement, provides that, in exchange for certain labor concessions by the Participating Employees, UAL will issue common stock to certain employee trusts/ESOPs equal to a minimum of 55% and a maximum of 63% of the common stock of UAL. We also understand that in the Transaction the current Common Stockholders of UAL will receive, for each Old Share held, one-half of a new share of common stock, par value $.01 per share, of UAL (representing an equity interest immediately after the Transaction is completed of approximately 45% of one Old Share's current percentage equity interest in UAL, subject to possible reduction) and one-thousandth of a share of redeemable preferred stock of UAL, which will be redeemed immediately after issuance for $25.80 in cash, $15.55 face amount of Series A Debentures due 2004 ("Series A Debentures") of United Air Lines, Inc. ("United") and $15.55 face amount of Series B Debentures due 2014 ("Series B Debentures"; together with the Series A Debentures, the "Debentures") of United and Depositary Preferred Shares ("Depositary Preferred Shares") representing $31.10 liquidation preference of Series B Preferred Stock, without par value, of UAL ("Series B Preferred Stock"). The Depositary Preferred Shares, the Series A Debentures and the Series B Debentures are referred to herein as the "Securities".

We also understand that United intends to offer for sale in a public offering $
principal amount of the Series A Debentures and $       principal amount of the
Series B Debentures (the "United Debt Offering") and that UAL intends to offer
for sale in a public offering         Depositary Preferred Shares (the "UAL
Preferred Offering" and, together with the United

Debt Offering, the "Offerings"). If the Offerings are consummated, the current Common Stockholders of UAL will receive, for each Old Share held, in lieu of the Securities described in the preceding paragraph, (a) the gross proceeds from the sale by United of $15.55 principal amount of the Series A Debentures and $15.55 principal amount of the Series B Debentures pursuant to the United Debt Offering and (b) the gross proceeds from the sale by UAL of Depositary Preferred Shares representing $31.10 liquidation preference of its Series B Preferred Stock. As described below, the principal amounts of the Debentures and the liquidation preference of the Series B Preferred Stock could be reduced if the Offerings are consummated and the interest rates or dividend rate, as the case may be, on such Securities were to exceed certain limitations contained in the Recapitalization Agreement.

In arriving at our opinion, we have reviewed and analyzed the Recapitalization Agreement, as well as certain publicly available business and financial information relating to UAL. We have also reviewed certain other information, including financial forecasts provided to us by UAL. We have met with UAL's management to discuss the past and current operations and financial condition and prospects of UAL. We have also considered certain financial and stock market data for UAL and we have compared that data with similar data for other publicly held companies in businesses similar to those of UAL, and we have considered the financial terms of certain other business combinations that have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant. In addition, we have reviewed the alternative of not effecting a reorganization or similar transaction and UAL implementing various operating strategies considered by it which, if fully implemented, might result in a greater value to Common Stockholders than the Transaction; however, we understand and have assumed for purposes of this opinion that the Board of Directors of UAL has determined, in light of various factors relating to the implementation of such operating strategies and the availability of the Transaction, not to pursue such implementation.

In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of UAL's management as to the future financial performance of UAL. We express no view as to such forecasts or the assumptions on which they are based. We have not made an independent evaluation or appraisal of the assets or liabilities of UAL, nor have we been furnished with any such appraisals. We were not requested to, and did not, solicit third party offers to acquire all or any part of UAL, nor, to our knowledge, has any interest in making such an offer been presented by any third party, including in response to the public disclosure regarding discussions between UAL and the Participating Employees. We have assumed that the results expected by UAL's management to be obtained from the Transaction, including those arising from the Participating Employees' labor concessions, will be realized. Our opinion is necessarily based solely upon information available to us and business, market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof. Our opinion does not address UAL's underlying business decision to effect the Transaction.

Pursuant to the Recapitalization Agreement, the interest and dividend rates for the Securities were initially set upon the execution of the Recapitalization Agreement. The interest or dividend rate on each such Security will be reset, as of a date to be determined that is not fewer than five calendar days and not greater than ten calendar days prior to the meeting of the Common Stockholders of UAL at which the Transaction will be voted upon, to the rate required to cause each such security to trade at 100% of its aggregate principal amount (in the case of the Debentures) or at 100% of its aggregate liquidation preference (in the case of the Series B Preferred Stock) (collectively, "par"), on a fully distributed basis, as of such date, subject to a limitation specified in the Recapitalization Agreement on the amount that such rates can increase. If the Offerings are not consummated, our opinion is based on such final rates being set so that the Securities would trade, as of such date, on a fully distributed basis, at par. It should be noted that our opinion does not purport to represent any view as to what the trading value of the Securities actually will be when the Securities are issued to the Common Stockholders following consummation of the Transaction. The actual trading value of such Securities could be higher or lower depending upon changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Because of the large aggregate amount of Securities that would be issued to Common Stockholders of UAL if the Offerings are not consummated and other factors, such Securities may trade initially, and for an extended period thereafter, at prices below those at which they would trade on a fully distributed basis. Furthermore, any valuation of securities is only an approximation, subject to uncertainties and contingencies all of which are difficult to predict and beyond our control.

If the Offerings are consummated, the interest rates on the Debentures and the dividend rate on the Series B Preferred Stock may be set at rates that are in excess of the limitation contained in the Recapitalization Agreement, in which event the principal amount of the series of Debentures affected or the number of Depositary Preferred Shares, as the case may be, will be reduced so that the aggregate amount of interest payable by United or dividends payable by UAL, as the case may be, with respect to such Security will not exceed amounts specified in the Recapitalization Agreement, and the amount of the proceeds from the sale of such Securities to be received by the current Common Stockholders of UAL in respect of each Old Share will be reduced accordingly. In addition, in certain other circumstances, such proceeds could be less than the stated face amount or
liquidation preference of the Securities.   Our opinion is based on the
assumption that, if the Offerings are consummated, the proceeds of the Debentures and the Depositary Preferred Shares to be received by the current Common Stockholders of UAL in respect of each Old Share will not be less than the principal amounts of the Debentures and the number of Depositary Preferred Shares that would have been distributed to such Common Stockholders of UAL had the Offerings not been consummated.

We have acted as financial advisor to UAL in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for rendering this opinion and other additional services currently being rendered to UAL. In the ordinary course of our business, we actively trade the debt and equity securities of UAL for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this opinion is only for the information of the Board of Directors of UAL. However, this opinion may be included in its entirety in any proxy statement from UAL to its Common Stockholders. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, which will not unreasonably be withheld. In addition, we may not be otherwise publicly referred to without our prior consent, which will not unreasonably be withheld.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the Common Stockholders of UAL in the Transaction, taken as a whole, is fair to such Common Stockholders from a financial point of view.


Very truly yours,

CS FIRST BOSTON CORPORATION



By:
    -------------------------------

                                                                      Annex II

May 20, 1994



Board of Directors
UAL Corporation
1200 East Algonquin Road
Elk Grove Township, IL 60007


Gentlemen and Madam:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (the "Common Stockholders") of shares of common stock, par value $5.00 per share ("Old Shares"), of UAL Corporation, a Delaware corporation ("UAL"), of the consideration to be received by such Common Stockholders in connection with the proposed recapitalization of UAL (the "Transaction"), as set forth in, and pursuant to the terms of, the Agreement and Plan of Recapitalization dated as of March 25, 1994, as proposed to be amended and restated (the "Recapitalization Agreement"), among UAL and the Airline Pilots Association, International, and the International Association of Machinists and Aerospace Workers (together with other participating employees, the "Participating Employees").

We understand that the Transaction, as more specifically set forth in the Recapitalization Agreement, provides that, in exchange for certain labor concessions by the Participating Employees, UAL will issue common stock to certain employee trusts/ESOPs equal to a minimum of 55% and a maximum of 63% of the common stock of UAL. We also understand that in the Transaction the current Common Stockholders of UAL will receive, for each Old Share held, one-half of a new share of common stock, par value $.01 per share, of UAL (representing an equity interest immediately after the Transaction is completed of approximately 45% of one Old Share's current percentage equity interest in UAL, subject to possible reduction) and one-thousandth of a share of redeemable preferred stock of UAL, which will be redeemed immediately after issuance for $25.80 in cash, $15.55 face amount of Series A Debentures due 2004 ("Series A Debentures") of United Air Lines, Inc. ("United") and $15.55 face amount of Series B Debentures due 2014 ("Series B Debentures"; together with the Series A Debentures, the "Debentures") of United and Depositary Preferred Shares ("Depositary Preferred Shares") representing $31.10 liquidation preference of Series B Preferred Stock, without par value, of UAL ("Series B Preferred Stock"). The Depositary Preferred Shares, the Series A Debentures and the Series B Debentures are referred to herein as the "Securities".

We also understand that United intends to offer for sale in a public offering $
principal amount of the Series A Debentures and $       principal amount of the
Series B Debentures (the "United Debt Offering") and that UAL intends to offer
for sale in a public offering         Depositary Preferred Shares (the "UAL
Preferred Offering" and, together with the United Debt Offering, the "Offerings"). If the Offerings are consummated, the current Common Stockholders of UAL will receive, for each Old Share held, in lieu of the Securities described in the preceding paragraph, (a) the gross proceeds from the sale by United of $15.55 principal amount of the Series A Debentures and $15.55 principal amount of the Series B Debentures pursuant to the United Debt Offering and (b) the gross proceeds from the sale by UAL of Depositary Preferred

Shares representing $31.10 liquidation preference of its Series B Preferred Stock. As described below, the principal amounts of the Debentures and the liquidation preference of the Series B Preferred Stock could be reduced if the Offerings are consummated and the interest rates or dividend rate, as the case may be, on such Securities were to exceed certain limitations contained in the Recapitalization Agreement.

In arriving at our opinion, we have reviewed and analyzed the Recapitalization Agreement, as well as certain publicly available business and financial information relating to UAL. We have also reviewed certain other information, including financial forecasts provided to us by UAL. We have met with UAL's management to discuss the past and current operations and financial condition and prospects of UAL. We have also considered certain financial and stock market data for UAL and we have compared that data with similar data for other publicly held companies in businesses similar to those of UAL, and we have considered the financial terms of certain other business combinations that have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant. In addition, we have reviewed the alternative of not effecting a reorganization or similar transaction and UAL implementing various operating strategies considered by it which, if fully implemented, might result in a greater value to Common Stockholders than the Transaction; however, we understand and have assumed for purposes of this opinion that the Board of Directors of UAL has determined, in light of various factors relating to the implementation of such operating strategies and the availability of the Transaction, not to pursue such implementation.

In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of UAL's management as to the future financial performance of UAL. We express no view as to such forecasts or the assumptions on which they are based. We have not made an independent evaluation or appraisal of the assets or liabilities of UAL, nor have we been furnished with any such appraisals. We were not requested to, and did not, solicit third party offers to acquire all or any part of UAL, nor, to our knowledge, has any interest in making such an offer been presented by any third party, including in response to the public disclosure regarding discussions between UAL and the Participating Employees. We have assumed that the results expected by UAL's management to be obtained from the Transaction, including those arising from the Participating Employees' labor concessions, will be realized. Our opinion is necessarily based solely upon information available to us and business, market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof. Our opinion does not address UAL's underlying business decision to effect the Transaction.

Pursuant to the Recapitalization Agreement, the interest and dividend rates for the Securities were initially set upon the execution of the Recapitalization Agreement. The interest or dividend rate on each such Security will be reset, as of a date to be determined that is not fewer than five calendar days and not greater than ten calendar days prior to the meeting of the Common Stockholders of UAL at which the Transaction will be voted upon, to the rate required to cause each such security to trade at 100% of its aggregate principal amount (in the case of the Debentures) or at 100% of its aggregate liquidation preference (in the case of the Series B Preferred Stock) (collectively, "par"), on a fully distributed basis, as of such date, subject to a limitation specified in the Recapitalization Agreement on the amount that such rates can increase. If the Offerings are not consummated, our opinion is based on such final rates being set so that the Securities would trade, as of such date, on a fully distributed basis, at par. It should be noted that our opinion does not purport to represent any view as to what the trading value of the Securities actually will be when the Securities are issued to the Common Stockholders following consummation of the Transaction. The actual trading value of such Securities could be higher or lower depending upon changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Because of the large aggregate amount of Securities that would be issued to Common Stockholders of UAL if the Offerings are not consummated and other factors, such Securities may trade initially, and for an extended period thereafter, at prices below those at which they would trade on a fully distributed basis. Furthermore, any valuation of securities is only an approximation, subject to uncertainties and contingencies all of which are difficult to predict and beyond our control.

If the Offerings are consummated, the interest rates on the Debentures and the dividend rate on the Series B Preferred Stock may be set at rates that are in excess of the limitation contained in the Recapitalization Agreement, in which event the principal amount of the series of Debentures affected or the number of Depositary Preferred Shares, as the case may be, will be reduced so that the aggregate amount of interest payable by United or dividends payable by UAL, as the case may be, with respect to such Security will not exceed amounts specified in the Recapitalization Agreement, and the amount of the proceeds from the sale of such Securities to be received by the current Common Stockholders of UAL in respect of each Old Share will be reduced accordingly. In addition, in certain other circumstances, such proceeds could be less than the stated face amount or liquidation preference of the Securities. Our opinion is based on the assumption that, if the Offerings are consummated, the proceeds of the Debentures and the Depositary Preferred Shares to be received by the current Common Stockholders of UAL in respect of each Old Share will not be less than the principal amounts of the Debentures and the number of Depositary Preferred Shares that would have been distributed to such Common Stockholders of UAL had the Offerings not been consummated.

We have acted as financial advisor to UAL in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. A portion of this fee relates to the rendering of this opinion.

It is understood that this opinion is only for the information of the Board of Directors of UAL. However, this opinion may be included in its entirety in any proxy statement from UAL to its Common Stockholders. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, which will not unreasonably be withheld. In addition, we may not be otherwise publicly referred to without our prior consent, which will not unreasonably be withheld.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the Common Stockholders of UAL in the Transaction, taken as a whole, is fair to such Common Stockholders from a financial point of view.


Very truly yours,



- -------------------------------
Lazard Freres & Co.

                                                                       ANNEX III

                                AMENDMENT TO THE
                     UAL, INC. 1981 INCENTIVE STOCK PROGRAM

  UAL CORPORATION (the "Company"), having heretofore adopted the UAL, Inc. 1981 Incentive Stock Program, as amended effective February 28, 1991 (the "Plan"), hereby furthers amends the Plan, effective as of the date of consummation of the Recapitalization to be effected pursuant to the Agreement and Plan of Recapitalization proposed to be entered into among the Company, Air Line Pilots Association, International and International Association of Machinists and Aerospace Workers, as follows:

  1. Section 1 of the Plan is hereby amended by deleting the reference to "Common Stock of the Company" therein and inserting, in lieu thereof, the phrase "the Company's Common Stock, par value $.01 per share ("Common Stock")."

  2. The name of the Plan is hereby amended to be the "UAL Corporation 1981 Incentive Stock Plan", each reference in the Plan to "UAL, Inc." is hereby replaced with a reference to "UAL Corporation", and the word "Program" is hereby replaced with the word "Plan" each place the former appears in the Plan.

  3. The first sentence of Section 3 of the Plan is hereby amended in its entirety to read as follows:

    "The Plan shall be administered by the Compensation Administration Committee of the Board of Directors of the Company."

  4. The first sentence of Section 5 of the Plan is hereby amended in its entirety to read as follows:

    "There is hereby reserved for issuance under the Plan an aggregate of 1,200,000 shares of Common Stock, which may be newly issued or treasury shares."

  5. Section 5 of the Plan is hereby further amended by adding the following two new sentences at the end thereof:

    "Notwithstanding any other provision of the Plan to the contrary, in no event may the aggregate number of shares of Common Stock with respect to which options or Stock Appreciation Rights are granted to any individual exceed 125,000 in any period of two calendar years, provided, however, that grants made to any new employee as a condition of employment may not exceed two times such biennial limit during the first two years of employment. If, pursuant to Section 1.9 of the Agreement and Plan of Recapitalization among the Company, Air Line Pilots Association, International and International Association of Machinists and Aerospace Workers (the "Agreement"), the Company becomes obligated to issue the Additional Shares (as defined in the Agreement), the number of shares reserved for issuance hereunder as well as the limitations set forth in the preceding sentence shall be increased by the percentage determined by dividing the number of Additional Shares the Company is so required to issue by the number of Fully Diluted Old Shares (as defined in the Agreement)."

                                                                        ANNEX IV

                        AMENDMENT TO THE UAL CORPORATION
                           1988 RESTRICTED STOCK PLAN

  UAL CORPORATION (the "Company"), having heretofore adopted the UAL Corporation 1988 Restricted Stock Plan, as amended effective February 22, 1990 and as further amended effective July 1, 1993 (the "Plan"), hereby further amends the Plan, effective as of the date of consummation of the Recapitalization to be effected pursuant to the Agreement and Plan of Recapitalization proposed to be entered into among the Company, Air Line Pilots Association, International and International Association of Machinists and Aerospace Workers (the "Effective Time"), as follows:

  1. Section 2(d) of the Plan is hereby amended in its entirety to read as follows:

    "(d) "Committee' shall mean the Compensation Administration Committee of the Board."

  2. Section 2(f) of the Plan is hereby amended in its entirety to read as follows:

    "(f) "Restricted Share' shall mean a share of Common Stock of the Company, par value $.01 per share ("Common Stock"), allocated to a Recipient pursuant to the Plan."

  3. Section 4(b) of the Plan is hereby amended by adding the following two new sentences at the end thereof:

    "Notwithstanding any other provision of the Plan to the contrary, in no event may the aggregate number of Restricted Shares allocated to any individual exceed 30,000 in any period of two calendar years, provided, however, that allocations made to any new employee as a condition of employment may not exceed two times such biennial limit during the first two years of employment. If, pursuant to Section 1.9 of the Agreement and Plan of Recapitalization among the Company, Air Line Pilots Association, International and International Association of Machinists and Aerospace Workers (the "Agreement"), the Company becomes obligated to issue the Additional Shares (as defined in the Agreement), the limitations set forth in the preceding sentence shall be increased by the percentage determined by dividing the number of Additional Shares the Company is so required to issue by the number of Fully Diluted Old Shares (as defined in the Agreement)."

  4. Section 7(c) of the Plan is hereby amended by adding the following at the end thereof:

    "Notwithstanding the foregoing provisions of this Section 7(c), the Committee may provide with respect to any allocation of Restricted Shares that the "Restricted Period" with respect to such Restricted Shares shall lapse based upon the attainment by the Company of one or more target levels of pre-tax income (as determined under generally accepted accounting principles but without regard to any items (whether gains or losses) otherwise included therein relating to (1) the UAL Corporation Employee Stock Ownership Plan, the UAL Corporation Supplemental ESOP, or the trusts relating thereto, (2) any event or occurrence that the Committee determines to be either not directly related to the operations of the Company or not within the reasonable control of the Company's management, (3) the Plan and
  (4) the Company's Incentive Compensation Plan). Such target level(s) shall be determined by the Committee on or before the allocation of such Restricted Shares, shall relate to such period or periods of time as the Committee shall prescribe and may provide that any period in which such pre-tax income is less than zero may be disregarded."

  5. The Restricted Share reserve (established pursuant to Section 3(a) of the
Plan) immediately prior to the Effective Time shall continue to constitute such Restricted Share reserve as of the Effective Time.

                                                                         ANNEX V


                                UAL CORPORATION

                          INCENTIVE COMPENSATION PLAN

                           (AS AMENDED JUNE 30, 1988)

                                                                        ANNEX VI
                              AMENDMENT TO THE UAL
                    CORPORATION INCENTIVE COMPENSATION PLAN

  UAL CORPORATION (the "Company"), having heretofore adopted the UAL Corporation Incentive Compensation Plan, as amended June 30, 1988 (the "Plan"), hereby amends the Plan, effective as of the date of consummation of the Recapitalization to be effected pursuant to the Agreement and Plan of Recapitalization proposed to be entered into among the Company, Air Line Pilots Association, International and International Association of Machinists and Aerospace Workers, as follows:

  1. The first sentence of Paragraph 1 of Section II of the plan is hereby amended in its entirety to read as follows:

    "The Company is responsible for the general administration of the Plan, except as to matters reserved in this Plan to the Compensation Administration Committee of the Board of Directors (the "Committee"), provided however, that the Plan shall be administered by the Committee to the extent necessary to cause the amounts payable hereunder to satisfy the requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code"). By way of example, the Committee shall determine those key employees eligible to participate hereunder."

  2. Section VI of the Plan is hereby amended in its entirety to read as follows:

    "VI. PAYMENT OF AWARDS

  A) Standard Procedures--Payment of Incentive Awards will be made in cash on or about April 1, of the year following the Award Year; provided, however, that an Incentive Award may be deferred at the election of a Participant in the manner described below.

  B) Deferred Awards--Participants may elect, on or before December 31 of the year preceding an Award Year, to defer receipt of all or any portion of an Incentive Award to a subsequent calendar year. A Participant will receive payment of a deferred Incentive Award in a lump sum in January of the earliest of: (1) the deferral calendar year selected by the Participant; (2) the calendar year immediately after the Participant's retirement under the United Air Lines, Inc. Non-Union Ground Employees' Retirement Plan; (3) the calendar year after the Participant's termination of employment with the Company for other reasons, provided that a transfer of employment from the Company to any of the Company's affiliates will not be considered a termination of employment with the Company; (4) the occurrence of an "Unforeseeable Emergency", provided that a distribution pursuant to this clause (4) shall not exceed the amount reasonably needed to satisfy the emergency need, or (5) any other time elected by the Participant, provided that upon making such an election, the Participant shall be entitled to receive 90% of the amounts then credited to him or her under the Plan and shall forfeit the remaining 10% of such amount. The amounts deferred will be credited annually with compound interest at the prime rate in effect during the deferral period at the end of the calendar quarter, as reported by The Wall Street Journal. All deferred Incentive Awards will be reflected in the Company's books as general unsecured and unfunded obligations of the Company. No trust in favor of any Participant will be implied. Deferral elections will be irrevocable by a Participant or his or her beneficiary. For purposes of this Section, "Unforeseeable Emergency" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment under clause (4) above may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the Plan."

  3. The Plan is hereby amended by adding a new Section VII at the end thereof to read as follows:

    "VII. SPECIAL RULES

    Notwithstanding any other provision of this Plan to the contrary:
    Incentive Awards with respect to an Award Year with respect to any Participant who is a "covered employee" (as defined in Section 162(m)(3) of the Code) with respect to such Award Year (i) may not exceed $900,000 and (ii) shall be determined by reference to a formula which shall define the Incentive Award by reference to the attainment by the Company of one or more target levels of pre-tax income (as determined under generally accepted accounting principles but without regard to any items (whether gains or losses) otherwise included therein relating to (1) the UAL Corporation Employee Stock Ownership Plan, the UAL Corporation Supplemental ESOP, or the trusts relating thereto, (2) any event or occurrence that the Committee determines to be either not directly related to the operations of the Company or not within the reasonable control of the Company's management, (3) this Plan and (4) the Company's 1988 Restricted Stock Plan) for such Award Year. Such target level(s) and the formula referred to above shall be determined by the Committee prior to the commencement of such Award Year (or at such later time as may be permissible under Section 162(m) of the Code); the Committee shall determine and certify whether such target levels of pre-tax income have been met. Notwithstanding the foregoing, the Committee may reduce the Incentive Award otherwise determined pursuant to such formula in its sole discretion."

          AMENDED AND RESTATED AGREEMENT AND PLAN OF RECAPITALIZATION

                                  DATED AS OF

                                 MARCH 25, 1994

                                     AMONG

                                UAL CORPORATION

                                      AND

                   AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

                                      AND

                    INTERNATIONAL ASSOCIATION OF MACHINISTS
                             AND AEROSPACE WORKERS

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 ARTICLE I       THE RECAPITALIZATION
    Section 1.1  The Recapitalization.....................................    1
    Section 1.2  Reclassification of Old Shares...........................    1
    Section 1.3  Redemption...............................................    2
    Section 1.4  Pricing of Specified Securities..........................    2
    Section 1.5  Surrender and Exchange...................................    4
    Section 1.6  Other Issuances..........................................    7
    Section 1.7  Stock Options............................................   12
    Section 1.8  Convertible Company Securities...........................   13
    Section 1.9  Form of Recapitalization Consideration...................   13
    Section 1.10 Additional ESOP Shares...................................   14
    Section 1.11 Underwriting Alternative.................................   15

 ARTICLE II      THE COMPANY AND UNITED
    Section 2.1  Certificate of Incorporation.............................   16
    Section 2.2  Bylaws...................................................   16
    Section 2.3  Directors and Officers...................................   17
    Section 2.4  United...................................................   17

 ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE COMPANY
    Section 3.1  Corporate Existence and Power............................   17
    Section 3.2  Corporate Authorization..................................   18
    Section 3.3  Governmental Authorization...............................   18
    Section 3.4  Non-Contravention........................................   19
    Section 3.5  Capitalization...........................................   19
    Section 3.6  Subsidiaries.............................................   20
    Section 3.7  Securities and Exchange Commission ("SEC") Filings.......   21
    Section 3.8  Financial Statements.....................................   21
    Section 3.9  Disclosure Documents.....................................   21
    Section 3.10 Absence of Certain Changes...............................   22
    Section 3.11 Finders' Fees............................................   22
    Section 3.12 Board Action.............................................   22
    Section 3.13 Securities...............................................   22
    Section 3.14 Opinion of Financial Advisers............................   22
    Section 3.15 Vote Required............................................   23
    Section 3.16 Limitations..............................................   23
    Section 3.17 Compliance with Status Quo...............................   23
    Section 3.18 Rights Agreement.........................................   23

 ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF THE UNIONS
    Section 4.1  Existence and Power......................................   23
    Section 4.2  Authorization............................................   23
    Section 4.3  Governmental Authorization...............................   23
    Section 4.4  Non-Contravention........................................   24
    Section 4.5  Disclosure Documents.....................................   24
    Section 4.6  Finders' Fees............................................   24
    Section 4.7  Limitations..............................................   24

 ARTICLE V       COVENANTS OF THE COMPANY
    Section 5.1  Conduct of the Company...................................   24
    Section 5.2  Stockholder Meeting; Proxy Material......................   26

                                      A(i)

                                                                            PAGE
                                                                            ----
    Section 5.3   Access..................................................   26
    Section 5.4   Other Potential Transactions............................   27
    Section 5.5   Notices of Certain Events...............................   27
    Section 5.6   Amendment of Rights Agreement...........................   27
    Section 5.7   Employee Benefit Plans..................................   28
    Section 5.8   Labor Agreements........................................   28
    Section 5.9   Solvency Letter.........................................   29
    Section 5.10  Other Transaction Documents.............................   29
    Section 5.11  Certain Agreements......................................   29

 ARTICLE VI       COVENANTS OF EACH UNION
    Section 6.1   Confidentiality.........................................   30
    Section 6.2   Labor Agreements........................................   31
    Section 6.3   No Public Director Nominations..........................   31
    Section 6.4   Independent Director Vacancies..........................   31

 ARTICLE VII      COVENANTS OF EACH OF THE UNIONS AND THE COMPANY
    Section 7.1   Best Efforts............................................   32
    Section 7.2   Certain Filings.........................................   32
    Section 7.3   Participation...........................................   32

 ARTICLE VIII     CONDITIONS TO THE RECAPITALIZATION
    Section 8.1   Conditions to the Obligations of Each Party.............   33
    Section 8.2   Conditions to the Obligations of each of the Unions.....   34
    Section 8.3   Conditions to the Obligations of the Company............   34

 ARTICLE IX       TERMINATION
    Section 9.1   Termination.............................................   35
    Section 9.2   Termination of Status Quo...............................   36
    Section 9.3   Effect of Termination...................................   36

 ARTICLE X        MISCELLANEOUS
    Section 10.1  Notices.................................................   37
    Section 10.2  Survival................................................   38
    Section 10.3  Amendments; No Waivers..................................   39
    Section 10.4  Fees and Expenses; Indemnification......................   39
    Section 10.5  Successors and Assigns..................................   42
    Section 10.6  Governing Law...........................................   42
    Section 10.7  Counterparts; Effectiveness.............................   42
    Section 10.8  Parties in Interest.....................................   42
    Section 10.9  Specific Performance....................................   42
    Section 10.10 Entire Agreement........................................   43


                                     A(ii)

                                   SCHEDULES

SCHEDULE 1.1                 --Restated Certificate of Incorporation of the
                               Company
SCHEDULE 1.3(a)              --Deposit Agreement
SCHEDULE 1.3(b)              --Officers' Certificate regarding Indenture for
                               the Debentures
SCHEDULE 1.6(a)(i)           --Trust Agreement for the ESOP Trust
SCHEDULE 1.6(a)(ii)          --ESOP
SCHEDULE 1.6(a)(iii)         --Supplemental ESOP
SCHEDULE 1.6(a)(iv)          --Trust Agreement for the Supplemental ESOP Trust
SCHEDULE 1.6(d)              --ESOP Stock Purchase Agreement and Amendment
SCHEDULE 1.6(m)              --Class I Preferred Stock Subscription Agreement
SCHEDULE 1.6(n)              --Class Pilot MEC Preferred Stock Subscription
                               Agreement
SCHEDULE 1.6(o)              --Class IAM Preferred Stock Subscription
                               Agreement
SCHEDULE 1.6(p)(i)           --Class SAM Preferred Stock Subscription
                               Agreement
SCHEDULE 1.6(p)(ii)          --SAM Director Selection Process
SCHEDULE 1.10                --Adjusted Percentage Table
SCHEDULE 2.2                 --Restated Bylaws of the Company
SCHEDULE 2.3(i)              --Directors of the Company Resigning at Effective
                               Time
SCHEDULE 2.3(ii)             --New Directors of the Company
SCHEDULE 2.4                 --Provision to be inserted in United Air Lines,
                               Inc. Certificate
SCHEDULE 3.2(i)              --UAL 1981 Incentive Stock Program Amendment
SCHEDULE 3.2(ii)             --UAL 1988 Restricted Stock Plan Amendment
SCHEDULE 3.2(iii)            --UAL Incentive Compensation Plan Amendment
SCHEDULE 3.4                 --Contraventions and Conflicts
SCHEDULE 3.6(c)              --CRS Company Disclosure
SCHEDULE 3.17                --Status Quo Matters
SCHEDULE 3.18                --Rights Amendment
SCHEDULE 5.1(i)              --Conduct of the Company
SCHEDULE 5.1(ii)             --IAM Job Security Provisions
SCHEDULE 5.1(iii)            --Existing Employee Stock Purchase Policies of
                               the Company
SCHEDULE 5.8(i)              --ALPA Collective Bargaining Agreement
SCHEDULE 5.8(ii)             --IAM Collective Bargaining Agreement
SCHEDULE 5.8(iii)            --Employment Terms for Employees Performing the
                               Functions of the Company's Salaried and
                               Management Employees
SCHEDULE 5.9                 --Solvency Letter
SCHEDULE 5.10(i)             --Class I Preferred Stock Shareholders Agreement
SCHEDULE 5.10(ii)            --Class SAM Director Shareholders Agreement
SCHEDULE 5.10(iii)           --First Refusal Agreement
SCHEDULE 6.1                 --Confidentiality Statement

                                     A(iii)

                              AMENDED AND RESTATED
                     AGREEMENT AND PLAN OF RECAPITALIZATION

  Agreement and Plan of Recapitalization, dated as of March 25, 1994, as amended and restated (the "Agreement"), among UAL Corporation, a Delaware corporation (the "Company"), Air Line Pilots Association, International ("ALPA"), pursuant to its authority as the collective bargaining representative for the crafts or class of pilots employed by United Air Lines, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("United"), and International Association of Machinists and Aerospace Workers ("IAM" and, together with ALPA, the "Unions"), pursuant to its authority as the collective bargaining representative for the crafts or classes of mechanics and related employees, ramp and stores employees, food service employees, dispatchers and security officers employed by United.

  In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                              The Recapitalization

  Section 1.1 The Recapitalization. Pursuant to Section 242 of the General Corporation Law of the State of Delaware ("Delaware Law"), as soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article VIII, the Company will file an amended and restated certificate of incorporation in form and substance as set forth on
Schedule 1.1 (the "Restated Certificate") with the Secretary of State of the State of Delaware. Except as otherwise provided herein, the transactions contemplated by this Agreement (collectively, the "Recapitalization") shall become effective at such time as the Restated Certificate is duly filed with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed upon by the Company and each of the Unions and as is specified in the Restated Certificate (the "Effective Time").

  Section 1.2 Reclassification of Old Shares.

  (a) At the Effective Time, subject to Section 1.5(f), each share of common stock, par value $5.00 per share, of the Company ("Common Stock") outstanding immediately prior to the Effective Time, including each share of vested and unvested restricted stock issued pursuant to the UAL 1988 Restricted Stock Plan, together with each share of Common Stock held by the Company as treasury stock or owned by any wholly-owned subsidiary of the Company which is not cancelled immediately prior to the Effective Time pursuant to Section 1.2(b) (each of the foregoing being referred to herein as an "Old Share"), shall, without any further action on the part of the holder thereof, be reclassified (the "Reclassification") as, and converted into:

    (i) 0.5 of a share of common stock, par value $0.01 per share, of the Company (the "New Shares") having the rights, powers and privileges described in the Restated Certificate; and

    (ii) one one-thousandth of a share of Series D Redeemable Preferred Stock of the Company, without par value (the "Redeemable Preferred Stock"), having the rights, powers and privileges described in the Restated Certificate.

  If the Underwriting Alternative (as defined in Section 1.11 hereof) has been elected and consummated with respect to the Depositary Shares (as defined), the Series A Debentures (as defined) and/or the Series B Debentures (as defined), the terms of the Redeemable Preferred Stock will be modified as provided in the Restated Certificate.

  (b) Each Old Share held by the Company as treasury stock or owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time (the "Treasury Shares"), up to a maximum of 1,000,000 Treasury Shares (the "Retained Treasury Shares"), shall be reclassified and converted in accordance with Section 1.2(a), with all Treasury Shares in excess of 1,000,000 being surrendered for cancellation immediately prior to the Effective Time and no payment shall be made with respect thereto. Immediately following the Effective Time, the Company and each of its wholly owned Subsidiaries (as defined in Section 3.6) shall surrender for cancellation the Redeemable Preferred Stock received upon Reclassification of the Retained Treasury Shares and no payment shall be made in respect thereof.

  Section 1.3 Redemption. Following the Effective Time, all outstanding shares of Redeemable Preferred Stock shall, to the extent of funds legally available therefor and subject to the provisions of the Restated Certificate, be redeemed immediately after issuance according to the terms thereof (the "Redemption"). Pursuant to the Redemption, the holders of Redeemable Preferred Stock, if any, shall be entitled to receive, in respect of each one one-thousandth of a share of Redeemable Preferred Stock, subject to the terms thereof and Section 1.5(f):

    (i) $25.80 in cash;

    (ii) either (a) depositary shares (the "Depositary Shares") representing interests in $31.10 liquidation preference of Series B Preferred Stock of the Company, without par value (the "Public Preferred Stock"), or (b) if the Underwriting Alternative with respect to the Depositary Shares is consummated, a cash payment equal to the Depositary Share Proceeds Amount (as defined);

    (iii) either (a) $15.55 principal amount of Series A Senior Unsecured Debentures due 2004 of United issued as provided below (the "Series A Debentures") or (b) if the Underwriting Alternative with respect to the Series A Debentures is consummated, a cash payment equal to the Series A Debenture Proceeds Amount (as defined); and

    (iv) either (a) $15.55 principal amount of Series B Senior Unsecured Debentures due 2014 of United issued as provided below (the "Series B Debentures" and, together with the Series A Debentures, collectively, the "Debentures") or (b) if the Underwriting Alternative with respect to the Series B Debentures is consummated, a cash payment equal to the Series B Debenture Proceeds Amount (as defined).

The Depositary Shares shall be issued pursuant to a Deposit Agreement substantially in the form set forth on Schedule 1.3(a) (the "Deposit Agreement"). The Depositary Shares shall be issued only in denominations of $25.00 of liquidation preference and integral multiples thereof. The Public Preferred Stock shall have the rights, powers and privileges described in the Restated Certificate, which shall include a per share liquidation preference of $25,000. The Debentures shall be issued pursuant to the Indenture, dated as of July 1, 1991, between United and the Bank of New York, and the Officers' Certificate (the "Officers' Certificate") in form and substance as set forth on
Schedule 1.3(b) (collectively, the "Indenture"). Such Indenture shall be qualified under the Trust Indenture Act of 1939, and the rules and regulations promulgated thereunder (the "TIA"). The Debentures shall be issued only in denominations of $100 and integral multiples thereof or, if the Underwriting Alternative with respect to either series of Debentures is consummated at or prior to the Effective Time and the Company so elects, denominations of $1,000 and integral multiple thereof, in which case conforming changes shall be made to this Agreement and the attachments hereto to take into account such greater denominations with respect to such series.

  Section 1.4 Pricing of Specified Securities.

  (a) The parties have agreed that the respective interest and dividend rates that would be required to be applied to the Debentures and the Public Preferred Stock, respectively, in order for the Debentures and the Depositary Shares to trade at 100% of aggregate principal amount (in the case of the Debentures) or at 100% of aggregate liquidation preference (in the case of the Depositary Shares) (collectively "par") as of the close of business, New York time, on the Trading Day (as defined below) immediately preceding the date hereof (assuming for such purpose that the Debentures and the Depositary Shares were fully distributed on such date) would be as follows (the "Initial Pricing"): Series A Debentures--9.00%, Series B Debentures--9.70% and Public Preferred Stock-- 10.25%. Each of the Series A Debentures, the Series B Debentures and the Public Preferred Stock is referred to herein as a "Specified Security" and, collectively, as the "Specified Securities."

                                       A2

  (b) On the Trading Day immediately preceding the Announcement Date, CS First Boston Corporation ("First Boston") (in consultation with Lazard Freres & Co. ("Lazard")) on behalf of the Company and Keilin & Bloom (or such other investment banking firm as may be reasonably selected by the Unions) on behalf of the Unions (the "Primary Banking Firms") shall seek to mutually determine the interest or dividend rates, as applicable (the "Applicable Rate"), that each of the Specified Securities should bear in order for such Specified Security (in the case of the Debentures) or the Depositary Shares (in the case of the Public Preferred Stock) to trade at par as of the close of business, New York time, on the Trading Day immediately preceding the Announcement Date, assuming both that an Underwriting Alternative with respect thereto had and had not been elected and further assuming in each such case that such Specified Security or Depositary Shares, as the case may be, were fully distributed on such Trading Day. If the Primary Banking Firms agree on the Applicable Rate with respect to a Specified Security, such Specified Security shall bear such rate and such rate shall be the Applicable Rate with respect to such Specified Security. If the Primary Banking Firms are unable to agree on the Applicable Rate with respect to a Specified Security, then (i) Salomon Brothers Inc, or such other firm as agreed in writing by the Primary Banking Firms (the "Deadlock Firm"), shall render its opinion, on the Trading Day immediately preceding the Announcement Date, as to the Applicable Rate with respect to such Specified Security or Securities, and (ii) the Applicable Rate with respect to such Specified Security or Securities shall be the average of the two closest rates specified in the opinions of the Primary Banking Firms and the Deadlock Firm, rounded to the nearest one one-hundredth of a percent in the case of the interest rate for the Debentures and to the nearest one one-hundredth of a percent in the case of the dividend rate for the Public Preferred Stock; provided, however, that, in no event shall the Applicable Rate with respect to the Specified Securities exceed (x) in the case of the Series A Debentures, 10.125%; (y) in the case of the Series B Debentures, 10.825%; and (z) in the case of the Public Preferred Stock, 11.375% (the "Maximum Pricing").

  (c) On the Announcement Date, the Company shall issue a press release setting forth the Applicable Rate for each of the Specified Securities, which press release shall be distributed to major wire services and news agencies, and shall confirm that the Company Stockholder Meeting (as defined in Section 5.2) will be held as scheduled, and shall contain such other information as may be mutually agreed upon by the Company and the Unions.

  (d) "Announcement Date" shall mean a Trading Day which shall be not fewer than five calendar days nor greater than ten calendar days preceding the date of the Company Stockholder Meeting, such date to be disclosed to the Unions not fewer than ten calendar days prior thereto. "Trading Day" shall mean a day on which the New York Stock Exchange, Inc. ("NYSE") is open for the transaction of business.

  (e) The parties agree that the Initial Pricing of the Debentures (and the Maximum Pricing for the Debentures) was based on, and the Applicable Rates will be based on, the assumption that the Debentures will not be callable prior to their respective stated maturities. The parties further agree that the Unions may request, not less than seven days prior to the Announcement Date, that, in the event that the Underwriting Alternative is not consummated with respect to either or both series of Debentures, either or both of the series of Debentures shall be callable prior to stated maturity. If so requested, immediately following the establishment of the Applicable Rates and prior to the Announcement Date, an additional procedure (based on the procedure set forth in Section 1.4(b)) shall be implemented whereby the Primary Banking Firms shall establish the incremental increase in pricing resulting from the addition of the call feature on either or both of the series of Debentures, as the case may be, above the Applicable Rate, with any disagreement to be resolved in accordance with the procedures set forth in Section 1.4(b) involving the Deadlock Firm; provided, however, that the Unions may withdraw the request for a call feature at any time up to the issuance of the press release in accordance with subsection 1.4(c).

  (f) Notwithstanding any provision of this Agreement or the Schedules or Exhibits hereto to the contrary, if the Underwriting Alternative with respect to the Depositary Shares or either series of Debentures is consummated, (i) with respect to the securities that are subject to the Underwriting Alternative, the Company and United, in consultation with the underwriters, may set the record dates and payment dates (quarterly and semiannually, respectively) for the Public Preferred Stock (to which the Depositary Shares relate) and

                                       A3
the Debentures, may select a regular interest payment date in the year 2004 as the maturity date for the Series A Debentures and may set a regular interest payment date in the year 2014 as the maturity date for the Series B Debentures and (ii) the following provisions of this subsection 1.4(f), with respect to the securities that are subject to the Underwriting Alternative, shall be null and void. If the Company causes a regular quarterly dividend to be paid on both the Public Preferred Stock and the Prior Preferred Stock (as defined below) in respect of any regular quarterly dividend payment date, then the Company shall cause the quarterly record date (and corresponding dividend payment date) for the payment of such dividend on the Public Preferred Stock to be the same as the quarterly record date (and corresponding dividend payment date) for the payment of such dividend on the Series A 6.25% Convertible Preferred Stock of the Company (the "Prior Preferred Stock"). With respect to a regular quarterly dividend payment date for the Public Preferred Stock and the Prior Preferred Stock that coincides with a regular semi-annual interest payment date for the Debentures, if the Company causes (i) a regular quarterly dividend to be paid on the Public Preferred Stock or the Prior Preferred Stock, or both, in respect of any such quarterly dividend payment date and (ii) a regular semi-annual installment of interest to be paid on the Debentures in respect of such regular semi-annual interest payment date, then the Company shall cause the semi-annual record date (and corresponding interest payment date) for such payment of interest on the Debentures to be the same as the quarterly record date (and corresponding dividend payment date) for the payment of such dividend on the Public Preferred Stock or the Prior Preferred Stock or both, as the case may be.

  Section 1.5 Surrender and Exchange.

  (a) Prior to the Effective Time, the Company shall enter into an agreement (the "Exchange Agent Agreement") with First Chicago Trust Company of New York, as exchange agent (the "Exchange Agent"), for the purpose of exchanging certificates representing Old Shares for the Recapitalization Consideration (defined below). The Company will make available to the Exchange Agent, as needed, in trust for the benefit of holders of Old Shares, the Recapitalization Consideration (as defined herein) to be distributed in respect of the Old Shares (without regard to Section 1.5(f)). The cash portion of the Recapitalization Consideration shall be invested by the Exchange Agent as directed by the Company (so long as such directions do not impair the rights of holders of Old Shares), in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. and Standard & Poor's Corporation or certificates of deposit issued by a commercial bank having at least $10,000,000,000 in assets (collectively, "Permitted Securities"), and any net earnings with respect thereto shall be paid to the Company. The Exchange Agent shall, pursuant to irrevocable instructions, make the distributions referred to in Section 1.5(b) and the Recapitalization Consideration held by the Exchange Agent shall not be used for any other purpose. As soon as practicable after the Effective Time, the Company will send, or cause the Exchange Agent to send and otherwise make available, to each holder of Old Shares at the Effective Time a letter of transmittal, in form reasonably satisfactory to the Unions and the Company, for use in such exchange. Such letter of transmittal shall advise such holder of the effectiveness of the Recapitalization, whether or not any portion of the Underwriting Alternative has been consummated and, if consummated, the expected amount of the Proceeds Amount, and the procedures for surrendering to the Exchange Agent certificates representing Old Shares for exchange into Recapitalization Consideration and shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper delivery of the certificates representing Old Shares to the Exchange Agent.

  (b) Each holder of Old Shares that have been converted into New Shares and Redeemable Preferred Stock, upon surrender to the Exchange Agent of an Old Certificate or Certificates, together with a properly completed letter of transmittal covering such Old Shares, will be entitled to receive in respect of such Old Shares, subject to Section 1.5(f):

    (i) a certificate or certificates representing 0.5 of a New Share for each Old Share formerly represented by such Old Certificate or Certificates in accordance with Section 1.2;

                                       A4

    (ii) either (a) a depositary receipt or receipts representing Depositary Shares representing interests in $31.10 liquidation preference of Public Preferred Stock for each Old Share formerly represented by such Old Certificate or Certificates in respect of the Redemption or (b) if the Underwriting Alternative with respect to the Depositary Shares is consummated, a cash payment equal to the Depositary Share Proceeds Amount in respect of the Redemption;

    (iii) either (a) $15.55 principal amount of Series A Debentures for each Old Share formerly represented by such Old Certificate or Certificates in respect of the Redemption or (b) if the Underwriting Alternative with respect to the Series A Debentures is consummated, a cash payment equal to the Series A Debenture Proceeds Amount in respect of the Redemption;

    (iv) either (a) $15.55 principal amount of Series B Debentures for each Old Share formerly represented by such Old Certificate or Certificates in respect of the Redemption or (b) if the Underwriting Alternative with respect to the Series B Debentures is consummated, a cash payment equal to the Series B Debenture Proceeds Amount in respect of the Redemption; and

    (v) a cash payment of $25.80 for each Old Share formerly represented by such Old Certificate or Certificates in respect of the Redemption (the cash and/or securities distributed pursuant to clauses (i) through (v), collectively, the "Recapitalization Consideration").

Until so surrendered, each Old Certificate or Certificates formerly representing Old Shares shall, after the Effective Time, represent for all purposes only the right to receive such Recapitalization Consideration.

  (c) If any portion of the Recapitalization Consideration is to be paid to a person other than the registered holder of the Old Shares formerly represented by the Old Certificate or Certificates so surrendered in exchange therefor, it shall be a condition to such payment that the Old Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Old Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  (d) In the event any Old Certificate or Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit to that fact by the person claiming such certificate to be lost, stolen or destroyed, the Company will issue in exchange for such lost, stolen or destroyed Old Certificate or Certificates the Recapitalization Consideration deliverable in respect thereof in accordance with this Article I. When authorizing such issue of the Recapitalization Consideration in exchange therefor, the Company may, in its discretion and as a condition precedent to the issuance thereof, require the person claiming ownership of such lost, stolen or destroyed Old Certificate or Certificates to give the Company a bond in such sum as it may direct, or otherwise indemnify the Company in a manner satisfactory to it, against any claim that may be made against the Company with respect to the Old Certificate or Certificates alleged to have been lost, stolen or destroyed.

  (e) After the Effective Time, there shall be no further registration of transfers of Old Shares. If, after the Effective Time, Old Certificate or Certificates are presented to the Company or its transfer agent, such Old Certificate or Certificates shall be canceled and exchanged for the Recapitalization Consideration provided for, and in accordance with the procedures set forth, in this Article I. All Recapitalization Consideration to be distributed pursuant to this Section 1.5, if unclaimed on the first anniversary of the Effective Time, shall be released and paid by the Exchange Agent to the Company, after which time persons entitled thereto may look, subject to applicable escheat and other similar laws, only to the Company for payment thereof.

  (f) Notwithstanding anything to the contrary contained in this Agreement:

    (i) No certificates, debentures or scrip representing fractional New Shares, depositary receipts representing fractional Depositary Shares (based upon each whole Depositary Share representing interests in $25 liquidation preference of Public Preferred Stock) or fractional Debentures shall be issued as part of the Recapitalization, and such fractional interests will not entitle the beneficial or record owner thereof to any rights of a stockholder or creditor of the Company.

                                       A5

    (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of whole New Shares into which all of the Old Shares will be reclassified and converted pursuant to Section 1.2 over (y) the aggregate number of whole New Shares to be distributed to holders of Old Shares pursuant to Section 1.5 (such excess being referred to herein as the "Excess New Shares"); and if the Underwriting Alternative has not been elected with respect to the Depositary Shares, the Series A Debentures and/or the Series B Debentures, as the case may be, or, if elected has not been consummated for any reason at or prior to the Effective Time, the Exchange Agent shall also determine, as appropriate, (I) the excess of (a) the number of whole Depositary Shares representing interests in shares of Public Preferred Stock issuable upon Redemption in accordance with Article FOURTH, Part I.D, Section 6 of the Restated Certificate with respect to the Redeemable Preferred Stock into which the Old Shares will be reclassified and converted pursuant to Section 1.2(a) over (b) the aggregate number of whole Depositary Shares representing interests in shares of Public Preferred Stock to be distributed to holders of Old Shares pursuant to Section 1.5 (such excess being referred to herein as the "Excess Depositary Shares"); (II) the excess of (a) the number of whole Series A Debentures issuable upon Redemption in accordance with Article FOURTH, Part I.D, Section 6 of the Restated Certificate with respect to the Redeemable Preferred Stock into which the Old Shares will be reclassified and converted pursuant to Section 1.2(a) over (b) the aggregate number of whole Series A Debentures to be distributed to holders of Old Shares pursuant to Section 1.5 (such excess being referred to herein as the "Excess Series A Debentures"); and/or (III) the excess of (a) the number of whole Series B Debentures issuable upon Redemption in accordance with Article FOURTH, Part I.D, Section 6 of the Restated Certificate with respect to the Redeemable Preferred Stock into which the Old Shares will be reclassified and converted pursuant to Section 1.2(a) over (b) the aggregate number of whole Series B Debentures to be distributed to holders of Old Shares pursuant to Section 1.5 (such excess being referred to herein as the "Excess Series B Debentures" and, together with the Excess New Shares, the Excess Depositary Shares and/or the Excess Series A Debentures, as applicable, collectively, the "Excess Securities"). As soon after the Effective Time as practicable taking into account market conditions based on consultations with the Company, the Exchange Agent, as agent for the holders of Old Shares, shall sell the Excess Securities at then prevailing prices on the principal national securities exchange, automated quotation system or other trading market (the "Applicable Exchange") on which the relevant Excess Securities are listed or admitted for trading (which shall be the NYSE in the case of the New Shares), all in the manner provided in paragraph (iii) of this Section.

    (iii) The sale of the Excess Securities by the Exchange Agent shall be executed on an Applicable Exchange through one or more member firms of such Applicable Exchange and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Old Shares, the Exchange Agent will hold such proceeds in trust for the holders of Old Shares (the "Excess Securities Trust"). Until distributed as provided below, the Excess Securities Trust shall be invested, as directed by the Company, in Permitted Securities and any net earnings with respect thereto shall be paid to the Company. The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Securities. The Exchange Agent shall determine the portion of the Excess Securities Trust to which each holder of Old Shares shall be entitled, if any, by (w) multiplying the amount of the aggregate net proceeds comprising the Excess Securities Trust attributable to the sale of Excess New Shares by a fraction, the numerator of which is the amount of the fractional New Share interest to which such holder of Old Shares would be entitled but for the application of Section 1.5(f)(i) and the denominator of which is the aggregate amount of fractional New Share interests to which all holders of Old Shares would be entitled but for the application of Section 1.5(f)(i); and if the Underwriting Alternative has not been elected with respect to the Depositary Shares, the Series A Debentures and/or the Series B Debentures, as the case may be, or, if elected has not been consummated for any reason at or prior to the Effective Time, as appropriate, by (x) multiplying the amount of the aggregate net proceeds comprising the Excess Securities Trust attributable to the sale of Excess Depositary Shares by a fraction, the numerator of which is the amount of the fractional Depositary Share

                                       A6
  interest to which such holder of Old Shares would be entitled but for the application of Section 1.5(f)(i) and the denominator of which is the aggregate amount of fractional Depositary Share interests to which all holders of Old Shares would be entitled but for the application of Section 1.5(f)(i); (y) multiplying the amount of the aggregate net proceeds comprising the Excess Securities Trust attributable to the sale of Excess Series A Debentures by a fraction, the numerator of which is the amount of the fractional Series A Debenture interest to which such holder of Old Shares would be entitled but for the application of Section 1.5(f)(i) and the denominator of which is the aggregate amount of fractional Series A Debenture interests to which all holders of Old Shares would be entitled but for the application of Section 1.5(f)(i); and (z) multiplying the amount of the aggregate net proceeds comprising the Excess Securities Trust attributable to the sale of Excess Series B Debentures by a fraction, the numerator of which is the amount of the fractional Series B Debenture interest to which such holder of Old Shares would be entitled but for the application of Section 1.5(f)(i) and the denominator of which is the aggregate amount of fractional Series B Debenture interests to which all holders of Old Shares would be entitled but for the application of Section 1.5(f)(i).

    (iv) As soon as practicable after the determination of the total amount of cash, if any, to be paid to holders of Old Shares in lieu of any fractional New Share and, if applicable, Depositary Share interests, Series A Debenture interests and/or Series B Debenture interests, the Exchange Agent shall make available such amounts to such holders of Old Shares; provided, however, that such amounts shall be paid to each holder of Old Shares only upon surrender of such holder's Old Certificate or Certificates together with a properly completed and duly executed letter of transmittal and any other required documents. All cash in lieu of fractional interests to be paid pursuant to this Section 1.5(f), if unclaimed on the first anniversary of the Effective Time, shall be released and paid by the Exchange Agent to the Company, after which time persons entitled thereto may look, subject to applicable escheat and other similar laws, only to the Company for payment thereof.

  (g) No interest shall be paid or accrued on any portion of the Recapitalization Consideration or cash in lieu of fractional interests. No dividends or other distributions declared or made after the Effective Time with respect to New Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate or Certificates with respect to the New Shares such holder is entitled to receive until the holder of such Old Certificate or Certificates shall surrender the same in accordance with this Section 1.5 and unless such holder is a record holder of such New Shares on such record date.

  Section 1.6 Other Issuances.

  In conjunction with the consummation of the Recapitalization, the Company shall issue the shares described in this Section 1.6.

  (a) During the 69 months following the Effective Time, the "Final Number" (as defined in subsection (b)) of shares of convertible preferred stock described below (the "ESOP Convertible Preferred Stock") shall be (i) issued to State Street Bank and Trust Company, a Massachusetts business trust, as trustee (the "ESOP Trustee") under a trust to be created pursuant to the Employee Stock Ownership Trust Agreement between the Company and the ESOP Trustee in form and substance as set forth on Schedule 1.6(a) (i) (the "ESOP Trust") and to be established for the benefit of certain employees of the Company and its Subsidiaries participating in the UAL Corporation Employee Stock Ownership Plan in form and substance as set forth on Schedule 1.6(a) (ii) (the "ESOP") and, to the extent not so issued, (ii) credited as book entry credits to the accounts of certain employees of the Company and its Subsidiaries participating in the UAL Corporation Supplemental ESOP in form and substance as set forth on
Schedule 1.6(a) (iii) (the "Supplemental ESOP" and together with the ESOP, collectively, the "ESOPs") and in certain circumstances issued to the ESOP Trustee under a trust (the "Supplemental ESOP Trust" and together with the ESOP Trust, collectively, the "ESOP Trusts") to be created pursuant to the Supplemental ESOP Trust Agreement between the Company and the ESOP Trustee in form and substance as set forth on Schedule 1.6(a)(iv).

  (b) The number of shares of ESOP Convertible Preferred Stock to be so issued and credited as contemplated by subsection (a) shall initially be 17,675,345, which is equal to the product of (i) 0.5,

                                       A7

(ii) 55/45ths, (iii) the "Fully Diluted Old Shares" immediately prior to the Effective Time, and (iv) 0.9999. The "Fully Diluted Old Shares" immediately prior to the Effective Time shall equal 28,926,185. The total number of shares of ESOP Convertible Preferred Stock to be so issued and credited is subject to increase (in accordance with Section 1.10) up to an amount equal to the sum of
(i) 17,675,345 plus (ii) the Additional Shares (as defined in Section 1.10). Such total number of shares, including to the extent, if any, so increased, is referred to as the "Final Number."

  (c) The ESOP Convertible Preferred Stock shall consist of (i) Class 1 ESOP Convertible Preferred Stock, par value $0.01 per share, of the Company, with a fixed dollar dividend in a dollar amount (the "Dollar Amount") that is equal to 7.00%, or such lesser percentage that may be agreed to by the Company and the ESOP Trustee prior to the Effective Time, of the per share price at which the Class 1 ESOP Preferred Stock is issued to the ESOP Trustee at the Effective Time (the "Initial Price"), and having the rights, powers and privileges set forth in the Restated Certificate (the "ESOP Preferred"), and (ii) Class 2 ESOP Convertible Preferred Stock, par value $0.01 per share, of the Company having the rights, powers and privileges set forth in the Restated Certificate (the "Supplemental ESOP Preferred").

  (d) At the Effective Time, the Company shall issue to the ESOP Trustee in accordance with a stock purchase agreement and amendment in form and substance as set forth on Schedule 1.6(d) (as so amended, the "ESOP Stock Purchase Agreement"), a number of shares of ESOP Preferred (the "Initial Shares") equal to the Year 1 Release Shares (as defined), divided by the Year 1 Decimal (as defined).

    (i) The term "Year 1 Release Shares" shall mean the product of

      (x) 17,675,345,

      (y) a fraction (the "First Year Fraction") having a numerator equal to the number of days from the Effective Time to December 31, 1994 and a denominator equal to 2,099 (which approximates the number of days in the 69 months after the Effective Time), and

      (z) 0.7815 (the "Class 1 Decimal").

    (ii) The term "Year 1 Decimal" shall mean one minus the product of

      (xx) the Dollar Amount as a percentage (expressed as a decimal) of the Initial Price and

      (yy) 5.25.

  The Year 1 Release Shares shall be released from the ESOP suspense account and allocated to the accounts of ESOP participants as of December 31, 1994. The balance of the Initial Shares (the "Year 1 Remaining Shares") shall be released from the ESOP suspense account and allocated to the accounts of ESOP participants in level installments for each full plan year (and prorated for the quarter ending March 31, 2000) in the period from January 1, 1995 through March 31, 2000.

  As of December 31, 1994, there shall be credited to the accounts of Supplemental ESOP participants a number of shares of Supplemental ESOP Preferred equal to the product of

    (aa) 17,675,345,

    (bb) the First Year Fraction, and

    (cc) one minus the Class 1 Decimal.

  (e) At or about the 365th day following the Effective Time (the "Measuring Date") and at or about the next four following anniversaries of the Measuring Date (each a "Measuring Date Anniversary"), the Company shall negotiate in good faith with the ESOP Trustee to reach an agreement under which the Company shall issue to the ESOP Trustee shares of ESOP Preferred at an agreed-upon price per share (for each applicable plan year, the "Purchase Price"). If such agreement is reached within 30 days of the Measuring Date or within 30 days of any Measuring Date Anniversary, then, within five days thereafter, the Company shall sell to the ESOP Trustee, and the ESOP Trustee shall purchase from the Company, pursuant

                                       A8
to an agreement substantially in the form of Exhibit B to the ESOP Stock Purchase Agreement, a number of shares of ESOP Preferred (with respect to each such year, the "Subsequent Shares"), which number of shares shall equal, for each such plan year, the Subsequent Year Release Shares (as defined) divided by the Subsequent Year Decimal (as defined).

    (i) The term "Subsequent Year Release Shares" shall mean, for each such plan year, the excess of

      (xx) the product of

        (A)  12/69ths of the Final Number and

        (B) the Class 1 Decimal, over

      (yy) the number of Year 1 Remaining Shares and Subsequent Year Remaining Shares (as defined below) (collectively, "Tail Shares") scheduled to be released in such plan year.

    (ii) The term "Subsequent Year Decimal" shall be calculated separately for each such plan year and shall mean one minus the product of

      (yy) a fraction (expressed as a decimal) having a numerator equal to the Dollar Amount and a denominator equal to the Purchase Price for the plan year in question, and

      (zz) the number of years and fractional years from the end of the plan year for which such shares are being issued to March 31, 2000.

  The Subsequent Year Release Shares for each such plan year shall be released from the ESOP suspense account and allocated to the accounts of ESOP participants as of the end of such plan year. The balance of the Subsequent Shares for such plan year (the "Subsequent Year Remaining Shares") shall be released from the ESOP suspense account and allocated to the accounts of ESOP participants in level installments for each full plan year (and prorated for the quarter ending March 31, 2000) remaining in the period from the January 1 immediately following such plan year through March 31, 2000.

  For each of the second through sixth plan years of the Supplemental ESOP, there shall be credited to the accounts of Supplemental ESOP participants shares of Supplemental ESOP Preferred equal to the product of (aa) 12/69ths of the Final Number and (bb) the decimal equal to one minus the Class 1 Decimal.

  (f) Commencing not later than December 1, 1999, the Company shall negotiate in good faith with the ESOP Trustee to reach an agreement under which the Company shall issue to the ESOP Trustee shares of ESOP Preferred at an agreed upon price (the "Purchase Price" for such year). If such agreement is reached, then on the first business day in the year 2000, the Company shall sell to the ESOP Trustee, and the ESOP Trustee shall purchase from the Company, pursuant to an agreement substantially in the form of Exhibit B to the ESOP Stock Purchase Agreement, a number of shares of ESOP Preferred ("Final Year Shares"), which number shall equal the excess of

      (A) the product of

        (xx) the Final Number,

        (yy) a fraction (the "Final Fraction") equal to one minus the sum of 20/23rds and the First Year Fraction, and

        (zz) the Class 1 Decimal, over

      (B) the number of Tail Shares scheduled to be released in such plan year.

  For the seventh plan year of the Supplemental ESOP, there shall be credited to the accounts of Supplemental ESOP participants shares of Supplemental ESOP Preferred equal to the product of (aa) the Final Number, (bb) the Final Fraction and (cc) a decimal equal to one minus the Class 1 Decimal.

  (g) The Company may, with the consent of the Unions, which shall not be unreasonably withheld, make all or any part of the sales of ESOP Preferred to the ESOP Trustee described above at any earlier date or

                                       A9
dates, provided that the timing and amount of the release of such shares to the accounts of employees in the ESOPs contemplated by subsections (d), (e) and (f) above shall not be altered by the different date or dates of the sales. If any sale of Subsequent Shares or Final Year Shares is not consummated in accordance with subsection (e) or (f) above (if not earlier consummated pursuant to this subsection (g)), a number of shares of Supplemental ESOP Preferred as is equal to the number of shares of ESOP Preferred not so sold shall be contributed to the ESOP (Part B) or credited to the accounts of participants in the Supplemental ESOP, as applicable. Such contribution or crediting shall be at such time or times such that the release (or crediting) of shares to the accounts of employees contemplated by subsections (d), (e) and (f) above shall not be altered. Notwithstanding anything to the contrary herein (other than the provisions of this subsection (g) relating to "catch-up" dividends), the aggregate number of shares of ESOP Convertible Preferred Stock issued, credited, or contributed under this Section 1.6 and Section 1.10 shall not exceed, or be less than, the Final Shares. In the event that fixed dividends on the ESOP Preferred attributable to a particular acquisition loan are not paid when initially due because the Company lacks sufficient earnings and profits, and such earnings and profits later become available, it is possible that such dividends (the "skipped dividends") may then be paid, on a catch-up basis, to the ESOP Trustee at a time when such catch-up dividends (when added to other fixed dividends payable on shares attributable to such loan) exceed the principal and interest then payable on the loan to which such dividends relate. In that event, compliance with the rules applicable to the ESOP may require a portion of such catch-up dividends to be used to purchase New Shares rather than pay principal or interest on such acquisition loan. If such purchase causes the New Shares and ESOP Preferred allocated to participants in that year to exceed the number of shares that would have been allocable absent payment of the catch-up dividend, then, notwithstanding the provisions of Section 1.6, the parties agree that they shall negotiate in good faith to determine whether there is a manner in which the ESOP and the Supplemental ESOP can be amended so that, in subsequent years, allocations to participants can be reduced in a manner that results in participants achieving the same economic position that would have resulted if no such skipped dividends had occurred; and if the result described in the preceding clause of this sentence can be achieved without material detriment to any participant (in relation to the economic position such participant would have enjoyed had the skipped dividend not occurred) and without interference with the general objectives of the ESOP program, then the Company may, with the consent of the Unions as to the satisfaction of the standards set forth in this sentence, which shall not be unreasonably withheld, adopt appropriate amendments to this Agreement, the ESOP and Supplemental ESOP to effectuate the intent of this sentence. Achievement of the goal described in the preceding sentence may require issuance of fewer shares of ESOP Convertible Preferred Stock in future periods than would have otherwise been the case (because of the ESOP's unexpected early acquisition of New Shares). All disputes concerning whether the Unions reasonably withheld a consent in accordance with the provisions of this subsection (g) shall be resolved in accordance with the arbitration procedures described in Section 11.2(b)(ii)(G)-(J) of the ESOP.

  (h) In consideration of each issuance by the Company of the shares of ESOP Preferred to the ESOP Trust, the ESOP Trustee, on behalf of the ESOP Trust, shall (y) pay to the Company an amount of cash equal to the aggregate par value of the shares of ESOP Preferred so issued and (z) execute and deliver a promissory note, in the aggregate principal amount equal to the aggregate purchase price for the ESOP Preferred so issued less the amount paid pursuant to clause (y), in substantially the form set forth on Exhibit A to the ESOP Stock Purchase Agreement (each, an "ESOP Note").

  (i) In addition, the Company shall also issue and contribute to the ESOP Trust at the Effective Time:

    (x) One (1) share of Class P ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Company having the rights, powers and privileges set forth in the Restated Certificate (the "Class P Voting Preferred");

    (y) One (1) share of Class M ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Company having the rights, powers and privileges set forth in the Restated Certificate (the "Class M Voting Preferred"); and

    (z) One (1) share of Class S ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Company having the rights, powers and privileges set forth in the Restated Certificate (the "Class S

                                      A10

  Voting Preferred" and, together with the Class P Voting Preferred and the Class M Voting Preferred, collectively, the "ESOP Voting Preferred Stocks").

  In consideration of the issuance by the Company of the ESOP Voting Preferred Stocks to the ESOP Trust pursuant to this subsection (i) and (if and to the extent so issued to the ESOP Trustee and if required by Delaware law) the issuance by the Company of the Supplemental ESOP Preferred pursuant to subsections (d), (e) and (f) or (g) above, the ESOP Trustee, on behalf of the ESOP Trust, shall pay to the Company an amount of cash equal to the aggregate par value of the shares of ESOP Voting Preferred Stocks and Supplemental ESOP Preferred so issued.

  (j) In addition, the Company shall also issue and contribute to the Supplemental ESOP Trust (together with the ESOP Trust, the "ESOP Trusts"), at the times provided for in the Supplemental ESOP, an aggregate (to give effect to the 0.5 Common Stock exchange ratio) of:

    (i) a number of shares of Class P Voting Preferred Stock equal to the product of (aa) 55/45ths, (bb) .4623, (cc) one half of the Fully Diluted Old Shares and (dd) .9999, minus one (1.0);

    (ii) a number of shares of Class M Voting Preferred Stock equal to the product of (aa) 55/45ths, (bb) .3713, (cc) one half of the Fully Diluted Old Shares and (dd) .9999, minus one (1.0); and

    (iii) a number of shares of Class S Voting Preferred Stock equal to the product of (aa) 55/45ths, (bb) .1664, (cc) one half of the Fully Diluted Old Shares and (dd) .9999, minus one (1.0).

If, pursuant to Section 1.10 and this Section 1.6, the Company is required to sell, contribute and/or credit on a book entry basis Additional Shares (as defined in Section 1.10(b)), then, ratably over the 69 months following the Effective Time, the Company shall also contribute to the ESOP Trust or the Supplemental ESOP Trust, as appropriate, an aggregate of:

    (aa) a number of shares of Class P Voting Preferred Stock equal to the product of .4623 and the number of such Additional Shares:

    (bb) a number of shares of Class M Voting Preferred Stock equal to the product of .3713 and the number of Additional Shares; and

    (cc) a number of shares of Class S Voting Preferred Stock equal to the product of .1664 and the number of Additional Shares.

  (k) The Company shall not issue any shares of any class of ESOP Convertible Preferred Stock or ESOP Voting Preferred Stock (collectively the "ESOP Preferred Stocks" or "ESOP Preferred Stock") other than in accordance with the terms of Sections 1.6 and 1.10 hereof and the ESOPs.

  (l) The ESOP program is designed to deliver equity ownership and voting power to the employee groups in pre-negotiated proportions and at a pre-negotiated pace. If and to the extent that, despite the best and cooperative efforts of the Unions and the Company, the tax qualified ESOP cannot be implemented in all material respects or the non-qualified Supplemental ESOP cannot be implemented in all material respects and without income tax (excluding the employee portion of FICA, FUTA and Medicare taxes) to participants prior to actual distributions being made, appropriate arrangements will be made to effectuate in all material respects the delivery of equity ownership and voting power in the agreed-upon proportions and at the agreed-upon pace and to accomplish the purposes contemplated by the ESOP program described in Schedules 1.6(a)(i)-(iv) and (d). As used herein, the phrase "appropriate arrangements" shall not (i) require the expenditure of any material amount of funds by the Company or the issuance of securities to the ESOP Trusts representing a greater proportion of the equity value or voting power of the Company than that contemplated by this Agreement or (ii) result in the diminution of the equity value or voting power of the New Shares held by the stockholders of the Company other than the ESOP Trusts.

  (m) In accordance with subscription agreements in form and substance as set forth on Schedule 1.6(m) (the "Class I Preferred Stock Subscription Agreement"), the Company shall issue one (1) share of Class I Junior Preferred Stock, par value $0.01 per share, of the Company having the rights, powers and privileges

                                      A11
set forth in the Restated Certificate (the "Class I Preferred") to each of the persons identified on Schedule 2.3(ii) as the initial "Independent Directors," provided that each initial Independent Director shall have paid to the Company an amount of cash equal to the par value of the share of Class I Preferred to be so issued.

  (n) In accordance with a subscription agreement in form and substance as set forth on Schedule 1.6(n) (the "Class Pilot MEC Preferred Stock Subscription Agreement"), the Company shall issue one (1) share of Class Pilot MEC Junior Preferred Stock, par value $0.01 per share, of the Company having the rights, powers and privileges set forth in the Restated Certificate (the "Class Pilot MEC Preferred") to the United Air Lines Master Executive Council of ALPA (the "MEC"), provided that the MEC shall have paid to the Company an amount of cash equal to the aggregate par value of the share of Class Pilot MEC Preferred to be so issued.

  (o) In accordance with a subscription agreement in form and substance as set forth on Schedule 1.6(o) (the "Class IAM Preferred Stock Subscription Agreement"), the Company shall issue one (1) share of Class IAM Junior Preferred Stock, par value $0.01 per share, of the Company having the rights, powers and privileges set forth in the Restated Certificate (the "Class IAM Preferred") to the IAM or its designee, provided that the IAM or such designee shall have paid to the Company an amount of cash equal to the aggregate par value of the share of Class IAM Preferred to be so issued.

  (p) In accordance with a subscription agreement in form and substance as set forth on Schedule 1.6(p)(i) (the "Class SAM Preferred Stock Subscription Agreement"), the Company shall issue three (3) shares of Class SAM Junior Preferred Stock, par value $0.01 per share, of the Company having the rights, powers and privileges set forth in the Restated Certificate (the "Class SAM Preferred") as follows: (i) two (2) shares to the person identified as the Salaried and Management Director on Schedule 2.3(ii) or a replacement director identified in accordance with the nomination procedures in Schedule 1.6(p)(ii) (the "SAM Director), and (ii) one (1) share to an additional Class SAM stockholder, defined in Schedule 1.6(p)(i) as the Designated Stockholder, provided that such persons shall have paid to the Company an amount of cash equal to the aggregate par value of the shares of Class SAM Preferred to be so issued.

  (q) If, due to limitations of Section 415 of the Internal Revenue Code or due to the issuance of Additional Shares, the respective Employee Groups (as defined in the ESOP) are prevented from reasonably achieving the contemplated allocations among and within their respective Employee Groups, the parties agree to cooperate to modify the Class 1 Decimal with respect to sales contemplated by Section 1.6(e) and Section 1.6(f) and to make appropriate conforming modifications to the ESOP, Supplemental ESOP and all related instruments if so requested by the Company, ALPA or the IAM. Such modifications shall maximize the Class 1 Decimal consistent with achieving with a high degree of certainty that the limits of the Internal Revenue Code Section 415(c)(6) shall not be exceeded (which condition regarding Section 415(c)(6) may be waived by ALPA).

  Section 1.7 Stock Options. Each employee stock option to purchase Old Shares granted under any employee stock option or compensation plan or arrangement of the Company outstanding immediately prior to the Effective Time (an "Option") shall remain outstanding upon and following consummation of the Recapitalization, and each such Option, whether or not then vested or exercisable immediately prior to the Effective Time, shall (i) if provided by the terms thereof (or if accelerated in accordance with the relevant plan) become fully vested and exercisable at the Effective Time and (ii) after the Effective Time represent the right to receive, until the expiration thereof and in accordance with its terms, in exchange for the aggregate exercise price for such Option, without interest, the Recapitalization Consideration with respect to each Old Share that such holder would have been entitled to receive had such holder exercised such Option in full immediately prior to the Effective Time. The Recapitalization Consideration issuable upon exercise of an Option shall be issued in the same proportion as holders of Old Shares would be entitled to receive their Recapitalization Consideration, but for fractional interests, among cash and New Shares and, if applicable, principal amount of Series A and Series B Debentures and Depositary Shares representing interests in the $25 liquidation preference of Public Preferred Stock, except that (i) if the Underwriting Alternative has not been consummated for any reason at or prior to the Effective Time with respect to the Depositary Shares, the Series A Debentures or the Series B Debentures, as the case may be, the total amount of each of Series A

                                      A12
and Series B Debentures and Depositary Shares representing interests in the $25 liquidation preference of the Public Preferred Stock to be issued upon exercise of each such Option shall be rounded upwards to the nearest integral multiple of $100, $100 and $25, respectively (collectively, the "Option Adjustment"), and the amount of cash payable shall be reduced by a corresponding amount so that the holder does not receive fractional Depositary Shares, fractional Series A Debentures or fractional Series B Debentures (provided, however, if upon exercise of an Option the amount of cash to be received is less than the Option Adjustment, the total amount of each of Series A and Series B Debentures and Depositary Shares representing interests in the $25 liquidation preference of Public Preferred Stock shall be rounded downwards to the nearest integral multiple of $100, $100 and $25, respectively, and the amount of cash payable shall be increased by a corresponding amount so that the holder does not receive fractional Depositary Shares, fractional Series A Debentures or fractional Series B Debentures) and (ii) whether or not the Underwriting Alternative has been consummated at or prior to the Effective Time the total amount of New Shares issuable to each Option holder in respect of all Options held by such holder shall be rounded upwards to the nearest whole New Share. Except as specifically provided in this Section 1.7, the Company shall not make any other adjustments to the terms of the Options as a result of the issuance of the ESOP Preferred Stocks or the terms of the ESOP Preferred Stocks (including, without limitation, the dividend and conversion rights thereof).

  Section 1.8 Convertible Company Securities. Each share of the Prior Preferred Stock and each of the Air Wis Services, Inc. 7 3/4% Convertible Subordinated Debentures, due 2010, and Air Wis Services, Inc. 8 1/2% Convertible Subordinated Notes, due 1995 (collectively, the "Air Wis Convertible Debentures"), outstanding immediately prior to the Effective Time (each, a "Convertible Company Security") shall upon and following consummation of the Recapitalization remain outstanding, and each holder of any such Convertible Company Security shall thereafter have the right to receive, upon conversion, without interest, the Recapitalization Consideration with respect to each Old Share that such holder would have been entitled to receive had such holder converted such Convertible Company Security in full immediately prior to the Effective Time. The Recapitalization Consideration issuable upon conversion of a Convertible Company Security shall be issued in the same proportion as holders of Old Shares receive their Recapitalization Consideration, but for fractional interests, among cash and New Shares and, if applicable, principal amount of Series A and Series B Debentures and Depositary Shares representing interests in the $25 liquidation preference of Public Preferred Stock, except that (i) if the Underwriting Alternative has not been consummated for any reason at or prior to the Effective Time with respect to the Depositary Shares, the Series A Debentures or the Series B Debentures, as the case may be, the total amount of each of Series A and Series B Debentures and Depositary Shares to be issued upon conversion of the Convertible Company Security shall be rounded upwards to the nearest integral multiple of $100, $100 and $25, respectively, (collectively, the "Convertible Company Security Adjustment") and the amount of cash payable shall be reduced by a corresponding amount so that the holder does not receive fractional Depositary Shares representing interests in the $25 liquidation preference of Public Preferred Stock, fractional Series A Debentures or fractional Series B Debentures (provided, however, if upon conversion of a Convertible Company Security the amount of cash to be received is less than the Convertible Company Security Adjustment, the total amount of each of Series A and Series B Debentures and Depositary Shares representing interests in the $25 liquidation preference of Public Preferred Stock shall be rounded downwards to the nearest integral multiple of $100, $100 and $25, respectively, and the amount of cash payable shall be increased by a corresponding amount so that the holder does not receive fractional Depositary Shares, fractional Series A Debentures of fractional Series B Debentures) and
(ii) whether or not the Underwriting Alternative has been consummated at or prior to the Effective Time the total amount of New Shares issuable to each holder of Convertible Company Securities in respect of all Convertible Company Securities held by such holder shall be rounded upwards to the nearest whole New Share. Except as specifically provided in this Section 1.8, the Company shall not make any other adjustments to the terms of the Convertible Company Securities as a result of the issuance of the ESOP Preferred Stocks or the terms of the ESOP Preferred Stocks (including, without limitation, the dividend and conversion rights thereof).

  Section 1.9 Form of Recapitalization Consideration. Notwithstanding anything in Section 1.7 or 1.8 to the contrary, if the holder of an Option or a Convertible Company Security exercises such Option or

                                      A13

Convertible Company Security at any time after either series of Debentures or the Public Preferred Stock has been redeemed, retired or repaid in full (the securities redeemed, retired or repaid hereinafter referred to as the "Retired Securities"), the holder of such Option or Convertible Company Security shall not be entitled to receive any Retired Securities but shall receive in lieu thereof an amount of cash equal to the principal amount (without premium regardless of whether a premium is paid at the time of redemption, retirement or repayment in full) or liquidation preference (without the amount of accrued dividends regardless of whether accrued dividends were paid at the time of redemption, retirement or repayment in full), as the case may be, of or represented by the Retired Securities that such holder otherwise would have received in respect of the exercise of such Option or Convertible Company Security.

  Section 1.10 Additional ESOP Shares. (a) As soon as practicable after the Measuring Date, the Company shall (x) contribute shares of Supplemental ESOP Preferred Stock to Part B of the ESOP and (y) provide an allocation of shares of Supplemental ESOP Preferred Stock on a book entry basis in a manner consistent with the allocation under the Supplemental ESOP, such that the aggregate number of shares under (x) and (y) is equal to a fraction of the Additional Shares (as defined in Section 1.10(b) below), which fraction shall be the First Year Fraction. All such shares shall be Supplemental ESOP Preferred. To the extent permissible under the limitations imposed by the Internal Revenue Code, the shares determined under this subsection (a) shall be contributed to Part B of the ESOP, and the remaining shares shall be allocated under the Supplemental ESOP.

  (b) "Additional Shares" shall mean the number of shares of ESOP Convertible Preferred Stock determined as the excess of (A) the product of (w) a fraction, the numerator of which is the Adjusted Percentage (as defined in Section 1.10(c) below) at the close of business on the Measuring Date, and the denominator of which is the excess of one over such Adjusted Percentage (expressed as a decimal), (x) the Fully-Diluted Shares (as defined in Section 1.10(d) below) at the close of business on the Measuring Date, (y) a fraction, the numerator of which is one, and the denominator of which is the Conversion Rate (as defined in Article FOURTH, Part II, Section 6.1 of the Restated Certificate), and (z) .9999, over (B) 17,675,345 , provided that the number of Additional Shares shall not be less than zero.

  (c) "Adjusted Percentage" shall mean that percentage set forth under the heading "Adjusted Percentage" on the table set forth on Schedule 1.10 that corresponds to the Average Closing Price (as defined in Section 1.10(e) below) set forth under the heading "Average Closing Price" on such table, provided that if the Average Closing Price falls between two entries on the table, the Adjusted Percentage shall be determined by a straight-line interpolation between the two entries in the "Adjusted Percentage" column that correspond to the next lowest and next highest entries in the "Average Closing Price" column, rounded to the nearest 0.00000001%.

  (d) "Fully-Diluted Shares" shall mean the sum of (i) the excess of (A) the aggregate number of New Shares outstanding immediately prior to the close of business on the Measuring Date over (B) the aggregate number of New Shares issued after the Effective Time other than upon exercise, conversion or exchange of Options or Convertible Company Securities, (ii) the aggregate number of New Shares issuable (whether or not from New Shares held in its treasury) upon the conversion of the Series A Preferred Stock outstanding immediately prior to the close of business on the Measuring Date, (iii) the aggregate number of New Shares issuable (whether or not from New Shares held in its treasury) upon the exercise, conversion or exchange immediately prior to the close of business on the Measuring Date of any other Convertible Company Securities with an exercise, conversion or exchange price equal to or less than the Old Share Equivalent Price (as defined in Section 1.10(f) below) and (iv) the aggregate number of New Shares that would be required to be issued by the Company (whether or not from New Shares held in its treasury) if all Options with an exercise price less than the Old Share Equivalent Price were exercised in full immediately prior to the close of business on the Measuring Date and the proceeds from such Option exercises are used by the Company to repurchase Recapitalization Consideration (in the open market at the Old Share Equivalent Price) to be delivered in connection with the Company's obligation to issue Recapitalization Consideration upon exercise of such Options.

                                      A14

  (e) "Average Closing Price" shall mean the average of the product of (i) the Current Market Price (as defined in Section 1.10(g) below) of a New Share for each Trading Day (as defined in Section 1.10(h) below) during the Measuring Period (as defined in Section 1.10(i) below) (or in case the New Shares are exchanged for or changed, reclassified or converted into stock, securities or other property (including cash or any combination thereof), whether or not of the Company, the Fair Market Value (as defined in Section 1.10(j) below) of such stock, securities or other property into which a New Share has been exchanged, changed, reclassified or converted) and (ii) the Conversion Rate in effect on such Trading Day.

  (f) "Old Share Equivalent Price" shall mean the sum of (i) the product of (x)
0.5 and (y) the Average Closing Price of a New Share, (ii) either (a) the product of (x) 1.244 and (y) the average of the Current Market Price of a Depositary Share for each Trading Day during the Measuring Period or (b) if the Underwriting Alternative with respect to the Depositary Shares has been consummated, the Depositary Share Proceeds Amount, (iii) either (a) the product of (x) .1550 and (y) the average of the Current Market Price of a Series A Debenture for each Trading Day during the Measuring Period or (b) if the Underwriting Alternative with respect to the Series A Debentures has been consummated, the Series A Debenture Proceeds Amount, (iv) either (a) the product of (x) .1550 and (y) the average of the Current Market Price of a Series B Debenture for each Trading Day during the Measuring Period or (b) if the Underwriting Alternative with respect to the Series B Debentures has been consummated, the Series B Debenture Proceeds Amount and (v) $25.80.

  (g) "Current Market Price" of publicly traded New Shares or any other class or series of capital stock or other security of the Company or any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted for trading on the New York Stock Exchange, Inc. ("NYSE"), on the principal national securities exchange on which such security is listed or admitted for trading or quoted or, if not listed or admitted for trading or quoted on any national securities exchange, on the Nasdaq National Market, or, if such security is not quoted on such National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors of the Company.

  (h) "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading or quoted on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading or quoted on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such National Market, in the applicable securities market in which the securities are traded.

  (i) "Measuring Period" shall mean the period commencing on the day of the Effective Time and ending on the Measuring Date.

  (j) "Fair Market Value" shall mean the average of the daily Current Market Prices of the security in question during the five (5) consecutive Trading Days before the earlier of the day in question and the "ex" date with respect to the issuance or distribution requiring such computation. The term " "ex' date," when used with respect to any issuance or distribution, means the first day on which the New Shares trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price. With respect to any asset or security for which there is no Current Market Price, the Fair Market Value of such asset or security shall be determined in good faith by the Board of Directors of the Company.

  Section 1.11 Underwriting Alternative. Prior to the date that is ten days after the date of the Company Proxy Statement, but at least seven days prior to the Announcement Date, the Company may elect to pursue the underwriting of (a) the Depositary Shares, (b) the Series A Debentures, (c) the Series B

                                      A15

Debentures, or (d) any combination of the foregoing (referred to collectively herein as the "Underwriting Alternative"), provided that consummating an underwriting with respect to the Depositary Shares and/or either or both series of Debentures, as the case may be, shall be in lieu of issuing Depositary Shares or either or both such series of Debentures to holders of Old Shares pursuant to Section 1.5 hereof, to holders of Options pursuant to Section 1.7 hereof and to holders of Convertible Company Securities pursuant to Section 1.8 hereof. If the Company elects the Underwriting Alternative, it may offer pursuant thereto approximately the amounts of Depositary Shares and/or Debentures which if the Underwriting Alternative were not elected would be issuable upon the exchange of all outstanding Old Shares in the Reclassification and upon exercise of Options and conversion of the Convertible Company Securities reasonably expected to be exchanged or converted in accordance with Sections 1.7 and 1.8 hereof (at the rate of $31.10 liquidation preference of Public Preferred Stock as represented by Depositary Shares, $15.55 principal amount of Series A Debentures and $15.55 principal amount of Series B Debentures per Old Share), which amounts shall be rounded up to produce aggregate amounts of Depositary Shares and Debentures of each series that are consistent with customary aggregate underwriting denominations. If it so elects to pursue the Underwriting Alternative, the Company shall use its best efforts to accomplish such underwritings, including selecting a managing underwriter or underwriters, filing registration statements with the SEC, and entering into a firm commitment underwriting agreement or agreements, provided, however, that the Company may elect to terminate the Underwriting Alternative at any time prior to the Effective Time. The Unions will cooperate and use their best efforts to facilitate the underwritings. The Underwriting Alternative will be effected in accordance with customary underwriting agreements which may reflect that, if the Company is advised by the managing underwriter or managing underwriters that the Public Preferred Stock (represented by Depositary Shares), Series A Debentures or Series B Debentures would be priced in excess of the Maximum Price applicable to such security (so that such security, if priced at the applicable Maximum Pricing, could only be sold at less than par), and is further advised that consistent with industry practice the Underwriting Alternative would be facilitated by the sale of such securities at or closer to par, the Company may reduce the amount of such securities to be sold and increase the dividend or interest rate above the applicable Maximum Pricing so that such securities may be sold at or closer to par, provided that the aggregate amount of dividends payable annually in respect of the Public Preferred Stock (represented by the Depositary Shares) to be sold, and the aggregate amount of interest payable annually in respect of either series of Debentures to be sold, that are priced above the applicable Maximum Pricing may not exceed the aggregate amount of dividends or interest payable annually in respect of such security at the applicable Maximum Pricing with respect to the amount of such securities as originally proposed to be offered. If the Underwriting Alternative with respect to the Depositary Shares and both series of Debentures is consummated, the amount of cash payable in respect of each Old Share shall equal the sum of (i) $25.80 per share and (ii) the gross proceeds (price to public without deducting any underwriting discount or other costs) received by the Company for each $31.10 liquidation preference of the Public Preferred Stock as represented by Depositary Shares in the appropriate underwriting (the "Depositary Share Proceeds Amount"), (iii) the gross proceeds (price to public without deducting any underwriting discount or other costs) received by United for each $15.55 principal amount of Series A Debentures in the appropriate underwriting (the "Series A Debenture Proceeds Amount") and (iv) the gross proceeds (price to public without deducting any underwriting discount or other costs) received by United for each $15.55 principal amount of Series B Debentures in the appropriate underwriting (the "Series B Debenture Proceeds Amount").
                                   ARTICLE II


                             The Company and United

  Section 2.1 Certificate of Incorporation. As of the Effective Time, the certificate of incorporation of the Company shall be the Restated Certificate.

  Section 2.2 Bylaws. As of the Effective Time, the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in accordance with applicable law and the Restated Certificate, in form and substance as set forth in Schedule 2.2 (the "Restated Bylaws").

                                      A16

  Section 2.3 Directors and Officers. Immediately prior to the Effective Time, the Company shall cause the persons identified on Schedule 2.3(i) to resign, as of the Effective Time, from the Board of Directors of the Company (which resignations, for purposes of all rights and benefits of such directors under all agreements, plans, policies and arrangements of the Company and United, including those identified in the letter referred to in Section 5.11 hereof, shall be deemed to have occurred immediately following the Effective Time). From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable law, the Restated Certificate and the Restated Bylaws, or until their earlier death, resignation, disqualification or removal, the persons identified or described on Schedule 2.3(ii) shall constitute the entire Board of Directors of the Company (the "New Directors") and each shall serve in the classes and capacities identified in such Schedule. Except as provided in the two preceding sentences, or as otherwise provided in the Restated Certificate or in the Restated Bylaws, the officers of the Company immediately prior to the Effective Time (other than the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice-President--Corporate Affairs and General Counsel of the Company (the "Retiring Executives")) shall be the officers of the Company from and after the Effective Time until their successors are duly elected or appointed and qualified or until their earlier death, resignation, disqualification or removal. The Retiring Executives shall retire from all positions with the Company and the Subsidiaries held by them effective at or immediately prior to the Effective Time and such retirement shall be treated as set forth in separate letter agreements to be entered into at or prior to the Effective Time among each Retiring Executive, on the one hand, and the Company and United, on the other hand, substantially in the form and substance provided to the Unions prior to the date hereof. Other than the Retiring Executives, no other officer of the Company or United may be terminated for a period of six months following the Effective Time unless such termination shall be approved, specifically as to such officer, by at least two of the New Directors identified as "Outside Public Directors" in Schedule 2.3(ii) and the Chief Executive Officer of the Company following the Effective Time. At the Effective Time, Gerald Greenwald or such other person as shall be proposed by the Unions prior to the Effective Time (and not found unacceptable by the Company) shall be appointed by the Board of Directors, subject to his being ready, willing and able to serve, as Chief Executive Officer of the Company and United. Such person as shall be proposed by the Chief Executive Officer and the Unions following the Effective Time (and approved in accordance with the provisions of Article FIFTH, Section 3.6.2 of the Restated Certificate) shall be appointed by the Board of Directors, subject to his/her being ready, willing and able to serve, as Chief Operating Officer of the Company and United. From and after the Effective Time, subject to the fiduciary duties of the Board of Directors, until the Termination Date the Company shall cause (i) the Chief Executive Officer of the Company to also be one of the Board's nominees to serve as a Management Public Director (as defined in the Restated Certificate) and (ii) the Chief Executive Officer of the Company to also serve as the Chief Executive Officer of United.

  Section 2.4 United. The Company shall take all appropriate actions such that, as of the Effective Time, the certificate of incorporation of United shall be amended to include the provision set forth in Schedule 2.4 hereto.

                                  ARTICLE III

                         Representations and Warranties
                                 of the Company

  The Company represents and warrants to each of the Unions that:

  Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to own, operate and lease its assets and to carry on its business as now conducted except for licenses, authorizations, consents and approvals the absence of which would not have a Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction

                                      A17
where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means, individually or in the aggregate, any change or effect the consequence of which is materially adverse to (i) the condition (financial or otherwise), business, assets or results of operations of the Company and the Subsidiaries (as defined in Section 3.6), taken as a whole, from that in effect on the date of the Company's Annual Report on Form 10-K, dated March 11, 1994, for the fiscal year ended December 31, 1993, as amended by Form 10-K/A, dated March 15, 1994, as filed with the Securities and Exchange Commission and previously furnished to the Unions (the "1993 10-K") (except as otherwise specifically provided herein) or (ii) the Company's ability to effect any of the transactions constituting part of the Recapitalization, except for such changes or effects resulting from, or in connection with, (i) labor relations between the Company or its Subsidiaries, on the one hand, and employees represented by the Unions, on the other hand (including a strike or other disruption in the operations of the Company or its Subsidiaries, which shall not be regarded as a Material Adverse Effect) or (ii) matters disclosed in this Agreement or any Schedule, Exhibit or other attachment hereto. The Company has heretofore delivered to counsel to the Unions true and complete copies of the Company's Restated Certificate of Incorporation as currently in effect (the "Certificate of Incorporation"), bylaws and Rights Agreement (as defined in Section 3.5), each as currently in effect. There has been no change in or amendment of the Certificate of Incorporation or bylaws of the Company or, except as set forth in Section 5.6, the Rights Agreement since November 1, 1993. The Company is not in violation of any of the provisions of the Certificate of Incorporation or its bylaws.

  Section 3.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for (w) any required approval by the Company's stockholders in connection with the consummation of the Shareholder Vote Matters (as defined in Section 5.2), (x) the approval by the Company's stockholders of amendments to each of the Company's 1981 Incentive Stock Program, 1988 Restricted Stock Plan and Incentive Compensation Plan, in form and substance as set forth on Schedule 3.2(i), Schedule 3.2(ii) and Schedule 3.2(iii), respectively (the "Company Plan Matters"), (y) the approval and ratification of the Company Plan Matters by the New Directors following the Effective Time and (z) approval by the Board of Directors of the Company of the filing of the Restated Certificate in accordance with the applicable provisions of Delaware Law, have been duly authorized by all necessary corporate action. Prior to the Effective Time, the Board of Directors of the Company shall approve the filing of the Restated Certificate in accordance with the applicable provisions of Delaware Law. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the Unions, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company has taken all necessary and appropriate actions so that the restrictions on "business combinations" contained in Section 203 of Delaware Law (i) will not apply with respect to or as a result of the Recapitalization, including, without limitation, the acquisition of the ESOP Preferred Stock by the ESOPs and (ii) will not apply prior to the Termination Date (as defined in Article FIFTH, Section 1.72 of the Restated Certificate) to "business combinations" (as defined in Section 203 of Delaware Law) involving the Company or any of its Subsidiaries, on the one hand, and the ESOP Trustee, the ESOPS or either of the Unions, on the other hand, which otherwise would be subject to Article FIFTH,
Section 3.8 of the Restated Certificate. The Company has taken all appropriate action to establish each of the ESOPS effective not later than the Effective Time.

  Section 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, authorization or other action by or in respect of, or filing with or notification to, any governmental body, agency, official or authority other than (i) the filing of the Restated Certificate in accordance with Delaware Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder

                                      A18

(the "1933 Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act") and the TIA; (iv) any applicable filings with the United States Department of Transportation ("DOT"); and (v) actions or filings the absence of which would not have a Material Adverse Effect.

  Section 3.4 Non-Contravention. Except as set forth on Schedule 3.4, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in
Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, any Subsidiary, or, to the knowledge of the Company, any of the CRS Companies (as defined in Section 3.6), (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration (other than with respect to the acceleration of the exercisability of Options, the vesting of restricted stock of the Company or the payment of severance benefits) of any right or obligation of the Company, any Subsidiary or, to the knowledge of the Company, any of the CRS Companies, or to a loss of any benefit to which the Company, any Subsidiary or, to the knowledge of the Company, any of the CRS Companies, is entitled under any provision of any agreement, contract or other instrument binding upon the Company, any Subsidiary or, to the knowledge of the Company, any of the CRS Companies, or any license, franchise, permit or other similar authorization held by the Company, any Subsidiary, or, to the knowledge of the Company, any of the CRS Companies, or (iv) result in the creation or imposition of any Lien (as defined below) on any asset of the Company, any Subsidiary, or, to the knowledge of the Company, any of the CRS Companies, which violations, defaults, rights of termination or Liens could have a Material Adverse Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of the representations and warranties relating to the CRS Companies that are qualified by the knowledge of the Company, "knowledge of the Company" shall mean the knowledge of the executive officers of the Company, United and Covia Corporation. There are no (i) consents from holders of Options nor (ii) amendments to the terms of Options or compensation plans or arrangements, that are necessary to give effect to the transactions contemplated by Section 1.7.

  Section 3.5 Capitalization. The authorized capital stock of the Company is set forth in the Certificate of Incorporation of the Company and consists of
(i) 125,000,000 Old Shares and (ii) 16,000,000 shares of Preferred Stock, without par value, of which 1,250,000 have been designated as Series C Junior Participating Preferred Stock ("Junior Preferred Stock") and are reserved for issuance upon exercise of the Rights (as defined in the Rights Agreement dated as of December 11, 1986 between the Company and First Chicago Trust Company of New York (formerly Morgan Shareholder Services Trust Company), as amended (the "Rights Agreement")) and 6,000,000 have been designated as Prior Preferred Stock. As of March 22, 1994, there were outstanding (a) 24,570,539 Old Shares (including 119,643 unvested shares issued under the UAL 1988 Restricted Stock
Plan), (b) 6,000,000 shares of Prior Preferred Stock (convertible into 3,833,866 Old Shares), (c) Rights to purchase 245,710 shares of Junior Preferred Stock, (d) Options to purchase an aggregate of 1,648,668 Old Shares (of which 13,927 have tandem stock appreciation rights held by former employees with an aggregate exercise price of $1,061,872.75 and of which Options 11,500 are held by ex-employees of the Company with vesting dates after the expiration of such Options pursuant to such ex-employees' severance agreements), and (e) $35,535,000 principal amount of Air Wis Convertible Debentures convertible into 140,134 Old Shares, of which $2,530,000 principal amount, convertible into 9,765 Old Shares, is held by Air Wis Services, Inc. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.5 and except for changes since March 1, 1994 resulting from the exercise of Options or the conversion of Convertible Company Securities, in each case outstanding on such date, there are outstanding no (w) shares of capital stock or other voting securities of the Company, (x) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of the Company, (y) options, subscriptions, warrants or other rights, agreements, arrangements or commitments of any character to acquire from the

                                      A19

Company or any Subsidiary any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, or (z) obligations of the Company or any Subsidiary to issue any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company (the items in clauses (w), (x), (y) and (z) being referred to collectively as the "Company Securities"). Except (i) as set forth above, (ii) for tax withholding and cashless exercise features of the Options and restricted stock, and (iii) for stock appreciation rights that do not become exercisable until September 1, 1994 and expire at the Effective Time, there are no obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities or make any payments based upon the value of any Company Securities.

  Section 3.6 Subsidiaries.

  (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to own, operate and lease its assets and to carry on its business as now conducted (except for those the absence of which would not have a Material Adverse Effect) and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company, but shall in no event include the CRS Companies. A list of Subsidiaries and their respective jurisdictions of incorporation previously has been delivered to counsel to the Unions by the Company. Nothing in this Section 3.6 or Section 5.1 shall be deemed to prohibit the merger or other consolidation of immaterial wholly-owned Subsidiaries with or into the Company or any of its wholly-owned Subsidiaries (Covia Corporation being deemed material for the purpose of this sentence).

  (b) Except for director qualifying shares and similar securities, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except for director qualifying shares and similar securities, there are outstanding no (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary or (ii) options, subscriptions, warrants or other rights, agreements, arrangements or commitments of any character to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities or make any payments based upon the value of any Subsidiary Securities.

  (c) Each of Apollo Travel Services Partnership, a Delaware general partnership ("ATS"), Galileo Japan Partnership, a Delaware general partnership ("GJP"), and Galileo International Partnership, a Delaware general partnership ("GIP" and, together with ATS and GJP, collectively, the "CRS Companies") is a general partnership formed under the laws of the State of Delaware, is validly existing and in good standing under the laws of Delaware, and has all partnership power and authority and all governmental licenses, authorizations, consents and approvals required to own, operate and lease its assets and to carry out its business as now conducted (except for those the absence of which would not have a Material Adverse Effect). The partnership agreement establishing each of the CRS Companies, together with all exhibits and amendments thereto has been provided to the Unions, and no Subsidiary that is party to either such partnership agreement is or has been in any manner in breach of, or in default under, any provision thereof,

                                      A20
nor is the Company, United or any officer or director of either of them aware of any breach or default by any other party to either of such partnership agreements that would or could be reasonably expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.6(c), all of the outstanding ownership interests held by Covia Corporation, a Delaware corporation and wholly owned Subsidiary, of the CRS Companies are free and clear of any Lien other than as set forth in the partnership agreement with respect to such entity.

  Section 3.7 Securities and Exchange Commission ("SEC") Filings.

  (a) The Company has delivered to counsel for each of the Unions (i) its Annual Reports on Form 10-K for its fiscal years ended December 31, 1993, 1992 and 1991, without exhibits, (ii) all of its Quarterly Reports on Form 10-Q filed with the SEC since December 31, 1992, without exhibits, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since December 31, 1992 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1992, without exhibits. The reports, statements and schedules referred to in the preceding sentence are all the documents (other than preliminary material and supplemental filings, excluding supplemental prospectuses) that the Company was required to file with the SEC since December 31, 1992. As of its filing date, all of such reports, statements and schedules complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be.

  (b) As of its filing date, no such report, statement or schedule filed pursuant to the 1934 Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

  (c) No such registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

  Section 3.8 Financial Statements. The audited consolidated financial statements of the Company included in its Annual Reports on Form 10-K and the unaudited consolidated interim financial statements included in its Quarterly Reports on Form 10-Q referred to in Section 3.7 have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, immaterial year-end audit adjustments in the case of any unaudited interim financial statements).

  Section 3.9 Disclosure Documents.

  (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the proxy statement of the Company (the "Company Proxy Statement") (which also is the prospectus of the Company and United with respect to the New Shares, Depositary Shares, Public Preferred Stock, Redeemable Preferred Stock and Debentures to be issued in connection with the Recapitalization (the "Recapitalization Securities") and is to be included in the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the SEC by the Company under the 1933 Act and in the Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") to be filed with the SEC by the Company under the 1934 Act), and the registration statements to be filed with the SEC by the Company and United under the 1933 Act in connection with the underwriting described in Section 1.11 hereof (the "Underwriting Registration Statements") and any amendments or supplements to any of the foregoing documents will, when filed, when the Registration Statement and the Underwriting Registration Statements are declared effective by the SEC, at the time of the distribution thereof and at the time stockholders vote on the Shareholder Vote Matters comply as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

                                      A21

  (b) At the time the Company Proxy Statement and Schedule 13E-3 or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders of the Company vote on the Shareholder Vote Matters, the Company Proxy Statement and Schedule 13E-3, as supplemented or amended, if applicable, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of the Registration Statement and the Underwriting Registration Statements and any amendment or supplement thereto, at the time the same are declared effective by the SEC, at the time of any distribution under the Registration Statement and the Underwriting Registration Statements, at the time the stockholders of the Company vote on the Shareholder Vote Matters and at the Effective Time, such Registration Statement and Underwriting Registration Statements, as so amended or supplemented, will not be false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement, Schedule 13E-3, Registration Statement and the Underwriting Registration Statements and at the time of any distribution thereof, such Company Disclosure Document will not be false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.9(b) will not apply to statements included in or omissions from the Company Disclosure Documents based upon information furnished to the Company in writing by either Union specifically for use therein.

  Section 3.10 Absence of Certain Changes. Except as disclosed in SEC filings referred to in Section 3.7 filed prior to the date hereof, since December 31, 1993, there has been no event, and no state of circumstances has existed, that has had or will, or could reasonably be expected to, have a Material Adverse Effect.

  Section 3.11 Finders' Fees. Except for First Boston and Lazard, whose fees will be paid by the Company, and as specifically contemplated herein, there is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of the Company, any Subsidiary or, to the knowledge of the Company, any CRS Company, who might be entitled to any fee or commission from the Company, either Union or any affiliate of either of them upon consummation of the transactions contemplated by this Agreement (other than in connection with the Underwriting Alternative), based upon arrangements made by or on behalf of the Company.

  Section 3.12 Board Action. The Board of Directors (i) has determined that the transactions contemplated hereby are fair to and in the best interest of the Company's stockholders, (ii) has approved the Reclassification, the Recapitalization and this Agreement, (iii) has approved the Company Plan Matters, subject to ratification by the Company's stockholders and the New Directors, and (iv) has resolved to recommend (subject to the provisions of Section 5.4) the approval and adoption of the Shareholder Vote Matters to the Company's stockholders at the Company Stockholder Meeting.

  Section 3.13 Securities. The Recapitalization Securities and the ESOP Preferred Stocks (and the New Shares into which the ESOP Preferred Stocks are convertible) to be issued pursuant to Sections 1.2, 1.3, 1.4, 1.6 and 1.10, when so issued in accordance with such Sections and the Registration Statement and the Underwriting Registration Statements, if applicable, will be duly authorized and validly issued and, in the case of such securities other than the Debentures, will be fully paid and nonassessable.

  Section 3.14 Opinion of Financial Advisers. The Company has received the respective oral opinions of First Boston and Lazard to the effect that, as of May 20, 1994, the consideration to be received in the Recapitalization by the Company's stockholders is fair to the Company's stockholders from a financial point of view, which opinions shall be confirmed in writing and delivered to each of the Unions promptly following receipt (the "Company Fairness Opinions").

                                      A22

  Section 3.15 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding Old Shares are entitled to cast is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Shareholder Vote Matters. The Shareholder Vote Matters are the only matters required to be approved by holders of capital stock of the Company in connection with the Recapitalization.

  Section 3.16 Limitations. As of the date of this Agreement, the Company has no knowledge of any event or condition which would preclude it from taking any action necessary to consummate the transactions contemplated hereby.

  Section 3.17 Compliance with Status Quo. The Company has complied in all material respects with its obligations contained in Sections 10 and 11 of that certain letter setting forth the principal terms of the Recapitalization, dated December 22, 1993, among the Company, the IAM and ALPA (the "Letter Agreement"), which apply to transactions entered into after December 22, 1993 and on or prior to March 15, 1994 (the "Status Quo Provisions"). Except as set forth on Schedule 3.17, neither the Company nor any of its Subsidiaries has taken any action that would have violated the Status Quo Provisions in any material respect had the Status Quo Provisions continued to remain in effect through the date hereof. Except as set forth on Schedule 5.1, the Company has not disclosed to the Unions any plans of the type referred to in Section 5.1(e) since December 22, 1993.

  Section 3.18 Rights Agreement. The Board of Directors has taken all necessary action to amend the Rights Agreement, effective at or immediately prior to the Effective Time, in form and substance as set forth in Schedule 3.18 (the "Rights Amendment").

                                   ARTICLE IV

                         Representations and Warranties
                                 of the Unions

  Each Union hereby severally, and not jointly, represents and warrants to the Company that:

  Section 4.1 Existence and Power. Such Union is, in the case of ALPA, an unincorporated association organized and maintained for purposes of a labor association and the duly authorized representative of pilots employed by United under the Railway Labor Act, as amended (the "RLA"), and, in the case of the IAM, is an incorporated association organized and maintained for purposes of a labor organization and is the duly authorized representative of employees employed by United as mechanics and related employees, ramp and stores employees, food service employees, dispatchers, and security officers, and has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

  Section 4.2 Authorization. The execution, delivery and performance by such Union of this Agreement and the consummation by such Union of the transactions contemplated hereby (including the applicable Labor Agreement) are within the organizational powers of such Union and have been duly authorized by all necessary organizational action of such Union. This Agreement has been duly executed and delivered by such Union and, assuming due authorization, execution and delivery by the Company and the other Union, constitutes a valid and binding agreement of such Union, enforceable against such Union in accordance with its terms.

  Section 4.3 Governmental Authorization. The execution, delivery and performance by such Union of this Agreement and the consummation by such Union of the transactions contemplated by this Agreement require no consent, approval, authorization or other action by or in respect of, or filing with or notification to, any governmental body, agency, official or authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) any applicable filings with DOT, and (iii) actions or filings the absence of

                                      A23
which would not, in the aggregate, have a material adverse effect on such Union or on the ability of such Union to perform its obligations under this Agreement.

  Section 4.4 Non-Contravention. The execution, delivery and performance by such Union of this Agreement and the consummation by such Union of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational documents of such Union, (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon such Union or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Union or to a loss of any benefit to which such Union is entitled under any agreement, contract or other instrument binding upon such Union, which defaults, terminations, cancellations, accelerations or losses, could individually or in the aggregate have a material adverse effect on such Union or on the ability of such Union to perform its obligations under this Agreement.

  Section 4.5 Disclosure Documents. The information with respect to such Union that such Union furnishes to the Company in writing specifically for use in any Company Disclosure Documents, taken as a whole, will not be false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement and the Schedule 13E-3, at the time it or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time the stockholders vote on adoption of the Shareholder Vote Matters, (ii) in the case of the Registration Statement and each of the Underwriting Registration Statements, at the time it or any amendment is filed and is declared effective by the SEC and is distributed and, in the case of the Registration Statement, at the time the stockholders vote on the Shareholder Vote Matters and at the Effective Time, and (iii) in the case of any other Company Disclosure Document, at the time of the filing thereof and at the time of any distribution thereof.

  Section 4.6 Finders' Fees. Except as previously disclosed to the Company in writing (and such other persons that such Union may have selected after the date hereof whose fees will be paid by such Union or the Company, subject, in the case of payment by the Company, to the terms of the Fee Letter (as defined in Section 10.4)) or as otherwise contemplated hereby or by their engagement letters, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company, such Union or any affiliate of either of them upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Union.

  Section 4.7 Limitations. As of the date of this Agreement, such Union has no knowledge of any event or conditions which would preclude it from taking any action necessary to consummate the transactions contemplated hereby.

                                   ARTICLE V

                            Covenants of the Company

  The Company agrees that:

  Section 5.1 Conduct of the Company. From the date hereof until the Effective Time, without the consent of the Unions, the Company and its Subsidiaries shall, except as specifically provided in Article I, Section 5.4 and Section 9.1(d)(ii) or on Schedule 5.1(i) or other Schedules, Exhibits or attachments hereto, conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, neither the Company nor any Subsidiary shall, without the prior written consent of the Unions, except as otherwise expressly provided in this Agreement:

                                      A24

    (a) issue, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition, pledge or other encumbrance of, any Company Securities or Subsidiary Securities other than pursuant to the exercise of options outstanding as of December 22, 1993 (or issued in accordance with the restrictions contained in Letter Agreement) under the Company's 1981 Incentive Stock Program or the issuance of Rights in connection with the issuance of Old Shares upon exercise of such options, or, with respect to securities of Subsidiaries, to the Company;

    (b) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, or propose to purchase or otherwise acquire, any Company Securities or Subsidiary Securities, except repurchases of Company securities, (x) pursuant to employee stock purchase, stock option, stock grant or other employee arrangements or (y) pursuant to rules or requirements under the Employee Retirement Income Security Act of 1974, as amended;

    (c) declare or pay any dividend or distribution on the Old Shares;

    (d) (i) increase the compensation of any of its directors, officers or key employees, except in the ordinary course of business and consistent with past practice or pursuant to the terms of agreements or plans currently in effect; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit that is either not required or specifically permissible by any existing plan, agreement or arrangement to any director, officer or key employee, other than in the ordinary course of business and consistent with past practice; (iii) commit itself to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or key employee whether past or present, except in the ordinary course of business consistent with past practice; or (iv) except as required by applicable law, amend in any material respect any such plan, agreement or arrangement; provided that the foregoing shall not be deemed to restrict necessary and reasonable actions taken in connection with (aa) retention of personnel other than executive officers or (bb) promotions and new hires in the ordinary course of business consistent with past practice; provided, further, that nothing herein shall preclude the Company or any of its Subsidiaries from taking any action reasonably designed to permit any employee to realize vested benefits under any existing plan, agreement or arrangement referred to above;

    (e) except in the ordinary course of business and consistent with past practice and except for refinancings or pursuant to existing plans of the Company disclosed to the Unions in writing prior to the date hereof (i) incur any material amount of long-term indebtedness for borrowed money or issue any material amount of debt securities (other than trade debt and commercial paper) or assume, guarantee or endorse the obligations of any other person except for obligations of wholly owned Subsidiaries; (ii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries or customary loans or advances to employees in amounts not material to the maker of such loan or advance); or (iii) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any lien thereupon, other than any purchase money mortgage or lien; or

    (f) enter into any agreement or arrangement to do any of the foregoing.

In addition, except as specifically provided in Section 5.4 and Section 9.1(d)(ii), from the date hereof until the Effective Time, without the prior written consent of the Unions, the Company and its Subsidiaries shall not take any action (i) which would violate or be inconsistent with the job protection provisions set forth in Section 1 and Letters 94-1 and 94-2 of the ALPA Labor Agreement (as defined below) or the job protection provisions of the IAM Labor Agreement (as defined below) set forth on Schedule 5.1(ii) as if all references to the date of signing, the date of the ALPA and IAM Labor Agreements, the date of ratification or the date of closing in such Labor Agreements (including all references therein to July 1, 1994, when intended to be the date of closing of such Labor Agreements) referred to the date of this Agreement or (ii) which, either alone or together with any matters entered into from December 22, 1993 through the date hereof, would be subject

                                      A25
to Article FIFTH, Sections 3.1 through 3.5 of the Restated Certificate or (iii) except as provided in Section 5.7, to alter or amend the terms of any of the Company's Board of Directors' resolutions or any of its policies, practices, procedures or employee benefit plans (as described on Schedule 5.1(iii)) in any manner which would adversely affect the right or ability of the employees of the Company or United directly or indirectly to purchase equity securities of the Company.

  The Flight Kitchen severance package described in paragraph 26 of Exhibit E-2 to the Letter Agreement shall be restored and benefits described in that paragraph shall be provided as if the condition described in paragraph 26, section 5(a) of Exhibit E-2 had been fully complied with. Any Food Service Agreement employee who can demonstrate that his or her job status at United was adversely affected by his or her detrimental reliance on United's March 16, 1994 announcement cancelling the Flight Kitchen LPP's will be entitled to receive a remedy from United for his or her actual contractual damages, if any. Any disagreement regarding entitlement to or the nature of such remedy may be submitted to the United-IAM System Board of Adjustment.

  Section 5.2 Stockholder Meeting; Proxy Material. Subject to receipt by the Company of updated Company Fairness Opinions from First Boston and Lazard to the effect that, as of the date of the Company Proxy Statement, the consideration to be received in the Recapitalization by the Company's stockholders is fair to the Company's stockholders from a financial point of view, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable after the date on which the Registration Statement is declared effective by the SEC, for the purpose of voting on the approval and adoption of each of the Reclassification, the Restated Certificate, the election of four of the five initial Public Directors to the Board of Directors of the Company, the Recapitalization and the issuance of the ESOP Preferred Stock as part of the Recapitalization (such matters are collectively referred to as the "Shareholder Vote Matters") and the Company Plan Matters. The Shareholder Vote Matters shall be presented as a single proposal, or the effectiveness of each such matter shall be conditioned on the approval of all of such matters. Consistent with its obligations under Section 7.1, the Company shall be entitled to delay the Company Stockholder Meeting if the Company does not receive, as of the Announcement Date, updated Company Fairness Opinions from First Boston and Lazard to the effect that, as of the Announcement Date, the consideration to be received in the Recapitalization by the Company's stockholders is fair to the Company's stockholders from a financial point of view. Subject to Section 5.4, the directors of the Company shall recommend the approval and adoption of the Shareholder Vote Matters by the Company's stockholders and shall use its best efforts (as defined in Section 7.1) in soliciting such approval. Subject to
Section 5.4, in connection with such meeting, the Company (i) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will, subject to the effectiveness of the Registration Statement, thereafter mail to its stockholders as promptly as practicable, the Company Proxy Statement (including the information required by the Schedule 13E-3) and all other proxy materials for such meeting, (ii) will use its best efforts to obtain the necessary approvals by its stockholders of the Shareholder Vote Matters and (iii) will otherwise comply with all legal requirements applicable to such meeting. A reasonable period of time prior to the initial filing of (or the filing of any amendment of supplement to) any of the Company Proxy Statement, the Registration Statement, the Underwriting Registration Statements, the Schedule 13E-3 or any other Company Disclosure Document, the Company shall provide to each of the Unions, in accordance with the notice provisions contained in Section 10.1, a copy of the same. The Company shall provide the Unions with a reasonable opportunity to review and comment on each of such documents prior to such filing with a view toward the production and filing of mutually acceptable documents, subject to (1) the Company's responsibilities under applicable securities laws and (2) other applicable legal requirements.

  Section 5.3 Access. Subject to the absence of a material breach of Section 6.1, from the date hereof until the Effective Time, the Company will give each Union, its counsel, financial advisors, auditors and other designated representatives reasonable access following reasonable notice during normal business hours (which access shall be coordinated through a person designated by the Company, which person (or another

                                      A26
authorized person) shall be available during normal business hours) to the offices, employees, properties, books and records of the Company and the Subsidiaries, will furnish, if reasonably requested, to each Union, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information in connection with the Agreement and the transactions contemplated hereby as such persons may reasonably request and will instruct the Company's officers, employees, counsel and financial advisors to cooperate reasonably with each Union and each Union's counsel, financial advisors, auditors and other designated representatives in their investigation of the business of the Company and the Subsidiaries and to take such steps as may be reasonably requested by each Union and such counsel, advisors, auditors and other representatives to assist them in connection with the transactions contemplated by this Agreement; provided that no investigation pursuant to this Section shall affect any representation, warranty, covenant or agreement made by the Company to each Union under this Agreement. Each Union, its counsel, financial advisors, auditors and other designated representatives shall conduct themselves under this Section 5.3 so as not to interfere with the day-to-day operations of the Company.

  Section 5.4 Other Potential Transactions. The Company shall not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Unions or their advisors or the ESOP Trustee or its advisors) concerning any merger, sale of assets, sale of, or tender or exchange offer for, shares of capital stock or similar transaction, involving a change of control of the Company or all or substantially all of the assets of the Company (an "Acquisition"), except as set forth below. The Company may, directly or indirectly, furnish information and access, in each case in response to an unsolicited request therefor, to the same extent permitted by Section 5.3 hereof, to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any such transaction, if the entire Board of Directors of the Company (the "Board") (and, to the extent a director is a participant in an alternative Acquisition, the disinterested members of the Board) determine in their good faith judgment, upon advice of independent legal and financial advisors (who may be the Company's regularly engaged independent legal and financial advisors), that such action is required by their fiduciary duties. In addition, the Company's officers and other appropriate personnel may take such steps as are necessary or appropriate to provide the Board with sufficient information to make an informed decision concerning the matters described in the previous sentence and, if the Board so determines that such actions are required by their fiduciary duties, the Company may direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such entity or group which were the subject of such determination. Nothing herein shall prevent the Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the 1934 Act with respect to any tender offer or from making such other disclosure to shareholders or taking such other action which, in the judgment of the Board, upon advice of such counsel, is required by law to discharge any fiduciary duty imposed thereby.

  Section 5.5 Notices of Certain Events. The Company shall notify each Union of, and provide to each Union all relevant details relating to, and documentation submitted to or by the Company in respect of, (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement and (iii) any proposal for, or contacts and expressions of interest relating to, an Acquisition or other matter contemplated by Section
5.4 and action taken by the Company in respect thereof.

  Section 5.6 Amendment of Rights Agreement. The Company shall amend the Rights Agreement, effective immediately prior to the Effective Time, in accordance with the Rights Amendment and to provide that each outstanding share of ESOP Convertible Preferred Stock following the Effective Time, as well as each Available Unissued ESOP Share (as defined in Article FIFTH, Section 1.5 of the Restated Certificate), shall have associated with it and represent that number of Rights (as defined in the Rights Agreement) as would be associated with the number of New Shares into which the relevant share of ESOP Convertible

                                      A27

Preferred Stock is then convertible and to cause such Rights to be exercisable by, and to cause separate certificates representing such Rights to be distributed to, and be separately transferable by, holders of shares of ESOP Convertible Preferred Stock (and Available Unissued ESOP Shares) at the time and upon terms substantially the same as those applicable to the holders of New Shares.

  Section 5.7 Employee Benefit Plans. The Company shall take such action to amend, in form reasonably satisfactory to each Union, the directed account plans and 401(k) plans maintained by the Company or United for the benefit of employees, and shall take all other reasonable action, so as to permit investment of the funds held thereunder at the individual direction of the beneficiaries of such plans to purchase the Company's common stock, preferred stock, Depositary Shares and/or debt securities in the open market, subject to rules and regulations under the 1934 Act. The Company shall take such action to amend the stock purchase plans maintained by the Company or United for the benefit of employees so as to require the distribution of the consideration received upon redemption of the Redeemable Preferred Stock in accordance with
Section 1.3 to be received by such plans in the Reclassification, or the cash proceeds from the sale thereof, to participants, subject to applicable law. Consistent with existing Company policy with respect to purchases of Old Shares, the aforementioned plan amendments to the directed account plans and the 401(k) plans, and the stock purchase plans, shall permit employees of the Company and United following the Effective Time to acquire, in addition to amounts held in the ESOPs, the following securities: (X) up to the lesser of
(i) 30% of the outstanding New Shares held by persons other than the ESOPs and
(ii) 20% of the aggregate number of outstanding New Shares and New Shares issuable upon conversion of the ESOP Preferred Stock outstanding or issuable to Sections 1.6 or 1.10 hereof (including Available Unissued ESOP Shares) and (Y) except with respect to the stock purchase plan, up to (i) 20% of the outstanding Depositary Shares, (ii) 20% of the outstanding principal amount of Series A Debentures and (iii) 20% of the outstanding principal amount of Series B Debentures; subject to the following additional limits: (A) no employee group of the Company or its Subsidiaries (which, for this purpose, shall mean employees represented by each of ALPA, the IAM, and the AFA (as defined in Section 7.3) and the Salaried and Management Employees (as defined in Section 5.8(b)) (each, an "Employee Group") may individually acquire more than 10% of the outstanding shares or amount of any class of securities referred to in clause (X) and (Y) above through such plans; (B) in the case of the directed account plans, no Employee Group may individually acquire more than 2% of the outstanding shares or amount of any such class of securities in any monthly subscription period through such plans; (C) no Employee Group may individually acquire more than 2% of the outstanding New Shares held by persons other than the ESOPs (in addition to New Shares received in the Reclassification) through such plans during the six month period beginning at the Effective Time; and (D) no New Shares may be acquired through such plans during the six month period ending on the last day of the Measuring Period, as defined in Section 1.10.

The Company shall not be required to expand the scope of any third party indemnity in a manner adverse to the Company in order to implement the amendments referred to in clause (Y) above.

  Section 5.8 Labor Agreements.

  (a) The Company shall cause United, at the Effective Time, to execute and deliver new collective bargaining agreements (or amendments to existing collective bargaining agreements) with each of ALPA and the IAM, each in form and substance as set forth on Schedules 5.8(i) and 5.8(ii), respectively. The agreement set forth on Schedule 5.8(i) is referred to herein as the "ALPA Labor Agreement," the agreements set forth on Schedule 5.8(ii) are collectively referred to herein as the "IAM Labor Agreement" and the ALPA Labor Agreement and the IAM Labor Agreement are collectively referred to herein as the "Labor Agreements."

  (b) The Company shall also establish and cause United to establish appropriate employment terms for the employees of the Company and United who perform the functions currently performed by the salaried and management employees of the Company and United (including any functions which such group of employees begin performing in the future) (the "Salaried and Management Employees"), in form and substance as set forth on Schedule 5.8(iii), effective at the Effective Time. From and after the date hereof,

                                      A28
the Company shall provide the Unions and their respective counsel, financial advisors, auditors and other representatives with the access and information necessary to confirm the Company's continuing implementation of the provisions of this Section 5.8(b).

  Section 5.9 Solvency Letter. The Company has retained American Appraisal Associates (the "Appraiser") to provide, at or prior to the Effective Time, opinion in writing to the Company and the Board substantially similar to the letter set forth on Schedule 5.9 (the "Solvency Letter"). If the Solvency Letter is delivered to the effect that sufficient surplus is available to permit the consummation of the Recapitalization consistent with Delaware Law, the Board shall take all lawful and appropriate action, effective as at the Effective Time, to revalue the Company's assets and liabilities to permit the consummation of the Recapitalization in accordance with Delaware Law.

  Section 5.10 Other Transaction Documents. The Company hereby agrees that at the Effective Time it will execute the form of employment agreement (the "Employment Agreement") between the Company and Gerald Greenwald in the form attached to the agreement (the "Retention Agreement") between the Unions and Gerald Greenwald providing for his employment by the Company from and after the Effective Time on the terms set forth in the Employment Agreement. The Company hereby agrees from and after execution by Gerald Greenwald of the Employment Agreement at the Effective Time to perform all of its obligations, whether or not due and owing, under the Employment Agreement. The Retention Agreement may not be amended without the written consent of the Company. A true and correct copy of the Retention Agreement (with the attached form of the Employment Agreement) has been delivered by the Unions to the Company. In addition, immediately prior to the Effective Time, the Company shall execute and deliver (or shall have theretofore executed and delivered) the following documents and agreements: the Officers' Certificate relating to the Indenture, the Deposit Agreement, the initial ESOP Stock Purchase Agreement, the ESOP Trusts, the Exchange Agent Agreement, the Rights Amendment, the Class I Preferred Stock Subscription Agreement, the Class Pilot MEC Preferred Stock Subscription Agreement, the Class IAM Preferred Stock Subscription Agreement, the Class SAM Preferred Stock Subscription Agreement, a shareholders agreement with the initial Independent Directors in form and substance as set forth on Schedule
5.10 (i) (the "Class I Preferred Stock Shareholders Agreement"), a shareholder agreement with the holders of the Class SAM Preferred Stock in form and substance as set forth on Schedule 5.10(ii), and a First Refusal Agreement between the Company, the Unions and the SAM Director, in form and substance as set forth on Schedule 5.10(iii) (collectively, the "Closing Agreements").

  Section 5.11 Certain Agreements. Without limiting in any respect the Company's and United's rights or obligations under any other agreement, arrangement or understanding to which it is a party, the Company specifically confirms, and shall cause United to confirm, their respective obligations under the employee and director benefit plans, agreements, policies and arrangements maintained by the Company and/or United or to which the Company and/or United is a party, in each case as in effect on the date hereof (subject to revision in accordance with Section 5.1), identified in a letter to the Unions dated the date hereof (the "Officer and Director Arrangements"); provided, that the provisions of this Section 5.11 (a) shall be subject to Section 5.1 prior to the Effective Time and (b) shall not restrict the Company's or United's ability to terminate, revise or replace any Officer and Directors Arrangements after the Effective Time so long as such action does not reduce or otherwise adversely affect rights of any beneficiary under any such Officers and Directors Arrangements that the Company or United is obligated to provide following the Effective Time without his or her consent.

                                      A29

                                   ARTICLE VI

                            Covenants of each Union

  Each Union agrees that:

  Section 6.1 Confidentiality.

  (a) Prior to the Effective Time and after any termination of this Agreement, each Union agrees that, except as provided herein, it will not at any time after its receipt of any Confidential Information (as defined below), directly or indirectly, divulge to any person or entity any of the Confidential Information or any information, report, analysis, compilation, study, interpretation, forecast, record or other material prepared by such Union or its Representatives (as defined below) (including, if maintained in some written or other form, in whatever form maintained, whether documentary, computer storage or otherwise) containing, in whole or in part, any Confidential Information. "Confidential Information" shall include all confidential written or oral information concerning the Company and the Subsidiaries furnished to such Union in connection with the transaction contemplated by this Agreement, except to the extent that such information does not include information which is or becomes (i) generally available to the public other than as a result of disclosure by a Union or its Representatives in violation of this Agreement, (ii) was available to a Union or one of its Representatives on a non-confidential basis prior to its disclosure to them by the Company or (iii) known or available to a Union or its Representatives on a non-confidential basis from a source (other than the Company) who, insofar as is known to such Union or its Representatives after due inquiry, is not prohibited from transmitting the information to such Union or its Representatives by a contractual, legal or fiduciary duty. The term "person" shall be broadly interpreted to include, without limitation, any individual, corporation, company, unincorporated association, partnership, group or other entity.

  (b) Each Union shall limit access to the Confidential Information to its officials and Representatives who in the reasonable judgment of such Union need to know the Confidential Information for purposes of participating in making decisions concerning, or advising it with respect to, the Confidential Information ("informed officials and Representatives"). Disclosure of Confidential Information may be made only to officers, directors, employees, accountants, counsel, consultants, advisors and agents of one of the Unions who executes a Confidentiality Statement (a "Representative"), in the form attached either to this Agreement as Schedule 6.1 or as an attachment to a confidentiality agreement between the Company and such Union entered into prior to the date hereof (a "Confidentiality Statement"). An executed original of each such Confidentiality Statement shall be provided to the Company by the Union obtaining it. Each Union and its Representatives may discuss with the informed officials and Representatives of each other Union the Confidential Information which such Union has been provided pursuant to this Agreement or any prior confidentiality agreement between the Company and such Union relating to the Confidential Information provided that such Confidential Information shall continue to be subject to this Agreement and any other applicable confidentiality agreement. In all events, each Union shall be responsible for any actions by its Representatives which are not in accordance with the provisions hereof and of any Confidentiality Statement executed by a Representative but shall not be responsible for such actions of any informed official or Representative of the other Union.

  (c) In the event that a Union, its Representatives or anyone to whom a Union or its Representatives supply Confidential Information are requested or required through legal process (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise) to disclose any Confidential Information, the Union will, upon learning of such request or requirement, (i) immediately notify the Company of the existence, terms and circumstances surrounding such a request,
(ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, furnish only that portion of the Confidential Information which, in the opinion of the Union's legal counsel, it is legally compelled to disclose and cooperate with any action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

                                      A30

  (d) Except in respect of any Confidential Information that is in this Agreement (or may in the future be) the subject of an express representation by the Company, (i) neither the Company nor its employees, agents, affiliates or representatives (collectively hereinafter referred to as the "Company Representatives") makes any express or implied representation as to the accuracy or completeness of the Confidential Information and (ii) each Union and its Representatives agree that neither the Company nor any Company Representative shall have any liability to such Union or its Representatives resulting from the use by such Union or its Representatives of Confidential Information. So long as neither Union is in material breach of its obligations under this Section 6.1, nothing in this Section 6.1(d) is intended to limit
Section 5.3.

  (e) Each Union hereby acknowledges that it is aware, and that it will advise its Representatives who are informed in accordance with the terms of this Agreement, as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer due to the receipt of Confidential Information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities due to the receipt of Confidential Information.

  (f) Each Union expressly acknowledges that (i) the preservation of the confidentiality of the Confidential Information has highly important commercial significance for the Company and (ii) its unauthorized disclosure could have serious and irreparable adverse commercial, financial and legal consequences for the Company. It accordingly agrees that the Company shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Section, in addition to any other remedy to which the Company may be entitled, at law or in equity or pursuant to this Agreement.

  (g) Each Union and its Representatives hereby acknowledge that the Confidential Information is being furnished to them solely in connection with a review in connection with the transactions contemplated by this Agreement and analysis of the Company's business and financial condition and none of such Unions or their Representatives shall use the Confidential Information other than in connection with such review and analysis and potential responses thereto made directly to the Company (which may be discussed among and be made by the Unions). No right or license, express or implied, under any patent, copyright, trademark, trade secret, or other proprietary right in the Confidential Information is granted hereunder by United to a Union or its Representatives.

  (h) Each Union will keep a record of the location of the Confidential Information. If the Agreement is terminated prior to the Effective Time, each Union agrees for itself and for its Representatives who reviewed the Confidential Information, to return to the Company or destroy all documents reflecting the Confidential Information and to certify in writing to the Company that such documents have been so returned or destroyed.

  Section 6.2 Labor Agreements. Such Union shall execute and deliver, at the Effective Time, the relevant Labor Agreement.

  Section 6.3 No Public Director Nominations. Such Union shall not, directly or indirectly, nominate or cause to be nominated any individual for election as an Outside Public Director (as defined in Article FIFTH, Section 2.3 of the Restated Certificate) of the Company; provided, however, that any such nomination by an employee of the Company or United, acting in his or her individual capacity as a shareholder of the Company, shall not be deemed to violate this Section 6.3 so long as such nomination was not made with the advice, support, or assistance of any officer of such Union.

  Section 6.4 Independent Director Vacancies. The Unions agree to use their best efforts to cause any Independent Director vacancy resulting after the Effective Time promptly to be filled in accordance with Article FIFTH, Section
4.1.6 of the Restated Certificate.

                                      A31

                                  ARTICLE VII

                        Covenants of each of the Unions
                                and the Company

  The parties hereto agree that:

  Section 7.1 Best Efforts. Subject to the terms and conditions of this Agreement, including Section 5.4, each party (a) will use its best efforts, and will cause all of its directors, officers and advisors retained by such party to use their best efforts, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations that may be necessary or useful, to consummate the transactions contemplated by this Agreement and (b) will, and will cause its directors, officers and advisors retained by such party to, refrain from taking any actions detrimental to or inconsistent with the foregoing. In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against the same and respond thereto. As used in this Agreement, the term "best efforts" shall mean efforts of a type that a prudent person desirous of achieving a result would use in similar circumstances in seeking to achieve such result reasonably promptly in light of the Outside Termination Date (as defined in Section 9.1); provided, however, that a party required to use its best efforts under this Agreement will not be required to take actions that would not normally be taken by the parties in similar circumstances or that would result in a materially adverse change in the benefits intended to be conferred upon such party pursuant to this Agreement and the transactions contemplated hereby.

  Section 7.2 Certain Filings. The Company and each of the Unions shall cooperate with one another (a) in connection with any preparation of the Company Disclosure Documents, the Company Proxy Statement, the Schedule 13E-3, the Registration Statement and the Underwriting Registration Statements, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, permits, licenses and franchises, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents, the Company Proxy Statement, the Schedule 13E-3, the Registration Statement or the Underwriting Registration Statements, and seeking timely to obtain any such actions, consents, approvals or waivers. As soon as practicable after the date hereof, the Company shall, in accordance with Section 5.2, (a) file with the SEC the Company Proxy Statement, the
Schedule 13E-3 and the Registration Statement, (b) obtain and furnish the information required to be included therein, (c) after consultation with each Union, respond promptly to comments made by the SEC with respect to the Company Proxy Statement, the Schedule 13E-3 and Registration Statement and any preliminary version thereof and (d) cause the Registration Statement to become effective and the Company Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date. Prior to the effective date of the Registration Statement, the Company shall obtain all necessary state securities laws or "blue sky" permits and approvals required to carry out the Recapitalization and the transactions contemplated by this Agreement.

  Section 7.3 Participation. If, prior to the Effective Time, the Association of Flight Attendants ("AFA") agrees to provide, in the sole judgment of the Company, an investment equal to $416 million (present value in January 1994 dollars for a five year AFA mainline investment and a twelve year AFA Competitive Action Plan (as defined in Schedule 1.1) investment and assuming semi-annual payments, first period not discounted, and annual discount rate of 10%) then, provided that the parties hereto agree upon all aspects of the AFA's participation in the transactions contemplated hereby (e.g. governance provisions set forth in Schedule 1.1, ESOP provisions set forth in Section 1.6 and related schedules) other than the matters described in clauses (i) and (ii) below, the parties hereto shall revise all applicable documents such that (i) the employee investment period with respect to ALPA, IAM and salaried and management employees shall be reduced by nine months; and (ii) 12.62% of the ESOP Preferred Stock otherwise to be allocated to

                                      A32

ALPA-represented employees, IAM-represented employees and Salaried and Management Employees (the "Allocated Shares") shall be made available for allocation to the AFA-represented employees, such that after such allocation, 40.4% of the Allocated Shares shall be allocated to ALPA-represented employees, 32.44% of the Allocated Shares shall be allocated to the IAM-represented employees, 14.54% of the Allocated Shares shall be allocated to the Salaried and Management Employees and 12.62% of the Allocated Shares shall be allocated to the AFA-represented employees.

                                  ARTICLE VIII

                       Conditions to the Recapitalization

  Section 8.1 Conditions to the Obligations of Each Party. The obligation of the Company to file the Restated Certificate at the Effective Time pursuant to
Section 1.1 and the obligations of each of the Unions to enter into the Labor Agreements at the Effective Time are subject to the satisfaction of the following conditions:

    (i) the Shareholder Vote Matters shall have been approved and adopted by the stockholders of the Company in accordance with the Certificate of Incorporation and Bylaws of the Company and in accordance with Delaware Law;

    (ii) any applicable waiting period under the HSR Act relating to the Recapitalization shall have expired or been terminated;

    (iii) the Registration Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order or governmental proceedings seeking a stop order;

    (iv) all material actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Recapitalization shall have been obtained;

    (v) the New Shares issuable as part of the Recapitalization (including New Shares issuable upon conversion of the ESOP Preferred Stock and upon conversion of the Convertible Company Securities) shall have been authorized for listing on the NYSE subject to official notice of issuance;

    (vi) there shall have been no change in Delaware Law enacted or any applicable decision of a court of competent jurisdiction decided after the date hereof and prior to the Effective Time that would cause the Restated Certificate or Restated Bylaws to fail to comply in any material respect with the applicable provisions of Delaware Law;

    (vii) the ESOP Trustee shall have received the written opinion of Houlihan, Lokey, Howard & Zukin to the effect that, as of the Effective Time, the acquisition of the ESOP Preferred Stock pursuant to Section 1.6(d) hereof by the ESOPs is fair, from a financial point of view, to the ESOP participants;

    (viii) the Board of Directors of the Company shall have received the Solvency Letter; and

    (ix) (A) there shall not be instituted or pending any action, proceeding, application, claim, or counterclaim by any United States federal, state or local government or governmental authority or agency, including the DOT, before any court or governmental regulatory or administrative agency, authority or tribunal, which (x) restrains or prohibits or is reasonably likely to restrain or prohibit the making or consummation of, or is reasonably likely to recover material damages or other relief as a result of, the Recapitalization, or the receipt by holders of the Old Shares of the full amount of the Recapitalization Consideration, or restrains or prohibits or is reasonably likely to restrain or prohibit the performance of, or is reasonably likely to recover material damages or other relief as a result of, this Agreement or any of the transactions contemplated hereby or (y) prohibits or limits or seeks to prohibit or limit the ownership or operation by either Union, the ESOP Trustee, any of the ESOPs or any participant therein of all or any substantial portion of the capital stock, business or assets of the Company or any of its Subsidiaries or compels or seeks to compel either Union, the ESOP Trustee, any of the ESOPs or any participant therein to dispose of or hold separate all or any substantial portion of the capital stock, business or assets of the Company or any of its Subsidiaries or imposes or seeks to impose any material limitation on the ability of either Union, the ESOP Trustee, any of the ESOPs or any participant therein, to conduct such business or own such assets, (B) there shall not have been instituted or be pending any action, proceeding, application, claim or counterclaim by any other person, before

                                      A33
  any such body, that is reasonably likely to result in any of the consequences referred to in clauses (A)(x) or (A)(y) above, and (C) there shall not be any United States federal, state or local statute, rule, regulation, decree, order or injunction promulgated, enacted, entered, or enforced by any United States federal, state or local government agency or authority or court, that has any of the effects referred to in clauses
  (A)(x) or (A)(y) above;

    (x) all conditions to the obligations of the parties to the Closing Agreements to consummate such transactions shall have been satisfied or are capable of being satisfied concurrently upon the occurrence of the Effective Time;

    (xi) the Closing Agreements shall be legal, valid and binding agreements of the Company and the other parties thereto from and after the Effective Time, enforceable against the Company and such other parties in accordance with their terms; and

    (xii) Gerald Greenwald (or such other person as shall be proposed by the Unions prior to the Effective Time and not found unacceptable by the Company) shall be ready, willing and able to assume the office of Chief Executive Officer of the Company and United.

  Section 8.2 Conditions to the Obligations of each of the Unions. The obligations of each of the Unions to enter into the Labor Agreements at the Effective Time are subject to the satisfaction of the following further conditions:

    (i) the Company shall have performed, both individually and collectively, in all material respects all of its covenants, agreements or other obligations hereunder required to be performed by it at or prior to the Effective Time; and

    (ii) the representations and warranties of the Company set forth in this Agreement shall be true and correct, both individually and collectively, in all material respects at and as of the Effective Time as if made at and as of such time; provided that the representations and warranties of the Company set forth in Section 3.10 and each representation and warranty of the Company set forth in this Agreement that is qualified by a "materiality" or similar standard (including, Material Adverse Effect), shall be true in all respects (taking into account all "materiality" and similar qualifications (including, Material Adverse Effect) contained in such representation or warranty) at and as of the Effective Time, as if made at and as of such time.

  Section 8.3 Conditions to the Obligations of the Company. The obligation of the Company to file the Restated Certificate at the Effective Time pursuant to
Section 1.1 is subject to the satisfaction of the following further conditions:

    (i) Each Union shall have performed, both individually and collectively, in all material respects all of its covenants, agreements or other obligations hereunder required to be performed by it at or prior to the Effective Time;

    (ii) the representations and warranties of the Unions set forth in this Agreement shall be true and correct, both individually and collectively, in all material respects at and as of the Effective Time as if made at and as of such time; provided that each representation and warranty of the Unions set forth in this Agreement that is qualified by a "materiality" or similar standard shall be true in all respects (taking into account all "materiality" and similar qualifications contained in such representation or warranty) at and as of the Effective Time, as if made at and as of such time;

    (iii) the Board of Directors of the Company shall have received the written opinions of each of First Boston and Lazard, each dated as of the Announcement Date, confirming their earlier opinions, to the effect that the Recapitalization is fair from a financial point of view to the holders of Old Shares; and

    (iv) the Labor Agreements shall have been executed and delivered by the Unions and shall be in full force and effect as of the Effective Time.

                                      A34

    (v) the Board of Directors of the Company shall have received the written opinions of Skadden, Arps, Slate, Meagher & Flom to the effect that (A) when issued, all New Shares, all Depositary Shares and all shares of Public Preferred Stock represented thereby will be duly authorized, validly issued, fully paid and nonassessable, (B) the revaluation of the Company's and United's assets contemplated by Section 5.9 hereof may be effected in connection with the Recapitalization consistent with Delaware Law, (C) when issued, the Debentures will be validly issued and enforceable obligations of United, (D) the consummation of the transactions contemplated by Section 1.6(d) hereof will not result in a non-exempt prohibited transaction under
  Section 4975(c)(1) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or Section 406(a) of the Employee Retirement Income Security Act of 1974, (E) the Recapitalization and Reclassification will not result in the recognition of income, gain or loss to the Company for United States federal income tax purposes and (F) the contributions made by the Company to the ESOPs and, assuming the Company has sufficient earnings and profits, the dividends paid on the ESOP Preferred Stock that, in each case, are used to repay the debt evidenced by the ESOP Note issued in connection with the transactions contemplated by Section 1.6(d) hereof will be deductible under Section 404 of the Internal Revenue Code;

    (vi) the Company shall have determined that it is reasonably likely to have sufficient earnings and profits such that, based on the opinion of counsel described in Section 8.3(v)(F) above, the dividends paid on the ESOP Preferred Stock that are used to repay the debt evidenced by the ESOP
  Note issued in connection with the transactions contemplated by Section 1.6(d) hereof are reasonably likely to be deductible under Section 404 of the Internal Revenue Code; and

    (vii) the Company shall have determined that the Company will be reasonably likely to have sufficient surplus (whether revaluation surplus or earned surplus) or net profits under Delaware Law to permit the legal payment of dividends on the ESOP Preferred Stock and the Public Preferred Stock when due.

                                   ARTICLE IX

                                  Termination

  Section 9.1 Termination. This Agreement shall terminate and the Recapitalization shall be abandoned (notwithstanding any approval of the Shareholder Vote Matters by the stockholders of the Company, any legal action or otherwise) if the Effective Time shall not have occurred by 11:59 p.m. on August 31, 1994 (the "Outside Termination Time"). In addition, this Agreement may be terminated and the Recapitalization may be abandoned at any time prior to the Outside Termination Time and prior to the Effective Time (notwithstanding any approval of the Shareholder Vote Matters by the stockholders of the Company):

    (a) by mutual written consent of each of the Unions and the Company;

    (b) by either of the Unions or the Company if (i) the stockholders of the Company shall not have approved the Shareholder Vote Matters at the Company Stockholder Meeting; or (ii) any court of competent jurisdiction in the United States or other United States federal, state or local governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Recapitalization and such order, decree, ruling or other action shall have become final and nonappealable;

    (c) by either Union if (i) the Board shall have withdrawn or modified in a manner materially adverse to such Union its approval or recommendation of the Recapitalization or the Shareholder Vote Matters or shall have recommended, or shall have failed to recommend against, another Acquisition, (ii) the Board shall have resolved to do any of the foregoing,
  (iii) the Company shall have breached, either individually or collectively, in any material respect any of its material representations, warranties, covenants or other agreements contained in this Agreement, (iv) any person shall have acquired "beneficial ownership" (as defined in the Rights Agreement) or the right to acquire beneficial ownership

                                      A35
  of, or any "group" (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 15% of the then outstanding Old Shares, or shall have become an "Acquiring Person" under the Rights Agreement, or
  (v) there shall have occurred a "Share Acquisition Date" or "Distribution Date" under the Rights Agreement; or

    (d) by the Company if (i) either Union shall have breached, either individually or collectively, in any material respect any of its material representations, warranties, covenants or other agreements contained in this Agreement or (ii) the Board, in accordance with Section 5.4, shall have withdrawn or modified in a manner adverse to either Union its approval or recommendation of the Recapitalization or shall have recommended another Acquisition, or shall have resolved to do any of the foregoing.

  Section 9.2 Termination of Status Quo. If the Effective Time shall not have occurred on or before the earlier of expiration of four months following the date of the filing by the Company of the preliminary Company Proxy Statement with the SEC and August 31, 1994, the Company may, by written notice to each of the Unions, terminate its obligations under Section 5.1 of this Agreement; provided that the Company's right to so terminate its obligations under Section
5.1 shall not be available in the event the Company's failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date. In the event the Company elects to terminate its obligations under Section 5.1 in accordance with the preceding sentence, either of the Unions may terminate this Agreement.

  Section 9.3 Effect of Termination. Except as provided in the next sentence, if this Agreement is terminated pursuant to Section 9.1 or 9.2, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 6.1, 9.3 and 10.4 shall survive the termination hereof. Notwithstanding the preceding sentence, if the failure of the Effective Time to occur on or prior to the Outside Termination Date results directly from either (i) a material breach of a specific material representation or warranty contained in this Agreement by one of the parties hereto under circumstances where the breaching party had actual knowledge at the date of this Agreement that such representation or warranty was materially false or misleading or (ii) a material breach of a specific material covenant (a breach described in clause (i) or (ii), as modified by proviso (A) hereto, being called a "Willful Breach"), and one of the other parties hereto has established, as determined by a court of competent jurisdiction, that such Willful Breach has occurred, the breaching party shall be liable to the other parties hereto for proximate and provable damages resulting from such Willful Breach (which shall include the reasonable fees and expenses of such non-breaching parties, including reasonable attorney's fees and expenses, incurred in connection with the transactions contemplated hereby other than in connection with any litigation or other dispute between or among parties hereto); provided (A) to the extent that the material breach of a specific material covenant is not determinable solely by an objective fact (e.g. any best efforts obligation or requirement of reasonableness) such breach shall be actionable hereunder only if the breaching party knew (or demonstrated reckless disregard for whether) its action or failure to act was in violation of such covenant; and (B) such calculation of damages shall not include consequential or punitive damages and shall be the sole and exclusive remedy of the non-breaching parties in the event of a Willful Breach. With respect to a Willful Breach, "knowledge" (or any corollary thereof) or "reckless disregard" shall mean the knowledge or reckless disregard of the senior executives or officials of the Company and United or the Unions, as the case may be, each of whom shall conclusively be deemed to have read this Agreement.

                                      A36

                                   ARTICLE X

                                 Miscellaneous

  Section 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telex or similar writing) and shall be given,

  if to ALPA, to:

    UAL-MEC/ALPA
    6400 Shafer Court
    Suite 700
    Rosemont, IL 60018
    Telephone: (708) 292-1700
    Telecopy: (708) 292-1760

    Attention: Captain Roger D. Hall

  and copies to:

    Paul, Weiss, Rifkind, Wharton & Garrison
    1285 Avenue of the Americas
    New York, NY 10019
    Telephone: (212) 373-3000
    Telecopy: (212) 757-3990

    Attention: Stuart I. Oran, Esq.

  and to:

    Cohen, Weiss and Simon
    330 West 42nd Street
    New York, NY 10036
    Telephone: (212) 563-4100
    Telecopy: (212) 695-5436

    Attention: Stephen Presser, Esq.

  If to IAM, to:

    International Association of Machinists
     and Aerospace Workers
    Machinists Building
    1300 Connecticut Avenue
    Washington, D.C. 20036
    Telephone: (202) 857-5200
    Telecopy: (202) 331-9076

    Attention: William L. Scheri

    IAM Local 1487
    321 Allerton Avenue
    San Francisco, CA 94080
    Telephone: (415) 873-0662
    Telecopy: (415) 873-1676

    Attention: Ken Theide

                                      A37
  and copies to:

    Taylor Roth Bush & Geffner
    3500 W. Olive, Suite 1100
    Burbank, CA 91505
    Telephone: (818) 973-3200
    Telecopy: (818) 973-3201

    Attention: Robert A. Bush, Esq.

    Lowenstein Sandler Kohl Fisher & Boylan
    65 Livingston Avenue
    Roseland, New Jersey 07068
    Telephone: (201) 992-8700
    Telecopy: (201) 992-5820

    Attention: Peter H. Ehrenberg, Esq.

  If to the Company to:

    UAL Corporation
    1200 E. Algonquin Road
    Elk Grove Township, Illinois 60007
    Telephone: (708) 956-2400
    Telecopy: (708) 952-4683

    Attention: Stephen M. Wolf and
             Lawrence M. Nagin, Esq.

  with a copy to:

    Skadden, Arps, Slate, Meagher & Flom
    919 Third Avenue
    New York, NY 10022
    Telephone: (212) 735-3000
    Telecopy: (212) 735-2000

    Attention: Peter Allan Atkins, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when received by the addressee using the facsimile number specified in this Section, as evidenced by an automated confirmation receipt from the sending facsimile machine or (ii) if given by any other means, when delivered at the address specified in this Section.

  Section 10.2 Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. The agreements of the parties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time unless expressly provided in such agreement (it being understood that, without limiting the survival of any other agreements contained herein the survival of which is expressly provided for in such agreement, the following agreements shall survive the Effective Time: Sections 1.2, 1.3, 1.5, 1.6, 1.7, 1.8, 1.9, 1.10, 2.3, 2.4, clause (iii) of the last sentence of Section 5.1, 5.7, 5.8(b), 5.10, 5.11, 6.3, 6.4, 10.2 and 10.4) (all
such surviving agreements being referred to herein as the "Express Agreements"). Except with respect to any Collective Bargaining Agreement (as defined in the Restated Certificate) and the Express Agreements, from and after the consummation of each of the transactions contemplated to take place at or about the Effective Time, each of the parties hereto (in their capacities as such) fully releases, discharges, waives, and renounces (collectively "Releases") any and all claims, controversies, demands, rights, disputes and causes of

                                      A38
action it may have had at or prior to the Effective Time against, and agrees not to initiate any suit, action or other proceeding involving, each of the other parties hereto, its officials, officers, directors, employees, accountants, counsel, consultants, advisors and agents and, if applicable, security holders relating to or arising out of this Agreement or the transactions contemplated hereby (including, but not limited to, matters contemplated under Section 5.11 and matters involving claims, controversies, demands, rights, disputes or cause of action based on securities laws, ERISA, common law tort theory or any other similar bodies of law); provided that the foregoing Releases shall not apply to any claims, controversies, demands, rights, disputes and causes of action arising from and after the Effective Time (and based on facts and circumstances arising from and after the Effective
Time) under any of the documents, instruments or transactions entered into, filed or effected in connection with the Recapitalization (other than this Agreement, to the extent provided in this Section 10.2).

  Section 10.3 Amendments; No Waivers.

  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time (including, without limitation, an amendment to this Agreement to extend the Outside Termination Time) if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and each Union or in the case of a waiver, by the party against whom the waiver is to be effective; provided that no amendment to or waiver of an Express Agreement shall be effective against a person entitled to enforce such Express Agreement pursuant to Section 10.8 unless agreed to in writing by such person; and provided, further, that after the adoption of the Shareholder Vote Matters by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders if and to the extent such approval is required by Delaware Law, alter or change (i) the amount or kind of consideration to be received in connection with the Recapitalization, (ii) any term of the Restated Certificate or (iii) any of the terms or conditions of this Agreement if such alteration or change would materially adversely affect the holders of any shares of capital stock of the Company.

  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  Section 10.4 Fees and Expenses; Indemnification.

  (a) Except as provided in the fee letter agreement, dated the date hereof, among the Company and the Unions (the "Fee Letter"), or hereafter agreed by the parties in writing or as set forth in this Section, all fees, costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such fee, cost or expense. The parties agree that the fees, costs and expenses of the Deadlock Firm and the Solvency Firm shall be paid by the Company. The Company represents and agrees that the fees of its principal financial and legal advisors to be incurred by the Company in connection with the transactions contemplated by this Agreement other than fees in connection with the underwriting described in Section 1.11 hereof shall not exceed $25 million.

  (b) Upon the occurrence of a Triggering Event (as defined below), the Company shall promptly pay to or at the direction of the Unions any amounts the Company would otherwise have been required to pay pursuant to the Fee Letter had the Effective Time occurred at the time of the occurrence of such Triggering Event. Such amounts shall be exclusive of any amounts paid or payable pursuant to indemnification or contribution arrangements. For purposes of this paragraph
(b), "Triggering Event" shall mean the occurrence of each of the following:
(i)(A) following the public announcement of a proposal for an Acquisition, either the stockholders of the Company shall not have approved the Shareholder Vote Matters at the Company Stockholder Meeting or (B) the Board shall have withdrawn or modified in a manner materially adverse to the Unions its approval or recommendation of the Recapitalization or the Shareholder Vote Matters or shall have recommended, or failed to recommend against, another Acquisition;
(ii) subsequent to the stockholder or Board action referred to in clause (i) above, this Agreement shall have been terminated by the Company

                                      A39
pursuant to Sections 9.1(b)(i) or 9.1(d)(ii) or by either Union pursuant to Sections 9.1(b)(i) or 9.1(c)(i); and (iii) within 12 months of the termination of the Agreement in accordance with clause (ii) above, an Acquisition shall have been consummated.

  (c) All amounts payable by the Company to either Union under this Section
10.4 shall be paid directly to such Union or directly to persons designated in writing by such Union as such Union may specify.

  (d) To the extent that the Company shall make payments to, or on behalf of, either Union under this Section 10.4 and such Union is reimbursed by another source (or otherwise receives a refund of the amount paid), such Union shall return such amounts to the Company to the extent of such reimbursement (or refund).

  (e) The Company (the "Indemnitor") shall indemnify the Unions, their controlling persons, and their respective directors, trustees, officers, partners, affiliates, agents, representatives, advisors and employees (a "Union Indemnified Person") against and hold each Union Indemnified Person harmless from any and all liabilities, losses, claims, damages, actions, proceedings, investigations or threats thereof (all of the foregoing, and including expenses (including reasonable attorneys' fees, disbursements and other charges) incurred in connection with the defense thereof, except as set forth below, being referred to as "Liabilities") based upon, relating to or arising out of the execution, delivery or performance of this Agreement or the transactions contemplated hereby (including, without limitation, the underwriting described in Section 1.11 hereof); provided, however, that the Indemnitor shall not be liable in any such case to the extent that any such Liability arises out of any inaccurate information supplied by any such Union Indemnified Person specifically for inclusion in the proxy materials related to such transactions or any other filings made by the Company or any Union Indemnified Person with any federal or state governmental agency in connection therewith (including without limitation the prospectuses relating to the underwriting described in
Section 1.11 hereof) or if any such Liability is finally judicially determined, not subject to further appeal, to have resulted from bad faith, willful misconduct or negligence on such Union Indemnified Person's part. Notwithstanding anything to the contrary contained herein, "Liabilities" shall not include any losses, claims, damages or expenses (including attorneys' fees, disbursements and other charges) based upon, relating to or arising out of any action, claim, proceeding, investigation or threat thereof (i) brought by a Union against the other Union, (ii) brought by any employee of the Company or a subsidiary of the Company, as such, represented by a Union or any member of a Union (whether or not an employee of the Company or a subsidiary of the Company), in his or her capacity as such, if, and only if, the underlying action, claim, proceeding or threat is made against (1) his or her Union or (2) against the other Union, (iii) brought by any Union or any Union Indemnified Person against the Company or any controlling persons, directors, officers, partners, agents, representatives, advisors or employees of the Company (a "Company Related Person") or by the Company or any Company Related Person against any Union or Union Indemnified Person or (iv) which arise primarily as a result of acts by a Union Indemnified Person following the Effective Time.

  (f) In connection with the Indemnitor's obligation to indemnify for expenses as set forth above in subsection (e) of this Section, the Indemnitor further agrees to reimburse each Union Indemnified Person for all such expenses (including reasonable attorneys' fees, disbursements and other charges) as they are incurred by such Union Indemnified Person, provided, however, that if a Union Indemnified Person is reimbursed hereunder for any such expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined, not subject to further appeal, that the Union Indemnified Person is not entitled to indemnification by reason of the proviso clause in the first sentence or the last sentence of subsection (e) of this Section. The Company shall not be required to reimburse any Union Indemnified Person for the reasonable attorney's fees, disbursements or other charges of more than one counsel (plus local counsel, if appropriate), or of more than one counsel (plus local counsel, if appropriate) for any one Union (together with Union Indemnified Persons who are controlling persons, directors, officers, partners, affiliates, agents, representatives, advisors and employees of such Union) who can be represented by common counsel so long as no conflict of interest or different or additional colorable defenses are reasonably believed by such Indemnified Persons to exist between or among them relative to the claims asserted.

                                      A40

  (g) Promptly after receipt by a Union Indemnified Person of notice of any claim or the commencement of any action, proceeding or investigation in respect of which indemnity or reimbursement may be sought as provided in this Section, such Union Indemnified Person will notify the Indemnitor in writing of the receipt or commencement thereof, but the failure to so notify shall not relieve the Indemnitor from any obligation or liability which it may have pursuant to this Section or otherwise except to the extent that the Indemnitor is materially prejudiced thereby. In case any such action, proceeding or investigation is brought or threatened against a Union Indemnified Person, the Indemnitor will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel selected by the Indemnitor and approved by the Union Indemnified Person (such approval not to be unreasonably withheld). After notice from the Indemnitor to such Union Indemnified Person of its election to assume the defense thereof, the Indemnitor will not be liable to such Union Indemnified Person for any legal expense subsequently incurred for services rendered by any other counsel retained by such Union Indemnified Person in connection with the defense unless such Union Indemnified Person, in the opinion of its counsel, has colorable defenses which are different from or in addition to defenses available to the Indemnitor or the Indemnitor has an interest which conflicts with the interests of such Union Indemnified Person and which makes separate representation advisable, in which event all legal expenses of such Union Indemnified Person (subject to the last sentence of subsection (f) above) shall continue to be paid by the Indemnitor. Notwithstanding Section 10.4(f), the indemnification provided for in this Section 10.4 shall include reimbursement for all expenses (including reasonable attorneys' fees, disbursements and other charges) incurred by Union Indemnified Persons to enforce their rights under this
Section 10.4. The Indemnitor shall not settle any action, claim, proceeding or investigation which is the subject of this Section 10.4 without the prior written approval of the Union Indemnified Person (such approval not to be unreasonably withheld), unless such settlement involves solely the payment of money and the Indemnitor is not contesting any right of a Union Indemnified Person to receive indemnification hereunder. References to Union Indemnified Persons shall in all cases include the controlling persons, directors, officers, affiliates, agents, representatives, advisors and employees of each Union Indemnified Person.

  (h) If the indemnification provided for in this Section 10.4 is finally judicially determined, not subject to further appeal, to be unavailable to a Union Indemnified Person, then the Indemnitor shall, in lieu of indemnifying such Union Indemnified Person, contribute to the amount paid or payable in respect of any Liability by such Union Indemnified Person in such proportion as shall be fair and equitable after taking into account the relative benefits received by the parties, the relative fault of the parties and such other equitable considerations as any court of competent jurisdiction shall determine. For purposes of the preceding sentence, the benefits received by a Union Indemnified Person that is an advisor shall not be deemed to exceed the amount of fees payable to such Union Indemnified Person. The rights accorded to the Indemnified Persons under this Section 10.4 shall be in addition to any rights that any Union Indemnified Person may have at common law, by separate agreement or otherwise.

  (i) All rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its Subsidiaries (collectively, the "Company Indemnified Persons") as provided in the Company's Certificate of Incorporation or By-laws or other agreements or arrangements, or articles of incorporation or by-laws (or similar documents) or other agreements or arrangements of any Subsidiary as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the Effective Time and shall continue in full force and effect. In addition, the Company shall provide, for a period of not less than six years following the Effective Time, for directors' and officers' liability insurance for the benefit of directors and officers of the Company immediately prior to the Effective Time with respect to matters occurring at or prior to the Effective Time by electing, in its sole discretion, one of the two alternatives set forth below (which election shall be reported to the Unions prior to the Effective Time): (i) maintain for a period of not less than six years following the Effective Time, the current policies of directors' and officers' liability insurance with respect to matters occurring at or prior to the Effective Time, provided that in satisfying its obligation under this clause (i), the Company shall not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid for the policy

                                      A41
year ending during calendar year 1994, which amount has been disclosed to the Unions or (ii) purchase, prior to the Effective Time, run-off coverage for the benefit of directors and officers of the Company immediately prior to the Effective Time for matters occurring at or prior to the Effective Time, which coverage shall provide for a separate insurance pool for such directors and officers of at least $75 million in coverage, provided, that in satisfying the obligations under this clause (ii), the Company shall not pay in excess of an amount set forth in a letter previously delivered by the Company to counsel to the Unions. The Company shall also maintain for a period of not less than six years following the Effective Time, the current fiduciaries' liability insurance with respect to matters occurring at or prior to the Effective Time.

  Section 10.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto. In the event the Company or any of its successors, transferees or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties or assets to any transferee or (iii) engages in any similar transaction with any person, then, as a condition to the consummation of such transaction, proper provision shall be made so the successor, transferee or assignee of the Company pursuant to such transaction assumes the obligations of the Company set forth in each of the Express Agreements.

  Section 10.6 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of laws principles thereof. The parties agree that this Agreement (including the Schedules and other attachments hereto), other than Schedules 1.6(a)(i), 1.6(a)(ii), 1.6(a)(iii), 1.6(a)(iv), 5.8(i) and 5.8(ii) (to the
extent such Schedules relate to employees of the Company and its Subsidiaries represented by the Unions), shall not be subject to the jurisdiction of any System Board of Adjustment under the Railway Labor Act.

  Section 10.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

  Section 10.8 Parties in Interest. This Agreement shall be binding upon and inure solely, other than the provisions of Section 10.4, to the benefit of the parties hereto, and, except for the Express Agreements, nothing in the Agreement, express or implied, is intended to confer upon any other person any rights, benefits or remedies. With respect to the Express Agreements, the agreements set forth in the following Sections are for the benefit of, and may be enforced by, the following parties: Sections 1.2, 1.3, 1.5, 6.3 and 6.4: the holders of New Shares; Section 1.7: holders of Options; Section 1.8: holders of Company Convertible Securities; Sections 2.3 (other than the last sentence thereof) and 5.11: officers and directors of the Company prior to the Effective Time; the first sentence of Section 5.8(b): the ESOP Trustee; the first sentence of Section 5.10: Gerald Greenwald; Section 10.4(c)-(h): Union Indemnified Persons; and Section 10.4(i): Company Indemnified Persons.

  Section 10.9 Specific Performance. Prior to the Effective Time or the termination of this Agreement, the parties agree that in the event a Willful Breach is established by a court of competent jurisdiction, the other parties hereto shall be entitled to specific performance of the terms hereof which were the subject of such Willful Breach; provided, however, in no event shall such remedy of specific performance in any way extend or modify the Outside Termination Date. The parties acknowledge that in the event of a Willful Breach, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. No other remedy shall be available prior to the Effective Time or the termination of this Agreement except that the remedy of damages shall be available if such remedy (including the amount of damages) would be available after termination pursuant to the terms of
Section 9.3 hereof.

                                      A42

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                UAL CORPORATION

  The present name of the corporation is UAL Corporation (the "Corporation"). The Corporation was incorporated under the name of UAL, Inc., the original Certificate of Incorporation having been filed with the Secretary of State of the State of Delaware on December 30, 1968. This Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation's Certificate of Incorporation as heretofore amended, restated or supplemented, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

  FIRST. The name of the Corporation is UAL CORPORATION

  SECOND. The registered office of the Corporation in the State of Delaware is located at 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name and address of its registered agent is The Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, Delaware 19901.

  THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

  FOURTH. The total number of shares of capital stock of all classes of which the Corporation shall have authority to issue is 191,100,022, divided into eleven (11) classes, as follows: 16,000,000 shares of Preferred Stock, without par value (hereinafter referred to as "Serial Preferred Stock"), 25,000,000 shares of Class 1 ESOP Convertible Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class 1 ESOP Convertible Preferred Stock"), 25,000,000 shares of Class 2 ESOP Convertible Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class 2 ESOP Convertible Preferred Stock"), 11,600,000 shares of Class P ESOP Voting Junior Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class P Voting Preferred Stock"), 9,300,000 shares of Class M ESOP Voting Junior Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class M Voting Preferred Stock"), 4,200,000 shares of Class S ESOP Voting Junior Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class S Voting Preferred Stock"), one (1) share of Class Pilot MEC Junior Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class Pilot MEC Preferred Stock"), one (1) share of Class IAM Junior Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class IAM Preferred Stock"), ten (10) shares of Class SAM Junior Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class SAM Preferred Stock"), ten (10) shares of Class I Junior Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class I Preferred Stock" and, together with the Serial Preferred Stock, the Class 1 ESOP Convertible Preferred Stock, the Class 2 ESOP Convertible Preferred Stock, the Class P Voting Preferred Stock, the Class M Voting Preferred Stock, the Class S Voting Preferred Stock, the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock, and the Class SAM Preferred Stock, collectively, as "Preferred Stock") and 100,000,000 shares of Common Stock, of the par value of $0.01 per share (hereinafter referred to as "Common Stock").

                                     PART I

                             Serial Preferred Stock

  The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issue of Serial Preferred Stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of each such series. The authority of the Board of Directors with respect to each such series shall include a determination of the following (which may vary as between the different series of Serial Preferred Stock):

    (a) The number of shares constituting the series and the distinctive designation of the series;

    (b) The dividend rate on the shares of the series, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of dividends thereon;

    (c) Whether or not the shares of the series are redeemable and, if redeemable, the time or times during which they shall be redeemable and the amount per share payable on redemption thereof, which amount may, but need not, vary according to the time and circumstances of such redemption;

    (d) The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of the Corporation, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

    (e) Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by the Corporation of the shares of the series;

    (f) The right, if any, to exchange or convert shares of the series into other securities or property, and the rate or basis, time, manner and condition of exchange or conversion;

    (g) The voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by law; and

    (h) Any other term, condition or provision with respect to the series not inconsistent with the provisions of this Article Fourth or any resolution adopted by the Board of Directors pursuant thereto.

A. DESIGNATION, PREFERENCES AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

  Unless otherwise indicated, any reference in this Article FOURTH, Part I.A to "Section", "Subsection", "paragraph", "subparagraph" or "clause" shall refer to a Section, Subsection, paragraph, subparagraph or clause of this Article FOURTH, Part I.A.

  Section 1. Number of Shares and Designations. Six million (6,000,000) shares of the Serial Preferred Stock, without par value, of the Corporation are constituted as a series thereof designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock").

  Section 2. Definitions. For purposes of the Series A Preferred Stock, the following terms shall have the meanings indicated:

  2.1 "Accrued Dividends" shall have the meaning set forth in Section 4.1 hereof.

  2.2 "Aggregate Involuntary Liquidation Amount" shall mean the limitation on the aggregate amount payable upon an involuntary liquidation, dissolution or winding up in respect of all shares of Serial Preferred Stock outstanding at any one time contained in Article FOURTH, Part I, paragraph (h) of the Corporation's Restated Certificate of Incorporation, as the same may be increased or eliminated from time to time.*

- --------
 * Article FOURTH, Part I, paragraph (h) was amended, and the limitation on amounts payable upon an involuntary liquidation was repealed, pursuant to a Certificate of Amendment dated May 6, 1993.

                                       B2

  2.3 "Board of Directors" shall mean the board of directors of the Corporation or any committee authorized by such board of directors to perform any of its responsibilities with respect to the Series A Preferred Stock.

  2.4 "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

  2.5 "Common Stock" shall mean the common stock of the Corporation, par value $5.00 per share.*

  2.6 "Constituent Person" shall have the meaning set forth in Section 7.5 hereof.

  2.7 "Conversion Price" shall mean the conversion price per share of Common Stock for which the Series A Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 7. The initial conversion price will be $156.50.

  2.8 "Current Market Price" of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted for trading on the New York Stock Exchange ("NYSE"), on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors.

  2.9 "Dividend Payment Date" shall mean May 1, August 1, November 1 and February 1 in each year, commencing on May 1, 1993; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

  2.10 "Dividend Periods" shall mean quarterly dividend periods commencing on May 1, August 1, November 1 and February 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include April 30, 1993).

  2.11 "Fair Market Value" shall mean the average of the daily Current Market Prices of a share of Common Stock during the five (5) consecutive Trading Days selected by the Corporation commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. The term " "ex' date," when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

- --------
* The Common Stock, par value $5.00 per share, was reclassified pursuant to the Agreement and Plan of Recapitalization dated as of March 25, 1994, among the Corporation, the Air Line Pilots Association, International and the International Association of Machinists and Aerospace Workers, as amended from time to time, a copy of which is on file in the office of the Secretary of the Corporation, and this Restated Certificate.

                                       B3

  2.12 "Involuntary Liquidation Preference" shall have the meaning set forth in
Section 4.1 hereof.

  2.13 "Issue Date" shall mean the first date on which shares of Series A Preferred Stock are issued and sold.

  2.14 "Junior Stock" shall mean the Common Stock, the Series C Preferred Stock and any other class or series of shares of the Corporation over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the
Corporation. The Common Stock shall be deemed Junior Stock notwithstanding that it may participate in distributions upon an involuntary liquidation, dissolution or winding up without the Series A Preferred Stock receiving the Voluntary Liquidation Preference.

  2.15 "non-electing share" shall have the meaning set forth in Section 7.5 hereof.

  2.16 "Person" shall mean any individual, firm, partnership, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

  2.17 "Redemption Date" shall have the meaning set forth in Section 5.3 hereof.

  2.18 "Restated Certificate" or "Certificate of Incorporation" shall mean the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

  2.19 "Rights" shall mean the rights of the Corporation which are issuable under the Corporation's Rights Agreement dated as of December 11, 1986, and as amended from time to time, or rights to purchase any capital stock of the Corporation under any successor shareholder rights plan or plans adopted in replacement of the Corporation's Rights Agreement.

  2.20 "Securities" shall have the meaning set forth in Section 7.4(c) hereof.

  2.21 "Series A Preferred Stock" shall have the meaning set forth in Section 1 hereof.

  2.22 "Series C Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series C Junior Participating Preferred Stock in Article FOURTH, Part I.B of this Certificate.

  2.23 "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of stock ranking on a parity with the Series A Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series A Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

  2.24 "Stated Value" shall have the meaning set forth in Section 4.1 hereof.

  2.25 "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the National Market System of the NASDAQ, or if such securities are not quoted on such National Market System, in the applicable securities market in which the securities are traded.

  2.26 "Transaction" shall have the meaning set forth in Section 7.5 hereof.

  2.27 "Transfer Agent" means First Chicago Trust Company of New York or such other agent or agents of the Corporation as may be designated by the Board of Directors as the transfer agent for the Series A Preferred Stock.

                                       B4

  2.28 "Voluntary Liquidation Preference" shall have the meaning set forth in
Section 4.1 hereof.

  Section 3. Dividends.

  3.1 The holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available for that purpose, dividends payable in cash at the rate per annum of $6.25 per share of Series A Preferred Stock. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be assets of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates, commencing on May 1, 1993. Each such dividend shall be payable in arrears to the holders of record of shares of the Series A Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, which shall not be more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors or a duly authorized committee thereof. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

  3.2 The amount of dividends payable for each full Dividend Period for the Series A Preferred Stock shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series A Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

  3.3 So long as any shares of the Series A Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to dividends and amounts distributable upon liquidation, dissolution or winding up, on a parity with the Series A Preferred Stock, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of parity stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series A Preferred Stock and all dividends declared upon any other class or series of stock ranking on a parity as to dividends and amounts distributable upon liquidation, dissolution or winding up shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and accumulated and unpaid on such parity stock.

  3.4 So long as any shares of the Series A Preferred Stock are outstanding, no dividends (other than (i) the Rights and (ii) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Stock, nor shall any Junior Stock or any series of stock of the Corporation ranking, as to dividends and amounts distributable upon liquidation, dissolution or winding up, on a parity with Series A Preferred Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Stock), unless in each case the full cumulative dividends on all outstanding shares of the Series A Preferred Stock and any other stock of the Corporation ranking on a parity with the Series A Preferred Stock, as to dividends and amounts distributable upon liquidation, dissolution or winding up shall have been paid or set apart for payment for all past Dividend

                                       B5

Periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such parity stock.

  Section 4. Payments upon Liquidation.

  4.1 In the event of any voluntary liquidation, dissolution or winding up of the Corporation before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of the shares of Series A Preferred Stock shall be entitled to receive One Hundred Dollars ($100) per share of Series A Preferred Stock (the "Stated Value") plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the "Voluntary Liquidation Preference"); but such holders shall not be entitled to any further payment. In the event of any involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of the shares of Series A Preferred Stock shall be entitled to receive an amount per share of Series A Preferred Stock (the "Involuntary Liquidation Preference") equal to the Voluntary Liquidation Preference or, in the event the Corporation's Restated Certificate of Incorporation contains an Aggregate Involuntary Liquidation Amount, the lesser of (i) the Voluntary Liquidation Preference or (ii) an amount equal to the product of (a) the Voluntary Liquidation Preference and (b) a fraction, the numerator of which is the Aggregate Involuntary Liquidation Amount less the aggregate maximum amounts distributable upon liquidation of all classes or series of stock of the Corporation ranking, as to dividends and amounts distributable upon liquidation, dissolution or winding up, prior to the Series A Preferred Stock and the denominator of which is the aggregate amount of the voluntary liquidation preference (including accrued dividends) of all shares of the Series A Preferred Stock and any other stock of the Corporation ranking, as to dividends and amounts distributable upon liquidation, dissolution or winding up, on a parity with the Series A Preferred Stock; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full the Voluntary Liquidation Preference or the Involuntary Liquidation Preference, as the case may be, and the liquidation preference on all other shares of any class or series of stock ranking, as to dividends and amounts distributable upon liquidation, dissolution or winding up, on a parity with the Series A Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, or
(ii) a sale or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

  4.2 Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Series A Preferred Stock as to dividends and amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of the Series A Preferred Stock, as and to the fullest extent provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock shall not be entitled to share therein.

  Section 5. Redemption at the Option of the Corporation.

  5.1 The shares of Series A Preferred Stock will be redeemable at the option of the Corporation by resolution of its Board of Directors, in whole, or, from time to time, in part, at any time on or after May 1, 1996, at the following redemption prices per share, if redeemed during the twelve-month period beginning

                                       B6

May 1 of the year indicated below, plus, in each case, all dividends accrued and unpaid on the shares of Series A Preferred Stock up to the date fixed for the redemption, upon giving notice as provided hereinbelow:

                                                                         PRICE
                                                                        --------
   1996................................................................ $104.375
   1997................................................................  103.750
   1998................................................................  103.125
   1999................................................................  102.500
   2000................................................................  101.875
   2001................................................................  101.250
   2002................................................................  100.625
   2003 and thereafter.................................................  100.000

  5.2 If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined pro rata or by lot or in such other manner and subject to such regulations as the Board of Directors in its sole discretion shall prescribe.

  5.3 At least 30 days, but not more than 60 days, prior to the date fixed for the redemption of shares of Series A Preferred Stock, a written notice shall be mailed in a postage prepaid envelope to each holder of record of the shares of Series A Preferred Stock to be redeemed, addressed to such holder at his post office address as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (the "Redemption Date"), and calling upon such holder to surrender to the Corporation, on the Redemption Date at the place designated in such notice, his certificate or certificates representing the number of shares specified in such notice of redemption.

  On or after the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

  From and after the Redemption Date (unless default shall be made by the Corporation in payment of the redemption price), all dividends on the shares of Series A Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price of such shares (including all accrued and unpaid dividends up to the Redemption Date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to the Redemption Date, may deposit the redemption price (including all accrued and unpaid dividends up to the Redemption Date) of shares of Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $50,000,000) in the Borough of Manhattan, City and State of New York, or in any other city in which the Corporation at the time shall maintain a transfer agency with respect to such shares, in which case the aforesaid notice to holders of shares of Series A Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the redemption price, and shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the redemption price (including all accrued and unpaid dividends up to the Redemption Date). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any moneys so deposited which shall remain unclaimed by the holders of

                                       B7
such shares of Series A Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.

  If a notice of redemption has been given pursuant to this Section 5 and any holder of shares of Series A Preferred Stock shall, prior to the close of business on the day preceding the Redemption Date, give written notice to the Corporation pursuant to Section 7 below of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation, and any necessary transfer tax payment, as required by Section 7 below), then such redemption shall not become effective as to such shares to be converted, such conversion shall become effective as provided in Section 7 below, and any moneys set aside by the Corporation for the redemption of such shares of converted Series A Preferred Stock shall revert to the general funds of the Corporation.

  Section 6. Shares to be Retired. All shares of Series A Preferred Stock which shall have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares which are held as treasury shares) shall be restored to the status of authorized but unissued shares of Serial Preferred Stock, without designation as to series.

  Section 7. Conversion. Holders of shares of Series A Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

  7.1 Subject to and upon compliance with the provisions of this Section 7, a holder of shares of Series A Preferred Stock shall have the right, at his or her option, at any time after 40 days after the Issue Date, to convert such shares into the number of fully paid and nonassessable shares of Common Stock obtained by dividing the aggregate Stated Value of such shares by the Conversion Price (as in effect on the date provided for in the last paragraph of Section 7.2) by surrendering such shares to be converted, such surrender to be made in the manner provided in Section 7.2; provided, however, that the right to convert shares called for redemption pursuant to Section 5 shall terminate at the close of business on the day preceding the Redemption Date, unless the Corporation shall default in making payment of the cash payable upon such redemption under Section 5 hereof. Certificates will be issued for the remaining shares of Series A Preferred Stock in any case in which fewer than all of the shares of Series A Preferred Stock represented by a certificate are converted.

  7.2 In order to exercise the conversion right, the holder of shares of Series A Preferred Stock to be converted shall surrender the certificate or certificates representing such shares, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent in the Borough of Manhattan, City of New York, accompanied by written notice to the Corporation that the holder thereof elects to convert Series A Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series A Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

  Holders of shares of Series A Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. However, shares of Series A Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of a notice of redemption with respect to a Redemption Date during such period, which shall be entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of shares of Series A Preferred Stock on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such Dividend Payment Date will receive the dividend payable by the Corporation on such shares

                                       B8
of Series A Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

  As promptly as practicable after the surrender of certificates for shares of Series A Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with provisions of this Section 7, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 7.3.

  Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock shall have been surrendered and such notice (and if applicable, payment of an amount equal to the dividend payable on such shares) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered and such notice received by the Corporation.

  7.3 No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series A Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

  7.4 The Conversion Price shall be adjusted from time to time as follows:

    (a) If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its capital stock in shares of its Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Price in effect at the opening of business on the day next following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (a) shall become effective immediately after the opening of business on the day next following the record date (except as provided in Section 7.8 below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

    (b) If the Corporation shall issue after the Issue Date rights or warrants (in each case, other than the Rights) to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less

                                       B9
  than the Fair Market Value per share of Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the opening of business on the day next following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of shares that the aggregate proceeds to the Corporation from the exercise of such rights or warrants for Common Stock would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in Section 7.8 below). In determining whether any rights or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than such Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors.

    (c) If the Corporation shall distribute to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets (excluding cash dividends or distributions paid from profits or surplus of the Corporation) or rights or warrants (in each case, other than the Rights) to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Stock entitling them for a period expiring within 45 days after the record date referred to in subparagraph (b) above to subscribe for or purchase Common Stock, which rights and warrants are referred to in and treated under subparagraph (b) above (any of the foregoing being hereinafter in this subparagraph (c) called the "Securities"), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by (II) a fraction, the numerator of which shall be the Fair Market Value per share of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Fair Market Value per share of the Common Stock on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in Section 7.8 below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this clause (c), the distribution of a Security, which is distributed not only to the holders of the Common Stock on the date fixed for the determination of stockholders entitled to such distribution of such security, but also is distributed with each share of Common Stock delivered to a person converting a share of Series A Preferred Stock after such determination date, shall not require an adjustment of the Conversion Price pursuant to this clause (c); provided that on the date, if any, on which a Person converting a share of Series A Preferred Stock would no longer be entitled to receive such Security with a share of Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this clause (c) (and such day shall be deemed to be "the date fixed for the determination of the stockholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

    (d) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this subparagraph

                                      B10

  (d)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends on securities of the Corporation. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest 1/10 of a share (with .05 of a share being rounded upward), as the case may be. Anything in this Section
  7.4 to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this Section 7.4, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable.

  7.5 If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any transaction as to which Section 7.4(a) applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be ("Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock of the Corporation held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this Section 7.5 the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each non-electing share shall be deemed to be the kind and amount so receivable per share by the plurality of the non-electing shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 7.5 and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Stock that will contain provisions enabling the holders of the Series A Preferred Stock that remains outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this
Section 7.5 shall similarly apply to successive Transactions.

  7.6 If:

    (a) the Corporation shall declare a dividend (or any other distribution) on the Common Stock (other than in cash out of profits or surplus and other than the Rights); or

    (b) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants (other than the Rights) to subscribe for or purchase any shares of any class or any other rights or warrants (other than the Rights); or

    (c) there shall be any reclassification of the Common Stock (other than an event to which Section 7.4(a) applies) or any consolidation or merger to which the Corporation is a party and for which approval

                                      B11
  of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

    (d) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of shares of the Series A Preferred Stock at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

  7.7 Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be prima facie evidence of the correctness of such adjustment. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series A Preferred Stock at such holder's last address as shown on the stock records of the Corporation.

  7.8 In any case in which Section 7.4 provides that an adjustment shall become effective on the day next following a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fraction pursuant to Section 7.3.

  7.9 For purposes of this Section 7, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation. The Corporation shall not pay a dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

  7.10 There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 7, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

  7.11 If the Corporation shall take any action affecting the Common Stock, other than action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the shares of Series A Preferred Stock, the Conversion Price for the Series A Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.


                                      B12

  7.12 The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Preferred Stock not theretofore converted. For purposes of this Section 7.12, the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

  The Corporation covenants that any shares of Common Stock issued upon conversion of the Series A Preferred Stock shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the shares of Common Stock deliverable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

  The Corporation shall endeavor to list the shares of Common Stock required to be delivered upon conversion of the Series A Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

  Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

  7.13 The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Series A Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting any issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

  Section 8. Ranking. Any class or series of stock of the Corporation shall be deemed to rank:

    (A) prior to the Series A Preferred Stock, as to the payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of Series A Preferred Stock;

    (B) on a parity with the Series A Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock if the holders of such class of stock or series and the Series A Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other; and

    (C) junior to the Series A Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Stock or Series C Preferred Stock or if the holders of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such stock or series. Common Stock shall be deemed junior to the Series A Preferred Stock notwithstanding that it may participate in distributions upon an involuntary

                                      B13
  liquidation, dissolution or winding up without the Series A Preferred Stock receiving the Voluntary Liquidation Preference.

  Section 9. Voting.

  9.1 Unless the affirmative vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66 2/3% of all of the outstanding shares of Series A Preferred Stock and all other affected series of Serial Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends and amounts distributable upon liquidation, dissolution and winding up, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose, at which the holders of shares of Series A Preferred Stock and such other series of Serial Preferred Stock shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designations, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) which would materially adversely affect the preferences, rights, powers or privileges of the Series A Preferred Stock; provided, however, that the amendment of the provisions of this Restated Certificate so as to authorize or create, or to increase the authorized amount of, any Junior Stock or any shares of any class ranking on a parity with the Series A Preferred Stock shall not be deemed to materially adversely affect the preferences, rights, powers or privileges of Series A Preferred Stock; and provided, further, that the amendment of the provisions of the Restated Certificate of Incorporation so as to increase or eliminate the Aggregate Involuntary Liquidation Amount shall not be deemed to materially adversely affect the preferences, rights, powers or privileges of Series A Preferred Stock.

  9.2 Unless the affirmative vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66 2/3% of all of the outstanding shares of Series A Preferred Stock and all other series of Serial Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends and amounts distributable upon liquidation, dissolution or winding up, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of Series A Preferred Stock and such other series of Serial Preferred Stock shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting or validating the creation, authorization or issue of any shares of any class of stock of the Corporation ranking prior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, or the reclassification of any authorized stock of the Corporation into any such prior shares, or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any such prior shares.

  9.3 If at the time of any annual meeting of stockholders for the election of directors a default in preference dividends (as defined below) on the Series A Preferred Stock and any other series of Serial Preferred Stock with respect to which such a default exists shall exist, the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Series A Preferred Stock and such other series shall have the right at such meeting, voting together as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships. Such right shall continue until there are no dividends in arrears upon the Serial Preferred Stock. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding shares of Serial Preferred Stock, voting together as a single class without regard to series, at a meeting of the stockholders, or of the holders of shares of Serial Preferred Stock as to which a default exists, called for the purpose. So long as a default in any preference dividends on the Serial Preferred Stock shall exist, (a) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (b)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and
(b) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding shares of Serial Preferred Stock as to which a default exists, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall

                                      B14
be deemed, for all purposes hereof, to be a Preferred Director. Whenever a default in preference dividends shall no longer exist, the term of office of each Preferred Director shall terminate and the number of directors constituting the Board of Directors of the Corporation shall be reduced by two. For the purposes hereof, a "default in preference dividends" on any series of Serial Preferred Stock shall be deemed to exist whenever the equivalent of six quarterly dividends have not been declared and paid or set apart for payment, whether or not consecutive, and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all accrued dividends on all shares of Serial Preferred Stock of each and every series then outstanding shall have been declared and paid or set apart for payment to the end of the last preceding dividend period.

  For purposes of the foregoing provisions of this Section 9, each share of Series A Preferred Stock shall have one (1) vote per share. Except as otherwise required by applicable law or as set forth herein, the shares of Series A Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

  Section 10. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

B. DESIGNATION, PREFERENCES AND RIGHTS OF SERIES B PREFERRED STOCK

  Unless otherwise indicated, any reference in this Article FOURTH, Part I.B to "Section", "Subsection", "paragraph", "subparagraph" or "clause" shall refer to a Section, Subsection, paragraph, subparagraph or clause of this Article FOURTH, Part I.B.

  Section 1. Number of Shares and Designations. Fifty thousand (50,000) shares of the Serial Preferred Stock, without par value, of the Corporation are hereby constituted as a series designated as Series B Preferred Stock (the "Series B Preferred Stock").

  Section 2. Definitions. For purposes of the Series B Preferred Stock, the following terms shall have the meanings indicated:

  2.1 "Board of Directors" shall mean the board of directors of the Corporation or any committee of such board of directors authorized to perform any of its responsibilities with respect to the Series B Preferred Stock.

  2.2 "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

  2.3 "Common Stock" shall mean the common stock of the Corporation, par value $0.01 per share.

  2.4 "default in preference dividends" shall have the meaning set forth in
Section 8.3 hereof.

  2.5 "Dividend Payment Date" shall mean    ,    ,    ,    *, in each year,
commencing on **, 1994; provided that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

  2.6 "Dividend Periods" shall mean quarterly dividend periods commencing on
   ,    ,    ,    * of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include ***, 1994.)

  2.7 "Issue Date" shall mean the first date on which shares of Series B Preferred Stock are issued.
- --------
  * To be determined in accordance with Section 1.4(f) of the Recapitalization Agreement.
 ** To be the first Dividend Payment Date following the Effective Time.
*** To be the day before the first Dividend Payment Date.

                                      B15

  2.8 "Liquidation Preference" shall have the meaning set forth in Section 4.1 hereof.

  2.9 "Preferred Director" shall mean any director of the Corporation elected or appointed pursuant to Section 8.3 hereof.

  2.10 "Redemption Date" shall have the meaning set forth in Section 5.3 hereof.

  2.11 "Restated Certificate" shall mean this Restated Certificate of Incorporation of the Corporation, as amended from time to time.

  2.12 "Rights" shall mean the rights of the Corporation that are issuable under the Corporation's Rights Agreement dated as of December 11, 1986, and as amended from time to time, or rights to purchase any capital stock of the Corporation under any successor shareholder rights plan or plans adopted in replacement of the Corporation's Rights Agreement.

  2.13 "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided that if any funds for any class or series of stock ranking on a parity with or junior to the Series B Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series B Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

  2.14 "Transfer Agent" means the Corporation or such agent or agents of the Corporation as may be designated by the Board of Directors as the transfer agent for the Series B Preferred Stock.

  Section 3. Dividends.

  3.1 The holders of shares of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available for that purpose, dividends payable in cash at the rate per
annum of $   per share of Series B Preferred Stock. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be assets of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates, commencing on *, 1994. Each such dividend shall be payable in arrears to the holders of record of shares of the Series B Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, which shall not be more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors or a duly authorized committee thereof. [The record dates for the payment of dividends payable on the Dividend Payment Dates with respect to the Series B Preferred Stock shall be the same as the record dates for the payment of dividends payable on dividend payment dates with respect to the Series A Convertible Preferred Stock as provided in Article FOURTH, Part I.A, Section 3.1 of this Restated Certificate.]** Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. [Each share of Series B Preferred Stock issued after the Issue Date (whether issued upon transfer of or in exchange for an outstanding share of Series B Preferred Stock or issued for any other reason) shall be entitled to receive, when, as and if declared by the Board of Directors, dividends as provided by the foregoing provisions of this Section 3.1 with respect to each Dividend Period, starting with the Issue Date, for which full dividends have not been paid prior to the date upon which such share of Series B Preferred Stock was issued, provided that if any share of Series B Preferred Stock is issued after the record date with respect to any dividend payment and before such dividend is paid, then such newly issued share of Series B Preferred Stock shall not be entitled to receive the dividend paid to holders of Series B Preferred Stock as of such record date.]**
- --------
 * To be the first Dividend Payment Date following the Effective Time.
** Bracketed material to be deleted if UAL Preferred Offering is consummated.

                                      B16

  3.2 The amount of dividends payable for each full Dividend Period for the Series B Preferred Stock shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series B Preferred Stock shall be computed on the basis of twelve-30-day months and a 360-day year. Holders of shares of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series B Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

  3.3 So long as any shares of the Series B Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to dividends and amounts distributable upon liquidation, dissolution or winding up, on a parity with the Series B Preferred Stock, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of parity stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series B Preferred Stock and all dividends declared upon any other class or series of stock ranking on a parity as to dividends and amounts distributable upon liquidation, dissolution or winding up shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series B Preferred Stock and accumulated and unpaid on such parity stock.

  3.4 So long as any shares of the Series B Preferred Stock are outstanding, no dividends (other than (i) the Rights and (ii) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class or series of stock of the Corporation that is junior to the Series B Preferred Stock as to the payment of dividends and as to distributions upon liquidation, dissolution or winding up of the Corporation) shall be declared or paid or set apart for payment or other distribution declared or made upon any class or series of stock of the Corporation that is junior to the Series B Preferred Stock as to the payment of dividends, nor shall any class or series of stock of the Corporation ranking, as to dividends and amounts distributable upon liquidation, dissolution or winding up, on a parity with or junior to the Series B Preferred Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for any class or series of stock of the Corporation that is junior to the Series B Preferred Stock as to payment of dividends and as to distributions upon liquidation, dissolution or winding-up of the Corporation), unless in each case the full cumulative dividends on all outstanding shares of the Series B Preferred Stock and any other stock of the Corporation ranking on a parity with the Series B Preferred Stock, as to dividends and amounts distributable upon liquidation, dissolution or winding up shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series B Preferred Stock and all past dividend periods with respect to such parity stock.

  Section 4. Payments upon Liquidation.

  4.1 In the event of any liquidation, dissolution or winding up of the Corporation before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any class or series of stock of the Corporation that ranks junior to the Series B Preferred Stock as to the receipt of amounts distributable upon liquidation, dissolution or winding up of the Corporation, the holders of the shares of Series B Preferred Stock shall be entitled to receive Twenty-Five Thousand Dollars ($25,000) per share of Series B Preferred Stock plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the "Liquidation Preference"); but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable

                                      B17
among the holders of the shares of Series B Preferred Stock shall be insufficient to pay in full the Liquidation Preference and the liquidation preference on all other shares of any class or series of stock ranking, as to dividends and amounts distributable upon liquidation, dissolution or winding up, on a parity with the Series B Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series B Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such shares of Series B Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, neither (i) a consolidation or merger of the Corporation with or into one or more corporations nor (ii) a sale, lease, exchange or transfer of all or substantially all of the Corporation's assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

  4.2 Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Series B Preferred Stock as to dividends and amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of the Series B Preferred Stock, as and to the fullest extent provided in this Section 4, any other class or series of stock of the Corporation that ranks junior to the Series B Preferred Stock as to amounts distributable upon dissolution, liquidation or winding up of the Corporation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

  Section 5. Redemption at the Option of the Corporation.

  5.1 The shares of Series B Preferred Stock shall be redeemable at the option of the Corporation by resolution of its Board of Directors, in whole, or, from time to time, in part, at any time on or after [ , 2004,]* at the redemption price of $25,000.00 per share plus all dividends accrued and unpaid on the shares of Series B Preferred Stock up to the date fixed for the redemption, upon giving notice as provided herein below.

  5.2 If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined pro rata or by lot or in such other manner and subject to such regulations as the Board of Directors in its sole discretion shall prescribe.

  5.3 At least 30 days, but not more than 60 days, prior to the date fixed for the redemption of shares of Series B Preferred Stock, a written notice shall be mailed in a postage prepaid envelope to each holder of record of the shares of Series B Preferred Stock to be redeemed, addressed to such holder at his post office address as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (the "Redemption Date") and calling upon such holder to surrender to the Corporation, on the Redemption Date at the place designated in such notice, the certificate or certificates representing the number of shares specified in such notice of redemption. On or after the Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed shall present and surrender such certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the shares not redeemed.

  From and after the Redemption Date (unless default shall be made by the Corporation in payment of the redemption price), all dividends on the shares of Series B Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price of such shares (including all accrued and unpaid dividends up to the Redemption Date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose

  *If the Underwriting Alternative with respect to the Depositary Shares is not consummated, change to "fifth anniversary of the Issue Date."

                                      B18
whatsoever. At its election, the Corporation, prior to the Redemption Date, may deposit the redemption price (including all accrued and unpaid dividends up to the Redemption Date) of shares of Series B Preferred Stock called for redemption in trust for the holders thereof with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $50,000,000) in the Borough of Manhattan, City and State of New York, or in any other city in which the Corporation at the time shall maintain a transfer agency with respect to such shares, in which case the aforesaid notice to holders of shares of Series B Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the redemption price, and shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any moneys so deposited that shall remain unclaimed by the holders of such shares of Series B Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.

  Section 6. Shares to be Retired.

  All shares of Series B Preferred Stock that have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares that are held as treasury shares) shall be restored to the status of authorized but unissued shares of Serial Preferred Stock, without designation as to series.

  Section 7. Ranking.

  7.1 Any class or series of stock of the Corporation shall be deemed to rank:

    (a) prior to the Series B Preferred Stock, as to the payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of Series B Preferred Stock;

    (b) on a parity with the Series B Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Stock, if the holders of such class of stock or series and the Series B Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other; and

    (c) junior to the Series B Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of Series B Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series.

  7.2 The Series A Convertible Preferred Stock and the Series D Redeemable Preferred Stock shall each be deemed to rank on a parity with the Series B Preferred Stock. The Class 1 ESOP Convertible Preferred Stock, the Class 2 ESOP Convertible Preferred Stock, the Class M ESOP Voting Junior Preferred Stock, the Class P ESOP Voting Junior Preferred Stock, the Class S ESOP Voting Junior Preferred Stock, the Class I Junior Preferred Stock, the Class IAM Junior Preferred Stock, the Class Pilot MEC Junior Preferred Stock, the Class SAM Junior Preferred Stock, the Series C Junior Participating Preferred Stock and the Common Stock shall each be deemed to rank junior to the Series B Preferred Stock as to receipt of dividends and as to amounts distributable upon liquidation, dissolution or winding up.

  Section 8. Voting.

  8.1 Unless the affirmative vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66 2/3% of all of the outstanding shares of Series B Preferred Stock, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose

                                      B19
shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designations, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) that would materially adversely affect the preferences, rights, powers or privileges of the Series B Preferred Stock; provided that the amendment of the provisions of this Restated Certificate so as to authorize or create, or to increase the authorized amount of, any shares of any class or series ranking on a parity with or junior to the Series B Preferred Stock shall not be deemed to materially adversely affect the preferences, rights, powers or privileges of Series B Preferred Stock.

  8.2 Unless the affirmative vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66 2/3% of all of the outstanding shares of Series B Preferred Stock, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose shall be necessary for authorizing, effecting or validating the creation, authorization or issue of any shares of any class or series of stock of the Corporation ranking prior to the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up, or the reclassification of any authorized stock of the Corporation into any such prior shares, or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any such prior shares.

  8.3 If at the time of any annual meeting of stockholders for the election of directors a default in preference dividends (as defined below) on the Series B Preferred Stock and any other series of Serial Preferred Stock with respect to which such a default exists shall exist, then (without duplication of the provisions of Article FOURTH, Part 1.A, Section 9.3 of this Restated Certificate) the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Series B Preferred Stock and such other series shall have the right at such meeting, voting together as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships. Such right shall continue until there are no dividends in arrears upon the Serial Preferred Stock. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding shares of Serial Preferred Stock, voting together as a single class without regard to series, at a meeting of the stockholders, or of the holders of shares of Serial Preferred Stock as to which a default exists, called for the purpose. So long as a default in any preference dividends on the Serial Preferred Stock shall exist, (a) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (b)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and (b) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding shares of Serial Preferred Stock as to which a default exist, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Whenever a default in preference dividends shall no longer exist, the term of office of each Preferred Director shall terminate and the number of directors constituting the Board of Directors of the Corporation shall be reduced by two. For the purposes hereof, a "default in preference dividends" on any series of Serial Preferred Stock shall be deemed to exist whenever the equivalent of six quarterly dividends have not been declared and paid or set apart for payment, whether or not consecutive, and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all accrued dividends on all shares of Serial Preferred Stock of each and every series then outstanding shall have been declared and paid or set apart for payment to the end of the last preceding dividend period.

  8.4 For purposes of the foregoing provisions of this Section 8, each share of Series B Preferred Stock shall have one thousand (1,000) votes per share. Except as otherwise required by applicable law or as set forth herein, the shares of Series B Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

  Section 9. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

                                      B20

C. DESIGNATION, PREFERENCES AND RIGHTS OF SERIES C JUNIOR PARTICIPATING PREFERRED STOCK

  Unless otherwise indicated, any reference in this Article FOURTH, Part I.C to "Section", "Subsection", "paragraph", "subparagraph" or "clause" shall refer to a Section, Subsection, paragraph, subparagraph or clause of this Article FOURTH, Part I.C.

  Section 1. Designation and Amount. The shares of such series shall be designated as "Series C Junior Participating Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting such series shall be 1,250,000.

  Section 2. Dividends and Distributions. The holders of shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.01 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series C Preferred Stock then outstanding were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  The Corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series C Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

  Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

                                      B21

  Section 3. Voting Rights. The holders of shares of Series C Preferred Stock shall have the following voting rights:

  3.1 Subject to the provision for adjustment hereinafter set forth, each share of Series C Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series C Preferred Stock then outstanding were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  3.2 Except as otherwise provided herein or by law, the holders of shares of Series C Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

  3.3 If the equivalent of six quarterly dividends payable on the Series C Preferred Stock or any other series of Serial Preferred Stock of the Corporation are in default, the number of directors of the Corporation shall be increased by two and the holders of all such series in respect of which such a default exists, voting as a class without regard to series, will be entitled to elect two additional directors at the next annual meeting and each subsequent meeting, until all cumulative dividends have been paid in full or until noncumulative dividends have been paid regularly for at least one year.

  3.4 Except as set forth herein, holders of Series C Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

  Section 4. Certain Restrictions.

  4.1 Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the Corporation shall not

    (a) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock;

    (b) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

    (c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior as to dividends and as to distributions upon dissolution, liquidation or winding up to the Series C Preferred Stock; or

    (d) purchase or otherwise acquire for consideration any shares of Series C Preferred Stock, or any shares of stock ranking on a parity with the Series C Preferred Stock, except in accordance with a

                                      B22
  purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

  4.2 The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4.1, purchase or otherwise acquire such shares at such time and in such manner.

  Section 5. Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Serial Preferred Stock and may be reissued as part of a new series of the Serial Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

  Section 6. Liquidation, Dissolution or Winding Up. Subject to (a) the rights of the holders of preferred stock of the Corporation ranking senior to the Series C Preferred Stock as to dividends and amounts payable upon any voluntary or involuntary liquidation, dissolution or winding up and (b) any other provision of the Restated Certificate of Incorporation of the Corporation (as amended from time to time, the "Restated Certificate"), upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon any voluntary or involuntary liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of the Series C Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series C Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon any voluntary or involuntary liquidation, dissolution or winding up) with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such voluntary or involuntary liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock then outstanding were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series C Preferred Stock then outstanding shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the

                                      B23
exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  Section 8. No Redemption. The shares of Series C Preferred Stock shall not be redeemable.

  Section 9. Ranking. The Series C Preferred Stock shall rank junior to all other series of the Corporation's preferred stock, whether now or hereafter outstanding, as to dividends and amounts payable upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless the terms of any such series shall provide otherwise.

  Section 10. Amendment. The Restated Certificate shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series C Preferred Stock, voting together as a single class.

D. DESIGNATION, PREFERENCES AND RIGHTS OF SERIES D REDEEMABLE PREFERRED STOCK

  Unless otherwise indicated, any reference in this Article FOURTH, Part I.D to "Section", "Subsection", "paragraph", "subparagraph" or "clause" shall refer to a Section, Subsection, paragraph, subparagraph or clause of this Article FOURTH, Part I.D.

  Section 1. Number of Shares and Designations.

  Fifty thousand (50,000) shares of the Serial Preferred Stock, without par value, of the Corporation are hereby constituted as a series designated as Series D Redeemable Preferred Stock (the "Series D Preferred Stock").

  Section 2. Definitions. For purposes of the Series D Preferred Stock, the following terms shall have the meanings indicated:

  2.1 "Common Stock" shall mean the common stock of the Corporation, par value $0.01 per share.

  2.2 "Deposit Agreement" shall mean the Deposit Agreement dated as of      ,
1994 between the Corporation and       , as Depositary, as the same may be
amended from time to time, a copy of which is on file in the office of the Secretary of the Corporation.

  2.3 "Depositary" shall mean the party named as such in the Deposit Agreement, and any successor Depositary named or appointed pursuant to such agreement.

  2.4 "Depositary Shares" shall have the meaning provided in the Deposit Agreement.

  2.5 "Redemption Consideration" shall mean (subject to Section 6 hereof) (i) $25.80 in cash, (ii) $15.55 principal amount of Series A Debentures,* (iii) $15.55 principal amount of Series B Debentures** and (iv) Depositary Shares representing interests in $31.10 in liquidation preference of shares of Series B Preferred Stock, which Preferred Stock shall be issued in the name of the Depositary pursuant to the Deposit
- --------
 * If the Underwriting Alternative with respect to the Series A Debentures is consummated, delete clause (ii), increase the cash payment in clause (i) by the Series A Debenture Proceeds Amount and revise definitions as appropriate.
** If the Underwriting Alternative with respect to the Series B Debentures is consummated, delete clause (iii), increase the cash payment in clause (i) by the Series B Debenture Proceeds Amount and revise definitions as appropriate.

                                      B24

Agreement and against which the Depositary shall issue Depositary Shares to the holder of the fraction of a share of the Series D Preferred Stock being redeemed, as provided in the Deposit Agreement,* such Redemption Consideration to be distributed by the Corporation in respect of each 1/1,000th of a share of Series D Preferred Stock to the holder thereof upon the redemption of such fraction of a share as provided in Section 6 hereof and as adjusted as provided in Section 6 hereof.

  2.6 "Series A Debentures" shall mean the % Series A Senior Debentures due 2004 issued by United.

  2.7 "Series B Debentures" shall mean the % Series B Senior Debentures due 2014 issued by United.

  2.8 "Series B Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series B Preferred Stock in Article FOURTH, part I.B. of this Restated Certificate.

  2.9 "Series D Preferred Stock" shall have the meaning set forth in Section 1 hereof.

  2.10 "Transfer Agent" means the Corporation or such agent or agents of the Corporation as may be designated by the Board of Directors of the Corporation (or any committee of such board of directors authorized to perform any of its responsibilities with respect to the Series D Preferred Stock) as the transfer agent for the Series D Preferred Stock.

  2.11 "United" means United Air Lines, Inc., a Delaware corporation.

  Section 3. Dividends. The holders of shares of the Series D Preferred Stock or fractions thereof shall not be entitled to receive any dividends.

  Section 4. Payments upon Liquidation.

  4.1 In the event of any liquidation, dissolution or winding up of the Corporation before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any class or series of stock of the Corporation that ranks junior to the Series D Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, the holders of the shares of Series D Preferred Stock or fractions thereof shall be entitled to receive the Redemption Consideration per 1/1,000th of a share of Series D Preferred Stock (the "Liquidation Preference"); but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series D Preferred Stock and fractions thereof shall be insufficient to pay in full the Liquidation Preference, and the liquidation preference on all other shares of any class or series of stock ranking, as to dividends and amounts distributable upon liquidation, dissolution or winding up, on a parity with the Series D Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series D Preferred Stock or fractions thereof and any such other parity stock ratably in accordance with the respective amounts that would be payable on such shares of Series D Preferred Stock or fractions thereof and any such other parity stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, neither (i) a consolidation or merger of the Corporation with or into one or more corporations nor (ii) a sale, lease, exchange or transfer of all or substantially all of the Corporation's assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

  4.2 Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Series D Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of the Series D Preferred Stock, as and to the fullest extent provided in this Section 4, any other series or class or classes of stock of the Corporation that ranks junior to the Series D Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Stock shall not be entitled to share therein.
- --------
* If the Underwriting Alternative with respect to the Depositary Shares is consummated, delete clause (iv), increase the cash payment in clause (i) by the Depositary Share Proceeds Amount and revise definitions as appropriate.

                                      B25

  Section 5. Shares to be Retired. All shares of Series D Preferred Stock and fractions thereof that shall have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares that are held as treasury shares) shall be restored to the status of authorized but unissued shares of Serial Preferred Stock, without designation as to series.

  Section 6. Redemption. Each 1/1,000th of a share of Series D Preferred Stock is redeemable, and immediately following the issuance thereof, the Corporation, to the extent that it may legally do so and subject to the other provisions of this Restated Certificate, shall redeem each 1/1,000th of a share of Series D Preferred Stock, for the Redemption Consideration. If for any reason the Corporation is not able to redeem any portion of the Series D Preferred Stock so issued, such shares and fractions thereof that remain outstanding shall continue to exist and remain outstanding and shall thereafter represent the right to receive the Redemption Consideration as soon as the Corporation is legally and hereunder permitted to redeem such shares and fractions thereof.

  The Series A Debentures and the Series B Debentures shall be issued pursuant to an Indenture dated July 1, 1991, between United and The Bank of New York, as Trustee, and shall contain the terms specified in the Officers' Certificate
dated      1994, that has been given to the Trustee as provided in such
Indenture. A copy of each of the Indenture and the Officers' Certificate is on file at the office of the Secretary of the Corporation. Series A Debentures and Series B Debentures shall be issued to holders of Series D Preferred Stock so redeemed only in principal amounts of integral multiples of $100. In lieu of payingSeries A Debentures and Series B Debentures other than in integral multiples of $100, the Corporation shall pay to each holder of 1/1,000th of a share of Series D Preferred Stock so redeemed an amount of cash in accordance with Section 1.5(f) of the Agreement and Plan of Recapitalization, dated as of March 25, 1994, among the Corporation, the Air Line Pilots Association, International and the International Association of Machinists and Aerospace Workers, as amended from time to time, a copy of which is on file at the office of the Secretary of the Corporation (as amended, the "Plan of Recapitalization").*

  Series B Preferred Stock shall be issued to the Depositary on behalf of the holders of Series D Preferred Stock so redeemed, only in increments of 1/1,000th of a share of Series B Preferred Stock and integral multiples thereof, against issuance by such Depositary to holders of Series D Preferred Stock so redeemed of Depositary Shares representing interests in integral multiples of $25 in liquidation preference of shares of the Series B Preferred Stock. In lieu of permitting the issuance of Depositary Shares other than in integral multiples of $25, the Corporation shall pay each holder of 1/1,000th of a share of Series D Preferred Stock so redeemed an amount of cash in accordance with Section 1.5(f) of the Plan of Recapitalization.**

  At the time of the redemption pursuant to this Section 6, the rights of holders of Series D Preferred Stock so redeemed shall cease with respect to such shares or fractions thereof (except the right to receive cash, Series A Debentures, Series B Debentures and Depositary Shares as provided above), and the person entitled to receive the cash, Series A Debentures, Series B Debentures and Depositary Shares upon redemption shall be treated for all purposes as the owner of such cash and the registered holder of such Series A Debentures, such Series B Debentures and Depositary Shares as of the date of such redemption.***

  With respect to any shares of the Series D Preferred Stock or fractions thereof that are redeemed by the Corporation immediately following the issuance thereof, the Corporation need not distribute a certificate to the person otherwise entitled to receive such shares or fractions thereof but may instead distribute the Redemption Consideration to such person or persons directly. If certificates representing shares of the Series
- --------
  * If the Underwriting Alternative with respect to either series of Debentures is consummated, delete reference to that series; if the Underwriting Alternative with respect to both series of Debentures is consummated, delete the paragraph.
 ** If the Underwriting Alternative with respect to the Depositary Shares is consummated delete the paragraph.
*** Modify as appropriate.

                                      B26

D Preferred Stock or fractions thereof are issued, the Corporation may require the surrender of such certificates as a condition precedent to the issuance of the Redemption Consideration.

  Section 7. Ranking.

  7.1 Any class or series of stock of the Corporation shall be deemed to rank:

    (a) prior to the Series D Preferred Stock, as to distributions of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of Series D Preferred Stock;

    (b) on a parity with the Series D Preferred Stock, as to distribution of assets upon liquidation, dissolution or winding up, whether or not the redemption or liquidation prices per share thereof be different from those of the Series D Preferred Stock, if the holders of such class of stock or series and the Series D Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other; and

    (c) junior to the Series D Preferred Stock, as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of Series D Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series.

  7.2 The Series A Convertible Preferred Stock and the Series B Preferred Stock shall each be deemed to rank on a parity with the Series D Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The Class 1 ESOP Convertible Preferred Stock, the Class 2 ESOP Convertible Preferred Stock, the Class M ESOP Voting Junior Preferred Stock, the Class P ESOP Voting Junior Preferred Stock, the Class S ESOP Voting Junior Preferred Stock, the Class I Junior Preferred Stock, the Class IAM Junior Preferred Stock, the Class Pilot MEC Junior Preferred Stock, the Class SAM Junior Preferred Stock, the Series C Junior Participating Preferred Stock and the Common Stock shall each be deemed to rank junior to the Series D Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up.

  Section 8. Voting. Except as otherwise required by applicable law, the shares of Series D Preferred Stock shall not have any voting rights and the consent of the holders thereof shall not be required for the taking of any corporate action. For each matter as to which shares of the Series D Preferred Stock shall have voting rights, each share of Series D Preferred Stock shall have one
(1) vote per share.

  Section 9. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Series D Preferred Stock as the true and lawful owner thereof for all purposes, and except as otherwise provided by law, neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

                                    PART II

                    Class 1 ESOP Convertible Preferred Stock

  Unless otherwise indicated, any reference in this Article FOURTH, Part II to "Section", "Subsection", "paragraph", "subparagraph" or "clause" shall refer to a Section, Subsection, paragraph, subparagraph or clause of this Article FOURTH, Part II.

  Section 1. Number of Shares; Designation; Issuance and Automatic Conversion.

  1.1 The Class 1 ESOP Convertible Preferred Stock of the Corporation (the "Class 1 ESOP Preferred Stock") shall consist of 25,000,000 shares, par value $0.01 per share.

                                      B27

  1.2 Shares of Class 1 ESOP Preferred Stock shall be issued only to a trustee or trustees acting on behalf of the UAL Corporation Employee Stock Ownership Plan (the "ESOP"). In the event of any sale, transfer or other disposition (including, without limitation, upon a foreclosure or other realization upon shares of Class 1 ESOP Preferred Stock pledged as security for any loan or loans made to the ESOP or to the trustee or the trustees acting on behalf of the ESOP) (hereinafter a "transfer") of shares of Class 1 ESOP Preferred Stock to any person (including, without limitation, any participant in the ESOP) other than (x) any trustee or trustees of the ESOP or (y) any pledgee of such shares acquiring such shares as security for any loan or loans made to the ESOP or to any trustee or trustees acting on behalf of the ESOP, the shares of Class 1 ESOP Preferred Stock so transferred, upon such transfer and without any further action by the Corporation or the transferee, shall be automatically converted into shares of Common Stock at the applicable Conversion Rate in accordance with Section 6 hereof and thereafter such transferee shall not have any of the voting powers, preferences or relative, participating, optional or special rights ascribed to shares of Class 1 ESOP Preferred Stock hereunder, but, rather, shall have only the powers and rights pertaining to the Common Stock into which such shares of Class 1 ESOP Preferred Stock shall have been so converted. In the event of any such automatic conversion provided for in this
Section 1.2, such transferee shall be treated for all purposes as the record holder of the shares of Common Stock into which the Class 1 ESOP Preferred Stock shall have been converted as of the date of such conversion. Certificates representing shares of Class 1 ESOP Preferred Stock shall be legended to reflect such consequences of a transfer. Notwithstanding the foregoing provisions of this Section 1, shares of Class 1 ESOP Preferred Stock may be converted into shares of Common Stock as provided by Section 6 hereof and the shares of Common Stock issued upon any conversion in accordance with Section 6 hereof or this Section 1.2 may be transferred by the holder thereof as permitted by law.

  Section 2. Definitions. For purposes of the Class 1 ESOP Preferred Stock, the following terms shall have the meanings indicated:

  2.1 "Affiliate" shall have the meaning defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or any successor thereto.

  2.2 "Board of Directors" shall mean the board of directors of the Corporation or any committee autho-rized by such board of directors to perform any of its responsibilities with respect to the Class 1 ESOP Preferred Stock.

  2.3 "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

  2.4 "Class 1 ESOP Preferred Stock" shall have the meaning set forth in
Section 1 hereof.

  2.5 "Class 2 ESOP Preferred Stock" shall mean the Class 2 ESOP Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

  2.6 "Class I Preferred Stock" shall mean the Class I Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.7 "Class IAM Preferred Stock" shall mean the Class IAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.8 "Class M Voting Preferred Stock" shall mean the Class M ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.9 "Class P Voting Preferred Stock" shall mean the Class P ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.10 "Class Pilot MEC Preferred Stock" shall mean the Class Pilot MEC Junior Preferred Stock, par value $0.01 per share, of the Corporation.

                                      B28

  2.11 "Class S Voting Preferred Stock" shall mean the Class S ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.12 "Class SAM Preferred Stock" shall mean the Class SAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.13 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

  2.14 "Common Stock" shall mean the common stock of the Corporation, par value $0.01 per share.

  2.15 "Conversion Rate" shall have the meaning set forth in Section 6.1 hereof.

  2.16 "Current Market Price" of publicly traded shares of Common Stock or any other class or series of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted for trading on the New York Stock Exchange, Inc. ("NYSE"), on the principal national securities exchange on which such security is listed or admitted for trading or quoted or, if not listed or admitted for trading or quoted on any national securities exchange, on the Nasdaq National Market, or, if such security is not quoted on such National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors.

  2.17 "Director Preferred Stocks" shall mean collectively, the Class I Preferred Stock, the Class IAM Preferred Stock, the Class Pilot MEC Preferred Stock and the Class SAM Preferred Stock.

  2.18 "Dividend Payment Date" shall mean the penultimate Business Day in each year, commencing on such penultimate Business Day in 1994; provided that, with respect to the Dividend Period beginning on January 1, 2000 and ending on March 31, 2000, the Dividend Payment Date shall be the penultimate Business Day in the calendar quarter ending March 31, 2000.

  2.19 "Dividend Periods" shall mean annual dividend periods commencing on the last Business Day of each year and ending on and including the penultimate Business Day of the next succeeding year (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include the penultimate Business Day in 1994, the Dividend Period commencing on the last Business Day of 1999, which shall commence on such date and end on the penultimate Business Day in the calendar quarter ending March 31, 2000 and the Dividend Period commencing on the last Business Day of the calendar quarter ending on March 31, 2000, which shall commence on such date and end on the penultimate Business Day in the year 2000).

  2.20 "Equity Securities" shall mean the Common Stock or any debt, equity or other security or contractual right convertible into or exercisable or exchangeable for, or based on the value of, the Common Stock or any warrants, options or other rights to purchase the Common Stock or other Equity Securities (other than the Rights).

  2.21 "ESOP Preferred Stocks" shall mean, collectively, the Class 1 ESOP Preferred Stock and the Class 2 ESOP Preferred Stock.

  2.22 "Extraordinary Distribution" shall mean any single dividend or other distribution (including by reclassification of shares or recapitalization of the Corporation, as well as any such dividend or distribution made in connection with a merger or consolidation in which the Corporation is the continuing corporation and the Common Stock is not changed or exchanged) to holders of Common Stock (effected while any of the

                                      B29
shares of Class 1 ESOP Preferred Stock are outstanding) (i) of cash, where the aggregate amount of such single cash dividend or distribution together with the amount of all cash dividends and distributions made to holders of Common Stock during the period from the latest to occur of the Issue Date or the most recent Dividend Payment Date until the payment date for such cash dividend or distribution to holders of Common Stock, when combined with the aggregate amount of all previous Pro Rata Repurchases during such period (for this purpose, including only that portion of the aggregate purchase price of each such Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the Business Day prior to the public announcement of such Pro Rata Repurchase made during such period), exceeds twelve and one-half percent (12 1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the record date for determining the shareholders entitled to receive such Extraordinary Distribution and (ii) of any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation (other than securities of the type referred to in Sections 6.4(b) and 6.4(c) hereof), evidences of indebtedness of the Corporation or any other person or any other property (including, without limitation, shares of capital stock of any subsidiary of the Corporation), or any combination thereof. The Fair Market Value of any such single dividend or other distribution that, pursuant to clause (i), constitutes an Extraordinary Distribution shall for purposes of the first paragraph of Section 6.4(d) hereof be the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any other cash dividends and distributions made within the relevant period referred to above to holders of Common Stock to the extent such other dividends and distributions were not previously included in the calculation of an adjustment pursuant to the first paragraph of Section 6.4(d) hereof within such period.

  2.23 "Fair Market Value" shall mean the average of the daily Current Market Prices of the security in question during the five (5) consecutive Trading Days before the earlier of the day in question and the "ex" date with respect to the issuance or distribution requiring such computation. The term "ex' date," when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price. With respect to any asset or security for which there is no Current Market Price, the Fair Market Value of such asset or security shall be determined in good faith by the Board of Directors.

  2.24 "Issue Date" shall mean the first date on which shares of Class 1 ESOP Preferred Stock are issued.

  2.25 "Liquidation Preference" shall have the meaning set forth in Section 4.1 hereof.

  2.26 "Measuring Date" shall mean that date which is the 365th day following the Issue Date.

  2.27 "Non-Dilutive Amount" in respect of an issuance, sale or exchange by the Corporation of any Equity Securities (other than Common Stock) shall mean the excess of (i) the product of the Fair Market Value of a share of Common Stock on the day preceding the first public announcement of such issuance, sale or exchange multiplied by the maximum number of shares of Common Stock which could be acquired on such date upon the exercise, conversion or exchange in full of such Equity Securities (and any Equity Securities receivable upon exercise, conversion or exchange thereof), whether or not then exercisable, convertible or exchangeable at such date, over (ii) the aggregate amount payable pursuant to the exercise, conversion or exchange of such Equity Securities, whether or not then exercisable, convertible or exchangeable, to purchase or acquire such maximum number of shares of Common Stock (and any Equity Securities receivable upon exercise, conversion or exchange thereof); provided, however, that in no event shall the Non-Dilutive Amount be less than zero. For purposes of the foregoing sentence, the amount payable pursuant to the exercise, conversion or exchange of such Equity Securities to purchase or acquire shares of Common Stock shall be deemed to be the Fair Market Value of the consideration payable pursuant to the exercise, conversion or exchange of such Equity Securities on the date of the issuance, sale or exchange of such Equity Securities by the Corporation (excluding for that purpose the Fair Market Value of the Equity Security to be so exercised, converted or exchanged).

                                      B30

  2.28 "Pro Rata Repurchase" shall mean any purchase of shares of Common Stock by the Corporation or any Affiliate thereof, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of Class 1 ESOP Preferred Stock are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that "Pro Rata Repurchase" shall not include any purchase of shares by the Corporation or any subsidiary thereof made in open market transactions substantially in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act or on such other terms and conditions as the Board of Directors shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock. The "Effective Date" of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

  2.29 "Restated Certificate" shall mean the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

  2.30 "Rights" shall mean the rights of the Corporation issued or issuable under the Corporation's Rights Agreement dated as of December 11, 1986, and as amended from time to time (the "Rights Agreement"), or rights to purchase any capital stock of the Corporation issued or issuable under any successor shareholder rights plan or plans adopted in replacement of the Rights Agreement.

  2.31 "Series A Debentures" shall mean the Series A Debentures due 2004 of United Air Lines, Inc.

  2.32 "Series A Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series A Convertible Preferred Stock in Article FOURTH, Part I.A of this Restated Certificate.

  2.33 "Series B Debentures" shall mean the Series B Debentures due 2014 of United Air Lines, Inc.

  2.34 "Series B Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series B Preferred Stock in Article FOURTH, Part I.B of this Restated Certificate.

  2.35 "Series C Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series C Junior Participating Preferred Stock in Article FOURTH, Part I.C of this Restated Certificate.

  2.36 "Series D Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series D Redeemable Preferred Stock in Article FOURTH, Part I.D of this Restated Certificate.

  2.37 [Reserved]

  2.38 "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking on a parity with or junior to the Class 1 ESOP Preferred Stock as to the payment of dividends or distributions are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with

                                      B31
respect to the Class 1 ESOP Preferred Stock shall mean, with respect to such dividends or distributions, placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

  2.39 "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading or quoted on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading or quoted on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such National Market, in the applicable securities market in which the securities are traded.

  2.40 "Transfer Agent" means the Corporation or such agent or agents of the Corporation as may be designated from time to time by the Board of Directors as the transfer agent for the Class 1 ESOP Preferred Stock.

  2.41 "Voting Preferred Stocks" shall mean collectively, the Class M Voting Preferred Stock, the Class P Voting Preferred Stock and the Class S Voting Preferred Stock.

  Section 3. Dividends.

  3.1 The holders of shares of the Class 1 ESOP Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available for that purpose, dividends payable in cash at the rate per annum of (i) $[ * ] per share of Class 1 ESOP Preferred Stock with respect to any Dividend Period ending on or before March 31, 2000 and (ii) zero thereafter (the "Fixed Dividend"). Such Fixed Dividends shall be cumulative from the Issue Date until the penultimate Business Day in the calendar quarter ending March 31, 2000, whether or not in any Dividend Period or Periods there shall be assets of the Corporation legally available for the payment of such Fixed Dividends and whether or not the Board of Directors shall have declared such Fixed Dividends, and shall be payable annually (except as otherwise provided herein) when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates, commencing on the penultimate Business Day of 1994. Each such Fixed Dividend shall be payable in arrears to the holders of record of shares of the Class 1 ESOP Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, which shall not be more than 60 days nor less than 10 days preceding the Dividend Payment Dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid Fixed Dividends for any past Dividend Periods ending on or prior to the penultimate Business Day in the calendar quarter ending March 31, 2000 may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. Holders of the Class 1 ESOP Preferred Stock shall be entitled to the cumulative Fixed Dividend provided in this Section 3.1 and the additional cumulative dividends provided in Section 3.5 and shall not be entitled to any other dividends in excess thereof.

  3.2 The amount of Fixed Dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Class 1 ESOP Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. Except as provided in Section 3.5, holders of shares of Class 1 ESOP Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative Fixed Dividends, as herein provided, on the Class 1 ESOP Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any Fixed Dividend payment or payments on the Class 1 ESOP Preferred Stock that may be in arrears.

  3.3 So long as any shares of the Class 1 ESOP Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any other class or series of stock of the Corporation ranking on a parity with the Class 1 ESOP Preferred Stock as to the payment of dividends for any period unless full cumulative Fixed Dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart
- --------
* The dollar amount shall not exceed seven percent of the per-share price paid by the ESOP Trustee for the Class 1 ESOP Preferred Stock in the sale which occurs at the Effective Time.

                                      B32
for such payment on the Class 1 ESOP Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividends on such class or series of parity stock. When Fixed Dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class 1 ESOP Preferred Stock and such parity stock shall be declared ratably in proportion to the respective amounts of Fixed Dividends accumulated and unpaid on the Class 1 ESOP Preferred Stock and dividends accumulated and unpaid on such parity stock. Notwithstanding the foregoing to the contrary, cumulated Fixed Dividends that remain unpaid on April 1, 2000 shall not prevent the payment of a dividend on any other security on or after April 1, 2000 to the extent that, on the Dividend Payment Date occuring on or prior to April 1, 2000 with respect to the Class 1 ESOP Preferred Stock that immediately followed the last payment of a dividend on the Series A Preferred Stock or the Series B Preferred Stock, (a) the unpaid current and cumulated dividends on the Class 1 ESOP Preferred Stock as of such Dividend Payment Date exceeds (b) the surplus of the Corporation available on such Dividend Payment Date to pay Fixed Dividends on the Class 1 ESOP Preferred Stock after (I) the payment in full of all unpaid current and cumulated dividends in respect of all other classes or series of stock of the Corporation ranking senior to the Class 1 ESOP Preferred Stock as to the payment of dividends and (II) the payment on a pro rata basis of all unpaid current and cumulated dividends in respect of all other classes or series of stock of the Corporation ranking on a parity with the Class 1 ESOP Preferred Stock as to the payment of dividends, provided that an amount equal to the lesser of the amounts described in clause (a) and clause
(b) must be paid as a dividend in respect of the Class 1 ESOP Preferred Stock before any amount may be paid as a dividend in respect of any class or series of stock of the Corporation that ranks junior to the Class 1 ESOP Preferred Stock as to the payment dividends (the amount of such excess, the "Designated Amount"), provided further that the Designated Amount plus all unpaid Fixed Dividends on the Class 1 ESOP Preferred Stock that accrue in respect of Dividend Payment Dates that occurred after such Dividend Payment Date shall remain part of the accrued and unpaid dividends on the Class 1 ESOP Preferred Stock for the purpose of Section 4.

  3.4 So long as any shares of the Class 1 ESOP Preferred Stock are outstanding, no dividends (other than (i) the Rights and (ii) dividends or distributions paid in shares of, or options, warrants, or rights to subscribe for or purchase shares of, any class or series of stock of the Corporation that is junior to the Class 1 ESOP Preferred Stock as to the payment of dividends) shall be declared or paid or set apart for payment or other distribution declared or made upon any class or series of stock of the Corporation that is junior to the Class 1 ESOP Preferred Stock as to the payment of dividends, nor shall any other class or series of stock of the Corporation ranking on a parity with or junior to the Class 1 ESOP Preferred Stock as to the payment of dividends or as to distributions upon liquidation, dissolution or winding up of the Corporation, be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for any class or series of stock of the Corporation that is junior to the Class 1 ESOP Preferred Stock as to the payment of dividends and as to distributions upon liquidation, dissolution or winding up of the Corporation), unless in each case the full cumulative Fixed Dividends on all outstanding shares of the Class 1 ESOP Preferred Stock shall have been paid or set apart for payment for all past Dividend Periods with respect to the Class 1 ESOP Preferred Stock and such parity stock. Notwithstanding the foregoing to the contrary, cumulated Fixed Dividends that remain unpaid on April 1, 2000 shall not prevent the payment of a dividend on any other security on or after April 1, 2000 to the extent that, on the Dividend Payment Date occurring on or prior to April 1, 2000 with respect to the Class 1 ESOP Preferred Stock that immediately followed the last payment of a dividend on the Series A Preferred Stock or the Series B Preferred Stock, (a) the unpaid current and cumulated dividends on the Class 1 ESOP Preferred Stock as of such Dividend Payment Date exceeds (b) the surplus of the Corporation available on such Dividend Payment Date to pay Fixed Dividends on the Class 1 ESOP Preferred Stock after (I) the payment in full of all unpaid current and cumulated dividends in respect of all other classes or series of stock of the Corporation ranking senior to the Class 1 ESOP Preferred Stock as to the payment of dividends and (II) the payment on a pro rata basis of all unpaid current and cumulated dividends in respect of all other classes or series of stock of the Corporation

                                      B33
ranking on a parity with the Class 1 ESOP Preferred Stock as to the payment of dividends, provided that an amount equal to the lesser of the amounts described in clause (a) and clause (b) must be paid as a dividend in respect of the Class 1 ESOP Preferred Stock before any amount may be paid as a dividend in respect of any class or series of stock of the Corporation that ranks junior to the Class 1 ESOP Preferred Stock as to the payment of dividends, provided further that the Designated Amount plus all unpaid Fixed Dividends on the Class 1 ESOP Preferred Stock that accrue in respect of Dividend Payment Dates that occurred after such Dividend Payment Date shall remain part of the accrued and unpaid dividends on the Class 1 ESOP Preferred Stock for the purpose of Section 4.

  3.5 If, during the period ending upon the most recent Dividend Payment Date and beginning on the immediately prior Dividend Payment Date or, if none, the Issue Date, cash dividends have been paid to the holders of Common Stock which, if paid at the same rate (per outstanding share of Common Stock) with respect to the shares of Common Stock into which the Class 1 ESOP Preferred Stock is convertible, would be in excess of the sum of the amounts of the Fixed Dividends which have been or will have been paid during such period ending on such Dividend Payment Date, the holders of shares of Class 1 ESOP Preferred Stock shall be entitled to receive on such Dividend Payment Date, in addition to the Fixed Dividends payable on such Dividend Payment Date, an additional dividend equal to the excess of (a) the dividends which would have been received during such period with respect to the shares of Common Stock which would have been issued upon conversion of the Class 1 ESOP Preferred Stock had the Class 1 ESOP Preferred Stock been outstanding as Common Stock at each relevant time in order to receive such dividends (but only to the extent such dividends do not constitute an Extraordinary Distribution under clause (i) of the definition thereof), over (b) the sum of the amount of (i) the Fixed Dividends which have been or will have been paid during such period and (ii) the amount previously paid pursuant to this Section 3.5 during such period, which additional dividends (hereinafter referred to as "Participating Dividends") shall be paid in cash, pro-rata to each holder of Class 1 ESOP Preferred Stock. In the event that an adjustment is made pursuant to the second paragraph of Section 6.4(d) with respect to shares of Class 1 ESOP Preferred Stock converted during the period referred to above, the amount of Participating Dividend to be paid in accordance with the preceding sentence shall be reduced by an amount equal to the product of (x) the number of shares of Common Stock into which such converted shares of Class 1 ESOP Preferred Stock would have been converted in the absence of such adjustment and (y) the amount of the cash dividend or distributions per share of Common Stock in respect of which such adjustment was made.

  3.6 In respect of any Dividend Payment Date on which both Fixed Dividends and Participating Dividends are due, or at any time that both Fixed Dividends and Participating Dividends are unpaid, dividend payments made on the Class 1 ESOP Preferred Stock shall be applied first to unpaid Participating Dividends and, after all Participating Dividends are paid in full, then to unpaid Fixed Dividends.

  Section 4. Payments upon Liquidation.

  4.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of any class or series of stock of the Corporation that ranks junior to the Class 1 ESOP Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, the holders of the shares of Class 1 ESOP Preferred Stock shall be entitled to receive an amount equal to $[ * ] per share of Class 1 ESOP Preferred Stock plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (collectively, the "Liquidation Preference"), but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Class 1 ESOP Preferred Stock shall be insufficient to pay in full the Liquidation Preference and the liquidation preference on all other shares of any class or series of stock of the Corporation that ranks on a parity with the Class 1 ESOP Preferred
- --------
* The liquidation preference shall equal, on a per-share basis, the price per share paid by the ESOP Trustee for the Class 1 ESOP Preferred Stock in the sale which occurs at the Effective Time.

                                      B34

Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Class 1 ESOP Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such shares of Class 1 ESOP Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more corporations, or (ii) a sale, lease, exchange or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

  4.2 Subject to the rights of the holders of shares of any class or series of stock ranking prior to or on a parity with the Class 1 ESOP Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of the Class 1 ESOP Preferred Stock, as and to the fullest extent provided in this Section 4, any other class or series of stock of the Corporation that ranks junior to the Class 1 ESOP Preferred Stock as to amounts distributable upon dissolution, liquidation or winding up of the Corporation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class 1 ESOP Preferred Stock shall not be entitled to share therein.

  Section 5. Shares to be Retired. All shares of Class 1 ESOP Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be retired and shall not be reissued.

  Section 6. Conversion. Holders of shares of Class 1 ESOP Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock as follows:

  6.1 Subject to and upon compliance with the provisions of this Section 6, a holder of shares of Class 1 ESOP Preferred Stock shall have the right, at such holder's option, at any time and from time to time, to convert all or any of such shares into fully paid and nonassessable shares of Common Stock at a rate of one share of Common Stock for one share of Class 1 ESOP Preferred Stock subject to adjustment as provided in this Section 6 (as so adjusted, the "Conversion Rate") by surrendering such shares to be converted, such surrender to be made in the manner provided in Section 6.2. Certificates shall be issued for the remaining shares of Class 1 ESOP Preferred Stock if fewer than all of the shares of Class 1 ESOP Preferred Stock represented by a certificate are converted.

  6.2 In order to exercise the conversion right, the holder of shares of Class 1 ESOP Preferred Stock to be converted shall surrender the certificate or certificates representing such shares, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent in the Borough of Manhattan, City of New York, accompanied by written notice to the Corporation that the holder thereof elects to convert Class 1 ESOP Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Class 1 ESOP Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid or that no such taxes are payable).

  Holders of shares of Class 1 ESOP Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date. The Corporation shall make no payment or allowance for unpaid dividends on the shares of Common Stock issued upon such conversion.

  As promptly as practicable after the surrender of certificates for shares of Class 1 ESOP Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the

                                      B35
conversion of such shares in accordance with provisions of this Section 6, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 6.3.

  Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Class 1 ESOP Preferred Stock shall have been surrendered and such notice (and if applicable, payment of an amount equal to the dividend payable on such shares) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Rate in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date upon which such shares shall have been surrendered and such notice received by the Corporation.

  6.3 No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Class 1 ESOP Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Class 1 ESOP Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one certificate shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class 1 ESOP Preferred Stock so surrendered.

  6.4 The Conversion Rate shall be adjusted from time to time as follows:

    (a) In case the Corporation shall, at any time or from time to time while any of the shares of Class 1 ESOP Preferred Stock are outstanding, (i) pay a dividend or make a distribution on its capital stock in shares of its Common Stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, (iii) combine its outstanding Common Stock into a smaller number of shares or (iv) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Rate in effect at the opening of business on the day next following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Class 1 ESOP Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other capital stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (a) shall become effective immediately after the opening of business on the day next following the record date (except as provided in Section 6.7 below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

    (b) In case the Corporation shall, at any time or from time to time while any of the shares of Class 1 ESOP Preferred Stock are outstanding, issue Equity Securities (other than Common Stock and the Rights) (the "Issued Equity Securities") to all holders of shares of its Common Stock entitling them (for a period expiring within 45 days after the record date for such issuance) to subscribe for or purchase (whether by exercise, conversion, exchange or otherwise) shares of Common Stock (or other Equity Securities) at a price per share less than the Fair Market Value of the Common Stock (or the other Equity Security to be acquired) at such record date (treating the price per share of the Equity Securities to be acquired as equal to (x) the sum of (i) the Fair Market Value of the consideration payable for a unit of the Equity Security plus (ii) the Fair Market Value of any additional consideration initially payable upon

                                      B36
  the exercise, conversion or exchange of such security into Common Stock divided by (y) the number of shares of Common Stock initially underlying or that may be acquired upon the exercise, conversion or exchange of such Equity Security), the Conversion Rate shall be adjusted so that it shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the date of issuance of such Issued Equity Securities by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such Issued Equity Securities plus (B) the number of additional shares of Common Stock offered for subscription or purchase (including, without limitation, the security underlying or that may be acquired upon the exercise, conversion or exchange of the Equity Securities so offered) and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such Issued Equity Securities plus
  (B) the number of shares of Common Stock that the aggregate offering price of the total number of shares so offered for subscription or purchase (including, without limitation, the Fair Market Value of the consideration payable for a unit of the Equity Securities so offered plus the Fair Market Value of any additional consideration payable upon exercise, conversion or exchange of such Equity Securities) would purchase at such Fair Market Value of the Common Stock as of the record date for such issuance. Such adjustment shall become effective as of the record date for the determination of stockholders entitled to receive such Issued Equity Securities (except as provided in Section 6.6 below).

    (c) In case the Corporation shall, at any time or from time to time while any of the shares of Class 1 ESOP Preferred Stock are outstanding, issue, sell or exchange shares of Common Stock (other than pursuant to any Rights, Equity Securities issued in connection with any employee or director incentive or benefit plan or arrangement of the Corporation or any subsidiary or any Equity Security theretofore outstanding entitling the holder to purchase or acquire shares of Common Stock) for a consideration having a Fair Market Value on the date of such issuance, sale or exchange less than the Fair Market Value of such shares of Common Stock on the date of such issuance, sale or exchange, then the Conversion Rate in effect immediately prior to such issuance, sale or exchange shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the product of (i) the Fair Market Value of a share of Common Stock on the Trading Day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (ii) the sum of the number of shares of Common Stock outstanding on such day plus the number of shares of Common Stock so issued, sold or exchanged by the Corporation, and the denominator of which shall be the sum of (i) the Fair Market Value of all the shares of Common Stock outstanding on the Trading Day immediately preceding the first public announcement of such issuance, sale or exchange plus (ii) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange of shares of Common Stock. In case the Corporation shall, at any time or from time to time while any of the shares of Class 1 ESOP Preferred Stock are outstanding, issue, sell or exchange any Equity Security (other than any Rights, Equity Securities issued in connection with any employee or director incentive or benefit plan or arrangement of the Corporation or any subsidiary or Common Stock) other than any such issuance to all holders of shares of Common Stock as a dividend or distribution (including by way of a reclassification of shares or a recapitalization of the Corporation) for a consideration having a Fair Market Value on the date of such issuance, sale or exchange less than the Non-Dilutive Amount, then the Conversion Rate shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the product of (i) the Fair Market Value of a share of Common Stock on the Trading Day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (ii) the sum of the number of shares of Common Stock outstanding on such day plus the maximum number of shares of Common Stock underlying or which could be acquired pursuant to such Equity Security at the time of the issuance, sale or exchange of such Equity Security (assuming shares of Common Stock could be acquired pursuant to such Equity Security at such time), and the denominator of which shall be the sum of (i) the Fair Market Value of all the shares of Common Stock outstanding on the Trading Day immediately preceding the first public announcement of such issuance, sale or exchange plus (ii) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange of such Equity Security plus (iii) the Fair Market Value as of the time of

                                      B37
  such issuance of the consideration which the Corporation would receive upon exercise, conversion or exchange in full of all such Equity Securities.

    (d) In case the Corporation shall, at any time or from time to time while any of the shares of Class 1 ESOP Preferred Stock are outstanding, make an Extraordinary Distribution in respect of the Common Stock or effect a Pro Rata Repurchase of Common Stock, the Conversion Rate in effect immediately prior to such Extraordinary Distribution or Pro Rata Repurchase shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the product of (i) the number of shares of Common Stock outstanding immediately before such Extraordinary Dividend or Pro Rata Repurchase (minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation) multiplied by (ii) the Fair Market Value of a share of Common Stock on the record date with respect to such Extraordinary Distribution or on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect a Pro Rata Repurchase, as the case may be, and the denominator of which shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase multiplied by (y) the Fair Market Value of a share of Common Stock on the record date with respect to such Extraordinary Distribution, or on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect a Pro Rata Repurchase, as the case may be, minus (ii) the Fair Market Value of the Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be (provided that such denominator shall never be less than 1.0); provided, however, that no Pro Rata Repurchase shall cause an adjustment to the Conversion Rate unless the amount of all cash dividends and distributions made to holders of Common Stock during the period from the latest to occur of the Issue Date or the most recent Dividend Payment Date preceding the Effective Date of such Pro Rata Repurchase, when combined with the aggregate amount of all Pro Rata Repurchases, including such Pro Rata Repurchase (for all purposes of this Section 7.4(d), including only that portion of the Fair Market Value of the aggregate purchase price of each Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect each such Pro Rata Repurchase), the Effective Dates of which fall within such period, exceeds twelve and one-half percent (12 1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such Extraordinary Distribution or immediately after the Effective Date of such Pro Rata Repurchase.

    Solely as an adjustment applicable to shares of Class 1 ESOP Preferred Stock that are being converted into Common Stock as of a given date, and not as a permanent adjustment to the Conversion Rate, the Conversion Rate in effect immediately prior to such conversion shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the product of (i) the number of shares of Common Stock outstanding immediately before such conversion multiplied by (ii) the Fair Market Value of a share of Common Stock on the date of such conversion, and the denominator of which shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such conversion multiplied by (y) the Fair Market Value of a share of Common Stock on the date of such conversion minus (ii) the Fair Market Value of the cash dividends and distributions made on or before the date of such conversion with a record date after the later of the Issue Date or the most recent Dividend Payment Date upon which Participating Dividends were paid in full, but only to the extent that such cash dividends and distributions (a) would entitle the holders of the shares of Class 1 ESOP Preferred Stock outstanding on such conversion date to a dividend under Section 3.5 that has not been paid and (b) would not constitute an Extraordinary Distribution (provided that such denominator shall never be less than 1.0).


                                      B38

    (e) No adjustment in the Conversion Rate shall be required unless such adjustment would require a cumulative increase or decrease of at least 0.01% in such rate; provided that any adjustments that by reason of this subparagraph (e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided further that any adjustment shall be required and made in accordance with the provisions of this Section 6.4 (other than this subparagraph (e)) not later than such time as may be required in order to preserve the taxfree nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provisions of this Section 6, the Corporation shall not be required to make any adjustments of the Conversion Rate for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends on securities of the Corporation so long as the holders of the Class 1 ESOP Preferred Stock shall be entitled to participate therein on substantially the same terms as holders of Common Stock. All calculations under this Section 6 shall be made to the nearest cent (with $.005 being rounded upward), one-tenth of a share (with .05 of a share being rounded upward) or, in the case of the Conversion Rate, one hundred millionth of a share (with .000000005 being rounded upward), as the case may be. Anything in this Section 6.4 to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Rate, in addition to those required by this Section 6.4, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable.

  6.5 If:

    (a) the Corporation shall declare a dividend or any other distribution on the Common Stock (other than the Rights); or

    (b) the Corporation shall authorize the granting to the holders of the Common Stock of Equity Securities (other than Common Stock) to subscribe for or purchase any Equity Security; or

    (c) there shall be any reclassification of the Common Stock (other than an event to which Section 6.4(a) applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

    (d) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

    (e) there shall occur any Pro Rata Repurchase,

then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of shares of the Class 1 ESOP Preferred Stock at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 10 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of Equity Securities, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of Equity Securities are to be determined, (B) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up or (C) the number of shares subject to such offer for a Pro Rata Repurchase and the purchase price payable by the Corporation pursuant to such offer. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 6.

  6.6 Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring and the manner of effecting such adjustment which

                                      B39
certificate shall be prima facie evidence of the correctness of such adjustment. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the effective date of such adjustment or adjustments and shall mail such notice of such adjustment or adjustments to the holder of each share of Class 1 ESOP Preferred Stock at such holder's last address as shown on the stock records of the Corporation.

  6.7 In any case in which Section 6.4 provides that an adjustment shall become effective on the day next following a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Class 1 ESOP Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock or other securities issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock or other securities issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fraction pursuant to
Section 6.3.

  6.8 For purposes of this Section 6, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation or any subsidiary. The Corporation shall not pay a dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

  6.9 There shall be no adjustment of the Conversion Rate in case of the issuance of any stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in Section 6 or
Section 7. If any action or transaction would require adjustment of the Conversion Rate pursuant to more than one paragraph of this Section 6, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

  6.10 If the Corporation shall take any action affecting the Common Stock, other than action described in this Section 6, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the shares of Class 1 ESOP Preferred Stock, the Conversion Rate for the Class 1 ESOP Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

  6.11 The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Class 1 ESOP Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Class 1 ESOP Preferred Stock not theretofore converted. For purposes of this Section 6.11, the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Class 1 ESOP Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

  The Corporation covenants that any shares of Common Stock issued upon conversion of the Class 1 ESOP Preferred Stock shall be validly issued, fully paid and non-assessable.

  The Corporation shall endeavor to list the shares of Common Stock (or other securities) required to be delivered upon conversion of the Class 1 ESOP Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock (or other securities) is listed at the time of such delivery.

  Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Class 1 ESOP Preferred Stock, the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

                                      B40

  6.12 The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the Class 1 ESOP Preferred Stock pursuant hereto; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Class 1 ESOP Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting any such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

  6.13 If, prior to the Distribution Date (as defined for purposes of the Rights), the Corporation shall issue shares of Common Stock upon conversion of shares of Class 1 ESOP Preferred Stock as contemplated by this Section 6, the Corporation shall issue together with each such share of Common Stock that number of Rights as are then issuable, pursuant to the Rights Agreement (or any successor rights plan or plans adopted in replacement of the Rights Agreement), per share of such Common Stock so issued, but only if at such time such Rights or rights are, pursuant to the relevant rights agreement, to be represented by certificates representing shares of Common Stock and have not expired.

  Section 7. Consolidation, Merger, etc.

  7.1 In case the Corporation shall enter into any consolidation, merger, share exchange or similar transaction, however named, pursuant to which the outstanding shares of Common Stock are to be exchanged solely for or changed, reclassified or converted solely into stock of any successor or resulting or other company (including the Corporation) that constitutes "qualifying employer securities" with respect to holders of Class 1 ESOP Preferred Stock within the meaning of Section 409(l) of the Code and Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended, or any successor provisions of law, and, if applicable, for a cash payment in lieu of fractional shares, if any, proper provisions shall be made so that upon consummation of such transaction, the shares of Class 1 ESOP Preferred Stock shall be converted into or exchanged for preferred stock of such successor or resulting or other company, having in respect of such company, the same powers, preferences and relative, participating, optional or other special rights (including the rights provided by this Section 7), and the qualifications, limitations or restrictions thereof, that the Class 1 ESOP Preferred Stock had, in respect of the Corporation, immediately prior to such transaction, except that after such transaction each share of preferred stock of the surviving or resulting or other company so received in such transaction upon conversion or exchange of the Class 1 ESOP Preferred Stock shall be convertible, otherwise on the terms and conditions provided by Section 6 hereof, into the number and kind of "qualifying employer securities" receivable in such transaction by a holder of the number of shares of Common Stock into which a share of Class 1 ESOP Preferred Stock could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holders of the Class 1 ESOP Preferred Stock, then the shares of preferred stock of the surviving or resulting or other company received in such transaction upon conversion or exchange of Class 1 ESOP Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be convertible into or exchangeable solely for "qualifying employer securities" (together, if applicable, with a cash payment in lieu of fractional shares) with the effect provided above on the basis of the number and kind of qualifying employer securities receivable in such transaction by a holder of the number of shares of Common Stock into which such shares of Class 1 ESOP Preferred Stock could have been converted immediately prior to such transaction (provided that if the kind or amount of qualifying employer securities receivable in such transaction is not the same for each such share of Common Stock, then the kind and amount so receivable in such transaction for each share of Common Stock for this purpose shall be deemed to be the kind and amount so receivable per share by the plurality of such shares of Common Stock). The rights of the preferred stock of such successor or resulting or other company so received in such transaction upon conversion or exchange of the Class 1 ESOP Preferred Stock shall successively be subject to adjustments pursuant to Section 6 hereof following

                                      B41
such transaction as nearly equivalent to the adjustments provided for by such Sections prior to such transaction.

  7.2 In case the Corporation shall enter into any consolidation, merger, share exchange or similar transaction, however named, pursuant to which the outstanding shares of Common Stock are to be exchanged for or changed, reclassified or converted into other stock or securities or cash or any other property, or any combination thereof, other than any such consideration which is constituted solely of "qualifying employer securities" (as referred to in Section 7.1) and cash payments, if applicable, in lieu of fractional shares, proper provisions shall be made so that upon consummation of such transaction the outstanding shares of Class 1 ESOP Preferred Stock shall, by virtue of such transaction and on the same terms as are applicable to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable by holders of the number of shares of Common Stock into which such shares of Class 1 ESOP Common Stock Preferred Stock could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by holders of the Class 1 ESOP Preferred Stock, then the shares of Class 1 ESOP Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of Common Stock into which such shares of Class 1 ESOP Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election to receive any kind or amount of stock, securities, cash or other property receivable in such transaction (provided that if the kind or amount of stock, securities, cash or other property receivable in such transaction are not the same for each non-electing share, then the kind and amount of stock, securities, cash or other property so receivable upon such transaction for each non-electing share shall be the kind and amount so receivable per share by the plurality of the non-electing shares).

  7.3 In case the Corporation shall enter into any agreement providing for any consolidation, merger, share exchange or similar transaction described in this
Section 7, then the Corporation shall as soon as practicable thereafter (and in any event at least fifteen (15) Business Days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of Class 1 ESOP Preferred Stock. The Corporation shall not consummate any consolidation, merger, share exchange or similar transaction unless all of the terms of this Section 7 have been complied with.

  Section 8. Ranking.

  8.1 Any class or series of stock of the Corporation shall be deemed to rank:

    (a) prior to the Class 1 ESOP Preferred Stock, as to the payment of dividends or as to distributions of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class 1 ESOP Preferred Stock;

    (b) on a parity with the Class 1 ESOP Preferred Stock as to the payment of dividends, whether or not the dividend rates or dividend payment dates thereof be different from those of the Class 1 ESOP Preferred Stock, if the holders of such class or series of stock and the Class 1 ESOP Preferred Stock shall be entitled to the receipt of dividends in proportion to their respective amounts of accrued and unpaid dividends per share, without preference or priority one over the other, and on a parity with the Class 1 ESOP Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof be different from those of the Class 1 ESOP Preferred Stock, if the holder of such class or series of stock and the Class 1 ESOP Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in

                                      B42
  proportion to their respective liquidation preferences, without preference or priority one over the other; and

    (c) junior to the Class 1 ESOP Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of Class 1 ESOP Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series.

  8.2 The Series A Preferred Stock and the Series B Preferred Stock shall each be deemed to rank prior to the Class 1 ESOP Preferred Stock both as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up. The Series D Preferred Stock shall be deemed to rank prior to the Class 1 ESOP Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up. The Class 2 ESOP Preferred Stock shall be deemed to rank on a parity with the Class 1 ESOP Preferred Stock as to the payment of Participating Dividends and as to amounts distributable upon liquidation, dissolution or winding up and the Class 2 ESOP Preferred Stock shall be deemed to rank junior to the Class 1 ESOP Preferred Stock as to the payment of Fixed Dividends on the Class 1 Preferred Stock. The Common Stock, the Director Preferred Stocks, the Voting Preferred Stocks and the Series C Preferred Stock shall each be deemed to rank junior to the Class 1 ESOP Preferred Stock both as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up.

  Section 9. Voting. The holders of shares of Class 1 ESOP Preferred Stock shall have the following voting rights:

  9.1 Unless the affirmative vote or consent of the holders of a greater number of shares of Class 1 ESOP Preferred Stock shall then be required by law or this Restated Certificate, and in addition to any other vote required by law or this Restated Certificate, the affirmative vote or written consent of the holders of at least a majority of all of the outstanding shares of Class 1 ESOP Preferred Stock, voting separately as a class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) that would adversely affect the preferences, rights, powers or privileges of the Class 1 ESOP Preferred Stock; provided, however, that the amendment of the provisions of this Restated Certificate so as to authorize or create, or to increase the authorized amount of, any class or series of stock of the Corporation ranking on a parity with or junior to the Class 1 ESOP Preferred Stock both as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation shall not be deemed to adversely affect the preferences, rights, powers or privileges of Class 1 ESOP Preferred Stock.

  9.2 Unless the affirmative vote or consent of the holders of a greater number of shares of Class 1 ESOP Voting Preferred Stock shall then be required by law or this Restated Certificate, and in addition to any other vote required by law or this Restated Certificate, the affirmative vote or written consent of the holders of at least a majority of all of the outstanding shares of Class 1 ESOP Preferred Stock, voting separately as a class, shall be necessary for authorizing, effecting or validating the creation, authorization or issuance of any shares of any class or series of stock of the Corporation ranking prior to the Class 1 ESOP Preferred Stock either as to payment of dividends or as to distributions upon liquidation, dissolution or winding up, or the reclassification of any authorized stock of the Corporation into any such prior shares, or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any such prior shares.

  9.3 For purposes of the foregoing provisions of Sections 9.1 and 9.2, each share of Class 1 ESOP Preferred Stock shall have one (1) vote per share. Except as otherwise required by applicable law or as set forth herein, the shares of Class 1 ESOP Preferred Stock shall not have any relative, participating, optional

                                      B43
or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

  Section 10. No Redemption. The Class 1 ESOP Preferred Stock shall not be redeemable in whole or in part.

  Section 11. Rights. The Corporation shall take such actions as are necessary to cause each share of Class 1 ESOP Preferred Stock to also represent, prior to the Distribution Date (as defined for purposes of the Rights Agreement), that number of Rights as are then associated with the number of shares of Common Stock into which such share of Class 1 ESOP Preferred Stock is then convertible and to cause such Rights to be distributable to, and transferable and exercisable by, holders of Class 1 ESOP Preferred Stock at the time and upon terms substantially the same as those applicable to holders of Common Stock.

  Section 12. Record Holders. The Corporation and the Transfer Agent (if other than the Corporation) may deem and treat the record holder of any shares of Class 1 ESOP Preferred Stock as the true and lawful owner thereof for all purposes, and, except as otherwise provided by law, neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

                                    PART III

                    Class 2 ESOP Convertible Preferred Stock

  Unless otherwise indicated, any reference in this Article FOURTH, Part III to "Section", "Subsection", "paragraph", "subparagraph" or "clause" shall refer to a Section, Subsection, paragraph, subparagraph or clause of this Article FOURTH, Part III.

  Section 1. Number of Shares; Designation; Issuance and Automatic Conversion.

  1.1 The Class 2 ESOP Convertible Preferred Stock of the Corporation (the "Class 2 ESOP Preferred Stock") shall consist of 25,000,000 shares, par value $0.01 per share.

  1.2 Shares of Class 2 ESOP Preferred Stock shall be issued only to a trustee or trustees acting on behalf of (i) the UAL Corporation Employee Stock Ownership Plan, or (ii) the UAL Corporation Supplemental ESOP (either of (i) or
(ii), a "Plan"). In the event of any sale, transfer or other disposition (including, without limitation, upon a foreclosure or other realization upon shares of Class 2 ESOP Preferred Stock pledged as security for any loan or loans made to a Plan or to the trustee or the trustees acting on behalf of a
Plan) (hereinafter a "transfer") of shares of Class 2 ESOP Preferred Stock to any person (including, without limitation, any participant in a Plan) other than (x) any trustee or trustees of a Plan or (y) any pledgee of such shares acquiring such shares as security for any loan or loans made to a Plan or to any trustee or trustees acting on behalf of a Plan, the shares of Class 2 ESOP Preferred Stock so transferred, upon such transfer and without any further action by the Corporation or the transferee, shall be automatically converted into shares of Common Stock at the applicable Conversion Rate in accordance with Section 6 hereof and thereafter such transferee shall not have any of the voting powers, preferences or relative, participating, optional or special rights ascribed to shares of Class 2 ESOP Preferred Stock hereunder, but, rather, shall have only the powers and rights pertaining to the Common Stock into which such shares of Class 2 ESOP Preferred Stock shall have been so converted. In the event of any such automatic conversion provided for in this
Section 1.2, such transferee shall be treated for all purposes as the record holder of the shares of Common Stock into which the Class 2 ESOP Preferred Stock shall have been converted as of the date of such conversion. Certificates representing shares of Class 2 ESOP Preferred Stock shall be legended to reflect such consequences of a transfer. Notwithstanding the foregoing provisions of this Section 1, shares of Class 2 ESOP Preferred Stock may be converted into shares of Common Stock as provided by Section 6 hereof and the shares of Common Stock issued upon any conversion in accordance with Section 6 hereof or this Section 1.2 may be transferred by the holder thereof as permitted by law.

                                      B44

  Section 2. Definitions. For purposes of the Class 2 ESOP Preferred Stock, the following terms shall have the meanings indicated:

  2.1 "Affiliate" shall have the meaning defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or any successor thereto.

  2.2 "Board of Directors" shall mean the board of directors of the Corporation or any committee authorized by such board of directors to perform any of its responsibilities with respect to the Class 2 ESOP Preferred Stock.

  2.3 "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

  2.4 "Class 1 ESOP Preferred Stock" shall mean the Class 1 ESOP Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

  2.5 "Class 2 ESOP Preferred Stock" shall have the meaning set forth in
Section 1 hereof.

  2.6 "Class I Preferred Stock" shall mean the Class I Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.7 "Class IAM Preferred Stock" shall mean the Class IAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.8 "Class M Voting Preferred Stock" shall mean the Class M ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.9 "Class P Voting Preferred Stock" shall mean the Class P ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.10 "Class Pilot MEC Preferred Stock" shall mean the Class Pilot MEC Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.11 "Class S Voting Preferred Stock" shall mean the Class S ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.12 "Class SAM Preferred Stock" shall mean the Class SAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.13 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

  2.14 "Common Stock" shall mean the common stock of the Corporation, par value $0.01 per share.

  2.15 "Conversion Rate" shall have the meaning set forth in Section 6.1 hereof.

  2.16 "Current Market Price" of publicly traded shares of Common Stock or any other class or series of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted for trading on the New York Stock Exchange, Inc. ("NYSE"), on the principal national securities exchange on which such security is listed or admitted for trading or quoted or, if not listed or admitted for trading or quoted on any national securities exchange, on the Nasdaq National Market, or, if such security is not quoted on such National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if bid and asked prices

                                      B45
for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors.

  2.17 "Director Preferred Stocks" shall mean collectively, the Class I Preferred Stock, the Class IAM Preferred Stock, the Class Pilot MEC Preferred Stock and the Class SAM Preferred Stock.

  2.18 "Dividend Payment Date" shall mean the penultimate Business Day in each year, commencing on such penultimate Business Day in 1994; provided that, with respect to the Dividend Period beginning on January 1, 2000 and ending on March 31, 2000, the Dividend Payment Date shall be the penultimate Business Day in the calendar quarter ending March 31, 2000.

  2.19 "Dividend Periods" shall mean annual dividend periods commencing on the last Business Day of each year and ending on and including the penultimate Business Day of the next succeeding year (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include the penultimate Business Day in 1994).

  2.20 "Equity Securities" shall mean the Common Stock or any debt, equity or other security or contractual right convertible into or exercisable or exchangeable for, or based on the value of, the Common Stock or any warrants, options or other rights to purchase the Common Stock or other Equity Securities (other than the Rights).

  2.21 "ESOP Preferred Stocks" shall mean, collectively, the Class 2 ESOP Preferred Stock and the Class 1 ESOP Preferred Stock.

  2.22 "Extraordinary Distribution" shall mean any single dividend or other distribution (including by reclassification of shares or recapitalization of the Corporation, as well as any such dividend or distribution made in connection with a merger or consolidation in which the Corporation is the continuing corporation and the Common Stock is not changed or exchanged) to holders of Common Stock (effected while any of the shares of Class 2 ESOP Preferred Stock are outstanding) (i) of cash, where the aggregate amount of such single cash dividend or distribution together with the amount of all cash dividends and distributions made to holders of Common Stock during the period from the latest to occur of the Issue Date or the most recent Dividend Payment Date until the payment date for such cash dividend or distribution to holders of Common Stock, when combined with the aggregate amount of all previous Pro Rata Repurchases during such period (for this purpose, including only that portion of the aggregate purchase price of each such Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the Business Day prior to the public announcement of such Pro Rata Repurchase made during such period), exceeds twelve and one-half percent (12 1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the record date for determining the shareholders entitled to receive such Extraordinary Distribution and (ii) of any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation (other than securities of the type referred to in Sections 6.4(b) and 6.4(c) hereof), evidences of indebtedness of the Corporation or any other person or any other property (including, without limitation, shares of capital stock of any subsidiary of the Corporation), or any combination thereof. The Fair Market Value of any such single dividend or other distribution that, pursuant to clause (i), constitutes an Extraordinary Distribution shall for purposes of the first paragraph of Section 6.4(d) hereof be the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any other cash dividends and distributions made within the relevant period referred to above to holders of Common Stock to the extent such other dividends and distributions were not previously included in the calculation of an adjustment pursuant to the first paragraph of Section 6.4(d) hereof within such period.

  2.23 "Fair Market Value" shall mean the average of the daily Current Market Prices of the security in question during the five (5) consecutive Trading Days before the earlier of the day in question and the "ex" date with respect to the issuance or distribution requiring such computation. The term " "ex' date," when

                                      B46
used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price. With respect to any asset or security for which there is no Current Market Price, the Fair Market Value of such asset or security shall be determined in good faith by the Board of Directors.

  2.24 "Issue Date" shall mean the first date on which shares of Class 2 ESOP Preferred Stock are issued.

  2.25 "Liquidation Preference" shall have the meaning set forth in Section 4.1 hereof.

  2.26 "Measuring Date" shall mean that date which is the 365th day following the Issue Date.

  2.27 "Non-Dilutive Amount" in respect of an issuance, sale or exchange by the Corporation of any Equity Securities (other than Common Stock) shall mean the excess of (i) the product of the Fair Market Value of a share of Common Stock on the day preceding the first public announcement of such issuance, sale or exchange multiplied by the maximum number of shares of Common Stock which could be acquired on such date upon the exercise, conversion or exchange in full of such Equity Securities (and any Equity Securities receivable upon exercise, conversion or exchange thereof), whether or not then exercisable, convertible or exchangeable at such date, over (ii) the aggregate amount payable pursuant to the exercise, conversion or exchange of such Equity Securities, whether or not then exercisable, convertible or exchangeable, to purchase or acquire such maximum number of shares of Common Stock (and any Equity Securities receivable upon exercise, conversion or exchange thereof); provided, however, that in no event shall the Non-Dilutive Amount be less than zero. For purposes of the foregoing sentence, the amount payable pursuant to the exercise, conversion or exchange of such Equity Securities to purchase or acquire shares of Common Stock shall be deemed to be the Fair Market Value of the consideration payable pursuant to the exercise, conversion or exchange of such Equity Securities on the date of the issuance, sale or exchange of such Equity Securities by the Corporation (excluding for that purpose the Fair Market Value of the Equity Security to be so exercised, converted or exchanged).

  2.28 "Pro Rata Repurchase" shall mean any purchase of shares of Common Stock by the Corporation or any Affiliate thereof, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of Class 2 ESOP Preferred Stock are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that "Pro Rata Repurchase" shall not include any purchase of shares by the Corporation or any subsidiary thereof made in open market transactions substantially in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act or on such other terms and conditions as the Board of Directors shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock. The "Effective Date" of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

  2.29 "Restated Certificate" shall mean the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

  2.30 "Rights" shall mean the rights of the Corporation issued or issuable under the Corporation's Rights Agreement dated as of December 11, 1986, and as amended from time to time (the "Rights Agreement"), or rights to purchase any capital stock of the Corporation issued or issuable under any successor shareholder rights plan or plans adopted in replacement of the Rights Agreement.

                                      B47

  2.31 "Series A Debentures" shall mean the Series A Debentures due 2004 of United Air Lines, Inc.

  2.32 "Series A Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series A Convertible Preferred Stock in Article FOURTH, Part I.A of this Restated Certificate.

  2.33 "Series B Debentures" shall mean the Series B Debentures due 2014 of United Air Lines, Inc.

  2.34 "Series B Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series B Preferred Stock in Article FOURTH, Part I.B of this Restated Certificate.

  2.35 "Series C Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series C Junior Participating Preferred Stock in Article FOURTH, Part I.C of this Restated Certificate.

  2.36 "Series D Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series D Redeemable Preferred Stock in Article FOURTH, Part I.D of this Restated Certificate.

  2.37 [Reserved]

  2.38 "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking on a parity with or junior to the Class 2 ESOP Preferred Stock as to the payment of dividends or distributions are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class 2 ESOP Preferred Stock shall mean, with respect to such dividends or distributions, placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

  2.39 "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading or quoted on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading or quoted on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such National Market, in the applicable securities market in which the securities are traded.

  2.40 "Transfer Agent" means the Corporation or such agent or agents of the Corporation as may be designated from time to time by the Board of Directors as the transfer agent for the Class 2 ESOP Preferred Stock.

  2.41 "Voting Preferred Stocks" shall mean collectively, the Class M Voting Preferred Stock, the Class P Voting Preferred Stock and the Class S Voting Preferred Stock.

  Section 3. Dividends.

  3.1 The holders of shares of the Class 2 ESOP Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available for that purpose, dividends payable in cash at the rate (per outstanding share of Common Stock) equal to the dividends which would have been received during the applicable Dividend Period with respect to the shares of Common Stock which would have been issued upon conversion of the Class 2 ESOP Preferred Stock had the Class 2 ESOP Preferred Stock been outstanding as Common Stock at each relevant time in order to receive such dividends (but only to the

                                      B48
extent such dividends do not constitute an Extraordinary Distribution under clause (i) of the definition thereof), which dividends (hereinafter referred to as "Participating Dividends") shall be paid in cash, pro-rata to each holder of Class 2 ESOP Preferred Stock. Such Participating Dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be assets of the Corporation legally available for the payment of such Participating Dividends and whether or not the Board of Directors shall have declared such Participating Dividends, and shall be payable annually (except as otherwise provided herein) when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates, commencing on the penultimate Business Day of 1994. Each such Participating Dividend shall be payable in arrears to the holders of record of shares of the Class 2 ESOP Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, which shall not be more than 60 days nor less than 10 days preceding the Dividend Payment Dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid Participating Dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. Holders of the Class 2 ESOP Preferred Stock shall be entitled to the cumulative Participating Dividend provided in this Section 3.1 and shall not be entitled to any other dividends in excess thereof. In the event that an adjustment is made pursuant to the second paragraph of Section 6.4(d) with respect to shares of Class 2 ESOP Preferred Stock converted during the applicable Dividend Period, the amount of Participating Dividend to be paid in accordance with the preceding sentence shall be reduced by an amount equal to the product of (x) the number of shares of Common Stock into which such converted shares of Class 2 ESOP Preferred Stock would have been converted in the absence of such adjustment and (y) the amount of the cash dividend or distributions per share of Common Stock in respect of which such adjustment was made.

  3.2 Except as provided in Section 3.1, holders of shares of Class 2 ESOP Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative Participating Dividends, as herein provided, on the Class 2 ESOP Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any Participating Dividend payment or payments on the Class 2 ESOP Preferred Stock that may be in arrears.

  3.3 So long as any shares of the Class 2 ESOP Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any other class or series of stock of the Corporation ranking on a parity with the Class 2 ESOP Preferred Stock as to the payment of dividends for any period unless full cumulative Participating Dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Class 2 ESOP Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividends on such class or series of parity stock. When Participating Dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class 2 ESOP Preferred Stock and such parity stock shall be declared ratably in proportion to the respective amounts of Participating Dividends accumulated and unpaid on the Class 2 ESOP Preferred Stock and dividends accumulated and unpaid on such parity stock.

  3.4 So long as any shares of the Class 2 ESOP Preferred Stock are outstanding, no dividends (other than (i) the Rights and (ii) dividends or distributions paid in shares of, or options, warrants, or rights to subscribe for or purchase shares of, any class or series of stock of the Corporation that is junior to the Class 2 ESOP Preferred Stock as to the payment of dividends) shall be declared or paid or set apart for payment or other distribution declared or made upon any class or series of stock of the Corporation that is junior to the Class 2 ESOP Preferred Stock as to the payment of dividends, nor shall any other class or series of stock of the Corporation ranking on a parity with or junior to the Class 2 ESOP Preferred Stock as to the payment of dividends or as to distributions upon liquidation, dissolution or winding up of the Corporation, be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the

                                      B49
redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for any class or series of stock of the Corporation that is junior to the Class 2 ESOP Preferred Stock as to the payment of dividends and as to distributions upon liquidation, dissolution or winding up of the Corporation), unless in each case the full cumulative Participating Dividends on all outstanding shares of the Class 2 ESOP Preferred Stock shall have been paid or set apart for payment for all past Dividend Periods with respect to the Class 2 ESOP Preferred Stock and such parity stock.

  Section 4. Payments upon Liquidation.

  4.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of any class or series of stock of the Corporation that ranks junior to the Class 2 ESOP Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, the holders of the shares of Class 2 ESOP Preferred Stock shall be entitled to receive an amount equal to $[ * ] per share of Class 2 ESOP Preferred Stock plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (collectively, the "Liquidation Preference"), but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Class 2 ESOP Preferred Stock shall be insufficient to pay in full the Liquidation Preference and the liquidation preference on all other shares of any class or series of stock of the Corporation that ranks on a parity with the Class 2 ESOP Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Class 2 ESOP Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such shares of Class 2 ESOP Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more corporations, or (ii) a sale, lease, exchange or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

  4.2 Subject to the rights of the holders of shares of any class or series of stock ranking prior to or on a parity with the Class 2 ESOP Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of the Class 2 ESOP Preferred Stock, as and to the fullest extent provided in this Section 4, any other class or series of stock of the Corporation that ranks junior to the Class 2 ESOP Preferred Stock as to amounts distributable upon dissolution, liquidation or winding up of the Corporation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class 2 ESOP Preferred Stock shall not be entitled to share therein.

  Section 5. Shares to be Retired. All shares of Class 2 ESOP Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be retired and shall not be reissued.

  Section 6. Conversion. Holders of shares of Class 2 ESOP Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock as follows:

  6.1 Subject to and upon compliance with the provisions of this Section 6, a holder of shares of Class 2 ESOP Preferred Stock shall have the right, at such holder's option, at any time and from time to time, to convert all or any of such shares into fully paid and nonassessable shares of Common Stock at a rate of one share of Common Stock for one share of Class 2 ESOP Preferred Stock, subject to adjustment as provided in this Section 6 (as so adjusted, the "Conversion Rate") by surrendering such shares to be converted, such
- --------
* The liquidation preference shall equal, on a per-share basis, the price per share paid by the ESOP Trustee for the Class 1 ESOP Preferred Stock in the sale which occurs at the Effective Time.

                                      B50
surrender to be made in the manner provided in Section 6.2. Certificates shall be issued for the remaining shares of Class 2 ESOP Preferred Stock if fewer than all of the shares of Class 2 ESOP Preferred Stock represented by a certificate are converted.

  6.2 In order to exercise the conversion right, the holder of shares of Class 2 ESOP Preferred Stock to be converted shall surrender the certificate or certificates representing such shares, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent in the Borough of Manhattan, City of New York, accompanied by written notice to the Corporation that the holder thereof elects to convert Class 2 ESOP Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Class 2 ESOP Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid or that no such taxes are payable).

  Holders of shares of Class 2 ESOP Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date. The Corporation shall make no payment or allowance for unpaid dividends on the shares of Common Stock issued upon such conversion.

  As promptly as practicable after the surrender of certificates for shares of Class 2 ESOP Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with provisions of this Section 6, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 6.3.

  Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Class 2 ESOP Preferred Stock shall have been surrendered and such notice (and if applicable, payment of an amount equal to the dividend payable on such shares) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Rate in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date upon which such shares shall have been surrendered and such notice received by the Corporation.

  6.3 No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Class 2 ESOP Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Class 2 ESOP Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one certificate shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class 2 ESOP Preferred Stock so surrendered.

  6.4 The Conversion Rate shall be adjusted from time to time as follows:

  (a) In case the Corporation shall, at any time or from time to time while any of the shares of Class 2 ESOP Preferred Stock are outstanding, (i) pay a dividend or make a distribution on its capital stock in shares of its Common Stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, (iii) combine its outstanding Common Stock into a smaller number of shares or (iv) issue any shares of capital

                                      B51
stock by reclassification of its Common Stock, the Conversion Rate in effect at the opening of business on the day next following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Class 2 ESOP Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other capital stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (a) shall become effective immediately after the opening of business on the day next following the record date (except as provided in Section 6.7 below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

  (b) In case the Corporation shall, at any time or from time to time while any of the shares of Class 2 ESOP Preferred Stock are outstanding, issue Equity Securities (other than Common Stock and the Rights) (the "Issued Equity Securities") to all holders of shares of its Common Stock entitling them (for a period expiring within 45 days after the record date for such issuance) to subscribe for or purchase (whether by exercise, conversion, exchange or otherwise) shares of Common Stock (or other Equity Securities) at a price per share less than the Fair Market Value of the Common Stock (or the other Equity Security to be acquired) at such record date (treating the price per share of the Equity Securities to be acquired as equal to (x) the sum of (i) the Fair Market Value of the consideration payable for a unit of the Equity Security plus (ii) the Fair Market Value of any additional consideration initially payable upon the exercise, conversion or exchange of such security into Common Stock divided by (y) the number of shares of Common Stock initially underlying or that may be acquired upon the exercise, conversion or exchange of such Equity Security), the Conversion Rate shall be adjusted so that it shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the date of issuance of such Issued Equity Securities by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such Issued Equity Securities plus
(B) the number of additional shares of Common Stock offered for subscription or purchase (including, without limitation, the security underlying or that may be acquired upon the exercise, conversion or exchange of the Equity Securities so offered) and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such Issued Equity Securities plus (B) the number of shares of Common Stock that the aggregate offering price of the total number of shares so offered for subscription or purchase (including, without limitation, the Fair Market Value of the consideration payable for a unit of the Equity Securities so offered plus the Fair Market Value of any additional consideration payable upon exercise, conversion or exchange of such Equity Securities) would purchase at such Fair Market Value of the Common Stock as of the record date for such issuance. Such adjustment shall become effective as of the record date for the determination of stockholders entitled to receive such Issued Equity Securities (except as provided in Section 6.6 below).

  (c) In case the Corporation shall, at any time or from time to time while any of the shares of Class 2 ESOP Preferred Stock are outstanding, issue, sell or exchange shares of Common Stock (other than pursuant to any Rights, Equity Securities issued in connection with any employee or director incentive or benefit plan or arrangement of the Corporation or any subsidiary or any Equity Security theretofore outstanding entitling the holder to purchase or acquire shares of Common Stock) for a consideration having a Fair Market Value on the date of such issuance, sale or exchange less than the Fair Market Value of such shares of Common Stock on the date of such issuance, sale or exchange, then the Conversion Rate in effect immediately prior to such issuance, sale or exchange shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the product of (i) the Fair Market Value of a share of Common Stock on the Trading Day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (ii) the sum of the number of shares of Common Stock outstanding on such day plus the number of shares of Common Stock so issued, sold or exchanged by the Corporation, and the denominator of which

                                      B52
shall be the sum of (i) the Fair Market Value of all the shares of Common Stock outstanding on the Trading Day immediately preceding the first public announcement of such issuance, sale or exchange plus (ii) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange of shares of Common Stock. In case the Corporation shall, at any time or from time to time while any of the shares of Class 2 ESOP Preferred Stock are outstanding, issue, sell or exchange any Equity Security (other than any Rights, Equity Securities issued in connection with any employee or director incentive or benefit plan or arrangement of the Corporation or any subsidiary or Common Stock) other than any such issuance to all holders of shares of Common Stock as a dividend or distribution (including by way of a reclassification of shares or a recapitalization of the Corporation) for a consideration having a Fair Market Value on the date of such issuance, sale or exchange less than the Non-Dilutive Amount, then the Conversion Rate shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the product of (i) the Fair Market Value of a share of Common Stock on the Trading Day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (ii) the sum of the number of shares of Common Stock outstanding on such day plus the maximum number of shares of Common Stock underlying or which could be acquired pursuant to such Equity Security at the time of the issuance, sale or exchange of such Equity Security (assuming shares of Common Stock could be acquired pursuant to such Equity Security at such time), and the denominator of which shall be the sum of
(i) the Fair Market Value of all the shares of Common Stock outstanding on the Trading Day immediately preceding the first public announcement of such issuance, sale or exchange plus (ii) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange of such Equity Security plus (iii) the Fair Market Value as of the time of such issuance of the consideration which the Corporation would receive upon exercise, conversion or exchange in full of all such Equity Securities.

  (d) In case the Corporation shall, at any time or from time to time while any of the shares of Class 2 ESOP Preferred Stock are outstanding, make an Extraordinary Distribution in respect of the Common Stock or effect a Pro Rata Repurchase of Common Stock, the Conversion Rate in effect immediately prior to such Extraordinary Distribution or Pro Rata Repurchase shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the product of (i) the number of shares of Common Stock outstanding immediately before such Extraordinary Dividend or Pro Rata Repurchase (minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation) multiplied by (ii) the Fair Market Value of a share of Common Stock on the record date with respect to such Extraordinary Distribution or on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect a Pro Rata Repurchase, as the case may be, and the denominator of which shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase multiplied by (y) the Fair Market Value of a share of Common Stock on the record date with respect to such Extraordinary Distribution, or on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect a Pro Rata Repurchase, as the case may be, minus (ii) the Fair Market Value of the Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be (provided that such denominator shall never be less than 1.0); provided, however, that no Pro Rata Repurchase shall cause an adjustment to the Conversion Rate unless the amount of all cash dividends and distributions made to holders of Common Stock during the period from the latest to occur of the Issue Date or the most recent Dividend Payment Date preceding the Effective Date of such Pro Rata Repurchase, when combined with the aggregate amount of all Pro Rata Repurchases, including such Pro Rata Repurchase (for all purposes of this Section 7.4(d), including only that portion of the Fair Market Value of the aggregate purchase price of each Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect each such Pro Rata Repurchase), the Effective Dates of which fall within such period, exceeds twelve and one-half percent (12 1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase. Such adjustment shall become effective immediately after the record date

                                      B53
for the determination of stockholders entitled to receive such Extraordinary Distribution or immediately after the Effective Date of such Pro Rata Repurchase.

  Solely as an adjustment applicable to shares of Class 2 ESOP Preferred Stock that are being converted into Common Stock as of a given date, and not as a permanent adjustment to the Conversion Rate, the Conversion Rate in effect immediately prior to such conversion shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the product of
(i) the number of shares of Common Stock outstanding immediately before such conversion multiplied by (ii) the Fair Market Value of a share of Common Stock on the date of such conversion, and the denominator of which shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such conversion multiplied by (y) the Fair Market Value of a share of Common Stock on the date of such conversion minus (ii) the Fair Market Value of the cash dividends and distributions made on or before the date of such conversion with a record date after the later of the Issue Date or the most recent Dividend Payment Date upon which Participating Dividends were paid in full, but only to the extent that such cash dividends and distributions (a) would entitle the holders of the shares of Class 2 ESOP Preferred Stock outstanding on such conversion date to a dividend under Section 3.1 that has not been paid and (b) would not constitute an Extraordinary Distribution (provided that such denominator shall never be less than 1.0).

  (e) No adjustment in the Conversion Rate shall be required unless such adjustment would require a cumulative increase or decrease of at least 0.01% in such rate; provided that any adjustments that by reason of this subparagraph
(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided further that any adjustment shall be required and made in accordance with the provisions of this
Section 6.4 (other than this subparagraph (e)) not later than such time as may be required in order to preserve the taxfree nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provisions of this
Section 6, the Corporation shall not be required to make any adjustments of the Conversion Rate for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends on securities of the Corporation so long as the holders of the Class 2 ESOP Preferred Stock shall be entitled to participate therein on substantially the same terms as holders of Common Stock. All calculations under this Section 6 shall be made to the nearest cent (with $.005 being rounded upward), one-tenth of a share (with .05 of a share being rounded upward) or, in the case of the Conversion Rate, one hundred millionth of a share (with .000000005 being rounded upward), as the case may be. Anything in this Section 6.4 to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Rate, in addition to those required by this
Section 6.4, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribu tion of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable.

  6.5 If:

  (a) the Corporation shall declare a dividend or any other distribution on the Common Stock (other than the Rights); or

  (b) the Corporation shall authorize the granting to the holders of the Common Stock of Equity Securities (other than Common Stock) to subscribe for or purchase any Equity Security; or

  (c) there shall be any reclassification of the Common Stock (other than an event to which Section 6.4(a) applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

  (d) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

  (e) there shall occur any Pro Rata Repurchase,

                                      B54
then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of shares of the Class 2 ESOP Preferred Stock at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 10 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of Equity Securities, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of Equity Securities are to be determined, (B) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up or (C) the number of shares subject to such offer for a Pro Rata Repurchase and the purchase price payable by the Corporation pursuant to such offer. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 6.

  6.6 Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring and the manner of effecting such adjustment which certificate shall be prima facie evidence of the correctness of such adjustment. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the effective date of such adjustment or adjustments and shall mail such notice of such adjustment or adjustments to the holder of each share of Class 2 ESOP Preferred Stock at such holder's last address as shown on the stock records of the Corporation.

  6.7 In any case in which Section 6.4 provides that an adjustment shall become effective on the day next following a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Class 2 ESOP Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock or other securities issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock or other securities issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fraction pursuant to
Section 6.3.

  6.8 For purposes of this Section 6, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation or any subsidiary. The Corporation shall not pay a dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

  6.9 There shall be no adjustment of the Conversion Rate in case of the issuance of any stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in Section 6 or
Section 7. If any action or transaction would require adjustment of the Conversion Rate pursuant to more than one paragraph of this Section 6, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

  6.10 If the Corporation shall take any action affecting the Common Stock, other than action described in this Section 6, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the shares of Class 2 ESOP Preferred Stock, the Conversion Rate for the Class 2 ESOP Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

  6.11 The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Class 2 ESOP Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Class 2 ESOP Preferred Stock not theretofore converted. For purposes of this Section

                                      B55

6.11, the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Class 2 ESOP Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

  The Corporation covenants that any shares of Common Stock issued upon conversion of the Class 2 ESOP Preferred Stock shall be validly issued, fully paid and non-assessable.

  The Corporation shall endeavor to list the shares of Common Stock (or other securities) required to be delivered upon conversion of the Class 2 ESOP Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock (or other securities) is listed at the time of such delivery.

  Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Class 2 ESOP Preferred Stock, the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

  6.12 The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the Class 2 ESOP Preferred Stock pursuant hereto; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Class 2 ESOP Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting any such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

  6.13 If, prior to the Distribution Date (as defined for purposes of the Rights), the Corporation shall issue shares of Common Stock upon conversion of shares of Class 2 ESOP Preferred Stock as contemplated by this Section 6, the Corporation shall issue together with each such share of Common Stock that number of Rights as are then issuable, pursuant to the Rights Agreement (or any successor rights plan or plans adopted in replacement of the Rights Agreement), per share of such Common Stock so issued, but only if at such time such Rights or rights are, pursuant to the relevant rights agreement, to be represented by certificates representing shares of Common Stock and have not expired.

  Section 7. Consolidation, Merger, etc.

  7.1 In case the Corporation shall enter into any consolidation, merger, share exchange or similar transaction, however named, pursuant to which the outstanding shares of Common Stock are to be exchanged solely for or changed, reclassified or converted solely into stock of any successor or resulting or other company (including the Corporation) that constitutes "qualifying employer securities" with respect to holders of Class 2 ESOP Preferred Stock within the meaning of Section 409(l) of the Code and Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended, or any successor provisions of law, and, if applicable, for a cash payment in lieu of fractional shares, if any, proper provisions shall be made so that upon consummation of such transaction, the shares of Class 2 ESOP Preferred Stock shall be converted into or exchanged for preferred stock of such successor or resulting or other company, having in respect of such company, the same powers, preferences and relative, participating, optional or other special rights (including the rights provided by this Section 7), and the qualifications, limitations or restrictions thereof, that the Class 2 ESOP Preferred Stock had, in respect of the Corporation, immediately prior to such transaction, except that after such transaction each share of preferred stock of the surviving or resulting or other company so received in such transaction upon conversion or exchange of the Class 2 ESOP Preferred Stock shall be convertible, otherwise on the terms and conditions provided by Section 6 hereof, into the number and kind of "qualifying employer securities" receivable in such transaction by a holder of the number of shares of Common Stock into which a share of Class 2 ESOP Preferred Stock could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of

                                      B56

Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holders of the Class 2 ESOP Preferred Stock, then the shares of preferred stock of the surviving or resulting or other company received in such transaction upon conversion or exchange of Class 2 ESOP Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be convertible into or exchangeable solely for "qualifying employer securities" (together, if applicable, with a cash payment in lieu of fractional shares) with the effect provided above on the basis of the number and kind of qualifying employer securities receivable in such transaction by a holder of the number of shares of Common Stock into which such shares of Class 2 ESOP Preferred Stock could have been converted immediately prior to such transaction (provided that if the kind or amount of qualifying employer securities receivable in such transaction is not the same for each such share of Common Stock, then the kind and amount so receivable in such transaction for each share of Common Stock for this purpose shall be deemed to be the kind and amount so receivable per share by the plurality of such shares of Common Stock). The rights of the preferred stock of such successor or resulting or other company so received in such transaction upon conversion or exchange of the Class 2 ESOP Preferred Stock shall successively be subject to adjustments pursuant to Section 6 hereof following such transaction as nearly equivalent to the adjustments provided for by such Sections prior to such transaction.

  7.2 In case the Corporation shall enter into any consolidation, merger, share exchange or similar transaction, however named, pursuant to which the outstanding shares of Common Stock are to be exchanged for or changed, reclassified or converted into other stock or securities or cash or any other property, or any combination thereof, other than any such consideration which is constituted solely of "qualifying employer securities" (as referred to in Section 7.1) and cash payments, if applicable, in lieu of fractional shares, proper provisions shall be made so that upon consummation of such transaction the outstanding shares of Class 2 ESOP Preferred Stock shall, by virtue of such transaction and on the same terms as are applicable to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable by holders of the number of shares of Common Stock into which such shares of Class 2 ESOP Common Stock Preferred Stock could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by holders of the Class 2 ESOP Preferred Stock, then the shares of Class 2 ESOP Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of Common Stock into which such shares of Class 2 ESOP Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election to receive any kind or amount of stock, securities, cash or other property receivable in such transaction (provided that if the kind or amount of stock, securities, cash or other property receivable in such transaction are not the same for each non-electing share, then the kind and amount of stock, securities, cash or other property so receivable upon such transaction for each non-electing share shall be the kind and amount so receivable per share by the plurality of the non-electing shares).

  7.3 In case the Corporation shall enter into any agreement providing for any consolidation, merger, share exchange or similar transaction described in this
Section 7, then the Corporation shall as soon as practicable thereafter (and in any event at least fifteen (15) Business Days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of Class 2 ESOP Preferred Stock. The Corporation shall not consummate any consolidation, merger, share exchange or similar transaction unless all of the terms of this Section 7 have been complied with.

  Section 8. Ranking.

  8.1 Any class or series of stock of the Corporation shall be deemed to rank:

    (a) prior to the Class 2 ESOP Preferred Stock, as to the payment of dividends or as to distributions of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or

                                      B57
  series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class 2 ESOP Preferred Stock;

    (b) on a parity with the Class 2 ESOP Preferred Stock as to the payment of dividends, whether or not the dividend rates or dividend payment dates thereof be different from those of the Class 2 ESOP Preferred Stock, if the holders of such class or series of stock and the Class 2 ESOP Preferred Stock shall be entitled to the receipt of dividends in proportion to their respective amounts of accrued and unpaid dividends per share, without preference or priority one over the other, and on a parity with the Class 2 ESOP Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof be different from those of the Class 2 ESOP Preferred Stock, if the holder of such class or series of stock and the Class 2 ESOP Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other; and

    (c) junior to the Class 2 ESOP Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of Class 2 ESOP Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series.

  8.2 The Series A Preferred Stock and the Series B Preferred Stock, shall each be deemed to rank prior to the Class 2 ESOP Preferred Stock both as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up. The Series D Preferred Stock shall be deemed to rank prior to the Class 2 ESOP Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up. The Class 1 ESOP Preferred Stock shall be deemed to rank on a parity with the Class 2 ESOP Preferred Stock as to the payment of Participating Dividends and as to amounts distributable upon liquidation, dissolution or winding up and the Class 1 ESOP Preferred Stock shall be deemed to rank prior to the Class 2 ESOP Preferred Stock with respect to the payment of Fixed Dividends (as such term is defined in Article FOURTH, Part II of this Restated Certificate) on the Class 1 ESOP Preferred Stock. The Common Stock, the Director Preferred Stocks, the Voting Preferred Stocks and the Series C Preferred Stock shall each be deemed to rank junior to the Class 2 ESOP Preferred Stock both as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up.

  Section 9. Voting. The holders of shares of Class 2 ESOP Preferred Stock shall have the following voting rights:

  9.1 Unless the affirmative vote or consent of the holders of a greater number of shares of Class 2 ESOP Preferred Stock shall then be required by law or this Restated Certificate, and in addition to any other vote required by law or this Restated Certificate, the affirmative vote or written consent of the holders of at least a majority of all of the outstanding shares of Class 2 ESOP Preferred Stock, voting separately as a class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) that would adversely affect the preferences, rights, powers or privileges of the Class 2 ESOP Preferred Stock; provided, however, that the amendment of the provisions of this Restated Certificate so as to authorize or create, or to increase the authorized amount of, any class or series of stock of the Corporation ranking on a parity with or junior to the Class 2 ESOP Preferred Stock both as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation shall not be deemed to adversely affect the preferences, rights, powers or privileges of Class 2 ESOP Preferred Stock.

  9.2 Unless the affirmative vote or consent of the holders of a greater number of shares of Class 2 ESOP Voting Preferred Stock shall then be required by law or this Restated Certificate, and in addition to any other

                                      B58
vote required by law or this Restated Certificate, the affirmative vote or written consent of the holders of at least a majority of all of the outstanding shares of Class 2 ESOP Preferred Stock, voting separately as a class, shall be necessary for authorizing, effecting or validating the creation, authorization or issuance of any shares of any class or series of stock of the Corporation ranking prior to the Class 2 ESOP Preferred Stock either as to payment of dividends or as to distributions upon liquidation, dissolution or winding up, or the reclassification of any authorized stock of the Corporation into any such prior shares, or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any such prior shares.

  9.3 For purposes of the foregoing provisions of Sections 9.1 and 9.2, each share of Class 2 ESOP Preferred Stock shall have one (1) vote per share. Except as otherwise required by applicable law or as set forth herein, the shares of Class 2 ESOP Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

  Section 10. No Redemption. The Class 2 ESOP Preferred Stock shall not be redeemable in whole or in part.

  Section 11. Rights. The Corporation shall take such actions as are necessary to cause each share of Class 2 ESOP Preferred Stock to also represent, prior to the Distribution Date (as defined for purposes of the Rights Agreement) that number of Rights as are then associated with the number of shares of Common Stock into which such share of Class 2 ESOP Preferred Stock is then convertible and to cause such Rights to be distributable to, and transferrable and exercisable by, holders of Class 2 ESOP Preferred Stock at the time and upon terms substantially the same as those applicable to holders of Common Stock.

  Section 12. Record Holders. The Corporation and the Transfer Agent (if other than the Corporation) may deem and treat the record holder of any shares of Class 2 ESOP Preferred Stock as the true and lawful owner thereof for all purposes, and, except as otherwise provided by law, neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

                                    PART IV

                   Class P ESOP Voting Junior Preferred Stock

  Unless otherwise indicated, any reference in this Article FOURTH, Part IV to "Section", "Subsection", "paragraph", "subparagraph" or "clause" shall refer to a Section, Subsection, paragraph, subparagraph or clause of this Article FOURTH, Part IV.

  Section 1. Number of Shares; Designation; Issuances; Automatic Conversion.

  1.1 The Class P ESOP Voting Junior Preferred Stock of the Corporation (the "Class P Voting Preferred Stock") shall consist of 11,600,000 shares, par value $0.01 per share.

  1.2 Shares of Class P Voting Preferred Stock shall be issued only to a trustee or trustees acting on behalf of (i) the UAL Corporation Employee Stock Ownership Plan (the "ESOP"), (ii) the UAL Corporation Supplemental ESOP (the "Supplemental ESOP") or (iii) any other employee stock ownership trust or plan or other employee benefit plan of the Corporation or any of its subsidiaries (each, a "Plan"). In the event of any sale, transfer or other disposition (including, without limitation, upon a foreclosure or other realization upon shares of Class P Voting Preferred Stock pledged as security for any loan or loans made to a Plan or to the trustee or the trustees acting on behalf of a
Plan) (hereinafter a "transfer") of shares of Class P Voting Preferred Stock to any person (including, without limitation, any participant in a Plan) other than (x) any Plan or trustee or trustees of a Plan or (y) any pledgee of such shares acquiring such shares as security for any loan or loans made to the Plan or to any trustee or trustees acting on behalf of the Plan, the shares of

                                      B59

Class P Voting Preferred Stock so transferred, upon such transfer and without any further action by the Corporation or the holder, shall be automatically converted into shares of Common Stock at the applicable Conversion Rate in accordance with Section 9 hereof and thereafter such transferee shall not have any of the voting powers, preferences or relative, participating, optional or special rights ascribed to shares of Class P Voting Preferred Stock hereunder, but, rather, shall have only the powers and rights pertaining to the Common Stock into which such shares of Class P Voting Preferred Stock shall be so converted. In the event of any such automatic conversion provided for in this
Section 1.2, such transferee shall be treated for all purposes as the record holder of the shares of Common Stock into which the Class P Voting Preferred Stock shall have been converted as of the date of such conversion. Certificates representing shares of Class P Voting Preferred Stock shall be legended to reflect such consequences of a transfer. The shares of Common Stock issued upon any conversion in accordance with Section 9 hereof or this Section 1.2 may be transferred by the holder thereof as permitted by law.

  Section 2. Definitions. For purposes of the Class P Voting Preferred Stock, the following terms shall have the meanings indicated:

  2.1 "Available Unissued ESOP Shares" shall have the meaning set forth in Article FIFTH, Section 1.5 of this Restated Certificate.

  2.2 "Board of Directors" shall mean the board of directors of the Corporation or any committee of such board of directors authorized by such board of directors to perform any of its responsibilities with respect to the Class P Voting Preferred Stock.

  2.3 "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

  2.4 "Class 1 ESOP Convertible Preferred Stock" shall mean the Class 1 ESOP Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

  2.5 "Class 2 ESOP Convertible Preferred Stock" shall mean the Class 2 ESOP Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

  2.6 "Class I Preferred Stock" shall mean the Class I Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.7 "Class IAM Preferred Stock" shall mean the Class IAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.8 "Class M Voting Preferred Stock" shall mean the Class M ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.9 "Class P Voting Preferred Stock" shall have the meaning set forth in
Section 1 hereof.

  2.10 "Class Pilot MEC Preferred Stock" shall mean the Class Pilot MEC Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.11 "Class S Voting Preferred Stock" shall mean the Class S ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.12 "Class SAM Preferred Stock" shall mean the Class SAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.13 "Common Stock" shall mean the common stock, par value $0.01 per share, of the Corporation.

                                      B60

  2.14 "Conversion Rate" shall have the meaning set forth in Section 9.1 hereof.

  2.15 "Current Market Price" of publicly traded shares of Common Stock or any other class or series of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted for trading on the New York Stock Exchange, Inc. ("NYSE"), on the principal national securities exchange on which such security is listed or admitted for trading or quoted or, if not listed or admitted for trading or quoted on any national securities exchange, on the Nasdaq National Market or, if such security is not quoted on such National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors.

  2.16 "Director Preferred Stocks" shall mean, collectively, the Class I Preferred Stock, the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock.

  2.17 "ESOP Convertible Preferred Stocks" shall mean, collectively, the Class 1 ESOP Convertible Preferred Stock and the Class 2 ESOP Convertible Preferred Stock.

  2.18 "Issue Date" shall mean the first date on which shares of Class P Voting Preferred Stock are issued.

  2.19 "Liquidation Preference" shall have the meaning set forth in Section 4.1 hereof.

  2.20 "Measuring Date" shall mean that date which is the 365th day following the Issue Date.

  2.21 "Pilot Fraction" shall mean 0.4623.

  2.22 "Restated Certificate" shall mean the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

  2.23 "Series A Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series A Convertible Preferred Stock in Article FOURTH, Part I.A of this Restated Certificate.

  2.24 "Series B Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series B Preferred Stock in Article FOURTH, Part I.B of this Restated Certificate.

  2.25 "Series C Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series C Junior Participating Preferred Stock in Article FOURTH, Part I.C of this Restated Certificate.

  2.26 "Series D Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series D Redeemable Preferred Stock in Article FOURTH, Part I.D of this Restated Certificate.

  2.27 [Reserved]

  2.28 "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation

                                      B61
of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking on a parity with or junior to the Class P Voting Preferred Stock as to distributions upon liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class P Voting Preferred Stock shall mean, with respect to such distributions, placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

  2.29 "Termination Date" shall have the meaning set forth in Article FIFTH,
Section 1.72 of this Restated Certificate.

  2.30 "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading or quoted on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading or quoted on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such National Market, in the applicable securities market in which the securities are traded.

  2.31 "Transfer Agent" means the Corporation or such agent or agents of the Corporation as may be designated from time to time by the Board of Directors as the transfer agent for the Class P Voting Preferred Stock.

  2.32 "Voting Fraction" shall mean 0.55 with respect to votes and consents that have a record date on or prior to the Measuring Date and a fraction that is equivalent to the Adjusted Percentage (as defined in Section 1.10 of the Agreement and Plan of Recapitalization, dated as of March 25, 1994, among the Corporation, the Air Line Pilots Association, International and International Association of Machinists and Aerospace Workers, as amended from time to time) as in effect at the close of business on the Measuring Date with respect to votes and consents that have a record date after the Measuring Date.

  2.33 "Voting Preferred Stocks" shall mean, collectively, the Class P Voting Preferred Stock, the Class M Voting Preferred Stock and the Class S Voting Preferred Stock.

  Section 3. Dividends. The holders of shares of the Class P Voting Preferred Stock as such shall not be entitled to receive any dividends or other distributions (except as provided in Section 4 below).

  Section 4. Payments upon Liquidation.

  4.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of any class or series of stock of the Corporation that ranks junior to the Class P Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, the holders of the shares of Class P Voting Preferred Stock shall be entitled to receive $0.01 per share of Class P Voting Preferred Stock (the "Liquidation Preference"), but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Class P Voting Preferred Stock shall be insufficient to pay in full the Liquidation Preference and the liquidation preference on all other shares of any class or series of stock of the Corporation that ranks on a parity with the Class P Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Class P Voting Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such shares of Class P Voting Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more corporations, or (ii) a sale, lease, exchange or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                                      B62

  4.2 Subject to the rights of the holders of shares of any series or class of stock ranking prior to or on a parity with the Class P Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of the Class P Voting Preferred Stock, as and to the fullest extent provided in this Section 4, any other series or class of stock of the Corporation that ranks junior to the Class P Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class P Voting Preferred Stock shall not be entitled to share therein.

  Section 5. Shares to be Retired. All shares of Class P Voting Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be retired and shall not be reissued.

  Section 6. Ranking.

  6.1 Any class or series of stock of the Corporation shall be deemed to rank:

    (a) prior to the Class P Voting Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of Class P Voting Preferred Stock;

    (b) on a parity with the Class P Voting Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof be different from those of the Class P Voting Preferred Stock, if the holders of such class or series and the Class P Voting Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other; and

    (c) junior to the Class P Voting Preferred Stock, as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of Class P Voting Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series.

  6.2 The Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock and the ESOP Convertible Preferred Stocks shall be deemed to rank prior to the Class P Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The other Voting Preferred Stocks and the Director Preferred Stocks shall each be deemed to rank on a parity with the Class P Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The Common Stock and the Series C Preferred Stock shall each be deemed to rank junior to the Class P Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up.

  Section 7. Consolidation, Merger, etc.

  7.1 In case the Corporation shall enter into any consolidation, merger, share exchange or similar transaction, however named, pursuant to which the outstanding shares of Common Stock are to be exchanged solely for or changed, reclassified or converted solely into stock of any successor, resulting or other company (including the Corporation) (each of the foregoing is referred to herein as "Merger Transaction") that constitutes "qualifying employer securities" with respect to holders of Class P Voting Preferred Stock within the meaning of Section 409(l) of the Code and Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended, or any successor provisions of law, and, if applicable, for a cash payment in lieu of fractional shares, if any, proper provisions shall be made so that upon consummation of such transaction, the shares of Class P Voting Preferred Stock shall be converted into or exchanged for preferred stock of such successor, resulting or other company (the "New Pilot Voting Preferred Stock"), having in respect of such company, except as provided below, the same powers, preferences and relative, participating, optional or other special rights (including the rights provided by this Section 7), and the qualifications, limitations or restrictions thereof, that the Class P Voting Preferred Stock had, in respect of the Corporation, immediately

                                      B63
prior to such transaction, except that after such transaction each share of such New Pilot Voting Preferred Stock so received in such transaction upon conversion or exchange of the Class P Voting Preferred Stock shall be convertible, otherwise on the terms and conditions provided by Section 9 hereof, into the number and kind of "qualifying employer securities" receivable in such transaction by a holder of the number of shares of Common Stock into which a share of Class P Voting Preferred Stock could have been converted immediately prior to such transaction; provided, however, that the holder of each share of New Pilot Voting Preferred Stock shall be entitled to a number of votes per share equal to a fraction, the numerator of which is the product of
(x) the Pilot Fraction and (y) the aggregate number of votes that would be entitled to be cast by the holders of the securities of the surviving, resulting or other corporation into which the ESOP Convertible Preferred Stocks are changed, reclassified or converted (collectively, the "New ESOP Convertible Preferred Stocks") upon consummation of such transaction (assuming for such purpose the conversion of the New ESOP Convertible Preferred Stocks), and the denominator of which is the aggregate number of shares of New Pilot Voting Preferred Stock then outstanding; provided, further that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holders of the Class P Voting Preferred Stock, then the shares of New Pilot Voting Preferred Stock received in such transaction upon conversion or exchange of Class P Voting Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be convertible into or exchangeable solely for "qualifying employer securities" (together, if applicable, with a cash payment in lieu of fractional shares) with the effect provided above on the basis of the number and kind of qualifying employer securities receivable in such transaction by a holder of the number of shares of Common Stock into which such shares of Class P Voting Preferred Stock could have been converted immediately prior to such transaction (provided that if the kind or amount of qualifying employer securities receivable in such transaction is not the same for each such share of Common Stock, then the kind and amount so receivable in such transaction for each share of Common Stock for this purpose shall be deemed to be the kind and amount so receivable per share by the plurality of such shares of Common Stock). The rights of the New Pilot Voting Preferred Stock so received in such transaction upon conversion or exchange of the Class P Voting Preferred Stock shall successively be subject to adjustment pursuant to Section 9 hereof following such transaction as nearly equivalent to the adjustments provided for by such Section prior to such transaction.

  7.2 In case the Corporation shall enter into any Merger Transaction, however named, pursuant to which the outstanding shares of Common Stock are exchanged for or changed, reclassified or converted into other stock or securities or cash or any other property, or any combination thereof, other than any such consideration which is constituted solely of "qualifying employer securities" (as referred to in Section 7.1) and cash payments, if applicable, in lieu of fractional shares, proper provisions shall be made so that each outstanding share of Class P Voting Preferred Stock shall, by virtue of and upon consummation of such transaction, on the same terms as are applicable to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable by holders of the number of shares of Common Stock into which such shares of Class P Voting Common Stock Preferred Stock could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by holders of the Class P Voting Preferred Stock, then the shares of Class P Voting Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of Common Stock into which such shares of Class P Voting Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election to receive any kind or amount of stock, securities, cash or other property receivable in such transaction (provided that if the kind or amount of stock, securities, cash or other property receivable in such transaction are not the same for each non-electing share, then the kind and amount of stock, securities, cash or other property so receivable upon such transaction for each non-electing share shall be the kind and amount so receivable per share by the plurality of the non-electing shares).

                                      B64

  7.3 In case the Corporation shall enter into any agreement providing for any Merger Transaction described in Section 7.1 or 7.2, then the Corporation shall as soon as practicable thereafter (and in any event at least fifteen (15) Business Days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of Class P Voting Preferred Stock. The Corporation shall not consummate any such Merger Transaction unless all of the terms of this Section 7 have been complied with.

  Section 8. Voting. The holders of shares of Class P Voting Preferred Stock shall have the following voting rights:

  8.1 Except as otherwise required by law or provided in this Restated Certificate, the holders of Class P Voting Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, voting together as a single class with the holders of Common Stock and the holders of such other classes and series of stock that vote together with the Common Stock as a single class; provided, however, that prior to the Termination Date, the holders of Class P Voting Preferred Stock shall not be entitled to vote with respect to the election of the members of the Board of Directors. For purposes of this Section 8.1, with respect to any vote or consent with a record date occurring prior to the Termination Date, (a) the holders of the shares of Class P Voting Preferred Stock from time to time outstanding shall, collectively, be entitled to a number of votes (rounded to the nearest whole vote) equal to the excess of (i) the product of (I) the Pilot Fraction, (II) the Voting Fraction and (III) a fraction, the numerator of which shall be the number of votes entitled to be cast on the matter by the holders of all outstanding securities of the Corporation (excluding the Voting Preferred Stocks and the shares of Common Stock issued upon conversion of the ESOP Convertible Preferred Stocks and held on the applicable record date in the ESOP or the Supplemental ESOP), and the denominator of which shall be the excess of one (1.0) over the Voting Fraction, over (ii) the sum of (A) the aggregate number of shares of Common Stock held under the ESOP or the Supplemental ESOP which have been issued upon conversion of the ESOP Convertible Preferred Stocks and have been, on the applicable record date, allocated under the ESOP or the Supplemental ESOP to the accounts of individuals who are members of the ALPA Employee Group (as defined in the ESOP), (B) the product of (x) the number of shares of Common Stock held under the ESOP which have been issued upon conversion of the Class 1 ESOP Convertible Preferred Stock and are held on the applicable record date in the Loan Suspense Account (as defined in the ESOP) under the ESOP multiplied by (y) the Pilot Fraction, and (C) the product of (aa) the number of shares of Common Stock held by the Supplemental ESOP which have been issued upon conversion of the Class 2 ESOP Convertible Preferred Stock and are held on the applicable record date in the Phantom Suspense Account (as defined in the Supplemental ESOP) under the Supplemental ESOP multiplied by (bb) the Pilot Fraction (the excess of clause
(i) over clause (ii) being referred to herein as the "Attributed Votes"); and
(b) the holder of each share of the Class P Voting Preferred Stock shall be entitled to a number of votes per share (rounded to the nearest one hundred millionth of a vote) equal to the result of dividing (x) the number of Attributed Votes by (y) the number of shares of Class P Voting Preferred Stock outstanding on the applicable record date. With respect to each vote or consent with a record date occurring on or after the Termination Date, each share of Class P Voting Preferred Stock then outstanding shall be entitled to the number of votes per share (rounded to the nearest one hundred millionth of a vote) equal to a fraction, the numerator of which is the product of (i) the sum of
(x) the number of shares of Common Stock into which the ESOP Convertible Preferred Stocks then outstanding can be converted as of the record date with respect to such vote or consent and (y) the number of Available Unissued ESOP Shares as of such record date and (ii) the Pilot Fraction, and the denominator of which is the number of shares of Class P Voting Preferred Stock outstanding as of such record date. For purposes of this Section 8.1, the Corporation shall certify to the holders of Class P Voting Preferred Stock and to the judges or similar officials appointed for the purpose of tabulating votes at any meeting of stockholders as soon as practicable following the record date for the determination of stockholders entitled to notice of or to vote at any meeting of stockholders, but in no event less than five Trading Days before such meeting, with respect to record dates prior to the Termination Date, the number of shares of Common Stock then outstanding and the number of votes entitled to be cast on the matter or matters in question by the holders of all outstanding securities of the Corporation (excluding the Voting Preferred Stocks and the shares of Common Stock issued upon conversion of the ESOP Convertible Preferred Stocks and held on the applicable record date in the ESOP or

                                      B65
the Supplemental ESOP) and, with respect to record dates from and after the Termination Date, the number of shares of Common Stock into which a share of ESOP Convertible Preferred Stock was convertible as of the record date for such vote or votes. The Corporation shall be deemed to satisfy the requirements of the preceding sentence if such matters are specified in any proxy statement mailed to all stockholders entitled to vote on such matter or matters.

  Prior to the Termination Date, the outstanding shares of the Voting Preferred Stocks, the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock, together with the shares of Common Stock held by the ESOP and the Supplemental ESOP that were received upon conversion of the ESOP Preferred Stocks, will represent the Voting Fraction (expressed as a percentage) of the votes to be cast in connection with matters (other than the election of directors) submitted to the vote of the holders of the Common Stock and the holders of all other outstanding securities that vote as a single class together with the Common Stock. Subject to any amendment of this Restated Certificate after the date hereof, it is the intent of this Restated Certificate that this Section 8.2 (with respect to the Class P Voting Preferred Stock), Article FOURTH, Part V, Section 8.2 of the Restated Certificate (with respect to the Class M Voting Preferred Stock) and Article FOURTH, Part VI,
Section 8.2 of the Restated Certificate (with respect to the Class S Voting Preferred Stock) be interpreted together to achieve the foregoing result.

  8.2 Unless the affirmative vote or consent of the holders of a greater number of shares of Class P Voting Preferred Stock shall then be required by law or this Restated Certificate, and in addition to any other vote required by law or this Restated Certificate, the affirmative vote or written consent of the holders of at least a majority of all of the outstanding shares of Class P Voting Preferred Stock, voting separately as a class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) which would adversely affect the preferences, rights, powers or privileges of the Class P Voting Preferred Stock or of either of the ESOP Convertible Preferred Stocks.

  8.3 For purposes of the foregoing provisions of Section 8.2, each share of Class P Voting Preferred Stock shall have one (1) vote per share.

  8.4 Notwithstanding anything to the contrary in Section 7 or 8.1, if at any time prior to the Termination Date, (x) the trustee under either (i) the ESOP or (ii) the Supplemental ESOP (together with the ESOP, the "Employee Plan") either (a) fails to solicit, in accordance with the Employee Plan, timely instructions from Employee Plan participants, the Committee of the ESOP (as defined in the ESOP and hereinafter referred to as the "ESOP Committee") or the Committee of the Supplemental ESOP (as defined in the Supplemental ESOP and, together with the ESOP Committee, the "Committees"), as applicable ("Instructions"), with respect to any matter referred to in clause (y) below, or (b) fails to act in accordance with such Instructions with respect to any matter referred to in clause (y) below (but only if such failure to follow such Instructions is attributable to (i) the trustee having concluded that, based upon the terms of such transaction, the trustee's fiduciary duties require the trustee to fail to follow such instructions or (ii) the unenforceability of the provisions of the ESOP and/or the Supplemental ESOP relating to the solicitation and/or following of such Instructions); (y) either (i) but for the provisions of Article FOURTH, Part VII, Subsection 8.3(a), Article FOURTH, Part VIII, Subsection 8.3(a) and Article FOURTH, Part IX, Subsection 8.3(a) of this Restated Certificate, the vote of the stockholders of the Corporation would have been sufficient, under applicable law, stock exchange listing requirements and this Restated Certificate, as applicable, to approve the Merger Transaction or other Control Transaction (as defined in the ESOP) in question (or, if no stockholder approval would be required by this Restated Certificate, applicable stock exchange listing requirements or applicable law, the trustee enters into a binding commitment in connection with a Control Transaction or a Control Transaction is consummated) or (ii) following the Issue Date, the trustee disposes of an aggregate of 10% or more of the Common Equity (as defined in Article FIFTH, Section 1.26 of this Restated Certificate) initially represented by the ESOP Convertible Preferred Stocks other than in connection with Employee Plan

                                      B66
distributions or diversification requirements; and (z) any of the following occur: (a) Instructions with respect to a matter are given, the trustee fails to follow such Instructions and such transaction would not have been approved by stockholders of the Corporation in accordance with the applicable provisions of this Restated Certificate (excluding Article FOURTH, Part VII, Subsection 8.3(a), Article FOURTH, Part VIII, Subsection 8.3(a) and Article FOURTH, Part IX, Subsection 8.3(a) of this Restated Certificate), applicable stock exchange listing requirements or applicable law if the trustee had acted in accordance with such Instructions (or, if no vote of stockholders would be required by this Restated Certificate, applicable stock exchange listing requirements or applicable law, such action by the trustee in respect of such transaction as to which Instructions were so given would not have been authorized had the trustee acted in accordance with such Instructions), (b) the trustee fails to solicit timely Instructions with respect to such matters, such transaction requires the approval of stockholders of the Corporation under applicable provisions of this Restated Certificate, applicable stock exchange listing requirements or applicable law and such approval would not have been obtained (without regard to the provisions of Article FOURTH, Part VII, Subsection 8.3(a), Article FOURTH, Part VIII, Subsection 8.3(a) and Article FOURTH, Part IX, Subsection 8.3(a) of this Restated Certificate) if the trustee had voted against such transaction all of the votes entitled to be cast by such trustee as the holder of securities of the Corporation held under the Employee Plan, or (c) the trustee fails to follow Instructions or to solicit timely Instructions with respect to such matter and no vote of stockholders of the Corporation is required by the Restated Certificate, applicable stock exchange listing requirements or applicable law to approve such transaction (an action or inaction by the trustee under clauses (x) and (z) in connection with a transaction referred to in clause (y) being referred to herein as an "Uninstructed Trustee Action"); then each outstanding share of Class P Voting Preferred Stock shall, immediately and automatically, without any further action on the part of holders thereof or of the Corporation, be converted into shares of Common Stock at the applicable Conversion Rate in accordance with
Section 9 hereof.

  Section 9. Automatic Conversion.

  9.1 Shares of Class P Voting Preferred Stock shall, as provided in Sections
1.2 and 8.4, be automatically converted, from time to time, in part or in whole, respectively, upon (i) any transfer thereof other than a transfer described in clauses (x) and (y) of Section 1.2 or (ii) an Uninstructed Trustee Action as described in Section 8.4, at a rate of one ten thousandth of a share of Common Stock per share of Class P Voting Preferred Stock to be converted (the "Conversion Rate").

  9.2 At the time that all of the shares of the ESOP Convertible Preferred Stocks cease to be outstanding for any reason whatsoever, including, without limitation, their conversion in full into Common Stock (the "Final Conversion Date"), all outstanding shares of Class P Voting Preferred Stock shall be automatically converted, in full, into shares of Common Stock at the Conversion Rate then in effect.

  9.3 Following any conversion in accordance with Sections 9.1 and 9.2, (i) no holder of Class P Voting Preferred Stock shall have any of the voting powers, preferences, relative, participating, optional or special rights ascribed to shares of Class P Voting Preferred Stock hereunder, but, rather, shall have only the powers and rights pertaining to the Common Stock into which such shares of Class P Voting Preferred Stock have been so converted, and (ii) any holder of Class P Voting Preferred Stock shall be treated for all purposes as the record holder of the shares of Common Stock into which the Class P Voting Preferred Stock shall have been converted as of the date of the conversion of the shares of Class P Voting Preferred Stock.

  9.4 On or after the date of (i) a transfer of shares of Class P Voting Preferred Stock (other than as described in clauses (x) and (y) of Section 1.2), (ii) the Final Conversion Date or (iii) an Uninstructed Trustee Action, each holder of a certificate or certificates formerly representing shares of Class P Voting Preferred Stock converted in accordance with Sections 9.1 and
9.2 shall surrender such certificate or certificates, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent (if other than the Corporation) in the Borough of Manhattan, City of New York. Unless the shares issuable on conversion are to be issued in the same name as the name in which such certificate is registered, each such certificate shall

                                      B67
be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid or that no such taxes are payable).

  9.5 No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Class P Voting Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Class P Voting Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one certificate shall be surrendered in respect of such conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion shall be computed on the basis of the aggregate number of shares of Class P Voting Preferred Stock formerly represented by the certificates so surrendered.

  9.6 In the event of an adjustment to the "Conversion Rate" in effect with respect to the ESOP Convertible Preferred Stocks, a corresponding adjustment shall be made to the Conversion Rate with respect to the Class P Voting Preferred Stock.

  Section 10. Record Holders. The Corporation and the Transfer Agent (if other than the Corporation) may deem and treat the record holder of any shares of Class P Voting Preferred Stock as the true and lawful owner thereof for all purposes, and, except as otherwise provided by law, neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

                                     PART V

                   Class M ESOP Voting Junior Preferred Stock

  Unless otherwise indicated, any reference in this Article FOURTH, Part V to "Section", "Subsection", "paragraph", "subparagraph" or "clause" shall refer to a Section, Subsection, paragraph, subparagraph or clause of this Article FOURTH, Part V.

  Section 1. Number of Shares; Designation; Issuances; Automatic Conversion.

  1.1 The Class M ESOP Voting Junior Preferred Stock of the Corporation (the "Class M Voting Preferred Stock") shall consist of 9,300,000 shares, par value $0.01 per share.

  1.2 Shares of Class M Voting Preferred Stock shall be issued only to a trustee or trustees acting on behalf of (i) the UAL Corporation Employee Stock Ownership Plan (the "ESOP"), (ii) the UAL Corporation Supplemental ESOP (the "Supplemental ESOP") or (iii) any other employee stock ownership trust or plan or other employee benefit plan of the Corporation or any of its subsidiaries (each, a "Plan"). In the event of any sale, transfer or other disposition (including, without limitation, upon a foreclosure or other realization upon shares of Class M Voting Preferred Stock pledged as security for any loan or loans made to a Plan or to the trustee or the trustees acting on behalf of a
Plan) (hereinafter a "transfer") of shares of Class M Voting Preferred Stock to any person (including, without limitation, any participant in a Plan) other than (x) any Plan or trustee or trustees of a Plan or (y) any pledgee of such shares acquiring such shares as security for any loan or loans made to the Plan or to any trustee or trustees acting on behalf of the Plan, the shares of Class M Voting Preferred Stock so transferred, upon such transfer and without any further action by the Corporation or the holder, shall be automatically converted into shares of Common Stock at the applicable Conversion Rate in accordance with Section 9 hereof and thereafter such transferee shall not have any of the voting powers, preferences or relative, participating, optional or special rights ascribed to shares of Class M Voting Preferred Stock hereunder, but, rather, shall have only the powers and rights pertaining to the Common Stock into which such shares of Class M Voting Preferred Stock shall be so converted. In the event of any such automatic conversion provided for in this
Section 1.2, such transferee shall be treated for all purposes as the record holder of the shares of Common

                                      B68

Stock into which the Class M Voting Preferred Stock shall have been converted as of the date of such conversion. Certificates representing shares of Class M Voting Preferred Stock shall be legended to reflect such consequences of a transfer. The shares of Common Stock issued upon any conversion in accordance with Section 9 hereof or this Section 1.2 may be transferred by the holder thereof as permitted by law.

  Section 2. Definitions. For purposes of the Class M Voting Preferred Stock, the following terms shall have the meanings indicated:

  2.1 "Available Unissued ESOP Shares" shall have the meaning set forth in Article FIFTH, Section 1.5 of this Restated Certificate.

  2.2 "Board of Directors" shall mean the board of directors of the Corporation or any committee of such board of directors authorized by such board of directors to perform any of its responsibilities with respect to the Class M Voting Preferred Stock.

  2.3 "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

  2.4 "Class 1 ESOP Convertible Preferred Stock" shall mean the Class 1 ESOP Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

  2.5 "Class 2 ESOP Convertible Preferred Stock" shall mean the Class 2 ESOP Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

  2.6 "Class I Preferred Stock" shall mean the Class I Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.7 "Class IAM Preferred Stock" shall mean the Class IAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.8 "Class M Voting Preferred Stock" shall have the meaning set forth in
Section 1 hereof.

  2.9 "Class P Voting Preferred Stock" shall mean the Class P ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.10 "Class Pilot MEC Preferred Stock" shall mean the Class Pilot MEC Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.11 "Class S Voting Preferred Stock" shall mean the Class S ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.12 "Class SAM Preferred Stock" shall mean the Class SAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.13 "Common Stock" shall mean the common stock, par value $0.01 per share, of the Corporation.

  2.14 "Conversion Rate" shall have the meaning set forth in Section 9.1 hereof.

  2.15 "Current Market Price" of publicly traded shares of Common Stock or any other class or series of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted for trading on the New York Stock Exchange, Inc. ("NYSE"), on the principal national securities exchange on which such security is listed or admitted for trading or quoted or, if not listed or admitted for trading or quoted on any national securities exchange, on

                                      B69
the Nasdaq National Market or, if such security is not quoted on such National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors.

  2.16 "Director Preferred Stocks" shall mean, collectively, the Class I Preferred Stock, the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock.

  2.17 "ESOP Convertible Preferred Stocks" shall mean, collectively, the Class 1 ESOP Convertible Preferred Stock and the Class 2 ESOP Convertible Preferred Stock.

  2.18 "Issue Date" shall mean the first date on which shares of Class M Voting Preferred Stock are issued.

  2.19 "Liquidation Preference" shall have the meaning set forth in Section 4.1 hereof.

  2.20 "Machinist Fraction " shall mean 0.3713.

  2.21 "Measuring Date" shall mean that date which is the 365th day following the Issue Date.

  2.22 "Restated Certificate" shall mean the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

  2.23 "Series A Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series A Convertible Preferred Stock in Article FOURTH, Part I.A of this Restated Certificate.

  2.24 "Series B Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series B Preferred Stock in Article FOURTH, Part I.B of this Restated Certificate.

  2.25 "Series C Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series C Junior Participating Preferred Stock in Article FOURTH, Part I.C of this Restated Certificate.

  2.26 "Series D Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series D Redeemable Preferred Stock in Article FOURTH, Part I.D of this Restated Certificate.

  2.27 "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking on a parity with or junior to the Class M Voting Preferred Stock as to distributions upon liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class M Voting Preferred Stock shall mean, with respect to such distributions, placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

  2.28 "Termination Date" shall have the meaning set forth in Article FIFTH,
Section 1.72 of this Restated Certificate.


                                      B70

  2.29 "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading or quoted on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading or quoted on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such National Market, in the applicable securities market in which the securities are traded.

  2.30 "Transfer Agent" means the Corporation or such agent or agents of the Corporation as may be designated from time to time by the Board of Directors as the transfer agent for the Class M Voting Preferred Stock.

  2.31 "Voting Fraction" shall mean 0.55 with respect to votes and consents that have a record date on or prior to the Measuring Date and a fraction that is equivalent to the Adjusted Percentage (as defined in the Agreement and Plan of Recapitalization, dated as of March 25, 1994, among the Corporation, the Air Line Pilots Association, International and International Association of Machinists and Aerospace Workers, as amended from time to time) as in effect at the close of business on the Measuring Date with respect to votes and consents that have a record date after the Measuring Date.

  2.32 "Voting Preferred Stocks" shall mean, collectively, the Class P Voting Preferred Stock, the Class M Voting Preferred Stock and the Class S Voting Preferred Stock.

  Section 3. Dividends. The holders of shares of the Class M Voting Preferred Stock as such shall not be entitled to receive any dividends or other distributions (except as provided in Section 4 below).

  Section 4. Payments upon Liquidation.

  4.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of any class or series of stock of the Corporation that ranks junior to the Class M Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, the holders of the shares of Class M Voting Preferred Stock shall be entitled to receive $0.01 per share of Class M Voting Preferred Stock (the "Liquidation Preference"), but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Class M Voting Preferred Stock shall be insufficient to pay in full the Liquidation Preference and the liquidation preference on all other shares of any class or series of stock of the Corporation that ranks on a parity with the Class M Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Class M Voting Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such shares of Class M Voting Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more corporations, or (ii) a sale, lease, exchange or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

  4.2 Subject to the rights of the holders of shares of any series or class of stock ranking prior to or on a parity with the Class M Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of the Class M Voting Preferred Stock, as and to the fullest extent provided in this Section 4, any other series or class of stock of the Corporation that ranks junior to the Class M Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class M Voting Preferred Stock shall not be entitled to share therein.

                                      B71

  Section 5. Shares to be Retired. All shares of Class M Voting Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be retired and shall not be reissued.

  Section 6. Ranking.

  6.1 Any class or series of stock of the Corporation shall be deemed to rank:

    (a) prior to the Class M Voting Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of Class M Voting Preferred Stock;

    (b) on a parity with the Class M Voting Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof be different from those of the Class M Voting Preferred Stock, if the holders of such class or series and the Class M Voting Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other; and

    (c) junior to the Class M Voting Preferred Stock, as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of Class M Voting Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series.

  6.2 The Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock and the ESOP Convertible Preferred Stocks shall be deemed to rank prior to the Class M Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The other Voting Preferred Stocks and the Director Preferred Stocks shall each be deemed to rank on a parity with the Class M Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The Common Stock and the Series C Preferred Stock shall each be deemed to rank junior to the Class M Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up.

  Section 7. Consolidation, Merger, etc.

  7.1 In case the Corporation shall enter into any consolidation, merger, share exchange or similar transaction, however named, pursuant to which the outstanding shares of Common Stock are to be exchanged solely for or changed, reclassified or converted solely into stock of any successor, resulting or other company (including the Corporation) (each of the foregoing is referred to herein as "Merger Transaction") that constitutes "qualifying employer securities" with respect to holders of Class M Voting Preferred Stock within the meaning of Section 409(l) of the Code and Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended, or any successor provisions of law, and, if applicable, for a cash payment in lieu of fractional shares, if any, proper provisions shall be made so that upon consummation of such transaction, the shares of Class M Voting Preferred Stock shall be converted into or exchanged for preferred stock of such successor, resulting or other company (the "New Machinist Voting Preferred Stock"), having in respect of such company, except as provided below, the same powers, preferences and relative, participating, optional or other special rights (including the rights provided by this Section 7), and the qualifications, limitations or restrictions thereof, that the Class M Voting Preferred Stock had, in respect of the Corporation, immediately prior to such transaction, except that after such transaction each share of such New Machinist Voting Preferred Stock so received in such transaction upon conversion or exchange of the Class M Voting Preferred Stock shall be convertible, otherwise on the terms and conditions provided by
Section 9 hereof, into the number and kind of "qualifying employer securities" receivable in such transaction by a holder of the number of shares of Common Stock into which a share of Class M Voting Preferred Stock could have been converted immediately prior to such transaction; provided, however, that the holder of each share of New Machinist Voting Preferred Stock shall be entitled to a number of votes per share equal to a fraction, the numerator of which is the product of (x) the Machinist Fraction and (y) the aggregate number of votes that would be entitled to be cast by the holders of the securities of the surviving, resulting or other corporation into which

                                      B72
the ESOP Convertible Preferred Stocks are changed, reclassified or converted (collectively, the "New ESOP Convertible Preferred Stocks") upon consummation of such transaction (assuming for such purpose the conversion of the New ESOP Convertible Preferred Stocks), and the denominator of which is the aggregate number of shares of New Machinist Voting Preferred Stock then outstanding; provided, further that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holders of the Class M Voting Preferred Stock, then the shares of New Machinist Voting Preferred Stock received in such transaction upon conversion or exchange of Class M Voting Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be convertible into or exchangeable solely for "qualifying employer securities" (together, if applicable, with a cash payment in lieu of fractional shares) with the effect provided above on the basis of the number and kind of qualifying employer securities receivable in such transaction by a holder of the number of shares of Common Stock into which such shares of Class M Voting Preferred Stock could have been converted immediately prior to such transaction (provided that if the kind or amount of qualifying employer securities receivable in such transaction is not the same for each such share of Common Stock, then the kind and amount so receivable in such transaction for each share of Common Stock for this purpose shall be deemed to be the kind and amount so receivable per share by the plurality of such shares of Common Stock). The rights of the New Machinist Voting Preferred Stock so received in such transaction upon conversion or exchange of the Class M Voting Preferred Stock shall successively be subject to adjustment pursuant to Section 9 hereof following such transaction as nearly equivalent to the adjustments provided for by such Section prior to such transaction.

  7.2 In case the Corporation shall enter into any Merger Transaction, however named, pursuant to which the outstanding shares of Common Stock are exchanged for or changed, reclassified or converted into other stock or securities or cash or any other property, or any combination thereof, other than any such consideration which is constituted solely of "qualifying employer securities" (as referred to in Section 7.1) and cash payments, if applicable, in lieu of fractional shares, proper provisions shall be made so that each outstanding share of Class M Voting Preferred Stock shall, by virtue of and upon consummation of such transaction, on the same terms as are applicable to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable by holders of the number of shares of Common Stock into which such shares of Class M Voting Common Stock Preferred Stock could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by holders of the Class M Voting Preferred Stock, then the shares of Class M Voting Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of Common Stock into which such shares of Class M Voting Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election to receive any kind or amount of stock, securities, cash or other property receivable in such transaction (provided that if the kind or amount of stock, securities, cash or other property receivable in such transaction are not the same for each non-electing share, then the kind and amount of stock, securities, cash or other property so receivable upon such transaction for each non-electing share shall be the kind and amount so receivable per share by the plurality of the non-electing shares).

  7.3 In case the Corporation shall enter into any agreement providing for any Merger Transaction described in Section 7.1 or 7.2, then the Corporation shall as soon as practicable thereafter (and in any event at least fifteen (15) Business Days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of Class M Voting Preferred Stock. The Corporation shall not consummate any such Merger Transaction unless all of the terms of this Section 7 have been complied with.

                                      B73

  Section 8. Voting. The holders of shares of Class M Voting Preferred Stock shall have the following voting rights:

  8.1 Except as otherwise required by law or provided in this Restated Certificate, the holders of Class M Voting Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, voting together as a single class with the holders of Common Stock and the holders of such other classes and series of stock that vote together with the Common Stock as a single class; provided, however, that prior to the Termination Date, the holders of Class M Voting Preferred Stock shall not be entitled to vote with respect to the election of the members of the Board of Directors. For purposes of this Section 8.1, with respect to any vote or consent with a record date occurring prior to the Termination Date, (a) the holders of the shares of Class M Voting Preferred Stock from time to time outstanding shall, collectively, be entitled to a number of votes (rounded to the nearest whole vote) equal to the excess of (i) the product of (I) the Machinist Fraction, (II) the Voting Fraction and (III) a fraction, the numerator of which shall be the number of votes entitled to be cast on the matter by the holders of all outstanding securities of the Corporation (excluding the Voting Preferred Stocks and the shares of Common Stock issued upon conversion of the ESOP Convertible Preferred Stocks and held on the applicable record date in the ESOP or the Supplemental ESOP), and the denominator of which shall be the excess of one (1.0) over the Voting Fraction, over (ii) the sum of (A) the aggregate number of shares of Common Stock held under the ESOP or the Supplemental ESOP which have been issued upon conversion of the ESOP Convertible Preferred Stocks and have been, on the applicable record date, allocated under the ESOP or the Supplemental ESOP to the accounts of individuals who are members of the IAM Employee Group (as defined in the ESOP), (B) the product of (x) the number of shares of Common Stock held under the ESOP which have been issued upon conversion of the Class 1 ESOP Convertible Preferred Stock and are held on the applicable record date in the Loan Suspense Account (as defined in the ESOP) under the ESOP multiplied by (y) the Machinist Fraction, and (C) the product of (aa) the number of shares of Common Stock held by the Supplemental ESOP which have been issued upon conversion of the Class 2 ESOP Convertible Preferred Stock and are held on the applicable record date in the Phantom Suspense Account (as defined in the Supplemental ESOP) under the Supplemental ESOP multiplied by (bb) the Machinist Fraction (the excess of clause (i) over clause (ii) being referred to herein as the "Attributed Votes"); and (b) the holder of each share of the Class M Voting Preferred Stock shall be entitled to a number of votes per share (rounded to the nearest one hundred millionth of a vote) equal to the result of dividing (x) the number of Attributed Votes by (y) the number of shares of Class M Voting Preferred Stock outstanding on the applicable record date. With respect to each vote or consent with a record date occurring on or after the Termination Date, each share of Class M Voting Preferred Stock then outstanding shall be entitled to the number of votes per share (rounded to the nearest one hundred millionth of a vote) equal to a fraction, the numerator of which is the product of (i) the sum of
(x) the number of shares of Common Stock into which the ESOP Convertible Preferred Stocks then outstanding can be converted as of the record date with respect to such vote or consent and (y) the number of Available Unissued ESOP Shares as of such record date and (ii) the Machinist Fraction, and the denominator of which is the number of shares of Class M Voting Preferred Stock outstanding as of such record date. For purposes of this Section 8.1, the Corporation shall certify to the holders of Class M Voting Preferred Stock and to the judges or similar officials appointed for the purpose of tabulating votes at any meeting of stockholders as soon as practicable following the record date for the determination of stockholders entitled to notice of or to vote at any meeting of stockholders, but in no event less than five Trading Days before such meeting, with respect to record dates prior to the Termination Date, the number of shares of Common Stock then outstanding and the number of votes entitled to be cast on the matter or matters in question by the holders of all outstanding securities of the Corporation (excluding the Voting Preferred Stocks and the shares of Common Stock issued upon conversion of the ESOP Convertible Preferred Stocks and held on the applicable record date in the ESOP or the Supplemental ESOP) and, with respect to record dates from and after the Termination Date, the number of shares of Common Stock into which a share of ESOP Convertible Preferred Stock was convertible as of the record date for such vote or votes. The Corporation shall be deemed to satisfy the requirements of the preceding sentence if such matters are specified in any proxy statement mailed to all stockholders entitled to vote on such matter or matters.

                                      B74

  Prior to the Termination Date, the outstanding shares of the Voting Preferred Stocks, the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock, together with the shares of Common Stock held by the ESOP and the Supplemental ESOP that were received upon conversion of the ESOP Preferred Stocks, will represent the Voting Fraction (expressed as a percentage) of the votes to be cast in connection with matters (other than the election of directors) submitted to the vote of the holders of the Common Stock and the holders of all other outstanding securities that vote as a single class together with the Common Stock. Subject to any amendment of this Restated Certificate after the date hereof, it is the intent of this Restated Certificate that this Section 8.2 (with respect to the Class M Voting Preferred Stock), Article FOURTH, Part IV, Section 8.2 of the Restated Certificate (with respect to the Class P Voting Preferred Stock) and Article FOURTH, Part VI,
Section 8.2 of the Restated Certificate (with respect to the Class S Voting Preferred Stock) be interpreted together to achieve the foregoing result.

  8.2 Unless the affirmative vote or consent of the holders of a greater number of shares of Class M Voting Preferred Stock shall then be required by law or this Restated Certificate, and in addition to any other vote required by law or this Restated Certificate, the affirmative vote or written consent of the holders of at least a majority of all of the outstanding shares of Class M Voting Preferred Stock, voting separately as a class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) which would adversely affect the preferences, rights, powers or privileges of the Class M Voting Preferred Stock or of either of the ESOP Convertible Preferred Stocks.

  8.3 For purposes of the foregoing provisions of Section 8.2, each share of Class M Voting Preferred Stock shall have one (1) vote per share.

  8.4 Notwithstanding anything to the contrary in Section 7 or 8.1, if at any time prior to the Termination Date, (x) the trustee under either (i) the ESOP or (ii) the Supplemental ESOP (together with the ESOP, the "Employee Plan") either (a) fails to solicit, in accordance with the Employee Plan, timely instructions from Employee Plan participants, the Committee of the ESOP (as defined in the ESOP and hereinafter referred to as the "ESOP Committee") or the Committee of the Supplemental ESOP (as defined in the Supplemental ESOP and, together with the ESOP Committee, the "Committees"), as applicable ("Instructions"), with respect to any matter referred to in clause (y) below, or (b) fails to act in accordance with such Instructions with respect to any matter referred to in clause (y) below (but only if such failure to follow such Instructions is attributable to (i) the trustee having concluded that, based upon the terms of such transaction, the trustee's fiduciary duties require the trustee to fail to follow such instructions or (ii) the unenforceability of the provisions of the ESOP and/or the Supplemental ESOP relating to the solicitation and/or following of such Instructions); (y) either (i) but for the provisions of Article FOURTH, Part VII, Subsection 8.3(a), Article FOURTH, Part VIII, Subsection 8.3(a) and Article FOURTH, Part IX, Subsection 8.3(a) of this Restated Certificate, the vote of the stockholders of the Corporation would have been sufficient, under applicable law, stock exchange listing requirements and this Restated Certificate, as applicable, to approve the Merger Transaction or other Control Transaction (as defined in the ESOP) in question (or, if no stockholder approval would be required by this Restated Certificate, applicable stock exchange listing requirements or applicable law, the trustee enters into a binding commitment in connection with a Control Transaction or a Control Transaction is consummated) or (ii) following the Issue Date, the trustee disposes of an aggregate of 10% or more of the Common Equity (as defined in Article FIFTH, Section 1.26 of this Restated Certificate) initially represented by the ESOP Convertible Preferred Stocks other than in connection with Employee Plan distributions or diversification requirements; and (z) any of the following occur: (a) Instructions with respect to a matter are given, the trustee fails to follow such Instructions and such transaction would not have been approved by stockholders of the Corporation in accordance with the applicable provisions of this Restated Certificate (excluding Article FOURTH,
Part VII, Subsection 8.3(a), Article FOURTH, Part VIII, Subsection 8.3(a) and Article FOURTH, Part IX, Subsection 8.3(a) of this Restated Certificate), applicable

                                      B75
stock exchange listing requirements or applicable law if the trustee had acted in accordance with such Instructions (or, if no vote of stockholders would be required by this Restated Certificate, applicable stock exchange listing requirements or applicable law, such action by the trustee in respect of such transaction as to which Instructions were so given would not have been authorized had the trustee acted in accordance with such Instructions), (b) the trustee fails to solicit timely Instructions with respect to such matters, such transaction requires the approval of stockholders of the Corporation under applicable provisions of this Restated Certificate, applicable stock exchange listing requirements or applicable law and such approval would not have been obtained (without regard to the provisions of Article FOURTH, Part VII, Subsection 8.3(a), Article FOURTH, Part VIII, Subsection 8.3(a) and Article FOURTH, Part IX, Subsection 8.3(a) of this Restated Certificate) if the trustee had voted against such transaction all of the votes entitled to be cast by such trustee as the holder of securities of the Corporation held under the Employee Plan, or (c) the trustee fails to follow Instructions or to solicit timely Instructions with respect to such matter and no vote of stockholders of the Corporation is required by the Restated Certificate, applicable stock exchange listing requirements or applicable law to approve such transaction (an action or inaction by the trustee under clauses (x) and (z) in connection with a transaction referred to in clause (y) being referred to herein as an "Uninstructed Trustee Action"); then each outstanding share of Class M Voting Preferred Stock shall, immediately and automatically, without any further action on the part of holders thereof or of the Corporation, be converted into shares of Common Stock at the applicable Conversion Rate in accordance with
Section 9 hereof.

  Section 9. Automatic Conversion.

  9.1 Shares of Class M Voting Preferred Stock shall, as provided in Sections
1.2 and 8.4, be automatically converted, from time to time, in part or in whole, respectively, upon (i) any transfer thereof other than a transfer described in clauses (x) and (y) of Section 1.2 or (ii) an Uninstructed Trustee Action as described in Section 8.4, at a rate of one ten thousandth of a share of Common Stock per share of Class M Voting Preferred Stock to be converted (the "Conversion Rate").

  9.2 At the time that all of the shares of the ESOP Convertible Preferred Stocks cease to be outstanding for any reason whatsoever, including, without limitation, their conversion in full into Common Stock (the "Final Conversion Date"), all outstanding shares of Class M Voting Preferred Stock shall be automatically converted, in full, into shares of Common Stock at the Conversion Rate then in effect.

  9.3 Following any conversion in accordance with Sections 9.1 and 9.2, (i) no holder of Class M Voting Preferred Stock shall have any of the voting powers, preferences, relative, participating, optional or special rights ascribed to shares of Class M Voting Preferred Stock hereunder, but, rather, shall have only the powers and rights pertaining to the Common Stock into which such shares of Class M Voting Preferred Stock have been so converted, and (ii) any holder of Class M Voting Preferred Stock shall be treated for all purposes as the record holder of the shares of Common Stock into which the Class M Voting Preferred Stock shall have been converted as of the date of the conversion of the shares of Class M Voting Preferred Stock.

  9.4 On or after the date of (i) a transfer of shares of Class M Voting Preferred Stock (other than as described in clauses (x) and (y) of Section 1.2), (ii) the Final Conversion Date or (iii) an Uninstructed Trustee Action, each holder of a certificate or certificates formerly representing shares of Class M Voting Preferred Stock converted in accordance with Sections 9.1 and
9.2 shall surrender such certificate or certificates, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent (if other than the Corporation) in the Borough of Manhattan, City of New York. Unless the shares issuable on conversion are to be issued in the same name as the name in which such certificate is registered, each such certificate shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid or that no such taxes are payable).


                                      B76

  9.5 No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Class M Voting Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Class M Voting Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one certificate shall be surrendered in respect of such conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion shall be computed on the basis of the aggregate number of shares of Class M Voting Preferred Stock formerly represented by the certificates so surrendered.

  9.6 In the event of an adjustment to the "Conversion Rate" in effect with respect to the ESOP Convertible Preferred Stocks, a corresponding adjustment shall be made to the Conversion Rate with respect to the Class M Voting Preferred Stock.

  Section 10. Record Holders. The Corporation and the Transfer Agent (if other than the Corporation) may deem and treat the record holder of any shares of Class M Voting Preferred Stock as the true and lawful owner thereof for all purposes, and, except as otherwise provided by law, neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

                                    PART VI

                   Class S ESOP Voting Junior Preferred Stock

  Unless otherwise indicated, any reference in this Article FOURTH, Part VI to "Section", "Subsection", "paragraph", "subparagraph" or "clause" shall refer to a Section, Subsection, paragraph, subparagraph or clause of this Article FOURTH, Part VI.

  Section 1. Number of Shares; Designation; Issuances; Automatic Conversion.

  1.1 The Class S ESOP Voting Junior Preferred Stock of the Corporation (the "Class S Voting Preferred Stock") shall consist of 4,200,000 shares, par value $0.01 per share.

  1.2 Shares of Class S Voting Preferred Stock shall be issued only to a trustee or trustees acting on behalf of (i) the UAL Corporation Employee Stock Ownership Plan (the "ESOP"), (ii) the UAL Corporation Supplemental ESOP (the "Supplemental ESOP") or (iii) any other employee stock ownership trust or plan or other employee benefit plan of the Corporation or any of its subsidiaries (each, a "Plan"). In the event of any sale, transfer or other disposition (including, without limitation, upon a foreclosure or other realization upon shares of Class S Voting Preferred Stock pledged as security for any loan or loans made to a Plan or to the trustee or the trustees acting on behalf of a
Plan) (hereinafter a "transfer") of shares of Class S Voting Preferred Stock to any person (including, without limitation, any participant in a Plan) other than (x) any Plan or trustee or trustees of a Plan or (y) any pledgee of such shares acquiring such shares as security for any loan or loans made to the Plan or to any trustee or trustees acting on behalf of the Plan, the shares of Class S Voting Preferred Stock so transferred, upon such transfer and without any further action by the Corporation or the holder, shall be automatically converted into shares of Common Stock at the applicable Conversion Rate in accordance with Section 9 hereof and thereafter such transferee shall not have any of the voting powers, preferences or relative, participating, optional or special rights ascribed to shares of Class S Voting Preferred Stock hereunder, but, rather, shall have only the powers and rights pertaining to the Common Stock into which such shares of Class S Voting Preferred Stock shall be so converted. In the event of any such automatic conversion provided for in this
Section 1.2, such transferee shall be treated for all purposes as the record holder of the shares of Common Stock into which the Class S Voting Preferred Stock shall have been converted as of the date of such conversion. Certificates representing shares of Class S Voting Preferred Stock shall be legended to reflect such consequences of a transfer. The shares of Common Stock issued upon any conversion in accordance with Section 9 hereof or this Section 1.2 may be transferred by the holder thereof as permitted by law.


                                      B77

  Section 2. Definitions. For purposes of the Class S Voting Preferred Stock, the following terms shall have the meanings indicated:

  2.1 "Available Unissued ESOP Shares" shall have the meaning set forth in Article FIFTH, Section 1.5 of this Restated Certificate.

  2.2 "Board of Directors" shall mean the board of directors of the Corporation or any committee of such board of directors authorized by such board of directors to perform any of its responsibilities with respect to the Class S Voting Preferred Stock.

  2.3 "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

  2.4 "Class 1 ESOP Convertible Preferred Stock" shall mean the Class 1 ESOP Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

  2.5 "Class 2 ESOP Convertible Preferred Stock" shall mean the Class 2 ESOP Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

  2.6 "Class I Preferred Stock" shall mean the Class I Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.7 "Class IAM Preferred Stock" shall mean the Class IAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.8 "Class M Voting Preferred Stock" shall mean the Class M ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.9 "Class P Voting Preferred Stock" shall mean the Class P ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.10 "Class Pilot MEC Preferred Stock" shall mean the Class Pilot MEC Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.11 "Class S Voting Preferred Stock" shall have the meaning set forth in
Section 1 hereof.

  2.12 "Class SAM Preferred Stock" shall mean the Class SAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.13 "Common Stock" shall mean the common stock, par value $0.01 per share, of the Corporation.

  2.14 "Conversion Rate" shall have the meaning set forth in Section 9.1 hereof.

  2.15 "Current Market Price" of publicly traded shares of Common Stock or any other class or series of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted for trading on the New York Stock Exchange, Inc. ("NYSE"), on the principal national securities exchange on which such security is listed or admitted for trading or quoted or, if not listed or admitted for trading or quoted on any national securities exchange, on the Nasdaq National Market or, if such security is not quoted on such National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and

                                      B78
asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors.

  2.16 "Director Preferred Stocks" shall mean, collectively, the Class I Preferred Stock, the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock.

  2.17 "ESOP Convertible Preferred Stocks" shall mean, collectively, the Class 1 ESOP Convertible Preferred Stock and the Class 2 ESOP Convertible Preferred Stock.

  2.18 "Issue Date" shall mean the first date on which shares of Class S Voting Preferred Stock are issued.

  2.19 "Liquidation Preference" shall have the meaning set forth in Section 4.1 hereof.

  2.20 "Measuring Date" shall mean that date which is the 365th day following the Issue Date.

  2.21 "Restated Certificate" shall mean the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

  2.22 "Salaried/Management Fraction" shall mean 0.1664.

  2.23 "Series A Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series A Convertible Preferred Stock in Article FOURTH, Part I.A of this Restated Certificate.

  2.24 "Series B Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series B Preferred Stock in Article FOURTH, Part I.B of this Restated Certificate.

  2.25 "Series C Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series C Junior Participating Preferred Stock in Article FOURTH, Part I.C of this Restated Certificate.

  2.26 "Series D Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series D Redeemable Preferred Stock in Article FOURTH, Part I.D of this Restated Certificate.

  2.27 [Reserved]

  2.28 "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking on a parity with or junior to the Class S Voting Preferred Stock as to distributions upon liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class S Voting Preferred Stock shall mean, with respect to such distributions, placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

  2.29 "Termination Date" shall have the meaning set forth in Article FIFTH,
Section 1.72 of this Restated Certificate.

  2.30 "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading or quoted on the NYSE, on the principal national

                                      B79
securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading or quoted on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such National Market, in the applicable securities market in which the securities are traded.

  2.31 "Transfer Agent" means the Corporation or such agent or agents of the Corporation as may be designated from time to time by the Board of Directors as the transfer agent for the Class S Voting Preferred Stock.

  2.32 "Voting Fraction" shall mean 0.55 with respect to votes and consents that have a record date on or prior to the Measuring Date and a fraction that is equivalent to the Adjusted Percentage (as defined in Section 1.10 of the Agreement and Plan of Recapitalization, dated as of March 25, 1994, among the Corporation, the Air Line Pilots Association, International and International Association of Machinists and Aerospace Workers, as amended from time to time) as in effect at the close of business on the Measuring Date with respect to votes and consents that have a record date after the Measuring Date.

  2.33 "Voting Preferred Stocks" shall mean, collectively, the Class P Voting Preferred Stock, the Class M Voting Preferred Stock and the Class S Voting Preferred Stock.

  Section 3. Dividends. The holders of shares of the Class S Voting Preferred Stock as such shall not be entitled to receive any dividends or other distributions (except as provided in Section 4 below).

  Section 4. Payments upon Liquidation.

  4.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of any class or series of stock of the Corporation that ranks junior to the Class S Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, the holders of the shares of Class S Voting Preferred Stock shall be entitled to receive $0.01 per share of Class S Voting Preferred Stock (the "Liquidation Preference"), but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Class S Voting Preferred Stock shall be insufficient to pay in full the Liquidation Preference and the liquidation preference on all other shares of any class or series of stock of the Corporation that ranks on a parity with the Class S Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Class S Voting Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such shares of Class S Voting Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more corporations, or (ii) a sale, lease, exchange or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

  4.2 Subject to the rights of the holders of shares of any series or class of stock ranking prior to or on a parity with the Class S Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of the Class S Voting Preferred Stock, as and to the fullest extent provided in this Section 4, any other series or class of stock of the Corporation that ranks junior to the Class S Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class S Voting Preferred Stock shall not be entitled to share therein.

  Section 5. Shares to be Retired. All shares of Class S Voting Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be retired and shall not be reissued.

                                      B80

  Section 6. Ranking.

  6.1 Any class or series of stock of the Corporation shall be deemed to rank:

    (a) prior to the Class S Voting Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of Class S Voting Preferred Stock;

    (b) on a parity with the Class S Voting Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof be different from those of the Class S Voting Preferred Stock, if the holders of such class or series and the Class S Voting Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other; and

    (c) junior to the Class S Voting Preferred Stock, as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of Class S Voting Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series.

  6.2 The Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock and the ESOP Convertible Preferred Stocks shall be deemed to rank prior to the Class S Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The other Voting Preferred Stocks and the Director Preferred Stocks shall each be deemed to rank on a parity with the Class S Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The Common Stock and the Series C Preferred Stock shall each be deemed to rank junior to the Class S Voting Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up.

  Section 7. Consolidation, Merger, etc.

  7.1 In case the Corporation shall enter into any consolidation, merger, share exchange or similar transaction, however named, pursuant to which the outstanding shares of Common Stock are to be exchanged solely for or changed, reclassified or converted solely into stock of any successor, resulting or other company (including the Corporation) (each of the foregoing is referred to herein as "Merger Transaction") that constitutes "qualifying employer securities" with respect to holders of Class S Voting Preferred Stock within the meaning of Section 409(l) of the Code and Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended, or any successor provisions of law, and, if applicable, for a cash payment in lieu of fractional shares, if any, proper provisions shall be made so that upon consummation of such transaction, the shares of Class S Voting Preferred Stock shall be converted into or exchanged for preferred stock of such successor, resulting or other company (the "New Salaried/Management Voting Preferred Stock"), having in respect of such company, except as provided below, the same powers, preferences and relative, participating, optional or other special rights (including the rights provided by this Section 7), and the qualifications, limitations or restrictions thereof, that the Class S Voting Preferred Stock had, in respect of the Corporation, immediately prior to such transaction, except that after such transaction each share of such New Salaried/Management Voting Preferred Stock so received in such transaction upon conversion or exchange of the Class S Voting Preferred Stock shall be convertible, otherwise on the terms and conditions provided by Section 9 hereof, into the number and kind of "qualifying employer securities" receivable in such transaction by a holder of the number of shares of Common Stock into which a share of Class S Voting Preferred Stock could have been converted immediately prior to such transaction; provided, however, that the holder of each share of New Salaried/Management Voting Preferred Stock shall be entitled to a number of votes per share equal to a fraction, the numerator of which is the product of
(x) the Salaried/Management Fraction and (y) the aggregate number of votes that would be entitled to be cast by the holders of the securities of the surviving, resulting or other corporation into which the ESOP Convertible Preferred Stocks are changed, reclassified or converted (collectively, the "New ESOP Convertible Preferred Stocks") upon consummation of such transaction (assuming for such purpose the conversion of the New ESOP Convertible Preferred Stocks), and

                                      B81
the denominator of which is the aggregate number of shares of New Salaried/Management Voting Preferred Stock then outstanding; provided, further that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holders of the Class S Voting Preferred Stock, then the shares of New Salaried/Management Voting Preferred Stock received in such transaction upon conversion or exchange of Class S Voting Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be convertible into or exchangeable solely for "qualifying employer securities" (together, if applicable, with a cash payment in lieu of fractional shares) with the effect provided above on the basis of the number and kind of qualifying employer securities receivable in such transaction by a holder of the number of shares of Common Stock into which such shares of Class S Voting Preferred Stock could have been converted immediately prior to such transaction (provided that if the kind or amount of qualifying employer securities receivable in such transaction is not the same for each such share of Common Stock, then the kind and amount so receivable in such transaction for each share of Common Stock for this purpose shall be deemed to be the kind and amount so receivable per share by the plurality of such shares of Common Stock). The rights of the New Salaried/Management Voting Preferred Stock so received in such transaction upon conversion or exchange of the Class S Voting Preferred Stock shall successively be subject to adjustment pursuant to Section 9 hereof following such transaction as nearly equivalent to the adjustments provided for by such Section prior to such transaction.

  7.2 In case the Corporation shall enter into any Merger Transaction, however named, pursuant to which the outstanding shares of Common Stock are exchanged for or changed, reclassified or converted into other stock or securities or cash or any other property, or any combination thereof, other than any such consideration which is constituted solely of "qualifying employer securities" (as referred to in Section 7.1) and cash payments, if applicable, in lieu of fractional shares, proper provisions shall be made so that each outstanding share of Class S Voting Preferred Stock shall, by virtue of and upon consummation of such transaction, on the same terms as are applicable to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable by holders of the number of shares of Common Stock into which such shares of Class S Voting Common Stock Preferred Stock could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by holders of the Class S Voting Preferred Stock, then the shares of Class S Voting Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of Common Stock into which such shares of Class S Voting Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election to receive any kind or amount of stock, securities, cash or other property receivable in such transaction (provided that if the kind or amount of stock, securities, cash or other property receivable in such transaction are not the same for each non-electing share, then the kind and amount of stock, securities, cash or other property so receivable upon such transaction for each non-electing share shall be the kind and amount so receivable per share by the plurality of the non-electing shares).

  7.3 In case the Corporation shall enter into any agreement providing for any Merger Transaction described in Section 7.1 or 7.2, then the Corporation shall as soon as practicable thereafter (and in any event at least fifteen (15) Business Days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of Class S Voting Preferred Stock. The Corporation shall not consummate any such Merger Transaction unless all of the terms of this Section 7 have been complied with.

  Section 8. Voting. The holders of shares of Class S Voting Preferred Stock shall have the following voting rights:

  8.1 Except as otherwise required by law or provided in this Restated Certificate, the holders of Class S Voting Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common

                                      B82

Stock of the Corporation, voting together as a single class with the holders of Common Stock and the holders of such other classes and series of stock that vote together with the Common Stock as a single class; provided, however, that prior to the Termination Date, the holders of Class S Voting Preferred Stock shall not be entitled to vote with respect to the election of the members of the Board of Directors. For purposes of this Section 8.1, with respect to any vote or consent with a record date occurring prior to the Termination Date, (a) the holders of the shares of Class S Voting Preferred Stock from time to time outstanding shall, collectively, be entitled to a number of votes (rounded to the nearest whole vote) equal to the excess of (i) the product of (I) the Salaried/Management Fraction, (II) the Voting Fraction and (III) a fraction, the numerator of which shall be the number of votes entitled to be cast on the matter by the holders of all outstanding securities of the Corporation (excluding the Voting Preferred Stocks and the shares of Common Stock issued upon conversion of the ESOP Convertible Preferred Stocks and held on the applicable record date in the ESOP or the Supplemental ESOP), and the denominator of which shall be the excess of one (1.0) over the Voting Fraction, over (ii) the sum of (A) the aggregate number of shares of Common Stock held under the ESOP or the Supplemental ESOP which have been issued upon conversion of the ESOP Convertible Preferred Stocks and have been, on the applicable record date, allocated under the ESOP or the Supplemental ESOP to the accounts of individuals who are members of the Salaried/Management Employee Group (as defined in the ESOP), (B) the product of (x) the number of shares of Common Stock held under the ESOP which have been issued upon conversion of the Class 1 ESOP Convertible Preferred Stock and are held on the applicable record date in the Loan Suspense Account (as defined in the ESOP) under the ESOP multiplied by
(y) the Salaried/Management Fraction, and (C) the product of (aa) the number of shares of Common Stock held by the Supplemental ESOP which have been issued upon conversion of the Class 2 ESOP Convertible Preferred Stock and are held on the applicable record date in the Phantom Suspense Account (as defined in the Supplemental ESOP) under the Supplemental ESOP multiplied by (bb) the Salaried/Management Fraction (the excess of clause (i) over clause (ii) being referred to herein as the "Attributed Votes"); and (b) the holder of each share of the Class S Voting Preferred Stock shall be entitled to a number of votes per share (rounded to the nearest one hundred millionth of a vote) equal to the result of dividing (x) the number of Attributed Votes by (y) the number of shares of Class S Voting Preferred Stock outstanding on the applicable record date. With respect to each vote or consent with a record date occurring on or after the Termination Date, each share of Class S Voting Preferred Stock then outstanding shall be entitled to the number of votes per share (rounded to the nearest one hundred millionth of a vote) equal to a fraction, the numerator of which is the product of (i) the sum of (x) the number of shares of Common Stock into which the ESOP Convertible Preferred Stocks then outstanding can be converted as of the record date with respect to such vote or consent and (y) the number of Available Unissued ESOP Shares as of such record date and (ii) the Salaried/Management Fraction, and the denominator of which is the number of shares of Class S Voting Preferred Stock outstanding as of such record date. For purposes of this Section 8.1, the Corporation shall certify to the holders of Class S Voting Preferred Stock and to the judges or similar officials appointed for the purpose of tabulating votes at any meeting of stockholders as soon as practicable following the record date for the determination of stockholders entitled to notice of or to vote at any meeting of stockholders, but in no event less than five Trading Days before such meeting, with respect to record dates prior to the Termination Date, the number of shares of Common Stock then outstanding and the number of votes entitled to be cast on the matter or matters in question by the holders of all outstanding securities of the Corporation (excluding the Voting Preferred Stocks and the shares of Common Stock issued upon conversion of the ESOP Convertible Preferred Stocks and held on the applicable record date in the ESOP or the Supplemental ESOP) and, with respect to record dates from and after the Termination Date, the number of shares of Common Stock into which a share of ESOP Convertible Preferred Stock was convertible as of the record date for such vote or votes. The Corporation shall be deemed to satisfy the requirements of the preceding sentence if such matters are specified in any proxy statement mailed to all stockholders entitled to vote on such matter or matters.

  Prior to the Termination Date, the outstanding shares of the Voting Preferred Stocks, the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and the Class SAM Preferred Stock, together with the shares of Common Stock held by the ESOP and the Supplemental ESOP that were received upon conversion

                                      B83
of the ESOP Preferred Stocks, will represent the Voting Fraction (expressed as a percentage) of the votes to be cast in connection with matters (other than the election of directors) submitted to the vote of the holders of the Common Stock and the holders of all other outstanding securities that vote as a single class together with the Common Stock. Subject to any amendment of this Restated Certificate after the date hereof, it is the intent of this Restated Certificate that this Section 8.2 (with respect to the Class S Voting Preferred Stock), Article FOURTH, Part V, Section 8.2 of the Restated Certificate (with respect to the Class M Voting Preferred Stock) and Article FOURTH, Part IV,
Section 8.2 of the Restated Certificate (with respect to the Class P Voting Preferred Stock) be interpreted together to achieve the foregoing result.

  8.2 Unless the affirmative vote or consent of the holders of a greater number of shares of Class S Voting Preferred Stock shall then be required by law or this Restated Certificate, and in addition to any other vote required by law or this Restated Certificate, the affirmative vote or written consent of the holders of at least a majority of all of the outstanding shares of Class S Voting Preferred Stock, voting separately as a class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) which would adversely affect the preferences, rights, powers or privileges of the Class S Voting Preferred Stock or of either of the ESOP Convertible Preferred Stocks.

  8.3 For purposes of the foregoing provisions of Section 8.2, each share of Class S Voting Preferred Stock shall have one (1) vote per share.

  8.4 Notwithstanding anything to the contrary in Section 7 or 8.1, if at any time prior to the Termination Date, (x) the trustee under either (i) the ESOP or (ii) the Supplemental ESOP (together with the ESOP, the "Employee Plan") either (a) fails to solicit, in accordance with the Employee Plan, timely instructions from Employee Plan participants, the Committee of the ESOP (as defined in the ESOP and hereinafter referred to as the "ESOP Committee") or the Committee of the Supplemental ESOP (as defined in the Supplemental ESOP and, together with the ESOP Committee, the "Committees"), as applicable ("Instructions"), with respect to any matter referred to in clause (y) below, or (b) fails to act in accordance with such Instructions with respect to any matter referred to in clause (y) below (but only if such failure to follow such Instructions is attributable to (i) the trustee having concluded that, based upon the terms of such transaction, the trustee's fiduciary duties require the trustee to fail to follow such instructions or (ii) the unenforceability of the provisions of the ESOP and/or the Supplemental ESOP relating to the solicitation and/or following of such Instructions); (y) either (i) but for the provisions of Article FOURTH, Part VII, Subsection 8.3(a), Article FOURTH, Part VIII, Subsection 8.3(a) and Article FOURTH, Part IX, Subsection 8.3(a) of this Restated Certificate, the vote of the stockholders of the Corporation would have been sufficient, under applicable law, stock exchange listing requirements and this Restated Certificate, as applicable, to approve the Merger Transaction or other Control Transaction (as defined in the ESOP) in question (or, if no stockholder approval would be required by this Restated Certificate, applicable stock exchange listing requirements or applicable law, the trustee enters into a binding commitment in connection with a Control Transaction or a Control Transaction is consummated) or (ii) following the Issue Date, the trustee disposes of an aggregate of 10% or more of the Common Equity (as defined in Article FIFTH, Section 1.26 of this Restated Certificate) initially represented by the ESOP Convertible Preferred Stocks other than in connection with Employee Plan distributions or diversification requirements; and (z) any of the following occur: (a) Instructions with respect to a matter are given, the trustee fails to follow such Instructions and such transaction would not have been approved by stockholders of the Corporation in accordance with the applicable provisions of this Restated Certificate (excluding Article FOURTH,
Part VII, Subsection 8.3(a), Article FOURTH, Part VIII, Subsection 8.3(a) and Article FOURTH, Part IX, Subsection 8.3(a) of this Restated Certificate), applicable stock exchange listing requirements or applicable law if the trustee had acted in accordance with such Instructions (or, if no vote of stockholders would be required by this Restated Certificate, applicable stock exchange listing requirements or applicable law, such action by the trustee in respect of such transaction as

                                      B84
to which Instructions were so given would not have been authorized had the trustee acted in accordance with such Instructions, (b) the trustee fails to solicit timely Instructions with respect to such matters, such transaction requires the approval of stockholders of the Corporation under applicable provisions of this Restated Certificate, applicable stock exchange listing requirements or applicable law and such approval would not have been obtained (without regard to the provisions of Article FOURTH, Part VII, Subsection 8.3(a), Article FOURTH, Part VIII, Subsection 8.3(a) and Article FOURTH, Part IX, Subsection 8.3(a) of this Restated Certificate) if the trustee had voted against such transaction all of the votes entitled to be cast by such trustee as the holder of securities of the Corporation held under the Employee Plan, or
(c) the trustee fails to follow Instructions or to solicit timely Instructions with respect to such matter and no vote of stockholders of the Corporation is required by the Restated Certificate, applicable stock exchange listing requirements or applicable law to approve such transaction (an action or inaction by the trustee under clauses (x) and (z) in connection with a transaction referred to in clause (y) being referred to herein as an "Uninstructed Trustee Action"); then each outstanding share of Class S Voting Preferred Stock shall, immediately and automatically, without any further action on the part of holders thereof or of the Corporation, be converted into shares of Common Stock at the applicable Conversion Rate in accordance with
Section 9 hereof.

  Section 9. Automatic Conversion.

  9.1 Shares of Class S Voting Preferred Stock shall, as provided in Sections
1.2 and 8.4, be automatically converted, from time to time, in part or in whole, respectively, upon (i) any transfer thereof other than a transfer described in clauses (x) and (y) of Section 1.2 or (ii) an Uninstructed Trustee Action as described in Section 8.4, at a rate of one ten thousandth of a share of Common Stock per share of Class S Voting Preferred Stock to be converted (the "Conversion Rate").

  9.2 At the time that all of the shares of the ESOP Convertible Preferred Stocks cease to be outstanding for any reason whatsoever, including, without limitation, their conversion in full into Common Stock (the "Final Conversion Date"), all outstanding shares of Class S Voting Preferred Stock shall be automatically converted, in full, into shares of Common Stock at the Conversion Rate then in effect.

  9.3 Following any conversion in accordance with Sections 9.1 and 9.2, (i) no holder of Class S Voting Preferred Stock shall have any of the voting powers, preferences, relative, participating, optional or special rights ascribed to shares of Class S Voting Preferred Stock hereunder, but, rather, shall have only the powers and rights pertaining to the Common Stock into which such shares of Class S Voting Preferred Stock have been so converted, and (ii) any holder of Class S Voting Preferred Stock shall be treated for all purposes as the record holder of the shares of Common Stock into which the Class S Voting Preferred Stock shall have been converted as of the date of the conversion of the shares of Class S Voting Preferred Stock.

  9.4 On or after the date of (i) a transfer of shares of Class S Voting Preferred Stock (other than as described in clauses (x) and (y) of Section 1.2), (ii) the Final Conversion Date or (iii) an Uninstructed Trustee Action, each holder of a certificate or certificates formerly representing shares of Class S Voting Preferred Stock converted in accordance with Sections 9.1 and
9.2 shall surrender such certificate or certificates, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent (if other than the Corporation) in the Borough of Manhattan, City of New York. Unless the shares issuable on conversion are to be issued in the same name as the name in which such certificate is registered, each such certificate shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid or that no such taxes are payable).

  9.5 No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Class S Voting Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Class S Voting Preferred Stock,

                                      B85
the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one certificate shall be surrendered in respect of such conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion shall be computed on the basis of the aggregate number of shares of Class S Voting Preferred Stock formerly represented by the certificates so surrendered.

  9.6 In the event of an adjustment to the "Conversion Rate" in effect with respect to the ESOP Convertible Preferred Stocks, a corresponding adjustment shall be made to the Conversion Rate with respect to the Class S Voting Preferred Stock.

  Section 10. Record Holders. The Corporation and the Transfer Agent (if other than the Corporation) may deem and treat the record holder of any shares of Class S Voting Preferred Stock as the true and lawful owner thereof for all purposes, and, except as otherwise provided by law, neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

                                    PART VII

                     Class Pilot MEC Junior Preferred Stock

  Unless otherwise indicated, any reference in this Article FOURTH, Part VII to "Section", "Subsection", "paragraph", "subparagraph" or "clause" shall refer to a Section, Subsection, paragraph, subparagraph or clause of this Article FOURTH, Part VII.

  Section 1. Number of Shares; Designation; Issuance; Restrictions on Transfer.

  1.1 The Class Pilot MEC Junior Preferred Stock of the Corporation (the "Class Pilot MEC Preferred Stock") shall consist of one (1) share, par value $0.01.

  1.2 The share of Class Pilot MEC Preferred Stock shall be issued only to (i) the United Airlines Pilots Master Executive Council of the Air Line Pilots Association, International ("ALPA") pursuant to ALPA's authority as the collective bargaining representative for the crafts or class of pilots employed by United Air Lines, Inc. (the "MEC") or (ii) a duly authorized agent acting for the benefit of the MEC. Any purported sale, transfer, pledge or other disposition (hereinafter a "transfer") of the share of Class Pilot MEC Preferred Stock to any person, other than a successor to the MEC or a duly authorized agent acting for the benefit of such successor, shall be null and void and of no force and effect. Upon any purported transfer of the share of Class Pilot MEC Preferred Stock by the holder thereof other than as expressly permitted above, and without any further action by the Corporation or such holder, such share shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed by the Corporation in accordance with Section 9 hereof, and thereupon such share shall no longer be deemed outstanding, and neither such holder nor any purported transferee thereof shall have in respect thereof any of the voting powers, preferences or relative, participating, optional or special rights ascribed to the share of Class Pilot MEC Preferred Stock hereunder, but rather such holder thereafter shall only be entitled to receive the amount payable upon redemption in accordance with Section 9. The certificate representing the share of Class Pilot MEC Preferred Stock shall be legended to reflect the restrictions on transfer and automatic redemption provided for herein.

  Section 2. Definitions. For purposes of the Class Pilot MEC Preferred Stock, the following terms shall have the meanings indicated:

  2.1 "Affiliate" shall have the meaning defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or any successor thereto.

  2.2 "ALPA Termination Date" shall have the meaning set forth in Section 8 hereof.


                                      B86

  2.3 "Board of Directors" shall mean the board of directors of the Corporation or any committee thereof authorized by such board of directors to perform any of its responsibilities with respect to the Class Pilot MEC Preferred Stock.

  2.4 "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

  2.5 "Class I Preferred Stock" shall mean the Class I Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.6 "Class IAM Preferred Stock" shall mean the Class IAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.7 "Class M Voting Preferred Stock" shall mean the Class M ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.8 "Class P Voting Preferred Stock" shall mean the Class P ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.9 "Class Pilot MEC Preferred Stock" shall have the meaning set forth in
Section 1 hereof.

  2.10 "Class S Voting Preferred Stock" shall mean the Class S ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.11 "Class SAM Preferred Stock" shall mean the Class SAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.12 "Common Stock" shall mean the common stock, par value $0.01 per share, of the Corporation.

  2.13 "Director Preferred Stocks" shall mean, collectively, the Class I Preferred Stock, the Class IAM Preferred Stock, the Class Pilot MEC Preferred Stock and the Class SAM Preferred Stock.

  2.14 "ESOP Convertible Preferred Stocks" shall mean, collectively, the Class 1 ESOP Convertible Preferred Stock and the Class 2 ESOP Convertible Preferred Stock, each of the par value of $0.01 per share, of the Corporation.

  2.15 "Issue Date" shall mean the first date on which shares of Class Pilot MEC Preferred Stock are issued.

  2.16 "Liquidation Preference" shall have the meaning set forth in Section 4.1 hereof.

  2.17 "Measuring Date" shall mean that date which is the 365th day following the Issue Date.

  2.18 "Pilot Fraction" shall mean 0.4623.

  2.19 "Restated Certificate" shall mean the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

  2.20 "Series A Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series A Convertible Preferred Stock in Article FOURTH, Part I.A of this Restated Certificate.

  2.21 "Series B Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series B Preferred Stock in Article FOURTH, Part I.B of this Restated Certificate.

                                      B87

  2.22 "Series C Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series C Junior Participating Preferred Stock in Article FOURTH, Part I.C of this Restated Certificate.

  2.23 "Series D Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series D Redeemable Preferred Stock in Article FOURTH, Part I.D of this Restated Certificate.

  2.24 [Reserved]

  2.25 "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking on a parity with or junior to the Class Pilot MEC Preferred Stock as to distributions upon liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class Pilot MEC Preferred Stock shall mean, with respect to such distributions, placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

  2.26 "Termination Date" shall have the meaning set forth in Article FIFTH,
Section 1.72 of this Restated Certificate.

  2.27 "Trading Day" shall mean any day on which the securities in question are traded on the New York Stock Exchange, Inc. (the "NYSE"), or if such securities are not listed or admitted for trading or quoted on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading or quoted on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such National Market, in the applicable securities market in which the securities are traded.

  2.28 "Transfer Agent" means the Corporation or such agent or agents of the Corporation as may be designated from time to time by the Board of Directors as the transfer agent for the Class Pilot MEC Preferred Stock.

  2.29 "Voting Fraction" shall mean 0.55 with respect to votes or consents that have a record date on or prior to the Measuring Date, and a fraction that is equivalent to the Adjusted Percentage (as defined in Section 1.10 of the Agreement and Plan of Recapitalization, dated as of March 25, 1994, among the Corporation, the Air Line Pilots Association, International and International Association of Machinists and Aerospace Workers, as amended from time to time) as in effect at the close of business on the Measuring Date with respect to votes and consents that have a record date after the Measuring Date.

  2.30 "Voting Preferred Stocks" shall mean, collectively, the Class P Voting Preferred Stock, the Class M Voting Preferred Stock and the Class S Voting Preferred Stock.

  Section 3. Dividends. The holder of the share of Class Pilot MEC Preferred Stock as such shall not be entitled to receive any dividends or other distributions (except as provided in Section 4).

  Section 4. Payments upon Liquidation.

  4.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of any class or series of stock of the Corporation that ranks junior to the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution

                                      B88
or winding up of the Corporation, the holder of the share of Class Pilot MEC Preferred Stock shall be entitled to receive $0.01 per share of Class Pilot MEC Preferred Stock (the "Liquidation Preference"), but such holder shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable to the holder of the share of Class Pilot MEC Preferred Stock shall be insufficient to pay in full the Liquidation Preference and the liquidation preference on all other shares of any class or series of stock of the Corporation that ranks on a parity with the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holder of the share of Class Pilot MEC Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such share of Class Pilot MEC Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more corporations, or (ii) a sale, lease, exchange or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

  4.2 Subject to the rights of the holders of shares of any series or class of stock ranking prior to or on a parity with the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holder of the share of Class Pilot MEC Preferred Stock, as and to the fullest extent provided in this
Section 4, any series or class of stock of the Corporation that ranks junior to the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holder of the share of Class Pilot MEC Preferred Stock shall not be entitled to share therein.

  Section 5. Shares to be Retired. The share of Class Pilot MEC Preferred Stock which shall have been issued and reacquired in any manner (other than redemption pursuant to Section 9.1) by the Corporation shall be retired and restored to the status of an authorized but unissued share of Class Pilot MEC Preferred Stock and, in the event of the redemption of such share pursuant to
Section 9.1 hereof, shall not be reissued.

  Section 6. Ranking.

  6.1 Any class or series of stock of the Corporation shall be deemed to rank:

    (a) prior to the Class Pilot MEC Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holder of Class Pilot MEC Preferred Stock;

    (b) on a parity with the Class Pilot MEC Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof be different from those of the Class Pilot MEC Preferred Stock, if the holders of such class or series and the Class Pilot MEC Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other; and

    (c) junior to the Class Pilot MEC Preferred Stock, as to the distribution of assets upon liquidation, dissolution or winding up, if the holder of Class Pilot MEC Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series.

  6.2 The Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock and the ESOP Convertible Preferred Stocks shall be deemed to rank prior to the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The other Director Preferred Stocks and the Voting Preferred Stocks shall each be deemed to rank on a parity with the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The Common Stock and the

                                      B89

Series C Preferred Stock shall each be deemed to rank junior to the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up.

  Section 7. Consolidation, Merger, etc.

  7.1 In case the Corporation enters into any consolidation, merger, share exchange or similar transaction, however named, involving the Corporation or its subsidiary, United Air Lines, Inc. ("United") (or any successor to all or substantially all the assets or business of United), pursuant to which the outstanding shares of Common Stock are to be exchanged for or changed, reclassified or converted into securities of any successor or resulting or other company (including the Corporation), or cash or other property (each of the foregoing transactions is referred to herein as a "Merger Transaction"), proper provision shall be made so that, upon consummation of such transaction, the share of Class Pilot MEC Preferred Stock shall be converted, reclassified or changed into or exchanged for preferred stock of such successor or resulting or other company having, in respect of such company, the same powers, preferences and relative, participating, optional or other special rights (including the rights provided by this Section 7), and the qualifications, limitations or restrictions thereof, that the Class Pilot MEC Preferred Stock had, in respect of the Corporation, immediately prior to such transaction; specifically including, without limitation, the right, until the ALPA Termination Date, to elect one member of the board of directors (or similar governing body) of such company.

  7.2 In case the Corporation shall enter into any agreement providing for any Merger Transaction, then the Corporation shall as soon as practicable thereafter (and in any event at least fifteen (15) Business Days before consummation of such transaction) give notice of such agreement and the material terms thereof to the holder of the share of Class Pilot MEC Preferred Stock. The Corporation shall not consummate any such Merger Transaction unless all of the terms of this Section 7 and Section 8 have been complied with.

  Section 8. Voting. The holder of the share of Class Pilot MEC Preferred Stock shall have the following voting rights:

  8.1 Until the later of (i) the Termination Date and (ii) such time as there are no longer any persons represented by the Air Line Pilots Association, International (or any successor organization) employed by the Corporation or any of its Affiliates (the "ALPA Termination Date"), the holder of the share of Class Pilot MEC Preferred Stock shall have the right (a) voting as a separate class, to elect one Class Pilot MEC Director (as defined in Article FIFTH,
Section 2.2 of this Restated Certificate) to the Board of Directors and (b) voting together as a single class with the holders of Common Stock and the holders of such other classes or series of stock that vote together with the Common Stock as a single class, to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, except as otherwise required by law.

  8.2 Notwithstanding anything to the contrary in Section 7.1, 7.2 or 8.1, if at any time prior to the Termination Date, (x) the trustee under either (i) the UAL Corporation Employee Stock Ownership Plan (the "ESOP") or (ii) the UAL Corporation Supplemental ESOP (together with the ESOP, the "Plan") either (a) fails to solicit, in accordance with the Plan, timely instructions from Plan participants, the Committee of the ESOP (as defined in the ESOP and hereinafter referred to as the "ESOP Committee") or the Committee of the Supplemental ESOP (as defined in the Supplemental ESOP and, together with the ESOP Committee, the "Committees"), as applicable ("Instructions"), with respect to any matter referred to in clause (y) below, or (b) fails to act in accordance with such Instructions with respect to any matter referred to in clause (y) below (but only if such failure to follow such Instructions is attributable to (i) the trustee having concluded that, based upon the terms of such transaction, the trustee's fiduciary duties require the trustee to fail to follow such Instructions or (ii) the unenforceability of the provisions of the ESOP and/or the Supplemental ESOP relating to the solicitation and/or following of such Instructions); (y) either (i) but for the provisions of Subsection 8.3(a) and Article FOURTH, Part VIII, Subsection 8.3(a) and Article FOURTH, Part IX, Subsection 8.3(a) of this Restated Certificate, the vote of the stockholders of the Corporation would have been sufficient, under applicable law, stock exchange listing requirements and this Restated Certificate, as applicable, to approve the Merger Transaction or other Control Transaction (as defined in the ESOP) in question (or, if no stockholder approval would be required by this Restated Certificate, applicable stock

                                      B90
exchange listing requirements or applicable law, the trustee enters into a binding commitment in connection with a Control Transaction or a Control Transaction is consummated) or (ii) following the Issue Date, the trustee disposes of an aggregate of 10% or more of the Common Equity (as defined in Article FIFTH, Section 1.26 of this Restated Certificate) initially represented by the ESOP Convertible Preferred Stocks other than in connection with Plan distributions; and (z) any of the following occur: (a) Instructions with respect to a matter are given, the trustee fails to follow such Instructions and such transaction would not have been approved by stockholders of the Corporation in accordance with the applicable provisions of this Restated Certificate (excluding Subsection 8.3(a) and Article FOURTH, Part VIII, Subsection 8.3(a) and Article FOURTH, Part IX, Subsection 8.3(a) of this Restated Certificate), applicable stock exchange listing requirements or applicable law if the trustee had acted in accordance with such Instructions (or, if no vote of stockholders would be required by this Restated Certificate, applicable stock exchange listing requirements or applicable law, such action by the trustee in respect of such transaction as to which Instructions were so given would not have been authorized had the trustee acted in accordance with such Instructions), (b) the trustee fails to solicit timely Instructions with respect to such matters, such transaction requires the approval of stockholders of the Corporation under applicable provisions of this Restated Certificate, applicable stock exchange listing requirements or applicable law and such approval would not have been obtained (without regard to Subsection 8.3(a) and Article FOURTH, Part VIII, Subsection 8.3(a) and Article FOURTH, Part IX, Subsection 8.3(a) of this Restated Certificate) if the trustee had voted against such transaction all of the votes entitled to be cast by such trustee as the holder of securities of the Corporation held under the Plan, or (c) the trustee fails to follow Instructions or to solicit timely Instructions with respect to such matter and no vote of stockholders of the Corporation is required by the Restated Certificate, applicable stock exchange listing requirements or applicable law to approve such transaction (an action or inaction by the trustee under clauses (x) and (z) in connection with a transaction referred to in clause (y) being referred to herein as an "Uninstructed Trustee Action"); then, (I) the Merger Transaction or other Control Transaction referred to in clause (y)(i) of Section 8.2 involving an Uninstructed Trustee Action, if it requires stockholder approval under applicable law, stock exchange listing requirements or this Restated Certificate, must also be approved by the vote of stockholders described in Subsection 8.3(a), and (II) from and after such Uninstructed Trustee Action, in addition to the voting rights provided for under Section 8.1, the share of Class Pilot MEC Preferred Stock shall have the voting rights set forth in Subsection 8.3(b).

  8.3 (a) In addition to any other vote or consent of stockholders required by this Restated Certificate, applicable stock exchange listing requirements or applicable law, any Merger Transaction or other Control Transaction referred to in clause (y)(i) of Section 8.2 involving an Uninstructed Trustee Action that requires stockholder approval under applicable law, stock exchange listing requirements or this Restated Certificate must also be approved by at least a majority of the votes entitled to be cast in respect of all outstanding shares of the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock, the Class SAM Preferred Stock, the Common Stock and such other classes and series of stock that vote together with the Common Stock as a single class (other than the Voting Preferred Stocks), with all such shares voting, for purposes of this paragraph, as a single class, and for purposes of such vote the Class Pilot MEC Preferred Stock shall be entitled to cast a number of votes calculated in accordance with Subsection 8.3(c).

  (b) Except as otherwise required by law or provided in this Restated Certificate, from and after an Uninstructed Trustee Action, the holder of the share of Class Pilot MEC Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock, voting together as a single class with the holders of Class IAM Preferred Stock, the holders of Class SAM Preferred Stock, the holders of Common Stock and the holders of such other classes and series of stock that vote together with the Common Stock as a single class (other than the Voting Preferred Stocks) and for purposes of such vote the Class Pilot MEC Preferred Stock shall be entitled to cast a number of votes calculated in accordance with Subsection 8.3(c); provided, however, that, except as provided in Section 8.1, prior to the Termination Date, the holder of the share of Class Pilot MEC Preferred Stock shall not be entitled to vote with the holders of Common Stock with respect to the election of the members of the Board of Directors.


                                      B91

  (c) With respect to any vote or consent (i) with respect to which the Class Pilot MEC Preferred Stock is entitled to vote pursuant to Subsection 8.3(a) or
(ii) with respect to which the Class Pilot MEC Preferred Stock is entitled to vote pursuant to Subsection 8.3(b) and the record date for which occurs after an Uninstructed Trustee Action and prior to the Termination Date, the holder of the share of Class Pilot MEC Preferred Stock shall be entitled to a number of votes (rounded to the nearest whole vote) equal to the product of (I) the Pilot Fraction, (II) the Voting Fraction and (III) a fraction, the numerator of which shall be the number of votes entitled to be cast on the matter by the holders of all outstanding securities of the Corporation (excluding the Class IAM Preferred Stock and the Class SAM Preferred Stock), and the denominator of which shall be the excess of one (1.0) over the Voting Fraction (the "Attributed Vote"). If, with respect to any matter as to which the immediately preceding sentence shall apply, (i) shares of Common Stock are held under the ESOP or the Supplemental ESOP which have been issued upon conversion of the ESOP Convertible Preferred Stocks ("Subject Shares"), (ii) with respect to any action as to which the trustee is required, in accordance with the terms of the ESOP or the Supplemental ESOP, to solicit Instructions, the trustee has solicited such Instructions and (iii) the trustee has voted some or all of the Subject Shares in accordance with such Instructions (the shares which the trustee has voted in accordance with such Instructions, "Instructed Trustee Common Shares"), then the Attributed Votes shall be reduced by the Pro Rata Reduction. The "Pro Rata Reduction" shall equal, with respect to any such matter, the sum of (I) the product of (x) a fraction, the numerator of which is the number of votes represented by Subject Shares as to which members of the ALPA Employee Group (or the Committees) gave Instructions to the trustee to vote in favor of the matter, and the denominator of which is the number of votes represented by Subject Shares as to which members of all Employee Groups (as defined in the ESOP) (or the Committees) gave Instructions to the trustee to vote in favor of the matter (such denominator being referred to as the "Instructed Pro Vote") and (y) the number of votes represented by Subject Shares that the trustee actually voted in favor of the matter (but in no event more than the Instructed Pro Vote); and (II) the product of (x) a fraction, the numerator of which is the number of votes represented by Subject Shares as to which members of the ALPA Employee Group (or the Committees) gave instructions to the trustee to vote against the matter, and the denominator of which is the number of votes represented by Subject Shares as to which members of all Employee Groups (or the Committees) gave Instructions to the trustee to vote against the matter (such denominator being referred to as the "Instructed Con Vote") and (y) the number of votes represented by Subject Shares that the trustee actually voted against the matter (but in no event more than the Instructed Con Vote).

  For purposes of this Section 8.3, the Corporation shall certify to the holders of Class Pilot MEC Preferred Stock and to the judges or similar officials appointed for the purpose of tabulating votes at any meeting of stockholders as soon as practicable following the record date for the determination of stockholders entitled to notice of or to vote at any meeting of stockholders, but in no event less than five Trading Days before such meeting, the number of shares of Common Stock then outstanding and the number of votes entitled to be cast on the matter or matters in question by the holders of all outstanding securities of the Corporation (excluding the Class IAM Preferred Stock and the Class SAM Preferred Stock). The Corporation shall be deemed to satisfy the requirements of the preceding sentence if such matters are specified in any proxy statement mailed to all stockholders entitled to vote on such matter or matters. With respect to any vote or consent as to which the first sentence of this Subsection 8.3(c) applies, the outstanding share of Class Pilot MEC Preferred Stock, together with the outstanding shares of the Class IAM Preferred Stock and the outstanding shares of Class SAM Preferred Stock, will represent the Voting Fraction (expressed as a percentage) of the votes to be cast in connection with matters (other than the election of directors) submitted to the vote of the holders of the Common Stock and the holders of all other outstanding securities that vote as a single class together with the Common Stock. Subject to any amendment of this Restated Certificate after the date hereof, it is the intent of this Restated Certificate that this Section 8.3 (with respect to the Class Pilot MEC Preferred Stock), Article FOURTH, Part VIII, Section 8.3 of the Restated Certificate (with respect to the Class IAM Preferred Stock), and Article FOURTH, Part IX, Section 8.3 of the Restated Certificate (with respect to the Class SAM Preferred Stock), be interpreted together to achieve the foregoing result. With respect to any vote or consent as to which the first sentence of this Section 8.3(c) does not apply, the Class Pilot MEC Preferred Stock shall not have any voting rights except as provided by Sections 8.1, 8.2

                                      B92
and 8.4 and applicable law; provided, however, that if the Termination Date occurs directly or indirectly as a result of an Uninstructed Trustee Action then, notwithstanding anything to the contrary contained herein, the voting rights of the Class Pilot MEC Preferred Stock set forth in this Section 8.3 shall continue until the anniversary of the Issue Date occurring in the year 2010. For purposes of the proviso in the immediately preceding sentence, the Termination Date shall be deemed to have occurred as a result of an Uninstructed Trustee Action if the Termination Date occurs within one year of such Uninstructed Trustee Action.

  8.4 The affirmative vote or written consent of the holder of the share of Class Pilot MEC Preferred Stock, voting separately as a class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) which would adversely affect the preferences, rights, powers or privileges of the Class Pilot MEC Preferred Stock.

  8.5 For purposes of the foregoing provisions of Sections 8.1 and 8.4, each share of Class Pilot MEC Preferred Stock shall have one (1) vote per share.

  Section 9. Redemption.

  9.1 The share of Class Pilot MEC Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed on the ALPA Termination Date, at a price of $0.01 per share of Class Pilot MEC Preferred Stock, as provided hereinbelow. As promptly as reasonably possible following the occurrence of the ALPA Termination Date, the Corporation shall give notice thereof and of the redemption under this Section 9 to the record holder of the Class Pilot MEC Preferred Stock. From and after the redemption provided for in this Section 9.1, all rights of the holder of the Class Pilot MEC Preferred Stock as such, except the right to receive the redemption price of such shares upon the surrender of the certificate formerly representing the same, shall cease and terminate and such share shall not thereafter be deemed to be outstanding for any purpose whatsoever.

  9.2 The share of Class Pilot MEC Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed upon any purported transfer thereof other than as expressly permitted under Section 1.2. The redemption price to be paid in connection with any redemption shall be $0.01 per share of Class Pilot MEC Preferred Stock. Upon any such redemption, all rights of the holder of Class Pilot MEC Preferred Stock as such, except the right to receive the redemption price of such share upon the surrender of the certificate formerly representing the same, shall cease and terminate and such share shall not thereafter be deemed to be outstanding for any purpose whatsoever.

  9.3 The holder of the share of Class Pilot MEC Preferred Stock so redeemed pursuant to Section 9.1 or 9.2 shall present and surrender his certificate formerly representing such share to the Corporation and thereupon the redemption price of such share shall be paid to or on the order of the person whose name appears on such certificate as the owner thereof and the surrendered certificate shall be cancelled.

  Section 10. Record Holders. The Corporation and the Transfer Agent (if other than the Corporation) may deem and treat the record holder of the share of Class Pilot MEC Preferred Stock as the true and lawful owner thereof for all purposes, and, except as otherwise provided by law, neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

                                      B93

                                   PART VIII

                        Class IAM Junior Preferred Stock

  Unless otherwise indicated, any reference in this Article FOURTH, Part VIII to "Section", "Subsection", "paragraph", "subparagraph" or "clause" shall refer to a Section, Subsection, paragraph, subparagraph or clause of this Article FOURTH, Part VIII.

  Section 1. Number of Shares; Designation; Issuance; Restrictions on Transfer.

  1.1 The Class IAM Junior Preferred Stock of the Corporation (the "Class IAM Preferred Stock") shall consist of one (1) share, par value $0.01.

  1.2 The share of Class IAM Preferred Stock shall be issued only to (i) the International Association of Machinists and Aerospace Workers (the "IAM") pursuant to the IAM's authority as the collective bargaining representative for the crafts or classes of mechanics and related employees, ramp and stores employees, food service employees, dispatchers and security officers employed by United Air Lines, Inc. or (ii) a duly authorized agent acting for the benefit of the IAM. Any purported sale, transfer, pledge or other disposition (hereinafter a "transfer") of the share of Class IAM Preferred Stock to any person, other than a successor to the IAM or a duly authorized agent acting for the benefit of such successor, shall be null and void and of no force and effect. Upon any purported transfer of the share of Class IAM Preferred Stock by the holder thereof other than as expressly permitted above, and without any further action by the Corporation or such holder, such share shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed by the Corporation in accordance with Section 9 hereof, and thereupon such share shall no longer be deemed outstanding, and neither such holder nor any purported transferee thereof shall have in respect thereof any of the voting powers, preferences or relative, participating, optional or special rights ascribed to the share of Class IAM Preferred Stock hereunder, but rather such holder thereafter shall only be entitled to receive the amount payable upon redemption in accordance with Section 9. The certificate representing the share of Class IAM Preferred Stock shall be legended to reflect the restrictions on transfer and automatic redemption provided for herein.

  Section 2. Definitions. For purposes of the Class IAM Preferred Stock, the following terms shall have the meanings indicated:

  2.1 "Affiliate" shall have the meaning defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or any successor thereto.

  2.2 "Board of Directors" shall mean the board of directors of the Corporation or any committee thereof authorized by such board of directors to perform any of its responsibilities with respect to the Class IAM Preferred Stock.

  2.3 "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

  2.4 "Class I Preferred Stock" shall mean the Class I Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.5 "Class IAM Preferred Stock" shall have the meaning set forth in Section 1 hereof.

  2.6 "Class M Voting Preferred Stock" shall mean the Class M ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.7 "Class P Voting Preferred Stock" shall mean the Class P ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.


                                      B94

  2.8 "Class Pilot MEC Preferred Stock" shall mean the Class Pilot MEC Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.9 "Class S Voting Preferred Stock" shall mean the Class S ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.10 "Class SAM Preferred Stock" shall mean the Class SAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.11 "Common Stock" shall mean the common stock, par value $0.01 per share, of the Corporation.

  2.12 "Director Preferred Stocks" shall mean, collectively, the Class I Preferred Stock, the Class IAM Preferred Stock, the Class Pilot MEC Preferred Stock and the Class SAM Preferred Stock.

  2.13 "ESOP Convertible Preferred Stocks" shall mean, collectively, the Class 1 ESOP Convertible Preferred Stock and the Class 2 ESOP Convertible Preferred Stock, each of the par value of $0.01 per share, of the Corporation.

  2.14 "IAM Fraction" shall mean 0.3713.

  2.15 "IAM Termination Date" shall have the meaning set forth in Section 8 hereof.

  2.16 "Issue Date" shall mean the first date on which shares of Class IAM Preferred Stock are issued.

  2.17 "Liquidation Preference" shall have the meaning set forth in Section 4.1 hereof.

  2.18 "Measuring Date" shall mean that date which is the 365th day following the Issue Date.

  2.19 "Restated Certificate" shall mean the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

  2.20 "Series A Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series A Convertible Preferred Stock in Article FOURTH, Part I.A of this Restated Certificate.

  2.21 "Series B Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series B Preferred Stock in Article FOURTH, Part I.B of this Restated Certificate.

  2.22 "Series C Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series C Junior Participating Preferred Stock in Article FOURTH, Part I.C of this Restated Certificate.

  2.23 "Series D Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series D Redeemable Preferred Stock in Article FOURTH, Part I.D of this Restated Certificate.

  2.24 [Reserved]

  2.25 "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking on a parity with or junior to the Class IAM Preferred Stock as to distributions upon liquidation, dissolution or winding up of the Corporation are placed

                                      B95
in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class IAM Preferred Stock shall mean, with respect to such distributions, placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

  2.26 "Termination Date" shall have the meaning set forth in Article FIFTH,
Section 1.72 of this Restated Certificate.

  2.27 "Trading Day" shall mean any day on which the securities in question are traded on the New York Stock Exchange, Inc. (the "NYSE"), or if such securities are not listed or admitted for trading or quoted on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading or quoted on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such National Market, in the applicable securities market in which the securities are traded.

  2.28 "Transfer Agent" means the Corporation or such agent or agents of the Corporation as may be designated from time to time by the Board of Directors as the transfer agent for the Class IAM Preferred Stock.

  2.29 "Voting Fraction" shall mean 0.55 with respect to votes or consents that have a record date on or prior to the Measuring Date, and a fraction that is equivalent to the Adjusted Percentage (as defined in Section 1.10 of the Agreement and Plan of Recapitalization, dated as of March 25, 1994, among the Corporation, the Air Line Pilots Association, International and International Association of Machinists and Aerospace Workers, as amended from time to time) as in effect at the close of business on the Measuring Date with respect to votes and consents that have a record date after the Measuring Date.

  2.30 "Voting Preferred Stocks" shall mean, collectively, the Class P Voting Preferred Stock, the Class M Voting Preferred Stock and the Class S Voting Preferred Stock.

  Section 3. Dividends. The holder of the share of Class IAM Preferred Stock as such shall not be entitled to receive any dividends or other distributions (except as provided in Section 4).

  Section 4. Payments upon Liquidation.

  4.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of any class or series of stock of the Corporation that ranks junior to the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, the holder of the share of Class IAM Preferred Stock shall be entitled to receive $0.01 per share of Class IAM Preferred Stock (the "Liquidation Preference"), but such holder shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable to the holder of the share of Class IAM Preferred Stock shall be insufficient to pay in full the Liquidation Preference and the liquidation preference on all other shares of any class or series of stock of the Corporation that ranks on a parity with the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holder of the share of Class IAM Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such share of Class IAM Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more corporations, or (ii) a sale, lease, exchange or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.


                                      B96

  4.2 Subject to the rights of the holders of shares of any series or class of stock ranking prior to or on a parity with the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holder of the share of Class IAM Preferred Stock, as and to the fullest extent provided in this
Section 4, any series or class of stock of the Corporation that ranks junior to the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holder of the share of Class IAM Preferred Stock shall not be entitled to share therein.

  Section 5. Shares to be Retired. The share of Class IAM Preferred Stock which shall have been issued and reacquired in any manner (other than redemption pursuant to Section 9.1) by the Corporation shall be retired and restored to the status of an authorized but unissued share of Class IAM Preferred Stock and, in the event of the redemption of such share pursuant to Section 9.1 hereof, shall not be reissued.

  Section 6. Ranking.

  6.1 Any class or series of stock of the Corporation shall be deemed to rank:

    (a) prior to the Class IAM Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holder of Class IAM Preferred Stock;

    (b) on a parity with the Class IAM Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof be different from those of the Class IAM Preferred Stock, if the holders of such class or series and the Class IAM Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other; and

    (c) junior to the Class IAM Preferred Stock, as to the distribution of assets upon liquidation, dissolution or winding up, if the holder of Class IAM Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series.

  6.2 The Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock and the ESOP Convertible Preferred Stocks shall be deemed to rank prior to the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The other Director Preferred Stocks and the Voting Preferred Stocks shall each be deemed to rank on a parity with the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The Common Stock and the Series C Preferred Stock shall each be deemed to rank junior to the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up.

  Section 7. Consolidation, Merger, etc.

  7.1 In case the Corporation enters into any consolidation, merger, share exchange or similar transaction, however named, involving the Corporation or its subsidiary, United Air Lines, Inc. ("United") (or any successor to all or substantially all the assets or business of United), pursuant to which the outstanding shares of Common Stock are to be exchanged for or changed, reclassified or converted into securities of any successor or resulting or other company (including the Corporation), or cash or other property (each of the foregoing transactions is referred to herein as a "Merger Transaction"), proper provision shall be made so that, upon consummation of such transaction, the share of Class IAM Preferred Stock shall be converted, reclassified or changed into or exchanged for preferred stock of such successor or resulting or other company having, in respect of such company, the same powers, preferences and relative, participating, optional or other special rights (including the rights provided by this Section 7), and the qualifications, limitations or restrictions thereof, that the Class IAM Preferred Stock had, in respect of the Corporation, immediately prior to such

                                      B97
transaction; specifically including, without limitation, the right, until the IAM Termination Date, to elect one member of the board of directors (or similar governing body) of such company.

  7.2 In case the Corporation shall enter into any agreement providing for any Merger Transaction, then the Corporation shall as soon as practicable thereafter (and in any event at least fifteen (15) Business Days before consummation of such transaction) give notice of such agreement and the material terms thereof to the holder of the share of Class IAM Preferred Stock. The Corporation shall not consummate any such Merger Transaction unless all of the terms of this Section 7 and Section 8 have been complied with.

  Section 8. Voting. The holder of the share of Class IAM Preferred Stock shall have the following voting rights:

  8.1 Until the later of (i) the Termination Date and (ii) such time as there are no longer any persons represented by the IAM (or any successor organization) employed by the Corporation or any of its Affiliates (the "IAM Termination Date"), the holder of the share of Class IAM Preferred Stock shall have the right (a) voting as a separate class, to elect one Class IAM Director (as defined in Article FIFTH, Section 2.2 of this Restated Certificate) to the Board of Directors and (b) voting together as a single class with the holders of Common Stock and the holders of such other classes or series of stock that vote together with the Common Stock as a single class, to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, except as otherwise required by law.

  8.2 Notwithstanding anything to the contrary in Section 7.1, 7.2 or 8.1, if at any time prior to the Termination Date, (x) the trustee under either (i) the UAL Corporation Employee Stock Ownership Plan (the "ESOP") or (ii) the UAL Corporation Supplemental ESOP (together with the ESOP, the "Plan") either (a) fails to solicit, in accordance with the Plan, timely instructions from Plan participants, the Committee of the ESOP (as defined in the ESOP and hereinafter referred to as the "ESOP Committee") or the Committee of the Supplemental ESOP (as defined in the Supplemental ESOP and, together with the ESOP Committee, the "Committees"), as applicable ("Instructions"), with respect to any matter referred to in clause (y) below, or (b) fails to act in accordance with such Instructions with respect to any matter referred to in clause (y) below (but only if such failure to follow such Instructions is attributable to (i) the trustee having concluded that, based upon the terms of such transaction, the trustee's fiduciary duties require the trustee to fail to follow such Instructions or (ii) the unenforceability of the provisions of the ESOP and/or the Supplemental ESOP relating to the solicitation and/or following of such Instructions); (y) either (i) but for the provisions of Subsection 8.3(a) and Article FOURTH, Part VII, Subsection 8.3(a) and Article FOURTH, Part IX, Subsection 8.3(a) of this Restated Certificate, the vote of the stockholders of the Corporation would have been sufficient, under applicable law, stock exchange listing requirements and this Restated Certificate, as applicable, to approve the Merger Transaction or other Control Transaction (as defined in the ESOP) in question (or, if no stockholder approval would be required by this Restated Certificate, applicable stock exchange listing requirements or applicable law, the trustee enters into a binding commitment in connection with a Control Transaction or a Control Transaction is consummated) or (ii) following the Issue Date, the trustee disposes of an aggregate of 10% or more of the Common Equity (as defined in Article FIFTH, Section 1.26 of this Restated Certificate) initially represented by the ESOP Convertible Preferred Stocks other than in connection with Plan distributions; and (z) any of the following occur: (a) Instructions with respect to a matter are given, the trustee fails to follow such Instructions and such transaction would not have been approved by stockholders of the Corporation in accordance with the applicable provisions of this Restated Certificate (excluding Subsection 8.3(a) and Article FOURTH, Part VII, Subsection 8.3(a) and Article FOURTH, Part IX, Subsection 8.3(a) of this Restated Certificate), applicable stock exchange listing requirements or applicable law if the trustee had acted in accordance with such Instructions (or, if no vote of stockholders would be required by this Restated Certificate, applicable stock exchange listing requirements or applicable law, such action by the trustee in respect of such transaction as to which Instructions were so given would not have been authorized had the trustee acted in accordance with such Instructions), (b) the trustee fails to solicit timely Instructions with respect to such matters, such transaction requires the approval of stockholders of the Corporation under applicable provisions of this Restated Certificate, applicable stock

                                      B98
exchange listing requirements or applicable law and such approval would not have been obtained (without regard to Subsection 8.3(a) and Article FOURTH, Part VII, Subsection 8.3(a) and Article FOURTH, Part IX, Subsection 8.3(a) of this Restated Certificate) if the trustee had voted against such transaction all of the votes entitled to be cast by such trustee as the holder of securities of the Corporation held under the Plan, or (c) the trustee fails to follow Instructions or to solicit timely Instructions with respect to such matter and no vote of stockholders of the Corporation is required by the Restated Certificate, applicable stock exchange listing requirements or applicable law to approve such transaction (an action or inaction by the trustee under clauses (x) and (z) in connection with a transaction referred to in clause (y) being referred to herein as an "Uninstructed Trustee Action"); then, (I) the Merger Transaction or other Control Transaction referred to in clause (y)(i) of Section 8.2 involving an Uninstructed Trustee Action, if it requires stockholder approval under applicable law, stock exchange listing requirements or this Restated Certificate, must also be approved by the vote of stockholders described in Subsection 8.3(a), and (II) from and after such Uninstructed Trustee Action, in addition to the voting rights provided for under Section 8.1, the share of Class IAM Preferred Stock shall have the voting rights set forth in Subsection 8.3(b).

  8.3 (a) In addition to any other vote or consent of stockholders required by this Restated Certificate, applicable stock exchange listing requirements or applicable law, any Merger Transaction or other Control Transaction referred to in clause (y)(i) of Section 8.2 involving an Uninstructed Trustee Action that requires stockholder approval under applicable law, stock exchange listing requirements or this Restated Certificate must also be approved by at least a majority of the votes entitled to be cast in respect of all outstanding shares of the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock, the Class SAM Preferred Stock, the Common Stock and such other classes and series of stock that vote together with the Common Stock as a single class (other than the Voting Preferred Stocks), with all such shares voting, for purposes of this paragraph, as a single class, and for purposes of such vote the Class IAM Preferred Stock shall be entitled to cast a number of votes calculated in accordance with Subsection 8.3(c).

  (b) Except as otherwise required by law or provided in this Restated Certificate, from and after an Uninstructed Trustee Action, the holder of the share of Class IAM Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock, voting together as a single class with the holders of Class Pilot MEC Preferred Stock, the holders of Class SAM Preferred Stock, the holders of Common Stock and the holders of such other classes and series of stock that vote together with the Common Stock as a single class (other than the Voting Preferred Stocks) and for purposes of such vote the Class IAM Preferred Stock shall be entitled to cast a number of votes calculated in accordance with Subsection 8.3(c); provided, however, that, except as provided in Section 8.1, prior to the Termination Date, the holder of the share of Class IAM Preferred Stock shall not be entitled to vote with the holders of Common Stock with respect to the election of the members of the Board of Directors.

  (c) With respect to any vote or consent (i) with respect to which the Class IAM Preferred Stock is entitled to vote pursuant to Subsection 8.3(a) or (ii) with respect to which the Class IAM Preferred Stock is entitled to vote pursuant to Subsection 8.3(b) and the record date for which occurs after an Uninstructed Trustee Action and prior to the Termination Date, the holder of the share of Class IAM Preferred Stock shall be entitled to a number of votes (rounded to the nearest whole vote) equal to the product of (I) the IAM Fraction, (II) the Voting Fraction and (III) a fraction, the numerator of which shall be the number of votes entitled to be cast on the matter by the holders of all outstanding securities of the Corporation (excluding the Class Pilot MEC Preferred Stock and the Class SAM Preferred Stock), and the denominator of which shall be the excess of one (1.0) over the Voting Fraction (the "Attributed Vote"). If, with respect to any matter as to which the immediately preceding sentence shall apply, (i) shares of Common Stock are held under the ESOP or the Supplemental ESOP which have been issued upon conversion of the ESOP Convertible Preferred Stocks ("Subject Shares"), (ii) with respect to any action as to which the trustee is required, in accordance with the terms of the ESOP or the Supplemental ESOP, to solicit Instructions, the trustee has solicited such Instructions and (iii) the trustee has voted some or all of the Subject Shares in accordance with such Instructions (the shares which the trustee has voted in accordance with such Instructions, "Instructed

                                      B99

Trustee Common Shares"), then the Attributed Votes shall be reduced by the Pro Rata Reduction. The "Pro Rata Reduction" shall equal, with respect to any such matter, the sum of (I) the product of (x) a fraction, the numerator of which is the number of votes represented by Subject Shares as to which members of the IAM Employee Group (or the Committees) gave Instructions to the trustee to vote in favor of the matter, and the denominator of which is the number of votes represented by Subject Shares as to which members of all Employee Groups (as defined in the ESOP) (or the Committees) gave Instructions to the trustee to vote in favor of the matter (such denominator being referred to as the "Instructed Pro Vote") and (y) the number of votes represented by Subject Shares that the trustee actually voted in favor of the matter (but in no event more than the Instructed Pro Vote); and (II) the product of (x) a fraction, the numerator of which is the number of votes represented by Subject Shares as to which members of the IAM Employee Group (or the Committees) gave instructions to the trustee to vote against the matter, and the denominator of which is the number of votes represented by Subject Shares as to which members of all Employee Groups (or the Committees) gave Instructions to the trustee to vote against the matter (such denominator being referred to as the "Instructed Con Vote") and (y) the number of votes represented by Subject Shares that the trustee actually voted against the matter (but in no event more than the Instructed Con Vote).

  For purposes of this Section 8.3, the Corporation shall certify to the holders of Class IAM Preferred Stock and to the judges or similar officials appointed for the purpose of tabulating votes at any meeting of stockholders as soon as practicable following the record date for the determination of stockholders entitled to notice of or to vote at any meeting of stockholders, but in no event less than five Trading Days before such meeting, the number of shares of Common Stock then outstanding and the number of votes entitled to be cast on the matter or matters in question by the holders of all outstanding securities of the Corporation (excluding the Class Pilot MEC Preferred Stock and the Class SAM Preferred Stock). The Corporation shall be deemed to satisfy the requirements of the preceding sentence if such matters are specified in any proxy statement mailed to all stockholders entitled to vote on such matter or matters. With respect to any vote or consent as to which the first sentence of this Subsection 8.3(c) applies, the outstanding share of Class IAM Preferred Stock, together with the outstanding shares of the Class Pilot MEC Preferred Stock and the outstanding shares of Class SAM Preferred Stock, will represent the Voting Fraction (expressed as a percentage) of the votes to be cast in connection with matters (other than the election of directors) submitted to the vote of the holders of the Common Stock and the holders of all other outstanding securities that vote as a single class together with the Common Stock. Subject to any amendment of this Restated Certificate after the date hereof, it is the intent of this Restated Certificate that this Section 8.3 (with respect to the Class IAM Preferred Stock), Article FOURTH, Part VII,
Section 8.3 of the Restated Certificate (with respect to the Class Pilot MEC Preferred Stock), and Article FOURTH, Part IX, Section 8.3 of the Restated Certificate (with respect to the Class SAM Preferred Stock), be interpreted together to achieve the foregoing result. With respect to any vote or consent as to which the first sentence of this Section 8.3(c) does not apply, the Class IAM Preferred Stock shall not have any voting rights except as provided by Sections 8.1, 8.2 and 8.4 and applicable law provided, however, that if the Termination Date occurs directly or indirectly as a result of an Uninstructed Trustee Action then, notwithstanding anything to the contrary contained herein, the voting rights of the Class IAM Preferred Stock set forth in this Section
8.3 shall continue until the anniversary of the Issue Date occurring in the year 2010. For purposes of the proviso in the immediately preceding sentence, the Termination Date shall be deemed to have occurred as a result of an Uninstructed Trustee Action if the Termination Date occurs within one year of such Uninstructed Trustee Action.

  8.4 The affirmative vote or written consent of the holder of the share of Class IAM Preferred Stock, voting separately as a class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) which would adversely affect the preferences, rights, powers or privileges of the Class IAM Preferred Stock.

                                      B100

  8.5 For purposes of the foregoing provisions of Sections 8.1 and 8.4, each share of Class IAM Preferred Stock shall have one (1) vote per share.

  Section 9. Redemption.

  9.1 The share of Class IAM Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed on the IAM Termination Date, at a price of $0.01 per share of Class IAM Preferred Stock, as provided hereinbelow. As promptly as reasonably possible following the occurrence of the IAM Termination Date, the Corporation shall give notice thereof and of the redemption under this Section 9 to the record holder of the Class IAM Preferred Stock. From and after the redemption provided for in this Section 9.1, all rights of the holder of the Class IAM Preferred Stock as such, except the right to receive the redemption price of such shares upon the surrender of the certificate formerly representing the same, shall cease and terminate and such share shall not thereafter be deemed to be outstanding for any purpose whatsoever.

  9.2 The share of Class IAM Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed upon any purported transfer thereof other than as expressly permitted under Section 1.2. The redemption price to be paid in connection with any redemption shall be $0.01 per share of Class IAM Preferred Stock. Upon any such redemption, all rights of the holder of Class IAM Preferred Stock as such, except the right to receive the redemption price of such share upon the surrender of the certificate formerly representing the same, shall cease and terminate and such share shall not thereafter be deemed to be outstanding for any purpose whatsoever.

  9.3 The holder of the share of Class IAM Preferred Stock so redeemed pursuant to Section 9.1 or 9.2 shall present and surrender his certificate formerly representing such share to the Corporation and thereupon the redemption price of such share shall be paid to or on the order of the person whose name appears on such certificate as the owner thereof and the surrendered certificate shall be cancelled.

  Section 10. Record Holders. The Corporation and the Transfer Agent (if other than the Corporation) may deem and treat the record holder of the share of Class IAM Preferred Stock as the true and lawful owner thereof for all purposes, and, except as otherwise provided by law, neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

                                    PART IX

                        Class SAM Junior Preferred Stock

  Unless otherwise indicated, any reference in this Article FOURTH, Part IX, to "Section", "Subsection", "paragraph", "subparagraph" or "clause" shall refer to a Section, Subsection, paragraph, subparagraph or clause of this Article FOURTH, Part IX.

  Section 1. Number of Shares; Designation; Issuance; Restrictions on Transfer.

  1.1 The Class SAM Junior Preferred Stock of the Corporation (the "Class SAM Preferred Stock") shall consist of ten shares, par value $0.01 per share.

  1.2 Shares of Class SAM Preferred Stock shall be issued only to the persons who are designated, pursuant to Section 8 of the Class SAM Preferred Stock Stockholders' Agreement, to be the nominee for election pursuant to Article FIFTH, Section 2.2 of this Restated Certificate as the Salaried/Management Employee Director (the "Salaried/Management Director") or as a Designated Stockholder (as defined in the Class SAM Stockholders' Agreement, the "Designated Stockholder"). Any purported sale, transfer, pledge (other than a pledge made in accordance with the Class SAM Stockholders' Agreement) or other disposition (hereinafter a "transfer") of shares of Class SAM Preferred Stock by a holder thereof other than to (x) any

                                      B101
person to whom shares of Class SAM Preferred Stock may be issued in accordance with the immediately prior sentence, (y) another person designated pursuant to
Section 8 of the Class SAM Stockholders' Agreement or (z) in the case where no successor Salaried/Management Director (the "Successor Salaried/Management Director") has been elected concurrently with the Salaried/Management Director's removal, resignation, failure to remain qualified, failure to be re-elected or otherwise ceasing to serve as Salaried/Management Director, to the Corporation (to be held in escrow pending transfer to the Successor Salaried/Management Director when such successor is duly elected) shall be null and void and of no force and effect. Upon any purported transfer other than as expressly permitted above, and without any further action by the Corporation or such holder, such share of Class SAM Preferred Stock so purported to be transferred shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed by the Corporation in accordance with Section 9 hereof, and thereupon such share shall no longer be deemed outstanding and neither such holder nor any purported transferee thereof shall have in respect thereof any of the voting powers, preferences or relative, participating, optional or special rights ascribed to the shares of Class SAM Preferred Stock hereunder, but rather such holder thereafter shall only be entitled to receive the amount payable upon redemption in accordance with Section 9. Certificates representing the shares of Class SAM Preferred Stock shall be legended to reflect the restrictions on transfer and automatic redemption provided for herein.

  Section 2. Definitions. For purposes of the Class SAM Preferred Stock, the following terms shall have the meanings indicated:

  2.1 "ALPA Termination Date" shall have the meaning set forth in Article FOURTH, Part VII, Section 8.1 of this Restated Certificate.

  2.2 "Board of Directors" shall mean the board of directors of the Corporation or any committee thereof authorized by such board of directors to perform any of its responsibilities with respect to the Class SAM Preferred Stock.

  2.3 "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

  2.4 "Class I Preferred Stock" shall mean the Class I Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.5 "Class IAM Preferred Stock" shall mean the Class IAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.6 "Class M Voting Preferred Stock" shall mean the Class M ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.7 "Class P Voting Preferred Stock" shall mean the Class P ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.8 "Class Pilot MEC Preferred Stock" shall mean the Class Pilot MEC Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.9 "Class S Voting Preferred Stock" shall mean the Class S ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.10 "Class SAM Preferred Stock" shall have the meaning set forth in Section 1 hereof.

  2.11 "Class SAM Stockholders' Agreement" shall mean the Class SAM Preferred
Stockholders' Agreement dated     , 1994 among the Corporation and the
individuals named therein, a copy of which is on file at the office of the Secretary of the Corporation.


                                      B102

  2.12 "Common Stock" shall mean the common stock of the Corporation, par value $0.01 per share.

  2.13 "Director Preferred Stocks" shall mean collectively, the Class I Preferred Stock, the Class IAM Preferred Stock, the Class Pilot MEC Preferred Stock and the Class SAM Preferred Stock.

  2.14 "ESOP Convertible Preferred Stocks" shall mean, collectively, the Class 1 ESOP Convertible Preferred Stock and the Class 2 ESOP Convertible Preferred Stock, each of the par value of $0.01 per share, of the Corporation.

  2.15 "IAM Termination Date" shall have the meaning set forth in Article FOURTH, Part VIII, Section 8.1 of this Restated Certificate.

  2.16 "Issue Date" shall mean the first date on which shares of Class SAM Preferred Stock are issued.

  2.17 "Liquidation Preference" shall have the meaning set forth in Section 4.1 hereof.

  2.18 "Measuring Date" shall mean that date which is the 365th day following the Issue Date.

  2.19 "Restated Certificate" shall mean the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

  2.20 "Salaried/Management Employee Director" shall have the meaning set forth in Section 1.2 hereof.

  2.21 "SAM Fraction" shall mean 0.1664.

  2.22 "Series A Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series A Convertible Preferred Stock in Article FOURTH, Part I.A of this Restated Certificate.

  2.23 "Series B Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series B Preferred Stock in Article FOURTH, Part I.B of this Restated Certificate.

  2.24 "Series C Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series C Junior Participating Preferred Stock in Article FOURTH, Part I.C of this Restated Certificate.

  2.25 "Series D Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series D Redeemable Preferred Stock in Article FOURTH, Part I.D of this Restated Certificate.

  2.26 [Reserved]

  2.27 "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking on a parity with or junior to the Class SAM Preferred Stock as to distributions upon liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class SAM Preferred Stock shall mean, with respect to such distributions, placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.


                                      B103

  2.28 "Termination Date" shall have the meaning set forth in Article FIFTH,
Section 1.72 of this Restated Certificate.

  2.29 "Trading Day" shall mean any day on which the securities in question are traded on the New York Stock Exchange, Inc. (the "NYSE"), or if such securities are not listed or admitted for trading or quoted on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading or quoted on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such National Market, in the applicable securities market in which the securities are traded.

  2.30 "Transfer Agent" means the Corporation or such agent or agents of the Corporation as may be designated from time to time by the Board of Directors as the transfer agent for the Class SAM Preferred Stock.

  2.31 "Voting Fraction" shall mean 0.55 with respect to votes or consents that have a record date on or prior to the Measuring Date, and a fraction that is equivalent to the Adjusted Percentage (as defined in Section 1.10 of the Agreement and Plan of Recapitalization, dated as of March 25, 1994, among the Corporation, the Air Line Pilots Association, International and International Association of Machinists and Aerospace Workers, as amended from time to time) as in effect at the close of business on the Measuring Date with respect to votes and consents that have a record date after the Measuring Date.

  2.32 "Voting Preferred Stocks" shall mean, collectively, the Class P Voting Preferred Stock, the Class M Voting Preferred Stock and the Class S Voting Preferred Stock.

  Section 3. Dividends. The holders of shares of the Class SAM Preferred Stock as such shall not be entitled to receive any dividends or other distributions (except as provided in Section 4).

  Section 4. Payments upon Liquidation.

  4.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of any class or series of stock of the Corporation that ranks junior to the Class SAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, the holders of the shares of Class SAM Preferred Stock shall be entitled to receive $0.01 per share of Class SAM Preferred Stock (the "Liquidation Preference"), but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable to the holders of the shares of Class SAM Preferred Stock shall be insufficient to pay in full the Liquidation Preference and the liquidation preference on all other shares of any class or series of stock of the Corporation that ranks on a parity with the Class SAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Class SAM Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such shares of Class SAM Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more corporations, or (ii) a sale, lease, exchange or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

  4.2 Subject to the rights of the holders of shares of any series or class of stock ranking prior to or on a parity with the Class SAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of the Class SAM Preferred Stock, as and to the fullest extent provided in this Section 4, any series or other class of stock of the Corporation that ranks junior to the Class SAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corpora tion, shall, subject to the respective terms and provisions (if any)

                                      B104
applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class SAM Preferred Stock shall not be entitled to share therein.

  Section 5. Shares to be Retired. All shares of Class SAM Preferred Stock which shall have been issued and reacquired in any manner (other than redemption pursuant to Section 9.1) by the Corporation, other than in its capacity as escrow agent in accordance with Section 1.2 hereof, shall be retired and restored to the status of authorized but unissued shares of Class SAM Preferred Stock and, in the event of redemption of such shares pursuant to
Section 9.1 hereof, shall not be reissued.

  Section 6. Ranking.

  6.1 Any class or series of stock of the Corporation shall be deemed to rank:

    (a) prior to the Class SAM Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of Class SAM Preferred Stock;

    (b) on a parity with the Class SAM Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof be different from those of the Class SAM Preferred Stock, if the holders of such class or series and the Class SAM Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other; and

    (c) junior to the Class SAM Preferred Stock, as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of Class SAM Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series.

  6.2 The Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock and the ESOP Convertible Preferred Stocks shall each be deemed to rank prior to the Class SAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The other Director Preferred Stocks and the Voting Preferred Stocks shall each be deemed to rank on a parity with the Class SAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The Common Stock and the Series C Preferred Stock shall each be deemed to rank junior to the Class SAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up.

  Section 7. Consolidation, Merger, etc.

  7.1 In case the Corporation enters into any consolidation, merger, share exchange or similar transaction, however named, involving the Corporation or its subsidiary, United Air Lines, Inc. ("United") (or any successor to all or substantially all the assets or business of United), pursuant to which the outstanding shares of Common Stock are to be exchanged for or changed, reclassified or converted into securities of any successor or resulting or other company (including the Corporation), or cash or other property (each of the foregoing transactions is referred to herein as a "Merger Transaction"), proper provision shall be made so that, upon consummation of such transaction, the shares of Class SAM Preferred Stock shall be converted, reclassified or changed into or exchanged for preferred stock of such successor or resulting or other company having, in respect of such company, the same powers, preferences and relative, participating, optional or other special rights (including the rights provided by this Section 7), and the qualifications, limitations or restrictions thereof, that the Class SAM Preferred Stock had, in respect of the Corporation, immediately prior to such transaction; specifically including, without limitation, the right, until the Class SAM Preferred Stock Termination Date (as defined in Section 9.1), to elect one member of the board of directors (or similar governing body) of such company.

                                      B105

  7.2 In case the Corporation shall enter into any agreement providing for any Merger Transaction, then the Corporation shall as soon as practicable thereafter (and in any event at least fifteen (15) Business Days before consummation of such transaction) give notice of such agreement and the material terms thereof to the holders of the shares of Class SAM Preferred Stock. The Corporation shall not consummate any such Merger Transaction unless all of the terms of this Section 7 and Section 8 have been complied with.

  Section 8. Voting. The holders of shares of Class SAM Preferred Stock shall have the following voting rights; provided, however, that no holder of shares of Class SAM Preferred Stock shall have any right to vote unless at such time such person is the Salaried/Management Director or the Designated Stockholder under the Class SAM Stockholders' Agreement:

  8.1 Until the Class SAM Preferred Stock Termination Date, the holders of the Class SAM Preferred Stock shall have the right (i) voting separately as a class, to elect one Salaried/Management Employee Director to the Board of Directors and (ii) voting together as a single class with the holders of Common Stock and the holders of such other classes or series of stock that vote together with the Common Stock as a single class, to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, except as otherwise required by law.

  8.2 Notwithstanding anything to the contrary in Section 7.1, 7.2 or 8.1, if at any time prior to the Termination Date, (x) the trustee under either (i) the UAL Corporation Employee Stock Ownership Plan (the "ESOP") or (ii) the UAL Corporation Supplemental ESOP (together with the ESOP, the "Plan") either (a) fails to solicit, in accordance with the Plan, timely instructions from Plan participants, the Committee of the ESOP (as defined in the ESOP and hereinafter referred to as the "ESOP Committee") or the Committee of the Supplemental ESOP (as defined in the Supplemental ESOP and, together with the ESOP Committee, the "Committees"), as applicable ("Instructions"), with respect to any matter referred to in clause (y) below, or (b) fails to act in accordance with such Instructions with respect to any matter referred to in clause (y) below (but only if such failure to follow such Instructions is attributable to (i) the trustee having concluded that, based upon the terms of such transaction, the trustee's fiduciary duties require the trustee to fail to follow such Instructions or (ii) the unenforceability of the provisions of the ESOP and/or the Supplemental ESOP relating to the solicitation and/or following of such Instructions); (y) either (i) but for the provisions of Subsection 8.3(a) and Article FOURTH, Part VII, Subsection 8.3(a) and Article FOURTH, Part VIII, Subsection 8.3(a) of this Restated Certificate, the vote of the stockholders of the Corporation would have been sufficient, under applicable law, stock exchange listing requirements and this Restated Certificate, as applicable, to approve the Merger Transaction or other Control Transaction (as defined in the ESOP) in question (or, if no stockholder approval would be required by this Restated Certificate, applicable stock exchange listing requirements or applicable law, the trustee enters into a binding commitment in connection with a Control Transaction or a Control Transaction is consummated) or (ii) following the Issue Date, the trustee disposes of an aggregate of 10% or more of the Common Equity (as defined in Article FIFTH, Section 1.26 of this Related Certificate) initially represented by the ESOP Convertible Preferred Stocks other than in connection with Plan distributions; and (z) any of the following occur: (a) Instructions with respect to a matter are given, the trustee fails to follow such Instructions and such transaction would not have been approved by stockholders of the Corporation in accordance with the applicable provisions of this Restated Certificate (excluding Subsection 8.3(a) and Article FOURTH,
Part VII, Subsection 8.3(a) and Article FOURTH, Part VIII, subsection 8.3(a) of this Restated Certificate), applicable stock exchange listing requirements or applicable law if the trustee had acted in accordance with such Instructions (or, if no vote of stockholders would be required by this Restated Certificate, applicable stock exchange listing requirements or applicable law, such action by the trustee in respect of such transaction as to which Instructions were so given would not have been authorized had the trustee acted in accordance with such Instructions), (b) the trustee fails to solicit timely Instructions with respect to such matters, such transaction requires the approval of stockholders of the Corporation under applicable provisions of this Restated Certificate, applicable stock exchange listing requirements or applicable law and such approval would not have been obtained (without regard to Subsection 8.3(a) and Article FOURTH, Part VII, Subsection 8.3(a) and Article FOURTH, Part

                                      B106

VIII, Subsection 8.3(a) of this Restated Certificate) if the trustee had voted against such transaction all of the votes entitled to be cast by such trustee as the holder of securities of the Corporation held under the Plan, or (c) the trustee fails to follow Instructions or to solicit timely Instructions with respect to such matter and no vote of stockholders of the Corporation is required by the Restated Certificate, applicable stock exchange listing requirements or applicable law to approve such transaction (an action or inaction by the trustee under clauses (x) and (z) in connection with a transaction referred to in clause (y) being referred to herein as an "Uninstructed Trustee Action"); then, (I) the Merger Transaction or other Control Transaction referred to in clause (y)(i) of Section 8.2 involving an Uninstructed Trustee Action, if it requires stockholder approval under applicable law, stock exchange listing requirements or this Restated Certificate, must also be approved by the vote of stockholders described in Subsection 8.3(a), and (II) from and after such Uninstructed Trustee Action, in addition to the voting rights provided for under Section 8.1, the share of Class SAM Preferred Stock shall have the voting rights set forth in Subsection 8.3(b).

  8.3 (a) In addition to any other vote or consent of stockholders required by this Restated Certificate, applicable stock exchange listing requirements or applicable law, any Merger Transaction or other Control Transaction referred to in clause (y)(i) of Section 8.2 involving an Uninstructed Trustee Action that requires stockholder approval under applicable law, stock exchange listing requirements or this Restated Certificate must also be approved by at least a majority of the votes entitled to be cast in respect of all outstanding shares of the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock, the Class SAM Preferred Stock, the Common Stock and such other classes and series of stock that vote together with the Common Stock as a single class (other than the Voting Preferred Stocks), with all such shares voting, for purposes of this paragraph, as a single class, and for purposes of such vote the Class SAM Preferred Stock shall be entitled to cast a number of votes calculated in accordance with Subsection 8.3(c).

  (b) Except as otherwise required by law or provided in this Restated Certificate, from and after an Uninstructed Trustee Action, holders of shares of Class SAM Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock, voting together as a single class with the holders of Class IAM Preferred Stock, the holders of Class Pilot MEC Preferred Stock, the holders of Common Stock and the holders of such other classes and series of stock that vote together with the Common Stock as a single class (other than the Voting Preferred Stocks) and for purposes of such vote the Class SAM Preferred Stock shall be entitled to cast a number of votes calculated in accordance with Subsection 8.3(c); provided, however, that, except as provided in Section 8.1, prior to the Termination Date, holders of shares of Class SAM Preferred Stock shall not be entitled to vote with the holders of Common Stock with respect to the election of the members of the Board of Directors.

  (c) With respect to any vote or consent (i) with respect to which the Class SAM Preferred Stock is entitled to vote pursuant to Subsection 8.3(a) or (ii) with respect to which the Class SAM Preferred Stock is entitled to vote pursuant to Subsection 8.3(b) and the record date for which occurs after an Uninstructed Trustee Action and prior to the Termination Date, (x) holders of shares of Class SAM Preferred Stock shall, collectively, be entitled to a number of votes (rounded to the nearest whole vote) equal to the product of (I) the SAM Fraction, (II) the Voting Fraction and (III) a fraction, the numerator of which shall be the number of votes entitled to be cast on the matter by the holders of all outstanding securities of the Corporation (excluding the Class IAM Preferred Stock and the Class Pilot MEC Preferred Stock), and the denominator of which shall be the excess of one (1.0) over the Voting Fraction (the "Aggregate SAM Vote"), and (y) the holder of each share of the Class SAM Preferred Stock shall be entitled to a number of votes per share equal to the result of dividing (aa) the number of Aggregate SAM Votes by (bb) the number of shares of Class SAM Preferred Stock outstanding on the applicable record date. If, with respect to any matter as to which the immediately preceding sentence shall apply, (i) shares of Common Stock are held under the ESOP or the Supplemental ESOP which have been issued upon conversion of the ESOP Convertible Preferred Stocks ("Subject Shares"), (ii) with respect to any action as to which the trustee is required, in accordance with the terms of the ESOP or the Supplemental ESOP, to solicit Instructions, the trustee has solicited such Instructions and (iii) the trustee has voted some or all of the Subject Shares in accordance with such

                                      B107

Instructions (the shares which the trustee has voted in accordance with such Instructions, "Instructed Trustee Common Shares"), then the Attributed Votes shall be reduced by the Pro Rata Reduction. The "Pro Rata Reduction" shall equal, with respect to any such matter, the sum of (I) the product of (x) a fraction, the numerator of which is the number of votes represented by Subject Shares as to which members of the Management and Salaried Employee Group (or the Committees) gave Instructions to the trustee to vote in favor of the matter, and the denominator of which is the number of votes represented by Subject Shares as to which members of all Employee Groups (as defined in the ESOP) (or the Committees) gave Instructions to the trustee to vote in favor of the matter (such denominator being referred to as the "Instructed Pro Vote") and (y) the number of votes represented by Subject Shares that the trustee actually voted in favor of the matter (but in no event more than the Instructed Pro Vote); and (II) the product of (x) a fraction, the numerator of which is the number of votes represented by Subject Shares as to which members of the Management and Salaried Employee Group (or the Committees) gave instructions to the trustee to vote against the matter, and the denominator of which is the number of votes represented by Subject Shares as to which members of all Employee Groups (or the Committees) gave Instructions to the trustee to vote against the matter (such denominator being referred to as the "Instructed Con Vote") and (y) the number of votes represented by Subject Shares that the trustee actually voted against the matter (but in no event more than the Instructed Con Vote).

  For purposes of this Section 8.3, the Corporation shall certify to the holders of Class SAM Preferred Stock and to the judges or similar officials appointed for the purpose of tabulating votes at any meeting of stockholders as soon as practicable following the record date for the determination of stockholders entitled to notice of or to vote at any meeting of stockholders, but in no event less than five Trading Days before such meeting, the number of shares of Common Stock then outstanding and the number of votes entitled to be cast on the matter or matters in question by the holders of all outstanding securities of the Corporation (excluding the Class IAM Preferred Stock and the Class Pilot MEC Preferred Stock). The Corporation shall be deemed to satisfy the requirements of the preceding sentence if such matters are specified in any proxy statement mailed to all stockholders entitled to vote on such matter or matters. With respect to any vote or consent as to which the first sentence of this Subsection 8.3(c) applies, the outstanding share of Class SAM Preferred Stock, together with the outstanding shares of the Class IAM Preferred Stock and the outstanding shares of Class Pilot MEC Preferred Stock, will represent the Voting Fraction (expressed as a percentage) of the votes to be cast in connection with matters (other than the election of directors) submitted to the vote of the holders of the Common Stock and the holders of all other outstanding securities that vote as a single class together with the Common Stock. Subject to any amendment of this Restated Certificate after the date hereof, it is the intent of this Restated Certificate that this Section 8.3 (with respect to the Class SAM Preferred Stock), Article FOURTH, Part VIII,
Section 8.3 of the Restated Certificate (with respect to the Class IAM Preferred Stock), and Article FOURTH, Part VII, Section 8.3 of the Restated Certificate (with respect to the Class Pilot MEC Preferred Stock), be interpreted together to achieve the foregoing result. With respect to any vote or consent as to which the first sentence of this Section 8.3(c) does not apply, the Class SAM Preferred Stock shall not have any voting rights except as provided by Sections 8.1, 8.2 and 8.4 and applicable law; provided, however, that if the Termination Date occurs directly or indirectly as a result of an Uninstructed Trustee Action then, notwithstanding anything to the contrary contained herein, the voting rights of the Class SAM Preferred Stock set forth in this Section 8.3 shall continue until the anniversary of the Issue Date occurring in the year 2010. For purposes of the proviso in the immediately preceding sentence, the Termination Date shall be deemed to have occurred as a result of an Uninstructed Trustee Action if the Termination Date occurs within one year of such Uninstructed Trustee Action.

  8.4 The affirmative vote or written consent of the holders of a majority of the outstanding shares of Class SAM Preferred Stock, voting separately as a class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) which would adversely affect the preferences, rights, powers or privileges of the Class SAM Preferred Stock.

                                      B108

  8.5 For purposes of the foregoing provisions of Sections 8.1 and 8.4, each share of Class SAM Preferred Stock shall have one (1) vote per share.

  Section 9. Redemption.

  9.1 All outstanding shares of Class SAM Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed on the earlier of the ALPA Termination Date and the IAM Termination Date (the "Class SAM Preferred Stock Termination Date"), at a price of $0.01 per share of Class SAM Preferred Stock, as provided below. As promptly as reasonably possible following the occurrence of the Class SAM Preferred Stock Termination Date, the Corporation shall give notice thereof and of the redemption under this Section 9 to all record holders of the Class SAM Preferred Stock. From and after the redemption provided for in this Section 9.1, all rights of the holder of Class SAM Preferred Stock as such, except the right to receive the redemption price of such shares upon the surrender of certificates formerly representing the same, shall cease and terminate and such shares shall not thereafter be deemed to be outstanding for any purpose whatsoever.

  9.2 The shares of Class SAM Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed from time to time, in part, concurrently with any purported transfer of shares of Class SAM Preferred Stock other than as expressly permitted under Section 1.2, and the number of shares so redeemed shall be equal to the number of shares purported to be transferred. The redemption price to be paid in connection with any redemption shall be $0.01 per share of Class SAM Preferred Stock. From and after the redemption provided for in this Section 9.2, all rights of the holders of the shares of Class SAM Preferred Stock so redeemed, except the right to receive the redemption price of such shares upon the surrender of certificates formerly representing the same, shall cease and terminate and such shares shall not thereafter be deemed to be outstanding for any purpose whatsoever.

  9.3 Upon any such redemption provided for in Section 9.1 or 9.2 above, each holder of a certificate formerly representing the shares of Class SAM Preferred Stock so redeemed shall present and surrender such certificate to the Corporation and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

  Section 10. Record Holders. The Corporation and the Transfer Agent (if other than the Corporation) may deem and treat the record holder of any shares of Class SAM Preferred Stock as the true and lawful owner thereof for all purposes, and, except as otherwise provided by law, neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

                                     PART X

                         Class I Junior Preferred Stock

  Unless otherwise indicated, any reference in this Article FOURTH, Part X, to "Section", "Subsection", "paragraph", "subparagraph" or "clause" shall refer to a Section, Subsection, paragraph, subparagraph or clause of this Article FOURTH, Part X.

  Section 1. Number of Shares; Designations; Issuance; Restrictions on
Transfer.

  1.1 The Class I Junior Preferred Stock of the Corporation (the "Class I Preferred Stock") shall consist of ten shares, par value $0.01 per share.

  1.2 Each share of Class I Preferred Stock shall be issued only to a person who serves as an Independent Director of the Corporation meeting the requirements set forth in Article FIFTH, Section 2.4 of this Restated Certificate or to the initial "Individual Parties" under the Class I Stockholders' Agreement (as such term is

                                      B109
defined in Article FIFTH, Section 1.15 of this Restated Certificate) (the "Class I Stockholders' Agreement") (each such person, an "Independent Director") and may be held by such person only so long as such person shall continue to serve as an Independent Director. Any purported sale, transfer, pledge (other than a pledge made in accordance with the Class I Stockholders' Agreement), or other disposition (hereinafter a "transfer") of shares of Class I Preferred Stock by a holder thereof to any person other than to (x) such holder's successor as an Independent Director (any such individual, a "Successor Independent Director") or (y) in the case where no such Successor Independent Director has been elected concurrently with such holder's removal, resignation, failure to remain qualified, failure to be re-elected or otherwise ceasing to serve as an Independent Director, to any Independent Director then in office, or if there are no Independent Directors then in office, to the Corporation (to be held in escrow by such Independent Director or the Corporation, as the case may be, pending transfer to such holder's Successor Independent Director when such successor is duly elected) shall be null and void and of no force and effect. Upon any purported transfer of a share of Class I Preferred Stock by the holder thereof other than as expressly permitted above, without any further action by the Corporation or such holder, such share of Class I Preferred Stock so purported to be transferred shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed by the Corporation in accordance with Section 8 hereof, and thereupon such share shall no longer be deemed outstanding, and neither such holder nor any purported transferee thereof shall have in respect thereof any of the voting powers, preferences or relative, participating, optional or special rights ascribed to the shares of Class I Preferred Stock hereunder, but rather such holder thereafter shall only be entitled to receive the amount payable upon redemption in accordance with
Section 8. Certificates representing shares of Class I Preferred Stock shall be legended to reflect the restrictions on transfer and automatic redemption provided for herein.

  Section 2. Definitions. For purposes of the Class I Preferred Stock, the following terms shall have the meanings indicated:

  2.1 "Board of Directors" shall mean the board of directors of the Corporation or any committee thereof authorized by such board of directors to perform any of its responsibilities with respect to the Class I Preferred Stock.

  2.2 "Class I Preferred Stock" shall have the meaning set forth in Section 1 hereof.

  2.3 "Class IAM Preferred Stock" shall mean the Class IAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.4 "Class M Voting Preferred Stock" shall mean the Class M ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.5 "Class P Voting Preferred Stock" shall mean the Class P ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.6 "Class Pilot MEC Preferred Stock" shall mean the Class Pilot MEC Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.7 "Class S Voting Preferred Stock" shall mean the Class S ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.8 "Class SAM Preferred Stock" shall mean the Class SAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  2.9 "Common Stock" shall mean the common stock of the Corporation, par value $0.01 per share.

  2.10 "Director Preferred Stocks" shall mean collectively, the Class I Preferred Stock, the Class IAM Preferred Stock, the Class Pilot MEC Preferred Stock and the Class SAM Preferred Stock.

                                      B110

  2.11 "ESOP Convertible Preferred Stocks" shall mean, collectively, the Class 1 ESOP Convertible Preferred Stock and the Class 2 ESOP Convertible Preferred Stock, each of the par value of $0.01 per share, of the Corporation.

  2.12 "Issue Date" shall mean the first date on which shares of Class I Preferred Stock are issued.

  2.13 "Liquidation Preference" shall have the meaning set forth in Section 4.1 hereof.

  2.14 "Restated Certificate" shall mean the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

  2.15 "Series A Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series A Convertible Preferred Stock in Article FOURTH, Part I.A of this Restated Certificate.

  2.16 "Series B Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series B Preferred Stock in Article FOURTH, Part I.B of this Restated Certificate.

  2.17 "Series C Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series C Junior Participating Preferred Stock in Article FOURTH, Part I.C of this Restated Certificate.

  2.18 "Series D Preferred Stock" shall mean the series of Serial Preferred Stock of the Corporation, without par value, designated Series D Redeemable Preferred Stock in Article FOURTH, Part I.D of this Restated Certificate.

  2.19 [Reserved]

  2.20 "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking on a parity with or junior to the Class I Preferred Stock as to distributions upon liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class I Preferred Stock shall mean, with respect to such distributions, placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

  2.20 "Termination Date" shall have the meaning set forth in Article FIFTH,
Section 1.72 of this Restated Certificate.

  2.21 "Transfer Agent" means the Corporation or such agent or agents of the Corporation as may be designated from time to time by the Board of Directors as the transfer agent for the Class I Preferred Stock.

  2.22 "Voting Preferred Stocks" shall mean, collectively, the Class M Voting Preferred Stock, the Class P Voting Preferred Stock and the Class S Voting Preferred Stock.

  Section 3. Dividends. The holders of shares of the Class I Preferred Stock as such shall not be entitled to receive any dividends or other distributions (except as provided in Section 4).

  Section 4. Payments upon Liquidation.

  4.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus)

                                      B111
shall be made to or set apart for payment to the holders of any class or series of stock of the Corporation that ranks junior to the Class I Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, the holders of the shares of Class I Preferred Stock shall be entitled to receive $0.01 per share of Class I Preferred Stock (the "Liquidation Preference"), but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Class I Preferred Stock shall be insufficient to pay in full the Liquidation Preference and the liquidation preference on all other shares of any class or series of stock of the Corporation that ranks on a parity with the Class I Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed to the holders of shares of Class I Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such shares of Class I Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more corporations, or (ii) a sale, lease, exchange or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

  4.2 Subject to the rights of the holders of shares of any series or class of stock ranking prior to or on a parity with the Class I Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of the Class I Preferred Stock, as and to the fullest extent provided in this Section 4, any series or other class of stock of the Corporation that ranks junior to the Class I Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class I Preferred Stock shall not be entitled to share therein.

  Section 5. Shares to be Retired. All shares of Class I Preferred Stock which shall have been issued and reacquired in any manner (other than pursuant to Section 8.1) by the Corporation, other than in its capacity as escrow agent in accordance with Section 1.2 hereof, shall be retired and restored to the status of authorized but unissued shares of Class I Preferred Stock and, in the case of shares redeemed pursuant to Section 8.1 hereof, shall not be reissued.

  Section 6. Ranking.

  6.1 Any class or series of stock of the Corporation shall be deemed to rank:

    (a) prior to the Class I Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up if the holders of such class or series shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up, in preference or priority to the holders of Class I Preferred Stock;

    (b) on a parity with the Class I Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof be different from those of the Class I Preferred Stock, if the holders of such class or series and the Class I Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other; and

    (c) junior to the Class I Preferred Stock, as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of Class I Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series.

  6.2 The Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock and the ESOP Convertible Preferred Stocks shall each be deemed to rank prior to the Class I Preferred Stock as to

                                      B112
amounts distributable upon liquidation, dissolution or winding up. The other Director Preferred Stocks and the Voting Preferred Stocks shall each be deemed to rank on a parity with the Class I Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The Common Stock and the Series C Preferred Stock shall each be deemed to rank junior to the Class I Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up.

  Section 7. Voting. The holders of shares of Class I Preferred Stock shall have the following voting rights; provided, however, that no holder of shares of Class I Preferred Stock shall have any right to vote unless at such time such person is an Independent Director or an initial "Individual Party" under the Class I Stockholders' Agreement:

  7.1 Until the Termination Date, the holders of the Class I Preferred Stock shall have the right, voting separately as a class, to elect four Independent Directors to the Board of Directors.

  7.2 Unless the affirmative vote or consent of the holders of a greater number of shares of Class I Preferred Stock shall then be required by law or this Restated Certificate, and in addition to any other vote required by law or this Restated Certificate, the affirmative vote or written consent of the holders of at least a majority of all of the outstanding shares of Class I Preferred Stock, voting separately as a class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) which would adversely affect the preferences, rights, powers or privileges of the Class I Preferred Stock.

  7.3 For purposes of the foregoing provisions of Sections 7.1 and 7.2, each share of Class I Preferred Stock shall have one (1) vote per share. Except as otherwise required by applicable law or as set forth herein, the shares of Class I Preferred Stock shall not have any relative participating, optional or other special voting rights and powers and the consent of the holder thereof shall not be required for the taking of any corporate action.

  Section 8. Redemption.

  8.1 All outstanding shares of Class I Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed on the Termination Date, at a price of $0.01 per share of Class I Preferred Stock, as provided below. As promptly as reasonably possible following the occurrence of the Termination Date, the Corporation shall give notice thereof and of the redemption under this Section 8 to all record holders of the Class I Preferred Stock.

  From and after the redemption provided for in this Section 8.1, all rights of the holders of Class I Preferred Stock as such, except the right to receive the redemption price of such shares upon the surrender of certificates therefor, shall cease and terminate and such shares shall not thereafter be deemed to be outstanding for any purpose whatsoever.

  8.2 The shares of Class I Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed from time to time, in part, concurrently with any purported transfer of shares of Class I Preferred Stock other than as expressly permitted under Section 1.2 and the number of shares so redeemed shall be equal to the number of shares so purported to be transferred. The redemption price to be paid in connection with any redemption shall be $0.01 per share of Class I Preferred Stock. From and after the redemption provided for in this Section 8.2, all rights of such holder of Class I Preferred Stock as such, except the right to receive the redemption price of such shares upon the surrender of certificates representing the same, shall cease and terminate and such share(s) shall not thereafter be deemed to be outstanding for any purpose whatsoever.


                                      B113

  8.3 Upon any such redemption provided for in Section 8.1 or 8.2 above, each holder of a certificate formerly representing the share(s) of Class I Preferred Stock so redeemed shall present and surrender such certificate to the Corporation and thereupon the redemption price of such share(s) shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

  Section 9. Record Holders.

  The Corporation and the Transfer Agent (if other than the Corporation) may deem and treat the record holder of any share(s) of Class I Preferred Stock as the true and lawful owner thereof for all purposes, and, except as otherwise provided by law, neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

                                    PART XI

                                  Common Stock

  Unless otherwise indicated, any reference in this Article FOURTH, Part XI to "Section", "Subsection", "paragraph", "subparagraph" or "clause" shall refer to a Section, Subsection, paragraph, subparagraph or clause of this Article FOURTH, Part XI. Capitalized terms used and not otherwise defined in this Article FOURTH, Part XI, shall have the respective meanings given those terms in the introductory sentence of Article FOURTH.

  Section 1. Dividends. Subject to any rights to receive dividends to which the holders of the shares of any other class or series of stock may be entitled, the holders of shares of Common Stock shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors, from any funds legally available therefor.

  Section 2. Liquidation. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid to the holders of shares of any other class or series of stock ranking prior to the Common Stock in respect thereof the full amounts to which they shall be entitled, and subject to any rights of the holders of any other class or series of stock to participate therein, the holders of the then outstanding shares of Common Stock shall be entitled to receive, pro rata, any remaining assets of the Corporation available for distribution to its stockholders. Subject to the foregoing, the Board of Directors may distribute in kind to the holders of the shares of Common Stock such remaining assets of the Corporation, or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such, other corporations, trust or entity or any combination thereof, and may sell all or any part of the consideration so received, and may distribute the consideration so received or any balance thereof in kind to holders of the shares of Common Stock. The voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of the Corporation (unless in connection therewith the dissolution, liquidation or winding up of the Corporation is specifically approved), or the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the corporation for the purpose of this Section 2.

  Section 3. Voting. Except as provided by law or this Restated Certificate of
Incorporation:

    a. each outstanding share of Common Stock of the Corporation shall entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders; and

    b. until the Termination Date (as defined in Article FIFTH, Section 1.72), the holders of Common Stock, voting as a separate class, shall be entitled to elect five Public Directors (as defined in Article FIFTH, Section 2.3) of the Corporation.

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                                    PART XII

                               General Provisions

  No Preemptive Rights, Etc. Except as otherwise provided herein, no holder of stock of the Corporation of any class shall have any preemptive, preferential or other right to purchase or subscribe for any shares of stock, whether now or hereafter authorized, of the Corporation of any class, or any obligations convertible into, or any options or warrants to purchase, any shares of stock, whether now or hereafter authorized, of the Corporation of any class, other than such, if any, as the Board of Directors may from time to time determine, and at such price as the Board of Directors may from time to time fix; and any shares of stock or any obligations, options or warrants which the Board of Directors may determine to offer for subscription to holders of any shares of stock of the Corporation may, as the Board of Directors shall determine, be offered to holders of shares of stock of the Corporation of any class or classes or series, and if offered to holders of shares of stock of more than one class or series, in such proportions as between such classes and series as the Board of Directors may determine.

  FIFTH. GOVERNANCE. Unless otherwise expressly indicated, references in this Article FIFTH to any "Section", "Subsection", "paragraph", "subparagraph" or "clause" shall refer to such Section, Subsection, paragraph, subparagraph or clause of this Article FIFTH.

  Section 1. Definitions. As used in this Restated Certificate, unless the context otherwise requires, the following terms shall have the following meanings:

  1.1 "Affiliate" has the meaning defined in Rule 12b-2 promulgated under the Exchange Act.

  1.2 "Airline Business" means the business of operating an Air Carrier, together with any business or activity reasonably related to or in support of any and all such operations engaged in by the Corporation or any of its Subsidiaries at or during the one year period immediately prior to the Effective Time.

  1.3 "Air Carrier" means an "air carrier" as defined in Section 1301(3) of the Federal Aviation Act of 1958, 49 U.S.C. (S)(S) 1301 et seq., as amended, or any successor act thereto.

  1.4 "ALPA" means the Air Line Pilots Association, International.

  1.5 "Available Unissued ESOP Shares" shall mean as of the date of determination and without duplication, (a) the number of shares of Common Stock that would be issuable upon conversion of that portion of (w) 17,675,345 shares of ESOP Convertible Preferred Stock plus (x) an aggregate of 17,675,345 shares of Class P Voting Preferred Stock, Class M Voting Preferred Stock and Class S Voting Preferred Stock plus (y) the number of Additional Shares (as defined in
Section 1.10 of the Recapitalization Agreement) plus (z) an aggregate number of shares of Class P Voting Preferred Stock, Class M Voting Preferred Stock and Class S Voting Preferred Stock that is equal to the number of Additional Shares that, in the case of each of clause (w), (x), (y) and (z), as of the date of determination of Available Unissued ESOP Shares, have not been issued pursuant to Section 1.6 or 1.10 of the Recapitalization Agreement as ESOP Convertible Preferred Stock, Class P Voting Preferred Stock, Class M Voting Preferred Stock, Class S Voting Preferred Stock or Common Stock, plus (b) the number of shares of Common Stock that have been credited to the Supplemental ESOP (other than pursuant to Section 1.6 or 1.10 of the Recapitalization Agreement) and that have not been issued.

  1.6 "Bankrupt" means "insolvent" as defined in Section 101(32) of the Bankruptcy Code, 11 U.S.C. (S)(S) 101 et seq., as amended.

  1.7 "Bankruptcy Opinions" has the meaning defined in Subsection
3.4(b)(vii)(B).

  1.8 "Board" means the Board of Directors of the Corporation.


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  1.9 "Board Committees" has the meaning defined in Subsection 4.1.10.

  1.10 "Business Combination" means a "business combination" as defined in
Section 203 of the GCL.

  1.11 "Chief Executive Officer" means the Chief Executive Officer of the Corporation.

  1.12 "Class 1 ESOP Convertible Preferred Stock" means the Class 1 ESOP Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

  1.13 "Class 2 ESOP Convertible Preferred Stock" means the Class 2 ESOP Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

  1.14 "Class I Preferred Stock" means the Class I Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  1.15 "Class I Stockholders' Agreement" means the Class I Preferred Stockholders' Agreement, dated as of the date of the Effective Time, among the Corporation, ALPA, the IAM and the holders of the Class I Preferred Stock, as amended from time to time.

  1.16 "Class IAM Director" has the meaning defined in Subsection 2.2.

  1.17 "Class IAM Preferred Stock" means the Class IAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  1.18 "Class M Voting Preferred Stock" means the Class M ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  1.19 "Class P Voting Preferred Stock" means the Class P ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  1.20 "Class Pilot MEC Director" has the meaning defined in Subsection 2.2.

  1.21 "Class Pilot MEC Preferred Stock" means the Class Pilot MEC Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  1.22 "Class SAM Preferred Stock" means the Class SAM Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  1.23 "Class SAM Stockholders' Agreement" means the Class SAM Stockholders' Agreement, dated as of the date of the Effective Time, between the Corporation and the holders of Class SAM Preferred Stock, as amended from time to time.

  1.24 "Class S Voting Preferred Stock" means the Class S ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Corporation.

  1.25 "Collective Bargaining Agreement" means any agreement between the Corporation or any of its Subsidiaries and any labor union representing the Corporation's or any of its Subsidiaries' employees based in the United States that relates to rates of pay, rules, working conditions or any other incident or aspect of employment with the Corporation or any of its Subsidiaries.

  1.26 "Common Equity" means, in the aggregate, the Common Stock outstanding at the time in question and the Common Stock issuable upon conversion of the ESOP Convertible Preferred Stock and Voting Stock outstanding at the time in question, together with the Common Stock represented by the Permitted Bankruptcy Equity outstanding at the time in question, if any, but excluding any Equity Securities (other than Permitted Bankruptcy Equity and Equity Securities issued pursuant to Sections 1.6 and 1.10 of the

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Recapitalization Agreement) issued in connection with a Non-Dilutive Issuance, including, without limitation, any Equity Securities (a) outstanding immediately prior to the Effective Time that were not included in the definition of "Fully Diluted Shares" pursuant to Subsection 1.10(d) of the Recapitalization Agreement or (b) issued pursuant to Subsection 3.4(b) (vii)(A) or Subsection 3.4(b)(vii)(C) (II), (III) or (IV) (including, in each case the shares of Equity Securities underlying such Equity Securities or issuable upon the exercise, conversion or exchange thereof) hereof.

  1.27 "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.

  1.28 "Common Stock Transaction" has the meaning defined in Subsection 3.5.

  1.29 "Competitive Action Plan" means the Corporation's business plan to develop a low cost operation, which is intended to compete against other low cost Air Carriers.

  1.30 "Corporation" means UAL Corporation.

  1.31 "Director" means a director of the Corporation.

  1.32 "Director Incentive Plan" means the UAL Corporation 1992 Stock Plan for Outside Directors.

  1.33 "Distribution Companies" means Galileo International Partnership, Apollo Travel Services Partnership and Galileo Japan Partnership, each a Delaware general partnership.

  1.34 "Effective Time" has the meaning defined in the Recapitalization
Agreement.

  1.35 "Employee Directors" has the meaning defined in Subsection 2.2.

  1.36 "entire Board" means all Directors of the Corporation who would be in office if there were no vacancies.

  1.37 "Equity Securities" means common stock of the Corporation or any debt, equity or other security or contractual right convertible into or exercisable or exchangeable for common stock or any warrants, options or other rights to purchase common stock or such other Equity Securities, but in no event shall the term "Equity Securities" include non-voting, non-convertible preferred stock.

  1.38 "ESOP Convertible Preferred Stock" means collectively, the Class 1 ESOP Convertible Preferred Stock and the Class 2 ESOP Convertible Preferred Stock and any other securities into which such preferred stocks are changed or reclassified, into which they are converted or for which they are exchanged.

  1.39 "ESOPs" means collectively, the UAL Corporation Employee Stock Ownership Plan and the UAL Corporation Supplemental ESOP and any similar or successor plans thereto.

  1.40 "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor act thereto.

  1.41 "Existing Plans" means collectively, the United Air Lines, Inc. Flight Attendant Employees' Savings Plan; the United Air Lines, Inc. Management and Salaried Employees' Personal Investment Program; the United Air Lines, Inc. Union Ground Employees' Long Term Investment Program; the United Air Lines, Inc. Pilots' Directed Account Retirement Income Plan; and the Employees' Stock Purchase Plan of UAL Corporation.

  1.42 "Extraordinary Matters" means (a) any matter that pursuant to the GCL requires stockholder approval, (b) any Substantive Amendment to the Restated Bylaws and (c) any Other Extraordinary Matters.


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  1.43 "First Refusal Agreement" means the First Refusal Agreement, dated as of the date of the Effective Time, among the Corporation, ALPA, the IAM and the Salaried/Management Employee Director.

  1.44 "GCL" means the General Corporation Law of the State of Delaware, as amended from time to time.

  1.45 "Gross Proceeds" means, with respect to any sale, lease, exchange, surrender to or at the direction of a lessor, or other disposition of assets, whether tangible or intangible, real or personal, or the issuance of ownership interests, by any Person (each, a "Gross Proceeds Event"), (a) (i) with respect to owned assets or the issuance of ownership interests, the sum of (A) the aggregate cash consideration received by such Person in connection with such Gross Proceeds Event, (B) the fair market value of (1) all cash consideration to be received in the future (including future payments evidenced by a note or other instrument) by such Person in connection with such Gross Proceeds Event and (2) all future payments that are obligations of such Person and are assumed by another Person in connection with such Gross Proceeds Event and (C) the fair market value of all other non-cash consideration, and (ii) with respect to leased assets, the fair market value of such assets (in each case with respect to clauses (i)(B) and (i)(C) and clause (ii), such fair market value as determined in good faith by the Corporation as of the date of such Gross Proceeds Event), minus (b) the sum, without duplication, of:

    (i) any taxes (including, but not limited to, any alternative minimum taxes and other similar taxes) that are paid, actually payable or would be payable (absent the availability of any net operating loss carryover, tax credit or other tax benefit that reduces the amount paid or payable) to any Federal, state, local or foreign taxing authority and that are directly or indirectly attributable to such Gross Proceeds Event; and

    (ii) the amount of fees and commissions (including, without limitation, reasonable investment banking fees), legal, title and recording tax expenses and other similar costs and expenses directly incident to such Gross Proceeds Event that are paid or payable by such Person, other than fees and commissions (including, without limitation, management consulting and financial services fees) paid or payable to Affiliates of such Person (or officers or employees of such Person or any Affiliate of such Person).

  1.46 "IAM" means the International Association of Machinists and Aerospace Workers.

  1.47 "Investment" means all (A) investments in any Person by stock purchase, capital contribution, loan, advance, guarantee of obligations of (other than any guarantee of an obligation of the Corporation or any of its Subsidiaries) or creation or assumption by the Corporation or any of its Subsidiaries of any other liability in respect of any indebtedness (other than indebtedness of the Corporation or any of its Subsidiaries) of such Person and (B) investments in any other property, other than:

    (i) an investment in the ordinary course of business in the Corporation, any of its Subsidiaries or the Distribution Companies, so long as such investment is in the Airline Business;

    (ii) investments in the ordinary course of business in direct obligations of the United States of America, or obligations of any instrumentality or agency thereof, or obligations the payment of which is unconditionally guaranteed by the United States of America or any instrumentality or agency thereof;

    (iii) investments in the ordinary course of business in obligations of any state or municipal government or obligations of any instrumentality or agency thereof;

    (iv) investments in the ordinary course of business in readily marketable commercial paper;

    (v) investments in the ordinary course of business in short-term deposit accounts in, or negotiable certificates of deposit or negotiable bankers acceptances issued by, any bank or trust company organized under the laws of the United States or a state thereof or Canada, Western Europe or Japan;

    (vi) investments in negotiable instruments for collection in the ordinary course of business;


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    (vii) investments in tangible assets to be used in the ordinary course of business of the Corporation or any of its Subsidiaries;

    (viii) investments in the ordinary course of business in stocks of investment companies registered under the Investment Company Act of 1940, as amended, which are no-load money market funds and which invest primarily in obligations of the type described in clause (ii), (iii) or (iv) above and which are classified as current assets in accordance with generally accepted accounting principles;

    (ix) investments in Persons resulting from non-payment by such Persons of receivables of the Corporation or any of its Subsidiaries arising in the ordinary course of business;

    (x) investments in connection with the settlement of claims of the Corporation or any of its Subsidiaries in financially-distressed companies or in connection with bankruptcy proceedings;

    (xi) investments in airline clearing houses, other similar industry organizations or other Air Carriers arising out of receivables payable to the Corporation or any of its Subsidiaries relating to airline tickets and similar liabilities and arising in the ordinary course of business of the Corporation or its Subsidiaries;

    (xii) advances to employees of the Corporation or its Subsidiaries made in the ordinary course of business;

    (xiii) investments in Persons pursuant to obligations of the Corporation or any of its Subsidiaries, including contingent obligations, in effect on the Effective Time;

    (xiv) other investments made in the ordinary course of the Corporation's and its Subsidiaries' business in connection with the Corporation's and its Subsidiaries' cash management program or fiscal management policies and practices (including, without limitation, interest rate, currency and commodity risk management and similar activities);

    (xv) investments in the ordinary course of business of the Corporation or its Subsidiaries in ARINC, SITA, Air Cargo, Inc., Scheduled Airline Traffic Offices, Inc., organizations used to provide aircraft fuel services or other similar industry organizations;

    (xvi) the purchase or other acquisition by the Corporation or any of its Subsidiaries from Persons other than the Corporation or any of its Subsidiaries of evidences of indebtedness or other obligations or securities issued by the Corporation or any of its Subsidiaries;

    (xvii) investments in Persons through customary indemnity obligations contained in contracts of the Corporation or its Subsidiaries; and

    (xviii) loans or advances to the Corporation by any of its Subsidiaries.

  1.48 "Labor Affiliate" means (a) any Person that has been formed by or is an Affiliate of one or more labor groups representing employees of the Corporation or any of its Subsidiaries or (b) any Person determined by the Board to be a Person in which a substantial group of employees of the Corporation or any of its Subsidiaries, acting as an organized group, owns a majority ownership interest.

  1.49 "Management Public Directors" has the meaning defined in Subsection 2.3.

  1.50 "Market Capitalization" means the aggregate market value of a Public Company's voting stock held by Persons that are not Affiliates of such Public Company as set forth in the most recent Form 10-K or any successor form of such Public Company preceding the date of determination.

  1.51 "Measuring Period" means the 365-day period commencing on the Effective Time.

  1.52 "Non-Dilutive Issuance" means an issuance of Equity Securities pursuant to Subsection 3.4(b)(vii).

  1.53 "Other Board Committee" has the meaning defined in Subsection 4.1.10.

  1.54 "Other Extraordinary Matters" has the meaning defined in Subsection
3.4(b).

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  1.55 "Outside Public Directors" has the meaning defined in Subsection 2.3.

  1.56 "Permitted Bankruptcy Equity" has the meaning defined in Subsection 3.4(b)(vii)(B).

  1.57 "Person" means an individual, corporation, association, partnership, joint venture, limited liability company, trust, estate, unincorporated organization, governmental authority, judicial entity or other entity.

  1.58 "Post-Termination Meeting" has the meaning defined in Subsection
2.13(b).

  1.59 "Public Company" means a Person with a class of securities registered pursuant to Section 12 of the Exchange Act.

  1.60 "Public Directors" has the meaning defined in Subsection 2.3.

  1.61 "Recapitalization Agreement" means the Recapitalization Agreement, dated as of March 25, 1994, among the Corporation, ALPA and the IAM, as amended from time to time.

  1.62 "Restated Bylaws" means the Amended and Restated Bylaws of the Corporation, as amended from time to time.

  1.63 "Restated Certificate" means the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

  1.64 "Rights Agreement" means the Rights Agreement, dated as of December 11, 1986, between the Corporation and First Chicago Trust Company of New York (formerly Morgan Shareholder Services Trust Company), as amended from time to time.

  1.65 "Salaried and Management Employee Investment" means the concessions and other investments of employees who perform the functions currently performed by the salaried and management employees of the Corporation or United Air Lines, Inc. (including any functions which such group of employees begins performing in the future) as set forth in Schedule 5.8(iii) to the Recapitalization Agreement, which shall be provided for the term identified in such Schedule 5.8(iii).

  1.66 "Salaried/Management Employee Director" has the meaning defined in Subsection 2.2.

  1.67 "Significant Labor-Related Business Transaction" means any purchase, sale, transfer or other disposition of assets, or the issuance of capital stock, by any Person, or any merger or consolidation with any Person, in a single transaction or series of related transactions, in which the Gross Proceeds to be received by any Person or Persons in connection with such purchase, sale, transfer, disposition, issuance, merger or consolidation exceeds $1,000,000.

  1.68 "Solvency Determination" has the meaning defined in Subsection 3.4(b)(vii)(B).

  1.69 "Stockholders" means the stockholders of the Corporation.

  1.70 "Subsidiary" means, with respect to any Person (herein referred to as the "parent"), any corporation, partnership, association or other business entity which such parent, directly or indirectly, controls, including, without limitation, any such Person of which securities or other ownership interests representing 50% or more of the equity, or 50% or more of the ordinary voting power or voting power representing the right to elect 50% or more of the Board of Directors or similar governing body, or 50% or more of the general partnership interests, are, at the time any determination is being made, owned, controlled or held by such parent; provided, however, that the term "Subsidiary" shall not include a Distribution Company where the Corporation does not, directly or indirectly, control the particular actions or activities under consideration (including the power, under the relevant organizational documents of such Distribution Company, to block such actions or activities) with respect to such Distribution Company.

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  1.71 "Substantive Amendment" means the adoption of any material amendment to, the deletion or repeal of, or the adoption of any provision materially inconsistent with, any of the following sections of the Restated Bylaws:
2.2(a), 2.6(a), 2.6(c), 3.1, 3.2, 3.3, 3.6, 3.7, 3.8, 3.9(a), 3.10, 3.12(a),
3.14(a), 4.1(a), 4.2, 4.3, 4.5(a), 4.7(a), 4.8(a), 5.1, 5.2(a), 5.3(a), 5.4(a),
5.6(a) and 8.1.

  1.72 "Termination Date" means, except as otherwise provided in this Restated Certificate, the date on which the Common Equity held in the ESOPs, the Existing Plans or in any other employee trusts or pension, retirement or other employee benefit plans sponsored by the Corporation or any of its Subsidiaries for the benefit of its employees as of the close of business on such date, plus the number of Available Unissued ESOP Shares represent, in the aggregate, less than 20% of (a) the Common Equity of the Corporation plus (b) the number of Available Unissued ESOP Shares.

  1.73 "Union Directors" has the meaning defined in Subsection 2.2.

  1.74 "United Air Lines, Inc." means United Air Lines, Inc., a Delaware corporation, or any successor to all or substantially all of the assets thereof.

  1.75 "Voting Stock" means collectively, the Common Stock, Class IAM Preferred Stock, Class M Voting Preferred Stock, Class Pilot MEC Preferred Stock, Class P Voting Preferred Stock, Class SAM Preferred Stock and Class S Voting Preferred Stock.

  Section 2. Directors.

  2.1 General Powers. Except as otherwise provided in this Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may adopt such rules and regulations, not inconsistent with this Restated Certificate, the Restated Bylaws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation. In addition to the powers conferred expressly by this Restated Certificate and the Restated Bylaws, the Board may exercise all powers and perform all acts that are not required, by this Restated Certificate, the Restated Bylaws or applicable law, to be exercised or performed by the Stockholders.

  2.2 Number and Composition. Subject to Article FOURTH, Parts I.A and I.B of this Restated Certificate and Subsection 2.13 of this Article FIFTH, the Board shall consist of twelve members and shall be comprised as follows: five Directors shall be designated Public Directors who shall be elected, subject to Subsection 2.3, by the holders of the Common Stock in accordance with Article FOURTH, Part XI of this Restated Certificate, voting separately as a class; four Directors shall be designated Independent Directors who shall be elected, subject to Subsection 2.4, by the holders of the Class I Preferred Stock in accordance with Article FOURTH, Part X of this Restated Certificate, voting separately as a class; and three Directors shall be designated Employee Directors, of whom one shall be elected by the holders of the Class IAM Preferred Stock, voting separately as a class, in accordance with Article FOURTH, Part VIII of this Restated Certificate (the "Class IAM Director"), one shall be elected by the holders of the Class Pilot MEC Preferred Stock, voting separately as a class, in accordance with Article FOURTH, Part VII of this Restated Certificate (the "Class Pilot MEC Director," and together with the Class IAM Director, the "Union Directors") and one shall be elected by the holders of the Class SAM Preferred Stock, voting separately as a class, in accordance with Article FOURTH, Part IX of this Restated Certificate (the "Salaried/Management Employee Director"). The Union Directors and the Salaried/Management Employee Director are referred to in this Restated Certificate collectively as the "Employee Directors."

  2.3 Qualifications of Public Directors. Until the Termination Date, of the five Public Directors, (a) three shall be individuals who are not and have never been an officer or employee of, or a provider of professional services to, the Corporation or any of its Subsidiaries (collectively, the "Outside Public Directors") and (b) two shall be, at the time of their election, substantially full-time employees of the Corporation or one of its Subsidiaries, one of whom, in addition, to the fullest extent such additional qualification is permitted by law, shall be, at the time of such election, the Chief Executive Officer, and the

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second of whom, in addition, to the fullest extent such additional qualification is permitted by law, shall be a senior executive officer of the Corporation satisfactory to the Chief Executive Officer (collectively, the "Management Public Directors"). The Outside Public Directors and the Management Public Directors are referred to in this Restated Certificate collectively as the "Public Directors."

  2.4 Qualifications of Independent Directors. Until the Termination Date, no Independent Director shall either (a) without the consent of both Union Directors and all of the Public Directors, have a current affiliation (other than an affiliation that may result from being a member of the Board) or business relationship with the Corporation or any of its Subsidiaries (collectively, an "affiliation") which is required to be disclosed or have had a prior such affiliation (other than an affiliation that may result from having been an Independent Director) which, had such Independent Director been a Director of the Corporation at the time of such prior affiliation, would have been required to be disclosed, pursuant to Item 7 of Schedule 14A promulgated under the Exchange Act (or any successor provision thereto) or (b) be an officer, director, trustee or official of any labor organization that serves as a collective bargaining "representative" under the Railway Labor Act, 45 U.S.C.
(S)(S) 151 et seq., or the National Labor Relations Act, 29 U.S.C. (S)(S) 141 et seq. or any similar laws as may from time to time be in effect. In addition to the foregoing, until the Termination Date, at the time of the election or appointment of an Independent Director to the Board, at least two of the Independent Directors (or at least one of the Independent Directors if only one Independent Director vacancy is being filled and none of the incumbent Independent Directors meet the criteria specified in clause (i) or (ii) below), after giving effect to the election or appointment of the Independent Directors being elected or appointed, shall be, or have been at the time of their initial election or appointment as Independent Directors, either (i) a senior executive officer of a company (other than the Corporation) with revenues during such company's prior fiscal year in excess of $1 billion as set forth in such company's most recent annual financial statements or (ii) a member of the board of directors of at least one other Public Company with a Market Capitalization in excess of $1 billion as of the date of such Public Company's most recent annual financial statements.

  2.5 Nomination of Board's Nominees for Public Directors. Until the Termination Date, the Board's nominees for the Outside Public Directors shall be nominated by the Outside Public Director Nomination Committee in accordance with Subsection 4.1.8. Until the Termination Date, the Board's nominees for the Management Public Directors shall be nominated by action of the Board by the affirmative vote of at least a majority of the votes entitled to be cast by the entire Board. For purposes of this Subsection 2.5 and Subsection 4.1.8, "nominate" means to designate those persons who are recommended by the Board for election as Public Directors in the proxy materials distributed by the Corporation to the holders of its Voting Stock and to take such other action as required to place their name in nomination for election at the meeting of Stockholders called in accordance with such proxy material.

  2.6 Term of Office. Subject to Subsection 2.13(b), and except as otherwise provided in this Restated Certificate, each Director shall hold office until the next annual meeting of Stockholders and until his or her successor is elected and qualified, subject to such Director's earlier death, resignation or removal; provided, however, that, until the Termination Date, the term of an Outside Public Director or an Independent Director shall automatically terminate if during such term the status of such Director shall change such that the qualification requirements set forth in Subsection 2.3(a) or the first sentence of Subsection 2.4, as applicable, are no longer satisfied.

  2.7 Resignation of Directors. Any Director may resign at any time upon written notice to the Corporation.

  2.8 Removal of Directors. (a) Any Director may be removed without cause at any time only by the affirmative vote of the holders of a majority in voting power of the shares of the class or classes or series of stock that are entitled to vote for the election of such Director, voting separately as a class or series.

  (b) Any Director or the entire Board may be removed for cause as provided under the GCL.


                                      B122

  2.9 Vacancies on the Board. Vacancies on the Board may only be filled as follows:

  2.9.1 Vacancies of Public Directors. Until the Termination Date, in the event of a vacancy of an Outside Public Director, such vacancy may be filled only by the Outside Public Director Nomination Committee in accordance with Subsection
4.1.8. Until the Termination Date, in the event of a vacancy of a Management Public Director, such vacancy may be filled only by action of the Board by the affirmative vote of at least a majority of the votes entitled to be cast by the entire Board with an individual who would be eligible to be nominated for election to such position in accordance with Subsections 2.3 and 2.5.

  2.9.2 Vacancies of Independent Directors. Until the Termination Date, in the event of a vacancy of an Independent Director, such vacancy may be filled only by the Independent Director Nomination Committee in accordance with Subsection 4.1.6.

  2.9.3 Vacancies of Employee Directors. In the event of a vacancy of an Employee Director, such vacancy may be filled only by a vote of the class or series of stock that elected such Director.

  2.9.4 Board Action During Vacancies. Until the Termination Date, in the event of a vacancy on the Board of an Employee Director or Public Director, or in the event of a vacancy of an Independent Director who immediately prior to the occurrence of such vacancy was a member of a Board Committee of which only one Independent Director was a member, then, subject to the fiduciary duties of the remaining Directors or members of such Board Committee, as the case may be, then in office, neither the Board nor such Board Committee may take any action (other than to fill such vacancy of such Public Director), until after the earlier of (a) 20 days following the occurrence of such vacancy and (b) the time that such vacancy is filled in accordance with the provisions of this Restated Certificate.

  2.10 Quorum Requirements of Board Meetings. Until the Termination Date, at all meetings of the Board, other than meetings of Board Committees, a quorum shall exist only if (a) Directors having at least a majority of the votes entitled to be cast by the entire Board are present at the meeting and (b) unless otherwise consented to by each of the Union Directors, if less than all of the Public Directors, Independent Directors and Employee Directors are present, or if Directors other than the Public Directors, Independent Directors and Employee Directors are present, the number of votes constituting a majority of the votes present is no greater than the sum of (i) two plus (ii) the aggregate number of votes entitled to be cast by the Independent Directors present at such meeting.

  2.11 Voting by Directors. Subject to any greater or additional vote of the Board or of any class of Directors required by law or by this Restated Certificate, including, without limitation, Section 3, an act of the Board shall require the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present. Each Director shall have one vote; provided, however, that, until the Termination Date, at any time there is a vacancy of one or more Independent Directors, then with respect to any action of the Board (but not including any action of a Board Committee), each Independent Director shall have the number of votes equal to a fraction, (a) the numerator of which equals four and (b) the denominator of which equals four minus the number of vacancies then existing among the Independent Directors.

  2.12 Quorum Requirements of Stockholder Meetings. Until the Termination Date, except as otherwise required by law or by this Restated Certificate, the presence in person or by proxy of the holders of outstanding shares representing at least a majority of the total voting power of all outstanding shares entitled to vote at a meeting of Stockholders shall constitute a quorum at a meeting of Stockholders; provided, however, that where a separate vote of a class or classes or series of stock is required, the presence in person or by proxy of the holders of outstanding shares representing at least a majority of the total voting power of all outstanding shares of such class or classes or series shall constitute a quorum thereof entitled to take action with respect to such separate vote.


                                      B123

  2.13 Events Upon the Occurrence of the Termination Date.

    (a) Upon the occurrence of the Termination Date, the Board shall take all necessary and appropriate actions to cause to be filed and become effective a restated certificate of incorporation of the Corporation under Section 245 of the GCL, or any successor provision then in effect, deleting all provisions in this Restated Certificate that, by their terms, are no longer in effect and operative as a result of the occurrence of the Termination Date and integrating into a single document all other amendments to this Restated Certificate that have been adopted between the date hereof and the Termination Date.

    (b) Upon the occurrence of the Termination Date, the Outside Public Director Nomination Committee shall, on behalf of the Board, subject to Subsection 2.13(c), nominate the individuals to be the Board's nominees for election as Directors (other than the Employee Directors) to be recommended for election by the Stockholders entitled to vote thereon at a meeting of Stockholders to be held promptly following the Termination Date (the "Post-Termination Meeting"), and the officers of the Corporation shall take all necessary and appropriate actions to promptly call and hold the Post-Termination Meeting. Upon the effectiveness of the election of the Directors elected at such Post-Termination Meeting, the term of office of each Director in office immediately prior thereto (except any such Director re-elected in such election or as to whom no successor is elected in such election) shall terminate.

    (c) Notwithstanding any other provision in this Restated Certificate, but subject to Article FOURTH, Parts I.A and I.B, following the Termination Date the Board shall consist of twelve members and shall be comprised as follows: nine Directors shall be elected by the holders of the outstanding Common Stock and of any other class or series of stock entitled to vote thereon together with the Common Stock, voting together as a single class; one Director shall be elected by the holders of the outstanding Class IAM Preferred Stock, voting separately as a class; one Director shall be elected by the holders of the outstanding Class Pilot MEC Preferred Stock, voting separately as a class; and one Director shall be elected by the holders of the outstanding Class SAM Preferred Stock, voting separately as a class. After the Termination Date, and until the IAM Termination Date (as defined in Article FOURTH, Part VIII of this Restated Certificate) in the case of the Director elected by the holders of the outstanding Class IAM Preferred Stock or the ALPA Termination Date (as defined in Article FOURTH,
  Part VII of this Restated Certificate) in the case of the Director elected by the holders of the outstanding Class Pilot MEC Preferred Stock, the Director elected by the holders of the outstanding Class IAM Preferred Stock and the Director elected by the holders of the outstanding Class Pilot MEC Preferred Stock shall each be deemed a "Union Director," and collectively shall be deemed "Union Directors," for purposes of this Restated Certificate. After the Termination Date, and until the IAM Termination Date in the case of the Director elected by the holders of the outstanding Class IAM Preferred Stock, until the ALPA Termination Date in the case of the Director elected by the holders of the outstanding Class Pilot MEC Preferred Stock, and until the earlier of the IAM Termination Date and the ALPA Termination Date in the case of the Director elected by the holders of the outstanding Class SAM Preferred Stock, the Director elected by the holders of the outstanding Class IAM Preferred Stock, the Director elected by the holders of the outstanding Class Pilot MEC Preferred Stock and the Director elected by the holders of the outstanding Class SAM Preferred Stock shall each be deemed an "Employee Director," and collectively shall be deemed "Employee Directors," for purposes of this Restated Certificate.

  Section 3. Special Voting Provisions.

  3.1 Matters Requiring Stockholder Vote under the GCL.

  3.1.1 Amendment to the Restated Certificate. Until the Termination Date, subject to Subsection 3.8, notwithstanding that a lesser or no vote may be required by law of either the Board or the Stockholders, and in addition to any other vote of the Board or the Stockholders required by law or this Restated Certificate, any amendment to the Restated Certificate (excluding a restatement of the Restated Certificate effected solely pursuant to Section 245 of the GCL (which merely restates and integrates but does not further amend this

                                      B124

Restated Certificate) and any action taken by the Board in accordance with this Restated Certificate pursuant to Section 151(g) of the GCL not inconsistent with this Restated Certificate) must be approved by one of the following:

    (a) (i) the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present, which vote must include the affirmative vote of at least six of the votes entitled to be cast by the Directors present at the Board meeting other than the Employee Directors, plus (ii) the affirmative vote of at least 75% in voting power of the Voting Stock present in person or represented by proxy at a meeting of Stockholders at which a quorum is present;

    (b) (i) the affirmative vote of at least 75% in voting power of the Voting Stock present in person or represented by proxy at a meeting of Stockholders at which a quorum is present, plus (ii) the affirmative vote of at least a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereon not held by the trustees, in their capacity as such, under the ESOPs, voting separately as a class;

    (c) the affirmative vote of at least 75% of the votes entitled to be cast by the entire Board, which vote must include (i) the affirmative vote of at least one Union Director and (ii) the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present, which vote must include the affirmative vote of at least six of the votes entitled to be cast by the Directors present at the Board meeting other than the Employee Directors; or

    (d) (i) the affirmative vote of at least 75% of the votes entitled to be cast by the entire Board, which vote must include the affirmative vote of at least one Union Director, plus (ii) the affirmative vote of at least a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereon not held by the trustees, in their capacity as such, under the ESOPs, voting separately as a class.

  3.1.2 Merger or Consolidation. Until the Termination Date, subject to Subsection 3.8, notwithstanding that a lesser or no vote may be required by law of either the Board or the Stockholders, and in addition to any other vote of the Board or the Stockholders required by law or this Restated Certificate, but subject in each case to the provisions of Section 253 of the GCL, any merger or consolidation of the Corporation or any of its Subsidiaries must be approved,

    (a) if the merger or consolidation is with or into a Labor Affiliate, by one of the following:

      (i) (A) the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present, which vote must include the affirmative vote of at least six of the votes entitled to be cast by the Directors present at the Board meeting other than the Employee Directors, plus
    (B) the affirmative vote of at least 75% in voting power of the Voting Stock present in person or represented by proxy at a meeting of Stockholders at which a quorum is present;

      (ii) (A) the affirmative vote of at least 75% in voting power of the Voting Stock present in person or represented by proxy at a meeting of Stockholders at which a quorum is present, plus (B) the affirmative vote of at least a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereon not held by the trustees, in their capacity as such, under the ESOPs, voting separately as a class;

      (iii) the affirmative vote of at least 75% of the votes entitled to be cast by the entire Board, which vote must include (A) the affirmative vote of at least one Union Director and (B) the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present, which vote must include the affirmative vote of at least six of the votes entitled to be cast by the Directors present at the Board meeting other than the Employee Directors; or

      (iv) (A) the affirmative vote of at least 75% of the votes entitled to be cast by the entire Board, which vote must include the affirmative vote of at least one Union Director, plus (B) the affirmative

                                      B125
    vote of at least a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereon not held by the trustees, in their capacity as such, under the ESOPs, voting separately as a class; or

    (b) if the merger or consolidation is not with or into a Labor Affiliate, by either:

      (i) the affirmative vote of at least 75% in voting power of the Voting Stock present in person or represented by proxy at a meeting of Stockholders at which a quorum is present; or

      (ii) the affirmative vote of at least 75% of the votes entitled to be cast by the entire Board, which vote must include the affirmative vote of at least one Union Director.

  3.1.3 Sale, Lease or Exchange of All or Substantially All Assets. Until the Termination Date, subject to Subsection 3.8, notwithstanding that a lesser or no vote may be required by law of either the Board or the Stockholders, and in addition to any other vote of the Board or the Stockholders required by law or this Restated Certificate, the sale, lease or exchange of all or substantially all of the property and assets of the Corporation or of United Air Lines, Inc., including its goodwill and its corporate franchises (treating as a sale, lease or exchange of assets for purposes of Subsection 3.1.3(a) below, the issuance of ownership interests by any Subsidiary of the Corporation to a Person other than the Corporation or a wholly-owned Subsidiary of the Corporation if such issuance would diminish the percentage ownership held by the Corporation or any of its Subsidiaries), must be approved,

    (a) if such sale, lease or exchange is to or with a Labor Affiliate, by one of the following:

      (i) (A) the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present, which vote must include the affirmative vote of at least six of the votes entitled to be cast by the Directors present at the Board meeting other than the Employee Directors, plus
    (B) the affirmative vote of at least 75% in voting power of the Voting Stock present in person or represented by proxy at a meeting of Stockholders at which a quorum is present;

      (ii) (A) the affirmative vote of at least 75% in voting power of the Voting Stock present in person or represented by proxy at a meeting of Stockholders at which a quorum is present, plus (B) the affirmative vote of at least a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereon not held by the trustees, in their capacity as such, under the ESOPs, voting separately as a class;

      (iii) the affirmative vote of at least 75% of the votes entitled to be cast by the entire Board, which vote must include (A) the affirmative vote of at least one Union Director and (B) the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present, which vote must include the affirmative vote of at least six of the votes entitled to be cast by the Directors present at the Board meeting other than the Employee Directors; or

      (iv) (A) the affirmative vote of at least 75% of the votes entitled to be cast by the entire Board, which vote must include the affirmative vote of at least one Union Director, plus (B) the affirmative vote of at least a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereon not held by the trustees, in their capacity as such, under the ESOPs, voting separately as a class; or

    (b) if such sale, lease or exchange is not to or with a Labor Affiliate, by either:

      (i) the affirmative vote of at least 75% in voting power of the Voting Stock present in person or represented by proxy at a meeting of Stockholders at which a quorum is present; or

      (ii) the affirmative vote of at least 75% of the votes entitled to be cast by the entire Board, which vote must include the affirmative vote of at least one Union Director.

  3.1.4 Dissolution. Until the Termination Date, subject to Subsection 3.8, notwithstanding that a lesser or no vote may be required by law of either the Board or the Stockholders, and in addition to any other vote

                                      B126
of the Board or the Stockholders required by law or this Restated Certificate, but subject to the provisions of Section 275(c) of the GCL, the dissolution of the Corporation must be approved by either:

    (a) the affirmative vote of at least 75% in voting power of the Voting Stock present in person or represented by proxy at a meeting of Stockholders at which a quorum is present; or

    (b) the affirmative vote of at least 75% of the votes entitled to be cast by the entire Board, which vote must include the affirmative vote of at least one Union Director.

  3.2 Substantive Amendment to the Restated Bylaws. Subject to the provisions of this Subsection 3.2 and the bylaws of the Corporation, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation. Until the Termination Date, subject to Subsection 3.8, notwithstanding that a lesser or no vote may be required by law of either the Board or the Stockholders, and in addition to any other vote of the Board or the Stockholders required by law or this Restated Certificate, any Substantive Amendment to the Restated Bylaws must be approved by one of the following:

    (a) (i) the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present, which vote must include the affirmative vote of at least six of the votes entitled to be cast by the Directors present at the Board meeting other than the Employee Directors, plus (ii) the affirmative vote of at least 75% in voting power of the Voting Stock present in person or represented by proxy at a meeting of Stockholders at which a quorum is present;

    (b) (i) the affirmative vote of at least 75% in voting power of the Voting Stock present in person or represented by proxy at a meeting of Stockholders at which a quorum is present, plus (ii) the affirmative vote of at least a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereon not held by the trustees, in their capacity as such, under the ESOPs, voting separately as a class;

    (c) the affirmative vote of at least 75% of the votes entitled to be cast by the entire Board, which vote must include (i) the affirmative vote of at least one Union Director and (ii) the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present, which vote must include the affirmative vote of at least six of the votes entitled to be cast by the Directors present at the Board meeting other than the Employee Directors; or

    (d) (i) the affirmative vote of at least 75% of the votes entitled to be cast by the entire Board, which vote must include the affirmative vote of at least one Union Director, plus (ii) the affirmative vote of at least a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereon not held by the trustees, in their capacity as such, under the ESOPs, voting separately as a class.

  3.3 Significant Labor-Related Business Transaction with a Labor
Affiliate. Until the Termination Date, subject to Subsection 3.8, notwithstanding that a lesser or no vote may be required by law of either the Board or the Stockholders, and in addition to any other vote of the Board or the Stockholders required by law or this Restated Certificate, any Significant Labor-Related Business Transaction (other than entering into or modifying, amending or supplementing a Collective Bargaining Agreement) between the Corporation or any of its Subsidiaries and a Labor Affiliate must be approved on behalf of the Corporation by either:

    (a) the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present, which vote must include the affirmative vote of at least six of the votes entitled to be cast by the Directors present at the Board meeting other than the Employee Directors; or

    (b) the affirmative vote of at least a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereon not held by the trustees, in their capacity as such, under the ESOPs, voting separately as a class.

                                      B127

  3.4 Other Extraordinary Matters Requiring Special Voting.

    (a) Until the Termination Date, subject to Subsection 3.8, notwithstanding that a lesser or no vote may be required by law of either the Board or the Stockholders, and in addition to any other vote of the Board or the Stockholders required by law or this Restated Certificate, any Other Extraordinary Matters must be approved by either:

      (i) the affirmative vote of at least 75% of the votes entitled to be cast by the entire Board, which vote must include the affirmative vote of at least one Union Director; or

      (ii) the affirmative vote of at least 75% in voting power of the Voting Stock present in person or represented by proxy at a meeting of Stockholders at which a quorum is present.

    (b) For purposes of this Restated Certificate, the term "Other Extraordinary Matters" means any of the following:

      (i) The entry by the Corporation or any of its Subsidiaries into any line of business outside the Airline Business;

      (ii) The making by the Corporation or any of its Subsidiaries of any Investment outside the Airline Business if immediately after giving effect to such proposed Investment the aggregate Investments made by the Corporation and its Subsidiaries outside the Airline Business would exceed five percent of the total assets of the Corporation and its Subsidiaries on a consolidated basis as set forth in the most recent audited financial statements of the Corporation; provided, that an Investment shall be excluded from such calculation if the Board determines, pursuant to the affirmative vote set forth in Subsection 3.4(a)(i), or if the Stockholders determine, pursuant to the affirmative vote set forth in Subsection 3.4(a)(ii), not to include such Investment for purposes of the test set forth in this Subsection 3.4(b)(ii);

      (iii) The acquisition, directly or indirectly, by the Corporation or any of its Subsidiaries of all or substantially all of the assets or a majority of the voting stock or other ownership interests of any Person, whether or not organized in the United States, engaged, either directly or indirectly, in the business of transporting persons, property or mail, separately or in combination, for hire as a common or private air carrier;

      (iv) The making by the Corporation or any of its Subsidiaries of any Investment in any Person, whether or not organized in the United States, engaged, either directly or indirectly, in the business of transporting persons, property or mail, separately or in combination, for hire as a common or private air carrier, other than such Investments made by the Corporation and its Subsidiaries in the ordinary course of business ("Ordinary Course Air Carrier Investments"); provided, that the aggregate of all Ordinary Course Air Carrier Investments outstanding at any time shall not exceed one-half of one percent of the total assets of the Corporation and its Subsidiaries on a consolidated basis as set forth in the most recent audited financial statements of the Corporation; and provided, further, that an Ordinary Course Air Carrier Investment shall be excluded from such calculation if the Board determines, pursuant to the affirmative vote set forth in Subsection 3.4(a)(i), or if the Stockholders determine, pursuant to the affirmative vote set forth in Subsection 3.4(a)(ii), not to include such Ordinary Course Air Carrier Investment for purposes of the test set forth in this Subsection 3.4(b)(iv);

      (v) The adoption of any material amendment or supplement to the Rights Agreement or the taking by the Corporation of any material actions pursuant to the Rights Agreement, including, without limitation, the redemption of rights under the Rights Agreement;

      (vi) The sale, lease, exchange, surrender to or at the direction of a lessor, or other disposition (any of such transactions being referred to herein as a "Disposition") by the Corporation or any of its Subsidiaries of assets, tangible or intangible, real or personal (including, without limitation, goodwill, franchises and the sale of ownership interests in, or the issuance of ownership interests by (other than director qualifying shares or the issuance of any other minority ownership interests to

                                      B128
    the extent required by law), any of the Corporation's Subsidiaries to a Person other than the Corporation or a wholly-owned Subsidiary of the Corporation if such issuance would diminish the percentage ownership held by the Corporation or any of its Subsidiaries, but excluding from the term "assets" for purposes of this Subsection (vi) fixtures, office equipment and office, cleaning, packaging, lubricating, deicing, sanitation and similar supplies which for accounting purposes are expensed upon acquisition and items which but for the application of clauses (ii) through (vi), (viii) through (xi) and (xiv) of Section
    1.46 would constitute Investments)), for Gross Proceeds which, when added to the Gross Proceeds from

      (aa) the Disposition of other such assets during the immediately preceding 365 day period which ended one business day prior to the date of such Disposition resulting in Gross Proceeds in excess of $5 million and

      (bb) the Disposition of other such assets during the immediately preceding twelve calendar month period which ended not less than 45 days nor more than 2 full calendar months prior to the date of such Disposition resulting in Gross Proceeds of $5 million or less, collectively exceeds $200 million; provided, however, in all cases the Gross Proceeds identified in clause (aa) and (bb) shall not include any transactions consummated prior to the Effective Time and the $5 million set forth in clauses (aa) and (bb) may be increased by action of the Board on an annual basis based on the affirmative vote of at least 75% of the votes entitled to be cast by the entire Board, which vote must include the affirmative vote of at least one Union Director; provided, further, however, that none of the following transactions shall constitute an Other Extraordinary Matter for purposes of this Subsection (vi) (or count against the $200 million Gross Proceeds calculation above):

      (A) secured aircraft financings,

      (B) sale-leaseback and leveraged lease transactions, or sales or similar transfers of receivables, for financing purposes,

      (C) foreclosure sales of assets subject to bona fide security interests, and deeds and other dispositions of assets subject to bona fide security interests in lieu of foreclosure,

      (D) Dispositions of assets if replacement assets (consisting of assets of the same class (i.e., airframes of similar range and payload capability, engines and facilities similar in character to the assets disposed of, and ground equipment, spare parts and fixtures) as the assets being disposed of (which for these purposes shall include the Disposition of assets from a disassembled aircraft or engine which shall be replaced by a fully assembled aircraft of similar range and payload capability or engine of similar character, and similar transactions)) have been ordered (pursuant to firm commitment, bona fide orders) or acquired within the six calendar month period prior to such Dispositions of assets (provided, further, that if replacement assets are so ordered or acquired within 365 days following the Disposition of assets for which no replacement assets had been previously acquired, Gross Proceeds from such Disposition shall not thereafter be included in the $200 million Gross Proceeds calculation above unless such replacement assets are not actually acquired),

      (E) Disposition providing Gross Proceeds in an amount up to 10% of the book value (net of depreciation) of the Corporation's fixed assets at the time of the most recent quarterly financial statements of the Corporation if (x) Directors entitled to cast at least 75% of the votes entitled to be cast by the entire Board, including all of the Independent Directors, determine by resolution of the Board that such asset Disposition is necessary to (I) cure a default under material financing agreements binding upon the Corporation or any of its Subsidiaries or any of their respective properties, or avoid a default thereunder that, absent such Disposition, would be reasonably likely to occur within 90 days, or (II) remedy a material adverse development in the Corporation's business or condition, and (y) the Gross Proceeds of such asset Disposition are used to remedy the condition referred to in clause (x) (provided, that the exception afforded by this clause (E) shall be available not more than once in any consecutive five-year period),

                                      B129

      (F) Dispositions of damaged tangible assets or tangible assets that are obsolete in the Airline Business used in the ordinary course of business of the Corporation or any of its Subsidiaries, excluding airframes, engines and related spare parts (other than aircraft which may no longer be legally operated in the United States by the Corporation or United Air Lines, Inc. and airframes, engines and related spare parts which under applicable insurance policies have been declared to be a total loss or a constructive total loss),

      (G) without limiting clause (D), (1) leases, subleases, slides, swaps, trades, transfers, exchanges or similar transactions involving aircraft take-off and landing authorizations, slots or similar rights,
    (2) leases, subleases, exchanges or similar transactions involving vacant land, building space, parking areas, airport gates or similar real property and (3) Dispositions of consumables, spare parts, ground equipment or other similar goods, in each case (x) entered into in the ordinary course of business, consistent with past practice, and (y) to the extent, in connection with such Disposition, the Corporation or its Subsidiaries receives (contemporaneously or over a reasonable time frame) benefits of substantially the same or similar value and either class or character,

      (H) without limiting clause (D), leases, subleases, swaps, trades, exchanges or similar transactions involving aircraft takeoff and landing authorization, slots, or similar rights which are not being utilized by the Corporation or a Subsidiary and where such lack of utilization may subject such authorizations, slots or rights to loss or forfeiture,

      (I) without limiting clause (D), subleases or licenses, in the ordinary course of business and consistent with past practices, of gates or other airport facilities not being utilized by the Corporation or a Subsidiary pursuant to agreements which are cancelable or terminable by the Corporation on 90 days' notice or less;

      (J) Dispositions of assets (other than airframes, engines and related spare parts) if (x) made pursuant to a discrete asset management program that provides for the Disposition of not more than an aggregate of $25 million of assets and (y) such discrete asset management program is approved by either the Board pursuant to the affirmative vote set forth in Subsection 3.4(a)(i), or the Stockholders (following the recommendation of the Board), pursuant to the affirmative vote set forth in Subsection 3.4(a)(ii); provided, that only one asset management program referred to in this clause (J) shall be in place in any fiscal year and such program is subject to such approval on an annual basis;

      (K) Dispositions, in the ordinary course of business, of supplies or spare parts pursuant to ground support, spare part or similar mutual accommodation arrangements with other United States or foreign air carriers or pursuant to the provision of maintenance, ground support or similar support services by the Corporation or any Subsidiary,

      (L) Dispositions, in the ordinary course of business consistent with past practices, of assets which are held for resale by the Corporation or any Subsidiary (other than airframes and engines),

      (M) Dispositions, in the ordinary course of business, of flight equipment spare parts (other than as part of a transaction or series of related transactions involving the Disposition of airframes or engines)
    (x) which are obsolete, or in excess of reasonably projected needs, with respect to United's fleet, or (y) for which the costs of repair, or of redistribution within the Corporation or its Subsidiaries, would exceed the value of such assets to the Corporation or its Subsidiaries,

      (N) Dispositions, in the ordinary course of business, of ground equipment, fixtures and related spare parts (x) which are obsolete, or in excess of reasonably projected needs, with respect to the Corporation's or its Subsidiaries' operations or (y) for which the costs of repair, or of redistribution within the Corporation or its Subsidiaries, would exceed the value of such assets to the Corporation or its Subsidiaries,

      (O) Dispositions of fuel in the ordinary course of business,

      (P) Dispositions of aircraft, engines, propellers, and spare parts owned or leased by Air Wisconsin, Inc. on the date of execution of the Recapitalization Agreement,

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      (Q) Dispositions of assets to lessors, in the ordinary course of business, in connection with the provision by the Corporation or any Subsidiary of any replacement engines or spare parts pursuant to replacement, modification or maintenance obligations under aircraft leases (financing or otherwise), and

      (R) Dispositions of assets which individually, or when aggregated with other assets in the same or related Dispositions, are not in excess of $25,000, either with respect to periods prior to December 31, 1994 or pursuant to a distinct asset management program approved in the same manner as the procedures set forth in clause (J) above; and

      (vii) The issuance by the Corporation of Equity Securities (a "Non-Dilutive Issuance") other than pursuant to Sections 1.6 and 1.10 of the Recapitalization Agreement to the ESOPs; provided, that such an issuance shall not constitute an Other Extraordinary Matter if:

        (A)(I) Directors entitled to cast at least 75% of the votes entitled to be cast by the entire Board, including all of the Independent Directors, determine by resolution of the Board that it is in the best interests of the Corporation to issue shares of Equity Securities, (II) such issuance is subject to the First Refusal Agreement and (III) if such issuance occurs during the Measuring Period (as defined in the Recapitalization Agreement), the Board by the affirmative vote of a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present, which vote must include the affirmative votes of both Union Directors, approves an equitable adjustment to the number of Additional Shares (as defined in Subsection 1.10(b) of the Recapitalization Agreement) to be issued pursuant to Sections 1.6 and 1.10 of the Recapitalization Agreement. Any shares of Equity Securities issued in accordance with the provisions of this Subsection 3.4(b)(vii)(A) shall not be deemed to be Common Equity for purposes of this Restated Certificate;

        (B) Directors entitled to cast at least 75% of the votes entitled to be cast by the entire Board, including all of the Independent Directors, determine by a resolution of the Board (I) that the Corporation is Bankrupt (or, absent a material positive change in the Corporation's results of operations over the immediately succeeding 90 days from the results contained in the Corporation's regularly prepared projections, that in their opinion the Corporation will become Bankrupt within 90 days), which determination is confirmed by written opinions of two nationally recognized investment banking firms that further opine (giving effect to the facts and circumstances applicable to the Corporation, including discussions with prospective equity investors) that the sale of Equity Securities is necessary to avoid or remedy such Bankruptcy (the "Bankruptcy Opinions"), and (II) that the issuance of additional Equity Securities (the "Permitted Bankruptcy Equity") would cause the Corporation, after giving effect to the proposed issuance, no longer to be or not to become Bankrupt in the time frame referred to in the Bankruptcy Opinions (the "Solvency Determination"). Notwithstanding the foregoing, the issuance of Permitted Bankruptcy Equity shall constitute an Other Extraordinary Matter unless (I) such issuance is in an amount that does not exceed the amount determined by the Board to be reasonably necessary to obtain sufficient equity investor participation so as to allow the Board to make the Solvency Determination, (II) a binding commitment for the sale of such Permitted Bankruptcy Equity is entered into within 90 days of the delivery of the Bankruptcy Opinions and (III) the terms of the First Refusal Agreement have been complied with in all material respects by the Corporation. Any Permitted Bankruptcy Equity issued in accordance with this Subsection 3.4(b)(vii)(B) shall be included as outstanding Common Equity for purposes of the definition of the Termination Date; or

        (C) Such issuance is pursuant to (I) the exercise, conversion or exchange of Equity Securities outstanding immediately prior to the Effective Time, (II) the Corporation's 1981 Incentive Stock Program, 1988 Restricted Stock Plan and Incentive Compensation Plan, each as amended in accordance with the Recapitalization Agreement, (III) the Director Incentive Plan or (IV) any other equity incentive compensation plan approved by the affirmative vote of

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      Directors entitled to cast at least 75% of the votes entitled to be cast by the entire Board, including all of the Independent Directors. The shares of Equity Securities (x) outstanding immediately prior to the Effective Time that were not included in the definition of "Fully Diluted Shares" pursuant to Subsection 1.10(d) of the Recapitalization Agreement and (y) issued in accordance with clauses (II), (III) and (IV) of this Subsection 3.4(b)(vii)(C) (in each case including the shares of Equity Securities underlying such Equity Securities or issuable upon the exercise, conversion or exchange thereof), shall not be deemed to be Common Equity for purposes of this Restated Certificate and, along with the other Equity Securities issued in accordance with clause
      (I) of this Subsection 3.4(b)(vii)(C) (and the shares of Equity Securities underlying such Equity Securities or issuable upon the exercise, conversion or exchange thereof), shall not be subject to the First Refusal Agreement.

  3.5 Special Voting Provisions with Respect to the Purchase and Sale of Common Stock. Until the Termination Date, notwithstanding that a lesser or no vote may be required by law of either the Board or the Stockholders, and in addition to any other vote of the Board or the Stockholders required by law or this Restated Certificate, subject, in the case of clause (b) below, to Subsection 3.9, any Common Stock Transaction must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by the entire Board, which vote must include the affirmative vote of at least 80% of the votes entitled to be cast by the Public Directors. For purposes of this Restated Certificate, the term "Common Stock Transaction" means (a) any purchase by the Corporation of any shares of Common Stock (other than to fulfill its obligations to issue or retain Common Stock in connection with the exercise of employee options issued pursuant to employee benefit plans or to retain Common Stock in connection with tax withholding obligations in connection with the exercise of employee options or restricted stock) or (b) any sale by the Corporation of any shares of Common Stock to a company sponsored pension, retirement or other employee benefit plan for the account of employees (other than pursuant to the first refusal rights provided in the First Refusal Agreement or in connection with the creation and operation of the employee stock ownership plans and programs of the Corporation under which the ESOP Convertible Preferred Stock is issued), whether for cash or non-cash consideration, including, without limitation, changes in the rates of pay, rules or working conditions for employees holding beneficial ownership interests in the ESOP Convertible Preferred Stock.

  3.6 Special Provisions with Respect to the Appointment and Removal of
Officers.

  3.6.1 Appointment of Successor Chief Executive Officer. Until the Termination Date, upon the death, resignation, removal or other termination of employment of the Chief Executive Officer and following the making of a recommendation by the Executive Committee as to a successor Chief Executive Officer as provided in Subsection 4.1.5, the affirmative vote of at least a majority of the votes entitled to be cast by the entire Board shall be required to elect a successor Chief Executive Officer; provided, however, that the Board may elect as a successor Chief Executive Officer only a person who is recommended for such position by the Executive Committee.

  3.6.2 Appointment of Other Officers. The officers of the Corporation (other than the Chief Executive Officer) shall be elected or appointed, annually or at such other time or times as the Board shall determine, by the Board or by the Chief Executive Officer pursuant to authority delegated by the Board to the Chief Executive Officer; provided, however, with respect to the initial appointment of the Chief Operating Officer following the Effective Time, such person shall be elected or appointed by the Board and shall not be found to be unacceptable by two of the three Outside Public Directors.

  3.6.3 Term of Office. Each officer of the Corporation shall hold office until such officer's successor is chosen and qualifies or until such officer's earlier death, resignation or removal. Any such officer may resign at any time upon written notice to the Corporation. Such resignation shall take effect on the date of receipt of such notice or at such later date as is therein specified, and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. The resignation of such officer shall be without prejudice to the contract rights of the Corporation, if any.

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  3.6.4 Removal. Until the Termination Date, any officer elected or appointed by the Board (including, without limitation, the Chief Executive Officer) may be removed at any time, with or without cause, only by (a) the affirmative vote of at least a majority of the votes entitled to be cast by the entire Board or
(b) the Chief Executive Officer pursuant to authority delegated by the Board (by the same vote specified in clause (a) of this Subsection 3.6.4) to the Chief Executive Officer.

  3.6.5 Vacancy. Until the Termination Date, any vacancy occurring in any office of the Corporation (other than the Chief Executive Officer) shall be filled either by the Board or the Chief Executive Officer pursuant to authority delegated by the Board to the Chief Executive Officer.

  3.7 Certain Provisions with Respect to (a) the Class I Preferred Stock and the Independent Directors and (b) the Class SAM Preferred Stock and the Salaried/Management Employee Director.

    (a) Notwithstanding any other provision of this Restated Certificate, (i) the Corporation may issue Class I Preferred Stock only to an Independent Director or the initial "Individual Parties" under the Class I Stockholders' Agreement, and (ii) a holder of Class I Preferred Stock may not sell, transfer, pledge or assign any shares of Class I Preferred Stock or any interest therein, including, without limitation, by operation of law or otherwise, other than to the Corporation or to another Independent Director in accordance with the Class I Stockholders' Agreement. Any sale, transfer, pledge or assignment of any shares of Class I Preferred Stock, whether by operation of law or otherwise, in violation of this Subsection 3.7(a) shall be null and void and of no force and effect. The certificates evidencing shares of Class I Preferred Stock shall bear a legend describing the transfer restrictions set forth in this Subsection 3.7(a).

    (b) Notwithstanding any other provision of this Restated Certificate, (i) the Corporation may issue Class SAM Preferred Stock only to a Salaried/Management Employee Director, a "Designated Shareholder" under the Class SAM Stockholders' Agreement or the initial "Designated Nominee" under the Class SAM Stockholders' Agreement, and (ii) a holder of Class SAM Preferred Stock may not sell, transfer, pledge or assign any shares of Class SAM Preferred Stock or any interest therein, including, without limitation, by operation of law or otherwise, other than to the Corporation or to another Salaried/Management Employee Director in accordance with the Class SAM Stockholders' Agreement. Any sale, transfer, pledge or assignment of any shares of Class SAM Preferred Stock, whether by operation of law or otherwise, in violation of this Subsection 3.7(b) shall be null and void and of no force and effect. The certificates evidencing shares of Class SAM Preferred Stock shall bear a legend describing the transfer restrictions set forth in this Subsection 3.7(b).

  3.8 Section 203 of the GCL. Notwithstanding any provision of this Restated Certificate to the contrary, if any provision of this Restated Certificate by its terms purports to require for any vote of Stockholders required by Section 203 of the GCL (or any successor section thereto) a greater vote of Stockholders than that specified in Section 203 of the GCL, then, to the fullest extent required by law, the provision of Section 203 of the GCL that requires such specific vote of the Stockholders shall govern and the provision of this Restated Certificate that would require a greater vote of the Stockholders shall not apply.

  3.9 Employees' Purchase of Equity Securities. Until the Termination Date, any repeal or modification of, or any amendment or supplement to, the terms of any resolution of the Board or any of the Corporation's or any of its Subsidiaries' policies, practices, procedures or employee benefit plans, which would increase the aggregate amount of Common Equity that may be acquired or held by the employee trusts or pension, retirement or other employee benefit plans (including the ESOPs and the Existing Plans) sponsored by the Corporation or any of its Subsidiaries ("Plans"), may be approved by the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present, provided that such vote includes the affirmative vote of both Union Directors, but only if such approval does not increase the maximum aggregate amount of Common Equity that may be held by the Plans by an amount in excess of (a) the Adjusted Percentage (as defined in Section 1.10 of the Recapitalization Agreement), minus (b) the percentage of the Common Equity then held by the ESOPs. Until the Termination

                                      B133
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Date, any other repeal or modification of, or amendment or supplement to, the terms of any such resolution of the Board or any of such policies, practices, procedures or employee benefit plans that would in any manner materially affect (other than as provided in the preceding sentence) the right or ability of the employees of the Corporation or any of its Subsidiaries to purchase, directly or indirectly, any Equity Securities, must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present, which vote must include the affirmative vote of both Union Directors and all of the Outside Public Directors.

  3.10 Construction of Special Voting Provisions. Except as otherwise expressly provided in this Restated Certificate, where more than one Subsection of this
Section 3 is applicable to an event, transaction or other matter, the provisions contained in each such Subsection shall apply independently to such event, transaction or other matter.

  3.11 Participation of Flight Attendants. Notwithstanding any other provision of this Restated Certificate, until the Termination Date, the Corporation shall not (a) amend in any way this Restated Certificate, (b) amend in any way the Restated Bylaws, (c) issue any securities of the Corporation or any of its Subsidiaries or (d) enter into or amend any contract, agreement, arrangement, understanding or instrument to which the Corporation is a party, in connection with the participation of the Association of Flight Attendants or any of its members in any investment in the Corporation or any of its Subsidiaries, unless the Labor Committee (as defined in Subsection 4.1.7), after complete examination, with the assistance of outside financial and legal counsel, of such proposed participation, shall determine (by the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of such committee at which a quorum is present, which vote must include the affirmative vote of at least one Outside Public Director) that the terms of such participation are fair from a financial point of view to the holders of the outstanding Common Stock of the Corporation.

  Section 4. Board Committees.

  4.1 Committees of the Board. Until the Termination Date (subject to Subsection 2.13(b)), the following committees of the Board shall be constituted and exist with the membership, functions, powers and authorizations set forth below: Audit Committee, CAP Committee, Compensation Committee, Compensation Administration Committee, Executive Committee, Independent Director Nomination Committee, Labor Committee, Outside Public Director Nomination Committee and Transaction Committee.

  4.1.1 Audit Committee. The Audit Committee shall consist of the four Independent Directors and the three Outside Public Directors or such fewer number of such Directors (in as nearly as practicable that same proportion of Independent Directors and Outside Public Directors) as shall qualify for audit committee membership under applicable rules of the securities exchanges or other similar trading market on which the Common Stock is traded. The function of the Audit Committee shall be (a) to review the professional services and independence of the Corporation's independent auditors and the scope of the annual external audit as recommended by the independent auditors, (b) to ensure that the scope of the annual external audit is sufficiently comprehensive, (c) to review, in consultation with the independent auditors and the internal auditors, the plan and results of the annual external audit, the adequacy of the Corporation's internal control systems and the results of the Corporation's internal audits, (d) to review, with management and the independent auditors, the Corporation's annual financial statements, financial reporting practices and the results of each external audit and (e) to undertake reasonably related activities to those set forth in clauses (a) through (d) of this Subsection
4.1.1. The Audit Committee shall also have the authority to consider the qualification of the Corporation's independent auditors, to make recommendations to the Board as to their selection and to review and resolve disputes between such independent auditors and management relating to the preparation of the annual financial statements.

  4.1.2 CAP Committee. The CAP Committee shall consist of eight Directors, including four Public Directors, two Independent Directors and the two Union Directors. Of the four Public Directors, three shall

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be Outside Public Directors and one shall be the Chief Executive Officer, if the Chief Executive Officer is a Public Director. The two Independent Director members shall be appointed by the Independent Director Nomination Committee, which appointment shall require the affirmative vote of all of the votes entitled to be cast by the Independent Directors. The function of the CAP Committee shall be to oversee implementation of the Corporation's Competitive Action Plan. The CAP Committee shall have the exclusive authority, acting for and on behalf of the Board and consistent with the protection of the interests of the holders of the Common Stock, to approve on behalf of the Corporation any and all modifications of or amendments to the Competitive Action Plan; provided, however, that to the extent such modifications or amendments relate to changes to any provision of the Corporation's Collective Bargaining Agreements, the two Union Directors on the CAP Committee shall not be considered members of the CAP Committee in connection therewith and shall neither be entitled to vote nor be counted in determining the presence of a quorum of such committee in connection therewith. Notwithstanding the foregoing, the Labor Committee shall have the exclusive authority on behalf of the Board to approve on behalf of the Corporation any such modifications or amendments to such Collective Bargaining Agreements. The CAP Committee shall have the exclusive authority, acting for and on behalf of the Board, to approve on behalf of the Corporation any and all modifications of or amendments to the Salaried and Management Employee Investment; provided, however, that such modifications or amendments must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by all the members of the CAP Committee, which vote must include the affirmative vote of at least two Union Directors and all of the Outside Public Directors.

  4.1.3 Compensation Committee. The Compensation Committee shall consist of seven Directors, including two Independent Directors, two Public Directors and the three Employee Directors. Of the two Public Directors, one shall be an Outside Public Director appointed by the Outside Public Director Nomination Committee, and one shall be the Chief Executive Officer, if the Chief Executive Officer is a Public Director. The two Independent Director members shall be appointed by the Independent Director Nomination Committee, which appointment shall require the affirmative vote of all of the votes entitled to be cast by the Independent Directors. At all meetings of the Compensation Committee, the presence of Directors entitled to cast at least a majority of the aggregate number of votes entitled to be cast by all Directors on such committee, including the presence of at least one Independent Director, shall be required to constitute a quorum for the transaction of business. The principal functions of the Compensation Committee shall be to review and recommend to the Board the compensation and benefit arrangements to be established for the officers of the Corporation and to review general policy matters relating to compensation and benefit arrangements of non-union employees of the Corporation. The Compensation Committee shall also administer the stock option plans and executive compensation programs of the Corporation, including bonus and incentive plans applicable to officers and key employees of the Corporation. Subject to final approval by the Compensation Committee in accordance with
Section 4.1.4, the Compensation Committee may delegate to the Compensation Administration Committee specific responsibilities with respect to the Chief Executive Officer's compensation.

  4.1.4 Compensation Administration Committee. The Compensation Administration Committee shall consist of two Independent Directors and one Outside Public Director, each of whom shall be (a) a "disinterested person" or "disinterested administrator" or any related successor concepts under Rule 16b-3 (or any successor provision) promulgated pursuant to Section 16 of the Exchange Act and
(b) an "outside director" or any related successor concepts under Section 162(m) (or any successor provision) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). The Outside Public Director shall be appointed by the Outside Public Director Nomination Committee. The two Independent Directors shall be appointed by the Independent Director Nomination Committee, which appointment shall require the affirmative vote of all the votes entitled to be cast by the Independent Directors. The principal functions of the Compensation Administration Committee shall be to administer the stock option plans and executive compensation programs of the Corporation to the extent such functions cannot or are not appropriate to be performed by the Compensation Committee in light of any provision of the Code, the securities laws, any other applicable law or any regulations promulgated under any of the foregoing and to perform such

                                      B135
responsibilities with respect to the Chief Executive Officer's compensation as shall be delegated by the Compensation Committee; provided, however, that in order for any action of the Compensation Administration Committee to be effective, such action must also be approved by the Compensation Committee (unless such approval would prevent a stock option plan that is intended to qualify under Rule 16b-3 (or any successor provision) from receiving the benefits of Rule 16b-3 or such approval would prevent an executive compensation program (or a component thereof) that is intended to qualify for an exception under such Section 162(m) (or any successor provision) from qualifying for such exception).

  4.1.5 Executive Committee. The Executive Committee shall consist of six Directors, including two Independent Directors, two Public Directors and the two Union Directors. Of the two Public Directors, one shall be an Outside Public Director appointed by the Outside Public Director Nomination Committee, and one shall be the Chief Executive Officer, if the Chief Executive Officer is a Public Director. The two Independent Director members shall be appointed by the Independent Director Nomination Committee, which appointment shall require the affirmative vote of all of the votes entitled to be cast by the Independent Directors. At all meetings of the Executive Committee, the presence of Directors entitled to cast at least a majority of the aggregate number of votes entitled to be cast by all Directors on such committee, including the presence of at least one Independent Director, shall be required to constitute a quorum for the transaction of business. Subject to the provisions of the GCL, and except as otherwise expressly provided in this Restated Certificate, the Executive Committee shall have and may exercise all of the powers of the Board in the management and affairs of the Corporation; provided, however, that the Executive Committee shall not be authorized to (a) take any action with respect to any Extraordinary Matters, (b) take any action with respect to matters specifically vested by this Restated Certificate in either the Audit Committee, CAP Committee, Compensation Committee, Compensation Administration Committee, Independent Director Nomination Committee, Labor Committee, Outside Public Director Nomination Committee or Transaction Committee or (c) take any action which under this Restated Certificate may be taken by the Board only with a greater or additional vote of the Board or any class of Directors than that provided for in Subsection 2.11, including, without limitation, any action that is subject to the requirements of Section 3. In addition to the foregoing, in the event of the death, resignation, removal or other termination of employment of the Chief Executive Officer, the Executive Committee shall act as a search committee in connection with and shall recommend to the Board the appointment of a successor Chief Executive Officer. The affirmative vote of at least four of the votes entitled to be cast by the members of the Executive Committee (excluding the departing Chief Executive Officer, if he or she is a member of the Executive Committee) shall be required for the Executive Committee to recommend to the Board a successor Chief Executive Officer; provided, however, that if the departing Chief Executive Officer is not a member of the Executive Committee, the affirmative vote of at least five of the votes entitled to be cast by the members of the Executive Committee shall be required for the Executive Committee to recommend to the Board a successor Chief Executive Officer.

  4.1.6 Independent Director Nomination Committee. The Independent Director Nomination Committee shall consist of seven Directors, consisting of the four Independent Directors and the three Employee Directors. The function of the Independent Director Nomination Committee shall be (a) to nominate, on behalf of the Board, individuals satisfying the qualifications for Independent Directors set forth in Subsection 2.4 to be the Board's nominees for election by the holders of the Class I Preferred Stock to serve as Independent Directors upon the expiration of the term of Independent Directors then in office, (b) to appoint, on behalf of the Board, individuals satisfying such qualifications to serve as Independent Directors upon the occurrence of a vacancy on the Board as a result of the death, resignation, removal or disqualification of an Independent Director during his or her term for the remainder of such term and
(c) to appoint Independent Directors to serve on certain Board Committees. The vote of the Independent Director Nomination Committee required to approve any such nomination or appointment shall be (i) the affirmative vote of at least a majority of the votes entitled to be cast by the Independent Directors, plus
(ii) the affirmative vote of at least one Union Director.

  4.1.7 Labor Committee. The Labor Committee shall consist of three or more Directors, including one Outside Public Director, at least one Independent Director and at least one other Director, as designated by

                                      B136
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the Board, but shall not include any Employee Directors. The Labor Committee shall have the exclusive authority on behalf of the Board to approve on behalf of the Corporation the entering into of, or any modification or amendment to, a Collective Bargaining Agreement to which the Corporation or any of its Subsidiaries is a party.

  4.1.8 Outside Public Director Nomination Committee. The Outside Public Director Nomination Committee shall consist of all three Outside Public Directors. The function of the Outside Public Director Nomination Committee shall be (a) to nominate on behalf of the Board individuals satisfying the qualifications for Outside Public Directors set forth in Subsection 2.3 to be the Board's nominees for election by the holders of the Common Stock to serve as Outside Public Directors upon the expiration of the term of Outside Public Directors, (b) to appoint on behalf of the Board individuals satisfying such qualifications to serve as Outside Public Directors upon the occurrence of a vacancy on the Board as a result of the death, resignation, removal or disqualification of an Outside Public Director during his or her term for the remainder of such term and (c) to appoint Outside Public Directors to serve on certain Board Committees. In addition to any approval required by law or by Subsection 3.1.1, any amendment or modification of the rights, powers, privileges or qualifications of the Outside Public Directors or the Outside Public Director Nomination Committee must be approved by either (a) all of the Outside Public Directors or (b) the affirmative vote of at least a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereon not held by the trustees, in their capacity as such, under the ESOPs, voting separately as a class.

  4.1.9 Transaction Committee. The Transaction Committee shall consist of seven Directors, consisting of the four Independent Directors and the three Outside Public Directors. The function of the Transaction Committee shall be to evaluate and advise the Board with respect to any proposed merger or consolidation of the Corporation or any of its Subsidiaries with or into, the sale, lease or exchange of all or substantially all of the Corporation's or any of its Subsidiaries' property or assets to, or a Significant Labor-Related Business Transaction (other than entering into or modifying, supplementing or amending a Collective Bargaining Agreement, which shall be within the exclusive authority of the Labor Committee) with, any Labor Affiliate.

  4.1.10 Other Board Committees. Until the Termination Date, at any time, and from time to time, the Board may, by resolution passed by the affirmative vote of 80% of the votes entitled to be cast by the entire Board, which vote must include the affirmative vote of at least one Union Director, designate one or more other committees of the Board (an "Other Board Committee" and, together with the Audit Committee, CAP Committee, Compensation Committee, Compensation Administration Committee, Executive Committee, Independent Director Nomination Committee, Labor Committee, Outside Public Director Nomination Committee and Transaction Committee, collectively the "Board Committees"). Except as otherwise provided in this Restated Certificate, any Other Board Committee, to the extent permitted under the GCL and provided in a resolution of the Board passed as aforesaid, shall have and may exercise any of the powers and authority of the Board in the management of the business and affairs of the Corporation; provided, however, that, until the Termination Date, no Other Board Committee shall have the power or authority of the Board with respect to
(a) matters specifically vested by this Restated Certificate in either the Audit Committee, CAP Committee, Compensation Committee, Compensation Administration Committee, Executive Committee, Independent Director Nomination Committee, Labor Committee, Outside Public Director Nomination Committee or Transaction Committee, (b) Extraordinary Matters, (c) the appointment or removal of officers of the Corporation or (d) any action which under this Restated Certificate may be taken by the Board only with a greater or additional vote of the Board or any class of Directors than that provided for in Subsection 2.11, including, without limitation, any action that is subject to the requirements of Section 3. Other Board Committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Except as otherwise provided in this Restated Certificate, until the Termination Date each Other Board Committee shall consist of at least three Directors, including at least one Independent Director, at least one Union Director (unless both Union Directors consent that a Union Director need not be a member of such Other Board Committee) and at least one other Director as designated by the Board.

                                      B137

  4.1.11 Union Director Membership on Board Committees. Unless otherwise agreed upon by both Union Directors, the Union Director membership on each of the Board Committees on which only one Union Director serves shall be rotated biennially between the Class IAM Director and the Class Pilot MEC Director.

  4.1.12 Quorum and Voting Requirements of Board Committees. Except as otherwise provided in this Restated Certificate, at all meetings of a Board Committee the presence of Directors entitled to cast at least a majority of the aggregate number of votes entitled to be cast by all Directors on such committee shall constitute a quorum for the transaction of business; provided, however, that, until the Termination Date, at all meetings of an Other Board Committee, if less than all of the members of such Other Board Committee are present, a quorum shall exist only if the number of votes constituting a majority of the votes present is no greater than the sum of (a) one, plus (b) the aggregate number of votes entitled to be cast by the Independent Directors present at such meeting. Each Director serving on a Board Committee shall have one vote; provided, however, that, until the Termination Date, at any time there is a vacancy among the Independent Directors designated as members of a Board Committee of which two or more Independent Directors are members, then with respect to any action of such Board Committee while such vacancy exists, each Independent Director serving on such Board Committee shall have a number of votes equal to a fraction, (a) the numerator of which equals the number of Independent Directors who would be serving on such committee if there were no vacancies and (b) the denominator of which equals (i) the number of Independent Directors who would be serving on such committee if there were no vacancies minus (ii) the number of vacancies in the Independent Directors designated as members of such committee. Except as otherwise provided in this Restated Certificate, any act of a Board Committee shall require the affirmative vote of a majority of the votes entitled to be cast by the Directors present at a meeting of such Board Committee (at which a quorum is present) and entitled to vote on the matter in question.

  4.1.13 Effect of Board Committee Action. Any action that is authorized pursuant to this Restated Certificate or pursuant to a Board resolution adopted in accordance with Subsection 4.1.10 to be taken by a Board Committee and that is duly taken by such committee in accordance therewith shall have the same effect as if such action were taken by the Board.

  4.1.14 Retainer of Counsel and Advisors. The CAP Committee and the Transaction Committee shall have the authority at any time, and from time to time, to retain independent counsel and independent financial advisors, at the reasonable expense of the Corporation, for the purpose of advising such committees in connection with the performance of their functions as described in this Restated Certificate.

  4.2 Board Committees Following the Termination Date.

    (a) Upon the occurrence of the Termination Date, the Board may by the affirmative vote of a majority of the votes entitled to be cast by the entire Board designate one or more committees of the Board and provide in a resolution of the Board passed as aforesaid the powers and functions of such committees to the extent permitted under the GCL; provided, however, that the number of Union Directors that shall be members of each such committee shall be the same as the number of Union Directors that served immediately prior to the Termination Date on the Board Committee, if any, the function of which was substantially the same as such newly designated committee.

    (b) Unless otherwise agreed upon by both Union Directors, the Union Director membership on each committee of the Board following the Termination Date on which only one Union Director serves shall be rotated annually between the Class IAM Director and the Class Pilot MEC Director.

  SIXTH. (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                                      B138

  (b) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article SIXTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the Delaware General Corporation Law requires, the payment of such expense incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article SIXTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

  (c) If a claim under paragraph (b) of this Article SIXTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  (d) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

                                      B139

  (e) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

  SEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by the laws of Delaware and this Restated Certificate, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation.

  Upon this Restated Certificate of Incorporation becoming effective (the "Effective Time"), each share of common stock, par value $5.00 per share, of the Corporation ("Common Stock") outstanding immediately prior to the Effective Time, and each share of Common Stock which immediately prior to the Effective Time was held by the Corporation as treasury stock, shall be reclassified as and converted into the following: (i) 0.5 shares of common stock, par value $0.01 per share, of the Corporation (the "New Shares") and (ii) one one-thousandth of a share of Series D Redeemable Preferred Stock, par value $.01 per share, of the Corporation; provided, however, that no fractional New Shares shall be issued, and in lieu thereof the Corporation shall make cash payments as provided in Section 1.5(f) of the Agreement and Plan of Recapitalization, dated as of March 25, 1994, as amended from time to time, among the Corporation and the other parties thereto.

  I, the undersigned officer of UAL Corporation, a corporation of the State of Delaware, Hereby Certify that the foregoing is a true, correct and complete copy of the Restated Certificate of Incorporation of said Corporation as at present in force.

  In Witness Whereof, I have hereunto subscribed by name and affixed the seal
of this Corporation this    day of       1994.

                                          UAL Corporation

                                          _____________________________________
                                                 Name: Title:

Attest:

_____________________________________
   Name: Title:

                                      B140

                          AMENDED AND RESTATED BYLAWS

                                       OF

                                UAL CORPORATION

                               ----------------

                                   ARTICLE 1

                                  Definitions

  As used in these Restated Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

  1.1 "Assistant Secretary" means an Assistant Secretary of the Corporation.

  1.2 "Assistant Treasurer" means an Assistant Treasurer of the Corporation.

  1.3 "Board" means the Board of Directors of the Corporation.

  1.4 "Board Committees" has the meaning defined in the Restated Certificate.

  1.5 "Chairman" means the Chairman of the Board of Directors of the Corporation.

  1.6 "Chief Executive Officer" means the Chief Executive Officer of the Corporation.

  1.7 "Corporation" means UAL corporation.

  1.8 "Director" means a director of the Corporation.

  1.9 "Effective Time" has the meaning defined in the Restated Certificate.

  1.10 "entire Board" means all Directors of the Corporation who would be in office if there were no vacancies.

  1.11 "General Counsel" means the General Counsel of the Corporation.

  1.12 "GCL" means the General Corporation Law of the State of Delaware, as amended from time to time.

  1.13 "Management Public Director" has the meaning defined in the Restated Certificate.

  1.14 "President" means the President of the Corporation.

  1.15 "Restated Certificate" means the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

  1.16 "Restated Bylaws" means the Amended and Restated Bylaws of the Corporation, as amended from time to time.

  1.17 "Secretary" means the Secretary of the Corporation.

  1.18 "Stockholders" means the stockholders of the Corporation.

  1.19 "Subsidiary" has the meaning defined in the Restated Certificate.

  1.20 "Substantive Amendment" has the meaning defined in the Restated Certificate.

  1.21 "Termination Date" has the meaning defined in the Restated Certificate.

  1.22 "Treasurer" means the Treasurer of the Corporation.

  1.23 "Union Directors" has the meaning defined in the Restated Certificate.

  1.24 "Vice President" means a Vice President of the Corporation.

                                   ARTICLE 2

                            Stockholders' Meetings

  2.1 Annual Meeting. A meeting of Stockholders shall be held annually for the election of Directors and the transaction of other business at an hour and date as shall be determined by the Board and designated in the notice of meeting.

  2.2 Special Meetings.

  (a) Until the Termination Date, a special meeting of Stockholders may be called at any time by (i) the Board, (ii) any two Directors, (iii) the Chief Executive Officer or (iv) the Secretary. At any special meeting of Stockholders only such business may be transacted as is related to the purpose or purposes of such meeting set forth in the notice thereof given pursuant to
Section 2.4.*

  (b) Upon the occurrence of the Termination Date, subject to the Restated Certificate, a special meeting of the Stockholders may be called only by the Board, and at an hour and date as shall be determined by them.

  2.3 Place of Meetings. All meetings of Stockholders shall be held at such places, within or without the State of Delaware, as may from time to time be fixed by the Board or as specified or fixed in the respective notices.

  2.4 Notices of Stockholders' Meetings. Except as otherwise provided in
Section 2.5 or otherwise required by the Restated Certificate or applicable law, written notice of each meeting of Stockholders, whether annual or special, shall be given to each Stockholder required or permitted to take any action at or entitled to notice of such meeting not less than ten nor more than sixty days before the date on which the meeting is to be held, by delivering such notice to him, personally or by mail. If mailed, such notice shall be deemed to be given when deposited in the United States mail, with postage prepaid, directed to the Stockholder at his address as it appears on the stock books of the Corporation. Every notice of a meeting of Stockholders shall state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called.

  2.5 Waivers of Notice. Notwithstanding any other provision in these Restated Bylaws, notice of any meeting of Stockholders shall not be required as to any Stockholder who shall attend such meeting in person or be represented by proxy, except when such Stockholder attends such meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business at such meeting because the meeting is not lawfully called or convened. If any Stockholder shall, in person or represented by proxy, waive notice of any meeting, whether before or after such meeting, notice thereof shall not be required as to such Stockholder.
- --------
* An asterisk indicates those Sections or Subsections of these Restated Bylaws the Substantive Amendment of which will require, until the Termination Date, a special vote of either the Board or the Stockholders, as provided in the Restated Certificate.

                                      C2

  2.6 Quorum Requirements and Required Vote at Stockholder Meetings.

  (a) Except as otherwise required by applicable law, until the Termination Date, the quorum requirements at any meeting of Stockholders shall be as set forth in the Restated Certificate.*

  (b) Except as otherwise required by applicable law, the Restated Certificate or these Restated Bylaws, upon the occurrence of the Termination Date, at all meetings of Stockholders the presence, in person or represented by proxy, of the holders of outstanding shares representing at least one-third of the total voting power entitled to vote at a meeting of Stockholders shall constitute a quorum for the transaction of business; provided, however, that where a separate vote of a class or classes or series of stock is required, the presence in person or represented by proxy of the holders of outstanding shares representing at least one-third of the total voting power of all outstanding shares of such class or classes or series shall constitute a quorum thereof entitled to take action with respect to such separate vote.

  (c) Except as otherwise required by applicable law, the Restated Certificate or these Restated Bylaws, including, without limitation, Section 3.3 hereof, the affirmative vote of at least a majority in voting power of the shares present in person or represented by proxy and entitled to vote thereon at a meeting of Stockholders at which a quorum is present shall be the act of the Stockholders.*

  (d) The holders of a majority in voting power of the shares entitled to vote and present in person or represented by proxy at any meeting of Stockholders, whether or not a quorum is present, may adjourn such meeting to another time and place. At any such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the meeting as originally called. Unless otherwise required by applicable law, the Restated Certificate or these Restated Bylaws, no notice of an adjourned meeting need be given.

  2.7 Proxies. Each Stockholder entitled to vote at a meeting of Stockholders may authorize another person or persons to act for him by proxy, but such proxy shall no longer be valid eleven months after the date of such proxy.

  2.8 Judges. At every meeting of Stockholders, the votes shall be conducted by two judges appointed for that purpose by the Board or, failing such appointment, appointed by the affirmative vote of a majority in voting power of the Stockholders present in person or represented by proxy at the meeting. All questions with respect to the qualification of voters, the validity of the proxies and the acceptance or rejection of votes shall be decided by such judges. Before acting at any meeting, the judges shall be sworn faithfully to execute their duties with strict impartiality and according to the best of their ability. If any judge appointed to act at any meeting shall fail to be present or shall decline to act, the Stockholders at the meeting present in person or represented by proxy shall, by the affirmative vote of the holders of at least a majority in voting power of the stock present in person or represented by proxy and entitled to vote thereon, appoint another judge to act in his place.

  2.9 Conduct of Stockholders' Meetings. The Chairman or, in his absence, a Director or officer designated by the Chairman, shall preside at all meetings of Stockholders and may establish such rules of procedure for conducting the meetings as he deems fair and reasonable.

                                   ARTICLE 3

                               Board of Directors

  3.1 Number, Composition and Term of Office. The number of Directors on the Board, the composition of the Board and term of office of Directors shall be as provided in the Restated Certificate.*

                                       C3

  3.2 Nomination of the Chief Executive Officer as a Management Public Director. Until the Termination Date, subject to the fiduciary obligations of the Directors, one of the Management Public Directors nominated by the Board in accordance with Section 2.5 of Article Fifth of the Restated Certificate shall be the Chief Executive Officer.*

  3.3 Election. Except as otherwise required by applicable law or the Restated Certificate, and notwithstanding Section 2.6(c) hereof, Directors shall be elected by a plurality of the votes cast at a meeting of Stockholders by the holders of shares entitled to vote on their election.*

  3.4 Place of Meetings. Meetings of the Board may be held either within or without the State of Delaware.

  3.5 Organization Meeting. The Board shall meet as soon as practicable after each annual meeting of Stockholders at the place of such annual meeting for the purpose of organization and the transaction of other business. No notice of such meeting of the Board shall be required. Such organization meeting may be held at any other time or place specified in a notice given as hereinafter provided for special meetings of the Board, or in a consent and waiver of notice thereof, signed by all of the Directors.

  3.6 Stated Meetings. The Board may from time to time, by resolution adopted by the affirmative vote of at least a majority of the votes entitled to be cast by the entire Board, appoint the time and place for holding stated meetings of the Board; and such meetings shall thereupon be held at the time and place so appointed, without the giving of any special notice with regard thereto. In case the day appointed for a stated meeting shall fall upon a legal holiday, such meeting shall be held on the next following day, not a legal holiday, at the regularly appointed hour. Any and all business may be transacted at any stated meeting; provided, however, no business may be transacted at any stated meeting which under the Restated Certificate may be taken by the Board only with a greater or additional vote of the Board or any class of Directors than that provided for in Section 2.11 of Article Fifth of the Restated Certificate, including, without limitation, any business that is subject to Section 3 of Article Fifth of the Restated Certificate, unless a description of such business is set forth in a notice of meeting given in accordance with Section 3.8.*

  3.7 Special Meetings. Special meetings of the Board shall be held whenever called by any two Directors or by the Chairman, or, in the event that the office of the Chairman is vacant, by the President. Notice of a special meeting shall set forth a description of such meeting and be sent to the Directors as provided in Section 3.8. The only business that may be transacted at such meeting shall be the business as described in such notice.*

  3.8 Notices of Board Meetings. Notice of any special meeting or, to the extent required pursuant to Section 3.6, stated meeting shall be sent to each Director at his residence or usual place of business either (a) by reputable overnight delivery service in circumstances to which such service guarantees next day delivery, not later than five business days before the day of such meeting, or (b) by facsimile, telex, telegram or electronic mail, not later than two business days before the day of such meeting. If sent by overnight delivery service, such notice shall be deemed to be given when delivered to such service; if sent by facsimile, telex, telegram or electronic mail, such notice shall be deemed to be given when transmitted. Notice of any meeting of the Board need not however be given to any Director, if waived by him in writing or if, subject to applicable law, he shall be present at the meeting. Any meeting of the Board shall be a legal meeting without any notice thereof having been given if all of the Directors shall be present thereat, except when a Director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.*

  3.9 Quorum and Manner of Acting.

  (a) Until the Termination Date, the quorum requirements for meetings of the Board and the vote required for Board action shall be as provided in the Restated Certificate.*

                                       C4

  (b) Upon the occurrence of the Termination Date, except as otherwise required by applicable law, the Restated Certificate or these Restated Bylaws, the presence of at least one-third of the Directors in office at the time of any organization, stated or special meeting of the Board shall constitute a quorum for the transaction of business; and, except as otherwise required by applicable law, the Restated Certificate or these Restated Bylaws, the affirmative vote of a majority of the votes entitled to be cast by the Directors present at any meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum, the affirmative vote of a majority of the votes entitled to be cast by the Directors present may adjourn any meeting, from time to time, until a quorum is present.

  3.10 Telephone Meetings. Directors or members of any committee of the Board may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.10 shall constitute presence in person at such meeting.*

  3.11 Chairman of the Board Pro Tempore. In the absence of both the Chairman and the Chief Executive Officer at any meeting of the Board, the Board may appoint from among its members a Chairman of the Board pro tempore, who shall preside at such meeting, except where otherwise provided by law.

  3.12 Removal of Directors.

  (a) Until the Termination Date, any Director may be removed without cause or for cause as provided in the Restated Certificate.*

  (b) Upon the occurrence of the Termination Date, (i) any Director may be removed without cause at any time only by the affirmative vote of the holders of a majority in voting power of the shares of the class or classes or series of stock that are entitled to vote for the election of such Director, voting separately as a class or series, and (ii) any Director or the entire Board may be removed for cause as provided under the GCL.

  3.13 Additional Qualification of Directors. No person shall be eligible for election as a Director if at the time of such election such person is 70 or more years of age.

  3.14 Vacancies on the Board.

  (a) Until the Termination Date, vacancies on the Board may only be filled as provided in the Restated Certificate.*

  (b) Upon the occurrence of the Termination Date, except as otherwise provided in the Restated Certificate, any vacancy on the Board caused by the removal, either for or without cause, of a Director may be filled by the Stockholders entitled to vote thereon at the meeting at which such Director is removed or at any subsequent meeting. Upon the occurrence of the Termination Date, except as otherwise provided in the Restated Certificate, in case of any increase in the authorized number of Directors, unless such increase is created by reason of the failure to pay dividends on some class or classes or series of stock of the Corporation, or of any vacancy created by the death or resignation of a Director, unless such vacancy arises in any Directorship created by reason of a failure to pay dividends on some class or classes or series of stock of the Corporation, then, the additional Director or Directors may be elected, or, as the case may be, the vacancy or vacancies may be filled, either (a) by the Board by the affirmative vote of a majority of the votes entitled to be cast by the Directors then in office, although less than a quorum, or (b) by a plurality of the votes cast by the Stockholders entitled to vote thereon, either at an annual meeting or at a special meeting called for such purpose at which a quorum is present.

  3.15 Directors' Fees. The Board shall have authority to determine, from time to time, the amount of compensation that shall be paid to its members for attendance at meetings of the Board or of any committee of the Board, which compensation may be payable currently or deferred.

                                       C5

                                   ARTICLE 4

                                Board Committees

  4.1 Designation.

  (a) Until the Termination Date, the designation of Board Committees shall be as provided in the Restated Certificate.*

  (b) So far as practicable, members of each committee of the Board shall be appointed annually at the organization meeting of the Board.

  (c) Upon the occurrence of the Termination Date, except as otherwise provided in the Restated Certificate, the Board may, by resolution adopted by the affirmative vote of at least a majority of the votes entitled to be cast by the entire Board designate one or more committees of the Board, each such committee to consist of one or more Directors. Upon the occurrence of the Termination Date, except as otherwise provided in the Restated Certificate, unless sooner discharged by the affirmative vote of a majority of the votes entitled to be cast by the entire Board, members of each committee of the Board shall hold office until the organization meeting of the Board in the next subsequent year and until their respective successors are appointed. Each committee of the Board shall have power to appoint one of its members to act as chairman of such committee by the affirmative vote of a majority of the votes entitled to be cast by all of the members of such committee.

  4.2 Meetings.

  (a) Stated meetings of any committee of the Board shall be held at such times and at such places as shall be fixed, from time to time, by resolution adopted by the Board or by the affirmative vote of a majority of the votes entitled to be cast by the members of such committee of the Board and upon notification pursuant to Section 4.3 to all the members of such committee. In the case the day appointed for a stated meeting shall fall upon a legal holiday, such meeting shall be held on the next following day, not a legal holiday, at the appointed hour. Any and all business may be transacted at any stated meeting of any committee of the Board; provided, however, no business may be transacted at any stated meeting of any committee of the Board which under the Restated Certificate may be taken by such committee only with a greater or additional vote of such committee or any class of Directors than that provided for in
Section 4.1.12 of Article Fifth of the Restated Certificate, unless a description of such business is set forth in a notice of meeting given in accordance with Section 4.3.*

  (b) Special meetings of any committee of the Board may be called at any time by the chairman of such committee or by any two members of the committee. Notice of a special meeting of any committee of the Board shall set forth a description of the business to be transacted at such meeting and be sent to the members of such committee of the Board as provided in Section 4.3.

The only business that may be transacted at such meeting shall be the business as described in such notice.*

  4.3 Notice of Board Committee Meetings. Notice of any special meeting of any committee of the Board or, to the extent required pursuant to Section 4.2(a), stated meeting of any committee of the Board shall be sent to each member of such committee at his residence or usual place of business either (a) by reputable overnight delivery service in circumstances to which such service guarantees next day delivery, not later than five business days before the day of such meeting, or (b) by facsimile, telex, telegram or electronic mail, not later than two business days before the day of such meeting. If sent by overnight delivery service, such notice shall be deemed to be given when delivered to such service; if sent by facsimile, telex, telegram or electronic mail, such notice shall be deemed to be given when transmitted. Notice of any meeting of a committee of the Board need not however be given to any member of such committee, if waived by him in writing or if, subject to applicable law, he shall be present at the meeting. Any meeting of a committee of the Board shall be a

                                       C6
legal meeting without any notice thereof having been given if all of the members shall be present thereat except when a Director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.*

  4.4 Place of Meetings. Meetings of any committee of the Board may be held either within or without the State of Delaware.

  4.5 Quorum and Voting Requirements of Board Committees.

  (a) Until the Termination Date, the quorum and voting requirements of Board Committee meetings shall be as provided in the Restated Certificate.*

  (b) Upon the occurrence of the Termination Date, the presence of Directors entitled to cast at least a majority of the aggregate number of votes entitled to be cast by all Directors on a committee of the Board shall constitute a quorum for the transaction of business, and any act of a committee of the Board shall require the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of such committee at which a quorum is present.

  (c) Upon the occurrence of the Termination Date, members of a committee of the Board present at a meeting of such committee, whether or not constituting a quorum, may unanimously appoint other Directors to act at such meeting in place of absent members (other than Employee Directors). The members of any committee of the Board shall act only as a committee of the Board, and the individual members of the Board shall have no power as such.

  4.6 Records. Each Board Committee shall keep a record of its acts and proceedings and shall report the same, from time to time, to the Board. The Secretary, or, in his absence, an Assistant Secretary, shall act as secretary to each Board Committee, or a Board Committee may, in its discretion, appoint its own secretary.

  4.7 Vacancies.

  (a) Until the Termination Date, the filling of vacancies on any Board Committee shall be as provided in the Restated Certificate.*

  (b) Upon the occurrence of the Termination Date, except as otherwise provided in the Restated Certificate, any vacancy in any committee of the Board shall be filled by the affirmative vote of a majority of the votes entitled to be cast by the entire Board.

  4.8 Executive Committee.

  (a) Until the Termination Date, the composition, function and powers of the Executive Committee shall be as provided in the Restated Certificate.*

  (b) Upon the occurrence of the Termination Date, in addition to any requirements set forth in the Restated Certificate, an Executive Committee shall be appointed, to consist of the Chairman, ex officio, and two or more other Directors; provided, however, that (i) each of the Union Directors shall be members of the Executive Committee and (ii) at least a majority of the Executive Committee shall consist of Directors who are neither officers nor employees of the Corporation or of any of its affiliated corporations.

  (c) Upon the occurrence of the Termination Date, subject to the provisions of the GCL, the Executive Committee shall have and may exercise all the powers of the Board in the management of the business and affairs of the Corporation, including, without limitation, the power to authorize the seal of the Corporation to be affixed to all papers that may require it; provided, that neither the Executive Committee nor any other committee of the Board shall be authorized to (i) elect any officer designated as such in Section 5.1 or to fill any vacancy in any such office, (ii) designate the Chief Executive Officer, (iii) fill any vacancy in the Board or

                                       C7
any newly created Directorship, (iv) amend these Restated Bylaws or (v) take any action that under these Restated Bylaws is required to be taken by vote of a specified proportion of the entire Board or of the Directors at the time in office.

  (d) Upon the occurrence of the Termination Date, subject to any provision in the Restated Certificate, any action herein authorized to be taken by the Executive Committee and which is duly taken by it in accordance herewith shall have the same effect as if such action were taken by the Board. Upon the occurrence of the Termination Date, with the exception of members who are also elected officers designated as such in Section 5.1, no member may serve on the Executive Committee more than three consecutive years, but may again serve after an intervening period of at least one year.

                                   ARTICLE 5

               Officers, Employees and Agents: Powers and Duties

  5.1 Officers.

  (a) Until the Termination Date, to the extent provided therein, the appointment of officers of the Corporation shall be as provided in the Restated Certificate.*

  (b) Until the Termination Date, to the extent not otherwise provided in the Restated Certificate, and upon the occurrence of the Termination Date, the officers of the Corporation, who shall be elected by the Board, may be a Chairman of the Board (who shall be a Director) and a Treasurer, and shall be a Chief Executive Officer (who shall be a Director), a President, one or more Vice Presidents, a General Counsel and a Secretary. The Board may also elect such other officers and select such other employees or agents as, from time to time, may appear to be necessary or advisable in the conduct of the affairs of the Corporation. Any officer may also be elected to another office or offices.*

5.2 Term of Office.

  (a) Until the Termination Date, the term of office for officers of the Corporation shall be as provided in the Restated Certificate.*

  (b) Upon the occurrence of the Termination Date, so far as practicable, each officer shall be elected at the organization meeting of the Board in each year, and shall hold office until the organization meeting of the Board in the next subsequent year and until his successor is chosen or until his earlier death, resignation or removal in the manner hereinafter provided.

  5.3 Removal of Officers.

  (a) Until the Termination Date, removal of officers of the Corporation shall be as provided in the Restated Certificate; provided, however, that the term of office of the Chief Executive Officer (other than the first Chief Executive Officer following the Effective Time) shall automatically terminate if following his appointment or proposed appointment as Chief Executive Officer he is not elected as a Management Public Director by the Stockholders entitled to vote thereon at the first meeting for the election of Directors at which he is eligible for nomination as a Management Public Director under Subsection 2.3 of Article Fifth of the Restated Certificate. Such automatic termination shall not be applicable in the event the Chief Executive Officer is not elected as a Management Public Director by the Stockholders entitled to vote thereon at any meeting following such first meeting.*

  (b) Upon the occurrence of the Termination Date, any officer may be removed at any time, either for or without cause, by the affirmative vote of at least a majority of the votes entitled to be cast by the entire Board, at any meeting called for that purpose.

                                       C8

  5.4 Vacancies.

  (a) Until the Termination Date, vacancies in any office of the Corporation shall be filled as provided in the Restated Certificate.*

  (b) Upon the occurrence of the Termination Date, if any vacancy occurs in any office, the Board may elect a successor to fill such vacancy for the remainder of the term.

  5.5 Chief Executive Officer. The Chief Executive Officer shall have general and active control of the business and affairs of the Corporation. He shall have general power (a) to execute bonds, deeds and contracts in the name of the Corporation, (b) to affix the corporate seal, (c) to sign stock certificates,
(d) subject to the provisions of the Restated Certificate, these Restated Bylaws and the approval of the Board, to select all employees and agents of the Corporation whose selection is not otherwise provided for and to fix the compensation thereof, (e) to remove or suspend any employee or agent who shall not have been selected by the Board, (f) to suspend for cause, pending final action by the Board any employee or agent who shall have been selected by the Board and (g) to exercise all the powers usually and customarily performed by the chief executive officer of a corporation.

  5.6 Chairman of the Board.

  (a) The Board may elect a Director as Chairman of the Board. Until the Termination Date, so long as the Chief Executive Officer is a Director, he shall also be the Chairman of the Board.*

  (b) The Chairman shall preside at all meetings of Stockholders and of the Board at which he may be present. The Chairman shall have such other powers and duties as he may be called upon by the Board to perform.

  5.7 President. The President, if not designated as Chief Executive Officer of the Corporation, shall perform such duties as are delegated by the Board, the Chairman or the Chief Executive Officer. In the event of the absence, disability or vacancy in the office of the Chief Executive Officer, the President shall act in the place of the Chief Executive Officer with authority to exercise all his powers and perform his duties. In the event no Treasurer is elected, the President shall also have the duties of the Treasurer specified in these Restated Bylaws.

  5.8 Vice Presidents and Other Officers. The several Vice Presidents and other elected officers, including, without limitation, the General Counsel, shall perform all such duties and services as shall be assigned to or required of them, from time to time, by the Board, or the Chief Executive Officer, respectively. In the event of the absence or disability of both the Chairman and the Chief Executive Officer, the President may designate one of the several Vice Presidents to act in his place with authority to exercise all of his powers and perform his duties, provided that the Board may change such designation, or if the President fails or is unable to make such designation, the Board may make such designation at a regular or special meeting called for that purpose.

  5.9 Secretary. The Secretary shall attend to the giving of notice of all meetings of Stockholders and the Board and shall keep and attest true records of all proceedings thereat. He shall have charge of the corporate seal and have authority to attest any and all instruments or writings to which the same may be affixed. He shall keep and account for all books, documents, papers and records of the Corporation, except those which are hereinafter directed to be in charge of the Treasurer. He shall have authority to sign stock certificates and shall generally perform all the duties usually appertaining to the office of secretary of a corporation. In the absence of the Secretary, an Assistant Secretary or Secretary pro tempore shall perform his duties.

  5.10 Treasurer. The Treasurer, if any, shall be responsible for the collection, receipt, care, custody and disbursement of the funds of the Corporation and shall deposit or cause to be deposited all funds of the

                                       C9

Corporation in and with such depositaries as the Board shall, from time to time, direct. He shall have the care and custody of all securities owned by the Corporation and shall deposit such securities with such banks or in such safe deposit vaults, and under such controls, as the Board shall, from time to time, direct. He shall disburse funds of the Corporation on the basis of vouchers properly approved for payment by the controller of the Corporation or his duly authorized representative. He shall be responsible for the maintenance of detailed records of cash and security transactions and shall prepare such reports thereof as may be required. He shall have the power to sign stock certificates and to endorse for deposit or collection or otherwise all checks, drafts, notes, bills of exchange or other commercial paper payable to the Corporation and to give proper receipts or discharges therefor. He shall have such other duties as are commonly incidental to the office of treasurer of a corporation. In the absence of the Treasurer, an Assistant Treasurer shall perform his duties.

  5.11 Additional Powers and Duties. In addition to the foregoing especially enumerated duties and powers, the officers of the Corporation shall perform such other duties and exercise such further powers as may be provided in these Restated Bylaws or as the Board may, from time to time, determine or as may be assigned to them by any competent superior officer.

  5.12 Compensation. Except as otherwise provided in the Restated Certificate, the compensation of all officers of the Corporation shall be fixed, from time to time, by the Board.

                                   ARTICLE 6

                          Stock and Transfers of Stock

  6.1 Stock Certificates. Every Stockholder shall be entitled to a certificate signed by the Chairman or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of shares owned by such Stockholder in the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, Transfer Agent or Registrar who has signed or whose facsimile signature has been placed upon a certificate shall cease to be such officer, Transfer Agent or Registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, Transfer Agent or Registrar at the date of issuance.

  6.2 Transfer Agents and Registrars. The Board may, in its discretion, appoint responsible banks or trust companies in the Borough of Manhattan, in the City of New York, State of New York, and in such other city or cities as the Board may deem advisable, from time to time, to act as Transfer Agents and Registrars of the stock of the Corporation; and, when such appointments shall have been made, no stock certificate shall be valid until countersigned by one of such Transfer Agents and registered by one of such Registrars.

  6.3 Transfers of Stock. Except as otherwise provided in the Restated Certificate, and subject to any other transfer restriction applicable thereto, shares of stock may be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificates or by written power of attorney to sell, assign and transfer the same, signed by the record holder thereof; but no transfer shall affect the right of the Corporation to pay any dividend upon the stock to the holder of record thereof, or to treat the holder of record as the holder in fact thereof for all purposes, and no transfer shall be valid, except between the parties thereto, until such transfer shall have been made upon the books of the Corporation.

  6.4 Lost Certificates. In case any certificate of stock shall be lost, stolen or destroyed, the Board, in its discretion, may authorize the issuance of a substitute certificate in place of the certificate so lost, stolen or destroyed and may cause such substitute certificate to be countersigned by the appropriate Transfer Agent (if any) and registered by the appropriate Registrar (if any); provided, that, in each such case, the applicant for a substitute certificate shall furnish to the Corporation and to such of its Transfer Agents and Registrars as

                                      C10
may require the same, evidence to their satisfaction, in their discretion, of the loss, theft or destruction of such certificate and of the ownership thereof, and also such security or indemnity as may be required by them.

  6.5 Record Date.

  (a) In order that the Corporation may determine the Stockholders entitled to notice of or to vote at any meeting of Stockholders or any adjournment thereof, or, subject to applicable law, to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board is authorized, from time to time, to fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.

  (b) A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

                                   ARTICLE 7

                                 Miscellaneous

  7.1 Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

  7.2 Surety Bonds. The Treasurer, each Assistant Treasurer and such other officers or agents of the Corporation as the Board may direct, from time to time, shall be bonded for the faithful performance of their duties in such amounts and by such surety companies as the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Chief Executive Officer.

  7.3 Signature of Negotiable Instruments. All bills, notes, checks or other instruments for the payment of money shall be signed or countersigned by such officer or officers and in such manner as, from time to time, may be prescribed by resolution (whether general or special) of the Board.

                                   ARTICLE 8

                                   Amendments

  8.1 Amendment of these Restated Bylaws Prior to the Termination Date. Until the Termination Date, notwithstanding that a lesser or no vote of either the Board or the Stockholders may be required by applicable law, and in addition to any other vote of the Board or the Stockholders required by applicable law or the Restated Certificate, (a) any Substantive Amendment to these Restated Bylaws shall be effected as provided in the Restated Certificate and (b) any amendment or supplement to or modification of these Restated Bylaws that is not a Substantive Amendment and any new bylaw provisions not inconsistent with any provision of the Restated Certificate, these Restated Bylaws or applicable law may be effected or adopted, as the case may be, either (i) by the affirmative vote of at least a majority of the votes entitled to be cast by the entire Board, or (ii) by the affirmative vote of the holders of at least 75% in voting power of the stock present in person or represented by proxy and entitled to vote thereon, at an annual meeting of Stockholders, or at a special meeting thereof, at which a quorum is present, the notice of which meeting shall include the form of the proposed amendment or supplement to or modification of these Restated Bylaws or of the proposed new bylaws, or a summary thereof.*

                                      C11

  8.2 Amendment of these Restated Bylaws Upon the Occurrence of the Termination Date. Upon the occurrence of the Termination Date, except as herein otherwise expressly provided, these Restated Bylaws may be altered or repealed, and new bylaws, not inconsistent with any provision of the Restated Certificate or applicable law, may be adopted, either (a) by the affirmative vote of at least a majority of the votes entitled to be cast by the entire Board, or (b) by the affirmative vote of the holders of at least a majority in voting power of the stock present in person or represented by proxy and entitled to vote thereon, at an annual meeting of Stockholders, or at a special meeting thereof, at which a quorum is present, the notice of which meeting shall include the form of the proposed amendment or supplement to or modification of these Restated Bylaws or of the proposed new bylaws, or a summary thereof.

  I, The Undersigned, Secretary of UAL CORPORATION, a corporation of the State of Delaware, HEREBY CERTIFY that the foregoing is a true, correct and complete copy of the Restated Bylaws of said Corporation as at present in force.

  In Witness Whereof, I have hereunto subscribed my name and affixed the seal
of this Corporation this    day of      , 1994.

Secretary
UAL CORPORATION

                                      C12

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of Delaware empowers each of the Registrants to indemnify, subject to the standards herein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of a Registrant or was serving as such with respect to another corporation or other entity at the request of a Registrant. Article Sixth (b) of each of the Registrants' Restated Certificates of Incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the applicable Registrant shall be indemnified and held harmless by the applicable Registrant to the fullest extent authorized by the General Corporation Law of Delaware against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Article Sixth (b) are contractual rights and include the right to be paid by the applicable Registrant the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

  Article SIXTH (a) of each of the Registrants' Restated Certificate of Incorporation and the proposed Restated Certificate of Incorporation of UAL provides that the applicable Registrant's directors will not be personally liable to the applicable Registrant or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except for liability (a) for any breach of the duty of loyalty to the applicable Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or
(d) for any transaction from which directors derive improper personal benefit.

  The Registrants maintain directors and officers liability insurance covering all directors and officers of the Registrants against claims arising out of the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
     2.1   Amended and Restated Agreement and Plan of Recapitalization dated as of March 25, 1994, among UAL, Air Line Pilots Association,
            International UAL-MEC and the International Association of
            Machinists and Aerospace Workers, including all schedules and exhibits thereto (attached as Exhibit A to the Proxy
            Statement/Prospectus filed in this Registration Statement).
     2.2   Letter agreement dated as of March 25, 1994, among UAL, Air Line
            Pilots Association, International UAL-MEC and the International
            Association of Machinists and Aerospace Workers (filed as Exhibit
            10.2 to UAL's Form 8-K dated March 28, 1994 and incorporated herein by reference).
     2.3   Letter agreement dated as of March 25, 1994, between UAL and State
            Street Bank and Trust Company (filed as Exhibit 10.3 to UAL's Form
            8-K dated March 28, 1994 and incorporated herein by reference).
     3.1   UAL's Restated Certificate of Incorporation as filed in Delaware on
            November 1, 1993 (filed as Exhibit 3.1 of UAL's Quarterly Report on
            Form 10-Q for the quarter ended September 30, 1993 and incorporated herein by reference).

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
    3.2    UAL's Bylaws, as amended on October 28, 1993 (filed as Exhibit 3.2 of UAL's Quarterly Report on Form 10-Q for the quarter ended
            September 30, 1993 and incorporated herein by reference).
    3.3    United's Restated Certificate of Incorporation, as amended March 13,
            1992 (filed as Exhibit 3.1 of United's Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference).
    3.4    United's Bylaws, as amended on June 25, 1987 (filed as Exhibit 3(b)
            to United's S-1 Registration Statement (Nos. 33-21220 and 22-18246)
            effective June 3, 1988, and incorporated herein by reference).
    4.1    UAL's Proposed Restated Certificate of Incorporation, to be filed in connection with the consummation of the Recapitalization (attached as Exhibit B to the Proxy Statement/Prospectus filed in this
            Registration Statement).
    4.2    UAL's Proposed Restated Bylaws, to be adopted in connection with the consummation of the Recapitalization (attached as Exhibit C to the
            Proxy Statement/Prospectus filed in this Registration Statement).
    4.3    Form of Deposit Agreement between UAL and the Holders from Time to
            Time of the Depositary Receipts Described therein (filed as Exhibit
            10.1(C) to UAL's Form 8-K dated June 3, 1994 and incorporated herein by reference).
    4.4    Rights Agreement dated as of December 11, 1986 between UAL and
            Morgan Shareholder Services Trust Company, as Rights Agent (filed as Exhibit 4.1 of UAL's Annual Report on Form 10-K for the year ended December 31, 1992 and incorporated herein by reference;
            Amendment Nos. 1, 2, 3 and 4 thereto filed, respectively, as (i)
            Exhibit 2 to UAL's Form 8 dated February 26, 1988, (ii) Exhibit 3 to Registrant's Form 8 dated July 28, 1989, (iii) Exhibit 4 to
            UAL's Form 8 dated September 26, 1989, and (iv) Exhibit to UAL's
            Form 8 dated February 3, 1993, and each incorporated herein by reference).
    4.5    Indenture dated as of July 1, 1991 between United and The Bank of
            New York providing for the Issuance of Senior Debt Securities in
            Series (filed as Exhibit 4(a) of United's Registration Statement
            Form S-3 (No. 33-57192) and incorporated herein by reference).
    4.6    Form of Officer's Certificate relating to United's Series A
            Debentures due 2004 and United Series B Debentures due 2014 (filed as Schedule 1.3 to Exhibit 10.1 of UAL's Form 8-K dated March 28,
            1994 and incorporated herein by reference).
    4.7    UAL's Registration Statement Form S-3 (No. 33-57192) filed on
            January 21, 1993, relating to the offer of up to $1,500,000,000
            Convertible Debt Securities, Preferred Stock and Common Stock and
            United Air Lines, Inc. Debt Securities, Warrants to Purchase Debt
            Securities, Equipment Trust Certificates and/or Pass-Through
            Certificates, and incorporated herein by reference; Amendment Nos.
            1, 2, 3 and 4 to UAL Registration Statement Form S-3 (No. 33-57192)
            filed on January 21, March 19, May 7 and May 28, 1993,
            respectively, and each incorporated herein by reference.
           UAL's indebtedness under any single instrument, or any potential indebtedness under any instruments except as described in Exhibit
            4.6, does not exceed 10% of UAL's total assets on a consolidated basis. Copies of such instruments will be furnished to the
            Commission upon request.
    4.8    United's Registration Statement Form S-3 (No. 33-46033) filed on
            January 21, 1993, relating to the offer of $1,500,000,000 Debt
            Securities, Preferred Stock and Common Stock and incorporated herein by reference; Amendment Nos. 1, 2, 3 and 4 to UAL's (File
            No. 1-6033) Registration Statement Form S-3 (No. 33-46033) filed on
            January 21, March 19, May 7 and May 28, 1993, respectively, and each incorporated herein by reference.
           United's indebtedness under any single instrument, other than
            Exhibit 4.7, does not exceed 10% of United's total assets on a consolidated basis. Copies of such instruments will be furnished to the Commission upon request.
    4.9    Form of Stock Certificate of Common Stock, par value $0.01 per share, of UAL.
    4.10   Form of Stock Certificate of Series B Preferred Stock of UAL.
    4.11   Form of Stock Certificate of Series D Redeemable Preferred Stock, no
            par value, of UAL.
       5   Opinion of Skadden, Arps, Slate, Meagher & Flom as to the legality of the Securities dated as of June 10, 1994.
       7   Opinion of Skadden, Arps, Slate, Meagher & Flom as to liquidity preference (see Exhibit No. 5).

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
       8   Tax Opinion of Skadden, Arps, Slate, Meagher & Flom dated as of June
            10, 1994.
    10.1   Letter Agreement, dated December 22, 1993, among UAL Corporation,
            Air Line Pilots Association, International UAL-MEC and the
            International Association of Machinists and Aerospace Workers
            (filed as Exhibit 10.1 to UAL's Form 8-K dated December 22, 1993 and incorporated herein by reference; amendment thereto filed as
            Exhibit 10.1 to UAL's Form 8-K dated February 4, 1994 and
            incorporated herein by reference).
    10.2   Letter Agreement No. 6-1162-DLJ-1193 dated January 25, 1994 to
            Agreement dated December 18, 1990 between The Boeing Company, as seller, and United Air Lines, Inc., and United Worldwide
            Corporation, as buyer, for the acquisition of Boeing 777-200 aircraft (as previously amended and supplemented, "777-200 Purchase
            Agreement" (filed as Exhibit 10.7 to UAL's Annual Report on Form
            10-K for the year ended December 31, 1990 and incorporated herein by reference; supplements thereto filed as Exhibits 10.1, 10.2 and
            10.22 to UAL's Quarterly Report on Form 10-Q for the quarter ended
            June 30, 1993, and incorporated herein by reference)) (filed as
            Exhibit 10.2 to UAL's Annual Report on Form 10-K for the year ended
            December 31, 1993, as amended, with a request for confidential treatment of certain portions, and incorporated herein by
            reference).
    10.3   Supplemental Agreement No. 5 dated January 17, 1994 to Agreement dated December 18, 1990 between The Boeing Company, as seller, and
            United Air Lines, Inc., and United Worldwide Corporation, as buyer, for the acquisition of Boeing 747-400 aircraft (as previously amended and supplemented, "747-400 Purchase Agreement" (filed as
            Exhibit 10.8 to UAL's Annual Report on Form 10-K for the year ended
            December 31, 1990, and incorporated herein by reference;
            supplements thereto filed as (i) Exhibits 10.4 and 10.5 to UAL's
            Annual Report on Form 10-K for the year ended December 31, 1991 and
            (ii) Exhibits 10.3, 10.4, 10.5, 10.6 and 10.22 to UAL's Quarterly
            Report on Form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference)) (filed as Exhibit 10.3 to UAL's
            Annual Report on Form 10-K for the year ended December 31, 1993, as amended, with a request for confidential treatment of certain portions, and incorporated herein by reference).
    10.4   Amendment No. 1 dated as of November 24, 1993 to A320 Purchase
            Agreement dated August 10, 1992 between AVSA, S.A.R.L., as seller, and United Air Lines, Inc., as buyer, for the acquisition of Airbus
            Industrie A320-200 model aircraft (as previously amended and supplemented, "A320-200 Purchase Agreement" (filed as Exhibit 10.14 to UAL's Annual Report on Form 10-K for the year ended December 31,
            1992, and incorporated herein by reference)) (filed as Exhibit 10.4 to UAL's Annual Report on Form 10-K for the year ended December 31,
            1993, as amended, with a request for confidential treatment of certain portions, and incorporated herein by reference).
    10.5   Amendment No. 1 dated as of November 24, 1993 to Letter Agreement
            No. 8 dated as of August 10, 1992 to A320-200 Purchase Agreement
            (filed as Exhibit 10.5 to UAL's Annual Report on Form 10-K for the
            year ended December 31, 1993, as amended, with a request for confidential treatment of certain portions, and incorporated herein by reference).
    10.6   Agreement dated March 1, 1990 between The Boeing Company and United
            Air Lines, Inc., as amended and supplemented, for the acquisition of Boeing 767-300ER aircraft (filed as Exhibit (10)L to UAL's
            Annual Report on Form 10-K for the year ended December 31, 1989, and incorporated herein by reference; supplements thereto filed as
            (i) Exhibits 10.7, 10.8, 10.9 and 10.10 to UAL's Annual Report on
            Form 10-K for the year ended December 31, 1991, and (ii) Exhibits
            10.7, 10.8, 10.9, 10.10, 10.11, 10.12, 10.13 and 10.22 to UAL's
            Quarterly Report on Form 10-Q for the quarter ended June 30, 1993, and incorporated herein by reference).
    10.7   Agreement dated April 26, 1989 between The Boeing Company and United
            Air Lines, Inc., as amended and supplemented, for the acquisition of Boeing 757-200 and 737 aircraft (filed as Exhibit (10)K to UAL's
            Annual Report on Form 10-K for the year ended December 31, 1989, and incorporated herein by reference; supplements thereto filed as
            (i) Exhibits 10.12 and 10.13 to UAL's Annual Report on Form 10-K
            for the year ended December 31, 1991, and (ii) Exhibits 10.14,
            10.15, 10.16, 10.17, 10.18, 10.19 and 10.22 to UAL's Quarterly
            Report on Form 10-Q for the quarter ended June 30, 1993, and incorporated herein by reference).

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
    10.8   An amended and restated agreement, dated March 19, 1992, between The
            Boeing Company and United Air Lines, Inc., for the acquisition of
            Boeing 737 aircraft (filed as Exhibit 10.15 to UAL's Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference; supplements thereto filed as Exhibits 10.20,
            10.21 and 10.22 to UAL's Quarterly Report on Form 10-Q for the
            quarter ended June 30, 1993, and incorporated herein by reference).
    10.9   Letter Agreement among the State of Indiana, the City of
            Indianapolis, the Indianapolis Airport Authority and United Air
            Lines, Inc. dated June 15, 1992, amending the Agreement dated
            November 21, 1991, concerning United's aircraft maintenance facility ("MOC II Agreement" (filed as Exhibit 10.29 to UAL's
            Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference)) (filed as Exhibit 10.9 to
            UAL's Annual Report on Form 10-K for the year ended December 31,
            1993 and incorporated herein by reference).
    10.10  Letter Agreement among the State of Indiana, the City of
            Indianapolis, the Indianapolis Airport Authority and United Air
            Lines, Inc. dated December 23, 1993, amending the MOC II Agreement
            (filed as Exhibit 10.10 to UAL's Annual Report on Form 10-K for the
            year ended December 31, 1993, as amended, and incorporated herein by reference).
    10.11  Employees' Stock Purchase Plan of UAL Corporation, as amended
            February 1, 1993 (filed as Exhibit 10.25 to UAL's Annual Report on
            Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).
    10.12  UAL's 1981 Incentive Stock Program (filed as Exhibit 10.26 to UAL's
            Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).
    10.13  UAL's 1988 Restricted Stock Plan, as amended July 1, 1993 (filed as
            Exhibit 10.23 to UAL's Quarterly Report on Form 10-Q for the
            quarter ended June 30, 1993, and incorporated herein by reference).
    10.14  Form of Option Agreement Amendment dated as of February 24, 1994 for
            UAL's Section 16 officers (filed as Exhibit 10.14 to UAL's Annual
            Report on Form 10-K for the year ended December 31, 1993, as amended, and incorporated herein by reference).
    10.15  Form of Option Agreement between UAL and officers and certain other key employees of United (filed as Exhibit 10.28 to UAL's Quarterly
            Report on Form 10-Q for the quarter ended June 30, 1993, and incorporated herein by reference).
    10.16  UAL's Incentive Compensation Plan, as amended June 30, 1988 (filed as Exhibit (10)C to UAL's Annual Report on Form 10-K for the year ended December 31, 1988, and incorporated herein by reference).
    10.17  United Supplemental Retirement Plan (filed as Exhibit 10.42 to UAL's
            Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).
    10.18  UAL Corporation Retirement Plan for Outside Directors (filed as
            Exhibit 10.43 to UAL's Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference; as amended by Exhibit 10.30 to UAL's Quarterly Report on Form 10-Q for
            the quarter ended June 30, 1993, and incorporated herein by reference).
    10.19  UAL Corporation 1992 Stock Plan for Outside Directors (filed as
            Exhibit 10.44 to UAL's Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).
    10.20  Description of Complimentary Travel and Cargo Carriage Benefits for
            UAL Directors (filed as Exhibit 10.20 to UAL's Annual Report on
            Form 10-K for the year ended December 31, 1993, as amended, and incorporated herein by reference).
    10.21  Split Dollar Insurance Program (filed as Exhibit 10.46 to UAL's
            Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).
    10.22  Composite Employment Agreement between UAL, United and John C. Pope, dated as July 1, 1993 (filed as Exhibit 10.1 to UAL's Form 10-Q for the quarter ended September 30, 1993 and incorporated herein by reference; and incorporating herein by reference paragraph 4.C. of
            Employment Agreement between UAL and Pope dated January 11, 1988 and filed as Exhibit (10)I to UAL's Annual Report on Form 10-K for
            the year ended December 31, 1988).
    10.23  Composite Employment Agreement between UAL, United and Stephen M.
            Wolf, dated as of July 1, 1993 (filed as Exhibit 10.2 to UAL's Form
            10-Q for the quarter ended September 30, 1993, and incorporated herein by reference; and incorporating by reference herein Appendix
            3 to Employment Agreement between UAL, United and Stephen M. Wolf, dated December 9, 1987 (filed as Exhibit 10.30 to UAL's Annual
            Report on Form 10-K for the year ended December 31, 1992)).

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
    10.24  Accidental Death and Dismemberment Insurance Program (filed as
            Exhibit 10.47 to UAL's Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).
    10.25  Financial Advisory Services Program (filed as Exhibit 10.48 to UAL's
            Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).
    10.26  Social Club Membership Program (filed as Exhibit 10.26 to UAL's
            Annual Report on Form 10-K for the year ended December 31, 1993, as amended, and incorporated herein by reference).
    10.27  Arrangement for Supplemental Long Term Disability (filed as Exhibit
            10.50 to UAL's Annual Report on Form 10-K for the year ended
            December 31, 1992, and incorporated herein by reference).
    10.28  Arrangement for use of United Cars (filed as Exhibit 10.51 to UAL's
            Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).
    10.29  Arrangement for UAL and United Officers' Travel Benefits (filed as
            Exhibit 10.52 to UAL's Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).
    10.30  Form of Restricted Stock Deposit Agreement between UAL and officers and certain other key employees of United (filed as Exhibit 10.29 to UAL's Form 10-Q for the quarter ended June 30, 1993, as amended, and incorporated herein by reference).
    10.31  Form of Severence Agreement between United and officers of United other than Messrs. Stephen M. Wolf and John C. Pope (filed as
            Exhibit 10.27 to UAL's Form 10-Q for the quarter ended June 30,
            1993 and incorporated herein by reference).
    10.32  Amendment No. 1 to Preferred Stock Purchase Agreement dated as of
            June 2, 1994 between UAL and State Street Bank and Trust Company
            (filed as Exhibit 10.1(I) to UAL's Form 8-K dated June 3, 1994 and incorporated herein by reference).
    10.33  Form of Employee Stock Ownership Trust Non-Recourse ESOP Note A of
            UAL by State Street Bank and Trust Company (filed as Exhibit A to
            Exhibit 10.1(I) to UAL's Form
            8-K dated June 3, 1994 and incorporated herein by reference).
    10.34  Form of Employee Stock Ownership Plan Trust Agreement between UAL and State Street Bank and Trust Company (filed as Exhibit 10.1(E)
            to UAL's Form 8-K dated June 3, 1994 and incorporated herein by reference).
    10.35  Employee Stock Ownership Plan Effective as of [July 1,] 1994 (filed as Exhibit 10.1(F) to UAL's Form 8-K dated June 3, 1994 and incorporated herein by reference).
    10.36  Form of Stock Subscription Agreement between UAL and State Street
            Bank and Trust Company (filed as Schedule 1.6(b)(i) to Exhibit 10.1 to UAL's Form 8-K dated March 28, 1994 and incorporated herein by reference).
    10.37  Form of Supplemental ESOP Trust Agreement Effective [July 1,] 1994
            between UAL and State Street Bank and Trust Company (filed as
            Exhibit 10.1(H) to UAL's Form 8-K dated June 3, 1994 and
            incorporated by reference).
    10.38  Supplemental ESOP Effective as of [July 1,] 1994 (filed as Exhibit
            10.1(G) to UAL's Form 8-K filed June 3, 1994 and incorporated herein by reference).
    10.39  Form of Class I Junior Preferred Stock Subscription Agreement
            between UAL, Air Line Pilots Association, International,
            International Association of Machinists and Aerospace Workers and
            [Name of individual to become an Independent Director/Class I
            Preferred Stockholder] (filed as Schedule 1.6(c) to Exhibit 10.1 to
            UAL's Form 8-K dated March 28, 1994 and incorporated herein by reference).
    10.40  Form of Class Pilot MEC Junior Preferred Stock Subscription
            Agreement between UAL and United Airlines Pilots Master Executive
            Council of the Air Line Pilots Association, International (filed as
            Exhibit 10.1(J) to UAL's Form 8-K dated June 3, 1994 and
            incorporated herein by reference).
    10.41  Form of Class IAM Junior Preferred Stock Subscription Agreement
            between UAL and International Association of Machinists and
            Aerospace Workers (filed as Exhibit 10.1(K) to UAL's Form 8-K dated
            June 3, 1994 and incorporated herein by reference).

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------


    10.42  Form of Class SAM Preferred Stock Subscription Agreement between UAL and [Name of individual to become the Salaried/Management Employee
            Director/Class SAM Shareholder] and [Name of individual to be additional Class SAM Shareholder] (filed as Exhibit 10.1(L) to
            UAL's Form 8-K dated June 3, 1994 and incorporated herein by reference).
    10.43  Amendment to the UAL, Inc. 1991 Incentive Stock Program to become effective as of the date of consummation of the Recapitalization
            (filed as Schedule 3.2(i) to Exhibit 10.1 to UAL's Form 8-K dated
            March 28, 1994 and incorporated herein by reference).
    10.44  Amendment to the UAL Corporation 1988 Restricted Stock Plan to
            become effective as of the date of consummation of the
            Recapitalization (filed as Exhibit 10.1(N) to UAL's Form 8-K dated
            June 3, 1994 and incorporated herein by reference).
    10.45  Amendment to the UAL Corporation Incentive Compensation Plan to
            become effective as of the date of consummation of the
            Recapitalization (filed as Exhibit 10.1(O) to UAL's Form 8-K dated
            June 3, 1994 and incorporated herein).
    10.46  Form of Class I Junior Preferred Stockholders' Agreement between
            UAL, Air Line Pilots Association, International, International
            Association of Machinists and Aerospace Workers, [Name of initial independent director], [Name of initial independent director],
            [Name of initial independent director] and [Name of initial independent director] (filed as Exhibit 10.1(Q) to UAL's Form 8-K dated June 3, 1994 and incorporated herein by reference).
    10.47  Form of Class SAM Preferred Stockholders' Agreement between UAL and
            [Name of individual to become the Salaried/Management Employee
            Director/Class SAM Shareholder] and [Name of the most senior executive of United who has primary responsibility for human resources immediately prior to the Effective Time] (filed as
            Exhibit 10.1(R) to UAL's Form 8-K dated June 3, 1994 and
            incorporated herein by reference).
    10.48  UAL Corporation Retirement Plan for Outside Directors, as amended
            (filed as Exhibit 10.1 to UAL's Quarterly Report on Form 10-Q for
            the quarter ended March 31, 1994 and incorporated herein by reference).
    11.1   Calculation of fully diluted net earnings per share (filed as
            Exhibit 11 to UAL's Annual Report on Form 10-K for the year ended
            December 31, 1993, as amended, and incorporated herein by
            reference).
    11.2   Calculation of fully diluted net earnings per share (filed as
            Exhibit 11 to UAL's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 and incorporated herein by reference).
    12.1   UAL's Calculation of Pro Forma Ratio of Earnings to Fixed Charges.
   +12.2   UAL's Calculation of Pro Forma Ratio of Earnings to Fixed Charges
            and Preferred Stock Dividend Requirements.
   +12.3   United's Calculation of Pro Forma Ratio of Earnings to Fixed
            Charges.
    12.4   Computation of UAL's Ratio of Earnings to Fixed Charges (filed as
            Exhibit 12.1 to UAL's Annual Report on Form 10-K for the year ended
            December 31, 1993, as amended, and incorporated herein be
            reference).
    12.5   Computation of UAL's Ratio of Earnings to Fixed Charges and
            Preferred Stock Dividend Requirements (filed as Exhibit 12.2 to
            UAL's Annual Report on Form 10-K for the year ended December 31,
            1993, as amended, and incorporated herein by reference).
    12.6   Computation of UAL's Ratio of Earnings to Fixed Charges (filed as
            Exhibit 12.1 to UAL's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 and incorporated herein by reference).
    12.7   Computation of UAL's Ratio of Earnings to Fixed Charges and
            Preferred Stock Dividends (filed as Exhibit 12.2 to UAL's Quarterly
            Report on Form 10-Q for the quarter ended March 31, 1994 and incorporated herein by reference).
    12.8   Computation of United's Ratio of Earnings to Fixed Charges (filed as
            Exhibit 12 to United's Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference).

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
    12.13  Computation of United's Ratio of Earnings to Fixed Charges (filed as
            Exhibit 12.1 to United's Quarterly Report on Form 10-Q for the
            period ending March 31, 1994 and incorporated herein

    13.1   UAL Annual Report on Form 10-K for the year ended December 31, 1993, as amended (incorporated herein by reference).
    13.2   United Annual Report on Form 10-K for the year ended December 31,
            1993, as amended (incorporated herein by reference).
    13.3   UAL Quarterly Report on Form 10-Q for the quarter ended March 31,
            1994 (incorporated herein by reference).
    13.4   United Quarterly Report on Form 10-Q for the quarter ended March 31,
            1994 (incorporated herein by reference).
    22     List of UAL's subsidiaries (filed as Exhibit 22 to UAL's Annual
            Report on Form 10-K for the year ended December 31, 1993, as amended, and incorporated herein by reference).
    23.1   Consent of Arthur Andersen & Co. dated as of June 10, 1994.
   +23.2   Consent of KPMG Peat Marwick dated as of April 11, 1994.
   +23.3   Consent of CS First Boston Corporation dated as of April 12, 1994.
   +23.4   Consent of Lazard Freres & Co. dated as of April 12, 1994.
   +23.5   Consent of American Appraisal Associates, Inc. dated as of April 11,
            1994.
    23.6   Consent of Skadden, Arps, Slate, Meagher & Flom, included as part of
            Exhibit 5.
   +23.7   Consent of John F. McGillicuddy.
   +23.8   Consent of James J. O'Connor.
   +23.9   Consent of Paul E. Tierney.
   +23.10  Consent of Gerald Greenwald.
   +23.11  Consent of Duane D. Fitzgerald.
   +23.12  Consent of Richard D. McCormick.
   +23.13  Consent of John K. Van de Kamp.
   +23.14  Consent of Paul A. Volcker.
   +23.15  Consent of Joseph V. Vittoria.
   +23.16  Consent of Captain Roger D. Hall.
   +23.17  Consent of John Peterpaul.
   +24.1   Power of Attorney.
   +24.2   Power of Attorney.
   +25.1   Form T-1 of The Bank of New York with respect to the Series A
            Debentures.
   +25.2   Form T-1 of The Bank of New York with respect to the Series B
            Debentures.
    99.1   Form of Proxy.
   +99.2   Opinion of CS First Boston Corporation.
   +99.3   Opinion of Lazard Freres & Co.
    99.4   Opinion of American Appraisal Associates, Inc. dated as of March 14,
            1994 (filed as Schedule 5.9 to Exhibit 10.1 of UAL's Form 8-K dated
            March 28, 1994 and incorporated herein by reference).
   +99.5   Retention Agreement dated January 1, 1994 between Air Line Pilots
            Association, International, the International Association of
            Machinists and Aerospace Workers and Gerald Greenwald, attaching
            Employment Agreement between UAL Corporation and Gerald Greenwald to be entered into at the Effective Time.
    99.6   Financial Statements of the Covia Partnership (filed as Exhibit 99.1 to UAL's Annual Report on Form 10-K for the year ended December 31,
            1993, as amended, and incorporated herein by reference).
    99.7   Financial Statements of the Galileo International Partnership
            together with the report and consent of its independent public accountants (filed as Exhibit 99.2 to UAL's Annual Report on Form
            10-K for the year ended December 31, 1993, as amended, and incorporated herein by reference).
    99.8   Annual Report on Form 11-K for Employees' Stock Purchase Plan of UAL
            (filed as Exhibit 99.3 to UAL's Form 10-K for the year ended
            December 31, 1993, as amended, and incorporated herein by
            reference).

- --------

+ Previously filed.

ITEM 22. UNDERTAKINGS

  (a) Each of the undersigned Registrants hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of a Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the applicable Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (d) Each of undersigned Registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, 13, or 16 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (e) Each of the undersigned Registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN ELK GROVE TOWNSHIP, ILLINOIS, ON THE 8TH DAY OF JUNE, 1994.

                                          UAL Corporation

                                                     /s/ John C. Pope
                                          By___________________________________
                                             JOHN C. POPE PRESIDENT AND CHIEF
                                                     OPERATING OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES NOTED ON THIS 8TH DAY OF JUNE, 1994.


              SIGNATURE                         TITLE                DATE

                  *                     Director, and            June 8, 1994
- -------------------------------------    Chairman and Chief
           STEPHEN M. WOLF               Executive Officer

          /s/ John C. Pope              Director, and
- -------------------------------------    President and Chief     June 8, 1994
            JOHN C. POPE                 Operating Officer
                                         (principal
                                         accounting officer
                                         and principal
                                         financial officer)

                  *                     Director
- -------------------------------------                            June 8, 1994
          NEIL A. ARMSTRONG

                  *                     Director
- -------------------------------------                            June 8, 1994
          ANDREW F. BRIMMER

                  *                     Director
- -------------------------------------                            June 8, 1994
          RICHARD P. COOLEY

                  *                     Director
- -------------------------------------                            June 8, 1994
           CARLA A. HILLS

                  *                     Director
- -------------------------------------                            June 8, 1994
            FUJIO MATSUDA


             SIGNATURES                         TITLE                DATE

                  *                     Director
- -------------------------------------                            June 8, 1994
        JOHN F. MCGILLICUDDY

                  *                     Director
- -------------------------------------                            June 8, 1994
           HARRY MULLIKIN

                  *                     Director
- -------------------------------------                            June 8, 1994
          JAMES J. O'CONNOR

                  *                     Director
- -------------------------------------                            June 8, 1994
           FRANK A. OLSON

                  *                     Director
- -------------------------------------                            June 8, 1994
           RALPH STRANGIS

                  *                     Director
- -------------------------------------                            June 8, 1994
        PAUL E. TIERNEY, JR.

           /s/ John C. Pope
*By__________________________________
    John C. Pope, Attorney-in-fact

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN ELK GROVE TOWNSHIP, ILLINOIS, ON THE 8TH DAY OF JUNE, 1994.

                                          United Air Lines, Inc.

                                                     /s/ John C. Pope
                                          By___________________________________
                                             JOHN C. POPE PRESIDENT AND CHIEF
                                                     OPERATING OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES NOTED ON THIS 8TH DAY OF JUNE, 1994.


              SIGNATURE                         TITLE                DATE
                  *                     Director, and
- -------------------------------------    Chairman and Chief      June 8, 1994
           STEPHEN M. WOLF               Executive Officer
                                         (principal
                                         executive officer)

          /s/ John C. Pope              Director, President
- -------------------------------------    and Chief Operating     June 8, 1994
            JOHN C. POPE                 Officer (principal
                                         financial officer)

                  *                     Director, and
- -------------------------------------    Executive Vice          June 8, 1994
          LAWRENCE M. NAGIN              President--
                                         Corporate Affairs
                                         and General Counsel

                  *                     Director, and
- -------------------------------------    Executive Vice          June 8, 1994
          JAMES M. GUYETTE               President--
                                         Marketing and
                                         Planning

                  *                     Director, and Senior
- -------------------------------------    Vice President--        June 8, 1994
           PAUL G. GEORGE                Human Resources

                  *                     Director, and
- -------------------------------------    Executive Vice          June 8, 1994
       JOSEPH R. O'GORMAN, JR.           President--
                                         Operations

                  *                     Vice President--
- -------------------------------------    Corporate               June 8, 1994
          FREDERIC F. BRACE              Development and
                                         Controller
                                         (principal
                                         accounting officer)

           /s/ John C. Pope
*By__________________________________
    John C. Pope, Attorney-in-fact

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
   2.1   Agreement and Plan of Recapitalization dated as of March 25,
          1994, among UAL, Air Line Pilots Association, International
          UAL-MEC and the International Association of Machinists and
          Aerospace Workers, including all schedules and exhibits
          thereto (attached as Exhibit A to the Proxy
          Statement/Prospectus filed in this Registration Statement).
   2.2   Letter agreement dated as of March 25, 1994, among UAL, Air
          Line Pilots Association, International UAL-MEC and the
          International Association of Machinists and Aerospace Workers
          (filed as Exhibit 10.2 to UAL's Form 8-K dated March 28, 1994 and incorporated herein by reference).
   2.3   Letter agreement dated as of March 25, 1994, between UAL and
          State Street Bank and Trust Company (filed as Exhibit 10.3 to
          UAL's Form 8-K dated March 28, 1994 and incorporated herein by reference).
   3.1   UAL's Restated Certificate of Incorporation as filed in
          Delaware on November 1, 1993 (filed as Exhibit 3.1 of UAL's
          Quarterly Report on Form 10-Q for the quarter ended September
          30, 1993 and incorporated herein by reference).
   3.2   UAL's Bylaws, as amended on October 28, 1993 (filed as Exhibit
          3.2 of UAL's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 and incorporated herein by
          reference).
   3.3   United's Restated Certificate of Incorporation, as amended
          March 13, 1992 (filed as Exhibit 3.1 of United's Annual Report on Form 10-K for the year ended December 31, 1991, and
          incorporated herein by reference).
   3.4   United's Bylaws, as amended on June 25, 1987 (filed as Exhibit
          3(b) to United's S-1 Registration Statement (Nos. 33-21220 and
          22-18246) effective June 3, 1988, and incorporated herein by reference).
   4.1   UAL's Proposed Restated Certificate of Incorporation, to be
          filed in connection with the consummation of the
          Recapitalization (attached as Exhibit B to the Proxy
          Statement/Prospectus filed in this Registration Statement).
   4.2   UAL's Proposed Restated Bylaws, to be adopted in connection with the consummation of the Recapitalization (attached as
          Exhibit C to the Proxy Statement/Prospectus filed in this
          Registration Statement).
   4.3   Form of Deposit Agreement between UAL and the Holders from Time to Time of the Depositary Receipts Described therein (filed as
          Exhibit 10.1(C) to UAL's Form 8-K dated June 3, 1994 and
          incorporated herein by reference).
   4.4   Rights Agreement dated as of December 11, 1986 between UAL and
          Morgan Shareholder Services Trust Company, as Rights Agent
          (filed as Exhibit 4.1 of UAL's Annual Report on Form 10-K for the year ended December 31, 1992 and incorporated herein by reference; Amendment Nos. 1, 2, 3 and 4 thereto filed,
          respectively, as (i) Exhibit 2 to UAL's Form 8 dated February
          26, 1988, (ii) Exhibit 3 to Registrant's Form 8 dated July 28,
          1989, (iii) Exhibit 4 to UAL's Form 8 dated September 26,
          1989, and (iv) Exhibit to UAL's Form 8 dated February 3, 1993, and each incorporated herein by reference).
   4.5   Indenture dated as of July 1, 1991 between United and The Bank of New York providing for the Issuance of Senior Debt
          Securities in Series (filed as Exhibit 4(a) of United's
          Registration Statement Form S-3 (No. 33-57192) and
          incorporated herein by reference).
   4.6   Form of Officer's Certificate relating to United's Series A
          Debentures due 2004 and United Series B Debentures due 2014
          (filed as Schedule 1.3 to Exhibit 10.1 of UAL's Form 8-K dated
          March 28, 1994 and incorporated herein by reference).

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
   4.7   UAL's Registration Statement Form S-3 (No. 33-57192) filed on
          January 21, 1993, relating to the offer of up to
          $1,500,000,000 Convertible Debt Securities, Preferred Stock
          and Common Stock and United Air Lines, Inc. Debt Securities,
          Warrants to Purchase Debt Securities, Equipment Trust
          Certificates and/or Pass-Through Certificates, and
          incorporated herein by reference; Amendment Nos. 1, 2, 3 and 4 to UAL Registration Statement Form S-3 (No. 33-57192) filed on
          January 21, March 19, May 7 and May 28, 1993, respectively, and each incorporated herein by reference.
         UAL's indebtedness under any single instrument, or any
          potential indebtedness under any instruments except as
          described in Exhibit 4.6, does not exceed 10% of UAL's total assets on a consolidated basis. Copies of such instruments will be furnished to the Commission upon request.
   4.8   United's Registration Statement Form S-3 (No. 33-46033) filed on January 21, 1993, relating to the offer of $1,500,000,000
          Debt Securities, Preferred Stock and Common Stock and
          incorporated herein by reference; Amendment Nos. 1, 2, 3 and 4 to UAL's (File No. 1-6033) Registration Statement Form S-3
          (No. 33-46033) filed on January 21, March 19, May 7 and May
          28, 1993, respectively, and each incorporated herein by
          reference.
   4.9   Form of Stock Certificate of Common Stock, par value $0.01 per share, of UAL.
   4.10  Form of Stock Certificate of Series B Preferred Stock of UAL.
   4.11  Form of Stock Certificate of Series D Redeemable Preferred
          Stock, no par value, of UAL.
         United's indebtedness under any single instrument, other than
          Exhibit 4.7, does not exceed 10% of United's total assets on a consolidated basis. Copies of such instruments will be
          furnished to the Commission upon request.
      5  Opinion of Skadden, Arps, Slate, Meagher & Flom as to the
          legality of the Securities dated as of June 10, 1994.
      7  Opinion of Skadden, Arps, Slate, Meagher & Flom as to liquidity preference (see Exhibit No. 5).
      8  Tax Opinion of Skadden, Arps, Slate, Meagher & Flom dated as of
          June 10, 1994.
  10.1   Letter Agreement, dated December 22, 1993, among UAL
          Corporation, Air Line Pilots Association, International UAL-
          MEC and the International Association of Machinists and
          Aerospace Workers (filed as Exhibit 10.1 to UAL's Form 8-K dated December 22, 1993 and incorporated herein by reference;
          amendment thereto filed as Exhibit 10.1 to UAL's Form 8-K
          dated February 4, 1994 and incorporated herein by reference).
  10.2   Letter Agreement No. 6-1162-DLJ-1193 dated January 25, 1994 to
          Agreement dated December 18, 1990 between The Boeing Company, as seller, and United Air Lines, Inc., and United Worldwide
          Corporation, as buyer, for the acquisition of Boeing 777-200 aircraft (as previously amended and supplemented, "777-200
          Purchase Agreement" (filed as Exhibit 10.7 to UAL's Annual
          Report on Form 10-K for the year ended December 31, 1990 and incorporated herein by reference; supplements thereto filed as
          Exhibits 10.1, 10.2 and 10.22 to UAL's Quarterly Report on
          Form 10-Q for the quarter ended June 30, 1993, and
          incorporated herein by reference)) (filed as Exhibit 10.2 to
          UAL's Annual Report on Form 10-K for the year ended December
          31, 1993, as amended, with a request for confidential
          treatment of certain portions, and incorporated herein by
          reference).
  10.3   Supplemental Agreement No. 5 dated January 17, 1994 to
          Agreement dated December 18, 1990 between The Boeing Company, as seller, and United Air Lines, Inc., and United Worldwide
          Corporation, as buyer, for the acquisition of Boeing 747-400 aircraft (as previously amended and supplemented, "747-400
          Purchase Agreement" (filed as Exhibit 10.8 to UAL's Annual
          Report on Form 10-K for the year ended December 31, 1990, and incorporated herein by reference; supplements thereto filed as
          (i) Exhibits 10.4 and 10.5 to UAL's Annual Report on Form 10-K
          for the year ended December 31, 1991 and (ii) Exhibits 10.3,
          10.4, 10.5, 10.6 and 10.22 to UAL's Quarterly Report on Form
          10-Q for the quarter ended June 30, 1993 and incorporated
          herein by reference)) (filed as Exhibit 10.3 to UAL's Annual
          Report on Form 10-K for the year ended December 31, 1993, as amended, with a request for confidential treatment of certain portions, and incorporated herein by reference).

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
  10.4   Amendment No. 1 dated as of November 24, 1993 to A320 Purchase
          Agreement dated August 10, 1992 between AVSA, S.A.R.L., as seller, and United Air Lines, Inc., as buyer, for the
          acquisition of Airbus Industrie A320-200 model aircraft (as previously amended and supplemented, "A320-200 Purchase
          Agreement" (filed as Exhibit 10.14 to UAL's Annual Report on
          Form 10-K for the year ended December 31, 1992, and
          incorporated herein by reference)) (filed as Exhibit 10.4 to
          UAL's Annual Report on Form 10-K for the year ended December
          31, 1993, as amended, with a request for confidential
          treatment of certain portions, and incorporated herein by
          reference).
  10.5   Amendment No. 1 dated as of November 24, 1993 to Letter
          Agreement No. 8 dated as of August 10, 1992 to A320-200
          Purchase Agreement (filed as Exhibit 10.5 to UAL's Annual
          Report on Form 10-K for the year ended December 31, 1993, as amended, with a request for confidential treatment of certain portions, and incorporated herein by reference).
  10.6   Agreement dated March 1, 1990 between The Boeing Company and
          United Air Lines, Inc., as amended and supplemented, for the acquisition of Boeing 767-300ER aircraft (filed as Exhibit
          (10)L to UAL's Annual Report on Form 10-K for the year ended
          December 31, 1989, and incorporated herein by reference;
          supplements thereto filed as (i) Exhibits 10.7, 10.8, 10.9 and
          10.10 to UAL's Annual Report on Form 10-K for the year ended
          December 31, 1991, and (ii) Exhibits 10.7, 10.8, 10.9, 10.10,
          10.11, 10.12, 10.13 and 10.22 to UAL's Quarterly Report on
          Form 10-Q for the quarter ended June 30, 1993, and
          incorporated herein by reference).
  10.7   Agreement dated April 26, 1989 between The Boeing Company and
          United Air Lines, Inc., as amended and supplemented, for the acquisition of Boeing 757-200 and 737 aircraft (filed as
          Exhibit (10)K to UAL's Annual Report on Form 10-K for the year ended December 31, 1989, and incorporated herein by reference;
          supplements thereto filed as (i) Exhibits 10.12 and 10.13 to
          UAL's Annual Report on Form 10-K for the year ended December
          31, 1991, and (ii) Exhibits 10.14, 10.15, 10.16, 10.17, 10.18,
          10.19 and 10.22 to UAL's Quarterly Report on Form 10-Q for the
          quarter ended June 30, 1993, and incorporated herein by
          reference).
  10.8   An amended and restated agreement, dated March 19, 1992,
          between The Boeing Company and United Air Lines, Inc., for the
          acquisition of Boeing 737 aircraft (filed as Exhibit 10.15 to
          UAL's Annual Report on Form 10-K for the year ended December
          31, 1992, and incorporated herein by reference; supplements thereto filed as Exhibits 10.20, 10.21 and 10.22 to UAL's
          Quarterly Report on Form 10-Q for the quarter ended June 30,
          1993, and incorporated herein by reference).
  10.9   Letter Agreement among the State of Indiana, the City of
          Indianapolis, the Indianapolis Airport Authority and United
          Air Lines, Inc. dated June 15, 1992, amending the Agreement dated November 21, 1991, concerning United's aircraft
          maintenance facility ("MOC II Agreement" (filed as Exhibit
          10.29 to UAL's Annual Report on Form 10-K for the year ended
          December 31, 1991, and incorporated herein by reference))
          (filed as Exhibit 10.9 to UAL's Annual Report on Form 10-K for
          the year ended December 31, 1993, as amended, and incorporated herein by reference).
  10.10  Letter Agreement among the State of Indiana, the City of
          Indianapolis, the Indianapolis Airport Authority and United
          Air Lines, Inc. dated December 23, 1993, amending the MOC II
          Agreement (filed as Exhibit 10.10 to UAL's Annual Report on
          Form 10-K for the year ended December 31, 1993, as amended, and incorporated herein by reference).
  10.11  Employees' Stock Purchase Plan of UAL Corporation, as amended
          February 1, 1993 (filed as Exhibit 10.25 to UAL's Annual
          Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).
  10.12  UAL's 1981 Incentive Stock Program (filed as Exhibit 10.26 to
          UAL's Annual Report on Form 10-K for the year ended December
          31, 1992, and incorporated herein by reference).
  10.13  UAL's 1988 Restricted Stock Plan, as amended July 1, 1993
          (filed as Exhibit 10.23 to UAL's Quarterly Report on Form 10-Q
          for the quarter ended June 30, 1993, and incorporated herein by reference).
  10.14  Form of Option Agreement Amendment dated as of February 24,
          1994 for UAL's Section 16 officers (filed as Exhibit 10.14 to
          UAL's Annual Report on Form 10-K for the year ended December
          31, 1993, as amended, and incorporated herein by reference).

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
  10.15  Form of Option Agreement between UAL and officers and certain other key employees of United (filed as Exhibit 10.28 to UAL's
          Quarterly Report on Form 10-Q for the quarter ended June 30,
          1993, and incorporated herein by reference).
  10.16  UAL's Incentive Compensation Plan, as amended June 30, 1988
          (filed as Exhibit (10)C to UAL's Annual Report on Form 10-K for the year ended December 31, 1988, and incorporated herein by reference).
  10.17  United Supplemental Retirement Plan (filed as Exhibit 10.42 to
          UAL's Annual Report on Form 10-K for the year ended December
          31, 1992, and incorporated herein by reference).
  10.18  UAL Corporation Retirement Plan for Outside Directors (filed as
          Exhibit 10.43 to UAL's Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference;
          as amended by Exhibit 10.30 to UAL's Quarterly Report on Form
          10-Q for the quarter ended June 30, 1993, and incorporated herein by reference).
  10.19  UAL Corporation 1992 Stock Plan for Outside Directors (filed as
          Exhibit 10.44 to UAL's Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by
          reference).
  10.20  Description of Complimentary Travel and Cargo Carriage Benefits
          for UAL Directors (filed as Exhibit 10.20 to UAL's Annual
          Report on Form 10-K for the year ended December 31, 1993, as amended, and incorporated herein by reference).
  10.21  Split Dollar Insurance Program (filed as Exhibit 10.46 to UAL's
          Annual Report on Form 10-K for the year ended December 31,
          1992, and incorporated herein by reference).
  10.22  Composite Employment Agreement between UAL, United and John C.
          Pope, dated as July 1, 1993 (filed as Exhibit 10.1 to UAL's
          Form 10-Q for the quarter ended September 30, 1993 and
          incorporated herein by reference; and incorporating herein by reference paragraph 4.C. of Employment Agreement between UAL and Pope dated January 11, 1988 and filed as Exhibit (10)I to
          UAL's Annual Report on Form 10-K for the year ended December
          31, 1988).
  10.23  Composite Employment Agreement between UAL, United and Stephen
          M. Wolf, dated as of July 1, 1993 (filed as Exhibit 10.2 to
          UAL's Form 10-Q for the quarter ended September 30, 1993, and incorporated herein by reference; and incorporating by
          reference herein Appendix 3 to Employment Agreement between
          UAL, United and Stephen M. Wolf, dated December 9, 1987 (filed as Exhibit 10.30 to UAL's Annual Report on Form 10-K for the
          year ended December 31, 1992)).
  10.24  Accidental Death and Dismemberment Insurance Program (filed as
          Exhibit 10.47 to UAL's Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by
          reference).
  10.25  Financial Advisory Services Program (filed as Exhibit 10.48 to
          UAL's Annual Report on Form 10-K for the year ended December
          31, 1992, and incorporated herein by reference).
  10.26  Social Club Membership Program (filed as Exhibit 10.26 to UAL's
          Annual Report on Form 10-K for the year ended December 31,
          1993, as amended, and incorporated herein by reference).
  10.27  Arrangement for Supplemental Long Term Disability (filed as
          Exhibit 10.50 to UAL's Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by
          reference).
  10.28  Arrangement for use of United Cars (filed as Exhibit 10.51 to
          UAL's Annual Report on Form 10-K for the year ended December
          31, 1992, and incorporated herein by reference).
  10.29  Arrangement for UAL and United Officers' Travel Benefits (filed as Exhibit 10.52 to UAL's Annual Report on Form 10-K for the
          year ended December 31, 1992, and incorporated herein by
          reference).
  10.30  Form of Restricted Stock Deposit Agreement between UAL and officers and certain other key employees of United (filed as
          Exhibit 10.29 to UAL's Form 10-Q for the quarter ended June
          30, 1993, as amended, and incorporated herein by reference).
  10.31  Form of Severence Agreement between United and officers of
          United other than Messrs. Stephen M. Wolf and John C. Pope
          (filed as Exhibit 10.27 to UAL's Form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference).

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
  10.32  Amendment No. 1 to Preferred Stock Purchase Agreement dated as of June 2, 1994 between UAL and State Street Bank and Trust
          Company (filed as Exhibit 10.1(I) to UAL's Form
          8-K dated June 3, 1994 and incorporated herein by reference).
  10.33  Form of Employee Stock Ownership Trust Non-Recourse ESOP Note A
          of UAL by State Street Bank and Trust Company (filed as
          Exhibit A to Exhibit 10.1(I) to UAL's Form 8-K dated June 3,
          1994 and incorporated herein by reference).
  10.34  Form of Employee Stock Ownership Plan Trust Agreement between
          UAL and State Street Bank and Trust Company (filed as Exhibit
          10.1(E) to UAL's Form 8-K dated June 3, 1994 and incorporated herein by reference).
  10.35  Employee Stock Ownership Plan Effective as of [July 1,] 1994
          (filed as Exhibit 10.1(F) to UAL's Form 8-K dated June 3, 1994 and incorporated herein by reference).
  10.36  Form of Stock Subscription Agreement between UAL and State
          Street Bank and Trust Company (filed as Schedule 1.6(b)(i) to
          Exhibit 10.1 to UAL's Form 8-K dated March 28, 1994 and
          incorporated herein by reference).
  10.37  Form of Supplemental ESOP Trust Agreement Effective [July 1,]
          1994 between UAL and State Street Bank and Trust Company
          (filed as Exhibit 10.1(H) to UAL's Form 8-K dated June 3, 1994 and incorporated by reference).
  10.38  Supplemental ESOP Effective as of [July 1,] 1994 (filed as
          Exhibit 10.1(G) to UAL's Form 8-K filed June 3, 1994 and
          incorporated herein by reference).
  10.39  Form of Class I Junior Preferred Stock Subscription Agreement
          between UAL, Air Line Pilots Association, International,
          International Association of Machinists and Aerospace Workers
          and [Name of individual to become an Independent
          Director/Class I Preferred Stockholder] (filed as Schedule
          1.6(c) to Exhibit 10.1 to UAL's Form 8-K dated March 28, 1994 and incorporated herein by reference).
  10.40  Form of Class Pilot MEC Junior Preferred Stock Subscription
          Agreement between UAL and United Airlines Pilots Master
          Executive Council of the Air Line Pilots Association,
          International (filed as Exhibit 10.1(J) to UAL's Form 8-K
          dated June 3, 1994 and incorporated herein by reference).
  10.41  Form of Class IAM Junior Preferred Stock Subscription Agreement
          between UAL and International Association of Machinists and
          Aerospace Workers (filed as Exhibit 10.1(K) to UAL's Form 8-K dated June 3, 1994 and incorporated herein by reference).
  10.42  Form of Class SAM Preferred Stock Subscription Agreement
          between UAL and [Name of individual to become the
          Salaried/Management Employee Director/Class SAM Shareholder]
          and [Name of individual to be additional Class SAM
          Shareholder] (filed as Exhibit 10.1(L) to UAL's Form 8-K dated
          June 3, 1994 and incorporated herein by reference).
  10.43  Amendment to the UAL, Inc. 1991 Incentive Stock Program to
          become effective as of the date of consummation of the
          Recapitalization (filed as Schedule 3.2(i) to Exhibit 10.1 to
          UAL's Form 8-K dated March 28, 1994 and incorporated herein by reference).
  10.44  Amendment to the UAL Corporation 1988 Restricted Stock Plan to
          become effective as of the date of consummation of the
          Recapitalization (filed as Exhibit 10.1(N) to UAL's Form 8-K dated June 3, 1994 and incorporated herein by reference).
  10.45  Amendment to the UAL Corporation Incentive Compensation Plan to
          become effective as of the date of consummation of the
          Recapitalization (filed as Exhibit 10.1(O) to UAL's Form 8-K dated June 3, 1994 and incorporated herein).
  10.46  Form of Class I Junior Preferred Stockholders' Agreement
          between UAL, Air Line Pilots Association, International,
          International Association of Machinists and Aerospace Workers,
          [Name of initial independent director], [Name of initial
          independent director], [Name of initial independent director]
          and [Name of initial independent director] (filed as Exhibit
          10.1(Q) to UAL's Form 8-K dated June 3, 1994 and incorporated herein by reference).

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
  10.47  Form of Class SAM Preferred Stockholders' Agreement between UAL and [Name of individual to become the Salaried/Management
          Employee Director/Class SAM Shareholder] and [Name of the most senior executive of United who has primary responsibility for human resources immediately prior to the Effective Time]
          (filed as Exhibit 10.1(R) to UAL's Form 8-K dated June 3, 1994 and incorporated herein by reference).
  10.48  UAL Corporation Retirement Plan for Outside Directors, as
          amended (filed as Exhibit 10.1 to UAL's Quarterly Report on
          Form 10-Q for the quarter ended March 31, 1994 and
          incorporated herein by reference).
  11.1   Calculation of fully diluted net earnings per share (filed as
          Exhibit 11 to UAL's Annual Report on Form 10-K for the year ended December 31, 1993, as amended, and incorporated herein by reference).
  11.2   Calculation of fully diluted net earnings per share (filed as
          Exhibit 11 to UAL's Quarterly Report on Form 10-Q for the
          quarter ended March 31, 1994 and incorporated herein by
          reference).
  12.1   UAL's Calculation of Pro Forma Ratio of Earnings to Fixed
          Charges.
 +12.2   UAL's Calculation of Pro Forma Ratio of Earnings to Fixed
          Charges and Preferred Stock Dividend Requirements.
 +12.3   United's Calculation of Pro Forma Ratio of Earnings to Fixed
          Charges.
  12.4   Computation of UAL's Ratio of Earnings to Fixed Charges (filed as Exhibit 12.1 to UAL's Annual Report on Form 10-K for the
          year ended December 31, 1993, as amended, and incorporated herein be reference).
  12.5   Computation of UAL's Ratio of Earnings to Fixed Charges and
          Preferred Stock Dividend Requirements (filed as Exhibit 12.2 to UAL's Annual Report on Form 10-K for the year ended
          December 31, 1993, as amended, and incorporated herein by
          reference).
  12.6   Computation of UAL's Ratio of Earnings to Fixed Charges (filed as Exhibit 12.1 to UAL's Quarterly Report on Form 10-Q for the
          quarter ended March 31, 1994 and incorporated herein by
          reference).
  12.7   Computation of UAL's Ratio of Earnings to Fixed Charges and
          Preferred Stock Dividends (filed as Exhibit 12.2 to UAL's
          Quarterly Report on Form 10-Q for the quarter ended March 31,
          1994 and incorporated herein by reference).
  12.8   Computation of United's Ratio of Earnings to Fixed Charges
          (filed as Exhibit 12 to United's Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference).
  12.9   Computation of United's Ratio of Earnings to Fixed Charges
          (filed as Exhibit 12.1 to United's Quarterly Report on Form
          10-Q for the period ending March 31, 1994 and incorporated herein by reference).
  13.1   UAL Annual Report on Form 10-K for the year ended December 31,
          1993, as amended (incorporated herein by reference).
  13.2   United Annual Report on Form 10-K for the year ended December
          31, 1993, as amended (incorporated herein by reference).
  13.3   UAL Quarterly Report on Form 10-Q for the quarter ended March
          31, 1994 (incorporated herein by reference).
  13.4   United Quarterly Report on Form 10-Q for the quarter ended
          March 31, 1994 (incorporated herein by reference).
  22     List of UAL's subsidiaries (filed as Exhibit 22 to UAL's Annual
          Report on Form 10-K for the year ended December 31, 1993, as amended, and incorporated herein by reference).
  23.1   Consent of Arthur Andersen & Co. dated as of May 18, 1994.

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
 +23.2   Consent of KPMG Peat Marwick dated as of April 11, 1994.
 +23.3   Consent of CS First Boston Corporation dated as of April 12,
          1994.
 +23.4   Consent of Lazard Freres & Co. dated as of April 12, 1994.
 +23.5   Consent of American Appraisal Associates, Inc. dated as of
          April 11, 1994.
  23.6   Consent of Skadden, Arps, Slate, Meagher & Flom, included as part of Exhibit 5.1.
 +23.7   Consent of John F. McGillicuddy.
 +23.8   Consent of James J. O'Connor.
 +23.9   Consent of Paul E. Tierney.
 +23.10  Consent of Gerald Greenwald.
 +23.11  Consent of Duane D. Fitzgerald.
 +23.12  Consent of Richard D. McCormick.
 +23.13  Consent of John K. Van de Kamp.
 +23.14  Consent of Paul A. Volcker.
 +23.15  Consent of Joseph V. Vittoria.
 +23.16  Consent of Captain Roger D. Hall.
 +23.17  Consent of John Peterpaul.
 +24.1   Power of Attorney.
 +24.2   Power of Attorney.
 +25.1   Form T-1 of The Bank of New York, with respect to the Series A
          Debentures.
 +25.2   Form T-1 of The Bank of New York, with respect to the Series B
          Debentures.
  99.1   Form of Proxy.
 +99.2   Opinion of CS First Boston Corporation.
 +99.3   Opinion of Lazard Freres & Co.
  99.4   Opinion of American Appraisal Associates, Inc. dated as of
          March 14, 1994 (filed as Schedule 5.9 to Exhibit 10.1 of UAL's
          Form 8-K dated March 28, 1994 and incorporated herein by
          reference).
 +99.5   Retention Agreement dated January 1, 1994 between Air Line
          Pilots Association, International, the International
          Association of Machinists and Aerospace Workers and Gerald
          Greenwald, attaching Employment Agreement between UAL
          Corporation and Gerald Greenwald to be entered into at the
          Effective Time.
  99.6   Financial Statements of the Covia Partnership (filed as Exhibit
          99.1 to UAL's Annual Report on Form 10-K for the year ended
          December 31, 1993, as amended, and incorporated herein by
          reference).
  99.7   Financial Statements of the Galileo International Partnership
          together with the report and consent of its independent public accountants (filed as Exhibit 99.2 to UAL's Annual Report on
          Form 10-K for the year ended December 31, 1993, as amended, and incorporated herein by reference).
  99.8   Annual Report on Form 11-K for Employees' Stock Purchase Plan
          of UAL (filed as Exhibit 99.3 to UAL's Form 10-K for the year ended December 31, 1993, as amended, and incorporated herein by reference).

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+ Previously filed.